   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2000


                                                      REGISTRATION NO. 333-12208
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3


                                       TO
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              TERRA NETWORKS, S.A.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              TERRA NETWORKS, INC.
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

         KINGDOM OF SPAIN                         7375                          NOT APPLICABLE
         (JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          VIA DE LAS DOS CASTILLAS, 33
                                 COMPLEJO ATICA
                                   EDIFICIO L
                               POZUELO DE ALARCON
                              28223 MADRID, SPAIN
                                (34) 91-452-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TERRA NETWORKS USA
                      1001 BRICKELL BAY DRIVE, SUITE 2300
                                MIAMI, FL 33131
                                 (305) 577-8880
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                   DIANE G. KERR                                      FAIZA J. SAEED
                   ANDRES V. GIL                                  CRAVATH, SWAINE & MOORE
               DAVIS POLK & WARDWELL                                  WORLDWIDE PLAZA
               450 LEXINGTON AVENUE                                  825 EIGHTH AVENUE
             NEW YORK, NEW YORK 10017                            NEW YORK, NEW YORK 10019
                  (212) 450-4000                                      (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS                AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
     OF SECURITIES TO BE REGISTERED(1)         REGISTERED(2)        PER SHARE        OFFERING PRICE(3)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, nominal value E2.00 per
  share.....................................    340,922,711            N/A             $8,963,888,781      $2,366,467(4)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6, Registration No. 333-11078.

(2) Includes maximum number of Terra Networks shares expected to be issued to security holders of Lycos, Inc.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act. Based upon the market value of the Lycos, Inc. shares to be received by Terra Networks in the share exchange as established by the average of the high and low prices of the Lycos, Inc. shares on the Nasdaq National Market on June 22, 2000.

(4) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [LYCOS LOGO]

Dear Lycos Stockholders:

    As you may know, Lycos, Inc. and Terra Networks, S.A. have agreed to combine to create Terra Lycos. We would combine to create the leading global internet company that capitalizes on the convergence of internet services, new media, branded content, e-commerce and next-generation communication technologies. We believe this combination offers significant value to our stockholders both today and in the future.

    When the combination is completed, Lycos stockholders will receive for each share of Lycos common stock Terra Networks American Depositary Shares representing a number of Terra Networks ordinary shares based on an exchange ratio which is calculated by dividing $97.55 by the average of the closing price of Terra Networks ordinary shares on the New Market segment of the Spanish stock exchanges for the ten trading days ending with the tenth trading day prior to the completion of the combination. However, if the average price is equal to or greater than $68.06, the exchange ratio will be 1.433, or if the average price is equal to or less than $45.37, the exchange ratio will be 2.150. Terra Networks American Depositary Shares are traded on the Nasdaq National Market under the symbol "TRRA", and Terra Networks ordinary shares are traded on the New Market segment of the Spanish stock exchanges. Each Lycos stockholder shall have the option to receive Terra Networks ordinary shares in account entry form in lieu of Terra Networks ADSs.

    In order to create Terra Lycos, the stockholders of Lycos must approve the proposal to adopt the amended and restated agreement and plan of reorganization. The Lycos Board of Directors has unanimously approved the combination and recommends that you vote for the proposal. Information about the combination is contained in this proxy statement/prospectus. WE URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE II-1.

    To vote your shares, you may use the enclosed proxy card or submit your proxy by telephone or the internet or you may attend the special stockholders' meeting that will be held for this important vote. The special meeting will be held on October 27, 2000, at 8:00 a.m., local time, at Home Suites Inn, 455 Totten Pond Road, Waltham, Massachusetts.

    Your vote is very important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE TO MAKE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE COMBINATION.

    I strongly support the creation of Terra Lycos and join with our Board of Directors in enthusiastically recommending that you vote in favor of the combination.
                                          Sincerely,

                                          /s/ Robert J. Davis
                                          ROBERT J. DAVIS
                                          President and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the combination, or determined if this proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.


    This proxy statement/prospectus is dated September 22, 2000, and is first being mailed to Lycos stockholders on or about September 28, 2000.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                  LYCOS, INC.
                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 370-2700

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 27, 2000

     We will hold a special meeting of the stockholders of Lycos, Inc., a Delaware corporation, at 8:00 a.m., local time, on October 27, 2000 at Home Suites Inn, 455 Totten Pond Road, Waltham, Massachusetts for the following purposes:

     1. To consider and vote on a proposal to adopt the amended and restated agreement and plan of reorganization among Terra Networks, S.A., Lycos, Inc. and Lycos Virginia, Inc. Under the amended and restated agreement and plan of reorganization, the combination will occur in the following steps:

         - FIRST, Lycos will be merged with and into its wholly owned subsidiary, Lycos Virginia, Inc., a Virginia corporation, whereby each share of Lycos common stock, par value $.01 per share, will be converted into one share of Lycos Virginia common stock, par value $.01 per share.

         - SECOND, immediately following the first step, Lycos Virginia and Terra Networks will effect a share exchange whereby each share of Lycos Virginia common stock will be exchanged for Terra Networks ordinary shares, nominal value 2 euro per share, which will be deposited in exchange for Terra Networks American Depositary Shares unless you elect to receive ordinary shares in the exchange, based on the exchange ratio described in the attached proxy statement/prospectus.

             In this document, the merger and share exchange described above are referred to collectively as the "combination" and the amended and restated agreement and plan of reorganization is referred to as the "agreement and plan of reorganization". Following the completion of the combination, Lycos Virginia will be a wholly owned subsidiary of Terra Networks.

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     We describe these items of business more fully in the attached proxy statement/prospectus. Only stockholders of record of Lycos common stock at the close of business on September 5, 2000, are entitled to notice of, and will be entitled to vote at, the stockholders meeting or any adjournment or postponement.

     Your vote is very important, regardless of the number of shares you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the meeting. To vote your shares by proxy, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the combination.

                                          By Order of the Board of Directors

                                          [EDWARD M. PHILIP SIGNATURE]
                                          EDWARD M. PHILIP,
                                          Chief Operating Officer,
                                          Chief Financial Officer and Secretary
Waltham, Massachusetts

September 22, 2000

                  QUESTIONS AND ANSWERS ABOUT THE COMBINATION

Q:  WHAT IS THE PURPOSE OF THIS COMBINATION?

A:Terra Networks and Lycos believe that the strengths of the two companies will provide the combined company with the opportunity to become a global leader in internet, new media and global communications. The combination of Terra Networks, a leading provider of internet access and interactive content and services to the Spanish- and Portuguese-speaking world, and Lycos, the internet's leading multi-brand network, is expected to capitalize on the convergence of internet services, new media, branded content, e-commerce and next-generation communication technologies.

Q:  WHAT WILL I RECEIVE IN THE COMBINATION?

A: Your shares will be exchanged for Terra Networks ordinary shares, which will be deposited with Citibank, as ADS depositary, in exchange for ADSs (as described below) (unless you elect to retain such Terra Networks ordinary shares in account entry form). The number of shares (or ADSs) you will receive will be determined by multiplying the number of shares of Lycos common stock you hold by the exchange ratio. The exchange ratio shall be the quotient equal to (1) $97.55 divided by (2) the average closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges for the ten full trading days ending on the tenth trading day prior to the completion of the combination. However, if the average closing price of Terra Network shares in (2) above is equal to or greater than $68.06, the exchange ratio shall be 1.433, or if the average closing price of Terra Networks shares in (2) above is equal to or less than $45.37, the exchange ratio shall be 2.150. The closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges on September 19, 2000 was equivalent to $43.00. You will not receive any fractional shares or ADSs of Terra Networks. Instead, you will receive cash in an amount equal to the market value of any fractional shares or ADSs you would have otherwise been entitled to receive.

Q: HAS LYCOS, TERRA NETWORKS OR THEIR BOARDS OF DIRECTORS APPROVED THIS COMBINATION?

A: Yes. Both Lycos' Board of Directors and Terra Networks' Board of Directors have unanimously approved the agreement and plan of reorganization.

Q:  WHAT IS THE RIGHTS OFFERING?

A: Pursuant to an amended and restated rights offering agreement entered into by Telefonica, S.A., Terra Networks and Lycos in connection with the agreement and plan of reorganization, Terra Networks made a rights offering whereby it issued to its shareholders rights to purchase Terra Networks ordinary shares for an aggregate of E2.2 billion at a price per share of E62.00, which was the closing price of Terra Networks ordinary shares on May 16, 2000. The amended and restated rights offering agreement, which we refer to herein as the "rights offering agreement", is attached to this proxy statement/ prospectus as Annex B. Under the rights offering agreement, Telefonica agreed to subscribe for all shares not subscribed for by other shareholders in the rights offering and to vote all of its Terra Networks ordinary shares in favor of the transactions contemplated by the rights offering agreement and the agreement and plan of reorganization. The receipt by Terra Networks of E2.2 billion in proceeds from the rights offering, which is a condition to Lycos' obligation to complete the combination, occurred on September 20, 2000.

Q:  WHAT WILL MY TAX CONSEQUENCES BE AS A RESULT OF THIS SHARE EXCHANGE?

A: We expect that, for U.S. federal income tax purposes, the exchange of your shares of Lycos common stock for shares or ADSs of Terra Networks generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

Q: WILL I RECEIVE DIVIDENDS ON THE TERRA NETWORKS SHARES OR TERRA NETWORKS ADSS I RECEIVE IN CONNECTION WITH THIS SHARE EXCHANGE?

A: After you surrender your shares of Lycos common stock, you will be entitled to receive any dividends or distributions declared with respect to Terra Networks' stock on or after the share exchange. However, Terra Networks has not in the past paid, and does not expect for the foreseeable future to pay, any dividends on its stock.

Q:  HOW WILL MY RIGHTS AS A STOCKHOLDER CHANGE AS A RESULT OF THIS SHARE
    EXCHANGE?

A: Some of the material differences that exist between the rights of Terra Networks and Lycos securities holders are:

    - Your rights will be governed by the Spanish Corporation Law, the by-laws of Terra Networks and the deposit agreement relating to the ADSs, if applicable;

    - Terra Networks ADS holders do not have the right to attend the annual general shareholders' meeting and Terra Networks shareholders right to attend the annual general shareholders' meeting are subject to minimum share ownership and certain administrative conditions; and

    - If ADS holders do not instruct the depositary to vote the underlying shares, a proxy will be given to a board designee, subject to certain conditions.

    The material differences are more fully described in this proxy statement/ prospectus.

Q: AFTER THIS COMBINATION, WILL I HAVE THE SAME OWNERSHIP AND VOTING PERCENTAGES IN THE COMBINED COMPANY, TERRA LYCOS, AS I NOW HAVE IN LYCOS?

A: No. You will have a lower ownership and voting interest in Terra Lycos than you currently have in Lycos.

    Upon completion of the combination, Lycos stockholders are expected to own and have voting power of between 37.5% to 51.6% of Terra Lycos. However, Lycos has agreed in the agreement and plan of reorganization not to take any action, including issuing new Lycos shares, that could reasonably be expected to result in its shareholders owning or having voting power in excess of 50% of Terra Lycos upon completion of the combination. Telefonica, S.A., Terra Networks' majority owner, is expected to own between 33.6% and 43.5% of Terra Lycos upon completion of the combination (between 34.4% and 44.5% including 100% of the shares expected to be owned by affiliates of Telefonica).

Q:  WHAT IS A TERRA NETWORKS ADS?

A: A Terra Networks ADS is an American depositary share which represents one
   Terra Networks ordinary share. Terra Networks ADSs have been created to allow U.S. shareholders to more easily hold interests in Terra Networks on U.S. markets and trade such interests on U.S. markets. Citibank, N.A. is the depositary which will issue the Terra Networks ADSs and hold the Terra Networks ordinary shares represented by the Terra Networks ADSs.

Q.  HOW CAN LYCOS STOCKHOLDERS ELECT TO RETAIN TERRA NETWORKS ORDINARY SHARES?

A: After the companies complete the share exchange, each holder of Lycos common stock will be provided with a letter of transmittal which will permit the holder to elect to receive their Terra Networks ordinary shares in book entry form instead of having them exchanged for Terra Networks ADSs.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the share exchange becomes effective pursuant to applicable law, the exchange agent will send, together with the letter of transmittal, instructions to Lycos stockholders whose shares were converted in the share exchange. These instructions will explain how to exchange your Lycos stock certificates for Terra Networks ADSs or Terra Networks ordinary shares, as the case may be.

Q: CAN I DECIDE NOT TO PARTICIPATE IN THIS SHARE EXCHANGE IF THE AGREEMENT AND PLAN OF REORGANIZATION IS APPROVED BY A MAJORITY OF LYCOS' STOCKHOLDERS?

A:  No.

Q. ARE THERE ANY CONDITIONS TO THE OBLIGATION OF TERRA NETWORKS TO COMPLETE THIS COMBINATION?

A: Yes. Terra Networks' obligation to complete the combination is subject to a number of conditions, including:

    - adoption of the agreement and plan of reorganization by Lycos stockholders;

    - approval by Nasdaq of Terra Networks' application to quote the ADSs to be issued in the share exchange;

    - completion of the steps required for Terra Networks to issue new Terra Networks ordinary shares or ADSs to Lycos stockholders in the combination;

    - the absence of any order, injunction, decree, law or regulation that would prohibit the combination or make it illegal; and

    - receipt by each of Terra Networks and Lycos of legal opinions to the effect that, for United States federal income tax purposes, Terra Networks, Lycos and Lycos stockholders who exchange all of their shares solely for shares of Terra Networks common stock or ADSs will not recognize any gain or loss as a result of the share exchange, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations. We recommend that you read the more detailed description of the combination's tax consequences in Part Four -- The Combination.

Q: DOES TERRA NETWORKS REQUIRE ANY APPROVALS FROM ITS SHAREHOLDERS, ANY GOVERNMENTAL AUTHORITIES OR ANY THIRD PARTIES IN ORDER TO EFFECT THIS COMBINATION?

A. Yes. Terra Networks' shareholders approved the increases in its capital for the issuance of shares pursuant to this share exchange on June 8, 2000. Terra Networks must still register the new shares with the CNMV, file the notarial deed evidencing the capital increase with the Commercial Registry of Barcelona and the New Market segment of the Spanish stock exchanges must accept the new shares for listing.

    We are not aware of any other approvals that are required other than the effectiveness of the registration statements of which this proxy statement/prospectus forms a part and the listing of the newly issued ADSs on the Nasdaq National Market.

Q: IS TERRA NETWORKS' FINANCIAL CONDITION RELEVANT TO MY DECISION TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION?

A: Yes. You will receive Terra Networks ADSs or ordinary shares in exchange for your shares of Lycos common stock and so you should consider the financial condition of Terra Networks before you decide how to vote. In considering Terra Networks' financial condition you should carefully read this proxy statement/prospectus because it contains detailed business, financial and other information about Terra Networks.

Q:  WHAT WILL BE THE ACCOUNTING TREATMENT OF THIS SHARE EXCHANGE?

A: The purchase method would apply to the combination. Under this method, the excess of the acquisition cost, valued at the full market value of the capital issued by Terra Networks in the combination, over the fair value of the net assets acquired is treated as goodwill and amortized over a five-year period.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT TERRA NETWORKS AND LYCOS?

A: You can find more information about Terra Networks and Lycos from various sources described under "Part Eight -- Additional Information for Shareholders -- Where You Can Find More Information".

Q:  WHEN IS THE COMBINATION EXPECTED TO BE COMPLETED?

A: Terra Networks and Lycos expect to complete the combination in the fourth quarter of 2000. Because the combination is subject to governmental approvals, we cannot predict the exact timing of the completion of the combination.

Q:  HOW DO I VOTE?

A: After you have carefully read this proxy statement/prospectus, just mail your signed proxy card in the enclosed postage-paid envelope to Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY, 10004, or, if available, submit your proxy by telephone or internet as soon as possible so that your shares may be represented and voted at the Lycos special meeting. You may also vote in person at the Lycos special meeting. If your shares are held in "street name", i.e., in the name of a broker, bank or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.
Q:  MAY I CHANGE MY VOTE?
A: Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card to Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY, 10004, before the Lycos special meeting or by voting in person at the Lycos special meeting. If you submit your proxy by telephone or internet, you can change your vote by submitting a proxy at a later date using the same procedures.

Q:  WHO CAN I CALL WITH QUESTIONS ABOUT THE COMBINATION?

A: You can contact our information agent, Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY, 10004, (212) 440-9800,
   admin@georgeson.com.

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Lycos from other documents that are not included in or delivered with the proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Lycos at the following address:

        Lycos, Inc.
        Attention: Investor Relations
        400-2 Totten Pond Road
        Waltham, Massachusetts 02451
        (781) 370-2700

     If you would like to request any documents, please do so by October 18, 2000 in order to receive them before the special meeting.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
PART ONE -- SUMMARY
The Companies........................      I-1
The Combination......................      I-2
  General............................      I-2
  Reasons for the Combination........      I-2
  Opinion of Lycos' Financial
     Advisor.........................      I-2
  Exchange of Shares.................      I-2
  Conditions to Completion of the
     Combination.....................      I-3
  Termination of the Agreement and
     Plan of Reorganization;
     Expenses........................      I-3
  Termination Fees...................      I-4
  "No Solicitation" Provisions.......      I-5
  Waiver and Amendment...............      I-5
  Interests of Directors and Officers
     in the Combination that Differ
     from Your Interest..............      I-5
  Lycos Stock Options................      I-6
  Appraisal Rights...................      I-6
  Certain Federal Income Tax
     Consequences....................      I-6
  Accounting Treatment...............      I-6
  Material Differences in the Rights
     of Securityholders..............      I-6
  Management and Operations after the
     Combination.....................      I-7
  The Rights Offering................      I-7
  Risk Factors.......................      I-7
  Special Stockholders' Meeting of
     Lycos...........................      I-7
  Recommendation of Lycos' Board of
     Directors.......................      I-7
  Record Date for Voting.............      I-8
Summary Selected Historical
  Consolidated Financial Data........      I-9
Summary Selected Historical Terra
  Networks Financial Data............     I-10
Summary Selected Historical Lycos
  Financial Data.....................     I-11
Summary Comparative Per Share Data...     I-12
  Terra Networks Per Share Data......     I-12
  Lycos Per Share Data...............     I-12

                                          PAGE
                                          ----
PART TWO -- RISK FACTORS
Risks Related to this Combination....     II-1
Risks Related to Terra Networks......     II-3
PART THREE -- THE LYCOS SPECIAL
  MEETING
Proxy Statement/Prospectus...........    III-1
Date, Time and Place of the Special
  Meeting............................    III-1
Purpose of the Special Meeting.......    III-1
Record Date for the Special
  Meeting............................    III-1
Vote Required for Adoption of the
  Agreement and Plan of
  Reorganization.....................    III-1
Proxies..............................    III-2
Electronic or Telephonic Proxies.....    III-2
Solicitation of Proxies..............    III-3
Absence of Appraisal Rights and
  Dissenters' Rights.................    III-3
PART FOUR -- THE COMBINATION
Background of the Combination........     IV-1
  Reasons for the Combination........     IV-4
  Terra Lycos Strategy...............     IV-5
Recommendation of the Lycos Board of
  Directors..........................     IV-7
Opinion of Lycos' Financial
  Advisor............................     IV-9
Other Interests of Lycos Officers and
  Directors in the Combination.......    IV-16
The Merger of Lycos into Lycos Virginia...   IV-19
The Share Exchange...................    IV-20
Representations and Warranties.......    IV-23
Conduct of Business Pending the
  Combination........................    IV-24
Other Agreements.....................    IV-25
No Solicitation......................    IV-26
Conditions to Completion of the
  Combination........................    IV-27
Termination of the Agreement and Plan
  of Reorganization..................    IV-29
  Termination Fees...................    IV-30
  Other Fees and Expenses............    IV-31

                                          PAGE
                                          ----
Extension, Waiver and Amendment of
  the Agreement and Plan of
  Reorganization.....................    IV-31
Stock Exchange Listing...............    IV-31
Restrictions on Resales by
  Affiliates.........................    IV-32
Management and Operations after the
  Combination........................    IV-32
The Rights Offering Agreement........    IV-32
Material U.S. Federal Income Tax
  Considerations.....................    IV-32
  General............................    IV-32
  The Merger and the Share Exchange..    IV-33
  Ownership and Disposition of Terra
     Networks ADSs or Ordinary
     Shares..........................    IV-34
Spanish Tax Consequences.............    IV-36
  General............................    IV-36
Comparative Share and Dividend
  Information........................    IV-38
  Share Information..................    IV-38
  Dividend Information...............    IV-40
  Market Information.................    IV-40
Pro Forma Financial Data.............    IV-41
PART FIVE -- INFORMATION ABOUT TERRA
  NETWORKS
Overview.............................      V-1
History..............................      V-2
Lines of Business....................      V-6
Strategic Investments................     V-26
Corporate Services...................     V-26
Competition..........................     V-27
Government Regulation................     V-29
Intellectual Property and Proprietary
  Rights.............................     V-32
Organizational Structure.............     V-33
  Subsidiaries.......................     V-37
  Property, Plants and Equipment.....     V-37
Exchange Controls....................     V-38
Legal Proceedings....................     V-38
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     V-40
Selected Consolidated Financial
  Data...............................     V-40
Overview.............................     V-41

                                          PAGE
                                          ----
Revenues.............................     V-44
Operating Expenses...................     V-47
Goodwill.............................     V-48
Foreign Currency Fluctuation.........     V-49
Results of Operations................     V-49
Liquidity and Capital Resources......     V-56
Research and Development.............     V-58
The Introduction of the Euro.........     V-58
Year 2000............................     V-59
U.S. GAAP Reconciliation.............     V-59
Quantitative and Qualitative
  Disclosures about Market Risk......     V-59
Management...........................     V-59
Biographies of Directors.............     V-60
Executive Officers and Senior
  Management.........................     V-61
Biographies of Executive Officers and
  Senior Management..................     V-62
Compensation.........................     V-64
Board Practices......................     V-64
Employees............................     V-65
Share Ownership......................     V-65
Principal Shareholders...............     V-66
Related Party Transactions...........     V-67
  Other Agreements...................     V-68
PART SIX -- INFORMATION ABOUT LYCOS
Overview.............................     VI-1
The Lycos Network....................     VI-1
Products and Services................     VI-2
Acquisitions and Strategic
  Alliances..........................     VI-6
Strategic Investments................     VI-8
International Expansion..............     VI-8
Operations and Technology............    VI-10
Legal Proceedings....................    VI-12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    VI-13
Year Ended July 31, 2000 Compared to
  Year Ended July 31, 1999...........    VI-13
Results of Operations................    VI-13
Operating Expenses...................    VI-14

                                          PAGE
                                          ----
Liquidity and Capital Resources......    VI-15
Business Combinations................    VI-16
Investments..........................    VI-17
Year Ended July 31, 1999 Compared to
  Year Ended July 31, 1998...........    VI-17
Results of Operations................    VI-17
Operating Expenses...................    VI-18
Acquisitions.........................    VI-22
PART SEVEN -- LEGAL INFORMATION
Comparison of Rights of Shareholders
  of Terra Networks and Stockholders
  of Lycos...........................    VII-1
Summary of Your Rights as Holders of
  Lycos Shares and Your Rights as
  Potential Holders of Terra Networks
  Shares or ADSs.....................    VII-1
Description of Terra Networks
  Ordinary Shares....................   VII-12
  General............................   VII-12
  Attendance and Voting at
     Shareholders' Meetings..........   VII-12
  Preemptive Rights..................   VII-13
  Form and Transfer..................   VII-13
  Reporting Requirements.............   VII-13
  Foreign Investment and Exchange
     Control Regulations.............   VII-13
Description of Terra Networks
  American Depositary Shares.........   VII-15
  Dividends and Distributions........   VII-15
  Changes Affecting Ordinary
     Shares..........................   VII-18
  Issuance of ADSs upon Deposit of
     Ordinary Shares.................   VII-18
  Withdrawal of Ordinary Shares upon
     Cancellation of ADSs............   VII-18
  Voting Rights......................   VII-19
Fees and Charges.....................   VII-19
  Amendments and Termination.........   VII-20
  Books of Depositary................   VII-20

                                          PAGE
                                          ----
  Limitations on Obligations and
     Liabilities.....................   VII-21
  Pre-Release Transactions...........   VII-21
  Taxes..............................   VII-21
  Foreign Currency Conversion........   VII-22
Legal Matters........................   VII-22
Experts..............................   VII-22
PART EIGHT -- ADDITIONAL INFORMATION
  FOR STOCKHOLDERS
Where You Can Find More
  Information........................   VIII-1
  General............................   VIII-1
  Incorporation of Certain Documents
     by Reference....................   VIII-2
Statements Regarding Forward-Looking
  Information........................   VIII-3
Currency Presentation and Exchange
  Rates..............................   VIII-3
Enforceability of Civil Liabilities
  under U.S. Securities Laws.........   VIII-4
  Spain..............................   VIII-4
PART NINE -- REGULATORY MATTERS
General..............................     IX-1
State Takeover Laws..................     IX-1
Antitrust............................     IX-2
Other Foreign Approvals..............     IX-3
PART TEN -- FINANCIAL STATEMENTS
Index to Terra Networks Consolidated
  Financial Statements...............      X-2
Index to Lycos, Inc. Consolidated
  Financial Statements...............     X-81
ANNEXES
Annex A: Amended and Restated
  Agreement and Plan of
  Reorganization.....................      A-1
Annex B: Amended and Restated Rights
  Offering Agreement.................      B-1
Annex C: Opinion of Credit Suisse
  First Boston Corporation...........      C-1

                                    PART ONE

                                    SUMMARY

     The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that may be important to you. To understand this combination more fully, you should read carefully this entire proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references to "Terra Networks", "we", "us", "our" and similar terms in this proxy statement/prospectus refer to Terra Networks, S.A. and its consolidated subsidiaries and references to "Terra Lycos" refer to Terra Networks, S.A. and its consolidated subsidiaries following consummation of the combination.

                                 THE COMPANIES

                                 TERRA NETWORKS

     We provide internet access and local-language interactive content and services, concentrating on Spanish- and Portuguese-speaking residential and small office/home office, or SOHO, customers, and we are a leading internet company in those markets. We currently provide internet access services in Spain, Brazil, Mexico, Peru, Chile, Guatemala, El Salvador and the United States. We operate internet portals serving these countries and Venezuela, Argentina, Costa Rica, Honduras, Nicaragua, Panama, Uruguay and Colombia. In all of our markets, we are developing online interactive solutions for advertising and marketing, as well as for electronic commerce and related activities.

     Telefonica, S.A., the parent company of the Telefonica group, currently owns our majority equity interest. As a member of the Telefonica group, we benefit from our relationship with the largest and strongest telecommunications group in Spain and Latin America, with approximately 60 million customers and significant media assets. The Telefonica group controls full-service telecommunications subsidiaries in Spain, Brazil, Argentina, Peru, Chile and Guatemala and has additional telecommunications properties in several other Latin American countries, Europe and Africa. In Spain and Latin America, the Telefonica group also controls media properties, including Spanish soccer broadcast rights and radio stations, and has significant media investments, including interests in television, cable and film production companies.

     Terra Networks' registered address and telephone number is:

                                 TERRA NETWORKS
                              CALLE NICARAGUA, 54
                                BARCELONA, SPAIN
                          TELEPHONE: (34) 91-452-3000

                                     LYCOS

     Lycos, Inc. is a global web media company, operating one of the internet's leading networks of separately branded websites. The Lycos Network is one of the most visited online destinations in the world, reaching nearly half of all U.S. web users. The Lycos Networks' comprehensive suite of integrated websites enables users to quickly access and retrieve information, communicate with other internet users, easily establish online communities and engage in commerce.

     The Lycos Network offers a broad assortment of compelling content to a large and diverse audience, targeted to a user's particular interests or preferences. These products and services are offered free of charge to users as Lycos derives revenues primarily from online advertising and electronic commerce. Lycos' goal is to be the most visited and utilized global online destination by increasing the size, frequency and duration of user visits to the Lycos Network while providing a comprehensive and compelling advertising and commerce platform for its partners.

     Lycos operates its websites directly in the United States and Latin America and, through joint ventures in 16 other countries throughout the world. The Lycos Network includes three of the top 20 websites in the United States including, among others: Lycos.com, Tripod, Angelfire, HotBot, WhoWhere, MailCity, Wired News, Sonique, Quote.com, Gamesville and Lycos Zone.

     The registered address and telephone number of Lycos is:

                                  LYCOS, INC.
                             400-2 TOTTEN POND ROAD
                               WALTHAM, MA 02451
                            TELEPHONE: 781-370-2700

                                THE COMBINATION

GENERAL

     Terra Networks and Lycos have entered into an agreement and plan of reorganization to effect the combination of the two companies. Pursuant to and subject to the conditions set forth in the agreement and plan of reorganization, Terra Networks will exchange ordinary shares of Terra Networks for each outstanding share of Lycos common stock. Stockholders of Lycos will receive a number of Terra Networks ADSs or Terra Networks ordinary shares determined by multiplying the number of shares of Lycos common stock that they hold by the exchange ratio. The exchange ratio shall be the quotient equal to (1) $97.55 divided by (2) the average closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges for the ten full trading days ending on the tenth trading day prior to the completion of the combination. However, if the average closing price of Terra Networks shares in (2) above is equal to or greater than $68.06, the exchange ratio shall be 1.433, or if the average closing price of Terra Networks shares in (2) above is equal to or less than $45.37, the exchange ratio shall be 2.150. Each average closing price of Terra Networks shares will be expressed in U.S. dollars using the noon buying rate of euro for U.S. dollars as published by the Federal Reserve Bank of New York as of each day on which the average closing price is measured. The closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges on September 19, 2000 was equivalent to $43.00.

REASONS FOR THE COMBINATION

     Terra Networks and Lycos believe that the business combination transaction represents a compelling opportunity to enhance value for both Terra Networks and Lycos and their stockholders. After careful consideration the Terra Networks and Lycos boards of directors have unanimously approved the agreement and plan of reorganization. For a list of the factors considered by the Lycos Board of Directors in making its determination, please see "Part Four -- The
Combination -- Reasons for the Combination" and "Part Four -- The
Combination -- Recommendation of the Lycos Board of Directors".

     The original agreement and plan of reorganization between Terra Networks and Lycos dated May 16, 2000 was amended and restated on September 20, 2000. The amended and restated agreement and plan of reorganization, which we refer to herein as the "agreement and plan of reorganization", is attached to this proxy statement/prospectus as Annex A. Please read the agreement and plan of reorganization. It is the legal document that governs the combination.

OPINION OF LYCOS' FINANCIAL ADVISOR

     Lycos' financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to the Lycos Board of Directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the share exchange to the holders of Lycos common stock. The full text of Credit Suisse First Boston's written opinion is attached to this proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE LYCOS BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE COMBINATION.

EXCHANGE OF SHARES

     Your shares of Lycos common stock will be exchanged for a number of Terra Networks ordinary shares, which will be deposited with Citibank, as ADS depositary, on your behalf in exchange for ADSs (unless you elect to retain your Terra Networks ordinary shares), equal to the number of shares of Lycos common stock you own multiplied by the exchange ratio once the conditions are met.

     You will have to surrender your Lycos common stock certificates to receive Terra Networks ADSs or ordinary shares. You cannot surrender your Lycos certificates until you receive further written instructions after we have completed the share exchange.

     After the companies complete the combination, we will provide each holder of Lycos common stock with a letter of transmittal, which will permit the holder to elect to receive Terra Networks ordinary shares instead of Terra Networks ADSs in exchange for all or any portion of the holder's shares of Lycos common stock.

     Neither Terra Networks nor the Terra Networks Board of Directors nor Lycos nor the Lycos Board of Directors makes any recommendation as to whether you should elect to receive Terra Networks ordinary shares instead of Terra Networks ADSs in the combination. You must make your own decision with respect to the election.

     Terra Networks will not issue fractional Terra Networks ADSs or ordinary shares. Instead, Terra Networks will pay you cash for any fractional Terra Networks ADS or ordinary share owed to you based on the exchange ratio.

CONDITIONS TO COMPLETION OF THE COMBINATION

     Our obligations to complete the combination depend on a number of conditions being met. These include:

     -  approval of the combination by Lycos stockholders;

     - approval by Nasdaq of Terra Networks' application to list the ADSs to be issued in the share exchange;

     - registration with the Spanish CNMV of the ordinary shares to be issued in the share exchange;

     - registration of the capital increase of Terra Networks with the commercial registry (Registro Mercantil) for the Province of Barcelona;

     - the absence of any order, injunction, decree, law or regulation that would prohibit the combination or make it illegal; and

     - receipt by each of Terra Networks and Lycos of legal opinions that, for United States federal income tax purposes, Terra Networks, Lycos and Lycos stockholders who exchange all of their shares solely for shares of Terra Networks common stock or ADSs will not recognize any gain or loss as a result of the share exchange, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations.

     In addition, Lycos' obligation to complete the combination is subject to Telefonica having performed in all material respects all obligations required to be performed by it under the rights offering agreement at or prior to the completion of the combination.

     Where the law permits, either of Terra Networks or Lycos could choose to waive a condition to its obligation to complete the combination although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the combination will be satisfied or waived, or that the combination will be completed.

TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION; EXPENSES

     Terra Networks and Lycos can mutually agree at any time to terminate the agreement and plan of reorganization without completing the combination, even if Lycos stockholders and Terra Networks shareholders have approved it. Also, either of Terra Networks or Lycos can decide, without the consent of the other, to terminate the agreement and plan of reorganization in a number of other situations, including:

     - the final denial of a required regulatory approval or the issuance or enactment of a final non-appealable restraint prohibiting completion of the combination;

     - failure of the other party to obtain the securityholder vote needed to approve the combination;

     - an uncorrected material breach of the agreement and plan of reorganization by the other party, so long as the party that is seeking to terminate the agreement and plan of reorganization has not itself materially breached the agreement and plan of reorganization;

     -  the failure to complete the combination by January 31, 2001; or

     - if there has been a material breach of the agreement and plan of reorganization on the part of the other party which would constitute the failure of a condition.

     Terra Networks can decide to terminate the agreement and plan of reorganization if the Lycos Board of Directors:

     - withdraws, modifies or changes its recommendation of the agreement and plan of reorganization in a manner adverse to Terra Networks;

     - refuses to affirm its recommendation of the agreement and plan of reorganization after a bona fide acquisition proposal has been made;

     - recommends to stockholders of Lycos an acquisition proposal by a third party or resolves to do so; or

     - fails to recommend against acceptance of a tender offer or exchange offer for more than 15% or more of the outstanding shares of Lycos common stock.

     Lycos can decide to terminate the agreement and plan of reorganization if, prior to the Lycos stockholder vote and after receipt of an acquisition proposal from a third party, the Board of Directors of Lycos determines, in good faith after consulting with outside legal counsel, that it is necessary to do so to comply with its fiduciary duties.

     Whether or not the combination is completed, Terra Networks and Lycos will each pay its own fees and expenses, except that Terra Networks and Lycos will evenly divide the costs and expenses that they have incurred in printing and mailing this document. Terra Networks and Lycos will also evenly divide the fees that we will have to pay to the Securities and Exchange Commission in connection with the combination.

TERMINATION FEES

     Lycos will be required to pay a termination fee of $347,556,960 to Terra Networks if the agreement and plan of reorganization is terminated in certain circumstances, including the following:

     - the agreement and plan of reorganization is terminated by Lycos after receiving a bona fide acquisition proposal from a third party if the Board of Directors of Lycos determines, in good faith after consultation with outside counsel, that it is necessary to do so to comply with its fiduciary duties;

     - the agreement and plan of reorganization is terminated by either company due to the fact that (i) the stockholders of Lycos fail to approve the combination, (ii) the combination is not completed by January 31, 2001 without the Lycos stockholders' meeting to approve the combination having occurred or (iii) the Lycos Board of Directors withdraws, modifies or changes its recommendation of the agreement and plan of reorganization in a manner adverse to Terra Networks or resolves to do so if:

       - at such time a third party shall have made a bona fide acquisition proposal which is made known to Lycos stockholders; and

       - within 12 months of termination, Lycos consummates or enters into a definitive agreement for a transaction involving 40% or more of the voting securities of Lycos or 40% or more of its consolidated assets; or

     - the agreement and plan of reorganization is terminated by Terra Networks because the Lycos Board of Directors:

       - refuses to affirm its recommendation of the agreement and plan of reorganization after a bona fide acquisition proposal has been made;

       - recommends to stockholders of Lycos an acquisition proposal by a third party or resolves to do so; or

       - fails to recommend against acceptance of a tender offer or exchange offer for more than 15% or more of the outstanding shares of Lycos common stock.

     The circumstances under which the termination fee is payable and the amount of such fee is described more fully below under "Part Four -- The
Combination -- Termination Fees".

"NO SOLICITATION" PROVISIONS

     The agreement and plan of reorganization contains detailed provisions restricting Lycos from seeking any acquisition proposal from another party. These provisions prohibit Lycos and its subsidiaries and any of their officers, directors, employees, agents and representatives from directly or indirectly initiating, soliciting, encouraging or otherwise facilitating, or negotiating or providing confidential information in connection with, any acquisition proposal from another party. To the extent that the Lycos Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary to comply with its fiduciary duties under applicable law, however, the Lycos Board of Directors may furnish confidential information to and negotiate with another party in connection with an acquisition proposal, withdraw or modify its recommendation to the Lycos stockholders with respect to the combination or may recommend an acquisition proposal by a third party and terminate the agreement and plan of reorganization in order to enter into a definitive agreement with respect to an acquisition proposal by a third party. These provisions are more fully described under "Part Four -- The
Combination -- No Solicitation".

WAIVER AND AMENDMENT

     Terra Networks and Lycos may jointly further amend the agreement and plan of reorganization, and each of Terra Networks and Lycos may waive its right to require the other party to adhere to the terms and conditions of the agreement and plan of reorganization. However, Terra Networks and Lycos may not do so after you approve the combination if the amendment or waiver reduces or changes the consideration that will be received by you or otherwise under applicable law requires your approval, unless you approve the amendment or waiver.

INTERESTS OF DIRECTORS AND OFFICERS IN THE COMBINATION THAT DIFFER FROM YOUR INTEREST

     Some of Lycos' directors and officers have interests in the combination that differ from, or are in addition to, their interests as stockholders in the company. These interests exist because of employment or severance agreements that the officers have entered into with Lycos, and rights that Lycos officers and directors have under Lycos' benefit plans. These employment and severance agreements provide the officers with severance benefits if their employment with the combined company is terminated, and the plans provide for the accelerated vesting of the benefits under the plans.

     Additional interests of some of Lycos' directors and executive officers are described under "Part Four -- The Combination -- Other Interests of Lycos Officers and Directors in the Combination."

     The members of Lycos' Board of Directors knew about these additional interests and considered them when they approved the agreement and plan of reorganization and the combination.

LYCOS STOCK OPTIONS

     In the combination, each stock option to buy Lycos common stock granted under Lycos' stock option plans that is outstanding and not yet exercised immediately before completing the share exchange will be transferred to Terra Networks and Terra Networks will issue as of the completion of the share exchange, in exchange therefor, an option to purchase Terra Networks ADSs. The number of Terra Networks ADSs subject to each new option, as well as the exercise price of that option, will be adjusted to reflect the exchange ratio.

APPRAISAL RIGHTS

     Under Delaware law and Virginia law, Lycos stockholders will not have appraisal rights or dissenter's rights in connection with the combination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     We expect that, for U.S. federal income tax purposes, the exchange of your shares of Lycos common stock for shares or ADSs of Terra Networks generally will not cause you to recognize any gain or loss. You will, however, recognize income or gain in connection with any cash received instead of fractional shares.

     This tax treatment may not apply to every Lycos stockholder. Determining the actual tax consequences of the combination to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the combination's tax consequences.

ACCOUNTING TREATMENT

     Terra Networks will account for the share exchange as a purchase for financial reporting purposes. Under this method, the excess of the acquisition cost, valued at the full market value of the capital issued by Terra Networks in the combination, over the fair value of the net assets acquired will be treated as goodwill and amortized over a five-year period.

MATERIAL DIFFERENCES IN THE RIGHTS OF SECURITYHOLDERS

     The rights of Terra Networks shareholders are governed by Spanish law and by Terra Networks' by-laws (estatutos). The rights of Lycos stockholders are governed by Delaware law and by Lycos' restated certificate of incorporation and amended and restated by-laws. Upon completion of the combination, Lycos stockholders will become ADS holders or shareholders of Terra Networks, and your rights will be governed by Spanish law, Terra Networks' by-laws and the Deposit Agreement, if applicable. The combined company's by-laws will be identical to Terra Networks' current by-laws, except that we will increase the number of authorized shares. For a comparison of the rights of holders of Terra Networks ADSs and ordinary shares with the rights of holders of Lycos common stock, see "Part Seven -- Legal Information."

MANAGEMENT AND OPERATIONS AFTER THE COMBINATION

     Upon completion of the combination, Robert Davis, Ted Philip and one other director of Lycos designated by Lycos and reasonably acceptable to Terra Networks will become members of the Terra Lycos Board of Directors. In addition, upon completion of the combination, Joaquim Agut will serve as Executive Chairman of Terra Lycos, Mr. Davis will serve as Chief Executive Officer, Mr. Philip will serve as Chief Financial Officer and Mr. Abel Linares will serve as Chief Operating Officer.

THE RIGHTS OFFERING

     Pursuant to a rights offering agreement entered into by Telefonica, Terra Networks and Lycos in connection with the agreement and plan of reorganization, Terra Networks made a rights offering whereby it issued to its shareholders rights to purchase Terra Networks ordinary shares for an aggregate of E2.2 billion at a price per share of E62.00, which was the closing price of Terra Networks ordinary shares on May 16, 2000, the date of the announcement of the combination. Under the rights offering agreement, Telefonica agreed to subscribe for all shares not subscribed for by other shareholders in the rights offering. On June 8, 2000, the annual general shareholders' meeting of Terra Networks approved the rights offering. The receipt by Terra Networks of E2.2 billion in proceeds from the rights offering, which is a condition to Lycos' obligation to complete the combination, occurred on September 20, 2000. Telefonica subscribed for substantially all of the shares offered pursuant to the rights offering.

     The original rights offering agreement between Telefonica, Terra Networks and Lycos dated May 16, 2000 was amended and restated. We refer to such agreement, as amended and restated, herein as the "rights offering agreement". We have attached the rights offering agreement to this proxy statement/prospectus as Annex B. It is the legal document that governed the rights offering.

RISK FACTORS

     In determining whether to vote to adopt the agreement and plan of reorganization, you should carefully consider the risk factors described in this document, including the risks that:

     - your ownership and voting percentages in Lycos will be diluted as a result of the combination;

     - the market value of the Terra Networks shares or ADSs that you will receive will not be protected to the extent that the price of Terra Networks shares is below $45.37; and

     - we may not be able to successfully integrate the two companies as a result of geographic and cultural differences and language barriers.

SPECIAL STOCKHOLDERS' MEETING OF LYCOS

     A special meeting of Lycos' stockholders will be held on October 27, 2000, at 8:00 a.m., local time, at Home Suites Inn, 455 Totten Pond Road, Waltham, Massachusetts. At the special meeting, the holders of Lycos common stock will
(a) vote on a proposal to adopt the agreement and plan of reorganization and (b) act upon such other matters as may properly come before the special meeting. Holders of a majority of Lycos' outstanding common stock entitled to vote must adopt the agreement and plan of reorganization in order to complete the combination. Under Delaware law and Virginia law, Lycos' stockholders do not have appraisal rights or dissenter's rights in connection with the combination.

RECOMMENDATION OF LYCOS' BOARD OF DIRECTORS

     The Lycos Board of Directors has unanimously approved the combination and the agreement and plan of reorganization and declared it advisable for Lycos to enter into the agreement and plan of reorganization. Accordingly, the Lycos Board of Directors unanimously recommends that Lycos stockholders vote "FOR" adoption of the agreement and plan of reorganization.

RECORD DATE FOR VOTING

     You can vote at the special meeting of Lycos stockholders if you owned Lycos common stock on September 5, 2000. On that date, there were 110,738,573 shares of Lycos common stock outstanding and entitled to vote.

     Each share of Lycos common stock outstanding on the record date is entitled to one vote. There are no other classes of voting securities of Lycos presently outstanding. As of the record date, directors and executive officers of Lycos and their affiliates owned approximately 3.19% of the outstanding shares of Lycos common stock.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following information is provided to aid you in your analysis of the financial aspects of this combination. This information is derived from Terra Networks' historical consolidated financial statements and Lycos' historical consolidated financial statements. The information is only a summary. You should read it together with Terra Networks' and Lycos' respective historical consolidated financial statements and related notes which appear elsewhere in this proxy statement/prospectus. In addition, we have prepared pro forma consolidated financial data showing the effects of the combination. This information can be found under "Part Four -- The Combination -- Pro Forma Financial Data".

           SUMMARY SELECTED HISTORICAL TERRA NETWORKS FINANCIAL DATA

                                                                                                   SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                                    -----------------------------------------------------   -------------------------
                                       1996          1997          1998          1999          1999          2000
                                    -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                   (UNAUDITED)
                                                         (THOUSANDS OF EURO, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Access..........................          818         2,390         9,646        24,817         5,169        45,395
  Advertising.....................           --            72         1,115         5,123         1,076        17,093
  Other...........................           --            88         1,384        20,291         2,110        20,011
                                    -----------   -----------   -----------   -----------   -----------   -----------
    Total revenues................          818         2,550        12,145        50,231         8,355        82,499
Operating expenses:
  Goods purchased.................         (708)       (1,054)       (8,475)      (31,044)      (10,399)      (57,811)
  Personnel expenses..............         (661)         (928)       (3,175)      (19,942)       (3,424)      (36,521)
  Depreciation and amortization...         (123)         (464)         (701)       (6,272)         (763)      (26,884)
  Other...........................         (658)       (2,144)       (5,555)      (83,904)      (11,608)     (142,039)
                                    -----------   -----------   -----------   -----------   -----------   -----------
    Total operating expenses
      before financial expenses...       (2,150)       (4,590)      (17,906)     (141,162)      (26,194)     (263,255)
                                    -----------   -----------   -----------   -----------   -----------   -----------
Operating loss....................       (1,332)       (2,040)       (5,761)      (90,931)      (17,839)     (180,756)
Amortization of goodwill(1).......           --          (310)         (339)      (28,654)       (3,227)      (57,288)
Financial income (expense), net...          (25)          (81)          (90)        1,839           (85)          321
Equity share of affiliate losses,
  net.............................           --            --            --           (60)           --        (4,789)
Extraordinary income
  (expense)(2)....................           14            97          (562)       (1,425)            1          (486)
Corporate income tax credit.......           --           363         1,334        35,899         4,109        76,158
Minority interest.................           --           465         1,673         1,928         1,725         1,718
                                    -----------   -----------   -----------   -----------   -----------   -----------
Net loss (Spanish GAAP)...........       (1,343)       (1,506)       (3,745)      (81,404)      (15,316)     (165,122)
                                    ===========   ===========   ===========   ===========   ===========   ===========
Net loss (U.S. GAAP)..............       (1,343)       (1,899)       (5,061)     (139,310)      (21,836)     (267,262)
Basic and diluted net loss per
  ordinary share (U.S. GAAP)......       (0.007)       (0.010)       (0.026)       (0.684)       (0.112)       (0.955)
Weighted average ordinary shares
  outstanding.....................  193,525,585   193,525,585   193,525,585   203,763,953   194,085,972   280,000,000
Dividends per share...............           --            --            --            --            --            --

---------------
(1)  Under U.S. GAAP goodwill amortization is included in operating expenses.

(2) Extraordinary income (expense) items under Spanish GAAP would not qualify as extraordinary items under U.S. GAAP.

                                                                        AT DECEMBER 31,
                                                              ------------------------------------   AT JUNE 30,
                                                               1996     1997     1998      1999         2000
                                                              ------   ------   ------   ---------   -----------
                                                                                                     (UNAUDITED)
                                                                             (THOUSANDS OF EURO)
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................     232    1,753      148      20,439       28,188
Working capital.............................................  (2,122)    (246)  (3,701)    501,260      164,340
Total assets (Spanish GAAP).................................   1,683   11,797   18,617   1,405,465    1,345,113
Total assets (U.S. GAAP)....................................      --   11,390   16,884   1,301,359    1,055,614
Total long-term obligations (Spanish GAAP)..................      --      183      221      15,183       41,597
Shareholders' equity (Spanish GAAP).........................   1,190    2,998    3,593   1,233,527    1,071,173
Shareholders' equity (U.S. GAAP)............................   1,172    2,603    1,882   1,129,471      835,561
Capital stock (excluding long term debt and redeemable
  preferred stock)..........................................     150    1,332    5,589     560,000      560,000

                SUMMARY SELECTED HISTORICAL LYCOS FINANCIAL DATA

                                                               YEAR ENDED JULY 31,
                                                  ----------------------------------------------
                                                   1996     1997     1998      1999       2000
                                                  ------   ------   -------   -------   --------
                                                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Advertising...................................   4,478   17,668    42,854    96,459    191,653
  Electronic commerce, license and other........     779    4,856    14,292    42,081     99,297
                                                  ------   ------   -------   -------   --------
          Total revenues........................   5,257   22,524    57,146   138,540    290,950
Cost of revenues................................   2,901    4,467    12,758    29,273     52,800
                                                  ------   ------   -------   -------   --------
  Gross profit..................................   2,356   18,057    44,388   109,267    238,150
Operating expenses:
  Research and development......................     906    4,521     9,724    26,963     47,352
  In process research and development...........     452       --    17,280        --         --
  Sales and marketing...........................   4,748   19,318    35,250    79,325    148,768
  General and administrative....................   1,692    2,856     5,883    17,528     31,781
  Amortization of intangible assets.............     360      540     7,614    52,428    134,063
                                                  ------   ------   -------   -------   --------
          Total operating expenses..............   8,158   27,235    75,751   176,244    361,964
                                                  ------   ------   -------   -------   --------
Operating loss..................................  (5,802)  (9,178)  (31,363)  (66,977)  (123,814)
Interest income.................................     714    2,129     3,050     6,274     23,398
Minority interest and other, net................      --       --        --        --     (2,263)
Equity share of income (loss) affiliates, net...      --       --        --    (1,361)   (32,407)
Gain on sale of investment......................      --       --        --    10,120    270,237
                                                  ------   ------   -------   -------   --------
Net income (loss) before income taxes...........  (5,088)  (7,049)  (28,313)  (51,944)   135,151
Provision for income taxes......................      --       --        --       138    114,146
                                                  ------   ------   -------   -------   --------
Net income (loss)...............................  (5,088)  (7,049)  (28,313)  (52,082)    21,005
                                                  ======   ======   =======   =======   ========
Basic net income (loss) per share...............   (0.11)   (0.12)    (0.44)    (0.59)      0.20
                                                  ======   ======   =======   =======   ========
Diluted net income (loss) per share.............   (0.11)   (0.12)    (0.44)    (0.59)      0.19
                                                  ======   ======   =======   =======   ========
Weighted average shares used in computing basic
  net income (loss) per share (thousands).......  47,970   57,457    64,144    88,960    105,211
                                                  ======   ======   =======   =======   ========
Weighted average shares used in computing
  diluted net income (loss) per share
  (thousands)...................................  47,970   57,457    64,144    88,960    111,695
                                                  ======   ======   =======   =======   ========

                                                                  AT JULY 31,
                                                -----------------------------------------------
                                                 1996     1997     1998      1999       2000
                                                ------   ------   -------   -------   ---------
                                                            (THOUSANDS OF DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.....................  44,142   40,766   153,980   166,506     640,064
Working capital...............................  39,974   38,129   146,889   181,305     579,691
Total assets..................................  53,661   65,419   317,784   889,799   1,752,444
Long-term portion of deferred revenues, net of
  current portion.............................      --    5,100    26,160    55,934      34,216
Long-term portion of notes payable............      --       --       161     2,600       2,011
Total stockholders' equity....................  44,106   37,495   237,138   739,470   1,477,714

                       SUMMARY COMPARATIVE PER SHARE DATA

     Set forth below are net income, cash dividends and book value per common share data under Spanish and U.S. GAAP.

     The pro forma combined per Lycos equivalent share information shows the effect of this combination from the perspective of an owner of Lycos shares.

     You should read the information below together with our historical financial statements and related notes included in this proxy statement/prospectus and the information in "Part Four -- The Combination -- Pro Forma Financial Data." The unaudited pro forma condensed combined data below is for illustrative purposes only. Terra Networks and Lycos may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had Terra Networks and Lycos always been combined or the future results that the companies will experience after this combination.

TERRA NETWORKS PER SHARE DATA

                                                                               SIX MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                                  1999            2000
                                                              -------------    -----------
                                                                       (IN EURO)
                                SPANISH GAAP
------------------------------------------------------------
HISTORICAL
  Net loss..................................................     (0.399)         (0.589)
  Cash dividends............................................         --              --
  Book value................................................      6.054           3.826
                                U.S. GAAP
------------------------------------------------------------
HISTORICAL
  Net loss..................................................     (0.684)         (0.955)
  Cash dividends............................................         --              --
  Book value................................................      5.543           2.984
PRO FORMA
  Net loss..................................................     (6.210)         (2.688)
  Cash dividends............................................         --              --
  Book value................................................     31.968          29.017

LYCOS PER SHARE DATA

                                                              TWELVE MONTHS    SIX MONTHS
                                                                  ENDED           ENDED
                                                               JANUARY 31,      JULY 31,
                                                                  2000            2000
                                                              -------------    -----------
                                U.S. GAAP
------------------------------------------------------------
HISTORICAL
  Net loss..................................................     (1.050)          0.792
  Cash dividends............................................         --              --
  Book value................................................     12.980          14.456
PRO FORMA EQUIVALENT(A)
  Net loss..................................................     (6.210)         (2.688)
  Cash dividends............................................         --              --
  Book value................................................     16.602          13.067

---------------
(a) Represents pro forma equivalent Lycos amounts calculated by multiplying the Terra Networks pro forma per share data by the ratio of common shares issued to acquire Lycos (based on an assumed Terra Networks closing stock price at the lower collar limit) to the total pro forma common shares outstanding.

                                    PART TWO

                                  RISK FACTORS

     The combination involves high risk. You should consider carefully the risks described below before you decide to approve the agreement and plan of reorganization.

RISKS RELATED TO THIS COMBINATION

 OUR ABILITY TO SUCCESSFULLY INTEGRATE THE TWO COMPANIES MAY BE ADVERSELY AFFECTED BY GEOGRAPHIC AND CULTURAL DIFFERENCES AND LANGUAGE BARRIERS.

     Terra Networks and Lycos are two large companies with operations currently conducted in different countries and languages and whose management and employees come from different cultural backgrounds. These factors may adversely affect the ability of the companies to successfully integrate and, as a result, the implementation of our business combination strategy may be more difficult than expected and might not result in:

     -  expected synergies;

     -  operating efficiencies;

     -  enhancement of competitive position; or

     - increased revenues and earnings growth or other benefits to our shareholders.

 TERRA LYCOS MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE COMBINATION.

     The success of the combination will depend, in part, on the ability of Terra Lycos to realize the anticipated growth opportunities and synergies from combining the businesses of Terra Networks with the businesses of Lycos. To realize the anticipated benefits of this combination, members of the management team of Terra Lycos must develop strategies and implement a business plan that will:

     - effectively combine the benefits of the convergence of internet services, new media content and next-generation communication technologies with the broadest, most comprehensive array of popular products and services;

     - successfully increase the number of users of Terra Lycos by leveraging Terra Lycos' network of well-recognized global and regional brand names, provide enhanced content and services to Terra Lycos' users and expand Terra Lycos' partnerships and alliances;

     - effectively and efficiently integrate the policies, procedures and operations of Terra Networks and Lycos; and

     - successfully retain and attract key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market.

     If members of the management team of Terra Lycos are not able to develop strategies and implement a business plan that achieves these objectives, among others, the anticipated benefits of the combination may not be realized. In particular, anticipated growth in revenue, earnings before interest, taxes, depreciation and amortization, or "EBITDA," and cash flow may not be realized, which would have an adverse impact on Terra Lycos and the market price of shares and ADSs of Terra Networks.

 YOU ARE BEING OFFERED A CERTAIN NUMBER OF TERRA NETWORKS SHARES OR ADSS WHICH INVOLVE THE RISK OF MARKET FLUCTUATIONS.

     You are being offered a certain number of Terra Networks shares or ADSs in this share exchange. The value of the shares or ADSs of Terra Networks being offered is protected to the extent that changes in the average closing price of Terra Networks shares are within a range of 20% above or below $56.72, but it is not protected to the extent that the average closing price is less than $45.37. On September 19, 2000, the last reported closing price of the Terra Networks shares on the New Market segment of the Spanish stock exchanges was equivalent to $43.00.

 YOUR OWNERSHIP AND VOTING PERCENTAGES IN LYCOS WILL BE DILUTED AS A RESULT OF THIS COMBINATION.

     You should be aware that your ownership percentages and voting percentages in Lycos will be diluted. Subject to the adjustment of the exchange ratio and based on the capitalization of Terra Networks and Lycos immediately following this combination, Lycos' former stockholders will own securities representing 37.5% to 51.6% of the outstanding shares and voting rights of Terra Networks. However, Lycos has agreed in the agreement and plan of reorganization not to take any action, including issuing new Lycos shares, that could reasonably be expected to result in its shareholders owning or having voting power in excess of 50% of Terra Lycos upon completion of the combination.

 THE COMBINATION OF TERRA NETWORKS AND LYCOS TO FORM A TRULY GLOBAL INTERNET COMPANY CREATES A NEW BUSINESS MODEL THAT THE MARKETPLACE MAY HAVE DIFFICULTY VALUING.

     Terra Lycos will be a truly global internet company and expects to capitalize on the convergence of internet services, new media, branded content, e-commerce and next-generation communications technologies. Financial analysts may have difficulty identifying and applying measures of financial performance that reflect the value of the combined company. As a result, shares and ADSs of Terra Lycos may not achieve a valuation in the public trading market that fully reflects the true value of the combined company, including its synergies and benefits.

 FORWARD-LOOKING STATEMENTS REGARDING BUSINESS AND OPERATIONS OF THE COMBINED COMPANY MAY PROVE INACCURATE.

     Terra Networks and Lycos have made forward-looking statements in this proxy statement/prospectus concerning future performance, costs, revenues and growth of Terra Networks, Lycos and/or Terra Lycos, industry and customer growth, internet penetration rates, statements regarding operational efficiencies from and benefits of the merger and estimated company earnings. These statements may generally, but not always, be identified by the use of words such as "anticipates", "should", "expects" or "believes." By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

     Potential risks and uncertainties which may cause our actual results to differ materially from those implied by the forward-looking statements include, but are not limited to:

     - difficulties in developing and introducing new access methods and devices;

     - difficulties in having the internet accepted as a medium for advertising;

     - the growth of free internet access in many core markets that may increase competition;

     - the need to establish and maintain strategic relationships with content providers, e-commerce merchants and technology providers;

     -  declining prices for our services;

     -  difficulties in integrating our acquired businesses;

     - the effect of future acquisitions on our financial condition and results of operations;

     -  the effect of adverse economic trends on our principal markets;

     - the effect of foreign exchange fluctuations on our results of operations;

     -  the potential lack of attractive investment targets;

     -  reliance on third-party content providers;

and other risks discussed in this "Part Two -- Risk Factors" and elsewhere in this proxy-statement/prospectus.

RISKS RELATED TO TERRA NETWORKS

 RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

     We have operated for a short time only, and our historical financial statements do not reflect the current scope of our activities.

     Although some of the operations that constitute our business have been part of the Telefonica group since December 1995, we were incorporated and have operated as a separate company only since December 1998. In addition, we have acquired many companies since our incorporation, most of which are young companies. Accordingly, we have only a limited operating history for you to evaluate our business. Only our historical results of operations are reflected in the consolidated financial statements appearing elsewhere in this proxy statement/prospectus. As a result, our consolidated financial statements do not provide a complete view of the current scope of our activities.

     We have never made money and expect our losses to continue for the foreseeable future.

     We have never been profitable. During the six months ended June 30, 2000 we recorded a net loss of E165.1 million and during the year ended December 31, 1999 we recorded a net loss of E81.4 million. On a pro forma basis, giving effect to the Lycos transaction, our net loss would have been E1,543.0 million for the six months ended June 30, 2000 and E3,090.8 million for the year ended December 31, 1999 under U.S. GAAP. We expect to continue to incur significant losses. Based on our strategic plan and the experience of other internet portal companies and ISPs, we expect that our expenses will continue to exceed our revenues for at least the next three years on a stand-alone basis, and the next two years giving effect to the Lycos transaction. After that, depending upon competitive conditions and the dynamics of the industry, we may continue to pursue a strategy that emphasizes strength of market share and market presence at the expense of profitability.

    You should not rely on our annual operating results as an indication of our future results because they are subject to significant fluctuations.

     Our future revenues and results of operations may fluctuate significantly due to a combination of factors, including:

     - the start-up nature of our business, which means we have not begun to achieve consistency in revenue and expense growth;

     - our acquisition and growth strategy, which means that we expect to frequently add new activities to our business, leading to increased revenues and expenses;

     - promotional activities by us or our competitors, which could cause heavier internet usage in some quarters compared to others and lead to fluctuating access revenues and traffic-inducement fees;

     - currency fluctuations that affect reported revenues and expenses from our Latin American and U.S. operations; and

     - heavier retail purchasing activity in some quarters compared to others, which would contribute to fluctuating e-commerce revenues.

     Accordingly, you should not rely on year-to-year comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our ordinary shares and ADSs to decline.

     We may not be able to recover the substantial amounts of goodwill generated by our acquisitions.

     Goodwill represents the purchase price of an acquisition less the fair value of the assets acquired. We generated substantial amounts of goodwill from our acquisitions, most importantly our acquisitions of Ole, ZAZ, our Chilean business and Infosel. Part of our strategy involves making significant acquisitions. Because internet businesses of the type we target often do not have substantial tangible assets, we expect that our acquisition of these businesses will continue to generate significant amounts of goodwill.

     At June 30, 2000, on an historical basis we had goodwill of E510.4 million, equal to 37.9% of our total assets at that date. However, on a pro forma basis at that date, we had E13,127.6 million in goodwill, equal to 76.3% of our total assets and 78.8% of our shareholders' equity at that date.

     We cannot be certain that we will be able to recover all of the goodwill that we now carry as an asset. Although we now write off goodwill over a five-year period, we could be forced to write off goodwill faster because of rapid technological change, intense competition and other factors that in the future indicate that the fair value of our acquisitions is not worth their carrying value.

     Goodwill generated by our acquisitions results in substantially higher levels of amortization than we have recorded historically.

     We amortize goodwill over a period of five years. The substantial increase in goodwill described above also leads to a substantial increase in amortization expense, from E57.3 million for the six months ended June 30, 2000 on an historical basis, to E1,345.7 million for the six months ended June 30, 2000 on a pro forma basis. As we acquire more businesses and generate more goodwill in the future, we expect that our amortization expense will also grow.

  RISKS RELATING TO BEING PART OF THE TELEFONICA GROUP

     We lack experience operating as an independent entity and rely on the global presence and marketing capabilities of the Telefonica group.

     Until December 1998, our ISP business was operated by various members of the Telefonica group. We rely in part on the leading presence of the Telefonica group in Spain and Latin America to build our customer base and attract strategic partners. Competition among telecommunications companies in these countries has grown as telecommunications systems have been privatized and deregulated. If competition adversely affects Telefonica group companies in some telecommunications markets, this could have a material adverse effect on our business, financial condition and results of operations.

     Other companies in the Telefonica group could compete with us.

     Companies in the Telefonica group could compete with us, and they may pursue their own internet-related business or operational strategies, including:

     - providing our competitors with internet-based technology infrastructure; and

     - offering internet-based services from new media platforms operated by them.

     For example, regulatory constraints require some Telefonica group companies to make their services available to our competitors.

     Because most Telefonica group companies operate in the telecommunications or media industries, there could be situations in which we and these other companies find ourselves with related, or even competing activities. Telefonica is able to exercise significant influence over all matters requiring approval by our shareholders, including approvals of mergers and other business combinations it can also exercise influence over our operations and business strategies. Although Telefonica will attempt to balance the interests of all Telefonica group members in a fair manner, it is possible that we may disagree with the outcome of a particular decision.

     Some of our initiatives may affect the financial results of other internet-related businesses of the Telefonica group.

     Telefonica owns our controlling equity interest. In addition, Telefonica owns controlling or otherwise significant equity interests in many companies engaged in the telecommunications industry. As the telecommunications industry continues to converge, these companies could begin to compete in the same markets. As a result, strategic initiatives that we may wish to pursue could affect other members of the Telefonica group, and vice versa. Such initiatives may include:

     -  extending our services beyond the residential and SOHO internet markets;

     - significant increases in marketing expenditures or technological investments;

     -  acquisitions of other internet-based service providers;

     -  further expansion throughout Latin America and Europe; and

     -  changes to our pricing structure.

     These actions could affect the operations and activities undertaken by other Telefonica group companies. As a result, Telefonica will have to determine how the various members of the Telefonica group will proceed, balancing all interest involved.

     Contracts between us and members of the Telefonica group were negotiated between parties under common control.

     We have entered into a number of contracts with members of the Telefonica group. These contracts were negotiated between parties under common control. Although we believe that these contracts are fair to us in all material respects, it is possible that we could have obtained better terms from third parties. The most important of these contracts is our agreement with Telefonica Data Espana, S.A. relating to traffic-inducement fees. Telefonica Data Espana will pay traffic-inducement fees to other Spanish ISPs according to the same schedule applicable to us.

     Regulations may affect our relationship with the Telefonica group.

     Our relationship with the Telefonica group is a competitive strength that may attract the attention of Spanish, European Union or Latin America competition authorities. These regulatory bodies may limit the extent to which we can cooperate with members of the Telefonica group in providing internet services. The Spanish, European Union or Latin American competition authorities or private parties could initiate action against us in the future in connection with our relationship with the Telefonica group.

  RISKS RELATED TO OUR MARKETS AND STRATEGY

     If internet usage does not continue to grow at a strong pace, our business may not be successful.

     The internet markets in both Spain and Latin America are in an early stage of development. Our business, financial condition and results of operations will be materially and adversely affected if internet usage in Spain and Latin America does not continue to grow or grows more slowly than we anticipate. We develop our expectations for internet-industry growth on the basis of publicly available projections such as those cited in this proxy statement/prospectus. Any of these projections may turn out to be overly optimistic.

     Growth in the number of people online and the number of hours spent online may be inhibited for a number of reasons, including:

     -  the cost of internet access;

     -  the price and availability of internet access devices;

     -  concerns about security and privacy;

     -  the lack of widespread acceptance of electronic payment methods;

     -  low levels of credit card use;

     -  ease of use;

     -  quality of service;

     -  economic events; and

     -  availability of telephone lines.

     High cost of internet use may limit the growth of the internet and slow our growth.

     Unlike telecommunications companies in the United States, telecommunications companies in Spain and Latin America generally do not provide customers with unlimited local telephone service for a fixed fee. For example, although internet access is free in Spain, internet users have historically been charged fees by telecommunications companies based on the length of time they use telephone lines to access the internet. Unfavorable rate developments in either Spain or Latin America could decrease our visitor traffic and our ability to derive revenues from transactions over the internet. This could have a material adverse effect on our business, financial condition and results of operations.

     Introduction of flat rate internet access could negatively affect us.

     We could be adversely affected by our introduction of flat rates for telephone calls to connect to the internet. Unmetered flat rates allow a user to pay a pre-set amount for telephone calls to connect to the internet, instead of paying for each call at the local rate. The Spanish government announced in June 2000 plans to introduce limited flat rate access in Spain in November 2000. We began offering limited flat rate access in Spain in July 2000. Under our arrangements with Telefonica Data Espana, we pay it a fee for the calls made under our limited flat rate access plan based on the total minutes of traffic consumed. Because our flat rate users pay us a fixed rate for telephone calls to connect to the internet, whereas we pay Telefonica Data Espana a variable rate based on the total minutes of traffic consumed, the fees we pay to Telefonica Data Espana could, depending on the total minutes of traffic consumed, exceed the amounts paid to us by such users. We also began offering flat rate access in Chile in September 2000. The introduction of flat rate access in our markets could have a material adverse effect on our business, financial condition and results of operations.

     The market for internet advertising in Spain and Latin America is uncertain and, if it is not widely accepted as a medium for advertising, our advertising revenue may decrease.

     We expect to derive a substantial portion of our revenue for the foreseeable future from internet advertising. The internet advertising market is new and rapidly evolving, particularly in Spain and in Latin America. No standards have been widely accepted for the measurement of the effectiveness of internet advertising, and if these standards do not develop, advertisers may choose not to advertise on the internet in general or, specifically, on our portals.

     Furthermore, potential advertisers that have relied on traditional advertising media may be reluctant to advertise on the internet or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. Companies may choose not to advertise on our network if they do not perceive our audience demographics to be desirable or advertising on our portals to be effective.

     We may lose money providing free internet access in Spain and other countries.

     We were among the first free full service providers of internet access in Spain and began offering free internet access in Brazil in February 2000 and in Chile and Mexico in March 2000. We may decide to provide free ISP services in other Latin American countries. When we do not charge subscription fees for access services, we have to rely on revenue received from advertising and e-commerce and from traffic-inducement fees paid by data communications network providers, where possible. We began earning traffic-inducement fees in Spain in October 1999, in Guatemala in May 2000 and in El Salvador in July 2000, and we are currently negotiating traffic-inducement contracts in most of the countries in which we currently offer free internet access. Although various companies providing competing services use this same strategy, we cannot assure you that this business strategy will be profitable or that it will generate sufficient revenues to cover its costs.

     The growth of free internet access in many of our core markets may increase competition among ISPs. For this reason, Terra Networks has to offer free access in order to avoid a decrease in the number of customers and advertisers we are able to attract.

     Free internet access has become increasingly available in Spain and Latin America and has caused competition for internet access services to increase in our core markets. Because our customers have a greater variety of alternatives to our services, they may have more than one internet account or may switch to another free internet access provider if they are unable to gain free access to our service. As a result, usage of our services by customers may decrease. This would reduce our advertising and e-commerce fees and make it more difficult for us to attract and retain advertisers.

     Our ability to generate revenues would be adversely affected if e-commerce fails to gain acceptance as a viable means for transacting business in Latin America.

     Numerous factors could delay or prevent the emergence of e-commerce in Latin America, which would impair our ability to generate e-commerce revenues and adversely impact our business. Reasons why e-commerce in Latin America may not gain acceptance among consumers and merchants include:

     - the small percentage of consumers holding credit cards, which are the primary method of payment for e-commerce transactions in the United States;

     -  concerns about security of commercial data, such as credit card numbers;

     -  concerns over privacy of consumers' personal data; and

     - lack of adequate distribution and fulfillment operations for goods purchased.

     Moreover, unlike in the United States, consumers and merchants in Latin America can be held fully liable for credit card and other losses due to third-party fraud. The incidence of credit card fraud is higher in Latin America than in the United States. Because secure methods of payment for e-commerce transactions have not been widely adopted in Latin America, both consumers and merchants have a relatively low confidence level in the integrity of e-commerce transactions. Also, many banks and other financial institutions have generally been reluctant to give merchants the right to process online transactions due to concerns about credit card fraud. If concerns about credit card fraud persist, our ability to generate revenues from e-commerce may be limited, which could have an adverse effect on our business.

     Additionally, customs duties and taxes are imposed on deliveries of international parcels in many countries in Latin America, making international e-commerce transactions more costly. Many countries also do not have systems in place to ensure speedy and reliable delivery of parcels once they have cleared customs. These problems may deter merchants and consumers from engaging in e-commerce transactions.

     Social, political and economic conditions in our Latin American markets may cause volatility in our operations and adversely affect our business.

     We derive and expect to continue to derive a substantial portion of our revenues from the Latin American markets. Social and political conditions in Latin America are volatile and may cause our operations to fluctuate. This volatility could make it difficult for us to sustain our expected growth in revenues, which could have an adverse effect on our stock price. Historically, volatility in Latin American countries has been caused by:

     -  significant governmental influence over many aspects of local economies;

     -  political and economic instability;

     -  unexpected changes in regulatory requirements;

     -  social unrest;

     -  slow or negative growth;

     -  imposition of trade barriers; and

     -  wage and price controls.

     Most or all of these factors have occurred at various times in the last two decades in our most important Latin American markets, Brazil, Mexico, Argentina, Peru, Venezuela and Chile.

     We have no control over these matters. Poor social, political and economic conditions inhibit internet usage, create uncertainty regarding our operating climate and cause advertisers to reduce their advertising spending, all of which may adversely impact our business.

     Latin American currencies have in the past been volatile, and volatility in the future will impact the revenues and expenses we report from our Latin American operations.

     Although our reporting currency is the euro, revenues earned and expenses relating to our Latin American operations are denominated in local currencies. The currencies of many Latin American countries, including Brazil and Mexico, have experienced substantial depreciation and volatility in the past and our revenues from customers will decline in value if the local currencies depreciate relative to the euro. We currently do not engage in hedging transactions. Even if we did so, our hedging strategies may not prove effective. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into euro.

     We may not be able to develop our TERRA brand and attract users to our network.

     Maintaining and developing our TERRA brand is critical to our ability to expand our user base and our revenues. We believe that the importance of brand recognition will increase as the number of internet-related businesses in Spain and Latin America grows. In order to attract and retain internet users, advertisers and e-commerce partners, we intend to increase substantially our expenditures for creating and maintaining brand loyalty.

     Our success in promoting and enhancing our brand will also depend on our success in providing high quality content, features and functionality on our portals. If we fail to promote our brand successfully or if visitors to our portals or advertisers do not perceive our services to be of high quality, the value of our brand could be diminished. This could have a material and adverse effect on our business, financial condition and results of operations.

     We may not be able to effectively manage our expanding operations.

     We are currently experiencing a period of rapid growth. This is placing a significant strain on our managerial and operational resources. We have recently hired employees for important management positions, including our chief executive officer. We have also used consultants to help us identify and structure our significant acquisitions, so that we can free managerial resources for running our business. To accommodate this growth, we must implement new or upgraded operating and financial systems, procedures and controls throughout many different locations. We may not succeed with these efforts. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow and our revenues to decline or grow more slowly than expected, and could otherwise have a material adverse effect on our business, financial condition and results of operations.

     We may not be able to successfully integrate our acquired businesses.

     Our operations have grown largely due to our acquisition of local internet-based businesses. We are now in the process of integrating the operations, personnel and products of these businesses. We also expect to acquire or form joint ventures with other internet companies in Latin America and the U.S. and will therefore need to integrate their operations, personnel and products with ours. If we are not able to successfully integrate all of these businesses, the quality of our service may suffer and customers may be less likely to use our services. This could have a material adverse effect on our business, financial condition and results of operations.

     We may not be able to interconnect our networks, which would hurt our ability to improve the level of service we provide.

     We are in the process of interconnecting our network infrastructures in the different countries in which we operate. With an interconnected network, we expect to be able to improve the level of service we can provide to our access customers. For example, we believe that an interconnected network would enable us to diagnose and correct problems remotely, and therefore more quickly. In the event we fail to successfully interconnect our networks, our ability to improve the level of service we provide to our customers will be limited. This could lead to decreased usage of our network, which in turn could have a material adverse effect on our business, financial condition and results of operations.

     We depend substantially on highly qualified managerial, sales and technical personnel who have many other opportunities available to them.

     Our success is largely dependent on our ability to hire highly qualified managerial, sales and technical personnel. The execution of our multi-local/global content approach requires us to find and employ personnel who excel at anticipating consumer tastes and interests. The loss of the services of any of our key management, sales or technical personnel could have a material adverse effect on our business, financial condition and results of operations. These individuals are in high demand and we may not be able to attract the staff we need. The difficulties and costs in connection with our personnel growth are compounded by the fact that many of our operations are internationally based.

     We may not be able to identify or finance acquisitions or joint ventures in the future which would limit our growth prospects.

     As part of our business strategy, we continually review acquisition prospects, joint ventures and strategic alliances that we expect to complement our existing business, increase our traffic, enhance our content offerings or increase our advertising and e-commerce revenues. In June 1999, we acquired ZAZ, a Brazilian ISP and portal operator. In July 1999 we acquired 95% of Infovia S.A. in Guatemala. In September 1999 we acquired GauchoNet and Donde Latinoamerica S.A., two Argentine portals. Additionally we acquired 100% of the assets of Telefonica Servicios Internet, S.A.C. related to the provision of internet access in Peru. In October 1999, we acquired Infosel, a Mexican ISP and portal operator and we acquired 95% of Terra Networks Chile S.A. In March 2000 we acquired Chevere, a Venezuelan portal, and in July 2000 we acquired 65% of La Ciudad, a Colombian portal. We do not know if we will be able to identify any future joint ventures, acquisitions or alliances or that we will be able to successfully finance these transactions. A failure to identify or finance future transactions may impair our growth.

     Our acquisitions and joint ventures involve risks and uncertainties that may harm our business or cause it not to perform as expected.

     Our acquisitions and joint ventures could result in numerous risks and uncertainties, including:

     - the need to raise additional funds through public or private financings, which may result in dilution to existing shareholders and substantially increase our debt;

     - difficulties in assimilating the operations, personnel, technologies, and products of the acquired companies;

     - the risks of entering geographic or business markets in which we have no or limited prior experience;

     -  the diversion of management's attention from other business concerns;
        and

     - the risk that an acquired business will not perform as expected or that it will carry unforeseen liabilities.

     We may not be able to compete effectively, which would harm our business.

     There are many companies that provide internet-related services designed for the Spanish, Latin American and U.S. Hispanic populations. In addition to strong local ISPs and portal and e-commerce service providers, large established U.S. internet companies like Yahoo! and America Online have begun to provide services for these markets. In addition, StarMedia, Yupi and El Sitio have launched pan-regional portals in the Latin American market and Telmex and Microsoft have launched a portal in Mexico. Moreover, recently, T-Online, the internet subsidiary of Deutsche Telekom and the leading internet provider in Germany, acquired Ya.com, one of our principal competitors in Spain. Competition is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in any of our markets.

     Increased competition could result in:

     - loss of ISP subscription fees in countries where subscription fees are charged;

     -  lower advertising revenues;

     -  price reductions and lower revenues;

     -  loss of customers;

     -  loss of brand recognition;

     -  change in brand perception;

     -  reduced page views;

     -  loss of market share; or

     -  loss of e-commerce revenues.

     Any one of these could materially and adversely affect our business, financial condition and results of operations.

     In addition, our competitors may develop services that are better than ours, that are more appealing to users, or that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. A loss of users to our competitors may have a material and adverse effect on our business, financial condition and results of operations.

     We will not be able to attract users or advertisers if we do not continually enhance and develop the content and features of our internet services.

     To remain competitive, we must enhance and improve our content. In addition, we must:

     - continually improve the responsiveness, functionality and features of our portals;

     - develop products and services that are attractive to visitors, advertisers and subscribers;

     -  establish a strong relationship with our users; and

     -  increase the download speed of our content.

     We may not succeed in developing or introducing in a timely manner features, functions, products and services that users and advertisers find attractive. This would likely reduce our user traffic and materially and adversely affect our business, financial condition and results of operations.

     We rely on third-party content providers who may make their content available to our competitors.

     We constantly attempt to determine what content, features and functionality our target audience wants. We obtain some of our content on a non-exclusive basis from third parties, including Reuters and Bloomberg. Similar content is also easily available from other sources. If competing portals present similar or better content or services, it would adversely affect our user traffic, which would materially and adversely affect our business, financial condition and results of operations.

     We may fail to develop and introduce new access methods and devices.

     We believe that the use of new internet access methods, such as wireless, broadband and satellite, and new access devices, such as internet television and personal digital assistants, will become increasingly widespread in coming years. If we are not able to develop and introduce new access methods and content for these devices, with partners or on our own, our business, financial condition and results of operation could suffer.

     If we fail to establish and maintain strategic relationships with content providers, e-commerce merchants and technology providers, we may not be able to attract and retain users and customers.

     We have focused on establishing relationships with leading content providers, e-commerce merchants, and technology and infrastructure providers such as Grupo Estado, Banco Bilbao Vizcaya Argentaria, Logista, Agencia EFE, Grupo Reforma, Reuters, Motor Press, TravelNet and Telefonica Data. Our business depends extensively on these relationships. Because most of our agreements with these third parties are not exclusive, our competitors may seek to use the same partners as we do and attempt to adversely impact our relationships with our partners. We might not be able to maintain these relationships or replace them on financially attractive terms. If the parties with which we have these relationships do not adequately perform their obligations, reduce their activities with us, choose to compete with us or provide their services to a competitor, we may have more difficulty attracting and maintaining users and our business, financial condition and results of operations could be materially and adversely affected. Also, we intend to actively seek additional relationships in the future. Our efforts in this regard may not be successful.

     We provide a service in Mexico that could expose us to liability for failed financial instrument trades.

     In Mexico we provide a service that enables Mexican banks and brokerages to trade fixed-income instruments. Although we do not engage in trading for our own account and are not involved in the settlement process, and our subscriber contracts make clear that we are not responsible for broken trades or trading losses, we could be sued if one of our subscribers defaults on a trade, or if our system malfunctions. Although our subscriber contracts include limitation-of-damages provisions, a subscriber could attempt to sue us for a substantial amount of money in the event it sustains a loss using our system.

  RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

     Unexpected network interruptions caused by local or global system failures may result in reduced user traffic, reduced revenue and harm to our reputation.

     A key element of our strategy is to generate a high volume of user traffic. Our ability to attract advertisers and users as well as our reputation depend significantly upon the performance of our network infrastructure, including our servers, hardware and software. Any system failure, including network, hardware or software failure, that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic and reduced revenue, and could impair our reputation. In addition, computer viruses or other factors could result in a catastrophic failure of the internet, which would have a material adverse effect on our business, financial condition and results of operations.

     Accordingly, we face risks related to our ability to accommodate our expected user traffic levels while maintaining superior performance. In addition, slower response time may result in fewer users accessing our site or users spending less time at our site. Accordingly, any system failures would have a material adverse effect on our business, financial condition and results of operations.

     Concerns about security of e-commerce transactions and confidentiality of information on the internet may reduce the use of our network and impede our growth.

     A significant barrier to e-commerce and confidential communications over the internet has been the need for security. Internet usage could decline if any well-publicized breach of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business, financial condition and results of operations.

     Computer viruses may cause our systems to incur delays or interruptions and may adversely affect our business.

     Computer viruses may cause our systems to incur delays, or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our user traffic may decrease.

  RISKS RELATED TO LEGAL AND REGULATORY MATTERS

     We may become subject to burdensome government regulations affecting the internet which could adversely affect our business.

     To date, governmental regulations have not materially restricted use of the internet in our markets. However, the legal and regulatory environment that pertains to the internet may change along with the development of the internet. Changes in regulation could increase our costs of doing business and prevent us from delivering our products and services over the internet. The growth of the internet may also be significantly slowed. This could delay growth in demand for our services and limit the growth of our revenues.

     In addition to the adoption of new laws and regulations, existing laws may be applied to the internet. New and existing laws may cover issues that include:

     -  sales and other taxes;

     -  user privacy;

     -  pricing controls;

     -  characteristics and quality of products and services;

     -  consumer protection;

     -  cross-border commerce;

     -  libel and defamation;

     -  copyright, trademark and patent infringement;

     -  pornography;

     -  other claims based on the nature and content of internet materials; and

     -  antitrust and competition law.

     Depending on the nature of new laws and regulations, and depending upon the way existing laws are applied to the internet, our growth could be constrained and our ability to generate revenues diminished.

     Our brand names are difficult to protect and may infringe on the intellectual property rights of third parties.

     We have applied to register the TERRA trademark in all countries in which we have an interest, as well as in many others. The registration of the trademark has been obtained in different classes in almost all priority countries and it is in the process of being obtained in the remaining countries.

     We are aware of other companies using the trademark TERRA or variations of that trademark. None of these uses is within our specific business or commercial area. Therefore it is unlikely that we will be required to discontinue the use of this trademark with respect to our current activities. If we are required to discontinue the use of this trademark with respect to our current activities, we could lose the goodwill that we have established and may be held liable for damages.

     In addition, we are aware of other companies using the trademark OLE and variations of that mark. These companies have expressed a belief that we should not use this mark. The users of these or similar terms may have senior trademark rights if they were to assert a claim against us for trademark infringement. If an infringement suit were instituted against us, even if groundless, it could result in substantial litigation expenses in defending the suit. Also, one of our applications to register the trademark ZAZ has been opposed by a third party and another application has been rejected by the Brazilian authorities, which decision we have appealed. However, because we are consolidating our local brands into a single global brand, TERRA, we do not believe that any failure to register our local trademarks OLE and ZAZ will materially affect our business.

     We may be subject to claims based on the content we provide over our network.

     The law in Spain, Latin America and the United States relating to the liability of online service providers, like us, for activities of their users is currently unsettled. Claims have been made against online service providers and networks in the past for defamation, negligence, copyright or trademark infringement, obscenity, illegal gambling, personal injury or other theories based on the nature and content of information that was posted online by their visitors. We could be subject to similar claims and incur significant costs in their defense. In addition, we could be exposed to liability for the selection of listings that may be accessible through our network or through content and materials that our users may post in classifieds, message boards, chat rooms or other interactive services. It is also possible that if any information provided through our services contains errors, third parties could make claims against us for losses incurred in reliance on the information. We offer web-based e-mail services, which expose us to potential liabilities or claims resulting from:

     -  unsolicited e-mail;

     -  lost or misdirected messages;

     -  illegal or fraudulent use of e-mail; or

     -  interruptions or delays in e-mail service.

     Investigating and defending these claims is expensive, even if they do not result in liability.

     We may be subject to claims based on products sold on our network.

     We have entered into arrangements to offer third-party products and services on our network under which we may be entitled to receive a share of revenues generated from these transactions. These arrangements may subject us to additional claims including product liability or personal injury from the products and services, even though we do not ourselves provide the products or services. These claims may require us to incur significant expenses in their defense or satisfaction. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

     Although we carry insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, the increased attention focused on liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of internet use.

     Our ability to collect personal data on our users may be restricted and may limit our ability to generate advertising and e-commerce revenue.

     We must comply with applicable data protection legislation, including a European Union directive that limits our ability to collect and use personal information relating to our users. Spain has adopted legislation implementing the standards required by this directive. Increased awareness on the part of the public of privacy issues and changes to legislation with which we may have to comply could impact our ability to use such personal information to attract advertisers and e-commerce partners, which could affect our business, financial condition and results of operations.

     Our acquisition of our Chilean business could be challenged in Chile and we cannot be sure that this acquisition will not be adversely affected.

     Telefonica CTC Chile, which is a member of the Telefonica group, has received communications from certain shareholders questioning certain aspects of our acquisition of our Chilean business, including the purchase price paid by Terra Networks, the structure of the acquisition and the actions of Telefonica CTC Chile's board of directors and controlling shareholder in connection with the transaction. On June 5, 2000, shareholders of Telefonica CTC Chile filed a legal claim against the directors of Telefonica CTC Chile and Telefonica Mundo 188 who approved the acquisition, as well as against the chief executive officers of both companies, alleging damages in the amount of approximately $28.7 million. Telefonica CTC Chile is not a party to this legal action.

     Telefonica CTC Chile cannot ensure that a shareholder action will not be brought against Telefonica CTC Chile or that, if brought, such action would not result in an adverse decision which would materially adversely affect the business, the consolidated financial position or results of operations of Telefonica CTC Chile and its subsidiaries, considered as a whole. In addition, we cannot guarantee that any action would not materially adversely affect our business, financial condition or results of operations.

                                   PART THREE

                           THE LYCOS SPECIAL MEETING

PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Lycos Board of Directors in connection with the proposed combination.

     This proxy statement/prospectus is first being furnished to stockholders of Lycos on or about September 28, 2000.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The Lycos special meeting is scheduled to be held at Home Suites Inn, 455 Totten Pond Road, Waltham, Massachusetts, on October 27, 2000, at 8:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that Lycos stockholders may consider and vote upon a proposal to adopt the agreement and plan of reorganization and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. Adoption of the agreement and plan of reorganization will also constitute approval of the actions taken or to be taken by Lycos pursuant to the agreement and plan or reorganization, including the approval by Lycos, as sole shareholder of Lycos Virginia, of the share exchange by Lycos Virginia and Terra Networks.

     If the stockholders of Lycos adopt the agreement and plan of reorganization, upon completion of the combination, each outstanding share of Lycos common stock will be exchanged for one share of Lycos Virginia common stock. Immediately thereafter each share of Lycos Virginia common stock will be converted into the right to receive a number of Terra Networks ordinary shares, which will (unless you elect to retain your Terra Networks ordinary shares) automatically be deposited on your behalf with Citibank, as ADS depositary, in exchange for Terra Networks ADSs representing such number of Terra Networks ordinary shares, based on an exchange ratio which is calculated by dividing $97.55 by the average of the closing prices of Terra Networks ordinary shares for the ten trading days ending with the tenth trading day prior to the completion of the combination. If, however, the average price is equal to or greater than $68.06, the exchange ratio will be 1.433, or if the average price is equal to or less than $45.37, the exchange ratio will be 2.150. Each average closing price of Terra Networks shares will be expressed in U.S. dollars using the noon buying rate of euro for U.S. dollars as published by the Federal Reserve Bank of New York as of each day on which the average closing price is measured. On September 19, 2000, the last reported closing price of the Terra Networks shares on the New Market segment of the Spanish stock exchanges was equivalent to $43.00.

RECORD DATE FOR THE SPECIAL MEETING

     The Lycos Board of Directors has fixed the close of business on September 5, 2000 as the record date for determination of the Lycos stockholders entitled to notice of and to vote at the special meeting. On the record date, there were 110,738,573 shares of Lycos common stock outstanding, held by 1,249 holders of record.

VOTE REQUIRED FOR ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION

     A majority of the outstanding shares of Lycos common stock must be represented, either in person or by proxy, to constitute a quorum at the Lycos special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Lycos common stock outstanding as of the record date is required to adopt the agreement and plan of reorganization. At the Lycos special meeting,
                                      III-1
each share of Lycos common stock is entitled to one vote on all matters properly submitted to the Lycos stockholders.

     As of the record date, Lycos directors and executive officers and their affiliates owned approximately 3.19% of the outstanding shares of Lycos common stock.

PROXIES

     All shares of Lycos common stock represented by properly executed proxies received before or at the Lycos special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the agreement and plan of reorganization. You are urged to mark the box on the proxy card to indicate how to vote your shares.

     If a properly executed proxy card is returned and the stockholder has abstained from voting on adoption of the agreement and plan of reorganization, the Lycos common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the agreement and plan of reorganization. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the agreement and plan of reorganization, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the agreement and plan of reorganization (a "broker non-vote"). Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the agreement and plan of reorganization requires the affirmative vote of at least a majority of the shares of Lycos common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the agreement and plan of reorganization.

     The Lycos special meeting may be adjourned or postponed in order to permit further solicitation of proxies. No proxy voted against the proposal to adopt the agreement and plan of reorganization will be voted on any proposal to adjourn or postpone the special meeting that is submitted to the stockholders for a vote.

     Lycos does not expect that any matter other than adoption of the agreement and plan of reorganization will be brought before its special meeting, If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

     A Lycos stockholder may revoke his or her proxy at any time before it is voted by:

     - notifying in writing Georgeson Shareholder Communications, Inc., at 17 State Street, New York, NY, 10004, (212) 440-9800;

     -  granting a subsequently dated proxy; or

     - appearing in person and voting at the special meeting if you are a holder of record.

     Attendance at the Lycos special meeting will not in and of itself constitute revocation of a proxy.

ELECTRONIC OR TELEPHONIC PROXIES

     Because Delaware, the state in which Lycos is incorporated, permits electronic submission of proxies through the internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card, many stockholders will have the option to submit their proxies electronically through the internet or by telephone. Please note that there are separate arrangements for using the internet and
                                      III-2
telephone depending on whether your shares are registered in Lycos' stock records in your name or in the name of a brokerage firm or bank. Lycos stockholders should check their proxy card forwarded by their broker, bank or other holder of record to see which options are available.

     The internet and telephone procedures described below for submitting your proxy are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. We have been advised by counsel that the procedures that have been put in place are consistent with the requirements of Delaware law. Lycos stockholders submitting proxies via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that would be borne by the stockholder.

     Lycos holders of record may submit their proxies:

     - through the internet by visiting a website established for the purpose at http://www.eproxyvote.com/Icos and following the instructions; or

     - by telephone by calling the toll-free number 1-877-PRX-VOTE (1-877-779-8683) and following the recorded instructions. Stockholders residing outside the United States and Canada can call 1-201-536-8073 at no charge using a touch-tone phone and follow the recorded instructions.

     Lycos holders of record who submit their proxy by telephone or internet may change their vote by submitting a proxy at a later date using the same method.

SOLICITATION OF PROXIES

     Lycos and Terra Networks will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Lycos has retained Georgeson Shareholder Communications, for a fee of $8,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Lycos and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Lycos common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Lycos. No additional compensation will be paid to directors, officers or employees for such solicitation.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE COMBINATION.

ABSENCE OF APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

     UNDER DELAWARE LAW AND VIRGINIA LAW, YOU WILL NOT HAVE APPRAISAL RIGHTS OR DISSENTER'S RIGHTS IN CONNECTION WITH THE COMBINATION.

                                      III-3

                                   PART FOUR

                                THE COMBINATION

     This summary of the material terms and provisions of the agreement and plan of reorganization set forth below is qualified in its entirety by reference to the agreement and plan of reorganization. The agreement and plan of reorganization is attached as Annex A to this proxy statement/prospectus, and that document is incorporated into this summary by reference.

     The boards of directors of Terra Networks and Lycos have each unanimously approved the agreement and plan of reorganization, which provides for combining our companies through the combination.

     Subject to the limitations described below, each share of Lycos common stock issued and outstanding at the effective time will be converted into the right to receive a number of Terra Networks shares, or their equivalent in ADSs, determined by multiplying such share by the exchange ratio.

     This section describes the material aspects of the combination, including the principal provisions of the agreement and plan of reorganization.

BACKGROUND OF THE COMBINATION

     Beginning at the end of February 2000, representatives of Lazard Freres & Co., financial advisor to Terra Networks, contacted Robert J. Davis, Chief Executive Officer of Lycos, a number of times to express Terra Networks' interest in exploring various opportunities for a possible transaction with Lycos, including its interest in a possible business combination with Lycos. Mr. Davis expressed a lack of interest in a business combination, but did state an interest in pursuing various other opportunities for cooperation.

     On March 9, Mr. Davis and other representatives of Lycos met with Mr. Abel Linares, Chief Executive Officer of Terra Networks, and other representatives of Terra Networks and Lazard Freres to discuss the possibility of a joint venture. At this meeting, representatives of Terra Networks raised the possibility of a business combination with Lycos, but no offer was made and no possible terms were discussed. Lazard Freres continued to make contact with the management of Lycos to arrange another meeting.

     On March 21, representatives of Lycos, its financial advisor, Credit Suisse First Boston Corporation, Terra Networks and Lazard Freres met in Waltham, Massachusetts to discuss various options for cooperation between the companies, but terms for a possible transaction were not discussed.

     On March 24, Mr. Davis and representatives of Lycos and Credit Suisse First Boston met with Mr. Juan Villalonga, the former Executive Chairman of Terra Networks, and other representatives of Terra Networks and Lazard Freres in Miami, Florida. At this meeting, Mr. Villalonga presented various possibilities for the framework for a possible business combination involving Terra Networks and Lycos.

     On March 27, representatives of Lycos and Credit Suisse First Boston attended a presentation in Miami, Florida, by representatives of Terra Networks and Telefonica, Terra Networks' majority shareholder, relating to the parameters of a possible transaction. Mr. Villalonga suggested that representatives of both companies meet again in order to further discuss the terms of a possible transaction, but the management of Lycos declined.

     On April 14, Mr. Davis received a telephone call from Mr. Thomas Middelhof, Chief Executive Officer of Bertelsmann, AG, who offered to arrange a telephone call between Mr. Villalonga and Mr. Davis in order to facilitate a possible transaction. The call took place later that day and

Mr. Villalonga and Mr. Davis discussed various possibilities for a transaction and Mr. Villalonga proposed meeting again in Miami.

     At a regularly scheduled meeting of the Board of Directors of Lycos on April 27, Mr. Davis informed the Lycos board of the discussions with Terra Networks. The Board of Directors of Lycos authorized Mr. Davis to continue discussions.

     On April 28, Mr. Davis, Mr. Middelhof, Mr. Villalonga and Mr. Linares met in Miami, Florida and further discussed a potential transaction, although no agreement on structure or specific terms was reached.

     On May 2, representatives of Lycos, Terra Networks, Telefonica and Bertelsmann met again in New York to discuss the terms of a potential transaction involving Lycos and Terra Networks, including the exchange ratio in the event of a stock for stock transaction. The parties determined that while there was no agreement on a transaction, sufficient progress had been made regarding a potential transaction to warrant commencing a due diligence process.

     During the following week, the parties had numerous discussions relating to the structure and terms of a potential transaction, including with respect to the exchange ratio in the event of a stock-for-stock transaction and management and governance matters.

     Beginning on May 8, representatives of the companies and their financial advisors began to perform business and financial due diligence, and the companies' legal advisors had a series of discussions to evaluate alternative structures for various proposed transactions. At the same time, the companies continued to negotiate the basic terms of the transactions.

     On Friday, May 12, Mr. Linares contacted Mr. Davis and proposed a stock-for-stock transaction in which Lycos shares would be exchanged for a fixed value of Terra Networks shares. The parties also discussed various governance matters related to the transaction, including board composition and management positions, additional means of enhancing the value of the transaction to the Lycos shareholders and setting minimum and maximum exchange ratios in the event that the price of Terra Networks shares were to increase or decrease beyond specified levels.

     During the weekend of May 13 and 14, representatives of the companies and their advisors continued business and financial due diligence. In addition, the parties and their legal advisors began negotiating an agreement and plan of reorganization and employment agreements for senior officers of Lycos and discussed various other legal matters. Also during that weekend, representatives of the companies continued negotiating the terms of the potential transactions, including the exchange ratio and the collars. The representatives also discussed the possibility of Telefonica committing to participation in a sizeable rights offering by Terra Networks in connection with the proposed transactions, eventually agreeing that Telefonica would commit to participation in a E2.2 billion rights offering by Terra Networks prior to the completion of the proposed business combination. The parties then began drafting and negotiating the specific terms of such an agreement.

     In the evening on Sunday, May 14, the Lycos Board of Directors held a telephonic meeting. At this meeting, Mr. Davis and other members of management reviewed the background, terms and status of the proposed transactions. Representatives of Credit Suisse First Boston and Lycos' legal advisors, Cravath, Swaine & Moore, also participated in the meeting and answered directors' questions. At the conclusion of the meeting, the Lycos Board of Directors authorized management to continue to work towards a potential transaction.

     During May 15, the parties and their advisors completed their due diligence and held meetings to negotiate further the terms of the agreement and plan of reorganization, rights offering agreement and other related agreements.

     In the evening of Monday, May 15, the Lycos Board of Directors held a telephonic meeting at which Mr. Davis and other members of management updated the board as to terms and status of the proposed transaction. Representatives of Credit Suisse First Boston and Cravath, Swaine & Moore also participated in the meeting and answered directors' questions. At the conclusion of the meeting, the Lycos Board of Directors again authorized management to continue discussions with Terra Networks.

     The companies and their advisors continued negotiations through the evening and into the morning of May 16 regarding the terms of the transactions and the agreement and plan of reorganization, the rights offering agreement and other related documents.

     On May 10, the Delegated Committee of Telefonica met to consider the proposed transactions. At this meeting, Mr. Villalonga informed the Delegated Committee of the status of the negotiations with Lycos, and Mr. Linares gave a detailed explanation of the merger, its strategic reasons, Lycos' valuation and the possible impact on Telefonica. Mr. Linares also explained the rights offering. Upon completion of its deliberations, the Delegated Committee approved the proposed transaction and authorized Mr. Villalonga to close the negotiations in the best interest of the Telefonica group. Mr. Villalonga announced that if the negotiations concluded successfully, he would call Terra Networks' Board of Directors to obtain approval for the definitive transactions.

     On May 16, the Board of Directors of Terra Networks met to consider the proposed transactions. At this meeting, Mr. Villalonga and the other directors analyzed, based upon a presentation by the Board Delegate, Mr. Linares, the background of, the strategic reasons for and the principal terms of the proposed transactions and their financial impact. They also reviewed generally Lycos' business and financial condition. In addition, the Terra Networks Board of Directors was presented a Fairness Opinion, analyzing the value of Lycos, issued by the investment bank, Lazard Freres & Co., LLC. The Terra Networks Board of Directors decided unanimously to approve the agreement and plan of reorganization and the rights offering agreement and agreed to call for a general shareholders' meeting of Terra Networks to approve, among other proposals, the rights offering and the capital increase required to implement the share exchange. The Terra Networks shareholders' meeting was held on June 8, 2000 and approved the rights offering and capital increase.

     On May 16, the Board of Directors of Lycos met to consider the proposed transactions. At this meeting, Mr. Davis and other members of management reviewed the transactions with the board, including the background of the proposed transactions, the strategic reasons for the proposed transactions, the principal terms of the proposed transactions, a financial review of the proposed transactions, a review of Terra Networks' financial condition and business operations and the results of the due diligence review by Lycos. Representatives of Credit Suisse First Boston made a presentation to the Lycos Board of Directors regarding the financial terms of the proposed transactions. In addition, Credit Suisse First Boston delivered its opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the combination was fair, from a financial point of view, to holders of Lycos common stock. Representatives of Cravath, Swaine & Moore discussed the fiduciary duties of the Board of Directors of Lycos in considering the combination with Terra Networks and the terms of the agreement and plan of reorganization and related documents. Upon completing its deliberations, the Lycos Board of Directors unanimously approved the agreement and plan of reorganization, the rights offering agreement and new employment agreements for various senior officers of Lycos, declared the agreement and plan of reorganization to be advisable and resolved to recommend that Lycos stockholders adopt the agreement and plan of reorganization.

     After finalizing the agreement and plan of reorganization, the rights offering agreement and related agreements, during the afternoon of May 16, representatives of Lycos and Terra Networks executed the agreement and plan of reorganization and the new employment agreements for Lycos senior officers. In addition, Lycos, Terra Networks and Telefonica entered into the rights offering agreement, and Terra Networks, Lycos, Bertelsmann and Telefonica entered into various agreements relating to Bertelsmann's and Telefonica's commitments to Terra Lycos.

     At 4:00 p.m., New York City time, May 16, 2000, Lycos and Terra Networks issued a joint press release announcing the proposed combination of Lycos and Terra Networks.

REASONS FOR THE COMBINATION

     Terra Networks and Lycos believe the combination will create a preeminent global company and a leader in the internet, new media and communications. The following are key specific reasons for Terra Networks and Lycos entering into the combination:

     Formation of a Truly Global Internet Company. Terra Lycos will be a truly global internet company with an extensive footprint and leadership positions in the fastest-growing markets in the world. Terra Lycos will be among the leaders in markets around the world, including in the United States, Europe, Latin America, Canada, Japan and South Korea. In addition, Terra Lycos will have operations in 37 countries, an estimated approximately 45 million unique users and over 175 million daily page views.

     Complementary Businesses. Terra Networks and Lycos are culturally compatible and have complementary strengths. For example, Terra Networks has strong content offerings, particularly entertainment offerings, while Lycos has particularly strong services and functionality. Terra Lycos will have a diversified revenue base derived from advertising, providing internet services and e-commerce. Both Terra Networks and Lycos have aggressive management styles and strategies focused on building brand names in fast-growing markets. In addition, there is little content or geographic overlap between Terra Networks and Lycos.

     Taking Advantage of Convergence. We believe that Terra Lycos will be in the best position to take advantage of the accelerating convergence of internet services, new media, branded content and broadband and wireless distribution capabilities. Terra Networks expects to leverage Lycos' technology to monetize its customer base, while Lycos will benefit from Terra Networks' relationship with Telefonica and access to Telefonica's customers. In addition, Terra Lycos will have preferred access to Bertelsmann's content.

     Access to Telefonica's Network. We expect that Terra Lycos will have unparalleled access to platforms and technologies through Telefonica's extensive cable, fixed line, broadband, satellite and wireless networks, which currently serve approximately 60 million customers globally.

     Bertelsmann Relationship. Terra Lycos will have a broad strategic relationship with Bertelsmann, a leading global media company. Our relationship with Bertelsmann includes Bertelsmann's commitment to purchase advertising, placement and integration services from Terra Lycos. In particular, Bertelsmann is obliged to pay $325 million for services to be performed during the first and second years from the date of completion of the combination. Bertelsmann will purchase up to $675 million of services in the third, fourth and fifth years after the combination. Telefonica has agreed to purchase, if necessary, any portion of those services in the third, fourth and fifth years that Bertelsmann does not purchase, up to $675 million. In addition, Terra Lycos will have the ability to gain preferred access to Bertelsmann's content.

     Wireless Joint Venture. Terra Networks owns 49% and Telefonica Moviles owns 51% of a new wireless joint venture, Terra Mobile, S.A., that was formed in July 2000 and will distribute content and services. We expect that the joint venture will have access to over 20 million customers and provide real-time e-commerce services through a wireless platform. The formation of this joint venture is a condition to closing of the combination.

     Financial Strength. Terra Lycos will be well-capitalized with approximately E3 billion in cash and a diversified revenue stream.

TERRA LYCOS STRATEGY

     Terra Lycos' objective is to become the world's leading internet company by providing its users with a unique platform that combines the benefits of the convergence of internet services, new media content and next-generation communication technologies with the broadest, most comprehensive array of popular products and services delivered in a highly targeted, localized manner. Key elements to the strategy include:

     - AGGRESSIVELY EXPAND TERRA LYCOS' GLOBAL REACH: We intend to continue to increase the number of users of Terra Lycos by leveraging Terra Lycos' network of well-recognized global and regional brand names, providing enhanced content and services to Terra Lycos' users and expanding its partnerships and alliances. We seek to broaden the recognition of Terra Lycos' brands through online and offline advertising and promotional campaigns. We plan to invest in developing the umbrella Terra Lycos brand on a global basis, as well as strengthening the various Terra and Lycos brands worldwide. We will also continue to enhance and expand the breadth and scope of Terra Lycos' content and services to attract and retain users by leveraging Terra Lycos' strategic partnerships and alliances, such as its relationships with Bertelsmann and Telefonica, to gain preferred access to leading global content and technology platforms. In addition, Terra Lycos will continue to provide direct access to its products and services through its internet access services, as well as through agreements with computer and software companies, ISP's and providers of wireless and broadband internet access.

     - EXPAND ACCESS TO OUR NETWORK THROUGH MULTIPLE ENTRY POINTS: Terra Lycos intends to increase its user base by expanding access to its network through multiple entry points. Terra Lycos plans to take advantage of its existing ISP business to develop new generation access platforms such as wireless and broadband, and enhance user loyalty to our network of portals while maximizing traffic and brand recognition.

       - INTERNET SERVICE PROVIDER: Terra Networks and Lycos currently provide internet access to over 2.6 million customers worldwide, offering both paid and free subscription services. We believe Terra Networks is currently the leading ISP in Spain, Chile, Peru and Guatemala and the second-ranking ISP in Brazil and Mexico. Terra Lycos plans to expand its paid subscription services throughout Europe and Latin America and free subscription services in selected markets where local telephony revenue sharing arrangements combined with revenues from our portal business creates an attractive market.


       - WIRELESS: Through a joint venture between Telefonica Moviles and Terra Lycos, Terra Lycos will become one of the world's leading wireless web services providers with access to an expected subscriber base of approximately 20 million users. Terra Lycos plans to develop unique content and e-commerce products designed specifically for distribution over wireless networks. Terra Lycos plans to expand its market share through its joint venture partner as well as other strategic wireless alliances throughout the world.


       - BROADBAND: Terra Lycos intends to continue to market its products and services to high-speed access users worldwide. Terra Lycos intends to target other high speed access providers in global markets. In addition, Telefonica's approximately 35 million fixed telephony subscribers provide a strong base of installed customers to target expanded service offerings such as DSL, voice and fax over IP and video streaming.

     -  MAXIMIZE THE FREQUENCY AND DURATION OF USER VISITS TO THE TERRA LYCOS
        NETWORK: Terra Lycos will seek to make its internet network the first choice and most frequently used destination for internet users worldwide. We believe that we can increase the frequency and duration of Terra Lycos' users' visits to Terra Lycos by expanding and enhancing the content, features and functionality of its product offerings, thus maximizing user affinity to its network.

        Throughout its network we plan to integrate common features and functionality across all our sites, making it easier for users to globally navigate the network. Products and services such as search, free personal homepages, personalized e-mail, topic-based chat services and online clubs will be customized from a single platform in order to create a sense of worldwide online communities. We also plan to continue to invest in developing or acquiring new technologies that incorporate leading edge features to Terra Lycos' offering and enhance our users experience. We believe that we can further enhance the length and frequency of Terra Lycos' users' visits by providing a highly relevant experience. For example, Terra Networks and Lycos currently provide localized versions of services in an aggregate of 37 countries worldwide which combine both global and local content and applications. We currently have strong local alliances that facilitate Terra Lycos' access to premier and differentiated content. Terra Lycos plans to further expand its global footprint by offering tailored, country-specific proprietary and third-party content, including preferred access to Bertelsmann's world-class media content, such as Random House, Gruner + Jahr and BMG Entertainment. Furthermore, Terra Lycos will continue to customize Terra Lycos' product offerings to create a personalized version of its service for each user.

     - PROVIDE COMPREHENSIVE ADVERTISING SOLUTIONS: We believe that Terra Lycos will be the first internet company to provide advertisers access to a truly global internet user base through Terra Lycos' leading network of websites and a global sales force with sales representatives placed in every country where Terra Lycos operates (supported by a tele-sales representative). Terra Lycos will provide advertisers with the ability to:

       - target its global and diverse user base through network-wide advertising;

       - purchase user-specific or site-specific advertising on its individual network sites;

       - access an attractive platform for measurable, targeted, cost-effective online advertising;

       - develop innovative, flexible and customized ways to reach their targeted audiences online with various types of advertising formats (we design and offer customized packages that include the ability to change advertisements and campaigns quickly and frequently; to link an advertisement to a specific search term or topic; to target advertisements based on demographics, geographic location and topical categories; and to track daily usage and other information); and

       - access its target audience through multiple platforms such as computers, personal digital assistants and web-enabled phones.

     - OFFER COMPELLING E-COMMERCE OPPORTUNITIES: We believe that Terra Lycos will be well-positioned to take advantage of the expected growth in internet-based commerce based on its experience and the reach of the Terra Lycos network. Terra Lycos will continue to focus on web-based electronic commerce opportunities, as an increasing number of businesses and consumers embrace the internet as a viable method for buying and selling goods and services. Terra Lycos plans to play a leading role in the development of an e-commerce platform that integrates buyers and sellers around the world by:

       - enhancing its network of partners to capture value in every part of the e-commerce transaction process, including everything from store hosting to product comparisons;

       - facilitating Terra Lycos customers' purchases and sales in a secure and reliable environment; and

       - developing a complete solution that covers a broad spectrum of e-commerce businesses, including retail, auctions and classified platforms.

      Terra Lycos will continue to integrate products and service offerings in a broad range of product categories mainly in the Business-to-Consumer ("B2C") market (including travel, computer hardware and software, books, music and financial products and services) from merchant partners integrated directly into its search, directory and community offerings on a topical basis. In doing so Terra Lycos will draw upon its experience in developed internet markets to create a seamless e-commerce platform throughout its global network.

     - EXPAND TERRA LYCOS' GLOBAL PRESENCE: The number of internet users worldwide is projected to grow rapidly over the next several years. In order to take advantage of this growth we plan to extend Terra Lycos' extensive global footprint into new markets and within existing markets by growing organically, acquiring leading internet companies and/or creating joint ventures with local media and technology companies. These acquisitions and joint ventures should allow it to reduce the cost and launch time associated with global expansion as well as leverage its operational and brand strengths and the promotional marketing and sales strengths of its partners. Upon consummation of the proposed combination and the rights offering, Terra Lycos will have enhanced financial strength, including a cash balance of approximately E3 billion, with which to further expand its global presence through the type of organic growth and acquisition strategy that has characterized the companies in the past.

     - BUILD STRATEGIC ALLIANCES: Terra Lycos plans to leverage the strategic ventures it has entered with business partners who offer unique content, technology and distribution capabilities, as well as marketing and cross-promotional opportunities. In particular, Terra Lycos expects to benefit most from its strategic relationships with:

       - TELEFONICA. We expect that Telefonica will provide Terra Lycos with a broad array of state-of-the-art telecommunication access and distribution. Telefonica is the leading telecommunications company in Spain and Latin America, a leading wireless service provider worldwide, is a leading television broadcaster in Spain and Argentina and has approximately 60 million customers worldwide. Additionally, Telefonica is one of the few European telecommunications companies to have a thoroughly diversified investment base, in terms of communications products and geographies.

       - BERTELSMANN. Bertelsmann will provide high quality content to Terra Lycos. Bertelsmann's operations consist of literary, scientific and non-fiction publishers, book and music clubs, daily newspapers, general- and special-interest magazines, music and film companies, radio and television activities, print shops, service corporations and online service providers. Bertelsmann is a leading publishing house, TV producer, music company, clubs operator, media e-commerce player and distribution/service company worldwide, as well as a leading TV distributor, magazine publisher and printing house in Europe. Bertelsmann is focused on leveraging its leading position in media onto the internet. In addition to providing content to Terra Lycos, Bertelsmann has agreed to purchase $325 million of services in the first two years following the consummation of the proposed combination and up to $675 million of services in years three, four and five following the consummation of the combination. Telefonica has agreed to purchase, if necessary, any portion of those services in the third, fourth and fifth years that Bertelsmann does not buy, up to $675 million.

RECOMMENDATION OF THE LYCOS BOARD OF DIRECTORS

     At its meeting on May 16, 2000, the Lycos Board of Directors unanimously approved the agreement and plan of reorganization, declared it advisable and unanimously resolved to recommend that Lycos stockholders vote to adopt the agreement and plan of reorganization.

     In reaching its decision to approve the combination and to recommend that Lycos stockholders vote to adopt the agreement and plan of reorganization, the Lycos Board of Directors consulted with senior management and its financial and legal advisors and considered a number of factors, including the following:

     -  the reasons listed above under "-- Reasons for the Combination";

     - the exchange ratios contemplated by the agreement and plan of reorganization, which within the collars represent a premium of 58.3% to the closing price for Lycos common stock on May 15, 2000 and a premium of 105.8% to the closing price for the Lycos common stock during the 15 trading days prior to May 16, 2000;

     -  the continuing ownership interest in Terra Lycos by Lycos stockholders;

     - that Telefonica agreed to underwrite the E2.2 billion rights offering, as a result of which Terra Lycos is expected to have approximately E3 billion in cash, making it one of the world's most well-capitalized internet companies;

     - presentations by senior members of Lycos' management regarding the strategic advantages of combining with Terra Networks, operational aspects of the combination and the results of management's operational and legal due diligence review;

     - that Mr. Davis will be the Chief Executive Officer and Mr. Philip will be the Chief Financial Officer of Terra Lycos after the completion of the combination;

     - that the Board of Directors of Terra Lycos will consist of a maximum of 15 members, including Mr. Davis, Mr. Philip and one other member of the Lycos Board of Directors selected by Lycos and reasonably acceptable to Terra Networks;

     - historical information concerning Lycos' and Terra Networks' businesses, financial performance and condition, operations, technology, management, competitive position and stock performance;

     - Lycos management's view as to the financial condition, results of operations and businesses of Lycos and Terra Networks before and after giving effect to the combination based on management's due diligence and publicly available analysts' earnings estimates;

     - the expected qualification of the combination as a tax-free reorganization;

     - the terms and conditions of the agreement and plan of reorganization, including the right of the Lycos Board of Directors to consider and negotiate other acquisition proposals if it determines, in good faith after consulting with outside counsel, that such action is necessary to comply with its fiduciary duties under applicable law;

     - the Board of Directors' belief, after consultation with Credit Suisse First Boston, that the termination fees provided for in the agreement and plan of reorganization would not materially deter an interested third party from making a proposal for a transaction with Lycos;

     - the Board of Directors' belief that the other terms of the agreement and plan of reorganization, including the parties' representations, warranties and covenants, and the conditions to their respective obligations are reasonable;

     - the financial presentation and opinion of Credit Suisse First Boston, dated May 16, 2000, as to the fairness, from a financial point of view, to the holders of Lycos common stock of the exchange ratio provided for in the combination;

     - that the complementary nature of the businesses of Lycos and Terra Networks would enable the combined company to maintain important relationships with customers, suppliers and employees;

     - the regulatory approvals required to complete the combination and the favorable prospects for receiving those approvals;

     - the accounting treatment of the combination as a "purchase", including the goodwill that will be recorded on the financial statements of Terra Lycos; and

     - the interests of the officers and directors of Lycos in the combination, including the matters described under "-- Other Interests of Lycos Officers and Directors in the Combination", and the impact of the combination on Lycos stockholders, customers and employees.

     The Lycos Board of Directors also identified and considered a number of potentially negative factors in deliberations concerning the combination, including:

     - the fact that Telefonica is expected to own between 33.6% and 43.5% (between 34.4% and 44.5% including 100% of the shares expected to be owned by affiliates of Telefonica) of Terra Lycos following the combination;

     - that the principal trading market for Terra Networks ordinary shares is, and will continue to be after completion of the combination, the New Market segment of the Spanish stock exchanges, although the Terra Networks American Depositary Shares are quoted on the Nasdaq National Market and provide a more accessible trading vehicle than Terra Networks ordinary shares for most U.S. stockholders;

     - the challenges of combining the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the combination; and

     -  the risk that the combination will not be completed.

     The Lycos Board of Directors believed that some of these risks were unlikely to occur, while others could be avoided or mitigated by Lycos and that overall these risks were outweighed by the potential benefits of the combination.

     The discussion of the information and factors considered by the Lycos Board of Directors in making its decision is not intended to be exhaustive but is believed to include all material factors considered by the Lycos Board of Directors. In view of the variety of material factors considered in connection with its evaluation of the combination, the Lycos Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Lycos Board of Directors may have given different weight to different factors.

     After careful consideration, the Lycos Board of Directors has unanimously approved the agreement and plan of reorganization and declared it advisable and unanimously recommends that Lycos stockholders vote "for" the adoption of the agreement and plan of reorganization.

OPINION OF LYCOS' FINANCIAL ADVISOR

     Credit Suisse First Boston has acted as Lycos' financial advisor in connection with the combination. Lycos selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Lycos' business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Lycos requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Lycos common stock of the exchange ratio provided for in the combination. On May 16, 2000, at a meeting of the Lycos Board of Directors held to evaluate the combination, Credit Suisse First Boston rendered to the Lycos Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 16, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Lycos common stock.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION DATED MAY 16, 2000 TO THE LYCOS BOARD OF DIRECTORS, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS PROXY STATEMENT/ PROSPECTUS BY REFERENCE. HOLDERS OF LYCOS COMMON STOCK ARE ENCOURAGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE LYCOS BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED COMBINATION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE COMBINATION. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Credit Suisse First Boston reviewed the agreement and plan of reorganization and related documents, as well as publicly available business and financial information relating to Lycos and Terra Networks. Credit Suisse First Boston also reviewed other information relating to Lycos and Terra Networks that Lycos and Terra Networks provided to or discussed with Credit Suisse First Boston, as well as publicly available financial forecasts for Lycos and Terra Networks that Lycos and Terra Networks discussed with Credit Suisse First Boston. Credit Suisse First Boston also met with Lycos' and Terra Networks' managements to discuss the businesses and prospects of Lycos and Terra Networks. Credit Suisse First Boston considered financial and stock market data of Lycos and Terra Networks, and compared those data with similar data for other publicly held companies in businesses similar to those of Lycos and Terra Networks. Credit Suisse First Boston considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston reviewed and discussed with Lycos' and Terra Networks' managements publicly available financial forecasts relating to Lycos and Terra Networks and was advised, and assumed, that the forecasts represented reasonable estimates and judgments as to the future financial performance of Lycos and Terra Networks. In addition, Credit Suisse First Boston relied on, without independent verification, the assessment of Lycos' and Terra Networks' managements as to Terra Networks' existing technology and products and the validity of, and risks associated with, Terra Networks' future technology and products. Credit Suisse First Boston also assumed, with the consent of the Lycos Board of Directors, that, before the consummation of the combination, Terra Networks will complete, and receive the proceeds from, a rights offering of Terra Networks ordinary shares for aggregate value of E2.2 billion, in accordance with the terms of the rights offering agreement. Credit Suisse First Boston also assumed, with the consent of the Lycos Board of Directors, that Bertelsmann will purchase products and services from Terra Networks for $1.0 billion in the aggregate over a five-year period following the consummation of the combination, in accordance with the terms that representatives of Lycos described to Credit Suisse First Boston. For a discussion of the terms of the Bertelsmann arrangements, see "Part Five -- Information About Terra Networks -- Other Agreements -- Agreements with Bertelsmann".

     Credit Suisse First Boston also assumed that the combination would be treated as a tax-free reorganization for United States federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Lycos or Terra Networks, nor was Credit Suisse First Boston furnished with any evaluations or appraisals.

     Credit Suisse First Boston's opinion is necessarily based on information available to it, and on financial, economic, market and other conditions as they existed and could be evaluated, on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of Terra Networks ordinary shares or Terra Networks ADSs actually will be when issued to Lycos' stockholders pursuant to the combination or the prices at which Terra Networks ordinary shares and Terra Networks ADSs will trade following the combination. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Lycos.

     In preparing its opinion to the Lycos Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lycos and Terra Networks. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Lycos or Terra Networks or the proposed combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Lycos Board of Directors in its evaluation of the proposed combination and should not be viewed as determinative of the views of the Lycos Board of Directors or management with respect to the combination or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the Lycos Board of Directors at a meeting of the Lycos Board of Directors held on May 16, 2000. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND

ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     In connection with its analyses, Credit Suisse First Boston noted that the combination is structured to include a collar provision. Based on the collar provision, in the event that the average closing stock price for Terra Networks ordinary shares for purposes of the combination is between $45.37 and $68.06, the exchange ratio will be between 2.150x and 1.433x, which is referred to in the summary below as the collar range. Within the collar range, holders of Lycos common stock would receive in the combination that number of Terra Networks ordinary shares or ADSs equal to $97.55 per share. Credit Suisse First Boston also noted that, in the event that the closing stock price for Terra Networks ordinary shares for purposes of the combination is equal to or less than $45.37, the exchange ratio will be fixed at 2.150x, and in the event that the closing stock price for Terra Networks ordinary shares for purposes of the combination is equal to or greater than $68.06, the exchange ratio will be fixed at 1.433x.

     EXCHANGE RATIO ANALYSIS. Credit Suisse First Boston reviewed the average of the ratios of the closing price of Lycos common stock divided by the closing price of Terra Networks ADSs over various periods ending May 15, 2000. Credit Suisse First Boston then computed the premium/(discount) represented by the exchange ratio in the combination of 2.150x at the low end of the collar range, 1.720x at the midpoint of the collar range and 1.433x at the high end of the collar range over the average ratios computed for the various periods. This analysis indicated the following:

                                                                 EXCHANGE RATIO PREMIUM/(DISCOUNT)
                                                                  OVER AVERAGE RATIO AT LOW END,
                                                               MIDPOINT AND HIGH END OF COLLAR RANGE
                                              AVERAGE RATIO    -------------------------------------
PERIOD PRIOR TO MAY 15, 2000                   OVER PERIOD     2.150X         1.720X         1.433X
----------------------------                  -------------    ------         ------         ------
Current market..............................      1.084x         98.4%          58.7%          32.3%
Unaffected market (May 3, 2000).............      0.775x        177.6%         122.1%          85.0%
10 trading days average.....................      0.866x        148.3%          98.6%          65.5%
30 trading days average.....................      0.770x        179.0%         123.2%          86.0%
60 trading days average.....................      0.711x        202.5%         142.0%         101.7%
90 trading days average.....................      0.748x        187.6%         130.1%          91.7%
Since November 17, 1999.....................      0.997x        115.5%          72.4%          43.7%

     PRECEDENT TRANSACTIONS ANALYSIS. Credit Suisse First Boston analyzed the publicly available financial terms of the following five publicly announced stock-for-stock transactions involving companies in the internet portal industry, as well as 32 stock-for-stock transactions involving companies in the internet industry, 76 stock-for-stock transactions with a value of $500 million or more involving companies in the technology industry and 188 stock-for-stock transactions involving companies in the technology industry:

ACQUIROR              TARGET
--------              ------
America Online, Inc.  Time Warner, Inc.
Yahoo! Inc.           Broadcast.com Inc.
Yahoo! Inc.           GeoCities
At Home Corp.         Excite, Inc.
America Online, Inc.  Netscape Communications Corp.

     The following table presents the median premium of the exchange ratio in each transaction or group of transactions to the ratio of the stock prices for the acquirors and targets in the transactions one trading day prior to the announcement of the transaction and over various other periods prior to the announcement of the transaction:

                                                   EXCHANGE RATIO PREMIUM/(DISCOUNT) OF PRECEDENT
                                                            STOCK-FOR-STOCK TRANSACTIONS
                                               -------------------------------------------------------
                                               90 DAYS   60 DAYS   30 DAYS   10 DAYS   1 DAY   AVERAGE
                                               -------   -------   -------   -------   -----   -------
PRECEDENT TRANSACTION
America Online, Inc./Time Warner, Inc. ......   48.8%     69.2%     82.8%     65.5%    69.1%    60.1%
Yahoo! Inc./Broadcast.com Inc................   71.7%     51.9%     35.1%     20.5%    10.0%    37.8%
Yahoo! Inc./GeoCities........................   82.1%     84.0%     96.8%     63.1%    51.5%    75.5%
At Home Corp./Excite, Inc. ..................   30.4%     31.3%     55.3%     69.2%    57.4%    44.5%
America Online, Inc./Netscape Communications
  Corp. .....................................    0.4%      8.4%     14.2%      9.1%    (2.5)%   (0.1)%
32 Internet Transactions (median)............   14.4%     34.8%     35.7%     28.4%    24.2%    22.8%
76 Technology Transactions over $500 million
  (median)...................................   30.5%     34.8%     35.3%     33.0%    27.9%    30.3%
188 Technology Transactions (median).........   27.7%     32.7%     34.0%     31.6%    26.9%    22.8%

     PRECEDENT MERGER-OF-EQUALS TRANSACTIONS ANALYSIS. Credit Suisse First Boston noted that the combination will result in an implied pro forma fully converted ownership interest in the combined company for Lycos stockholders of approximately 40.7% to 50.7% prior to the investment by Telefonica. Credit Suisse First Boston also noted that this range of implied pro forma ownership interests is consistent with a party's ownership of the pro forma entity in a typical merger-of-equals transaction, which was characterized by Credit Suisse First Boston for purposes of this analysis as a transaction in which each party's stockholders retain at least a 40% fully converted pro forma interest in the combined entity. Credit Suisse First Boston reviewed 54 precedent merger-of-equals transactions across a wide range of industries in order to determine the median and mean premium paid to the stockholders of the effective target in each transaction one trading day and 30 trading days prior to announcement of each transaction. Credit Suisse First Boston identified the acquiror and target in each transaction by considering the party issuing shares in the transaction, relative ownership of the combined entity and location of the combined entity's headquarters. Credit Suisse First Boston compared the results of this review to the premium to be paid to Lycos stockholders in the combination utilizing closing prices for Terra Networks ordinary shares within the collar range. The results of this analysis are as follows:

                                                               PREMIUM TO UNAFFECTED STOCK PRICE
                                                              ------------------------------------
                                                              30 DAYS PRIOR TO    ONE DAY PRIOR TO
                                                                ANNOUNCEMENT        ANNOUNCEMENT
                                                              ----------------    ----------------
54 PRECEDENT MERGER-OF-EQUALS TRANSACTIONS
  Median....................................................        15.0%               11.3%
  Mean......................................................        19.0%               15.0%
THE COMBINATION -- WITHIN COLLAR RANGE......................        45.1%               58.3%

     No transaction utilized as a comparison in the precedent transactions analysis or precedent merger-of-equals transactions analysis is identical to the combination. In evaluating the combination, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lycos and Terra Networks, such as the impact of competition on the businesses of Lycos and Terra Networks and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Lycos, Terra Networks or the industry or in the financial markets in general.

     PRO FORMA REVENUE IMPACT ANALYSIS. Credit Suisse First Boston analyzed the potential pro forma effects of the combination on, among other things, the estimated revenue per share for Terra Networks for calendar year 2001 throughout the range of exchange ratios defined by the collar. Credit Suisse First Boston then calculated the multiples of estimated calendar year 2001 revenue of the combined company necessary to maintain the May 15, 2000 closing stock/ADS prices for each of Lycos and Terra Networks. The results of this analysis, which Credit Suisse First Boston compared to the May 15, 2000 Terra Networks stand-alone aggregate value multiple of estimated calendar year 2001 revenue of 51.2x, are as follows:

                                                                         COMBINED COMPANY
                                                                          AGGREGATE VALUE
                                                                            MULTIPLE OF
                                                     TERRA NETWORKS'    ESTIMATED CALENDAR
                                   TERRA NETWORKS     MAY 15, 2000       YEAR 2001 REVENUE
                                    REVENUE PER      AGGREGATE VALUE   NECESSARY TO MAINTAIN
                                  SHARE ACCRETION:     MULTIPLE OF         MAY 15, 2000
       PREMIUM/        IMPLIED       ESTIMATED          ESTIMATED      STOCK/ADS PRICE FOR:
    (DISCOUNT) TO      EXCHANGE    CALENDAR YEAR      CALENDAR YEAR    ---------------------
  MIDPOINT OF COLLAR    RATIO           2001          2001 REVENUE       LYCOS       TERRA
  ------------------   --------   ----------------   ---------------     -----       -----
        (20.0)%          2.150x         68.2%              51.2x          15.7x       32.5x
          0.0 %          1.720x         85.0%              51.2x          17.9x       29.1x
         20.0 %          1.433x         98.2%              51.2x          20.0x       26.9x

     PRO FORMA EARNINGS IMPACT ANALYSIS. Credit Suisse First Boston calculated the estimated cost savings and/or additional revenue of the combined company necessary to result in breakeven (zero) earnings per share in calendar years 2000 and 2001. This analysis was performed based on securities research analysts' estimates and included incremental revenue of $175.0 million assumed by Lycos to be provided by Bertelsmann in calendar year 2001. This analysis indicated that, for calendar year 2000, the combined company would need to generate approximately $165.1 million in incremental pre-tax earnings to result in breakeven earnings per share and, for calendar year 2001, the required breakeven amount would be approximately $41.5 million.

     PEER GROUP COMPARISON. Credit Suisse First Boston compared financial, operating and stock market data of Terra Networks and Lycos to corresponding data of the following 34 publicly traded companies in the international information hub/portal, domestic information hub/portal and other technology industries:

INTERNATIONAL INFORMATION         DOMESTIC INFORMATION                   OTHER TECHNOLOGY
  HUB/PORTAL COMPANIES            HUB/PORTAL COMPANIES                       COMPANIES
-------------------------         --------------------                   ----------------
- Freeserve Holdings plc   - America Online, Inc.              - Infospace, Inc.
- Freenet.de AG            - America Online, Inc./Time         - CNET Networks Inc.
- StarMedia Network, Inc.  Warner, Inc. (pro forma)            - ZDNet (division of Ziff-Davis Inc.)
- QXL.com plc              - Yahoo! Inc.                       - GoTo.com, Inc.
- Yupi Internet Inc.(1)    - Excite/At Home Corp. (pro forma)  - About.com Inc.
- Quepasa.com Inc.         - Lycos, Inc.                       - NBC Internet Inc.
- El Sitio, Inc.           - Verio Inc.                        - SportsLine.com, Inc.
                           - PSINet Inc.                       - MarketWatch.com Inc.
                           - Concentric Network Corp.          - Juno Online Services, Inc.
                           - GO Network (a division of         - jVillage Inc.
                             Infoseek Corp.)                   - TheStreet.com, Inc.
                           - LookSmart Ltd.                    - Earthweb Inc.
                           - Go2Net Inc.                       - theglobe.com inc.
                           - Ask Jeeves, Inc.                  - iTurf Inc.
                           - Prodigy Communications Corp.

---------------
(1)  Non-public company. Data based on expected pricing ranges.

     Credit Suisse First Boston compared aggregate values, calculated as equity market value plus net debt, as multiples of latest 12 months and estimated calendar years 2000 and 2001 revenue. All multiples were based on closing stock prices on May 15, 2000, except that implied multiples for

Lycos were also calculated based on the $97.55 per share in Terra Networks ordinary shares to be exchanged within the collar range for each share of Lycos common stock. Estimated financial data for the selected companies, Lycos and Terra Networks were based on securities research analysts' estimates. This analysis indicated the implied median and mean multiples for the groups of companies set forth below, as compared to the actual and implied multiples for Lycos and the implied multiples for Terra Networks set forth below. Credit Suisse First Boston placed particular emphasis on the comparison between the median and mean multiples for the international hub/portal companies and the implied multiples for Terra Networks, and on the comparison between the median and mean multiples for the domestic hub/portal companies and the actual and implied multiples for Lycos common stock:

                                            AGGREGATE VALUE                      EQUITY VALUE
                                   ---------------------------------   ---------------------------------
                                               ESTIMATED   ESTIMATED               ESTIMATED   ESTIMATED
                                    LATEST     CALENDAR    CALENDAR     LATEST     CALENDAR    CALENDAR
                                   12 MONTHS     2000        2001      12 MONTHS     2000        2001
                                   ---------   ---------   ---------   ---------   ---------   ---------
Terra (May 15, 2000).............   135.1x       94.1x       51.2x      138.4x       96.4x       52.5x
International Hub/Portal
  Companies:
  Median.........................   109.6x       25.1x       12.8x      118.4x       30.4x       12.8x
  Mean...........................   133.9x       57.4x       28.2x      148.7x       61.1x       30.0x
Lycos:
  May 15, 2000...................    32.9x       21.3x       14.9x       37.0x       24.0x       16.8x
  Within Collar Range............    56.2x       36.4x       25.5x       60.3x       39.1x       27.4x
Domestic Hub/Portal Companies:
  Median.........................    19.4x       11.7x        7.1x       21.0x       12.2x        7.0x
  Mean...........................    26.6x       16.6x       11.2x       27.4x       17.0x       11.5x
Other Technology Companies:
  Median.........................     6.1x        3.1x        2.1x        9.6x        4.9x        2.9x
  Mean...........................    27.3x       14.6x        7.6x       29.7x       15.8x        8.3x

     ILLUSTRATIVE FUTURE TRADING ANALYSIS. Credit Suisse First Boston reviewed the potential pro forma effects of the combination on the aggregate value of the combined company as a multiple of estimated calendar year 2001 revenue using the closing price of Terra Networks ADSs on May 15, 2000. Credit Suisse First Boston then compared the results of this analysis with the aggregate value multiples of estimated calendar year 2001 revenue for each of Terra Networks and Lycos on a stand-alone basis. Credit Suisse First Boston also noted that the implied aggregate value of the combined company as a multiple of estimated calendar year 2001 revenue would be 29.4x, a 49.1% discount to the 57.8x multiple for Yahoo! Inc. based on the closing stock/ADS prices for Terra Networks and Yahoo! Inc. on May 15, 2000. This analysis was performed based on securities research analysts' estimates and included incremental revenue of $175.0 million assumed by Lycos to be provided by Bertelsmann in calendar year 2001.

     Credit Suisse First Boston also reviewed the premiums to Lycos' May 15, 2000 share price implied by a range of trading multiples of 20.0x to 60.0x estimated calendar year 2001 revenue for the combined company, including the May 15, 2000 multiples for Lycos common stock and Terra Networks ADSs both on a stand-alone basis and assuming the combination is completed. This analysis was performed throughout the range of exchange ratios defined by the collar, was based on securities research analysts' estimates and included incremental revenue of $175.0 million assumed by Lycos to be provided by Bertelsmann in calendar year 2001. The results of this analysis are as follows:

                                               PREMIUM/(DISCOUNT) RECEIVED BY LYCOS STOCKHOLDERS BASED
                                                 ON VARIOUS TRADING MULTIPLES FOR TERRA NETWORKS ADSS
                                              ----------------------------------------------------------
                                              MAY 15, 2000           MAY 15, 2000   MAY 15, 2000
                                   IMPLIED       LYCOS                 BLENDED         TERRA
PREMIUM/(DISCOUNT)                 EXCHANGE   MULTIPLE --            MULTIPLE --    MULTIPLE --
MIDPOINT OF COLLAR                  RATIO        14.9X       20.0X      29.4X          51.2X       60.0X
------------------                 --------   ------------   -----   ------------   ------------   -----
(20.0)%..........................   2.150x         1.6%      29.6%       81.8%         202.2%      250.6%
0.0%.............................   1.720x       (10.3)%     14.3%       60.3%         166.6%      209.3%
20.0%............................   1.433x       (19.8)%      2.3%       43.4%         138.4%      176.6%

     HISTORICAL STOCK TRADING ANALYSIS. Credit Suisse First Boston analyzed the prices at which Lycos common stock traded over the period from April 2, 1996, the date of Lycos' initial public offering, through May 15, 2000. Credit Suisse First Boston noted that the high closing price for Lycos common stock in the period observed was $92.13 on December 21, 1999, and the low closing price for Lycos common stock in the period observed was $1.45 on August 1, 1996.

     Credit Suisse First Boston also analyzed the prices at which Terra Networks ordinary shares and Terra Networks ADSs traded over the period from November 17, 1999, the date of Terra Networks' initial public offering, through May 15, 2000. Credit Suisse First Boston noted that the high closing price for Terra Networks ordinary shares in the period observed was $137.17 on February 18, 2000, and the low closing price for Terra Networks ordinary shares in the period observed was $28.84 on November 19, 1999. Credit Suisse First Boston also noted that the high closing price for Terra Networks ADSs in the period observed was $135.50 on February 14, 2000, and the low closing price for Terra Networks ADSs in the period observed was $30.81 on November 23, 1999.

     MISCELLANEOUS. Lycos has agreed to pay Credit Suisse First Boston for its financial advisory services customary fees based on the aggregate value of the combination. Lycos also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided financial services to Lycos and Telefonica, and are currently providing financial services to Lycos, unrelated to the proposed combination, for which services Credit Suisse First Boston and its affiliates have received and will receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Lycos, Terra Networks, Telefonica and Bertelsmann for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

OTHER INTERESTS OF LYCOS OFFICERS AND DIRECTORS IN THE COMBINATION

     In considering the recommendation of the Lycos Board of Directors in favor of the adoption of the agreement and plan of reorganization, Lycos stockholders should be aware that several Lycos officers and directors will have interests in addition to the interests of Lycos stockholders generally.

  MANAGEMENT SHARE OWNERSHIP AND STOCK OPTIONS

     As of September 5, 2000, Lycos officers and directors and their affiliates beneficially owned (as defined in the rules promulgated under the Securities Exchange Act of 1934) an aggregate of 3,648,824 shares of Lycos common stock, or approximately 3.19% of the issued and outstanding shares of Lycos common stock. All of these shares will be treated in the combination in the same manner as shares of Lycos common stock held by other stockholders of Lycos. As of September 5, 2000, options to purchase a total of 9,027,608 shares of Lycos common stock, at exercise prices ranging from $0.0025 to $66.75, were held by officers of Lycos under the Lycos, Inc. 1995 Stock Option Plan and the Lycos, Inc. 1996 Stock Option Plan.

     As of September 5, 2000, options to purchase a total of 270,000 shares of Lycos common stock, at exercise prices ranging from $2.875 to $57.50, were held by directors of Lycos under the Non-employee Directors Stock Option Plan. In addition, options to purchase a total of 272,000 shares of Lycos common stock, at exercise prices ranging from $10.34375 to $13.50, were held by a director of Lycos under the Lycos, Inc. 1996 Stock Option Plan.

  CONTINUED EMPLOYMENT AND OTHER RELATIONSHIPS

     Following the combination, substantially all employees of Lycos will become employees of Terra Lycos. Robert J. Davis, Chief Executive Officer and President of Lycos, and Edward M. Philip, Chief Financial Officer and Chief Operating Officer of Lycos, have entered into employment agreements with Terra Networks and Lycos. In addition, the following officers of Lycos have also entered into employment agreements with Terra Networks and Lycos: Jeffrey S. Bennett, Thomas
E. Guilfoile, John McMahon, David G. Peterson and Ronald Sege (collectively, the "Senior Executives"). Each of the foregoing Lycos employees will receive options to purchase Terra Networks ADSs upon completion of the combination, and it is anticipated that they will participate in Terra Networks' other incentive plans following the combination.

     Mr. Davis and Mr. Philip will become the Chief Executive Officer and Chief Financial Officer, respectively, of Terra Lycos as of completion of the combination. The Senior Executives will serve in principally the same positions with Lycos that they held at Lycos prior to completion of the combination.

     Messrs. Davis and Philip and one other director of Lycos reasonably acceptable to Terra Networks will also become directors of Terra Lycos upon completion of the combination.

  EMPLOYMENT AGREEMENTS

     Terra Networks and Lycos have entered into employment agreements with Messrs. Davis and Philip and each of the Senior Executives. These employment agreements will become effective upon completion of the combination.

     Each employment agreement for Messrs. Davis and Philip and the Senior Executives provides that all stock options to purchase Lycos common stock granted to the applicable executive prior to May 16, 2000 will be accelerated and become fully vested upon completion of the combination to the extent not then already vested (other than the Lycos stock options recently granted to the Senior Executives described below under "-- Special Option Grants, Acceleration of Vesting," the vesting of which will not become accelerated upon completion of the combination). The executives will be entitled to receive payments to offset the excise tax liability, including any interest or penalties imposed with respect to such taxes, that they may incur under Section 4999 of the Internal Revenue Code as a result of this accelerated vesting, and as a result of any other payment, vesting or distribution under the employment agreements.

     As of September 5, 2000, Mr. Davis had options to acquire 3,831,000 shares of Lycos common stock, of which 1,843,869 shares are vested and 1,987,131 shares are unvested, and Mr. Philip had options to acquire 2,236,408 shares of Lycos common stock, of which 881,116 shares are vested and 1,355,292 shares are unvested. With respect to the Senior Executives, as of September 5, 2000 (including the options to acquire 200,000 shares of Lycos common stock granted to each Senior Executive on May 15, 2000, described below in "-- Special Option Grants, Acceleration of Vesting," which will not become vested upon completion of the combination): Mr. Bennett had options to acquire 667,200 shares of Lycos common stock, of which 107,824 shares are vested and 559,376 shares are unvested; Mr. Guilfoile had options to acquire 560,000 shares of Lycos common stock, of which 110,624 shares are vested and 449,376 shares are unvested; Mr. McMahon had options to acquire 420,000 shares of Lycos common stock, of which 59,583 are vested and 360,417 shares are unvested; Mr. Peterson had options to acquire 713,000 shares of Lycos common stock, of which 151,624 shares are vested and 561,376 shares are unvested; and Mr. Sege had options to acquire 600,000 shares of Lycos common stock, of which 134,166 shares are vested and 465,834 shares are unvested.

     The employment agreements contain standard restrictive covenants pertaining to confidentiality, nonsolicitation and noncompetition.

     The following discussion pertains to specific aspects of the employment agreements relevant to Mr. Davis and Mr. Philip, and to the Senior Executives, respectively.

     Messrs. Davis and Philip. Under Messrs. Davis' and Philip's respective employment agreements, Mr. Davis will report to the Executive President and Chairman of the Terra Lycos Board of Directors, and Mr. Philip will report to the Chief Executive Officer of Terra Lycos. Each employment agreement is for a five-year term.

     The employment agreements provide a base salary of no less than $250,000 per year for Mr. Davis and no less than $200,000 per year for Mr. Philip, and provide for a guaranteed annual bonus of $250,000 for Mr. Davis and $200,000 for Mr. Philip. Under the employment agreements, Terra Networks will grant to Mr. Davis options to acquire 2,000,000 Terra Networks ordinary shares and to Mr. Philip options to acquire 1,500,000 Terra Networks ordinary shares (collectively, the "New Options"), respectively, upon completion of the combination, vesting ratably over four years (commencing on the date of grant), at an exercise price equal to the fair market value of the underlying shares subject to the New Options on the date of grant and pursuant to the terms of Terra Networks' stock incentive plans.

     The employment of Messrs. Davis and Philip may be terminated by either the executives or Terra Networks in certain circumstances. The agreements provide for a severance benefit in the event of termination of the executive's employment by Terra Networks other than for "cause," or termination by Mr. Davis or Mr. Philip, as the case may be, for "good reason," determined as follows: the greater of $5,000,000 for Mr. Davis ($3,250,000 for Mr. Philip) or the value of the New Options on the date of termination (which is defined as the aggregate fair market value of the Terra Networks shares underlying the New Options on the date of termination less the aggregate exercise price of the New Options). If the value of the New Options is greater than the cash severance amount, no cash severance payment will be made to the executives, and the executives will retain their New Options. If the cash severance amounts are greater than the value of the New Options, the executives will receive the cash payments and will forfeit their New Options. In the event that the executives retain the New Options upon termination of employment, the unvested portion of the New Options will become immediately vested on the date of termination. In the event of such termination, Messrs. Davis and Philip also will be entitled to continuation of certain benefits generally until the end of the unexpired original term.

     Senior Executives. Each employment agreement with the Senior Executives is for a term of three years.

     The employment agreements provide for a base salary for each Senior Executive as follows: Mr. Bennett, $140,000, Mr. Guilfoile, $140,000, Mr. McMahon, $150,000, Mr. Peterson, $160,000 and Mr. Sege, $170,000. All bonus amounts payable under the Senior Executives' agreements are discretionary, to be determined by the Chief Executive Officer of Terra Lycos based upon certain targets. Under the employment agreements, Terra Lycos will grant to each Senior Executive options to acquire 200,000 Terra Networks ordinary shares upon completion of the combination, vesting ratably over four years (commencing on the date of grant), at an exercise price equal to the fair market value of the underlying shares subject to the new options on the date of grant.

     The employment of the Senior Executives may be terminated by either the executives or Terra Networks in certain circumstances. The agreements provide for a lump sum severance benefit in the event of termination of an executive's employment by Terra Lycos other than for "cause," or termination by the Senior Executives, as the case may be, for "good reason," in the amount of 12 month's of such executive's base salary. The terminated Senior Executive will also receive continuation of certain benefits generally for one year after termination of employment, and the unvested portion of any options held by the Senior Executive will become immediately vested on the date of termination.

     Special Option Grants, Acceleration of Vesting. On May 15, 2000, the five Senior Executives were each granted options to purchase 200,000 shares of Lycos common stock. The exercise price for such grant to each Senior Executive was $61.63 per share (which was the closing price of Lycos common stock on May 15, 2000). These options will vest over four years commencing on the date of grant, and will not accelerate upon completion of the combination.

     The vesting of all stock options granted to members of the Lycos Board of Directors under the Lycos Non-employee Directors Stock Option Plan will accelerate upon completion of the combination. The members of the Lycos Board of Directors will be entitled to receive a payment for any excise taxes they may incur under Section 4999 of the Internal Revenue Code as a result of accelerated vesting. As of September 5, 2000, options to purchase a total of 270,000 shares of Lycos common stock, at exercise prices ranging from $2.875 to $57.50, were held by directors of Lycos under the Non-employee Directors Stock Option Plan.

     The vesting of all Lycos stock options previously granted to Jeffrey Snider, general counsel of Lycos, and Richard Sabot, a former employee and current member of the Lycos Board of Directors, will become accelerated by two years upon completion of the combination. Messrs. Snider and Sabot will be entitled to receive a payment for any excise tax liability they may incur under
Section 4999 of the Internal Revenue Code as a result of accelerated vesting.

THE MERGER OF LYCOS INTO LYCOS VIRGINIA

     Subject to the terms and conditions of the agreement and plan of reorganization, and in accordance with the General Corporation Law of Delaware and the Virginia Stock Corporation Act (VSCA), the first step of the completion of the combination will be the merger of Lycos with and into Lycos Virginia, a newly-formed, wholly-owned subsidiary of Lycos incorporated in Virginia, with Lycos Virginia as the surviving entity. At that time, each share of Lycos common stock issued and outstanding (other than shares of Lycos common stock held in the treasury of Lycos) shall convert automatically into one share of Lycos Virginia common stock, and each certificate previously representing shares of Lycos common stock shall thereafter represent shares of Lycos Virginia common stock. In addition, each option granted by Lycos to purchase shares of Lycos common stock that is outstanding and unexercised at that time shall convert automatically into an option to purchase the number of shares of Lycos Virginia common stock subject to such option immediately prior to that time. This merger will be followed by the share exchange described below. Unless the context otherwise requires, all references herein to Lycos prior to the merger are to Lycos, Inc., and all references to Lycos after the merger are to Lycos Virginia.

     Under Delaware law, Lycos stockholders are not entitled to appraisal rights in connection with the merger of Lycos into Lycos Virginia.

THE SHARE EXCHANGE

     Subject to the terms and conditions of the agreement and plan of reorganization and in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anonimas), immediately following the merger described above, Lycos Virginia and Terra Networks will effect a statutory share exchange whereby each share of Lycos Virginia common stock will be exchanged for Terra Networks ordinary shares (which, unless the Lycos stockholder otherwise elects will automatically be deposited with Citibank, as ADS depositary, in exchange for Terra Networks ADSs) upon completion of the combination. Upon completion of the share exchange, Lycos Virginia shall become a wholly-owned subsidiary of Terra Networks. The separate corporate existence of each of Terra Networks and Lycos will continue following the share exchange. Under Virginia Law, Lycos Virginia stockholders will not have dissenters' rights in connection with the share exchange.

  CONVERSION OF STOCK; TREATMENT OF OPTIONS

     Lycos Common Stock. Upon completion of the combination, each share of Lycos Virginia common stock outstanding will be exchanged for a number of Terra Networks ADSs, each representing one Terra Networks ordinary share, or at each stockholder's election, a number of Terra Networks ordinary shares in account entry form, equal to the exchange ratio. The exchange ratio shall be determined by dividing (1) $97.55 by (2) the average closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges for the ten full trading days ending on the tenth trading day prior to the share exchange. However, if the average closing price of Terra Networks shares is equal to or greater than $68.06, the exchange ratio shall be 1.433, or if the average closing price of Terra Networks shares is equal to or less than $45.37, the exchange ratio shall be 2.150. Each closing price of Terra Networks shares used to determine the exchange ratio will be expressed in U.S. dollars using the noon buying rate for euro for U.S. dollars as of each day on which the average closing price is measured. The closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges on September 19, 2000 was equivalent to $43.00.

     Terra Networks ordinary shares to be issued for each share of Lycos Virginia common stock will be determined as illustrated in the following examples:

                                                                    AGGREGATE         AGGREGATE
                                                                    AMOUNT OF         AMOUNT OF
                              TERRA     ACQUISITION                 NEW TERRA         NEW TERRA
                             AVERAGE     PRICE PER    EXCHANGE   NETWORKS SHARES   NETWORKS SHARES
                             PRICE(1)   LYCOS SHARE   RATIO(2)   TO BE ISSUED(3)   TO BE ISSUED(4)
                             --------   -----------   --------   ---------------   ---------------
                               (IN U.S. DOLLARS)                            (MILLIONS)
Above Upper End............   >68.06       >97.55      1.433          191.8             227.3
Upper End..................    68.06        97.55      1.433          191.8             227.3
Central Reference..........    56.72        97.55      1.720          230.1             272.7
Lower End..................    45.37        97.55      2.150          287.7             340.9
Below Lower End............   <45.37       <97.55      2.150          287.7             340.9

---------------
(1) Average closing price of Terra Networks shares on the Continuous Market Exchange for the ten days ending on the tenth day prior to the closing date of the transaction converted to U.S. dollars using the noon buying rate of euro for U.S. dollars as of each day the average closing price is measured.

(2)  Number of Terra Networks shares per each Lycos Virginia share.

(3) Based on 133.8 million Lycos shares outstanding on a fully-diluted basis at May 16, 2000.

(4) Assumes 158.6 million Lycos shares outstanding on a fully-diluted basis. This is the maximum number of shares permitted to be outstanding on a fully-diluted basis at the closing of the transaction under the agreement and plan of reorganization. However, Lycos has agreed in the agreement and plan of reorganization not to take any action, including issuing new Lycos shares, that could reasonably be expected to result in its shareholders owning or having voting power in excess of 50% of Terra Lycos upon completion of the combination.

     Lycos Virginia Stock Options. Immediately prior to completion of the combination, each outstanding option to purchase a share of Lycos Virginia common stock that is outstanding and unexercised will be transferred to Terra Networks. Terra Networks will issue as of completion of the combination, in exchange therefor, an option to purchase that number of Terra Networks ADSs equal to the number of shares of Lycos Virginia common stock subject to the original option multiplied by the exchange ratio, at an exercise price per Terra Networks ADS equal to the exercise price per share of the Lycos Virginia common stock under the original option divided by the exchange ratio. The Terra Networks options will otherwise be on terms substantially identical to those of the existing Lycos options. Any fractional shares resulting from this conversion may be grouped with fractional shares resulting from the conversion of other options to purchase Lycos Virginia common stock. Terra will pay the value of any fractional shares in cash. Upon completion of the combination any outstanding Lycos options will cease to represent a right to purchase Lycos Virginia common stock.

     Each vesting date after completion of the combination with respect to any Lycos Virginia option (other than those held by the Lycos officers with employment agreements with Terra Networks and Lycos, those held by members of the Lycos Board of Directors and those held by Jeffrey Snider or Richard Sabot which are discussed in further detail under "-- Other Interests of Lycos Officers and Directors in the Combination") will be deemed to occur on the date that is one year prior to the original vesting date.

     As of September 12, 2000, options to purchase a total of 23,765,741 shares of Lycos common stock, at exercise prices ranging from $0.0025 to $85.38, were held by approximately 900 Lycos employees, directors, officers and consultants. Of the options so held, options to purchase a total of 9,058,583 shares, at exercise prices ranging from $0.0025 to $85.38 per share were unvested as of September 12, 2000, and will become fully vested in connection with completion of the combination. As of September 12, 2000, options to purchase a total of 9,569,608 shares of Lycos common stock, at exercise prices ranging from $0.0025 to $66.75, were held by executive officers and directors of Lycos. Of the options held by the executive officers and directors of Lycos, options to purchase a total of 4,905,134 shares, at exercise prices ranging from $0.0025 to $66.75 per share were unvested as of September 12, 2000, and will become fully vested in connection with completion of the combination.

  EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Exchange Procedures. Promptly following the completion of the combination, Terra Networks shall provide for the benefit of holders of certificates representing Lycos Virginia common stock (1) to Citibank, N.A., as depositary, the Terra Networks shares being issued in the form of Terra Networks ADSs and cash in lieu of any fractional Terra Networks shares, and the depositary shall deposit with a bank or trust company appointed by Lycos as exchange agent, receipts representing the Terra Networks ADSs and cash in lieu of any fractional Terra Networks ADSs and (2) to the exchange agent appointed by Lycos, the Terra Networks ordinary shares being issued in account entry form and cash in lieu of any fractional Terra Networks shares. We refer to the fund into which Terra Networks deposits the receipts for Terra Networks ADSs, Terra Networks shares in account entry form and cash, together with any dividends or distributions on the ADSs and shares, as the "Exchange Fund."

     In order for Terra Networks to issue the new shares for the benefit of Lycos stockholders, Lycos shares will need to be delivered to Terra Networks as a contribution in-kind. As soon as practicable following such delivery, which will occur upon completion of the share exchange, Terra Networks will execute the capital increase, register it with the Commercial Registry, obtain the acceptance by the

New Market segment of the Spanish stock exchanges of the new shares for listing and deliver the new shares for the benefit of Lycos stockholders.

     As soon as practicable after and in no event later than five business days after the completion of the combination, the exchange agent will mail a transmittal letter to holders of certificates representing Lycos Virginia common stock. The form of transmittal letter will contain instructions about the surrender of certificates representing Lycos Virginia common stock for Terra Networks ADSs or Terra Networks shares in account entry form and any cash in lieu of fractional ADSs or shares.

     The letter of transmittal will permit the holder of certificates representing Lycos Virginia common stock to elect to receive Terra Networks ordinary shares in account entry form instead of having the shares deposited with Citibank, as ADS depositary, in exchange for Terra Networks ADSs following the exchange of the holder's shares of Lycos common stock for Terra Networks ordinary shares.

     YOU SHOULD NOT RETURN YOUR LYCOS COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU ALSO SHOULD NOT FORWARD YOUR LYCOS CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE A TRANSMITTAL LETTER FOLLOWING THE COMPLETION OF THE COMBINATION.

     After the completion of the combination, you will not be paid dividends or other distributions declared on the Terra Networks shares for which your stock has been exchanged (or on your Terra Networks ADSs) until you surrender your certificates representing Lycos Virginia common stock for exchange. When you surrender your certificates, Terra Networks will pay you any unpaid dividends or other distributions, without interest, that had become payable with respect to Terra Networks ADSs or shares. After the completion of the combination, there will be no transfers on the stock transfer books of Lycos Virginia of shares of Lycos common stock issued and outstanding immediately prior to the completion of the combination. If Lycos Virginia common stock certificates are presented for transfer after the completion of the combination, they will be canceled and exchanged for certificates representing the applicable number of Terra Networks ADSs or Terra Networks shares in account entry form. Any stockholder that requests that Terra Networks ADSs or Terra Networks shares in account entry form be issued in a name other than that in which the certificate being surrendered is registered will have to pay any transfer taxes to the exchange agent in advance.

     No Fractional Shares Will Be Issued. The exchange agent will not issue fractional ADSs or shares of Terra Networks to you in the combination. Accordingly, you will not receive any dividends or voting rights with respect to any fractional ADSs or shares. For each fractional ADS or share that would otherwise be issued, the exchange agent will pay cash in an amount equal to the fraction of a whole ADS or share that would otherwise have been issued, multiplied by the average closing price of Terra Networks shares on the New Market segment of the Spanish stock exchanges for the ten full trading days ending on the tenth trading day prior to the completion of the combination. No interest will be paid or accrued on the cash in lieu of fractional ADSs or shares.

     None of Terra Networks, Lycos, the exchange agent or any other person will be liable to any former Lycos Virginia stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

     For a description of the Terra Networks ordinary shares and ADSs and a description of the differences between the rights of Lycos stockholders and Terra Networks shareholders and ADS holders, see "Part Seven -- Legal Information."

  COMPLETION OF THE COMBINATION

     We anticipate that we will complete the combination during the fourth quarter of 2000. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals. We cannot assure you whether or when these approvals will be obtained or whether the combination will be consummated. If we do not complete the combination by January 31, 2001, either Terra Networks or Lycos may terminate the agreement and plan of reorganization, unless the failure to complete the combination by this date is due to the failure of the party seeking to terminate the agreement and plan of reorganization to perform or observe its covenants and agreements in the agreement and plan of reorganization. See "-- Conditions to Completion of the Combination."

     The effective time of the first step of the combination, the merger of Lycos with and into Lycos Virginia, will be the time that is specified in the related certificate of merger issued by the Virginia State Corporation Commission. The effective time of the second step of the combination, the statutory share exchange involving Terra Networks and Lycos Virginia, will be the time that is specified in the related certificate of share exchange issued by the Virginia State Corporate Commission and that Terra Networks receives the certificate representing all of the shares of the Lycos Virginia common stock. We will complete the combination on a date on which each of us agrees, but in any case no later than five business days after the satisfaction or waiver (where waiver is legally permissible) of the last remaining condition to the combination, unless extended by our mutual agreement. See "-- Conditions to Completion of the Combination."

REPRESENTATIONS AND WARRANTIES

     The agreement and plan of reorganization contains representations and warranties of Lycos, on the one hand, and Terra Networks, on the other, as to, among other things:

     - the corporate organization and existence of each party and its subsidiaries;

     -  the capitalization of each party and its subsidiaries;

     -  the corporate power and authority of each party;

     -  the compliance of the agreement and plan of reorganization with:

        - the certificate of incorporation, by-laws or similar organizational documents of each party;

        -  applicable law;

        -  material agreements, instruments or obligations;

     -  regulatory consents and approvals;

     -  each party's financial statements and filings with the SEC;

     -  each party's broker's fees;

     - the absence of material changes and other events in each party's business since, in the case of Lycos, July 31, 1999 and, in the case of Terra Networks, December 31, 1999;

     -  the absence of material legal proceedings and injunctions;

     -  the filing and accuracy of each party's tax returns;

     -  each party's employee benefit plans and related matters;

     -  each party's compliance with applicable law;

     - the validity of, and the absence of material defaults under, various contracts;

     -  environmental liabilities;

     -  ownership and non-infringement of intellectual property;

     -  insurance coverage;

     -  fairness opinions;

     - in the case of Lycos, the inapplicability of state anti-takeover laws to the combination; and

     - in the case of Terra Networks, Telefonica's ownership of Terra Networks shares.

CONDUCT OF BUSINESS PENDING THE COMBINATION

     Under the agreement and plan of reorganization, prior to the completion of the combination, each of Lycos and Terra Networks has agreed to, and to cause their subsidiaries to:

     -  conduct its business in the ordinary course;

     - use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and

     - take no action that would adversely affect or delay the ability of either Lycos or Terra Networks to obtain the necessary approvals of any regulatory agency or other governmental entity or to perform its covenants and agreements under the agreement and plan of reorganization, or to consummate the transactions contemplated by the agreement and plan of reorganization.

     In addition, except as expressly contemplated by the agreement and plan of reorganization or as disclosed prior to signing the agreement and plan of reorganization, each of Lycos and Terra Networks has agreed that, without the consent of the other party (which shall not be unreasonably withheld), it will not and will not permit its subsidiaries to, among other things:

     - other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness incurred to finance investments permitted under the agreement and plan of reorganization) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

     -  adjust, split, combine or reclassify any of its capital stock;

     - make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for dividends paid to it by one of its subsidiaries;

     - grant any stock appreciation rights or grant any right to acquire any shares of its capital stock other than pursuant to existing plans in the ordinary course of business;

     -  issue any additional shares of capital stock except:

       (i) pursuant to the exercise of stock options outstanding as of the date of the agreement and plan of reorganization or stock options issued in compliance with the agreement and plan of reorganization;

       (ii) in the ordinary course of business and consistent with past practice in connection with existing stock option, stock purchase and similar plans; and

       (iii) to finance acquisitions permitted under the agreement and plan of reorganization;

     - sell, transfer, mortgage, encumber or otherwise dispose of any material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or under contracts or agreements in force at the date of the agreement and plan for reorganization;

     - except for transactions in the ordinary course of business or under contracts or agreements in force at the date of or permitted by the agreement and plan for reorganization, make any material investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets, in any other individual, corporation or other entity other than a subsidiary, except that Lycos is permitted to make investments in an aggregate amount not in excess of $250,000,000 and Terra Networks is permitted to make investments in an aggregate amount not in excess of $500,000,000;

     - in the case of Lycos, except for transactions in the ordinary course of business, terminate, or waive any material provision of, any of its material contracts or agreements, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

     - in the case of Lycos, except as required by applicable law, increase, reduce or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

     - in the case of Lycos, settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

     - amend its articles of incorporation, by-laws or comparable organizational documents, or, in the case of Lycos, take any action to exempt any person or entity (other than Terra Networks or its subsidiaries) or any action taken by that person or entity from any takeover statute or similar restrictive provision in Lycos' organizational documents;

     - take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect at any time prior to the effective time of the combination, or in any of the conditions to the combination not being satisfied or in a violation of any provision of the agreement and plan for reorganization, except as may be required by applicable law;

     - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by regulatory guidelines or, in the case of Terra Networks, by Spanish GAAP or U.S. GAAP, or, in the case of Lycos, by U.S. GAAP;

     - in the case of Lycos, renew any current contract or agreement containing any material exclusivity provisions or enter into any contract of agreement containing any material exclusivity provision;

     - agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions listed above; and

     - take any action which could reasonably be expected to prevent the merger or the share exchange from qualifying as a reorganization within the meaning of Section 368(a) of the U.S. tax code or to result in the shareholders of Lycos Virginia recognizing gain under Section 367(a) of the U.S. tax code with respect to the share exchange.

OTHER AGREEMENTS

     In addition to the agreements about the conduct of business described above, Lycos and Terra Networks have in the agreement and plan of reorganization made other customary agreements, including the following:

     - Lycos and Terra Networks have agreed to cooperate with each other and to use their reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to complete the combination, including of the SEC and the CNMV;

     - Lycos and Terra Networks have agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under applicable laws so as to permit completion of the combination as promptly as practicable;

     - Lycos and Terra Networks have agreed to give the other access to all properties, books, contracts, commitments and records and to provide information about their respective businesses, properties and personnel and to keep the other's information confidential, subject to the restrictions set forth in the agreement and plan of reorganization; and

     - After the completion of the combination, Terra Networks will indemnify and hold harmless the current and former directors and officers of Lycos or any of its subsidiaries pursuant to existing Lycos corporate governance documents, indemnification agreements and otherwise to the fullest extent permitted by law, from any liability arising from threatened or actual claims, actions, suits, proceedings or investigations to which such persons are made a party based on or arising out of (1) the fact that he or she is or was an officer or director of Lycos or Lycos Virginia or any of their subsidiaries, or (2) the agreement and plan of reorganization or any of the transactions contemplated thereby. Terra Networks has agreed to maintain or cause to be maintained in effect for six years after the effective date of the combination policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Lycos' existing policies, with annual premiums not to exceed 200% of current premiums paid by Lycos for such insurance.

     Also, Lycos and Terra Networks have agreed on the following points concerning employee benefit plans:

     - Employee benefit plans (other than equity-based programs) in place at the completion of the combination covering employees of Lycos will remain in effect for these employees for a period of at least one year or until the company substitutes the plans providing benefits no less favorable in the aggregate;

     - After the combination is completed, Terra Networks will recognize prior service with Lycos of each employee of Lycos or any of its subsidiaries for the purposes of Terra Networks' employee benefit plans in which Lycos employees are eligible to participate following the completion of the combination, for purposes of eligibility, vesting and levels of benefits, but not for purposes of benefit accruals under any defined benefit pension plan;

     - After the combination is completed, Terra Networks will waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Terra Networks for Lycos employees and their eligible dependents; and

     - After the combination is completed, Terra Networks will give each Lycos employee credit for the plan year in which the combination is completed towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to completion of the combination.

NO SOLICITATION

     Under the agreement and plan of reorganization, Lycos has agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and that it will direct and cause its and its subsidiaries' employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal. "Acquisition proposal" is defined in the agreement and plan of reorganization as any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the voting securities of Lycos or 15% or more of the consolidated assets of Lycos and its subsidiaries. Lycos has also agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct and cause its and its subsidiaries' employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any third-party relating to an acquisition proposal.

     If, however, the Lycos Board of Directors determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law:

     - Lycos may, and may authorize and permit its employees, agents and representatives to, furnish confidential information pursuant to a customary confidentiality agreement and may participate in such negotiations and discussions with respect to an acquisition proposal by a third party;

     - the Lycos Board of Directors may withdraw or modify its recommendation to the Lycos stockholders with respect to the combination and may recommend an acquisition proposal by a third party to the Lycos stockholders; and

     - the Lycos Board of Directors may terminate the agreement and plan of reorganization in order to immediately thereafter enter into a definitive agreement with respect to an acquisition proposal by a third party.

     Lycos has agreed to notify Terra Networks promptly if any inquiries, proposals or offers with respect to a possible acquisition proposal are received by, any confidential information relating to an acquisition proposal is requested from, or any discussions or negotiations relating to an acquisition proposal are sought to be initiated or continued with, any of its officers, directors or its representatives.

CONDITIONS TO COMPLETION OF THE COMBINATION

     Terra Networks' and Lycos' obligations to complete the combination are subject to the satisfaction or waiver, where permissible, of the following conditions:

     - the agreement and plan of reorganization will have been duly adopted by the Lycos stockholders;

     - the Terra Networks shareholders shall have approved the delegation in favor of the Board of Directors of Terra Networks to approve the capital increase required in connection with the share exchange;

     - the ADSs of Terra Networks that are to be issued upon consummation of the share exchange will have been authorized for quotation on the Nasdaq, subject to official notice of issuance;

     - the waiting period (and any extension thereof) applicable to the combination under the HSR Act shall have been terminated or shall have expired and any required approval of the combination of the European Commission under Counsel Regulation (EEC) No. 4064/89 shall have been obtained;

     - the execution of the deed of execution of capital increase in connection with the share exchange, the filing of the necessary auditors' report and the filing of the necessary report of the expert designated by the commercial registry for the Province of Madrid relating to the fair value of the assets acquired by Terra Networks in the share exchange shall have been filed or made;

     - all regulatory approvals required to consummate the Lycos reincorporation and the share exchange will have been obtained and will remain in full force and effect and any statutory waiting periods required by law will have expired;

     - the registration statement of which this proxy statement/prospectus forms a part will have become effective, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and no proceedings for that purpose will have been initiated or threatened by the SEC;

     - the prospectus relating to the share exchange shall have been verified by, and registered with, the CNMV;

     - no order, injunction or decree issued by any court or agency with jurisdiction, or other legal restraint or prohibition, preventing completion of the combination will be in effect;

     - no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal completion of the combination;

     - Terra Networks will have received the opinion of Davis Polk & Wardwell, and Lycos will have received the opinion of Cravath, Swaine and Moore, each in form and substance reasonably satisfactory to Terra Networks and Lycos, respectively, dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each of these opinions that are consistent with the state of facts existing at the effective time:

        - each of the merger and the share exchange will constitute a reorganization under Section 368(a) of the U.S. tax code;

        - Lycos and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) at the U.S. tax code with respect to the merger, and Terra Networks and Lycos Virginia will each be a party to the reorganization under Section 368(b) of the U.S. tax code with respect to the share exchange;

        - no gain or loss will be recognized by Lycos or Lycos Virginia as a result of the merger or by Lycos Virginia as a result of the share exchange; and

        - no gain or loss will be recognized by Lycos stockholders who exchange all of their Lycos common stock solely for shares of Lycos Virginia common stock pursuant to the merger and no gain or loss will be recognized by stockholders of Lycos Virginia who exchange all of their Lycos Virginia common stock solely for Terra Networks ADSs or ordinary shares in connection with the share exchange (except with respect to cash received in lieu of a fractional share interest in Terra Networks common stock);

     - the representations and warranties of the other party to the agreement and plan of reorganization will be true and correct in all material respects as of the date of the agreement and plan of reorganization and (except to the extent that the representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date, except that for purposes of this condition, these representations and warranties will be deemed to be true and correct unless the failure of these representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in the representations and warranties, would have a material adverse effect on the representing party; and

     - the other party to the agreement and plan of reorganization will have performed in all material respects all obligations required to be performed by it under the agreement and plan of reorganization at or prior to the completion of the combination.

     The agreement and plan of reorganization defines "material adverse effect" as a material adverse effect on

     - the business, results of operations or financial condition of Lycos or Terra Networks (as the case may be) and its subsidiaries, taken as a whole; and

     - the ability of Lycos or Terra Networks (as the case may be) to complete in a timely manner the transactions contemplated by the agreement and plan of reorganization.

     "Material adverse effect" shall not include, however, the impact of any change, event, occurrence, condition or effect relating to:

     - the United States, Spanish or global economy or securities markets in general;

     - the execution and delivery of the agreement and plan of reorganization or the consummation of the transactions contemplated by the agreement and plan of reorganization or the announcement thereof; or

     - Terra Networks' or Lycos' industry in general and not specifically relating to Lycos or Terra (as the case may be) or their respective subsidiaries.

     In addition, Lycos' obligations to complete the combination are subject to Telefonica having performed in all material respects all obligations required to be performed by it under the rights offering agreement at or prior to the completion of the combination.

TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION

     The agreement and plan of reorganization may be terminated at any time before the effective time of the combination, whether before or after approval by Terra Networks shareholders and Lycos stockholders as follows:

     - mutual consent -- by mutual consent of Terra Networks and Lycos, if each of their boards so determines by a vote of a majority of the members of its entire board;

     - legal impediment -- by either of the boards of Terra Networks or Lycos if (assuming the terminating party has used its reasonable best efforts to prevent the entry of and to remove such impediment):

        - any governmental entity that must grant a requisite regulatory approval has denied approval of the combination and this denial has become final and non-appealable; or

        - any governmental entity with jurisdiction has issued, enacted or entered a final non-appealable restraint prohibiting or making illegal the completion of the transactions contemplated by the agreement and plan of reorganization;

     - lack of shareholder approval -- any shareholder approval required by the agreement and plan of reorganization is not obtained;

     - delay -- by either of their boards if the combination is not completed on or before January 31, 2001, unless the delay is caused by the failure of the party seeking to terminate the agreement and plan of reorganization to perform its obligations in the agreement and plan of reorganization; or

     - breach -- by either of their boards (if the terminating party is not in material breach of the agreement and plan of reorganization) if there has been a breach of the agreement and plan of reorganization on the part of the other party which, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described in either of the last two paragraphs under "-- Conditions to Consummation of the Combination," and that is not cured within 30 days following written notice to the party committing the breach or that, by its nature or timing, cannot be cured prior to the closing date.

     Terra Networks may also terminate the agreement and plan or reorganization if:

     - the Board of Directors of Lycos withdraws, modifies or changes its recommendation of the agreement and plan of reorganization in a manner adverse to Terra Networks or resolves to do so;

     - after a bona fide acquisition proposal has been made public, the Board of Directors of Lycos refuses to affirm its recommendation of the agreement and plan of reorganization as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Terra Networks (but only once in respect of each acquisition proposal);

     - the Board of Directors of Lycos recommends to the stockholders of Lycos an acquisition proposal or resolves to do so; or

     - a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Lycos is commenced, and the Board of Directors of Lycos fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

     Lycos may also terminate the agreement and plan of reorganization if, prior to the vote of the stockholders of Lycos on the agreement and plan of reorganization, after receiving a bona fide acquisition proposal, the Board of Directors of Lycos determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law. Lycos may not, however, terminate the agreement and plan of reorganization on this basis until three business days have elapsed following delivery to Terra Networks of written notice of the determination of Lycos, and then only after Lycos has paid Terra Networks the termination payment described below under "Termination Fees".

TERMINATION FEES

     Lycos is required to pay Terra Networks a termination fee of $347,556,960 in any of the following circumstances:

     - the agreement and plan of reorganization is terminated by Terra Networks on the basis that (i) after a bona fide acquisition proposal has been made public, the Board of Directors of Lycos refuses to affirm its recommendation of the agreement and plan of reorganization as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Terra Networks (but only once in respect of each acquisition proposal), (ii) the Board of Directors of Lycos recommends to the stockholders of Lycos an acquisition proposal or resolves to do so, or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Lycos is commenced, and the Board of Directors of Lycos fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

     - the agreement and plan of reorganization is terminated by Lycos on the basis that, prior to the vote of the stockholders of Lycos on the combination, after receiving a bona fide acquisition proposal, the Board of Directors of Lycos determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law; or

     - the agreement and plan of reorganization is terminated by either party due to the fact that (i) the stockholders of Lycos fail to approve the combination, (ii) the combination is not completed by January 31, 2001 without the Lycos stockholder meeting having occurred, or (iii) the Lycos Board of Directors withdraws, modifies or changes its recommendation of the agreement and plan of reorganization in a manner adverse to Terra Networks or resolves to do so, and in the case of each of clauses (i), (ii) or (iii), at such time a third-party shall have made a bona fide acquisition proposal which is made known to Lycos stockholders generally, or shall have publicly announced an intention to do so, and within 12 months of termination of the agreement and plan of reorganization, Lycos consummates, or enters into a definitive agreement with any third party to consummate, any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, 40% or more of the voting securities or Lycos or 40% or more of the consolidated assets of Lycos and its subsidiaries.

OTHER FEES AND EXPENSES

     Whether or not Terra Networks and Lycos complete the combination, all fees and expenses incurred in connection with the combination will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the combination, will be shared equally by Terra Networks and Lycos.

EXTENSION, WAIVER AND AMENDMENT OF THE AGREEMENT AND PLAN OF REORGANIZATION

     Extension and Waiver. At any time before the effective time of the combination, either of Terra Networks and Lycos, by action taken or authorized by their respective boards, may, to the extent legally allowed:

     - extend the time for the other to perform any of its obligations or other acts;

     - waive any inaccuracies in the representations and warranties of the other contained in the agreement and plan of reorganization or in any document delivered under the agreement and plan of reorganization; and

     - waive compliance by the other with any of the agreements or conditions contained in the agreement and plan of reorganization.

     However, after Terra Networks shareholders or Lycos stockholders approve or adopt the agreement and plan of reorganization, there may not be, without further approval of these shareholders, any extension or waiver of the agreement and plan of reorganization that reduces the amount or changes the form of the consideration to be delivered to the Lycos stockholders, other than as contemplated by the agreement and plan of reorganization, or that under applicable law otherwise requires further approval of stockholders.

     Amendment. Subject to compliance with applicable law, we may amend the agreement and plan of reorganization by action taken or authorized by both Terra Networks' and Lycos' boards at any time before or after Terra Networks shareholders or Lycos stockholders approve the agreement and plan of reorganization, except that after the Terra Networks shareholders or Lycos stockholders have given their approval, there may not be, without further approval of these shareholders, any amendment of the agreement and plan of reorganization that changes the amount or the form of the consideration to be delivered to the Lycos stockholders, other than as contemplated by the agreement and plan of reorganization, or that under applicable law otherwise requires further approval of stockholders.

STOCK EXCHANGE LISTING

     Terra Networks has agreed to cause the ADSs to be issued in the share exchange to be approved for quotation on the Nasdaq National Market. Lycos' obligation to consummate the combination is conditioned on the Terra Networks ADSs being authorized for quotation on the Nasdaq National Market, subject to official notice of issuance.

RESTRICTIONS ON RESALES BY AFFILIATES

     The ADSs and ordinary shares of Terra Networks to be issued to Lycos stockholders in the share exchange have been registered under the Securities Act. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Lycos under the Securities Act. An "affiliate" of Lycos, as defined by the rules promulgated under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Lycos. Any subsequent transfer of these shares by any person who is an affiliate of Lycos at the time the combination is submitted for vote of the Lycos stockholders will, under existing law, require one of the following:

     - the further registration under the Securities Act of the proposed transfer of these shares of Terra Networks common stock;

     - compliance with Rule 145 under the Securities Act (permitting limited sales in some circumstances); or

     - the availability of another exemption from the registration requirements of the Securities Act.

     We expect these restrictions to apply to the directors and executive officers of Lycos, some of their family members and to entities in which they may have a substantial ownership interest.

MANAGEMENT AND OPERATIONS AFTER THE COMBINATION

     Board of Directors. Following the combination, the Terra Lycos board will have a maximum of 15 members, including Joaquim Agut, Abel Linares, Robert Davis, Edward Philip and one other director of Lycos designated by Lycos and reasonably acceptable to Terra Networks.

     Management. Upon completion of the combination, Mr. Agut will serve as Executive Chairman of Terra Lycos, Mr. Davis will serve as Chief Executive Officer, Mr. Linares will serve as Chief Operating Officer and Mr. Philip will serve as Chief Financial Officer.

THE RIGHTS OFFERING AGREEMENT

     Pursuant to a rights offering agreement entered into by Telefonica, Terra Networks and Lycos in connection with the agreement and plan of reorganization, Terra Networks made a rights offering whereby it issued to its shareholders rights to purchase Terra Networks ordinary shares for an aggregate of E2.2 billion at a price per share of E62.00, which was the closing price of Terra Networks ordinary shares on May 16, 2000, the date of the announcement of the combination. Under the rights offering agreement, Telefonica agreed to subscribe for all shares not subscribed for by other shareholders in the rights offering. The receipt by Terra Networks of E2.2 billion in proceeds from the rights offering, which is a condition to Lycos' obligation to complete the combination, occurred on September 20, 2000. Telefonica subscribed for substantially all of the shares offered pursuant to the rights offering.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a discussion of the material U.S. federal income tax consequences to you of the merger and share exchange and of the ownership and disposition of Terra Networks ordinary shares or ADSs that you may elect to receive in the share exchange.

     This discussion applies to you if you are:

     -  a citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or

     - an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     You should consult your own tax adviser regarding the specific tax consequences to you of the merger and share exchange and of owning and disposing of Terra Networks ADSs or ordinary shares acquired as a result of the share exchange, including your eligibility for the benefits of the treaty between Spain and the United States for the avoidance of double taxation (the "Treaty"), the applicability or effect of any special rules to which you may be subject, and the effect of any state, local, or other tax laws.

     The following summary applies to you if you are a Lycos stockholder at the time of the merger and share exchange and you hold Lycos common stock as a capital asset. The summary is based on the U.S. tax code, U.S. Treasury regulations thereunder, administrative rulings and court decisions, in each case as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and share exchange. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a Lycos stockholder subject to special treatment under U.S. federal income tax law, including, for example a:

     -  foreign person;

     -  financial institution;

     -  dealer in securities;

     - trader in securities who elects to apply a mark-to-market method of tax accounting;

     -  insurance company;

     -  tax-exempt entity;

     - holder who acquired his or her shares of Lycos common stock through exercise of an employee stock option or right, or otherwise as compensation; or

     - holder who holds his or her shares of Lycos common stock as part of a hedging transaction, straddle or conversion transaction or who has entered into a "constructive sale" transaction with respect to the common stock of Lycos or Terra Networks.

     In addition, we do not provide any information in this proxy statement/prospectus about the tax consequences of the share exchange under applicable foreign, state or local laws other than Spanish law.

     IF YOU ARE A LYCOS STOCKHOLDER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISERS ABOUT THE PARTICULAR TAX CONSEQUENCES OF THE SHARE EXCHANGE TO YOU, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

THE MERGER AND THE SHARE EXCHANGE

     General. In connection with the filing of the registration statement containing this proxy statement/prospectus with the SEC, the law firms of Cravath, Swaine & Moore and Davis Polk & Wardwell will deliver their respective opinions addressing the U.S. federal income tax consequences of the merger and share exchange described below. Each of those opinions will be rendered on the basis of facts, representations and assumptions set forth or referred to therein. In rendering these opinions, Cravath, Swaine & Moore and Davis Polk & Wardwell will require and rely upon factual representations contained in certificates of officers of Terra Networks, Lycos and Lycos Virginia. These opinions will assume, among other things, that any Lycos stockholder that is a U.S. person and is treated under the relevant U.S. Treasury regulations as owning at least 5% of the stock of Terra Networks (by vote or value) immediately after the share exchange will enter into a timely and valid gain recognition agreement in the form provided in the relevant Treasury regulations. These opinions will be to the effect that, for U.S. federal income tax purposes:

     - Each of the merger and the share exchange will constitute a reorganization within the meaning of Section 368(a) of the U.S. tax code;

     - Lycos and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code with respect to the merger, and Terra Networks and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code with respect to the share exchange;

     - No gain or loss will be recognized by Lycos or Lycos Virginia as a result of the merger or by Lycos Virginia as a result of the share exchange; and

     - No gain or loss will be recognized by Lycos stockholders who exchange all of their Lycos common stock for shares of Lycos Virginia common stock pursuant to the merger and no gain or loss will be recognized by stockholders of Lycos Virginia who exchange all of their Lycos Virginia common stock solely for Terra networks ADSs or ordinary shares in connection with the share exchange (except with respect to cash received in lieu of a fractional share interest in Terra Networks stock).

     None of the tax opinions to be delivered to the parties in connection with the merger or share exchange as described in this document are binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the IRS with respect to the merger or share exchange.

     Fractional Shares. Cash that you receive in lieu of a fractional share interest in Terra Networks ordinary shares will be treated as received in redemption of the fractional share interest, and you should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Lycos common stock allocable to the fractional share interest. This capital gain or loss will be a long-term capital gain or loss if your holding period for the share or shares of Lycos common stock is greater than one year at the effective time.

     Holding Period. Your holding period with respect to a Terra Networks ordinary share or ADS received in the share exchange (including a fractional share interest deemed received and redeemed as described above) will include your holding period in the Lycos common stock surrendered in exchange for the Terra Networks ordinary shares or ADS.

     Information Reporting and Backup Withholding. Payments of more than $20 in lieu of fractional shares may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that we will include as part of the transmittal letter, or otherwise proves to Terra Networks and the exchange agent that you or the payee is exempt from backup withholding.

OWNERSHIP AND DISPOSITION OF TERRA NETWORKS ADSS OR ORDINARY SHARES

  TAXATION OF DISTRIBUTIONS ON TERRA NETWORKS ADSS OR ORDINARY SHARES

     General. This discussion assumes that Terra Networks is not, and will not become, a passive foreign investment company for U.S. federal income tax purposes, as described more fully below. This discussion also assumes that each obligation of the deposit agreement dated as of November 15, 1999, as amended between us, Citibank, N.A., as depositary, and all holders of Terra Networks ADSs, and any related agreement will be performed in accordance with its terms and that the representations made by Citibank as depositary regarding the pre-release of Terra Networks ADSs are true. The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits. Accordingly, the analysis of the creditability of Spanish taxes described below could be affected by actions that may be taken by the U.S. Treasury.

     For federal income tax purposes, your ownership of Terra Networks ADSs (or Terra Networks ADRs) will be treated as ownership of the underlying Terra Networks ordinary shares.

     Distributions paid on ADSs or ordinary shares out of current or accumulated earnings and profits, as determined for U.S. federal tax purposes, before reduction for any Spanish income tax withheld by us, will be taxable to you as foreign source dividend income and will not be eligible for the dividends-received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your basis in the shares and then as capital gain.

     Foreign Currency Dividends. You will be required to include dividends paid in pesetas or euro as income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividends are actually or constructively received. In the case of ADSs, that date will be the date that Citibank, as depositary, receives the dividend, regardless of whether the pesetas or euro are converted into U.S. dollars. Gain or loss realized on a sale or other disposition of the pesetas or euro will be ordinary income or loss and will be U.S. source income. If dividends received in pesetas or euro are not converted into U.S. dollars on the day they are received, you will generally be required to recognize ordinary income or loss in the amount or any foreign currency gain or loss realized in respect of the later conversion to U.S. dollars.

     Effect of Spanish Withholding Taxes. As described in the discussion of Spanish tax consequences below, payments of dividends on the ADSs or ordinary shares to U.S. persons are generally subject to Spanish withholding taxes. For U.S. federal income tax purposes, you will be treated as having received the gross amount of any dividend paid, including Spanish taxes withheld by us, and then as having paid over the withheld taxes to the Spanish taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by you in connection with a payment of dividends will be greater than the amount of cash actually received or receivable by you (or in the case of ADSs, by Citibank) from us.

     Subject to certain generally applicable limitations and restrictions, you will be entitled to a credit against your U.S. federal income tax liability, or a deduction in computing your U.S. federal taxable income, for Spanish income taxes withheld by us. However, taxes withheld in excess of the rate provided in the Treaty will not be eligible for credit against your federal income tax unless you exhaust all remedies to recover such excess withholding, including the seeking of competent authority assistance from the IRS, without obtaining a refund. A description of how you can secure the rate provided in the Treaty for withholding on dividends paid by us is contained in the discussion of Spanish tax consequences below.

     You must satisfy minimum holding period requirements in order to be eligible to claim a foreign tax credit for foreign taxes withheld on dividends. A foreign tax credit is not allowed for foreign taxes withheld on dividends in circumstances where you are under an obligation to make related payments in connection with positions in "substantially similar or related property". The limitation on foreign taxes eligible for credit is calculated separately for specific classes of income. For this purpose, depending on your particular circumstances, dividends paid by us on our shares will generally constitute "passive income" or "financial services income", as the case may be.

     You may be required to recognize ordinary income or loss attributable to currency fluctuations upon your receipt of any refund in respect of Spanish withholding tax to the extent that the U.S. dollar value of the refund differs from the U.S. dollar equivalent of the refund amount on the date the underlying dividend was received.

  SALE OR EXCHANGE OF THE TERRA NETWORKS ADSS OR ORDINARY SHARES

     Upon a sale or exchange of ADSs or ordinary shares, you will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs or ordinary shares. This gain or loss will be long-term capital gain or loss if your holding period in the ADSs or ordinary shares exceeds one year. Any gain or loss will generally be U.S. source gain or loss.

  PASSIVE FOREIGN INVESTMENT COMPANY RULES

     Terra Networks believes that it is not a passive foreign investment company for U.S. federal income tax purposes for the current taxable year. However, since passive foreign investment company status depends upon the composition of a company's income and the market value of its assets, including, among others, equity investments in various entities, from time to time, there can be no assurance that we will not be considered a passive foreign investment company for any future taxable year. If we were a passive foreign investment company for any taxable year, certain adverse consequences could apply to you.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of dividends and other proceeds in connection with ADSs or ordinary shares by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to you as may be required under applicable regulations. Backup withholding at a rate of 31% will apply to these payments if you fail to provide an accurate taxpayer identification number or fail to report all interest and dividends required to be shown on your federal income tax returns. Some persons, such as corporations, are not subject to backup withholding. Depending on the type of person you are, you may qualify for exemption from backup withholding provided you comply with the procedure for obtaining the exemption.

                            SPANISH TAX CONSEQUENCES

GENERAL

     The following is a summary of the material Spanish consequences of the acquisition, ownership and disposition of ordinary shares or ADSs by a U.S. resident (as defined below). This summary is not a complete analysis or listing of all the possible tax consequences of such transactions and does not address all tax considerations that may be relevant to all categories of potential purchasers, some of whom may be subject to special rules. Accordingly, prospective investors should consult their own tax advisors as to the tax consequences of their purchase, ownership and disposition of ordinary shares or ADSs, including the effect of tax laws of any other jurisdiction.

     As used herein, the following terms have the following meanings:

          (1) A U.S. holder means a beneficial owner of ordinary shares or ADSs who is for U.S. federal income tax purposes.

        -  an individual who is a citizen or resident of the United States;

        - a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or

        - an estate or trust the income of which is subject to U.S. federal income taxation regardless of source.

          (2) The treaty means the Convention between the United States and the Kingdom of Spain for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income together with a related protocol.

          (3) A U.S. resident means a U.S. holder that is a resident of the United States for purposes of the treaty and entitled to the benefits of the treaty and whose holding is not effectively connected with a permanent establishment as defined by the treaty in Spain through which such holder carries on or has carried on business or with a fixed base in Spain from which such holder performs or has performed independent personal services.

     Holders of ordinary shares or ADSs who are not U.S. residents should also consult their own tax advisors, particularly as to the applicability of any tax treaty.

     The statements regarding Spanish tax laws set out below are based on interpretations of those laws as in force on the date of this prospectus. Such statements also assume that each obligation in the deposit agreement and any related agreement will be performed in full accordance with its terms.

     Taxation of Dividends. Under Spanish law, dividends paid by a Spanish resident company to a non-Spanish resident holder of ordinary shares or ADSs, are subject to the Spanish Non-Resident Income Tax, withheld at source, currently at a 25% tax rate. As a means for levying such tax, the company will apply a 25% withholding tax on the gross amount of dividends. However, under the treaty, a U.S. resident is subject to the treaty-reduced rate of 15%.

     In practice, on any dividend payment date, U.S. residents will be subject to withholding of 25% of the gross amount of dividends. However, U.S. residents will be entitled to the refund from the U.S. depositary of the 10% withheld in excess of the treaty-reduced rate of 15%, according to the procedure set forth by the Order of April 13, 2000. To benefit from the reduced rate of 15%, a U.S. resident must provide, through the U.S. depositary, to the Spanish resident depositary, if any, acting as depositary of the shares underlying the ADSs a certificate from the U.S. Internal Revenue Service (IRS) stating that, to its best knowledge, such holder is a U.S. resident within the meaning of the treaty. The IRS certificate is valid for a period of one year.

     The IRS certificate must be provided to the Spanish depositary, through the U.S. depositary, before the 10th day following the end of the month in which the dividends were paid. Otherwise, the U.S. resident may afterwards obtain a refund of the 10% withheld in excess of the 15% rate provided by the treaty, from the Spanish tax authorities, following the standard refund procedure established by Spanish regulations (See "Spanish refund procedure" below).

     Spanish Refund Procedure. According to Spanish regulations on Non-Residents Income Tax, approved by Royal Decree 326/1999 of February 26, 1999 as amended, a refund for the amount withheld in excess of the treaty-reduced rate can be obtained from the relevant Spanish tax authorities. To pursue the refund claim, the U.S. resident is required to file:

     -  the corresponding Spanish tax form;

     - the IRS certificate of residence referred to above under "-- Taxation of Dividends"; and

     - a certificate from Terra Networks stating that Spanish Non-Residents Income Tax was withheld with respect to such U.S. resident.

     Taxation of Capital Gains. Capital gains obtained by U.S. residents from the disposition of ordinary shares or ADSs will not be taxed in Spain, provided that the seller has not maintained a direct or indirect holding of at least 25% in our capital during the twelve months preceding the disposition of the stock. A U.S. resident may be required to establish that he or she is entitled to this exemption by providing to the relevant Spanish tax authorities an IRS certificate of residence in the United States, together with the corresponding Spanish tax form.

     Additionally, capital gains derived from the transfer of shares in an official Spanish secondary stock market by any holder who is resident in a country that has entered into a treaty with Spain containing an exchange of information clause, will be exempt from taxation in Spain. In the case of U.S. residents, it may be necessary to provide to the Spanish tax authorities an IRS certificate of residence in the United States.

     Spanish Wealth Tax. U.S. individuals holders of ordinary shares or ADSs located or exercisable in Spain are subject to the Spanish wealth tax (Spanish Law 19/1991), which imposes a tax on property located in Spain on the last day of any year. U.S. holders of ordinary shares or

ADSs located outside of Spain are not subject to the Spanish wealth tax. However, the Spanish tax authorities may argue that all shares of Spanish corporations and all ADSs representing such shares are located in Spain for Spanish tax purposes. If such a view were to prevail, non-residents of Spain who held ordinary shares or ADSs on the last day of any year would be subject to the Spanish Wealth Tax for such year at marginal rates varying between 0,2% and 2,5% of the average market value of such ordinary shares or ADSs during the last quarter of such year, as published by the Spanish Treasury Ministry. Non-residents of Spain should consult their tax advisors with respect to the applicability of the Spanish Wealth Tax.

     Spanish Inheritance and Gift Taxes. Transfers of ordinary shares of ADSs on death or by gift are subject to Spanish inheritance and gift taxes, respectively (Spanish Law 29/1987), if the transferee is a resident of Spain for tax purposes, or if the ordinary shares or ADSs are located in Spain, regardless of the residence of the beneficiary. In this regard, the Spanish tax authorities may argue that all ordinary shares and all ADSs representing such shares are located in Spain for Spanish tax purposes.

     The applicable tax rate to an individual donee or heir, after applying all relevant reductions in case of inheritance, ranges between 7.65% and 34% for amounts exceeding Ptas132,702,000 (E797,555). However, the tax payable may be increased by a factor ranging from 1 to 2.4 depending on the wealth of the beneficiary prior to giving effect to the inheritance and gift, and the relationship with the donor or deceased.

     Gifts granted to non Spanish resident corporations are subject to Non-Resident Income Tax at a 35% tax rate on the fair market value of the shares. However, if the donee is a U.S. resident corporation, according to a ruling issued by the Spanish Tax Authorities on October 26, 1992, the transferee will not be subject to the Spanish gift tax pursuant to the treaty.

     Spanish Transfer Tax. Transfers of ordinary shares or ADSs will be exempt from any transfer tax (Impuesto sobre Transmisiones Patrimoniales) or value-added tax. Additionally, no stamp duty will be levied on such transfers.

                   COMPARATIVE SHARE AND DIVIDEND INFORMATION

SHARE INFORMATION

  TERRA NETWORKS

     Our ordinary shares are currently listed on the New Market segment of the Spanish stock exchanges and are traded on the Automated Quotation System of the Spanish stock exchanges. ADSs representing Terra Networks' ordinary shares are quoted on the Nasdaq National Market under the ticker symbol "TRRA". Each Terra Networks ADS represents one of our ordinary shares. Citibank, N.A. is our depositary issuing the ADRs evidencing the Terra Networks ADSs.

     The following table shows, for the periods indicated, the high and low of the last reported closing prices per Terra Networks share and ADS. Terra Networks share prices are as reported on the Automated Quotation System and Terra Networks ADS prices are as reported on the Nasdaq.

                                                                 TERRA NETWORKS
                                                     --------------------------------------
                                                          SHARES                ADSS
                                                     -----------------    -----------------
                                                      HIGH       LOW       HIGH       LOW
                                                     -------    ------    -------    ------
                                                          (EURO)           (U.S. DOLLARS)
1999
  Fourth Quarter(1)................................    54.50     28.02     54.750    30.813
2000
  First Quarter....................................   139.75     56.10    135.500    52.375
  Second Quarter...................................    78.65     38.10     76.500    36.469
  Third Quarter (through September 19).............    56.55     36.37     45.438    31.063

---------------
Source: Factset.

(1) Terra Networks shares and ADSs commenced trading on the Spanish Stock Exchanges and the Nasdaq on November 17, 1999.

  LYCOS

     Lycos shares are traded on the Nasdaq under the ticker symbol "LCOS."

     The following table shows, for the calendar quarters indicated, the high and low of the last reported closing prices per Lycos share. Lycos shares are as reported on the Nasdaq.

                                                              LYCOS SHARES(1)
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
                                                               (U.S. DOLLARS)
1997
  First Quarter.............................................   5.625     2.625
  Second Quarter............................................   4.063     2.844
  Third Quarter.............................................   9.750     3.000
  Fourth Quarter............................................  10.344     5.344
1998
  First Quarter.............................................  11.438     8.281
  Second Quarter............................................  19.609    12.297
  Third Quarter.............................................  24.891    10.844
  Fourth Quarter............................................  32.625    12.500
1999
  First Quarter.............................................  68.500    26.188
  Second Quarter............................................  58.500    35.031
  Third Quarter.............................................  53.719    32.938
  Fourth Quarter............................................  92.125    50.969
2000
  First Quarter.............................................  85.234    52.375
  Second Quarter............................................  72.625    35.688
  Third Quarter (through September 19)......................  74.625    41.625

---------------
Source: Factset.

(1)  Adjusted to reflect all stock splits.

DIVIDEND INFORMATION

  TERRA NETWORKS

     Terra Networks has never declared or paid any dividends. Terra Networks currently intends to retain future earnings, if any, to finance its business. As a result, Terra Networks does not anticipate paying any cash dividends in the foreseeable future.

  LYCOS

     Lycos has not paid any cash dividends on its common stock. Lycos anticipates that it will reinvest earnings to finance future growth, and therefore does not intend to pay dividends in the foreseeable future.

MARKET INFORMATION

     On May 15, 2000, the last full trading day before the public announcement of the proposed combination,

     - the last reported closing price, as reported on the Spanish Automated Quotation System was E64.00 for Terra Networks ordinary shares; and

     -  the last reported closing price on the Nasdaq was:

       -  U.S.$56.88 for Terra Networks ADSs; and

       -  U.S.$61.63 for Lycos shares.

     On September 19, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus,

     - the last reported closing price, as reported on the Spanish Automated Quotation System was E50.50 for Terra Networks ordinary shares; and

     -  the last closing price on Nasdaq was:

       -  U.S.$38.00 for Terra Networks ADSs; and

       -  U.S.$69.44 for Lycos shares.

     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THIS COMBINATION.

     Following the combination, Terra Networks ADSs will continue to be traded on Nasdaq. Subject to the approval of the Nasdaq, we expect to change our ticker symbol from "TRRA" to "TRLY" following the combination. Terra Networks ordinary shares will continue to be traded on the New Market segment of the Spanish stock exchanges under the ticker symbol "TRR".

     Following the combination, shares of Lycos will no longer trade on Nasdaq.

                            PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data have been prepared by applying adjustments relating to the transactions described below to our historical consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The pro forma financial data are provided for illustrative purposes only and do not purport to represent what our actual financial position or results of operations would have been had the transactions described below occurred on the respective dates assumed. The pro forma financial data are not indicative of our future financial position or results of operations.

     The pro forma financial data should be read in conjunction with "-- The Combination", "Part Five -- Information About Terra Networks -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Part Six -- Information About Lycos -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective consolidated financial statements and the accompanying notes appearing elsewhere in this proxy statement/prospectus.

     The pro forma financial data have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). As our financial statements are presented under Spanish generally accepted accounting principles (Spanish GAAP), we have included a column of adjustments to reconcile our historical consolidated financial statements appearing elsewhere in this proxy statement/prospectus to U.S. GAAP. While these adjustments are explained in the accompanying notes to the pro forma financial data, further information can be found in Note 20 to our consolidated financial statements.

     The pro forma financial data give effect to:

1. Our agreement to acquire 100% of the common shares of Lycos for consideration valued at approximately E13.7 billion. For purposes of the pro forma financial data, we have assumed that we will issue 2.150 Terra Networks ordinary shares for each Lycos option and share of Lycos common stock, which represents the maximum exchange ratio under the agreement and plan of reorganization. We have further assumed that the value of the Terra Networks ordinary shares to be issued will be E45.00 per share, which approximately corresponds to the maximum price in the agreement and plan of reorganization at which we would be obligated to use the maximum exchange ratio of 2.150.

    At the date we consummate the combination, we have agreed to exchange outstanding options to purchase shares of Lycos common stock held by Lycos employees with options to purchase Terra Networks ordinary shares. The Terra Networks options will have the same terms and conditions as the Lycos stock options, except that the number of options and their exercise price will be adjusted based on the exchange ratio used to consummate the combination and some options will accelerate upon consummation of the combination. For a description of how we determined the value of these options, see note k below.

    For purposes of these pro forma financial data, we have assumed that we will be required to issue the following amount of ordinary shares and options to purchase our ordinary shares in order to consummate the combination:

                                                                              MAXIMUM
                                                       MAXIMUM LYCOS       TERRA NETWORKS
                                                       SHARES/OPTIONS         ORDINARY
                                                      PERMITTED TO BE      SHARES/OPTIONS
                                                     OUTSTANDING AT THE     TO BE ISSUED
                                                      CONSUMMATION OF      USING MAXIMUM
                                                      THE COMBINATION      EXCHANGE RATIO
                                                     ------------------    --------------
Ordinary shares....................................     120,221,719         258,476,695
Options to purchase ordinary shares................      38,346,984          82,446,016
                                                        -----------         -----------
     Total ordinary shares/options to be issued....     158,568,703         340,922,711
                                                        ===========         ===========

2. Our acquisition in April 1999 of 100% of Ordenamientos de Links Especializados S.L., known as Ole, for E12.02 million in cash and 4,928,000 ordinary shares of Terra Networks, which were issued at the time of our initial public offering and valued at our initial public offering price in the Spanish retail offering of E11.81 per share. Ole has been reflected in our historical consolidated financial statements since April 1, 1999.

3. Our acquisition in June 1999 of 100% of Nutec Informatica, S.A., known as ZAZ, for E225 million in cash and $10 million in ordinary shares of Terra Networks valued at our initial public offering price. Nutec has been reflected in our historical consolidated financial statements since July 1, 1999.

4. Our acquisition in November 1999 of 100% of Informacion Selectiva, S.A. de C.V., known as Infosel, for E58 million in cash and $220 million in ordinary shares of Terra Networks valued at our initial public offering price. Infosel has been reflected in our historical consolidated financial statements since November 1, 1999.

5. Our acquisitions in October 1999 of our Peruvian and Chilean businesses for an aggregate amount of E68 million in cash. Although these businesses have been consolidated in our historical consolidated financial statements because they were under the control of the Telefonica group during all relevant periods, the goodwill associated with such acquisitions, and the related amortization of goodwill expense, are included in our historical consolidated financial statements only since the date of such acquisitions.

6. Lycos' acquisition in June 1999 of 100% of Wired Ventures through the issuance of 6,192,898 shares of its common stock valued at $291 million. The historical financial statements of Lycos reflect the results of operations of this business from June 30, 1999.

7. Pursuant to the rights offering agreement among Telefonica, S.A., Terra Networks and Lycos in connection with the agreement and plan of reorganization, Terra Networks made a rights offering whereby it issued to its shareholders rights to purchase Terra Networks ordinary shares for an aggregate of E2.2 billion at a price per share of E62.00.

     The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 reflect the transactions described above as if they had occurred on January 1, 1999. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2000 reflects the transactions described above as if they had occurred on June 30, 2000. Our fiscal year ends on December 31. As Lycos' fiscal year ends on July 31, we have made certain adjustments to the Lycos historical financial data for purposes of preparing the pro forma financial data. These adjustments are discussed in note j below.

     The unaudited pro forma financial data do not give effect to:

     - acquisitions other than those described above made by us or Lycos during the past eighteen months that would not have a material effect on our pro forma financial position or results of operations; and

     - probable acquisitions other than those described above, including our planned acquisitions of the minority interests in Terra Networks Interactive Services USA, LLC and Terra Networks Access Services USA, LLC, among others, that would not have a material effect on our pro forma financial position or results of operations.

                              TERRA NETWORKS, S.A.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000
                              (THOUSANDS OF EURO)
                                   UNAUDITED

                                                                SUBTOTAL                                              TOTAL TERRA
                                                                  TERRA                                                NETWORKS
                               TERRA NETWORKS    U.S. GAAP      NETWORKS                  ACQUISITION     RIGHTS       PRO FORMA
                               (SPANISH GAAP)   ADJUSTMENTS    (U.S. GAAP)    LYCOS(J)    ADJUSTMENTS   OFFERING(M)   (U.S. GAAP)
                               --------------   -----------   -------------   ---------   -----------   -----------   -----------
Assets:
  Start-up costs.............       83,931        (54,230)(a)          --            --           --            --            --
                                                  (29,701)(b)
  Property, plant and
    equipment................       67,942             --          67,942        11,562           --            --        79,504
  Financial assets...........      170,237       (141,975)(c)      28,262       492,178           --            --       520,440
  Intangible assets and
    goodwill.................      626,783        (27,268)(d)     563,190       589,323   12,086,038(k)         --    13,238,551
                                                     (156)(e)
                                                   24,912(f)
                                                  (34,035)(g)
                                                  (27,046)(h)
Current assets:
  Cash.......................       28,188             --          28,188       692,357           --     2,171,990     2,892,535
  Short-term financial
    investments..............      213,310             --         213,310            --           --            --       213,310
  Accounts receivable........       49,921             --          49,921        31,582           --            --        81,503
  Other current assets.......      104,801                        104,801        78,615           --            --       183,416
                                 ---------       --------       ---------     ---------   ----------     ---------    ----------
    Total current assets.....      396,220             --         396,220       802,554           --     2,171,990     3,370,764
                                 ---------       --------       ---------     ---------   ----------     ---------    ----------
    Total assets.............    1,345,113       (289,499)      1,055,614     1,895,617   12,086,038     2,171,990    17,209,259
                                 =========       ========       =========     =========   ==========     =========    ==========
Liabilities and shareholders'
  equity:
Shareholders' equity.........    1,071,173       (235,612)(i)     835,561     1,598,443   12,048,536(k)  2,171,990    16,654,530
Minority interest............          463             --             463            --           --            --           463
Long term liabilities........       41,597        (23,590)(c)      18,007       121,671           --            --       139,678
Current liabilities:
  Accounts payable to trade
    creditors................      133,209             --         133,209        11,737           --            --       144,946
  Accounts payable to
    non-trade creditors......       53,260        (30,297)(d)      22,963        62,188           --            --        85,151
  Accounts payable to related
    companies................       29,794             --          29,794            --           --            --        29,794
  Other current
    liabilities..............       15,617             --          15,617       101,578       37,502(l)         --       154,697
                                 ---------       --------       ---------     ---------   ----------     ---------    ----------
    Total current
      liabilities............      231,880        (30,297)        201,583       175,503       37,502            --       414,588
                                 ---------       --------       ---------     ---------   ----------     ---------    ----------
    Total liabilities and
      shareholders' equity...    1,345,113       (289,499)      1,055,614     1,895,617   12,086,038     2,171,990    17,209,259
                                 =========       ========       =========     =========   ==========     =========    ==========

     The accompanying notes to the pro forma condensed consolidated financial statements are an integral part of this pro forma condensed consolidated balance sheet.

                              TERRA NETWORKS, S.A.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (THOUSANDS OF EURO, EXCEPT SHARE DATA)
                                   UNAUDITED

                                                                                                         TOTAL
                                                                SUBTOTAL                                 TERRA
                                   TERRA                          TERRA                                NETWORKS
                                  NETWORKS       U.S. GAAP      NETWORKS                ACQUISITION    PRO FORMA
                               (SPANISH GAAP)   ADJUSTMENTS    (U.S. GAAP)   LYCOS(J)   ADJUSTMENTS   (U.S. GAAP)
                               --------------   -----------    -----------   --------   -----------   -----------
Revenues:
  Advertising................        17,093            --         17,093      117,350           --        134,443
  e-commerce.................         2,332            --          2,332       62,771           --         65,103
  Access revenues............        45,395            --         45,395           --           --         45,395
  Other......................        17,679            --         17,679           --           --         17,679
                                -----------      --------       --------     --------   ----------    -----------
Total revenues...............        82,499            --         82,499      180,121           --        262,620
Operating expenses:
  Goods purchased............       (57,811)           --        (57,811)     (36,856)          --        (94,667)
  Personnel expenses.........       (36,521)           --        (36,521)     (47,173)    (156,795)(k)    (240,489)
  Depreciation and
    amortization of
    goodwill.................       (26,884)          607(s)    (110,176)     (83,737)  (1,208,604)(k)  (1,402,517)
                                                    6,126(s)
                                                  (57,288)(t)
                                                    8,318(u)
                                                  (41,055)(v)
  Other operating expenses...      (142,039)         (544)(w)   (142,583)     (75,477)          --       (218,060)
                                -----------      --------       --------     --------   ----------    -----------
Total operating expenses
  before financial
  expenses...................      (263,255)      (83,836)      (347,091)    (243,243)  (1,365,399)    (1,955,733)
                                -----------      --------       --------     --------   ----------    -----------
Operating loss...............      (180,756)      (83,836)      (264,592)     (63,122)  (1,365,399)    (1,693,113)
Amortization of goodwill.....       (57,288)       57,288(t)          --           --           --             --
Financial income (expense)...           321            --            321       20,863           --         21,184
                                -----------      --------       --------     --------   ----------    -----------
Loss from ordinary
  activities.................      (237,723)      (26,548)      (264,271)     (42,259)  (1,365,399)    (1,671,929)
Extraordinary income
  (loss).....................          (486)          544(w)          58           --           --             58
                                -----------      --------       --------     --------   ----------    -----------
Loss before tax and minority
  interest...................      (238,209)      (26,004)      (264,213)     (42,259)  (1,365,399)    (1,671,871)
Corporate income tax benefit
  (provision)................        76,158       (76,136)(x)         22     (120,818)          --       (120,796)
Equity income from
  affiliates.................        (4,789)           --         (4,789)     255,220           --        250,431
Minority interest............         1,718            --          1,718       (2,448)          --           (730)
                                -----------      --------       --------     --------   ----------    -----------
Net loss.....................      (165,122)     (102,140)      (267,262)      89,695   (1,365,399)    (1,542,966)
                                ===========      ========       ========     ========   ==========    ===========
Basic and diluted loss per
  share(y)...................         (0.59)                                                                (2.69)
                                ===========                                                           ===========
Weighted average number of
  shares used in the
  computation of basic and
  diluted earnings (loss) per
  share(y)...................   280,000,000                                                           573,960,567
                                ===========                                                           ===========

                              TERRA NETWORKS, S.A.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (THOUSANDS OF EURO, EXCEPT SHARE DATA)
                                   UNAUDITED

                                                                                              SUBTOTAL
                                    TERRA                                                      TERRA                    SUBTOTAL
                                  NETWORKS                                                    NETWORKS                    TERRA
                                  (SPANISH                                      ACQUISITION   (SPANISH    U.S. GAAP     NETWORKS
                                    GAAP)      OLE(N)   NUTEC(O)   INFOSEL(P)   ADJUSTMENTS    GAAP)     ADJUSTMENTS   (U.S. GAAP)
                                 -----------   ------   --------   ----------   -----------   --------   -----------   -----------
Revenues:
 Advertising...................        5,123     156      1,303         319            --       6,901           --         6,901
 e-commerce....................           --      --         --          --            --          --           --            --
 Access........................       24,817      --      4,614       6,318            --      35,749           --        35,749
 Other.........................       20,291      24      2,696      11,240            --      34,251           --        34,251
                                 -----------    ----     ------     -------       -------     --------    --------      --------
Total revenues.................       50,231     180      8,613      17,877            --      76,901           --        76,901
Operating expenses:
 Goods purchased...............      (31,044)     --     (3,389)     (5,333)           --     (39,766)          --       (39,766)
 Personnel expenses............      (19,942)   (120)    (2,797)     (6,559)           --     (29,418)          --       (29,418)
 Depreciation and amortization
   of goodwill.................       (6,272)     --       (292)       (739)       (4,888)(r) (12,191)       1,213(s)   (130,728)
                                                                                                          (101,403)(t)
                                                                                                             1,016(u)
                                                                                                           (19,363)(v)
 Other operating expenses......      (83,904)   (379)    (1,884)     (8,676)           --     (94,843)      (1,270)(w)   (96,113)
                                 -----------    ----     ------     -------       -------     --------    --------      --------
Total operating expenses before
 financial expenses............     (141,162)   (499)    (8,362)    (21,307)       (4,888)    (176,218)   (119,807)     (296,025)
                                 -----------    ----     ------     -------       -------     --------    --------      --------
Operating loss.................      (90,931)   (319)       251      (3,430)       (4,888)    (99,317)    (119,807)     (219,124)
Amortization of goodwill.......      (28,654)     --         --          --       (72,749)(r) (101,403)    101,403(t)         --
Financial income (expense).....        1,839      --     (2,040)       (337)           --        (538)          --          (538)
                                 -----------    ----     ------     -------       -------     --------    --------      --------
Loss from ordinary
 activities....................     (117,746)   (319)    (1,789)     (3,767)      (77,637)    (201,258)    (18,404)     (219,662)
Extraordinary income (loss)....       (1,485)    (12)       227          --            --      (1,270)       1,270(w)         --
                                 -----------    ----     ------     -------       -------     --------    --------      --------
Loss before tax and minority
 interest......................     (119,231)   (331)    (1,562)     (3,767)      (77,637)    (202,528)    (17,134)     (219,662)
Corporate income tax benefit
 (provision)...................       35,899     108         --          --            --      36,007      (36,007)(x)        --
Minority interest..............        1,928      --         --          --            --       1,928           --         1,928
                                 -----------    ----     ------     -------       -------     --------    --------      --------
Net loss.......................      (81,404)   (223)    (1,562)     (3,767)      (77,637)    (164,593)    (53,141)     (217,734)
                                 ===========    ====     ======     =======       =======     ========    ========      ========
Basic and diluted loss per
 share(y)......................        (0.40)
                                 ===========
Weighted-average number of
 shares used in computation of
 basic and diluted earnings
 (loss) per share(y)...........  203,763,953
                                 ===========

                                                                           TOTAL
                                                                           TERRA
                                                                         NETWORKS
                                               WIRED      ACQUISITION    PRO FORMA
                                 LYCOS(J)   VENTURES(Q)   ADJUSTMENTS   (U.S. GAAP)
                                 --------   -----------   -----------   -----------
Revenues:
 Advertising...................   144,093       9,449             --        160,443
 e-commerce....................    67,823       2,500             --         70,323
 Access........................        --          --             --         35,749
 Other.........................        --          --             --         34,251
                                 --------     -------     ----------    -----------
Total revenues.................   211,916      11,949             --        300,766
Operating expenses:
 Goods purchased...............   (50,251)     (5,683)            --        (95,700)
 Personnel expenses............   (68,251)     (9,596)      (313,589)(k)    (420,854)
 Depreciation and amortization
   of goodwill.................   (95,539)     (1,010)    (2,440,067)(k)  (2,667,344)
 Other operating expenses......   (99,424)    (16,712)            --       (212,249)
                                 --------     -------     ----------    -----------
Total operating expenses before
 financial expenses............  (313,465)    (33,001)    (2,753,656)    (3,396,147)
                                 --------     -------     ----------    -----------
Operating loss.................  (101,549)    (21,052)    (2,753,656)    (3,095,381)
Amortization of goodwill.......        --          --             --             --
Financial income (expense).....     7,061         647             --          7,170
                                 --------     -------     ----------    -----------
Loss from ordinary
 activities....................   (94,488)    (20,405)    (2,753,656)    (3,088,211)
Extraordinary income (loss)....    (2,665)         --             --         (2,665)
                                 --------     -------     ----------    -----------
Loss before tax and minority
 interest......................   (97,153)    (20,405)    (2,753,656)    (3,090,876)
Corporate income tax benefit
 (provision)...................    (2,656)         --             --         (2,656)
Minority interest..............       847          --             --          2,775
                                 --------     -------     ----------    -----------
Net loss.......................   (98,962)    (20,405)    (2,753,656)    (3,090,757)
                                 ========     =======     ==========    ===========
Basic and diluted loss per
 share(y)......................                                               (6.21)
                                                                        ===========
Weighted-average number of
 shares used in computation of
 basic and diluted earnings
 (loss) per share(y)...........                                         497,724,520
                                                                        ===========

      The accompanying notes to the pro forma condensed consolidated financial statements are an integral part of this pro forma condensed consolidated statement of operations.

a) In accordance with Spanish GAAP, period expenses incurred during the start-up of a business that are likely to contribute to the generation of future revenues may be deferred and amortized over five years. These expenses consist mainly of advertising costs. Under U.S. GAAP, start-up costs must be expensed as incurred.

b) In accordance with Spanish GAAP, expenses associated with the issuance of equity securities may be deferred and amortized over five years. Under U.S. GAAP, expenses associated with capital increases must be netted against the gross proceeds of the new capital and recorded as a direct reduction to shareholders' equity.

c) Spanish GAAP permits the recognition of deferred tax assets, including those arising from net operating loss carryforwards, if it can be demonstrated that the deferred tax assets can be realized within a ten-year period from the date on which the assets were generated. Based on the business plan prepared by our management, we believe that these assets will be realized within a ten-year period.

     Under U.S. GAAP, deferred tax assets should be recognized if it is "more likely than not" that these assets will be realized. In making a determination of whether it is more likely than not that a deferred tax asset is realizable, all available evidence, both positive and negative, should be considered. Due to our limited operating history and losses sustained since our formation, we believe that under U.S. GAAP a valuation allowance would need to be recorded in full against the deferred tax assets related to our net operating losses. The adjustment reflected in the pro forma condensed consolidated balance sheet consists of the establishment of a valuation allowance of E141,975 thousand for the deferred tax assets recorded under Spanish GAAP and the elimination of deferred tax liabilities of E23,590 thousand that would not be required to be recorded under U.S. GAAP.

d) On October 5, 1999, we formed a joint venture with International Discount Telecommunication Corporation (IDT) called Terra Networks Access Services USA, LLC. Upon formation of this venture, IDT contributed a customer list containing approximately 46,000 users to the joint venture, while Terra Networks agreed to contribute up to $30 million in cash during a two-year period following the formation of the joint venture. The timing and extent of the contributions would be determined based on mutual arrangements between Terra Networks and the joint venture. In exchange for these contributions, IDT received a 49% interest in the joint venture and Terra Networks received a 51% interest in the joint venture.

     Under Spanish GAAP, Terra Networks has reflected an intangible asset for the customer list of E28.6 million, with an offsetting obligation for the same amount to the joint venture. Under U.S. GAAP, the customer list contributed to the joint venture would be recorded at IDT's carrying basis for such list. This amount was zero as of the date that the list was transferred to the joint venture. Moreover, the joint venture would not reflect an obligation for funding from Terra Networks until such time that Terra Networks incurs a binding obligation to make such funding.

e) In accordance with Spanish GAAP, research and development costs are capitalized and amortized over a period not exceeding five years. Under U.S. GAAP, research and development costs are expensed when incurred. This adjustment eliminates research and developments costs capitalized under Spanish GAAP.

f) In April 1999, Terra Networks acquired 100% of Ole from Infosearch Holdings, S.A. for E12.02 million in cash and agreed to sell to Infosearch Holdings, S.A. 4,928,000 Terra Networks ordinary shares for E20.8 million. The estimated fair value of the ordinary shares sold was E54.0 million based on our initial public offering price in the Spanish retail public offering of E11.81 per share. For U.S. GAAP purposes, the difference of E33.2 million between the fair value of the ordinary shares and the amount received from the sale would be considered additional purchase price. This additional consideration of E33.2 million would result in the same amount of goodwill. The adjustment consists of the establishment of the goodwill on the balance sheet. Under

     Spanish GAAP, the ordinary shares sold would be recorded based on the amount of cash received and would not be considered to be additional purchase price.

g) On October 4, 1999, our subsidiary Terra Networks Chile Holding Limitada (formerly Telefonica Interactiva Chile Limitada) acquired from CTC Mundo all shares that CTC Mundo owned of Proveedora de Servicios de Conectividad, S.A. (i.e., 95% of the total number of shares issued by this entity). The price paid by Terra Networks Chile Holding Limitada was $40 million, generating goodwill of E39,282 thousand, which is amortized over a period of 60 months (5 years) under Spanish GAAP. As both CTC Mundo and we were under the common control of Telefonica, S.A. at the time of this transaction, our acquisition of Proveedora de Servicios de Conectividad, S.A. would be considered a reorganization of entities under common control in accordance with U.S. GAAP. Therefore, under U.S. GAAP, we would record the acquisition of Proveedora de Servicios de Conectividad, S.A. at its historical cost basis and would not recognize any goodwill associated with the transaction. The adjustment reflected on the pro forma condensed consolidated balance sheet reflects the elimination of the goodwill recorded under Spanish GAAP.

h) On October 20, 1999, our subsidiary Terra Networks Peru, S.A.C. entered into contracts with Telefonica del Peru, S.A. and Telefonica Servicios Internet del Peru, S.A.C. that enabled it to commence operations in the residential internet segment. According to the main terms of the agreements, Telefonica del Peru, S.A. agrees not to provide internet services for residential users directly or through subsidiaries. The consideration paid by Terra Networks for the foregoing covenant not to compete amounted to $25 million, and this amount was recorded as an intangible asset and is being amortized on a straight-line basis over five years. Additionally, Telefonica Servicios Internet del Peru, S.A.C. transferred to Terra Networks Peru, S.A.C. all of its contracts with customers and the customer database of the internet provider centers and made available to the latter the assets assigned to or obtained for the provision of internet services to residential customers. Terra Networks Peru, S.A. paid $5 million in this connection, and this amount was recorded as an intangible asset and is being amortized on a straight-line basis over five years.

     As Telefonica del Peru, S.A., Telefonica Servicios Internet del Peru, S.A.C. and Terra Networks were under common control of Telefonica, S.A. at the time of this transaction, in accordance with U.S. GAAP, the $30 million in payments would not be capitalized as intangible assets but would instead be treated similar to dividends. The adjustment reflected on the pro forma condensed consolidated balance sheet reflects the elimination of the intangible assets recorded under Spanish GAAP.

i)   Represents the following adjustments:

                                                            AT JUNE 30, 2000
                                               ------------------------------------------
                                                               EFFECTS ON
                                               ------------------------------------------
                                                 PAID-IN
                                                CAPITAL/                        TOTAL
                                               ACCUMULATED     LOSS FOR     STOCKHOLDERS'
                                                 DEFICIT      THE PERIOD       EQUITY
                                               -----------    ----------    -------------
                                                          (THOUSANDS OF EURO)
Start-up costs -- advertising (see note a)...    (18,102)       (36,128)       (54,230)
Start-up costs -- capital increase (see note
  b).........................................    (33,001)         3,300        (29,701)
Valuation allowances on deferred tax assets
  (see note c)...............................    (42,249)       (76,136)      (118,385)
Research and development costs (see note
  e).........................................       (247)            91           (156)
Goodwill recognized from Ole acquisition, net
  (see note f)...............................     28,236         (3,324)        24,912
Goodwill reversed from Chile acquisition, net
  (see note g)...............................    (37,966)         3,931        (34,035)
Goodwill reversed from Peru acquisition, net
  (see note h)...............................    (30,165)         3,119        (27,046)
Elimination of fair-value step-up on net
  assets contributed to joint venture with
  IDT (see note d)...........................         22          3,007          3,029
                                                --------       --------       --------
          Total..............................   (133,472)      (102,140)      (235,612)
                                                ========       ========       ========

j) Lycos' fiscal year ends on July 31, which differs from our fiscal year end. Consequently, we have adjusted the financial data presented for Lycos to reflect its results of operations for the six month period ended July 31, 2000 and for the twelve month period ended January 31, 2000 for purposes of presenting the pro forma condensed consolidated statement of operations for the six month period ended June 30, 2000 and for the year ended December 31, 1999, respectively. Additionally, for purposes of presenting the pro forma condensed consolidated balance sheet as of June 30, 2000, we have used the Lycos consolidated balance sheet as of July 31, 2000 and restated the amounts from U.S. dollars into euro using the exchange rate in effect at July 31, 2000.

          The following table shows the calculation of the results of operations of Lycos for the six month period from February 1, 2000 to July 31, 2000:

                                              TWELVE
                                              MONTHS           SIX MONTHS         SIX MONTHS
                                              ENDED              ENDED              ENDED
                                          JULY 31, 2000     JANUARY 31, 2000    JULY 31, 2000
                                          --------------    ----------------    --------------
                                                          (THOUSANDS OF EURO)
Revenues:
  Advertising revenues..................      202,586             85,236            117,350
  E-commerce............................      105,066             42,295             62,771
  Access revenues.......................           --                 --                 --
  Other.................................           --                 --                 --
                                             --------           --------           --------
Total revenues..........................      307,652            127,531            180,121
Operating expenses:
  Goods purchased (Cost of Sales).......      (65,489)           (28,633)           (36,856)
  Personnel expenses....................      (88,751)           (41,578)           (47,173)
  Depreciation and amortization of
     goodwill...........................     (147,615)           (63,878)           (83,737)
  Other operating expenses..............     (136,043)           (60,566)           (75,477)
                                             --------           --------           --------

                                              TWELVE
                                              MONTHS           SIX MONTHS         SIX MONTHS
                                              ENDED              ENDED              ENDED
                                          JULY 31, 2000     JANUARY 31, 2000    JULY 31, 2000
                                          --------------    ----------------    --------------
                                                          (THOUSANDS OF EURO)
Total operating expenses before
  financial expenses....................     (437,898)          (194,655)          (243,243)
                                             --------           --------           --------
Operating loss..........................     (130,246)           (67,124)           (63,122)
Financial income (expense)..............       25,110              4,247             20,863
                                             --------           --------           --------
Loss from ordinary activities...........     (105,136)           (62,877)           (42,259)
Extraordinary income (loss).............           --                 --                 --
                                             --------           --------           --------
Loss before tax and minority interest...     (105,136)           (62,877)           (42,259)
Corporate income tax benefit
  (provision)...........................     (123,333)            (2,515)          (120,818)
Equity income from affiliates...........      257,154              1,934            255,220
Minority interest.......................       (2,448)                --             (2,448)
                                             --------           --------           --------
Net income (loss).......................       26,237            (63,458)            89,695
                                             ========           ========           ========

     The following table shows the calculation of the results of operations of Lycos for the twelve month period from February 1, 1999 to January 31, 2000:

                                               SIX MONTHS          SIX MONTHS
                                                  ENDED               ENDED          TWELVE MONTHS
                             YEAR ENDED     AUGUST 1, 1998 TO   AUGUST 1, 1999 TO        ENDED
                            JULY 31, 1999   JANUARY 31, 1999    JANUARY 31, 2000    JANUARY 31, 2000
                            -------------   -----------------   -----------------   ----------------
                                                      (THOUSANDS OF EURO)
Revenues:
  Advertising.............      98,862            40,005              85,236             144,093
  E-commerce..............      43,129            17,601              42,295              67,823
  Access revenues.........          --                --                  --                  --
  Other...................          --                --                  --                  --
                              --------           -------            --------            --------
Total revenues............     141,991            57,606             127,531             211,916
Operating expenses:
  Goods purchased.........     (36,258)          (14,640)            (28,633)            (50,251)
  Personnel expenses......     (45,791)          (19,118)            (41,578)            (68,251)
  Depreciation and
     amortization of
     goodwill.............     (57,501)          (25,840)            (63,878)            (95,539)
  Other operating
     expenses.............     (68,419)          (29,561)            (60,566)            (99,424)
                              --------           -------            --------            --------
Total operating expenses
  before financial
  expenses................    (207,969)          (89,159)           (194,655)           (313,465)
                              --------           -------            --------            --------
Operating loss............     (65,978)          (31,553)            (67,124)           (101,549)
Financial income
  (expense)...............       6,430             3,616               4,247               7,061
                              --------           -------            --------            --------
Loss from ordinary
  activities..............     (59,548)          (27,937)            (62,877)            (94,488)
Extraordinary income
  (loss)..................      (2,665)               --                  --              (2,665)
                              --------           -------            --------            --------
Loss before tax and
  minority interest.......     (62,213)          (27,937)            (62,877)            (97,153)

                                               SIX MONTHS          SIX MONTHS
                                                  ENDED               ENDED          TWELVE MONTHS
                             YEAR ENDED     AUGUST 1, 1998 TO   AUGUST 1, 1999 TO        ENDED
                            JULY 31, 1999   JANUARY 31, 1999    JANUARY 31, 2000    JANUARY 31, 2000
                            -------------   -----------------   -----------------   ----------------
                                                      (THOUSANDS OF EURO)
Corporate income tax
  benefit (provision).....        (141)               --              (2,515)             (2,656)
Minority interest.........       8,978            10,064               1,933                 847
                              --------           -------            --------            --------
Net loss..................     (53,376)          (17,873)            (63,459)            (98,962)
                              ========           =======            ========            ========

     The information shown above also reflects the historical results of operations of Gamesville.com, which was acquired by Lycos on November 22, 1999 and was accounted for by Lycos under the pooling of interests method. Accordingly, the historical financial statements of Lycos have been retroactively restated to include the results of operations of Gamesville.com since its inception.

k) These amounts represent adjustments related to our acquisition of Lycos and the elimination of Lycos' equity accounts.

     For purposes of these pro forma financial statements, we have assumed that the value of the total purchase consideration to be issued by us to consummate the acquisition of Lycos would be approximately E13.7 billion. This amount was determined as follows:

     - We have assumed that we will issue 2.150 Terra Networks ordinary shares for each share of Lycos common stock, which represents the maximum exchange ratio under the agreement and plan of reorganization. Assuming the maximum exchange ratio and assuming 120,221,719 shares of Lycos common stock outstanding on the date of consummation of the combination, we would be required to issue 258,476,695 ordinary shares to consummate the combination. The 120,221,719 shares represents the maximum number of Lycos shares permitted to be outstanding on the date of consummation of the combination. Had we assumed an exchange ratio of 1.433 Terra Networks ordinary shares per each Lycos share, the minimum exchange ratio contained in the agreement and plan of reorganization, we would be required to issue 172,277,723 ordinary shares to consummate the combination, assuming the maximum number of Lycos shares outstanding.

     - We have assumed that the value of the Terra Networks ordinary shares to be issued will be E45.00 per share, which corresponds approximately to the price in the agreement and plan of reorganization at which we would be obligated to use the maximum exchange ratio of 2.150.

     - We have agreed to replace outstanding options to purchase shares of Lycos common stock held by Lycos employees with options to purchase Terra Networks ordinary shares. The Terra Networks options will have the same terms and conditions as the Lycos stock options, except that the number of options and their exercise price will be adjusted based on the exchange ratio used to consummate the combination. We have made the following assumptions regarding the Terra Networks options that we plan to issue:

                                                                   WEIGHTED-AVERAGE
                                                   NUMBER OF       EXERCISE PRICE OF
                                                 TERRA NETWORKS     TERRA NETWORKS
                             ORIGINAL AMOUNT       OPTIONS TO         OPTIONS TO
                             OF LYCOS OPTIONS      BE ISSUED           BE ISSUED
                             ----------------    --------------    -----------------
Vested(1)..................     14,840,892         31,907,918           E11.35
Unvested(1)................     23,506,092         50,538,098           E20.18
                                ----------         ----------
Total......................     38,346,984         82,446,016
                                ==========         ==========

---------------
(1)  As of the date of the consummation of the combination.

     - We have assumed that the value of the fully vested options is E1,122.5 million. This value was determined using a Black-Scholes pricing model and is based on the following weighted-average assumptions:

         -  risk free interest rate of 5.5%;

         -  volatility of 63.5%;

         -  expected term of two years; and

         -  expected dividend yield of 0%.

         This value has been recorded in its entirety as purchase price.

     - We have assumed that the value of the unvested options is E1,520.2 million. This value was determined using a Black-Scholes pricing model and is based on the following weighted-average assumptions:

         -  risk free interest rate of 5.55%;

         -  volatility of 57%;

         -  expected term of three years; and

         -  expected dividend yield of 0%.

         We have further assumed that:

         - On the date that we grant these unvested replacement options, the intrinsic value of the unvested replacement options is E24.82 per share. This amount is calculated by subtracting the weighted-average exercise price of the replacement options of E20.18 from the assumed fair market value of Terra Networks ordinary shares on the date of grant of E45.00. Thus, the aggregate intrinsic value of all of the unvested replacement options is E1,254.4 million as of the date of grant.

         - The weighted-average remaining service period on the unvested options is two years. The weighted-average aggregate service period under the terms of the initial options awarded by Lycos is assumed to be four years. Thus, the portion of fair value of the unvested stock options to be classified as deferred compensation expense is 2/4 of the aggregate intrinsic value shown above, or E627.2 million.

         - Accordingly, we have recorded the difference of E893.0 million between the fair value of the unvested stock options and the amount classified as deferred compensation as additional purchase price.

         - We have assumed direct acquisition costs of E37,502 thousand. See note l.

     The following is a summary of the calculation of the purchase price, as described above, as well as the allocation of this purchase price to the fair value of net assets acquired:

                                                           (THOUSANDS OF EURO,
                                                          EXCEPT SHARE AMOUNTS)
                                                          ---------------------
Total number of Terra Networks ordinary shares issued to
  consummate acquisition................................       258,476,695
Assumed value per ordinary share........................                45
                                                               -----------
Value of Terra Networks ordinary shares issued..........        11,631,451
Fair value of vested stock options issued...............         1,122,520
Fair value of unvested stock options issued.............           893,008
Assumed direct acquisition costs (see note l)...........            37,502
                                                               -----------
Total purchase price....................................        13,684,481
Fair value of current assets acquired...................           802,554
Fair value of property and equipment acquired...........            11,562

                                                           (THOUSANDS OF EURO,
                                                          EXCEPT SHARE AMOUNTS)
                                                          ---------------------
Fair value of other tangible assets acquired............           492,178
Fair value of liabilities assumed.......................          (297,174)
Intangible assets and goodwill recorded by Lycos........           589,323
                                                               -----------
Intangible assets and goodwill acquired.................        12,086,038
                                                               ===========

     For purposes of this pro forma financial data we have preliminarily estimated the fair value of the net assets acquired from Lycos based on the historical financial statements of Lycos as of July 31, 2000. The excess of the purchase price over a preliminary estimate of the fair value of the net assets acquired has been allocated to acquired intangible assets and goodwill. This amount is assumed to be amortized over an estimated useful life of 5 years, yielding approximately E2,417.3 million in amortization expense on a yearly basis.

     Under Spanish GAAP, the value of the Terra Networks ordinary shares to be issued will be set at E11.00 per share, yielding acquired goodwill and intangible assets of approximately E1,282.3 million based on the assumptions described above. Such amount will also be amortized over a five-year period under Spanish GAAP, yielding annual amortization expense of E256.5 million based on the previously described assumptions.

     The above allocation of purchase price as it relates to the acquisition of Lycos has been prepared on a preliminary basis and is subject to revision based upon a formal study to be performed by us. Based on this study both the allocation of purchase price and the useful lives assigned to identifiable intangible assets may differ from the assumptions shown above. The effects of this revised allocation may have a material effect on the pro forma results of operations.

     The adjustments reflected on the pro forma condensed consolidated statement of operations are determined as follows:

                                               SIX MONTHS
                                                  ENDED           YEAR ENDED
                                              JUNE 30, 2000    DECEMBER 31, 1999
                                              -------------    -----------------
                                                     (THOUSANDS OF EURO)
Amortization of goodwill/intangible assets
  from:
  Acquisition of Lycos......................    1,208,604          2,417,208
  Acquisition of Wired Ventures (see note
     q).....................................           --             22,859
                                                ---------          ---------
                                                1,208,604          2,440,067
                                                =========          =========
Amortization of deferred compensation.......      156,795            313,589
                                                =========          =========

l) This amount represents taxes, legal fees and other direct costs in connection with the acquisition of Lycos.

m) Pursuant to the rights offering agreement among Telefonica, S.A., Terra Networks and Lycos, Terra Networks made a rights offering whereby it issued to its existing shareholders rights to purchase 35,483,872 Terra Networks ordinary shares for an aggregate of E2.2 billion at a price per share of E62.00.

    Under the rights offering agreement, Telefonica, S.A. agreed to subscribe for all ordinary shares not subscribed for by other shareholders in the rights offering. This offering has been included in the pro forma condensed consolidated balance sheet as if it had been completed as of June 30, 2000. The estimated expenses that will be incurred in connection with the rights offering, primarily related to taxes and fees, amount to E28 million and have been deducted from shareholders' equity in accordance with U.S. GAAP.

n) Amounts represent the historical results of operations for the period from January 1, 1999 to March 31, 1999.

o) Amounts represent the historical results of operations for the period from January 1, 1999 to June 30, 1999.

p) Amounts represent the historical results of operations for the period from January 1, 1999 to October 31, 1999.

q) Amounts represent the historical results of operations for the period from February 1, 1999 to June 30, 1999, the date of acquisition by Lycos.

r) Represents amortization of goodwill and intangible assets that is reflected in Terra Networks' statement of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 relating to the following acquisitions consummated by Terra Networks in 1999:

                                                             PORTION OF
                                                            ANNUAL AMOUNT
                                                          NOT REFLECTED IN              U.S. GAAP
                       TOTAL GOODWILL                   HISTORICAL FINANCIALS         ADJUSTMENT(S)
                       RESULTING FROM                  -----------------------   -----------------------
                        ACQUISITION        ANNUAL      JUNE 30,   DECEMBER 31,   JUNE 30,   DECEMBER 31,   USEFUL LIFE
                       (SPANISH GAAP)   AMORTIZATION     2000         1999         2000         1999         (YEARS)
                       --------------   ------------   --------   ------------   --------   ------------   -----------
                                                             (THOUSANDS OF EURO)
Ole..................      12,242           2,448        --             613        3,324        6,643           5
Nutec................     181,897          36,379        --          18,187           --           --           5
Infosel..............     264,392          52,878        --          47,402           --           --           5
Terra Networks
  Chile..............      39,282           7,856        --           6,547       (3,931)      (7,856)          5
                          -------          ------         --         ------       ------       ------
         Total.......     497,813          99,561        --          72,749         (607)      (1,213)
                          =======          ======         ==         ======       ======       ======

                                                                PORTION OF
                                                               ANNUAL AMOUNT
                             TOTAL                           NOT REFLECTED IN              U.S. GAAP
                       INTANGIBLE ASSETS                   HISTORICAL FINANCIALS         ADJUSTMENT(S)
                        RESULTING FROM                    -----------------------   -----------------------
                          ACQUISITION         ANNUAL      JUNE 30,   DECEMBER 31,   JUNE 30,   DECEMBER 31,   USEFUL LIFE
                        (SPANISH GAAP)     AMORTIZATION     2000         1999         2000         1999         (YEARS)
                       -----------------   ------------   --------   ------------   --------   ------------   -----------
                                                              (THOUSANDS OF EURO)
Terra Networks Peru..       31,209             6,242        --          4,888        (3,119)       --              5
Terra Networks Access
  Services...........       30,297             6,059        --             --        (3,007)       --              5
                            ------            ------         --         -----        ------
         Total.......       61,506            12,301        --          4,888        (6,126)       --
                            ======            ======         ==         =====        ======         ==

s)  Represents:

     - for Ole, amortization of the incremental goodwill recognized under U.S. GAAP (see note f).

     - for the Chilean acquisition, the amortization of goodwill, as the acquisition of this entity would be considered a reorganization of entities under common control under U.S. GAAP (see note g).

       - for Peru, the elimination of amortization on the intangible assets acquired, since these payments would be akin to dividends under U.S. GAAP (see note h).

       - for Terra Networks Access Services, the elimination of amortization of an acquired customer list, since U.S. GAAP would require this list to be accounted for at its carry over basis (see note d).

t) Under Spanish GAAP, amortization of goodwill is shown separately in the consolidated statement of operations below operating loss. For U.S. GAAP reporting purposes, amortization of goodwill is shown as a deduction before operating income.

u) Represents the reversal of amortization expense recorded on deferred start-up costs and research and development costs, which are capitalized under Spanish GAAP, during the six months ended June 30, 2000 and the year ended December 31, 1999:

                                                    SIX MONTHS
                                                      ENDED        YEAR ENDED
                                                     JUNE 30,     DECEMBER 31,
                                                       2000           1999
                                                    ----------    -------------
                                                        (THOUSANDS OF EURO)
Reversal of amortization of start-up costs (see
  note a).........................................    (8,060)          (920)
Reversal of amortization on research and
  development costs (see note e)..................      (258)           (96)
                                                      ------         ------
          Total...................................    (8,318)        (1,016)
                                                      ======         ======

v) Represents the immediate recognition of start-up costs and research and development costs, which are capitalized under Spanish GAAP, during the six months ended June 30, 2000 and the year ended December 31, 1999:

                                                    SIX MONTHS        YEAR
                                                      ENDED           ENDED
                                                     JUNE 30,     DECEMBER 31,
                                                       2000           1999
                                                    ----------    -------------
                                                        (THOUSANDS OF EURO)
Start-up costs (see note a).......................    40,887         19,020
Research and development costs (see note e).......       168            343
                                                      ------         ------
          Total...................................    41,055         19,363
                                                      ======         ======

w) Under Spanish GAAP, certain income and expenses, such as those arising from the disposition of fixed assets can be classified as extraordinary items. Under U.S. GAAP, these amounts would be classified as a component of operating income (loss).

x) Represents the elimination of deferred tax benefit recognized under Spanish GAAP for net operating losses incurred during the year (see note c).

y) Pro forma basic and diluted loss per share is calculated by dividing pro forma net loss available to ordinary shareholders by the pro forma weighted-average number of common shares outstanding. The weighted-average pro forma number of shares outstanding is equal to the comparable historical amount, adjusted to reflect the ordinary shares to be issued in connection with our acquisition of Lycos and the rights offering. The pro forma weighted-average number of shares is calculated as follows:

                                           SIX MONTHS ENDED       YEAR ENDED
                                            JUNE 30, 2000      DECEMBER 31, 1999
                                           ----------------    -----------------
Historical weighted-average number of
  shares outstanding.....................    280,000,000          203,763,953
Total number of ordinary shares assumed
  to be issued in connection with the
  Lycos acquisition......................    340,922,711          340,922,711
Less: Portion to be issued in the form of
  stock options..........................    (82,446,016)         (82,446,016)
                                             -----------          -----------
Ordinary shares to be issued in
  connection with the acquisition of
  Lycos..................................    258,476,695          258,476,695
Ordinary shares to be issued in the
  rights offering........................     35,483,872           35,483,872
                                             -----------          -----------
          Total..........................    573,960,567          497,724,520
                                             ===========          ===========

     For the period presented, no potentially dilutive securities have been included in the calculation of historical and pro forma diluted loss per share as such amounts would be antidilutive in periods in which a loss has been reported. The aggregate number of potential common share equivalents, including the stock options that will be issued in connection with the Lycos acquisition, that have been excluded from the pro forma diluted loss per share calculation was 82,446,016 shares for the six months ended June 30, 2000 and the year ended December 31, 1999.

                                   PART FIVE

                        INFORMATION ABOUT TERRA NETWORKS

OVERVIEW

     Terra Networks provides internet access and local-language interactive content and services to Spanish- and Portuguese-speaking residential and small office/home office, or SOHO, customers. We currently provide internet access services in Spain, Brazil, Mexico, Peru, Chile, Guatemala, El Salvador and the United States. We operate internet portals serving these countries and Venezuela, Argentina, Costa Rica, Honduras, Nicaragua, Panama, Uruguay and Colombia. We also recently launched an English-language portal in the United States. We plan to launch or acquire portals in one or more additional Latin American countries by the end of 2000. We also plan to launch internet access services in Colombia and Argentina. In all of our markets, we are developing online interactive solutions for advertising and marketing, as well as for electronic commerce and related activities.

     Telefonica, S.A., the parent company of the Telefonica group, currently owns our majority equity interest. As a member of the Telefonica group, we benefit from our relationship with the largest and strongest telecommunications group in Spain and Latin America, with approximately 60 million customers and significant media assets. The Telefonica group controls full-service telecommunications subsidiaries in Spain, Brazil, Argentina, Peru, Chile and Guatemala and has additional telecommunications properties in several other Latin American countries, Europe and Africa. In Spain and Latin America, the Telefonica group also controls media properties, including Spanish soccer broadcast rights and radio stations, and has significant media investments, including interests in television, cable and film production companies.

     We are the principal company through which the Telefonica group develops:

     - internet access services for residential and SOHO customers through a dial-up service and broadband;

     - internet portals and the full range of services that can be provided through internet portals such as news, shopping and online communities and chat;

     - online and wireless, among others, advertising and marketing solutions tailored to our clients' needs; and

     -  e-commerce activities.

     We plan to build upon our relationship with the Telefonica group:

     - to continue to enhance our market presence, distribution channels and product offerings;

     -  to receive the best innovation in technology;

     - to exploit the media content controlled by other members of the Telefonica group; and

     -  to exploit Telefonica's customer base of approximately 60 million.

     We have achieved a leading position in the Spanish and Portuguese-speaking world internet services business. We plan to consolidate our position in the longer term through improving and supplementing our internet products and services, both independently and through strategic alliances, partnerships and acquisitions, and by building upon our relationships with:

     - strong communications, technology and media businesses throughout Spain and Latin America in the Telefonica group; and

     - the network of partners we are building through strategic investments and alliances.

     We are a Spanish corporation (sociedad anonima) with principal executive offices located at Via de las Dos Castillas, 33, Complejo Atica, Edificio 1, Pozuelo de Alarcon, 28223 Madrid, Spain and our telephone number is (34) 91-452-3000. Our internet address is www.terranetworks.com. We were incorporated on December 4, 1998. Our agent for service of process in the United States is Terra Networks USA, which is located at 1001 Brickell Bay Drive, Suite 2300, Miami, Florida 33131.

HISTORY

     The following timeline describes the significant milestones in the development of our internet business:

April 1999                     Telefonica, S.A. transferred its Spanish
                               residential and SOHO internet access business to us. With this transfer, we took control of Telefonica's 72,000 residential and SOHO ISP customers.

April 1999                     We acquired 100% of Ordenamientos de Links
                               Especializados S.L., known as Ole, from
                               InfoSearch Holdings, S.A. Ole operated a portal in Spain. In return, we paid Ptas2,000 million in cash to InfoSearch and sold InfoSearch 4,928,000 newly-issued ordinary shares for US$21.5 million.

June 1999                      Through a series of transactions, we acquired 96%
                               of Nutec Informatica, S.A., known as ZAZ, from RBS Administracao e Cobranca Ltda.,
                               MLSP -- Comercio e Participacoes Ltda. and other minority shareholders for US$232 million. Of this amount, US$192 million was used to redeem the interests of minority shareholders and US$40 million was left as cash at ZAZ. We subsequently agreed to acquire the remaining 4% of ZAZ from its minority shareholders in exchange for US$10 million in ordinary shares at our initial public offering price of E13.00 per share. We gave these shareholders the right to put these shares to us at market value through June 2001. They notified us in May 2000 of their intention to exercise this put.

                               ZAZ's former shareholders have agreed to refrain from competing against us for two years with respect to activities ZAZ engaged in as of June 15, 1999. The remaining minority shareholders similarly have agreed to refrain from competing against us while they are shareholders of ZAZ and for one year after they sell their interests in ZAZ.

                               With this acquisition, we acquired our Brazilian ISP and portal, including ZAZ's 200,000 residential and SOHO ISP customers.

July 1999                      We acquired 25% of Corporacion Real Time Team,
                               S.L., known as Teknoland Corp., for a net payment of Ptas2,340 million. We have agreed to purchase an additional 26% of Teknoland Corp. from its founding shareholders after 36 months, although we have the option to purchase this 26% earlier if Teknoland Corp. fails to meet specified revenue targets. The founding shareholders have the right to sell to us at any time from 26% to 75% of Teknoland Corp. The per-share price of these options is equal to the per-share value of Teknoland Corp. reflected in the price we have agreed to pay for our 25% interest plus 50% of the difference between that value and the value of Teknoland

                               Corp. on the date when the options are exercised, as determined by an independent party.

                               In addition, the founding shareholders have an option to repurchase our 25% interest in Teknoland Corp. until they cease to be majority shareholders. This option may only be exercised if we cease to be part of the Telefonica group or the Telefonica group no longer provides internet services, or in a small number of other extraordinary circumstances.

                               With this acquisition, we are positioned to compete in designing online products like web sites, intranets and extranets, creating virtual communities, and offering other innovative web-based services.

July 1999                      We acquired 95% of Infovia, S.A., known as
                               Infovia, from Infovia International Inc. In return, we paid US$4 million to Infovia
                               International Inc. Infovia International Inc.
                               agreed to refrain from competing against us in Guatemala for a period of four years from July
                               1999.

                               With this acquisition, we acquired Infovia's approximately 6,000 ISP customers in Guatemala. We purchased the remaining 5% of Infovia in March 2000.

September 1999                 We acquired 100% of Netgocios S.A. from
                               individual shareholders. Netgocios operates
                               GauchoNet, an Argentine portal. In return, we agreed to pay US$5.5 million to such shareholders. These shareholders have agreed to refrain from competing against us for a period of two years from September 1999.

                               We acquired 100% of Donde Latinoamerica S.A., another Argentine portal, from individual shareholders. In return, we agreed to pay US$4.5 million to these shareholders. The sellers have agreed to refrain from competing against us for a period of two years from September 1999.

                               With the acquisition of Netgocios, S.A. and Donde Latinoamerica S.A., we acquired Argentine portals with 1.5 million and 1.0 million page views per month, respectively.

October 1999                   We agreed to form a joint venture with
                               International Discount Telecommunications Corp., known as IDT, to operate our residential and SOHO
                               ISP business in the United States. Under the joint venture agreement, we agreed to hold 51% of the joint venture and IDT agreed to hold 49%. In addition, we agreed with IDT to form a second joint venture, to be owned 10% by IDT and 90% by us, to operate our portal business in the United
                               States.

                               IDT contributed approximately 46,000 internet access customers to the ISP joint venture. A significant majority of such ISP customers are not of Hispanic origin. The joint venture, however, has focused its marketing efforts on Hispanic customers.

                               We agreed to fund the first US$30 million of expenses for the ISP joint venture, subject to the completion of performance milestones to be agreed upon.

                               IDT purchased US$15.5 million of our ordinary shares at our initial public offering price.

October 1999                   We agreed to acquire 100% of the assets of
                               Telefonica Servicios Internet, S.A.C., a subsidiary of Telefonica del Peru, S.A., related to the provision of internet access serving the residential and SOHO markets in Peru. Telefonica del Peru has agreed that it will not provide internet services to residential customers in Peru for 10 years without our prior consent.
                               Telefonica del Peru has agreed to provide us with telecommunications services. In return, we agreed to pay US$30 million.

                               We granted Telefonica del Peru an option to purchase up to US$30 million of our ordinary shares at our initial public offering price. Telefonica del Peru exercised this option. Telefonica del Peru has agreed not to sell, transfer or otherwise dispose of these shares before October 2000. Telefonica del Peru has granted us a right of first refusal if it decides to sell any of these shares.

                               With this acquisition, we acquired our Peruvian ISP and portal. This business has been included in our consolidated financial statements since 1996 because it was under the control of a Telefonica group member. However, the results of this business were not significant during periods ending on or before June 30, 1999.

October 1999                   We agreed to acquire 100% of Informacion
                               Selectiva, S.A. de C.V., known as Infosel, through a series of transactions in which the sellers received US$60 million in cash and US$220 million of our ordinary shares at our initial public offering price.

                               As part of these transactions, Grupo Reforma has agreed to refrain from competing against us in the Mexican market for a period of four years and in the U.S. market for a period of three years from October 1999.

                               With this acquisition, we acquired our Mexican ISP and portal, Infosel, including 49,000 residential and SOHO ISP customers.

October 1999                   We acquired 95% of the shares of Proveedora de
                               Servicios de Conectividad, S.A., known as CTC
                               Internet, the internet subsidiary of Compania de
                               Telefonos de Chile -- Transmisiones Regionales
                               S.A., known as CTC Mundo. In return, we agreed to pay US$40 million. As previously agreed, CTC
                               Mundo delivered to us, at no additional cost, the remaining 5% of CTC Internet in December 1999.

                               We granted CTC Mundo, and CTC Mundo exercised, an option to purchase up to US$40 million of our ordinary shares at the initial public offering price. CTC Mundo has agreed not to sell, transfer or otherwise dispose of these shares for one year after our initial public offering. CTC Mundo has granted us a right of first refusal if it decides to sell any of these shares.

                               Compania de Telecomunicaciones de Chile S.A., known as CTC, the parent of CTC Mundo, and CTC Mundo agreed that they will provide CTC Internet with all necessary telecommunications services relating to CTC Internet's business and CTC Internet will be designated the preferred provider for internet services to CTC's residential customers. We have agreed to use CTC's telecommunications services with preference over any other provider in Chile.

                               With this acquisition, we acquired our Chilean ISP and portal, including 74,000 residential and SOHO ISP customers. This business has been included in our consolidated financial statements since 1996 because it was under the control of a Telefonica group member.

March 2000                     We acquired the Venezuelan portal Chevere and
                               rights relating to two domain names from Dotcom
                               Publicidad C.A. for US$4 million. Chevere is one of the leading portals in Venezuela with over 3,000,000 page views in February 2000.

April 2000                     We agreed with IDT to acquire its interests in
                               our U.S. ISP and portal joint ventures in exchange for 3,750,000 of our ordinary shares. In addition, we and IDT agreed to terminate certain arrangements involving our respective interests in the ISP and portal joint venture. In reconciling amounts owed under these arrangements, we agreed to release each other from obligations thereunder upon IDT paying us
                               US$3,000,000. With respect to the termination of the ISP joint venture, 25,000 of its customer accounts, chosen by us, were transferred to us and the remaining accounts were transferred to IDT.

                               IDT has agreed not to compete against our ISP targeted at the Hispanic residential and Hispanic SOHO markets in the United States through April 2001, and against our portal targeted at the Hispanic population of the United States through July 2001.

                               In connection with this transaction, we
                               terminated the lock-up restrictions on the Terra Networks shares acquired by IDT in connection with our initial public offering. The underwriters of our initial public offering also waived IDT's lock-up limitations. The waiver provides that IDT cannot dispose of their initial public offering shares in an amount in excess of 75,000 shares in any one business day or in excess of 500,000 shares in the aggregate in any calendar month.

May 2000 We agreed to acquire Lycos, Inc. Please see "Part Four -- The Combination" for a description of this transaction.

July 2000                      We acquired, through Terra Networks Colombia
                               Holding, S.A., 65% of the shares of La
                               Ciudad.com, S.A., which operates a portal in Colombia. We will pay a total of US$35 million for such shares and content to be provided by our local partners over a five-year term.

     As of June 30, 2000 we operated ISPs in the following countries:

COUNTRY                                                          URL
-------                                                    ----------------
Spain....................................................      www.terra.es
Brazil...................................................  www.terra.com.br
Mexico...................................................  www.terra.com.mx
Peru.....................................................  www.terra.com.pe
Chile....................................................      www.terra.cl
Guatemala................................................  www.terra.com.gt
United States............................................     www.terra.com

     As of June 30, 2000, we operated portals serving the following countries:

COUNTRY                                                          URL
-------                                                    ----------------
Spain....................................................      www.terra.es
Brazil...................................................  www.terra.com.br
Mexico...................................................  www.terra.com.mx
Argentina................................................  www.terra.com.ar
Peru.....................................................  www.terra.com.pe
Chile....................................................      www.terra.cl
Guatemala................................................  www.terra.com.gt
Venezuela................................................  www.terra.com.ve
United States............................................     www.terra.com
Costa Rica...............................................  www.terra.com.cr
Honduras.................................................  www.terra.com.hn
El Salvador..............................................  www.terra.com.sv
Nicaragua................................................  www.terra.com.ni
Panama...................................................  www.terra.com.pa
Uruguay..................................................  www.terra.com.uy

LINES OF BUSINESS

     We offer a suite of internet services in Spanish and Portuguese that provides our users throughout our core markets in Spain and North, Central and South America with:

     -  access to the internet;

     - portal services that incorporate a wide variety of content built on our multi-local/global model;

     -  a range of online advertising, marketing and e-commerce opportunities;
        and

     - multiple solutions for our customers' internet needs, such as web design and hosting and communication.

     Our services complement each other, as customer growth in our access business will benefit our portal business, which in turn will benefit our online advertising and e-commerce businesses, which in turn will benefit our internet solutions businesses. For example, important synergies between our access and portal businesses arise from default mechanisms that direct access customers to our portal home pages. We are successfully capturing these synergies across our markets, where we combine our areas of expertise and operate as an online service provider. We have substantial experience combining these businesses, while many of our competitors have substantial experience operating only as an ISP or as a portal operator. We are prepared to adapt our businesses in all of our core markets in order to better serve our customers and to gain a competitive advantage.

     Our multi-local/global approach to content distinguishes our services from most of the competing portal services in the market, and we believe this approach will be key to our success. For example, by accessing our Mexican portal, a user will easily find:

     - content that is Mexico-specific and presented in Mexican vocabulary, such as local chat features and politics presented by Grupo Reforma, a leading Mexican news organization;

     - content that is regional in character, such as Copa America soccer coverage; and

     - content that is international in character, such as world business news provided by Reuters.

     Similarly, a user accessing our Brazilian site would find content presented by strong national and global content providers, such as Grupo Estado, one of the oldest media groups of Brazil and a leader in the Brazilian media market, with newspaper, radio, television and cable interests, and Carta Capital, a news magazine in Brazil, as well as information and content relating to specific cities.

     Our content is presented in our users' local idioms, which differ throughout Spain and North, Central and South America. We are able to execute our multi-local/global approach through our in-depth understanding of local markets and customer needs. We gain this understanding through our locally-based employees collaborating with our local content providers and through the direct operational experience of the Telefonica group in most of our core markets. In markets where the Telefonica group does not have substantial historical experience, such as Mexico and the U.S. Hispanic market, we work closely with established local partners and integrate their knowledge and experience in the local market. For example, Grupo Reforma, a leader in the Mexican media market, contributes content to our portals from its newspaper, magazine and radio and television sources. Because more than 63% of the U.S. Hispanic population is of Mexican origin, Grupo Reforma's knowledge of the Mexican market also helps us provide content and services that are attractive to the U.S. Hispanic market. In addition, we have partnered with the Miami Herald, which is one of the most popular U.S. newspapers targeted at the U.S. Hispanic population, to provide content for our portal designed for the U.S. Hispanic market.

     We have been and will continue to be supported by the Telefonica group in providing internet access services, portal services and advertising and e-commerce solutions. We are supported by:

     - Telefonica's telecommunications and infrastructure assets in Spain and Latin America, including fixed and mobile telephony, data transmission and highspeed internet access;

     - Telefonica's global and local media assets and investments including conventional television, satellite and cable television, radio, directories and other media;

     - Telefonica's customer relationships throughout Spain and Latin America across a variety of access media;

     - Telefonica's research and development capabilities for the development of new communication technologies and value added services;

     - Telefonica's access to leading content providers and e-commerce companies; and

     -  Telefonica's strong presence and reputation in the capital markets.

     We also plan to continue to actively pursue strategic investments. This allows us to capture value in other internet-related businesses, including those that exist today and those that will develop in the future.

     Our multi-local/global approach, the support we receive from the Telefonica group and our strategic investments will allow us to take advantage of significant growth opportunities stemming from:

     - our large and growing core markets of Spain and Latin America, and our targeted market in the U.S. Hispanic community, which are united by common cultural values and languages but which also exhibit varying local interests and preferences;

     -  the current low internet penetration in our core markets; and

     - our access to the approximately 60 million customers currently served by the Telefonica group.

     We believe that Spanish- and Portuguese-speaking internet users and future internet users in Spain, Latin America and the United States are demanding and will continue to demand online services in their own language, as opposed to services that offer primarily English language content. According to International Data Corporation, approximately two-thirds of Latin American internet users would prefer to visit web sites in their native languages. Currently, however, eStats estimates that only approximately 2% of web pages are presented in Spanish or Portuguese. As the internet achieves broader acceptance in our core markets, we believe that online advertising and e-commerce will also experience significant growth.

     Responding to this demand, we have designed an approach that provides our users not only with the best regional and international content, but also with information and services that are relevant to their daily lives and presented in the local idiom. We believe that our multi-local/global approach is a substantially more effective way to attract a large group of internet portal users and to earn their repeat business. We believe that the combination of the current low internet penetration rate and the attractive demographic factors in our core markets should lead to a substantial increase in internet usage, and with our multi-local/global approach we will be well positioned to capture a substantial portion of the business that will result. This will provide us with expanding opportunities to increase access and portal traffic, and to offer superior online advertising solutions and build our e-commerce business.

     The following table summarizes our total revenues, on a pro forma basis without taking account of the Lycos transaction, for the year ended December 31, 1999 for each of our principal lines of business in each of our principal geographic markets:

                                                                YEAR ENDED
                                                             DECEMBER 31, 1999
                                                            -------------------
                                                            (THOUSANDS OF EURO)
SPAIN
ISP.......................................................         4,033
Portal....................................................         2,680
Other.....................................................         4,826
                                                                  ------
          Total...........................................        11,539
                                                                  ======
BRAZIL
ISP.......................................................        12,316
Portal....................................................         3,675
Corporate Services(1).....................................         7,435
                                                                  ------
          Total...........................................        23,426
                                                                  ======

                                                                YEAR ENDED
                                                             DECEMBER 31, 1999
                                                            -------------------
                                                            (THOUSANDS OF EURO)
MEXICO
ISP.......................................................        10,301
Portal....................................................           541
Corporate Services(1).....................................        15,704
Other.....................................................         2,392
                                                                  ------
          Total...........................................        28,938
                                                                  ======
PERU
ISP.......................................................            12
Portal....................................................            30
                                                                  ------
          Total...........................................            42
                                                                  ======
CHILE
ISP.......................................................         5,920
Other.....................................................         3,991
                                                                  ------
          Total...........................................         9,911
                                                                  ======
ARGENTINA
ISP.......................................................             0
Portal....................................................            42
                                                                  ------
          Total...........................................            42
                                                                  ======
GUATEMALA
ISP.......................................................         2,414
Portal....................................................             0
                                                                  ------
          Total...........................................         2,414
                                                                  ======
UNITED STATES
ISP.......................................................         2,224
Portal....................................................             0
                                                                  ------
          Total...........................................         2,224
                                                                  ======

---------------
(1) Corporate services are included in "other revenues" in our consolidated statement of operations.

  INTERNET ACCESS SERVICES

     At June 30, 2000 we provided internet access services to over 2.6 million customers in Spain, Latin America and the United States. We target residential and small office/home office or SOHO internet users in our core markets. The SOHO market consists of businesses that use telephone lines to connect to the internet, as opposed to dedicated lines, and is made up of small businesses (generally with fewer than 10 employees) and businesses conducted out of the home. Based on the number of subscribers in our target residential and SOHO markets, we believe we are currently the leading ISP service provider in Spain, Chile, Peru and Guatemala and the second-ranking ISP in Brazil and Mexico. The table below provides information on our ISP customer base as of the dates indicated.

                                                                  AT
                                        -------------------------------------------------------
                                        SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                            1999             1999          2000         2000
                                        -------------    ------------    ---------    ---------
Spain.................................     359,000            659,000      938,000    1,250,000
Brazil(1).............................     267,000            346,000      558,000      733,000
Mexico................................      49,000             82,000      215,000      373,000
Chile.................................      81,000            118,000      151,000      186,000
United States.........................      46,000             44,000       43,000       25,000
Peru..................................      53,000             62,000       80,000       86,000
Guatemala.............................       6,000              6,000        6,000        6,000
                                           -------       ------------    ---------    ---------
          Total.......................     861,000          1,317,000    1,992,000    2,659,000
                                           =======       ============    =========    =========

---------------
(1)  Including customers under franchise agreement with local ISP providers.

     We intend to leverage our ISP expertise by moving into new value-added services using the internet protocol (IP). These value-added services will include voice and fax over IP and video streaming. In addition, we introduced ADSL access to the internet in Spain and Brazil in 1999. We also plan to offer it in Peru, Chile, Central America and the United States.

     Although we were created by Telefonica to focus on customers in the residential and SOHO markets, we have some customers in Brazil, Mexico, Chile and Guatemala who are part of the larger corporate market. Other Telefonica group members provide internet access to corporate customers in Chile and Guatemala.

     Product Line

     We offer a broad range of internet access products tailored to the needs of our customers and adapted to local market conditions. We continuously adapt our product line to market needs and competitive demands using data collected in our extensive market research efforts. When required by market conditions, we extend products that are locally offered to other markets. We follow a strategy of market and client segmentation, and an active policy of migrating clients to higher levels of services. Each access product consists of a telephone dial-up service. Our products include:

Standard Access                This product usually consists of one e-mail
                               address and between two and ten megabytes of disk space for a personal home page. In order to best satisfy customer needs and to adapt our standard access product to local market conditions, we offer different subscription methods for our standard access product, including, in most cases:

                               - unlimited connection time for a fixed monthly subscription fee;

                               - limited connection time (usually 5, 15 or 25 hours) for a fixed monthly subscription fee combined with a per-minute fee for time spent in excess of the limited connection time;

                               - unlimited connection time for connections during certain hours of the day (typically from 8:00 P.M. to 8:00 A.M.) for a reduced monthly subscription fee; or

                               - a per-minute fee without a fixed monthly subscription fee.

Free Access                    We introduced free internet access in Spain in
                               June 1999, in Brazil in February 2000, and in
                               Chile and Mexico in March 2000. With this product, the customer pays no subscription fee, and is only charged by the telephone company for use of the phone line, plus fees for any value-added services the customer uses. The standard free access product usually includes one e-mail address and five megabytes of disk space for a typical personal home page.

Pre-paid Access                This product allows customers to access the
                               internet for a limited amount of time at a reduced subscription fee. We offer this service in Guatemala through Price Mart, an international chain that distributes consumer products. In
                               Chile we decided to discontinue this product because we launched free internet access service
                               (Terra Libre) in March 2000.

Flat Rate Access               In July 2000, we launched limited flat rate
                               access in Spain during the evening and on weekends and national holidays for Ptas.2,750 per month. For this price, users receive unlimited telephone calls to connect to the internet during such periods. In addition, in September 2000 we launched flat rate access in Chile under which users receive unlimited telephone calls to connect to the internet for a fixed price.

Professional and Family
Access We target SOHO customers with advanced features such as multiple e-mail accounts with large disk space capacity, multi-user access and higher file transfer speed. We also offer services to assist SOHO customers in creating their own e-commerce sites. The pricing for this product includes both subscription fees and value-added service fees. In some countries, we provide a special family access. This product targets the family segment by offering specific features not included in other products such as a filtering service that blocks access to certain URL addresses. In addition, we plan to enable users of the family product to access some of our value-added sites without payment of an additional fee.

ADSL Access                    In October 1999, we launched ADSL broadband
                               internet access in Spain. We also began to offer
                               ADSL in Brazil in November 1999 on a limited basis, and are currently offering it throughout
                               Brazil wherever the local telephone company has the appropriate infrastructure available. We are planing to offer it in Peru in the second half of 2000. We also plan to offer it in Chile, Central
                               America and the United States. We are prepared to offer broadband service in other markets as competitive conditions dictate. Our ADSL products consist of internet access with speeds of 256,512 and 2,000 Kbps and a series of value-added services such as virtual private networks (not available in Spain).

Mobile Access                  We expect to launch GSM and Wireless Application
                               Protocol (WAP) access services in the future through our joint venture with Telefonica
                               Moviles.

     Access Revenues

     Our internet access products generate one or a combination of three sources of revenue for us:

     -  subscription fees;

     - traffic-inducement fees (we began earning traffic-inducement fees in Spain in October 1999, in Guatemala in May 2000 and in El Salvador in July 2000, and traffic-related fees in Chile and Mexico in the first quarter of 2000); and

     -  value-added service fees.

     Approximately 35% of our customers at June 30, 2000 pay subscription fees for basic internet access. The remaining portion subscribe to our free access product.

     We believe that free access is a viable model when revenue sharing with the telephone operator is possible and attractive. In Spain, our customer base grew by 110,000 people from June 14, 1999 to July 18, 1999, the first five weeks after the introduction of free access, thereby generating significant additional opportunities for traffic-inducement revenues despite the lack of subscription fees. In Brazil, we launched free ISP at the beginning of February 2000 and added 105,000 new free subscribers by the end of that month. We launched free ISP at the beginning of March in Chile and Mexico, which led to our customer base growing by 13,400 and 100,000 new free subscribers, respectively, by the end of the month. At June 30, 2000, approximately 65% of our ISP customer base consisted of free access customers. We expect that our subscription fee revenue will decrease as a percentage of total revenue as free access becomes more popular in those countries where we offer it, as we extend free access to other markets when competitive conditions require, and as we develop other sources of revenue such as value-added service fees.

     We have the opportunity to earn additional fees for features that can be added to our basic internet access service, including:

     - filtering capabilities, which allow businesses to block access to certain URL addresses; and

     - roaming, which allows a customer to access the internet while in another country for the price of a local telephone call. We plan to offer roaming to all of our customers in Spain. We already provide roaming in all cities within our network (more than 100), as well as international roaming in Brazil, throughout more than 50 cities in Mexico, and through I-Pass, a roaming services provider, in Guatemala and in Chile. We expect to offer this product in Peru and in the United States in the second half of 2000.

     We plan to extend most value-added services we offer to all of our ISP markets, and to increase the range of these value-added services to include:

     -  short messages to mobile telephones;

     -  voice and fax over IP;

     -  video streaming; and

     -  video conferencing.

     Infrastructure and Customer Support

     Infrastructure. We provide our customers with advanced technology infrastructure to make our internet access services reliable, secure and efficient.

     Customers connect to our internet access services with dial-up connections through local telephone companies in the countries in which we operate. Telefonica group companies operate local telephone companies in Spain, Brazil, Peru and Chile, although customers can connect to our ISPs using competing local service providers. Through points of presence, or POPs, our customers connect to data centers that house our servers, which are connected via leased lines to the internet.

In Spain, Peru and Chile, we lease our data network, including POPs and internet connectivity links, from members of the Telefonica group. In Mexico and Guatemala, we own POPs, and in Brazil we own and lease POPs from local technology partners. In both Brazil and Mexico, we lease internet connectivity lines from local operators. In Spain, Peru, the United States and Chile, we share our leased POPs with other ISPs. We are the exclusive users of our owned POPs. With our extensive network of POPs, most of our customers can use our services to connect to the internet with a local call.

     We own all of our servers, which route user traffic to its final destination. Our servers are housed in data centers in major cities in the countries in which we operate. These data centers are owned and operated by local technology partners.

     We believe the telephony infrastructure in the countries where we currently operate is sufficient to accommodate our business and our anticipated growth.

     The following table summarizes the ownership of our technology infrastructure and the percentage of each country's population that can use our services to connect to the internet with a local call as of June 30, 2000.

                                                                  APPROXIMATE PERCENTAGE
                  CONNECTION TO                                        OF POPULATION
                  DATA NETWORK           DATA CENTERS              COVERED BY LOCAL CALL
                  -------------          ------------             ----------------------
Spain..........  140 leased POPs    1 data center located                  100%
                                    in Madrid and operated
                                    by the Telefonica
                                    group
Brazil.........  35 owned POPs      2 data centers located                  38%
                 75 leased POPs     in Porto Alegre and
                                    Sao Paulo and operated
                                    by Terra Networks
Mexico.........  49 owned POPs      1 data center located                   90%
                                    in Monterrey and
                                    operated by Terra
                                    Networks
Peru...........  7 leased POPs      1 data center located                  100%
                                    in Lima and operated
                                    by the Telefonica
                                    group
Chile..........  7 leased POPs      1 data center located                   90%
                                    in Santiago and
                                    operated by the
                                    Telefonica group
Guatemala......  1 leased POPs      1 data center operated                  20%
                 1 owned POPs       by Terra Networks
United                              Data centers in each
  States.......  748 leased POPs    of Hackensack, NJ,           80% of the U.S. Hispanic
                 161 owned POPs     operated by IDT,                    population
                                    Andover, MA, operated
                                    by Navisite, Herden,
                                    VA, operated by
                                    Exodus, and Miami, FL,
                                    operated by Terra
                                    Networks

     We plan to connect our Latin American sites to the Spanish and U.S. sites. We believe that this will enable us to provide our customers with enhanced services.

     We monitor our network, services and applications at all times. We operate platforms in Brazil and Mexico and, through our current partner IDT and ourselves in the United States in order to supervise our data networks, servers and systems that are used in connection with our internet access services. In Spain, Peru, Guatemala and Chile we rely on members of the Telefonica group to supervise network operations and provide us with virtually constant feedback. Our close involvement in our infrastructure allows us to maintain a strong local presence and to better serve our customers. We rely on the operators of our data centers to ensure the physical integrity of our servers against fire, flood and, where appropriate, earthquakes, and each data center is equipped with backup electrical service provided by its own on-site generators. In addition, all of our data centers are equipped with access control systems.

     Customer Support. We maintain customer support facilities in each country where we operate an ISP. Our support facilities handle multiple account issues for our customers, ranging from initial sales and sign-up to technical support and account administration. Our facilities maintain databases that allow customer support staff to track purchase history, payment history, caller history and contact history, and report, analyze and solve technical issues in an efficient and organized manner. We maintain lists of frequently asked questions in order to respond to common queries.

     We also offer internet-based online self-help. Most questions come from new users, and an online list of frequently asked questions allows our customer service representatives to address a large number of new users' questions efficiently. In Brazil and Mexico, for example, our customers are able to access their accounts online and change their service plans. New customers can subscribe to our service online.

     We outsource most of our customer support facilities related to our access business to Atento Holdings, S.A., a member of the Telefonica group. We expect that this outsourcing will enable us to be cost-efficient without sacrificing quality of service.

  PORTAL SERVICES

     We currently operate portals customized for internet users in Spain, Brazil, Mexico, Argentina, Peru, Chile, Guatemala, the United States, Venezuela, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Uruguay and Colombia. In June 2000, our portals generated more than one billion page views. We recently launched in the United States an English-language portal targeted at the U.S. Hispanic population. We plan to launch portals in one or more additional Latin American countries by the end of 2000.

     Each of our portals features content that is customized to the local market it serves, presented in the local idiom, because language and vocabulary differ significantly from region to region. For example, our Mexican portal offers Mexican news and sports information, as well as "celebrity chat" features with well-known Mexican personalities. Our Brazilian portal features Brazilian news and sports information, and celebrity chats with well-known sports personalities, as well as links to 51 city specific gateways where users receive information relating to communities within Brazil as of June 30, 2000.

     We are able to offer local content through partnering with established providers who focus on the particular local market, such as Grupo Estado in Brazil, Grupo Reforma in Mexico and Consorcio Periodistico de Chile in Chile. In addition, each of our portals offers content that is of interest to users in more than one country, presented in Spanish or Portuguese. We are able to offer or plan to offer this content through our partnerships with leading international providers, such as Buena Vista (Disney Blast), MTV and Reuters. We are the exclusive internet content provider for certain entities in our markets, such as Agencia Estado, one of the largest media groups in Brazil, and Isto E, one of the largest magazine publishers in Brazil. We seek exclusive relationships with content providers where possible. In addition, we use our extensive market research to adapt our content continuously to be responsive to what is relevant and interesting to our users from region to region.

     Our multi-local/global model allows us to create an internet "home" for our users, and transforms our portals into the final internet destination for many of our users. We believe that our multi-local/global model is instrumental in differentiating our portals from competitors.

     Background

     We have built our portal business through strategic acquisitions in Spain, Brazil, Mexico, Argentina and Venezuela, and have created our own portals in the other markets we serve. We have built our own portal to target the U.S. Hispanic market. The table below provides information about our principal portal brands.

                                                               MILLIONS OF PAGE VIEWS IN
                                    DATE ACQUIRED OR    ----------------------------------------
PORTAL                                  LAUNCHED        DECEMBER 1999    MARCH 2000    JUNE 2000
------                              ----------------    -------------    ----------    ---------
Terra Spain.......................    April 1999             89.2          134.7          175.0
Terra Brazil......................     June 1999            266.7          389.4          537.8
Terra Chile.......................  September 1999            7.3           15.8           25.0
Terra Mexico......................  September 1999           67.3          115.7          156.4
Terra Peru........................  September 1999            0.5            2.0            5.2
Terra Argentina...................   November 1999            2.8            5.3           10.4
Terra United States...............   January 2000              --           55.4          112.4
Terra Central America(1)..........    March 2000               --            5.9            6.5
Terra Venezuela...................    April 2000               --            3.3            3.5
                                                            -----          -----        -------
          Total...................                          433.8          727.5        1,032.2
                                                            =====          =====        =======

---------------
(1) Includes portals in Guatemala, El Salvador, Panama, Costa Rica, Nicaragua and Honduras.

     Content

     We design each of our portals as a one-stop gateway where both content and advertising reflect the specific country's culture, idioms and tastes. Our portals offer a broad range of functionality, which we believe is instrumental in enabling users to build online communities organized around topics or areas of interest. Being part of an online community encourages a user to contribute actively to the dialogue and content within the community, and therefore enriches the user's online experience. We believe that fostering online communities will encourage users to return to our portals repeatedly. This in turn will make our portals attractive to internet advertisers. Our portals offer or we expect they will offer:

Online communities and
chat.......................  These services create online communities where users can interact in group or one-on-one discussions. These communities include broad interest areas like sports, science and current events. Users can meet in a variety of ways, including through personal postings and in discussion forums. Our users can host their own scheduled chats, create their own interest-specific rooms or participate in moderated celebrity events.

Instant messenger..........  This service allows our users to quickly exchange messages with their online friends. Unlike e-mail, instant messages appear as soon as they are sent.

Directories and yellow
pages......................  We offer online directories and yellow pages to our users in partnership with Telefonica Publicidad e Informacion, a member of the Telefonica group.

E-mail by phone............  This service allows our users to hear their e-mail messages with their telephone.

Free e-mail................  We had over 3 million registered e-mail users at
                             June 30, 2000, including approximately 2,000,000 in Spain, 396,000 in the United States, 572,000 in Mexico, 110,000 in Chile, 55,000 in Argentina and 24,000 in Venezuela.

                             Our Spanish free e-mail allows users to access electronic mail from any computer with a standard web browser.

Personal pages.............  This service allows our users to build their own personal page.

Search engines.............  We provide our users with powerful and sophisticated search capabilities to carry out extensive searches in our portals. We currently feature Altavista, Magallanes, Inktomi and Realnames search engines.

Unified messaging..........  We plan to offer this service which handles voice messages and e-mail messages through a web site, beginning in the second half of 2000.

Virtual disk...............  This free service gives our users storage space on the internet that can be accessed anywhere, anytime.

Voiceover IP...............  This service allows our users to make calls through the internet rather than through a conventional telephone.

Web fax....................  This service allows our users to send messages from their personal computer to a fax machine.

     In addition to these services, our portals also include a number of channels that feature content grouped around a common theme. A particular channel may feature local content, global content, or a mixture of the two. Users can personalize some channels so that they will be alerted to current information of particular interest to them. In addition, many channels provide a convenient link to our chat communities and bulletin boards, where users can share experiences through an on-going communication process. In this manner these channels reinforce our strategy of helping users build vibrant online communities. Some of the channels our portals typically feature include:

Art........................  News, picture galleries and educational content focused on the arts.

Computing..................  Access to a large number of public domain and
                             "shareware" software programs that users can transfer to their own disks, as well as links to hardware and software vendors.

Culture....................  News, books, releases and literary articles of cultural interest.

Current events.............  Current events and other information as they occur.

Education..................  Information on courses, schools and new developments.

Employment.................  Information on opportunities in the job market.

Finance....................  Market news, research reports and an online investment portal.

Food.......................  Information on foods, restaurants and recipes.

Games......................  Downloadable games, tricks and batches of popular video games.

Health.....................  News, reports and articles related to general health issues.

Home and family............  News related to family issues, health and fashion, including a wide range of links to fashion web sites.

Internet...................  News regarding internet business and legal issues, and virtual communities for users interested in internet-related topics.

Leisure....................  A wide range of news and articles related to music, television and tourism.

Media and Marketing........  News and information about journalism, marketing and the media business.

Science....................  News, educational information, and games targeting users with specific interest in scientific topics.

Shows......................  News and reviews of movies, theatre and other entertainment.

Society....................  Links and news related to social issues, such as the environment.

Sports.....................  Local and global sport news and information including results, commentary and analysis.

Teens......................  Information and services targeted to the teenager audience, including jokes, chats and bulletin boards.

Tourism....................  Information and services regarding popular places to visit.

     Content Partnerships. Our network of third-party content providers is a crucial element of our multi-local/global portal model. We have arrangements with leading local and international content providers in order to offer rich and varied content across our portal network.

     We feature content from the following content providers:

Agencia EFE................  News

AP.........................  News

Bloomberg..................  Financial news (Brazil only)

Buena Vista (Disney
Blast).....................  Entertainment

Knight Ridder..............  News and other content from the Miami Herald

Mondosonoro................  Music

Motor Press................  Automobiles

MTV........................  Music

Quokka Sports..............  Sports news

Reuters....................  News and financial news (executed for our Spanish and Latin American portals)

Uproar Networks............  Games

Urano......................  Interactive Television

Whatis.com.................  Computer Dictionary

     In addition, our portals feature or will feature local content from the following providers, among others:

SPAIN
Estudio Brainstorm.........  Games and content relating to science

Vinculo Media..............  Entertainment news and other content

Guia TV....................  Television programming information

La Buena Mesa..............  Content relating to gastronomy

Historia 16................  Content relating to art and history

DTM........................  Real estate information

G&J........................  Magazines

BRAZIL
Grupo Estado...............  News and other content

Grupo RBS..................  Local news and other content

Carta Capital..............  Financial and business information and other content

Casseta & Planeta..........  Entertainment information and other content

Grupo Jayme Camara.........  News and other content

Diario do Grande ABC.......  News

MEXICO
Grupo Reforma..............  Local and national news, sports and entertainment information, interactive content such as "celebrity chats", online classified ads, video clips and other content

UNITED STATES
Miami Herald...............  News and other content

CHILE
Consorcio Periodistico de
Chile (COPESA).............  News and other content

COLOMBIA
El Tiempo..................  News and other content

Semana.....................  Magazines

     Community-Generated Content. In addition to content provided by third parties, all of our portals feature community-generated content through services such as Almas Gemelas (personal ads in Brazil), LimaLimon (personal ads in Mexico), Comunidades Virtuales (online communities), Bolsas de Trabajo (job markets) and Encuestas (opinion polls). Community-generated content strengthens the local character of each of our portals and reinforces our strategy of providing information and services that are relevant to our users' daily lives.

     Revenues

     Our portal business earns revenues principally from advertisers. Our multi-local/global portal model creates a rich variety of online products that allows us to be an attractive host to online advertisers. We host and serve advertising, and also strategically direct internet traffic to web sites designed, maintained or promoted on our network. We strive to be more than a seller of advertising space. Instead, we position ourselves as a solution provider with global reach, but with a strong local focus. This allows us to attract advertisers with international and local advertising needs, as well as advertisers with purely local needs. Our strategy is further reinforced by our network of sales offices. All sales offices can book advertising for any of our portals. For example, a Spanish advertiser interested in reaching the Mexican market can book advertising for our Mexican portal through our office in Madrid.

     In addition, our portal business has strong synergies with our access, e-commerce, advertising and internet solutions businesses. We encourage portal users to become access customers, and we drive portal traffic to our e-commerce sites. Our e-commerce activities in turn help us attract advertisers, who are able to reach consumers at the exact moment they are ready to buy. We believe success in our e-commerce and advertising businesses will attract companies that seek to use our internet solution services, such as web design and hosting.

     We attempt to maximize our advertising revenues, which we derive principally from:

     - advertising arrangements, under which we earn revenues mainly based on a cost-per-thousand-impressions basis or based on the number of days an advertisement is displayed; and

     - sponsorship arrangements, under which we earn revenues based on the number of impressions delivered or days the sponsorship is displayed, plus exclusivity fees for displaying advertisements only from our sponsor in the particular product category; we may in addition earn revenues for helping the sponsor design and customize the campaign for our users.

     We provide advertisers with a variety of different advertising options, including:

     - traditional banner advertising;

     - banner advertising with enhancements, such as audio and video;

     - pop-up windows;

     - contextual link advertising;

     - sponsorship;

     - integrated advertising;

     - direct marketing; and

     - e-mail advertising.

     Although we attract advertisers by offering a variety of competitive products, we work to retain them with excellent service. In order to provide the best service to our advertising clients, we provide advertisers with detailed and timely information on their target markets and the effectiveness of their campaigns, and with recommendations on how to improve their campaigns.

     We have built a dedicated advertising client service team that focuses on maintaining close relationships with major advertisers and leading advertising agencies throughout our core markets. This team is focused solely on selling advertising on our portal network. Our sales team is complemented by our telemarketing department, since many accounts can be more efficiently serviced by telephone and e-mail.

     Our efforts have attracted local and global advertisers such as:

    -  Audi                                       -  Daimler Chrysler                -  Oracle
    -  Banco Bilbao Vizcaya Argentaria            -  Dell Computer                   -  Patagon
    -  Bankinter                                  -  Ford                            -  Petrobras
    -  Banamex                                    -  Heineken                        -  Pfizer
    -  Bradesco                                   -  Iberia                          -  Renault
    -  British Airways                            -  IBM                             -  SAP
    -  Caja Madrid                                -  Intel                           -  Saraiva
    -  Canon                                      -  Kodak                           -  Siemens
    -  Chevrolet                                  -  Nortel Networks                 -  Unibanco
    -  Compaq Computer                            -  Ogilvy                          -  Visa

     Marketing and Brand Awareness

     Our marketing efforts are designed to help us increase our customer base and consolidate our leadership in the Spanish, Latin American and U.S. Hispanic portal markets. Our marketing campaigns principally target the residential and SOHO markets, as well as advertisers and vendors. Central to our marketing efforts are the following strategies:

     - actively participating in the development of portal and ISP markets in Latin America;

     - continuously expanding our portal customer base and achieving strong customer loyalty;

     -  creating large communities of local portal users;

     -  creating messages tailored to local markets;

     -  aggressively building our brand name; and

     - rapidly responding to market changes by introducing new products and services.

     Developing Portal and ISP Markets. We actively participate in developing portal and ISP markets in Latin America, Spain and the United States. We conduct extensive market research in order to understand the needs of users in particular markets. We believe that people will come to associate our brands with the internet through our efforts.

     Expanding Our Portal and ISP Customer Base and Achieve Strong User
Loyalty. We design our local marketing efforts to introduce the use of the internet into the everyday lives of our potential customers. We believe that out marketing campaigns, affordable pricing, dedicated customer service and strong local presence will help us attract new customers. In addition, we actively exploit synergies between our access business and our portal business by configuring our portals as the default web page in all of our ISP connection software.

     We plan to continue to commit substantial resources to building strong user loyalty. In order to retain existing customers, we will work to ensure that our portal services are the most competitive in the market, and we will adapt our portal offerings according to our customers' demands. We are committed to ensuring that our customers receive the information that they need every day.

     Creating Large Communities of Local Portal Users. We are working to build large local communities of portal users within each of our core markets of Spain, Latin America and the U.S. Hispanic population. We believe that we will be able to attract new users to our portals with our strong brand name, and will build on the strength of our brand name to help make TERRA the most recognized portal brand in the Spanish- and Portuguese-speaking world. We seek to create strong communities by:

     - encouraging a sense of community among users by allowing users to create and share their own content;

     -  creating brand loyalty; and

     - improving our advertising and e-commerce offerings by using our data warehousing capabilities to profile the interest and habits of our users.

     Aggressively Building Our Brand. We believe that building our brand is essential to attract, retain and obtain revenue from our potential internet user base, and we plan to aggressively build our global brand name, TERRA. During 2000 we began migrating our local brands, such as ZAZ, Chevere and Infosel, to our global brand, TERRA. Terra is a global brand which we position as a local brand, or "glocal". We use advertising and public relations to build our brands, including advertising on radio, newspapers, television, online advertising, public billboards, direct marketing, public relations, interactive ads and special ads. Through our advertising efforts, we seek to:

     -  introduce potential customers to our brand;

     - identify our brand with the highest quality products, services and customer support; and

     - build a strong media presence, which we believe should cause internet users to identify our brand with portal services in their countries.

     Rapidly Responding to Market Changes. We believe that responding quickly to changes in the internet market will keep our brand competitive. We plan to continue to enter into new strategic alliances with local and global content providers to introduce new products to market in the shortest amount of time. To this end, we seek to enter into alliances with global partners who can contribute state-of-the-art technologies to our operations.

     Terra Mobile

     In July 2000, we and Telefonica Moviles, S.A. established Terra Mobile, S.A. to develop and operate mobile internet portals accessible from wireless devices. We will own 49% of Terra Mobile and Telefonica Moviles will own 51%. It is expected that Terra Mobile will offer a wide range of content and services through its portals, including:

     -  information services, such as news and entertainment listings;

     - information management and personal communications services, such as agendas and e-mail;

     -  entertainment services, such as games; and

     - e-commerce services, which will permit users to purchase products and services from their mobile handsets.

     The Terra Mobile portals are expected to be launched in the second half of 2000.

     On July 12, 2000, Terra Mobile agreed to acquire IOBOX OY, a Finnish company specializing in the development and provision of internet services for mobile telephones, for approximately E215 million. Such purchase price may be adjusted based upon specified criteria.

     Infrastructure and Customer Support

     We support our portal and e-commerce services with our proprietary servers. Our scalable network architecture is redundant and fully-distributed, which enables several servers to support one service. In this way, we help ensure that our customers' page views will not be interrupted upon server failure. We employ high levels of security, including hardened servers and firewalls to protect against intrusion.

     Our network architecture is structured with sets of front-end and back-end servers that handle high user traffic and large volumes of information. Our front-end servers employ load balancing systems to manage users' requests, which enables our systems to respond to user requests in less than one second. Back-end servers are grouped in high availability configuration clusters and provide critical support for information intensive applications, our content databases and storage. The following table summarizes the monthly capacity of our servers in our largest markets as of June 30, 2000.

                                                                      MAXIMUM
                                                     MAXIMUM        MONTHLY PAGE
                                                  MONTHLY VISITS       VIEWS
                                                  --------------    ------------
                                                    (MILLIONS)       (MILLIONS)
Terra Spain.....................................        40              200
Terra Brazil....................................        30              800
Terra Mexico....................................        75              450
Terra United States.............................        12              135

     The various features on our portals are implemented using a combination of our proprietary software applications, software applications developed by our content providers, and software technologies developed by global leaders such as Microsoft, Netscape, Allaire and Oracle. We also integrate technology from industry leaders to provide us with the ability to monitor and track traffic on our portals, demographic characteristics of our users and advertising reports. We believe that this combination of software components is more reliable and scalable than single-source solutions.

     We provide online user support through e-mail as well as web pages with answers to frequently asked questions and general tips.

E-Commerce Activities

     We plan to build on our leading position in the access and Spanish- and Portuguese-language portal markets to penetrate the developing e-commerce market in Spain and Latin America.

     Today, most e-commerce transactions are concentrated in a narrow range of products. These are products that require price comparison (like airline tickets) or extensive research (like purchasing a personal computer or personal computer software), or those that are standard (like books and compact disks), so that the user knows exactly the product he or she is buying. eStats expects that much of the growth in e-commerce will be in purchases of these products. According to Jupiter, a telecommunications and an e-commerce consulting firm, in 1998 sales of products over the internet consisted of the following:

                                                             1998 PERCENTAGE OF
PRODUCT OR SERVICE                                           E-COMMERCE MARKET
------------------                                           ------------------
Computer hardware and software.............................          49%
Travel.....................................................          23%
Books......................................................          14%
Music......................................................           5%
Other......................................................           9%

     We intend to play a leading role in the development of e-commerce in the Spanish- and Portuguese-speaking world. Our e-commerce strategy is based on:

     - creating a selected network of partners to capture value in every part of the e-commerce chain;

     - facilitating our customers' purchases in a secure and reliable internet environment; and

     - developing a complete solution that covers the entire spectrum of the e-commerce business.

     Selected Network of Partners. We are developing our e-commerce solutions with global and local leaders in each product category. We believe that this will enable us to extract more value from the business than being a simple e-commerce platform provider. To this end, our goal is to enter into strategic alliances and joint ventures with global and local leaders in each product category. For example, in the fast-growing sector of online travel, in July 1999 we agreed to create a 50/50 joint venture with Amadeus Global Travel Distribution, S.A., a global leader in the travel industry that operates a travel reservation and distribution system, to develop a web site for travel and related services targeted at the Spanish- and Portuguese-speaking world. This joint venture is expected to commence commercial operations in Spain in mid-2000 and in Brazil and Mexico later that year. This web site will provide our users with news articles and in-depth profiles and other information about travel destinations, as well as with the ability to research and purchase flights, hotels, rental cars and vacation packages in real time. We will contribute travel-related news and content to the site, and will advertise the site on our portals, while Amadeus will contribute its expertise in the travel industry and electronic distribution know-how. We have agreed to be exclusive partners for travel-related internet services throughout the Spanish- and Portuguese-speaking world, where we each currently enjoy a strong presence.

     In January 2000, we entered into a strategic alliance with Banco Bilbao Vizcaya Argentaria, S.A. to collaborate on the development of new internet services and applications. As part of this agreement, we agreed to take a significant minority stake in Uno-e Bank, the online bank being developed by Banco Bilbao Vizcaya Argentaria. In addition, Banco Bilbao Vizcaya Argentaria acquired 3% of our share capital from Telefonica at the market price. In March 2000, we announced the proposed merger of Uno-e Bank and First-e group plc to create UnoFirst Group, expected to become the first global on-line bank and financial services provider. On July 3, 2000, an agreement was executed in order to commence the implementation of the merger. We expect that the merger will be completed at the beginning of 2001. In accordance with the agreement, we and Banco Bilbao Vizcaya Argentaria will own through a holding company 67.5% of UnoFirst. Banco Bilbao Vizcaya Argentaria will own 51% and we will own the remaining 49% of such holding company. First-e's current sole shareholder, Enba plc, an Irish e-finance incubator company, or Enba's existing shareholders will own the remaining stake of UnoFirst. Under the agreement, which is subject to certain conditions and approvals, we and Banco Bilbao Vizcaya Argentaria will contribute our interests in Uno-e Bank to UnoFirst, subscribe to a E362 million capital increase in UnoFirst and pay Enba E291 million. Enba will contribute its interests in First-e to UnoFirst.

     In March 2000, we entered into an agreement with Logista, Banco Bilbao Vizcaya Argentaria and Todisa, a member of the Bertelsmann AG group, to develop a logistic platform for Spain and Latin America. The new company, which is called S3P, will provide logistical and distribution services, such as billing, packaging and payment monitoring, to businesses in the e-commerce field.

     In September 2000, we entered into a joint venture with Meta4 to create a virtual "business-to-employee" marketplace that will offer a comprehensive range of interactive services and products for the management of human resources within companies. The new venture is expected to be launched initially in Spain.

     We also have a network of local e-commerce partners, including:

SPAIN
Banco Zaragozano (consumer
  bank)....................  Banco Zaragozano is a Spanish bank. We have a strategic alliance with Banco Zaragozano to facilitate VISA credit card payments for e-commerce purchases mode through our Spanish portal.

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La Caixa (savings bank)....  In October 1999, we entered into an agreement with the Spanish bank La Caixa to develop a service that will allow internet users to reserve and purchase tickets for entertainment events over the internet. From our Spanish portal, users are able to purchase tickets for movies, sporting events, and musical, dance and theatrical performances taking place in principal cities throughout Spain. The backbone of this service, ServiCaixa, is an automatic teller machine network already operated by La Caixa.

TelePizza..................  TelePizza is a leading fast food company in Spain with over 500 Spanish stores at December 31, 1999 and extensive experience in delivering products to homes. We have a joint venture agreement with TelePizza to develop an electronic commerce platform that will offer the rapid delivery of convenience products such as videos, books, compact disks, food, etc. The joint venture, A tu hora, S.A., was incorporated on July 28, 2000.

El Corte Ingles............  In January 2000, we entered into a strategic alliance with Spain's leading department store, El Corte Ingles, to sell computer hardware, software and other accessories through our Spanish portal. According to the terms of our agreement, we will provide technical support for the site and the marketing efforts and a division of El Corte Ingles will manage the product offerings, product delivery and customer service.

GTI (Software).............  GTI, Cia de Distribucion de Software is a leading
                             Spanish software company that sells software, computer hardware and other accessories through our Spanish portal.

BRAZIL TCE (electronics)...  TCE is a Brazilian retailer of electronics, including computers. We are the exclusive e-commerce partner of TCE on Spanish- and Portuguese-language portals.

Farmacia Panvel
  (pharmaceuticals)........  Farmacia Panvel is southern Brazil's largest pharmacy chain. We are the exclusive e-commerce partner of Farmacia Panvel on Spanish- and Portuguese-language portals.

Cia. Hering (clothing).....  Cia. Hering is a Brazilian manufacturer of clothing. We are an e-commerce partner of Cia. Hering on our Brazilian portal.

Se Supermercados
(grocery)..................  Se Supermercados is a leading supermarket in metropolitan Sao Paulo. We are the exclusive e-commerce partner of Se Supermercados on Spanish- and Portuguese-language portals.

MEXICO Mexicana de Aviacion
(travel)...................  Mexicana de Aviacion is a leading Mexican airline.
                             We provide our portal users with a "virtual counter" through which they can make reservations and purchase tickets.

TravelNet (travel).........  TravelNet provides travel itineraries and packages online. We are the exclusive e-commerce partner of TravelNet on Spanish- and Portuguese-language portals.

     Facilitating Purchases in a Secure and Reliable Environment. We design our e-commerce solutions to make internet shopping easier for our customers and to reduce their concerns about the security of web-based purchases. We have introduced a search tool that enables our U.S. customers

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

to input desired criteria, such as type of product, price and other characteristics, in order to search the databases of participating e-commerce stores to find their goods. We expect to introduce this service in other markets throughout 2000. In addition, we assist our customers in making large purchases online by providing access to automated financing capabilities. We work closely with companies specializing in e-commerce security to provide our customers with state-of-the-art security measures on all of our e-commerce sites.

     Developing a Complete E-Commerce Solution. We are currently building a range of e-commerce applications that will allow us to compete in all current e-commerce businesses:

     - Business-to-consumer platform for small- and medium-sized enterprises. We plan to develop a complete business-to-consumer e-commerce platform that will enable small and medium-sized enterprises, or SMEs, to sell their products on the internet. This platform will:

        -- provide vendors with e-commerce infrastructure, including hosting and web-design services;

        -- support the consumer's purchase decisions though directories, search engines, advertising and product aggregation;

        -- assist in closing the transaction, and arranging for payment and delivery of the product; and

        --  facilitate the vendor's post-sale services and support.

     - Consumer-to-consumer e-commerce. We plan to develop a complete consumer-to-consumer e-commerce platform that will enable consumers to sell their products on the internet. Our most significant activity to date is our strategic alliance with Aremate.com, Inc., which is known throughout Latin America as Deremate.com, one of Latin America's leading online auctioneers.

     - Business-to-business e-commerce. We are developing vertical e-commerce portals that provides business- to-consumer and business-to-business services. We also plan to develop business-to-business e-commerce solutions through alliances with leaders in this category. We have identified business-to-business e-commerce services oriented to SMEs to be an area of growth. Therefore, we intend to offer these services to SMEs, including complete e-commerce platforms, corporate web site development and electronic shopping mall creation.

        In Brazil, we work with companies like Cia. Suzano, one of Brazil's largest paper manufacturers, to create corporate extranet sites that allow business customers to view product offerings, place orders online and view past invoices. In June 1999, we launched our "Virtual Distributor" product, a standardized extranet that companies can use to publish product catalogues, store corporate customer databases and receive orders from customers.

        We also develop business-to-business e-commerce solutions and assist companies in developing extranets to connect distributors, remote sales personnel and customers in Mexico. Our leading business-to-business e-commerce service, which was launched in the second half of 1998, allows companies to connect with their corporate suppliers in order to place orders online and review invoices.

        In addition, in February 2000, we and Sun Microsystems Inc. entered into a memorandum of understanding to jointly develop technological projects for the creation and distribution of services via the internet. The agreement contemplates our launching a gateway "StarPortal" in all of the countries where we operate. This gateway will enable business customers to access office applications such as word processing and spreadsheets through the internet.

     Revenues

     We began to earn e-commerce revenues during the first half of 2000. We derive e-commerce revenues from commissions that we earn on each product or service sold on our network. The amount of commissions that we receive depends on the agreement with the supplier. In addition, we seek to capitalize on other revenue streams that we can earn based on our involvement in every part of the e-commerce value chain.

STRATEGIC INVESTMENTS

     We have investments in various internet businesses. These businesses represent a source for new opportunities for future growth and creation of shareholder value. We intend to apply our existing commercial and technological knowledge to maximize value creation in new ventures by actively participating in their operation, by contributing personnel and technology resources. In addition to our individual investments, we plan to partner with other leading venture capital firms in order to make certain other strategic investments.

     Our investment philosophy is guided by our desire to identify internet businesses that:

     -  provide us with competitive advantages;

     - enable us to position ourselves as a leader in existing and new markets; and

     -  offer the potential for attractive returns on our investments.

     Corporation Real Time Team, S.L. We own 25% of Corporation Real Time Team, S.L., known as Tecknoland, with an option to acquire another 26%, as described under "-- Overview -- History." Founded in February 1995, Corporation Real Time Team is a developer of online services and interactive products such as online advertising campaigns, virtual communities and online stores.

     Ifigenia Plus, S.L. In July 2000 we increased our stake in Ifigenia, a Spanish company, from 10% to 100%. Ifigenia develops and provides digital content on topics including Spanish education, culture, art, entertainment and tourism. We paid E3.9 million at the closing of the transaction and will make a further payment one year from the closing based on certain performance criteria.

     Aremate.com. In February 2000, we entered into a strategic alliance with Aremate.com, Inc., which is generally known throughout Latin America as Deremate.com. Aremate.com is one of Latin America's leading online auctioneers. Under the alliance, we agreed to purchase a 30% interest in Aremate.com in exchange for $45 million and received an option to buy an additional interest for $10 million by January 2001 if Aremate.com has not previously registered its shares in the United States.

CORPORATE SERVICES

     In addition to providing internet access and portal services, we provide corporate services in Mexico such as Infosel Financiero, a financial information service, and electronic trading services that facilitate fixed-income trading activity among banks and brokerage firms.

     Infosel Financiero, launched in 1990, provides real-time stock prices, stock indexes, financial news and trend analysis to market professionals in Mexico and New York, competing with services such as Reuters and Bloomberg. This service accounted for 46% of Infosel's 1999 revenues.

     Infosel operates LINCE, a proprietary electronic trading network for fixed-income securities. LINCE's participants are primarily banks and brokerage firms in Mexico. LINCE participants input to the network prices and quantities of fixed-income securities that they want to sell or buy. These orders are visible to other LINCE participants, who can accept the sell or buy order over the network. Transactions executed over the LINCE network are settled through customary mechanisms not involving Infosel, and Infosel does not hold participants' funds. Fees generated by LINCE accounted for 4% of Infosel's 1999 revenues.

     Infosel has entered into a memorandum of understanding with Remate Electronico S.A. de C.V., the Mexican affiliate of Cantor Fitzgerald, a U.S. interdealer broker. Under this MOU, Infosel and

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

Remate Electronico have agreed to combine their Mexican electronic trading operations. Infosel will provide and maintain the LINCE hardware and technology, and will provide technical support. Infosel will retain ownership of the LINCE technology along with the LINCE trademark. Infosel will have the exclusive right to distribute transaction information through its financial information service.

     Remate Electronico will manage the venture and control the customer relationships, and initially will own the venture, although the legal form of the venture has not been determined. Remate Electronico will be entitled to all revenues earned by the venture. Infosel will earn a technology license fee equal to 20% of these revenues. A portion of this license fee will be paid to Infosel in the form of shares in the venture until Infosel's ownership interest in the venture equals 20%.

     In addition, Infosel operates an electronic information transmission system that operates through a private TCP/IP network between companies, called EDI Comercial. It is used for business-to-business transactions, allowing its customers to exchange orders and manage their inventories. Clients are charged a fixed amount per year for access to this service and fees depending on the number of orders and size. This service accounted for 4% of Infosel's 1999 revenues.

     In Brazil, we offer corporate services such as web hosting services and web design and maintenance.

COMPETITION

     The Spanish, Latin American and U.S. Hispanic markets for internet access, portal services and e-commerce are very competitive. We expect that intense competition in these areas will increase as:

     - the number of strategic alliances among our competitors continues to grow;

     -  internet use in Spain and Latin America continues to grow;

     -  technological developments introduce new platforms for internet access;
        and

     -  an increased number of global and local companies enter these markets.

     Increased competition could result in:

     -  loss of users;

     -  loss of market share;

     -  reduced growth of page views;

     -  price reductions and lower profit margins; and

     -  lower advertising rates.

     Any one of these could materially and adversely affect our business, financial condition and results of operations.

  ACCESS SERVICES

     We believe that the ability to compete successfully in the internet access market in Spain, Latin America and the U.S. Hispanic community depends on a number of factors including:

     -  strength of local brand names;

     -  speed and reliability of technology infrastructure;

     -  quality of customer support;

     -  the availability of financial resources to support our growth strategy;

     -  adequacy of access services; and

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

     -  presence in news access systems, cellular phones, cable tv, etc.

     In Spain, we compete primarily with full-service telecommunications operators that offer internet access services, and in Latin America we compete with local as well as global ISPs. In the U.S., we compete with both local full-service telecommunications operators and local ISPs. Our principal competitors include:

COUNTRY                              ACCESS PROVIDER
-------                              ---------------
Spain..............................  Retevision, Jazztel, Airtel, BT, Uni 2
Brazil.............................  Universo Online, IG, PSI Net
Mexico.............................  Microsoft/Telmex, IFX, PSI Net
Peru...............................  RCP
Chile..............................  ENTEL, PSI Net, Unete
United States......................  America Online, Microsoft, Earthlink, AT&T

     Some of these competitors have longer operating histories and greater name recognition in some markets, and may make more attractive offers to companies to distribute their products.

     We believe that we are in a good position to compete with each of these competitors. We believe that we have competitive advantages based upon our extensive technology infrastructure, strong local brand names and dedicated customer support. We plan to continue to focus on our ability to provide state-of-the-art technology to our customers in order to provide them with faster and more reliable internet connections, and to strengthen our local brands.

  PORTAL SERVICES

     We believe that our ability to compete successfully in the portal services market in Spain, Latin America and the U.S. Hispanic community depends on several factors, including:

     -  quality of customer experience on the portal site;

     - quantity and quality of content provided on the portal site, including its relevance to local customers and how often it is updated;

     -  exclusivity of content and services;

     -  creation of a sense of a community;

     -  brand recognition; and

     -  customer service.

     Our principal competitors include:

COUNTRY                                               PORTAL
-------                                               ------
Spain................................  Ya.com (T-Online), Yahoo! Espana,
                                       Eresmas Interactiva (Retevision)
Brazil...............................  Universo Online, Starmedia
Mexico...............................  Telmex, El Sitio
Peru.................................  El Comercio
Chile................................  ENTEL, Universo Online
United States........................  Starmedia, Yupi, El Sitio
Argentina............................  El Sitio, Universo Online
Colombia.............................  El Colombiano, Yupi

     Many of these competitors, as well as a number of potential new competitors, may have longer operating histories in the portal services market, greater name recognition in some markets and greater financial and technological resources. These competitors may be able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to content providers in order to enter into exclusive arrangements with them.

     We also compete with traditional forms of media like newspapers, magazines, radio and television for customers, advertisers and advertising revenue. If advertisers perceive the internet or our portals to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to internet advertising or to advertising on our portals.

     We believe, however, that we are in a good position to compete with these portal service providers. Our competitive advantages include:

     -  strong presence in our key markets;

     -  our multi-local/global approach to content;

     - extensive relationships with local and global partners and content providers;

     -  our strong local brand names;

     -  in-depth understanding of local markets and customer needs; and

     -  dedicated customer support.

     We plan to continue to enhance our ability to provide varied, exclusive content and interactive services and to build on the strength of our local brands to increase the value of our global portal brand.

  E-COMMERCE SERVICES

     We believe that our ability to compete successfully in the business-to-consumer, consumer-to-consumer and business-to-business e-commerce markets in Spain, Latin America and the U.S. Hispanic community depends on several factors, including:

     -  customer confidence relating to the security of web-based purchases;

     -  quality and variety of product offerings by industry leaders; and

     - end-to-end services, from providing vendors with e-commerce infrastructure to providing post-sale service and support to vendor and consumer.

     We compete with global e-commerce providers. Many of our competitors may have greater name recognition in some markets, adopt more aggressive advertising pricing policies and be able to enter into more attractive partnerships with leading product suppliers.

GOVERNMENT REGULATION

     To date, regulations have not materially restricted use of the internet in our markets. However, the legal and regulatory environment that pertains to the internet is uncertain and may change. New laws and regulations may be adopted. Existing laws may be applied to the internet and new forms of e-commerce. Uncertainty and new regulations could increase our costs and prevent us from delivering our products and services over the internet. It could also slow the growth of the internet significantly. This could delay growth in demand for our network and limit the growth of our revenues. New and existing laws may cover issues like:

     -  sales and other taxes;

     -  user privacy;

     -  pricing controls;

     -  characteristics and quality of products and services;

     -  consumer protection;

     -  cross-border commerce;

     -  libel and defamation;

     -  copyright, trademark and patent infringement;

     -  financial services;

     -  consumer banking;

     -  pornography; and

     -  other claims based on the nature and content of internet materials.

  SPANISH REGULATION

     The main Spanish law governing telecommunication services (including the ISP business) is Law 11/1998, of April 24, on Telecommunications ("Law 11/1998"), as further developed by Royal Decree 1652/1998, of July 24, and Ministerial Order dated September 22, 1998. This regulatory framework governs licenses and authorizations for the provision of telecommunication services and the establishment and development of telecommunication networks.

     Under Law 11/1998 and the related regulations, entities providing, establishing or developing value added telecommunication services in the form of ISP services must apply for a "Type C General Authorization" and be registered with a special official registry maintained by the Telecommunications Market Commission (Comision del Mercado de las Telecomunicaciones, hereinafter "CMT"). Ten years after registration, and every ten years after that date, any holder of a Type C General Authorization must notify the CMT whether or not it intends to continue providing the relevant authorized services. Failure to notify the CMT would cause the registration to be revoked. As a general matter, Type C General Authorizations may also be revoked if the holder ceases to render the relevant authorized services or if applicable regulations are breached by the holder of such license.

     Consumer Protection. Spanish general laws and regulations on consumer protection, contract conditions, competition and advertising generally apply to portal and electronic commerce services, as well as to internet content, to the same extent they would apply to any provider of services to consumers in Spain unrelated to the internet. The main Spanish consumer protection law is Act 26/1984 on General Protection of Consumers and Users. Act 26/1984 generally addresses consumer protection, misleading advertising and unfair contracts. Such general legislations applies to portal and e-commerce services, as well as the internet content, to the same extent it would apply in any provider of goods and services to consumers in Spain unrelated to the internet. The expected growth and demand for online commerce has led the Spanish authorities to adopt Royal Decree 1906/1999 on the General Terms of Telephonic or Electronic Contracts. This Royal Decree established special duties for the companies offering such contracts. In particular, it permits the consumer to cancel the contract within seven days of purchase.

     E-commerce. E-commerce operations are not currently regulated in Spain, but may become subject to considerable regulation in the future. The Spanish authorities are developing legislation relating to e-commerce in two main areas: electronic signatures and e-commerce activities. The Spanish government has approved Royal Decree 14/1999 on Electronic Signatures, establishing the legal requirements for electronic signatures and permitting the admissibility of electronic signatures as evidence in legal proceedings.

     EU and Privacy. Given the global nature of the internet and the possibilities for developing electronic commerce activities, as well as the need for uniformity with respect to relevant regulations in different jurisdictions, the European Commission is currently involved in developing directives relating to digital services and the legal aspects of electronic commerce within the EU.

     EU Directive 95/46/EC of October 24, 1995 and EU Directive 97/66/EC of December 15, 1997 regulate consumer privacy which may involve the automated processing of personal information or inclusion of such data in a database. The processing of personal data must be carried out with consent or be necessary for the performance of a contract, among other things. The EU Directives, however, permit, under certain circumstances, that personal data be used or disclosed to a third party in the context of legitimate ordinary business activities or for the purposes of commercial marketing. Spain has adopted legislation implementing the standards required by the 1995 directive, which has been in effect since January 14, 2000.

     Tariffs. Prices for internet access paid by consumers are determined in Spain by the internet access providers like us. Some internet service providers offer these services free of charge, while others charge fees to be paid usually on an annual, bi-annual, quarterly or monthly basis. Holders of general authorizations, such as the Type C General Authorization we have, are required to pay an annual tariff to the Spanish State based on the relevant licensee's gross operating income. Such annual tariff is determined on a yearly basis, with a cap of 0.2% of gross operating income. In 1999, the rate was fixed at 0.15% thereof and this rate has not been modified for year 2000.

     Other than VAT, there are no specific taxes levied on ISP, portal or electronic commerce services in Spain.

  LOCAL REGULATION

     Discussed below is a brief summary of the laws and regulations applicable to our principal Latin American operations.

     Brazilian Regulation. The Brazilian House of Representatives is currently considering a law governing e-commerce that will, among other things, subject internet service providers to civil and criminal sanctions if they knowingly provide services that allow illegal goods or services to be sold on the internet. This bill would also require internet service providers to keep confidential all non-public information that was transmitted or stored on its network, unless a court orders that such information may be disclosed. Furthermore, the Brazilian National Telecommunications Agency is considering regulating the ability of internet service providers to use cable networks to provide internet access.

     Mexican Regulation. The Federal Telecommunications Commission in Mexico requires that providers of value added services must register these services with the Telecommunications Commission prior to offering them to the public. If a provider of value added services does not register each service with the Commission, the Commission can impose a de minimis fine. We are in the process of registering all of our services with the Commission. We have registered the following services with the Commission: e-mail, voice-mail, fax, internet, electronic exchange of data and database long distance access.

     Argentine Regulation. Under Argentine law, the Argentine National Government does not regulate or control the information available on the internet, and does not intervene in the production, creation or transmission of the information available through the internet. However, Argentine laws and regulations on consumer protection, contract, competition and advertising generally apply to portal and electronic commerce service providers in the same way as they would apply to any provider of services to consumers in Argentina. In addition, the Argentine Constitution protects a person's right to know the information that any public or private database contains about him or her, and grants that person the right to demand that information be changed or removed from the database if that information is false or discriminatory.

     Peruvian Regulation. A provider of value added services, such as us, must register with the Ministry of Transports, Communications, Housing and Construction. This registration may be
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cancelled if provision of a value added service causes harmful interference to the network over which it operates.

     General laws and regulations on consumer protection, contract, competition, copyright and advertising apply to portal and electronic commerce service providers in the same way that they would apply to any other provider of goods or services.

     Chilean Regulation. Chilean law regulates consumer privacy with respect to automated processing of personal information or the inclusion of such information in a database. An entity can process personal information only if the statute authorizes it or if the person provides consent to use that personal information. Chilean law permits an entity to use personal data without consent under limited circumstances, such as information obtained from public sources.

     Venezuelan Regulation. Data Protection in Venezuela is mainly regulated by Articles 28, 48, 60 and 143 of the National Constitution. In general, these constitutional rights have not been developed by laws or regulations and, therefore, the limits and the terms and conditions under which private parties may exercise those rights (including data protection when using internet protocol) are not yet determined.

     United States Regulation. The Federal Trade Commission recently issued a rule that governs the online collection of personal data from children under the age of 13, including a requirement to obtain parental consent to collect, disclose and use that information.

     On June 30, 2000, the U.S. Electronic Signatures in Global and National Commerce Act became effective. This act

     - removes some barriers to internet commerce by providing that contracts formed online have the same force of law as pen and paper contracts;

     - seeks to provide a single, national regulation of electronic signatures and transactions;

     - protects consumers by requiring an express "opt-in" to the electronic delivery of information; and

     -  eliminates many traditional paper-based record-keeping requirements.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

     We pursue the registration of our trademarks on a global basis, with particular emphasis on the United States, Spain and Latin America. We believe that we will be able to secure adequate protection for our trademarks in the United States and other countries.

     We are in the process of registering the TERRA brand in the countries where we operate. The trademark TERRA has already been granted in Spain, Brazil, Mexico, Chile, Nicaragua, Uruguay, the United States, Venezuela, Peru and the Dominican Republic (in this country as TERRA.COM). We currently hold trademark registrations for OLE in Spain and INFOSEL in Mexico, and we have applied for registration of the ZAZ trademark in Brazil. The granting of the trademark in all other countries in which it was applied for is still pending, although the processing of the trademark applications is following its normal course.

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     We hold trademarks and registrations for these marks in some other countries as well. Policing unauthorized use of our marks is also difficult and expensive. In addition, it is possible that our competitors will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

     We actively seek to protect our marks against similar and confusing marks of third parties by:

     - using a watch service that identifies applications to register trademarks;

     -  filing oppositions to third parties' applications for trademarks; and

     -  bringing lawsuits against infringers.

     Trademark infringement actions may be time-consuming and expensive. Our inability to effectively protect our trademarks and service marks would have a material adverse effect on our business, financial condition and results of operations.

     Many parties are actively developing chat, home page, search and related web technologies. We expect these developers to continue to take steps to protect these technologies, including seeking patent protection. There may be patents issued or pending that are held by others and that cover significant parts of our technology, business methods or services. For example, we are aware that a number of patents have been issued in the areas of e-commerce, web-based information indexing and retrieval and online direct marketing. Disputes over rights to these technologies are likely to arise in the future. We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. In the event that we determine that licensing this intellectual property is appropriate, we may not be able to obtain a license on reasonable terms or at all. We may also incur substantial expenses in defending against third-party infringement claims, regardless of the merit of these claims. Successful infringement claims against us may result in substantial monetary liability or may prevent us from conducting all or a part of our business.

     We also intend to continue to license technology from third parties, including our web-server and encryption technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. Our inability to obtain any of these licenses could delay product and service development until alternative technologies can be identified, licensed and integrated.

ORGANIZATIONAL STRUCTURE

  OUR RELATIONSHIP WITH THE TELEFONICA GROUP

     We are currently a majority-owned subsidiary of Telefonica, S.A., a leading diversified telecommunications and multimedia group.

     We are the principal company through which the Telefonica group develops:

     - internet access services for residential and SOHO customers through dial-up access and broadband;

     - internet portals and the full range of services that can be provided through internet portals; such as news shopping and online chat;

     -  online advertising and marketing solutions; and

     -  e-commerce activities.

     We expect to generate significant future growth opportunities by building on our relationship with the Telefonica group, and we plan to continue to do so by capitalizing on our access to Telefonica's:

     -  telecommunications and infrastructure assets in Spain and Latin America;

     -  global and local media assets;

     - customer relationships throughout Spain and Latin America across a variety of access media;

     - research and development capabilities for the development of new communication technologies and value-added services;

     -  access to leading content-providers and e-commerce companies; and

     -  strong presence and reputation in the capital markets.

     Telefonica's Customer Base

     The Telefonica group serves approximately 60 million customers in Spain and Latin America across a wide range of distribution platforms, including at December 31, 1999:

     -  37.6 million fixed-line telephone customers;

     -  19.5 million wireless and mobile communications customers; and

     -  1.0 million pay-TV customers.

     Although most users today access the internet through a dial-up connection over the public switched telephone network, we believe that IP distribution platforms will continue to evolve in the future. We believe that internet users will increasingly access internet content through their wireless devices, personal digital assistants and other platforms. Our access to the Telefonica group's customers who are already using these future IP platforms will enable us to respond quickly to new technological developments. In order to take full advantage of the anticipated proliferation in IP access media, we expect to enter into alliances and joint ventures with other Telefonica group companies. For example, we and Telefonica Moviles are establishing a joint venture to develop a wireless internet portal.

     Telefonica's Telecommunications and Infrastructure Assets

     The Telefonica group's principal telecommunications and infrastructure interests in Spain, Latin America and Europe include:

                                                    1998
                                                POPULATION OF
COMPANY                              COUNTRY    SERVICE AREA            SERVICES PROVIDED
-------                              -------    -------------           -----------------
                                                 (MILLIONS)
Telefonica de Espana, S.A. ......     Spain        39           Basic telephony, long distance
                                                                services, public telephony and
                                                                leasing and sale of equipment and
                                                                terminals
Telefonica Servicios Moviles,
  S.A. ..........................     Spain        39           Mobile telephony
Telefonica Data, S.A. ...........     Spain        39           Paging and data transmission
Telefonica Publicidad e
  Informacion....................     Spain        39           Directory publications
Atento Holding
  Telecomunicaciones.............     Spain        39           Customer relations and management
                                                                services

                                                    1998
                                                POPULATION OF
COMPANY                              COUNTRY    SERVICE AREA            SERVICES PROVIDED
-------                              -------    -------------           -----------------
                                                 (MILLIONS)
Telefonica Cable S.A. ...........     Spain        39           Cable-modem transmission
Telefonica Compania de
  Telecomunicaciones de Chile....     Chile       14.8          Basic telephony, long distance
                                                                services, public telephony,
                                                                mobile telephony, leasing and
                                                                sale of equipment and terminals,
                                                                cable television paging and data
                                                                transmission.
Telefonica de Argentina, S.A. ...   Argentina      36           Basic telephony, long distance
                                                                services, mobile telephony,
                                                                paging, yellow pages, and
                                                                value-added services
Telefonica del Peru, S.A.A. .....     Peru        26.1          Basic telephony, long distance
                                                                services, mobile telephony,
                                                                paging, cable television, data
                                                                transmission and yellow pages
CRT Celular, S.A. ...............    Brazil       9.5           Cellular telephony
Telecominicacoes de Sao Paulo,
  S.A. -- Telesp.................    Brazil       34.1          Basic telephony, public
                                                                telephony, data transmission,
                                                                value-added services, telephone
                                                                directories and 300 service
Tele Sudeste Celular
  Particapacoes S.A. ............    Brazil       16.6          Cellular telephony
Tele Leste Celular Participacoes
  S.A. ..........................    Brazil       14.5          Cellular telephony
Telesp Celular Participacoes
  S.A. ..........................    Brazil       34.1          Cellular telephony
Telefonica El Salvador, S.A. ....  El Salvador    5.8           Comprehensive telecommunications
                                                                services
European Telecom International
  GmbH...........................    Austria       8            Long distance services and data
                                                                transmission
Azienda Comunale Energia e
  Ambiente-Telefonica, SpA.......     Italy       5.2           Voice, data and internet services
Medi Telecom.....................    Morocco      27.3          Cellular telephony
Telefonica de Centroamerica
  S.A. ..........................   Guatemala     12.0          Comprehensive telecommunications
                                                                services
Compania Anonima Nacional de
  Telefonos de Venezuela C.A.
  (CANTV)........................   Venezuela     23.2          Comprehensive telecom services
Tele-Escucha, S.A. ..............   Guatemala     12.0          Radio paging services
Telefonica Larga Distancia de
  Puerto Rico, Inc...............  Puerto Rico    3.8           Long-distance services

     Telefonica's Media Assets


     The Telefonica group's principal media assets in Spain, Latin America and Europe include:


                                                   1998
                                               POPULATION OF
COMPANY                              COUNTRY   SERVICE AREA            SERVICES PROVIDED
-------                              -------   -------------           -----------------
                                                (MILLIONS)
Telefonica Media, S.A. ...........    Spain       39           Holding company for Telefonica's
                                                               media assets
Gestora de Medios Audiovisuales
  Futbol, S.A. ...................    Spain       39           Sports rights, mainly Spanish
                                                               soccer
Telefonica Servicios
  Audiovisuales, S.A. ............    Spain       39           Satellite uplink and television
                                                               production infrastructure
Uniprex, S.A......................    Spain       39           Radio stations
Atlantida Comunicaciones..........  Argentina     36           Free television, radio stations
                                                               and publishing
Telefonica Media Argentina
  S.A. ...........................  Argentina     36           Sports rights, multimedia
Endemol Entertainment Holding
  N.V. ...........................  Netherlands    16          Television production
Telefonica Multimedia de Peru
  (Cable Magico)..................    Peru       26.1          Cable television

     In addition, the Telefonica group has interests in the following media companies:

                                                     1998
                                                 POPULATION OF
COMPANY                             COUNTRY      SERVICE AREA           SERVICES PROVIDED
-------                             -------      -------------          -----------------
                                                  (MILLIONS)
Antena 3 TV, S.A...............      Spain         39            Free television
DTS Distribuidora de Television
  Digital, S.A.................      Spain         39            Satellite digital pay
                                                                 television under the brand Via
                                                                 Digital
Lolafilms, S.A.................      Spain         39            Movie production
Torneos y Competencias.........    Argentina       36            Free television and sports
                                                                 rights
Patagonic Film Group...........    Argentina       36            Multimedia content production
Pearson plc....................  United Kingdom    59            Publishing and content
                                                                 production

     Possible Conflicts with Other Members of the Telefonica group

     The board of Telefonica, S.A. formally resolved in August 1999 that we would be the vehicle through which the Telefonica group would develop the internet activities then being undertaken by us. At the time, these activities included the residential and SOHO access services and most of the portals and e-commerce activities described in this proxy statement/prospectus. Nevertheless, other companies in the Telefonica group may engage in activities such as e-commerce and other interactive businesses as well, and some of these may overlap with our activities. For example, regulatory constraints require some Telefonica group companies to make their services available to our competitors. In addition, Telefonica de Argentina, S.A., which is a full service telecommunications operator in Argentina, operates an ISP and a portal targeting the residential and SOHO markets. Although Telefonica has announced its intention to operate its businesses along global business lines, these activities are not at present a part of us.

     In the future, as the scope of internet businesses continues to expand, Telefonica S.A. may be called upon to address competitive conflicts between us and other companies in the Telefonica group. These conflicts would be addressed by the executive committee of the Board of Directors of Telefonica, S.A.

SUBSIDIARIES

     The following chart summarizes our interest in our principal subsidiaries as of December 31, 1999.

                                                                           TERRA'S
                                                      COUNTRY OF          OWNERSHIP     TERRA'S
COMPANY                                              INCORPORATION        INTEREST    VOTING POWER
-------                                              -------------        ---------   ------------
Terra Networks Argentina, S.A.................         Argentina             99.9%        99.9%
Netgocios S.A.................................         Argentina            100.0%       100.0%
Donde Latinoamericana S.A.....................         Argentina            100.0%       100.0%
Telefonica Servicios y Contenidos por la Red,
  S.A.........................................           Spain              100.0%       100.0%
Ifigenia Plus, S.L. ..........................           Spain                 10%          10%
Terra Interactiva de Contenidos, S.A..........           Spain              100.0%       100.0%
Ordenamiento de Links Especializados (Ole)....           Spain              100.0%       100.0%
Advertising Quality, S.L. ....................           Spain                 50%          50%
Plataformas Tematicas Internet, S.L. .........           Spain                 40%          40%
Telefonica Interactiva Brazil Ltda. ..........          Brazil               99.9%        99.9%
Terra Networks Brazil, S.A....................          Brazil                 96%          96%
Terra Networks USA, Inc.......................  Florida, United States      100.0%       100.0%
Terra Networks Interactive Services USA,
  L.L.C. .....................................  Delaware, United States        51%          51%
Terra Networks Portal Services USA, L.L.C. ...  Delaware, United States        90%          90%
Terra Networks Guatemala, S.A.................         Guatemala               95%          95%
Centro de Investigacion y Experimentacion de
  Realidad Virtual, S.A.......................           Spain              100.0%       100.0%
Corporacion Real Time Team, S.L. .............           Spain                 25%          25%
Terra Networks Peru, S.A. ....................           Peru                99.9%        99.9%
Terra Networks Mexico, S.A. de C.V............          Mexico              100.0%       100.0%
Informacion Selectiva, S.A....................          Mexico              100.0%       100.0%
Interdata Infosel, S.A. de C.V................          Mexico              100.0%       100.0%
Infoshare Communications, Inc.................   Texas, United States       100.0%       100.0%
Guadalajara Teleport, S.A. de C.V.............          Mexico              100.0%       100.0%
Terra Networks Chile Holding Limitada.........           Chile               99.9%        99.9%
Terra Networks Chile, S.A.....................           Chile                100%         100%

PROPERTY, PLANTS AND EQUIPMENT

     Our principal executive offices are located in approximately 3,000 square meters of office space in Madrid, under a lease that expires in May 2002. We plan to have some of our executive offices in Barcelona in the future. We also lease office space in:

     - Sao Paulo, Porta Alegre and more than 100 other locations throughout Brazil;

     - Monterrey, Mexico City, Guadalajara and more than 43 other locations throughout Mexico;

     -  Bogota, Colombia;

     -  Santiago and Concepcion, Chile;

     -  Lima, Peru;

     -  Buenos Aires and Cordoba, Argentina;

     - New York City, Miami, Los Angeles, Dallas, San Francisco and Chicago, United States;

     -  Barcelona, Spain;

     -  Caracas, Venezuela;

     -  Tegucigalpa, Honduras; and

     -  Montevideo, Uruguay.

EXCHANGE CONTROLS

  FOREIGN INVESTMENT AND EXCHANGE CONTROL REGULATIONS

     In 1991, Spain adopted the European Union standards for free movement of capital and services. As a result, exchange controls and restrictions on foreign investments have generally been abolished.

     Pursuant to Spanish Law 18/1992 on Foreign Investments (Ley 18/1992, de 1 de julio) and Royal Decree 664/1999 (Real Decreto 664/1999, de 23 de abril), foreign investors may freely invest in shares of Spanish companies, except in the case of certain strategic industries.

     Shares in Spanish companies held by foreign investors must be reported to the Spanish Registry of Foreign Investments by the depositary bank or relevant SCLV member. When a foreign investor acquires shares that are subject to the reporting requirements of the CNMV, notice must be given by the foreign investor directly to the Registry of Foreign Investment in addition to the notices of majority interests that must be sent to the company, the CNMV and the applicable stock exchanges. This notice must be given through a bank or other financial institution duly registered with the Bank of Spain and the CNMV or through bank accounts opened with any branch of such registered entities.

     Investment by foreigners domiciled in tax haven jurisdictions (countries identified in Royal Decree 1080/1997 (Real Decreto 1980/1997, de 5 de julio) is subject to special reporting requirements.

  PREEMPTIVE RIGHTS

     Pursuant to the Spanish Corporation Law, shareholders and holders of convertible bonds have preemptive rights to subscribe for any new shares issued by us, including the ordinary shares and for bonds issued which are convertible into ordinary shares. These preemptive rights may be abolished in certain circumstances if our shareholders pass a resolution at a shareholders' meeting in accordance with Article 159 of the Spanish Corporation Law.

     Shares issuable upon exercise of rights must be registered under the Securities Act of 1933 in order to be offered to holders of ADRs. If Terra Networks decided not to register the Shares, the rights would not be distributed to holders of ADRs. Pursuant to the Deposit Agreement, however, the Depositary will use its best efforts to sell the ordinary shares that it receives and will distribute the proceeds of the sale to holders of ADRs.

LEGAL PROCEEDINGS

     There are no material legal proceeding pending or to our knowledge threatened against or affecting us except as noted below.

     Telefonica CTC Chile has received communications from certain shareholders, questioning certain aspects of our acquisition of our Chilean business, including the purchase price paid by Terra Networks, the structure of the acquisition and the actions of Telefonica CTC Chile's board of directors and controlling shareholder in connection with the transaction. On June 5, 2000, shareholders of Telefonica CTC Chile filed a legal claim against the directors of Telefonica CTC Chile and Telefonica Mundo 188 who approved the acquisition, as well as against the chief executive officers of both companies, alleging damages in the amount of approximately $28.7 million. Telefonica CTC Chile is not a party to this legal action.

     Telefonica CTC Chile cannot ensure that a shareholder action will not be brought against Telefonica CTC Chile or that, if brought, such action would not result in an adverse decision which would materially adversely affect the business, the consolidated financial position or results of operations of Telefonica CTC Chile and its subsidiaries, considered as a whole. In addition, we cannot guarantee that any action would not materially adversely affect our business, financial condition or results of operations.

     On May 5, 1999, the Spanish Telecommunications Commission instituted an administrative proceeding against our subsidiary Telefonica Servicios y Contenidos por la Red S.A. (TSCR) alleging anti-competitive behavior in connection with a multimedia package that TSCR distributed. TSCR responded to the claim in June 1999, and is awaiting final resolution. We do not believe that an adverse resolution of this claim would materially affect its business.

     The Spanish Agency of Data Protection instituted a proceeding against TSCR on July 10, 1999. This claim states that TSCR wrongfully required subscribers to provide certain financial information. On January 3, 2000 the Agency of Data Protection imposed on TSCR a fine of E60 thousand. We have filed an administrative judicial appeal against this decision.

     Time Warner and Ole are engaged in a legal proceeding in Spain to resolve a trademark dispute concerning the Ole trademark registered by us and the Mundo Ole trademark registered by Time Warner. This proceeding is in its initial stages. We do not believe, however, that an adverse resolution of this claim would materially affect our business.

     We have entered into an agreement with Telefonica Data Espana, S.A. covering the traffic-inducement fees that Telefonica Data will pay us, as described under "Operating and Financial Review and Prospects". The Spanish Telecommunications Market Commission is currently examining this commercial relationship. We cannot predict the outcome of this examination.

     A Galician audio visual company, Terra GMC, S.L., has submitted a formal notarial demand to us in connection with our use of the "TERRA" trademark. Terra GMC, S.L. has requested that the registration of TERRA trademark by Terra Networks be canceled and nullified and demands that they be awarded damages. We have replied to this demand by serving Terra GMC, S.L. a formal notarial communication, indicating that Terra GMC, S.L.'s only legal title to the "TERRA" trademark derives from their corporate name, while Terra Networks' legal title stems from both our corporate name, which has been duly recorded at the Mercantile Registry, as well as the "Terra" trademark, which has also been duly awarded and registered.

     On October 19, 1999, upon the request of the "Asociacion de Internautas", the Spanish Service for the Defence of Competition initiated a sanction proceeding against Telefonica, S.A. and certain subsidiaries of the Telefonica group (including Terra Networks) that conduct business in the ADSL market. The proceeding relates to certain restrictive practices prohibited pursuant to the Spanish Competition Act. However, we do not have a dominant position in the relevant market or provide the relevant services to end users. The SDC has not notified us of the facts which may constitute an infraction.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data have been derived from our consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected consolidated financial data set forth below should be read in conjunction with the other information which appears in this section as well as the consolidated financial statements and notes to those statements appearing elsewhere in this proxy statement/prospectus.

     In reading the information provided below, you should consider the following:

     - Our historical financial results are based on the financial results of companies that were under the Telefonica group's control during the periods presented. These companies operated our residential and SOHO ISP business in Spain (but not our Spanish portal business) and our business in Chile. Because these operations did not begin until December 1995, financial data as of and prior to January 1, 1996 is not available. Our business in Peru was not significant during the periods covered by our consolidated financial statements. We acquired our:

       -  Spanish portal business in April 1999;

       -  Brazilian ISP and portal business in June 1999;

       -  Guatemalan ISP business in July 1999;

       -  Argentine portal business in September 1999;

       -  Mexican ISP and portal business in October 1999; and

       -  Venezuelan portal business in March 2000.

     We have included the results of operations of these businesses in our consolidated results of operations from the dates that we acquired them for financial reporting purposes. Please see note 2(c) to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

     - We have agreed to acquire IDT's interest in both our joint ventures with IDT that operate our U.S. ISP and portal joint ventures, respectively. This acquisition has not yet closed. In addition, we acquired our Colombian portal business in July 2000. These acquisitions are not reflected in our historical consolidated financial statements.

     - Because of these acquisitions, the introduction of free ISP in Spain in June 1999, in Brazil in February 2000 and in Chile and Mexico in March 2000, and the introduction of limited flat rate access in Spain in July 2000 and in Chile in September 2000, among other factors, our historical financial statements are not a reliable indicator of our future performance.

     - All information is presented in Spanish GAAP except as noted. The principal differences between Spanish GAAP and U.S. GAAP are explained in note 20 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

     - Financial data as of and for periods prior to January 1, 1999 were restated from Spanish pesetas into euro using the exchange rate in effect at January 1, 1999. See note 3 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

                                                                                                     SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                                      -----------------------------------------------------   -------------------------
                                         1996          1997          1998          1999          1999          2000
                                      -----------   -----------   -----------   -----------   -----------   -----------
                                                           (THOUSANDS OF EURO, EXCEPT SHARE DATA)
                                                                                                     (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Access............................          818         2,390         9,646        24,817         5,169        45,395
  Advertising.......................           --            72         1,115         5,123         1,076        17,093
  Other.............................           --            88         1,384        20,291         2,110        20,011
                                      -----------   -----------   -----------   -----------   -----------   -----------
        Total revenues..............          818         2,550        12,145        50,231         8,355        82,499
Operating expenses:
  Goods purchased...................         (708)       (1,054)       (8,475)      (31,044)      (10,399)      (57,811)
  Personnel expenses................         (661)         (928)       (3,175)      (19,942)       (3,424)      (36,521)
  Depreciation and amortization.....         (123)         (464)         (701)       (6,272)         (763)      (26,884)
  Other.............................         (658)       (2,144)       (5,555)      (83,904)      (11,608)     (142,039)
                                      -----------   -----------   -----------   -----------   -----------   -----------
        Total operating expenses
          before financial
          expenses..................       (2,150)       (4,590)      (17,906)     (141,162)      (26,194)     (263,255)
                                      -----------   -----------   -----------   -----------   -----------   -----------
Operating loss......................       (1,332)       (2,040)       (5,761)      (90,931)      (17,839)     (180,756)
Amortization of goodwill(1).........           --          (310)         (339)      (28,654)       (3,227)      (57,288)
Financial income (expense), net.....          (25)          (81)          (90)        1,839           (85)          321
Equity share of affiliate losses,
  net...............................           --            --            --           (60)           --        (4,789)
Extraordinary income (expense)(2)...           14            97          (562)       (1,425)            1          (486)
Corporate income tax credit.........           --           363         1,334        35,899         4,109        76,158
Minority interest...................           --           465         1,673         1,928         1,725         1,718
                                      -----------   -----------   -----------   -----------   -----------   -----------
Net loss (Spanish GAAP).............       (1,343)       (1,506)       (3,745)      (81,404)      (15,316)     (165,122)
                                      ===========   ===========   ===========   ===========   ===========   ===========
Net loss (U.S. GAAP)................       (1,343)       (1,899)       (5,061)     (139,310)      (21,836)     (267,262)
Basic and diluted net loss per
  ordinary share (U.S. GAAP)........       (0.007)       (0.010)       (0.026)       (0.684)       (0.112)       (0.955)
Weighted average ordinary shares
  outstanding.......................  193,525,585   193,525,585   193,525,585   203,763,953   194,085,972   280,000,000
Dividends per share.................           --            --            --            --            --            --

---------------
(1)  Under U.S. GAAP goodwill amortization is included in operating expenses.

(2) Extraordinary income (expense) items under Spanish GAAP would not qualify as extraordinary items under U.S. GAAP.

                                                                                                            AT
                                                                         AT DECEMBER 31,                 JUNE 30,
                                                             ---------------------------------------    -----------
                                                              1996      1997      1998       1999          2000
                                                             ------    ------    ------    ---------    -----------
                                                                              (THOUSANDS OF EURO)
                                                                                                        (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash.......................................................     232     1,753       148       20,439        28,188
Working capital............................................  (2,122)     (246)   (3,701)     501,260       164,340
Total assets (Spanish GAAP)................................   1,683    11,797    18,617    1,405,465     1,345,113
Total assets (U.S. GAAP)...................................      --    11,390    16,884    1,301,359     1,055,614
Total long-term obligations (Spanish GAAP).................      --       183       221       15,183        41,597
Shareholders' equity (Spanish GAAP)........................   1,190     2,998     3,593    1,233,527     1,071,173
Shareholders' equity (U.S. GAAP)...........................   1,172     2,603     1,882    1,129,471       835,561
Capital stock (excluding long term debt and redeemable
  preferred stock).........................................     150     1,332     5,589      560,000       560,000

OVERVIEW

     We provide internet access and local language interactive content and services to Spanish- and Portuguese-speaking residential and small office/home office, or SOHO, customers. We also recently launched an English-language portal directed at the U.S. Hispanic market.

     We have a limited operating history for you to use as a basis for evaluating our business. You must consider the risks and difficulties frequently encountered by early stage companies like ours in new and rapidly evolving markets.

     We have incurred significant net losses and negative cash flows since our inception. Our losses have been funded primarily through shareholder contributions and our initial public offering of our ordinary shares.

     We have in the past and expect to continue to invest heavily in marketing and brand development, acquired businesses, content enhancements, and technology and infrastructure development. As a result, we believe that we will continue to incur net losses and negative cash flows from operations for at least the next few years. After that, depending upon competitive conditions and the dynamics of the industry, we may continue to pursue a strategy that emphasizes strength of market share and market presence at the expense of profitability. Moreover, the rate at which these losses will be incurred may increase from current levels.

  CHANGES IN THE COMPOSITION OF THE GROUP

     In April 1999, Telefonica, S.A. transferred to us its existing ISP business for Spanish residential and SOHO customers, which had been in operation since December 1995. In October 1999, we acquired the residential and SOHO internet activities of Telefonica group companies operating in Peru and Chile. Previously each of these businesses had been under the control of Telefonica, S.A. Therefore, our historical financial statements as of and for the years ended December 31, 1997, 1998 and 1999 reflect the operations, assets and liabilities of these businesses.

     During 1999 we undertook a series of acquisitions of unrelated companies. The most significant of these were our acquisitions of:

     - Ordenamientos de Links Especializados, S.L., which operated the Ole portal in Spain, and which we acquired in April 1999 for financial reporting purposes;

     - Nutec Informatica, S.A., which operated the ZAZ ISP, portal and other online services in Brazil, and which we acquired in late June 1999 for financial reporting purposes; and

     - Informacion Selectiva, S.A. de C.V., which operated the Infosel ISP, portal and other online services in Mexico, and which we acquired in November 1999 for financial reporting purposes.

     Our historical consolidated financial statements for the year ended December 31, 1999 include these companies as of the dates we acquired them.

     In addition, we have made several acquisitions in 2000. The most significant of these was our acquisition of the Colombian portal laciudad.com, which we acquired in July 2000 for financial reporting purposes. We also acquired the Venezuelan portal Chevere in March 2000 for financial reporting purposes and have agreed to acquire IDT's interest in both our joint ventures with IDT that operate our U.S. ISP and portal businesses, respectively. This transaction has not yet closed.

     Please see "-- Overview -- History" for a more complete description of these acquisitions.

  BRAZILIAN AND MEXICAN OPERATIONS

     We commenced our Brazilian operations with our acquisition of ZAZ in June 1999 and our Mexican operations with our acquisition of Infosel in October 1999. As a result, our 1999 consolidated results of operations do not include a full year of the results of operations of these businesses. Because of the significance of these operations, we are including below a discussion of the results of operations of each of such businesses during 1999 and the six months ended June 30, 2000. Our operations in Brazil are currently conducted through Terra Networks Brazil and our operations in Mexico are currently conducted through Terra Networks Mexico.

     Brazil -- ZAZ. ZAZ provides internet access and operates a portal serving the Brazilian market. In addition, ZAZ provides corporate internet solutions including web design and web hosting, and participates in the growing Brazilian e-commerce market.

     ZAZ has experienced rapid revenue growth in recent periods. For the six months ended June 30, 2000, ZAZ recorded gross revenues of R$47.7 million (expressed in Brazilian reais, ZAZ's reporting currency) (equivalent to E27.8 million at the June 30, 2000 exchange rate), a 141% increase over R$19.8 million in gross revenues for the six months ended June 30, 1999. In 1999, ZAZ recorded gross revenues of R$47 million, a 55% increase over R$30.4 million in gross revenues for 1998. In 1998, ZAZ recorded gross revenues of R$30.4 million, a 53% increase over gross revenues for 1997. Revenue growth from period to period has been driven primarily by ZAZ's expanding ISP subscriber base and increased revenues earned from portal advertising.

     ZAZ's revenue growth has been matched by increases in operating expenses in order to support its growing ISP subscriber base and other internet activities. As a result, for the six months ended June 30, 2000 ZAZ recorded a loss from operations of R$73.1 million, a 3,223% increase over a loss from operations of R$2.2 million for the six months ended June 30, 1999. ZAZ recorded a loss from operations of R$36 million for 1999, a 2,900% increase from R$1.2 million for 1998. In 1998, ZAZ recorded a loss from operations of R$1.2 million, an improvement over the R$3.4 million loss for 1997.

     Mexico -- Infosel. Infosel provides news and information to the Mexican financial industry through its Infosel Financiero service, operates LINCE, an electronic trading network for Mexican fixed-income securities, provides internet access in Mexico and operates in the growing Mexican e-commerce market. Infosel also operates an internet portal serving the Mexican market. Infosel is one of the oldest participants in the Latin American online industry, having first provided its Infosel Financiero service in 1990.

     For the six months ended June 30, 2000, Infosel recorded net sales of Ps.201.3 million (expressed in Mexican pesos, Infosel's reporting currency) (equivalent to E22.1 million at the June 30, 2000 exchange rate), a 60% increase over net sales of Ps.126.2 million for the six months ended June 30, 1999. For the year ended December 31, 1999, Infosel recorded net sales of Ps.294 million, a 17% increase compared to Ps.252 million in net sales for year end 1998. In 1998, Infosel recorded net sales of Ps.252 million, a 16% increase over net sales for 1997.

     Revenues from Infosel Financiero declined to Ps.55.2 million in the six months ended June 30, 2000 compared to Ps.60 million for the six months ended June 30, 1999 due to a minor decrease in our market share. Revenues from Infosel Financiero increased by 1.5% to Ps.135 million for 1999 compared to 1998. Primarily because of the lingering effects of the Mexican financial crisis, revenues from Infosel Financiero declined 3% to Ps.133 million in 1998 compared to 1997.

     Revenues relating to LINCE declined to Ps.5.3 million in the six months ended June 30, 2000 from Ps.6.5 million for the six months ended June 30, 1999. Revenues relating to LINCE declined by 48% to Ps.12 million for 1999 compared to Ps.23 million for 1998. The decrease in each period was primarily due to a reduction in the volume of trading in the public debt markets during the period. Revenues relating to LINCE for 1998 compared to 1997 remained relatively unchanged.

     Infosel has experienced substantial growth in operating expenses, primarily those incurred to expand its growing internet operations. As a result, Infosel's operating losses have increased substantially in recent periods. Infosel recorded a loss from operations of Ps.304.8 million for the six months ended June 30, 2000, a 1,338% increase from a loss from operations of Ps.21.2 million for the six months ended June 30, 1999. Infosel recorded a loss from operations of Ps.108 million for 1999. In 1998, Infosel recorded a loss from operations of Ps.43 million, substantially exceeding the Ps.6 million operating loss for 1997.

  DOUBLECLICK IBEROAMERICA

     In May 1999, an affiliate of Telefonica contributed to us its interest in DoubleClick Iberoamerica, S.L., a company that provides internet advertising services. DoubleClick Iberoamerica is a joint venture with DoubleClick Inc. In November 1999 we dissolved this joint venture by selling our interest to DoubleClick International Advertising Limited for E1.25 million, which gave rise to extraordinary revenue of E720 thousand. For the year ended December 31, 1999, DoubleClick Iberoamerica accounted for less than 3% of our operating revenues. The results of operations of DoubleClick Iberoamerica are reflected in our consolidated financial statements up to its sale because it operated under the control of Telefonica, S.A.

  INTRODUCTION OF THE EURO

     The euro was introduced on January 1, 1999 and adopted by us at that time. We have retroactively restated financial information for periods prior to the introduction of the euro presented throughout this document using the exchange rate fixed on January 1, 1999 of E1.00 = Ptas.166.386. The comparative financial statements reported in euro depict the same trends that would have been presented had we continued to present financial statements in Spanish pesetas. However, financial information for periods prior to January 1, 1999 is not comparable with that of other companies reporting in euro that restated these amounts from a currency other than the Spanish peseta. Please see note 3 to our consolidated historical financial statements for further information.

REVENUES

     We generate access revenues, advertising revenues, e-commerce revenues and other revenues. For the six months ended June 30, 2000, access revenues represented approximately 55%, advertising revenues approximately 21%, e-commerce revenues approximately 3% and other revenues approximately 21% of our consolidated total revenues for the period. For 1999, access revenues accounted for approximately 49%, advertising revenues accounted for approximately 10% and other revenues accounted for approximately 40% of our consolidated total revenues. We did not generate significant e-commerce revenues during 1999. In addition, we derived 72% of our revenues for the six months ended June 30, 2000, and 73% for the year ended December 31, 1999 in Latin America. On a pro forma basis, we would have derived 24% of our revenues for the six months ended June 30, 2000 and 22% for the year ended December 31, 1999 in Latin America.

  ACCESS REVENUES

     We derive access revenues from subscriber fees paid by our customers for dial-up access to our ISPs, traffic-inducement fees paid to us for traffic we induce over a data network and value-added fees. Subscriber fees represented 45% of our total consolidated revenues for the six months ended June 30, 2000, and 47% for 1999. On a pro forma basis, subscriber fees would have accounted for 15% of our total consolidated revenues for the six months ended June 30, 2000, and 12% for 1999. Revenues from subscriber fees are recognized as service is rendered, provided that collection of the resulting receivable is probable. In addition to subscriber fees, we also earn advertising revenues in our access business. These advertising revenues result chiefly from the display of advertising on the homepages of our ISPs.

     In June 1999, we introduced free ISP service in Spain. In addition, we launched an extensive advertising campaign to promote our ISP service. This effort produced a significant increase in the number of our subscribers. Customers of our free ISP service do not pay subscriber fees. During the first half of 1999, subscriber fees in Spain accounted for approximately 44% of our total subscription revenues and approximately 27% of our consolidated revenues. During the whole year, they accounted for approximately 10% of our total subscription revenues and approximately 5% of our consolidated revenues. During the first half of 2000, subscriber fees in Spain accounted for approximately 6% of our total subscription revenues and approximately 3% of our consolidated revenues. We expect that the introduction of free ISP in Spain will continue to substantially eliminate these subscriber fees.

     In order to offset in part the loss of subscriber fees in Spain, we have entered into an agreement with Telefonica Data Espana S.A. under which it pays us traffic-inducement fees for usage of its data transmission network. We began earning traffic-inducement fees on October 1, 1999. Our traffic inducement fees are equal to the total number of minutes of traffic consumed by our Spanish ISP customers who dial in using Telefonica Data Espana's network on a monthly basis, multiplied by a factor as indicated below:

FACTOR                                            TRAFFIC INDUCED PER MONTH
(PESETAS/MINUTE)                                          (MINUTES)
----------------                                  -------------------------
0.38.................................   From 0 up to 83,333,000
0.47.................................   From 83,333,001 up to 208,333,000
0.57.................................   From 208,333,001 up to 416,667,000
0.66.................................   From 416,667,001 up to 625,000,000
0.76.................................   From 625,000,001 up to 833,333,000
0.85.................................   From 833,333,001 up to 1,041,667,000
0.95.................................   From 1,041,667,001 up to 1,250,000,000
1.04.................................   From 1,250,000,001 onwards

     Telefonica Data Espana provides traffic-inducement fees according to the same schedule to all ISPs who induce traffic over its data transmission network.

     Telefonica Data Espana has the ability to change this fee schedule unilaterally upon the occurrence of regulatory changes affecting the traffic-inducement agreement or changes in the amounts that Telefonica Data Espana in turn receives from the telephone network operator for inducing traffic over that network.

     Traffic-inducement fees are recorded as minutes of usage are incurred. These fees were generated beginning in the fourth quarter of 1999 and accounted for approximately 13% of our ISP revenues in Spain and approximately 3% of our consolidated revenues in 1999. For the six months ended June 30, 2000, they accounted for approximately 53% of our ISP revenues in Spain and approximately 10% of our consolidated revenues. We entered into traffic-inducement agreements in Guatemala and El Salvador in August 2000, with effect from May and July 2000, respectively. Traffic-inducement fees under these agreements will be reflected in our results of operations from the dates we entered into such agreements.

     In February 2000, we introduced free ISP service in Brazil, and in March 2000 we introduced free ISP service in Chile and Mexico. We are currently negotiating traffic-inducement arrangements in Brazil. However, we cannot guarantee that we will be able to reach an agreement. Until any such arrangement is in place, we will not earn subscription revenues or traffic-inducement fees from users of our free ISP service in Brazil. In Chile, the telephone operator receives 43% of the cost of a local call to connect to the internet and we receive up to the remaining 57%. In Mexico, we have reached an agreement with a backbone operator to share with us some of the benefits of the traffic we induce to it. We account for these revenues in Chile and Mexico as traffic-inducement fees.

     We may offer free ISP service in other countries in the future.

     Our traffic-inducement fees in Spain and elsewhere could be adversely affected by the introduction of flat rates for telephone calls to connect to the internet. Unmetered flat rates allow a user to pay a pre-set amount for unlimited telephone calls to connect to the internet, instead of paying for each call at the local rate. The Spanish government announced on June 23, 2000 plans to introduce limited flat rate access in Spain beginning in November 2000. Under the plan announced by the government, users will pay Ptas.2,750 (E16.53) per month for unlimited telephone calls to connect to the internet during the evening and on weekends and national holidays. The government has not yet announced the specific terms of such plan, such as whether such fee will be paid to the access provider or the telecommunications operator.

     In July 2000, we introduced limited flat rate access in Spain under which users pay us Ptas.2,750 per month for unlimited telephone calls to connect to the internet during the evening and on weekends and national holidays. We do not receive traffic inducement fees for such calls. Instead, we pay Telefonica Data Espana a fee based on the aggregate minutes of traffic consumed. We may change the terms of our plan following the establishment by the Spanish government of the final terms of the plan to be introduced in November 2000. In addition, in September 2000 we began offering flat rate internet access in Chile under which users pay a fixed rate for unlimited telephone calls to connect to the internet.

     Although we are continuing to evaluate the effect of the introduction of flat rate internet access, it is possible that it could have a material adverse effect on our business, financial condition and results of operations. We expect, however, that any such effect will be offset over time as users spend more time online because of the lower marginal cost of internet usage, which should have a beneficial effect on our advertising and potential e-commerce revenues.

     We expect traffic-inducement fees and access revenues as a whole to decline in the future as a percentage of our total revenues as demand for our advertising and e-commerce services increases.

     We have not generated significant value-added fees to date.

  ADVERTISING REVENUES

     We derive our portal revenues chiefly from advertising. Advertising revenues accounted for 21% of our total consolidated revenues for the six months ended June 30, 2000, and 10% for 1999. On a pro forma basis, advertising revenues would have accounted for 51% of our total consolidated revenues for the six months ended June 30, 2000, and 53% for 1999.

     Advertising revenues are derived principally from:

     - advertising arrangements under which we receive revenues, generally based on cost per-thousand impressions;

     - sponsorship arrangements that allow advertisers to sponsor an area on one of our portals in exchange for a fixed payment; and

     - fees for design, coordination and integration of advertising campaigns and sponsorships to be placed on one of our portals.

     Advertising and sponsorship rates generally depend on:

     -  whether the page views are for general audiences or targeted audiences;

     -  which of the specific channels on our portals display the advertising;
        and

     -  the number of guaranteed page views, if any.

     Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent minimum guaranteed page view levels are not met, we defer recognition of the corresponding revenues until guaranteed levels are achieved. Payments received from advertisers prior to displaying advertisements on our portals are recorded as deferred revenues. Revenues from sponsorship arrangements are recognized ratably over the contract term, provided that no significant obligations remain and collection of the resulting receivable is probable.

     We expect advertising fees to grow over the next few years. However, we expect advertising revenue to decline as a percentage of our portal revenue as our e-commerce revenue increases.

  E-COMMERCE REVENUES

     We derive revenues from E-commerce transactions conducted through our portals. Revenues from our share of the proceeds from sales are recognized on notification of sales attributable to one of our portals. E-commerce revenues accounted for approximately 3% of our total consolidated revenues for the six months ended June 30, 2000. We accounted for these E-commerce revenues under "other revenues". We did not have significant E-commerce revenues during 1999. On a pro forma basis, e-commerce revenues would have accounted for 25% of our total consolidated revenues for the six months ended June 30, 2000, and 23% for 1999. On a stand-alone basis without accounting for the Lycos transaction, we expect E-commerce revenues to comprise a significant portion of our portal revenue base, primarily because of:

     - our plans to actively develop this part of our business, for example through continuing to enter into strategic alliances with product and service providers;

     - our expectation that consumers will spend increasing amounts of money on E-commerce transactions; and

     - our expectation that increasing competition from other access providers and portal operators will put increased pressure on our ability to earn access and advertising revenues, which today account for the bulk of our revenues.

  OTHER REVENUES

     We derive other revenue from corporate services such as web hosting services and web design and maintenance, financial information services, such as Infosel Financiero, LINCE, our electronic trading network, and our electronic information transmission system, EDI Commercial. Other revenues accounted for approximately 21% of our consolidated revenues for the six months ended June 30, 2000 and approximately 40% for 1999. On a pro forma basis, other revenues would have accounted for 7% of our total consolidated revenues for the six months ended June 30, 2000, and 11% for 1999.

     We expect our other revenues to decline as a percentage of our total revenue over the next few years as our advertising and E-commerce revenues increase.

OPERATING EXPENSES

  GOODS PURCHASED

     Expenses relating to goods purchased include telecommunication expenses, expenses recorded for the purchase of customer connection kits and modems, technical help desk expenses and expenses relating to the purchase of advertising space. Goods purchased accounted for approximately 22% of our consolidated operating expenses before financial expenses and amortization of goodwill both for the six months ended June 30, 2000 and the year ended December 31, 1999. On a pro forma basis, goods purchased would have accounted for approximately 15% of our consolidated operating expenses before financial expenses and amortization of goodwill for the six months ended June 30, 2000, and approximately 13% for 1999.

  PERSONNEL EXPENSES

     Personnel expenses include all expenses associated with salaries and other employee benefits, regardless of the job classification of the employee. Personnel expenses accounted for approximately 14% of our consolidated operating expenses both for the six months ended June 30, 2000 and the year ended December 31, 1999. On a pro forma basis, personnel expenses would have accounted for approximately 39% of our consolidated operating expenses before financial expenses and amortization of goodwill for the six months ended June 30, 2000, and approximately 55% for 1999.

     We have established an employee stock option plan. In connection with our stock option plan, all of the plan shares have been transferred to two banks at book value. The banks have in turn granted options to us to purchase these plan shares at book value. Under Spanish GAAP, we record as an expense the cost of the option granted by the banks. This expense is amortized over the life of the option. Under U.S. GAAP, however, we have to record in each year, as personnel expense, the difference between the market value of the plan shares and the value at which the employees may exercise their unexercised options. Please see " -- Share Ownership -- Employee Stock Option Plan".

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses include depreciation charges relating to our tangible assets, such as points of presence (POPs) in our ISP business, and amortization charges relating to our intangible assets, principally software. Depreciation and amortization expenses accounted for 10% of consolidated operating expenses before financial expenses and amortization of goodwill for the six months ended June 30, 2000 and 4% for 1999. Under Spanish GAAP, amortization of goodwill is recorded separately, and does not appear as an operating expense. On a pro forma basis, depreciation and amortization would have accounted for 9% of our consolidated operating expenses before financial expenses and amortization of goodwill for the six months ended June 30, 2000, and 5% of 1999.

  OTHER OPERATING EXPENSES

     Other operating expenses principally include:

     - professional services, including consultant fees, auditors' fees and payments to Telefonica for professional services rendered to us by employees of Telefonica;

     -  rental expenses;

     -  marketing expenses; and

     -  utilities.

     For consulting services provided to us by McKinsey & Co. from December 1998 through December 1999, we recorded an expense of E1,638 thousand. These amounts are reflected as other operating expenses.

     McKinsey has agreed to continue to provide consulting services to us through December 2000. For these services, we will pay McKinsey E60,000 per month in fees and reimburse up to E30,000 per month in expenses. In addition, we will pay an additional amount based on the market value of our shares during December 2000.

     Other operating expenses accounted for 54% of our consolidated operating expenses for the six months ended June 30, 2000 and 59% for 1999.

GOODWILL

     We generated substantial amounts of goodwill from our acquisitions, most importantly our acquisitions of Ole, ZAZ and Infosel. Because part of our strategy involves making significant acquisitions, we expect to continue to generate significant amounts of goodwill. At June 30, 2000, we had goodwill of E510 million, equal to 38% of our total assets at that date.

     We amortize the goodwill of our acquired businesses on a straight-line basis over five years. We recorded E57.3 million in amortization of goodwill for the six months ended June 30, 2000 and E28.7 million for 1999. On a pro forma basis, we would have recorded E1,345.7 million in amortization of goodwill for the six months ended June 30, 2000 and E2,632.4 million for 1999. Expenses associated with goodwill amortization may increase as we continue to acquire businesses whose purchase price exceeds the fair value of their assets.

FOREIGN CURRENCY FLUCTUATION

     We publish our financial statements in euro, while a substantial portion of our revenues and expenses are denominated in other currencies, principally the Brazilian real, the Mexican peso, the Guatemalan quetzal, the Chilean peso and the United States dollar. Our results of operations are affected by fluctuations in exchange rates between the euro and such currencies. In the six months ended June 30, 2000, fluctuations in the exchange rates had a E1.3 million negative impact on our results of operations.

     Transactions which have the purpose and effect of eliminating or significantly reducing exchange, interest rate or market risk in asset/liability positions or in other transactions are deemed to be hedging transactions. The gains or losses arising over the term of these derivatives are allocated to income using the same method as that used for the recognition of gains or losses arising from the underlying instrument and the main transaction.

     As of June 30, 2000, there were no unmatured derivatives. The "Financial income (expense)" caption in the accompanying consolidated statement of operations reflects the effect of the transactions carried out in 1999. This effect was not material.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Revenues

     Our revenues for the six months ended June 30, 2000 and 1999 were principally derived from our internet access businesses in Brazil, Spain and Mexico. Our access revenues represented 55% and 62%, respectively, of our total consolidated revenues for the six months ended June 30, 2000 and 1999.

     Total Revenues. Our total revenues increased 882% to E82.5 million for the six months ended June 30, 2000 from E8.4 million for the six months ended June 30, 1999, primarily for the reasons discussed below.

     Access Revenues. Our access revenues increased 773% to E45.4 million for the six months ended June 30, 2000 from E5.2 million for the six months ended June 30, 1999, primarily because of our acquisitions of our Brazilian and the Mexican ISP businesses. Our Brazilian and Mexican ISP businesses accounted for 42% and 16%, respectively, of our total access revenues for the six months ended June 30, 2000.

     The growth of our ISP businesses in Spain and Chile was also significant. Access revenues from our ISP business in Spain increased 295% to E8.7 million for the six months ended June 30, 2000 from E2.2 million for the six months ended June 30, 1999, primarily due to an increase of 562% in the average number of subscribers. Access revenues from our Chilean ISP increased 69% to E4.9 million for the six months ended June 30, 2000 from E2.9 million for the six months ended June 30, 1999, primarily due to a 181% increase in the average number of subscribers. Because we introduced free ISP access in Spain in June 1999 and in Chile in March 2000, our number of total customers in these countries increased at a greater rate than our access revenues, thereby reducing the average number of paying subscribers.

     The table below provides comparative information regarding our ISP subscriber base and usage for the periods indicated. The average number of subscribers is calculated as the sum of the number of subscribers at the beginning of the period and at the end of each quarter, divided by the number of quarters in the period, plus one.

                                                       AVERAGE NUMBER OF
                                  NUMBER OF          SUBSCRIBERS DURING THE    AVERAGE AGGREGATE
                                 SUBSCRIBERS            SIX MONTHS ENDED         MONTHLY USAGE
                                 AT JUNE 30,                JUNE 30,                FOR THE
                             --------------------    ----------------------    SIX MONTHS ENDED
BUSINESS                      1999        2000         1999         2000         JUNE 30, 2000
--------                     -------    ---------    --------    ----------    -----------------
                                                                                 (THOUSAND OF
                                                                                   MINUTES)
Spanish ISP................  186,000    1,250,000    102,500       678,500          302,609
Brazilian ISP..............  194,000      733,000    168,000       419,500          295,567
Mexican ISP................   45,000      373,000     39,000       153,000          161,300
Chilean ISP................   54,500      186,000     42,000       118,000          133,437
Peruvian ISP...............       --       86,000         --        70,000           16,038
U.S. ISP...................       --       25,000         --        39,000             n.a.
Guatemalan ISP.............    5,500        6,000      5,500         6,000            5,399
                             -------    ---------    -------     ---------
          Total............  485,000    2,659,000    357,000     1,484,000
                             =======    =========    =======     =========

     We believe that further penetration of free ISP services in the countries in which we operate will continue to reduce our access revenue from basic internet access services. Although we expect part of that decline to be offset by other revenues from premium ADSL internet access, other value-added services we expect to introduce and traffic-inducement fees in those markets where we have entered into traffic-inducement arrangements, we expect access revenue to decline over time as a percentage of our total revenues.

     Advertising Revenues. Advertising revenues increased 1,455% to E17.1 million for the six months ended June 30, 2000 from E1.1 for the six months ended June 30, 1999, principally as a result of an increase in the number of page views generated by the portals we currently operate, many of which we acquired during the last quarter of 1999. For instance, our Brazilian and Mexican businesses accounted for 34% and 19%, respectively, of our total advertising revenues for the six months ended June 30, 2000. Advertising revenues in Spain increased 482% to E6.4 million for the six months ended June 30, 2000 from E1.1 million for the six months ended June 30, 1999, principally as a result of a 338% increase in the number page views due to the introduction of new services, such as messages to mobile telephones, financial services and personal web pages, among others.

     Other Revenues. Other revenues increased 852% to E20.0 million for the six months ended June 30, 2000 from E2.1 million for the six months ended June 30, 1999. Approximately 69% of this increase was due to the acquisition of ZAZ and Infosel, which provide corporate services such as web hosting and web design and maintenance in Brazil (ZAZ) and financial related services, such as Infosel Financiero and Lince, in Mexico (Infosel). Other revenues in our business in Spain increased significantly in the six months ended June 30, 2000 principally because of the increase in sales of modems and web phones.

     Operating Expenses

     Total Operating Expenses. Our total operating expenses for the six months ended June 30, 2000 increased over 900% to E263.3 million from E26.2 million for the six months ended June 30, 1999 for the reasons discussed below.

     Goods Purchased. Goods purchased increased 456% to E57.8 million for the six months ended June 30, 2000 from E10.4 million for the six months ended June 30, 1999. This increase was driven primarily by our Brazilian operations, which accounted for 41% of our total goods purchased expense during the period.

     Goods purchased relating to our ISP business in Spain increased 89% to E14.0 million for the six months ended June 30, 2000 from E7.4 million for the six months ended June 30, 1999. This increase was principally due to an increase in network communications expenses and technical help desk expenses to support the growth in the number of subscribers. Goods purchased expenses associated with our Chilean ISP increased 146% to E5.9 million for the six months ended June 30, 2000 from E2.4 million for the six months ended June 30, 1999 principally due to telecommunications expenses to support the growth in the number of subscribers.

     Personnel Expenses. Personnel expenses increased 974% to E36.5 million for the six months ended June 30, 2000 from E3.4 million for the six months ended June 30, 1999. This increase was principally due to an increase in the total number of employees, as a result of our acquisitions during 1999 and our expansion in Spain and Latin America. Personnel expenses from our Brazilian and Mexican businesses accounted for 24% and 30%, respectively, of our total personnel expenses for the six months ended June 30, 2000.

     Depreciation and Amortization: Depreciation and amortization expense increased approximately 3,425% to E26.9 million for the six months ended June 30, 2000 from E763 thousand for the six months ended June 30, 1999. This increase was principally due to POPs, software and hardware added in 1999 relating to our acquisitions during the last quarter of 1999, as well as amortization of start-up expenses, including expenses associated with our global initial public offering and the launching of the Terra brand in new markets.

     Other Operating Expenses. Other operating expenses increased over 1,120% to E142.0 million for the six months ended June 30, 2000 from E11.6 million for the six months ended June 30, 1999. This increase was principally due to:

     - A significant increase in our marketing expenses to E82.0 million in the six months ended June 30, 2000 from E5.9 million in the six months ended June 30, 1999, primarily as a result of the launch of the Terra brand in new markets (including the United States) and our free ISP access marketing campaign in Brazil and Mexico. Specifically, marketing expenses relating to our Brazilian, Mexican and U.S. businesses represented 32%, 24% and 15%, respectively, of our total marketing expenses for the six months ended June 30, 2000. In addition, marketing expenses related to our business in Spain increased 353% to E19.5 million from E4.3 million, principally as a result of a significant campaign to advertise new content offered on our portal and our access service, and to build global brand awareness. These expenses represented 22% of our total marketing expenses for the six months ended June 30, 2000.

     - Professional services costs, including consulting fees, advisory fees and costs associated with market research, which increased 1,084% to E22.5 million for the six months ended June 30, 2000 from E1.9 million for the six months ended June 30, 1999, primarily due to increased consulting fees.

     Amortization of Goodwill. Amortization of goodwill increased to E57.3 million for the six months ended June 30, 2000 from E3.2 million for the six months ended June 30, 1999 principally as a result of the acquisitions we made during 1999. The amortization of the goodwill generated in the acquisitions of our Brazilian and Mexican businesses amounted to E20.9 million and E26.6 million, respectively, for the six months ended June 30, 2000.

     Financial Income (Expense), Net. Net financial income was E321 thousand for the six months ended June 30, 2000 compared with a net financial expense of E85 thousand for the six months ended June 30, 1999, principally due to income we received from short-term financing we provided to related companies.

     Equity Share of Affiliate Losses, Net. Net equity share of losses of our affiliates was E4.8 million for the six months ended June 30, 2000 compared with an immaterial amount for the six months ended June 30, 1999 primarily as a result of our share of the loss of Aremate.com.

     Extraordinary Income (Expense), Net. Net extraordinary expense was E486 thousand for the six months ended June 30, 2000 compared to E1 thousand in net extraordinary income for the six months ended June 30, 1999, principally as a result of expenses arising from the disposition of fixed assets. However, such items would not meet the criteria of extraordinary items under U.S. GAAP.

     Corporate Income Tax Credit. Because we had operating losses, we were able to deduct these losses from our consolidated corporate income tax obligation. We booked an account receivable in the form of a tax credit amounting to E142.0 million for the six months ended June 30, 2000, as well as a long-term deferred tax liability of E23.6 million in order to eliminate from the accounts the duplication arising from aggregating the individual tax assets taken into account in the investment portfolio provision recorded by us. The corporate income tax legislation in effect in the countries in which companies in the Terra group are taxed provides that, in certain circumstances, tax losses incurred in prior years may be carried forward to offset against taxable income in subsequent years. Specifically, the last years for offset of the main tax losses incurred by companies in the Terra group are as follows:

     - In Spain and Mexico, tax losses may be carried forward to offset against taxable income during a period of ten years from the year in which they were incurred.

     - In Brazil and Chile, there is no deadline for the offset of tax losses, although in Brazil the amount that the losses offset may not exceed 30% of total taxable income.

     - In Peru and Argentina, tax losses may be carried forward to offset taxable income during a period of four and five years, respectively, from the year in which they were incurred.

Under Spanish tax law, the credit will be payable to us when we begin to record profits.

     Minority Interest. Minority interest remained relatively unchanged at E1.7 million for both the six months ended June 30, 2000 and June 30, 1999. However, the composition of this balance is different for each period as a result of the acquisitions we have made during the second half of 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues

     Our revenues for the years ended 1999 and 1998 were principally derived from the internet access business in Brazil, Mexico and Chile and corporate services in Brazil and Mexico.

     Total Revenues. Our total revenues increased 315% to E50.2 million for the year ended 1999 from E12.1 million for year end 1998 primarily due to our acquisitions during the period. Revenues from our Brazilian and Mexican operations accounted for 29% and 22%, respectively, of our total revenues for 1999.

     Access Revenues. Our access revenues increased 158% to E24.8 million for the year ended 1999 from E9.6 million for the year ended 1998, primarily because of sharp growth in the number of subscribers.

     The table below provides comparative information regarding our ISP subscriber base and usage for the periods indicated. Because we introduced free ISP access in Spain in June 1999, our number of total customers in Spain increased at a greater rate than in prior periods. The average number of subscribers is calculated as the sum of the number of subscribers at the beginning of the period and at the end of each quarter, divided by the number of quarters in the period, plus one.

                                                    AVERAGE NUMBER OF
                                 NUMBER OF          SUBSCRIBERS DURING      AVERAGE AGGREGATE
                                SUBSCRIBERS             YEAR ENDED            MONTHLY USAGE
                              AT DECEMBER 31,          DECEMBER 31,              FOR THE
                            --------------------    ------------------         YEAR ENDED
BUSINESS                     1998        1999        1998       1999        DECEMBER 31, 1999
--------                    -------    ---------    -------    -------    ---------------------
                                                                              (THOUSANDS OF
                                                                                MINUTES)
Spanish ISP...............   49,312      659,000     25,790    234,000            74,122
Chilean ISP...............   25,274      118,000     16,667     61,000            81,000
Mexican ISP...............   29,500       82,000     15,000     44,500              N.A.
Brazilian ISP.............  143,000      346,000    103,000    215,000           147,000
Guatemalan ISP............    5,000        6,000      3,900      5,600             4,500
U.S. ISP..................       --       44,000         --     45,000              N.A.
Peruvian ISP..............       --       62,000         --     50,500            29,290
                            -------    ---------    -------    -------
          Total...........  252,086    1,317,000    164,357    655,600
                            =======    =========    =======    =======

     Advertising Revenues. Advertising revenues increased 363% in 1999 to E5.1 million from E1.4 million in 1998, principally as a result of a 124% increase in the number of page views generated by our portals due to an improvement in content offerings, including local content offerings, and the launching of the Terra brand in several new markets. During 1999, approximately 90% of our advertising revenue came from Spain and Brazil. We acquired during the last quarter of 1999 many of the portals we currently operate. We expect our adverting revenues to increase significantly in 2000 due to the inclusion of a full year of the results of operations of these portals.

     Other Revenues. Other revenues increased over 1,350% to E20.3 million in 1999 from E1.4 million in 1998. Approximately 57% of this increase was due to the acquisition of ZAZ and Infosel, which develop corporate services such as web hosting and web design and maintenance in Brazil (ZAZ) and financial related services, such as Infosel Financiero and Lince, in Mexico (Infosel).

     Operating Expenses

     Total Operating Expenses. Our total operating expenses in 1999 increased 689% to E141.2 million from E17.9 million in 1998 for the reasons discussed below.

     Goods Purchased. Goods purchased increased 265% in 1999 to E31.0 million from E8.5 million in 1998. This increase was driven primarily by our Spanish operation where goods purchased increased to E16.9 million in 1999 from E4.1 million in 1998.

     Personnel Expenses. Personnel expenses increased 522% to E19.9 million in 1999 from E3.2 million in 1998. The increase was principally due to an increase in the total number of employees to 2,119 (approximately 1,400 employees on fixed contracts and 700 on temporary contracts) at December 31, 1999 compared to 139 employees at December 31, 1998. This increase was due to our acquisitions during 1999 and our expansion in Spain and Latin America. Personnel expenses from our Brazilian and Mexican operations accounted for 21% and 25%, respectively, of our total personnel expenses for 1999.

     Depreciation and Amortization. Depreciation and amortization expense increased 799% to E6.3 million in 1999 from E701 thousand in 1998. The increase was principally due to POPs and hardware added in 1998 relating to our ISP business in Spain, which we began to depreciate in 1999, and amortization of start-up expenses of Terra Networks, including expenses associated with our initial public offering.

     Other Operating Expenses. Other operating expenses increased nearly 1400% to E83.9 million in 1999 from E5.6 million in 1998 principally as a result of:

     - a significant increase in our marketing expenses to E48.1 million from E2.3 million, due to the launch of our TERRA brand and our free ISP marketing campaign in Spain; and

     - an increase in professional services costs, including consulting fees, advisory fees and costs associated with market research, to E10.3 million in 1999 from E557 thousand in 1998.

     Amortization of Goodwill. Amortization of goodwill increased to E28.7 million in 1999 from E339 thousand in 1998 primarily as a result of the acquisitions we made during 1999.

     Financial Income (Expense), Net. Net financial income was E1.8 million in 1999 compared with a net financial expense of E90 thousand in 1998 principally due to income received from short-term financial investments.

     Extraordinary Income (Expense), Net. Net extraordinary expense increased to E1.4 million in 1999 from E562 thousand in 1998 mainly due to adjustments related to prior years' expenses of the companies we acquired in 1999.

     Corporate Income Tax Credit. Because we had operating losses, we were able to deduct these losses from our consolidated corporate income tax obligation. We booked an account receivable in the form of a tax credit amounting to E52.5 million in 1999. The corporate income tax legislation in force in the countries in which our companies are taxed provides that, in certain circumstances, tax losses incurred in prior years may be carried forward for offset against the taxable income obtained in subsequent years. For a discussion of during what periods the offset will be available, see "-- Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999 -- Corporate Income Tax Credit".

     Minority Interest. Minority interest increased to E1.9 million in 1999 from E1.7 million in 1998 due to our acquisitions in 1999.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues

     Total Revenues. Our revenues for the years ended December 31, 1998 and 1997 were principally derived from the internet access business in Spain and Chile and, to a lesser extent, from advertising revenue generated by DoubleClick Iberoamerica.

     Our revenues increased 365% to E12.1 million in 1998 from E2.6 million in 1997, principally as a result of an increase in subscription revenue from our Chilean ISP and our Spanish ISP. Our subscription revenue in Chile increased 269% to E5.2 million in 1998 from E1.4 million in 1997, primarily due to a 214% increase in the number of subscribers and because our Chilean business only commenced operations in July 1997. Subscription revenue relating to our Spanish ISP increased significantly to E4.4 million in 1998 from E981 thousand in 1997, primarily as a result of a 393% increase in the average number of subscribers.

     The table below provides comparative information regarding our ISP subscriber base for 1998 and 1997. The average number of subscribers is calculated as the sum of the number of subscribers at the beginning of the period and at the end of each quarter, divided by the number of quarters in the period plus one.

                                                           NUMBER OF        AVERAGE NUMBER
                                                         SUBSCRIBERS AT     OF SUBSCRIBERS
                                                          DECEMBER 31,          DURING
                                                        ----------------    ---------------
BUSINESS                                                 1997      1998     1997      1998
--------                                                ------    ------    -----    ------
Spanish ISP...........................................   9,555    49,312    5,230    25,790
Chilean ISP...........................................   8,059    25,274    4,028    16,667
                                                        ------    ------    -----    ------
          Total.......................................  17,614    74,586    9,258    42,457
                                                        ======    ======    =====    ======

     In addition, advertising revenue increased to E1.1 million in 1998 from E72 thousand in 1997, primarily as a result of advertising revenue generated by DoubleClick Iberoamerica.

     Other revenue. Other revenue increased 1,473% to E1.4 million in 1998 from E88 thousand in 1997. This increase was principally due to fees earned by Terra Networks Chile (formerly CTC Internet) in connection with access services provided to customers (mainly schools and universities) of the CTC Group.

     Operating Expenses

     Total Operating Expenses. Total operating expenses increased 290% to E17.9 million in 1998 from E4.6 million in 1997 for the reasons discussed below.

     Goods Purchased. Goods purchased increased 673% to E8.5 million in 1998 from E1.1 million in 1997, primarily as a result of an increase in network communications expenses commensurate with the growth in our ISPs in Spain and Chile, as well as expenses relating to the purchase of advertising space. Expenses relating to our Spanish ISP increased 363% to E4.1 million in 1998 from E885 thousand in 1997. Expenses relating to our Chilean ISP increased to E3.5 million in 1998 from E169 thousand in 1997. In addition, DoubleClick Iberoamerica incurred approximately E803 thousand in expenses in 1998 relating to the purchase of advertising space.

     Personnel Expenses. Our personnel expenses increased 242% to E3.2 million in 1998 from E928 thousand in 1997, primarily as a result of increases in salary expenses in Chile reflecting an increase in the total number of full-time and temporary employees. The total number of full-time employees relating to our Chilean ISP increased to 78 at December 31, 1998 from 59 at December 31, 1997. The number of Spanish ISP employees increased to 54 at December 31, 1998 from 9 at December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization expense increased 51% to E701 thousand in 1998 from E464 thousand in 1997, primarily due to increased depreciation expenses associated with POPs added to our network infrastructure and computer hardware in both Spain and Chile, as well as increased amortization costs relating to our investments in computer software.

     Other Operating Expenses. Other operating expenses increased 167% to E5.6 million in 1998 from E2.1 million in 1997 primarily as a result of increases in:

     - marketing expenses in both Spain and Chile, principally due to increased competition and our initiation of various advertising campaigns;

     - fees paid for professional services, which include those services provided by consultants, independent auditors and other professionals;

     -  rental expenses relating to our Spanish ISP business; and

     -  utility costs.

     Amortization of Goodwill. Amortization of goodwill increased 9.4% to E339 thousand in 1998 from E310 thousand 1997, primarily as a result of goodwill arising from the acquisition of certain assets of Reuna S.A., an ISP in Chile we acquired in 1997.

     Financial Income (Expense), Net. Net financial expense increased 11% to E90 thousand in 1998 from E81 thousand in 1997, principally as a result of interest paid on short-term financing provided to us by related companies.

     Extraordinary Income (Expense), Net. Net extraordinary expense was E562 thousand in 1998 compared to E97 thousand in net extraordinary income in 1997, primarily as a result of an extraordinary expense of E599 thousand recorded in 1998, relating to expenses incurred by Reuna S.A. in connection with the commencement of our Chilean ISP business in 1997. Spanish GAAP allows items outside the ordinary course of business to be classified as extraordinary items. However, such items would not meet the criteria of extraordinary items under U.S. GAAP.

     Corporate Income Tax Credit. Because we had operating losses, Telefonica, S.A. was able to deduct these losses from its consolidated corporate income tax obligation. We booked an account receivable in the form of a tax credit from Telefonica corresponding to the amount Telefonica was eligible to deduct. Under Spanish GAAP the losses may be carried forward ten years. This amount increased to E1.3 million in 1998 from E363 thousand in 1997. Under Spanish tax law, the credit will be payable to us when we record profits.

     Minority Interest. Minority interest increased to E1.7 million in 1998 from E465 thousand in 1997 due to the commencement of operations in Chile in July 1997.

LIQUIDITY AND CAPITAL RESOURCES

     We have primarily financed our operations from funds raised in our global initial public offering completed in November 1999, capital contributions and short-term debt financing from members of the Telefonica group, cash generated from operations and funds raised from the sale of ordinary shares to our principal shareholders. In September 2000, we completed a E2.2 billion rights offering. Based on our existing business plan, we expect that these sources will enable us to meet our operational funding needs and budgeted capital expenditures for at least the next two years. However, we expect that any significant acquisition for cash that we make during this period could require external financing. We cannot assure you that we will be able to obtain sufficient funds to finance our operating losses, make necessary capital expenditures and continue to execute our business plan, which includes continuing to acquire internet-related businesses.

     We expect to fund our future operations, acquisitions, joint ventures and infrastructure improvements to support our strategic plan through a combination of:

     -  proceeds from our rights offering;

     -  operating cashflow;

     -  financing provided at market rates by subsidiaries of Telefonica, S.A.;
        and

     -  to the extent necessary, additional equity offerings and debt offerings.

     The Telefonica group companies are not obligated to provide any future financing to us, in the form of loans, capital contributions or otherwise.

     Amortization of goodwill expense, which affects our results of operations, is not a cash item and therefore does not affect our ability to generate cash or our cash needs.

 CAPITAL EXPENDITURES

     The table below shows our capital expenditures for hardware and software during each of the past three years.

                                                      YEAR ENDED DECEMBER 31,     SIX MONTHS
                                                      -----------------------        ENDED
                                                      1997    1998      1999     JUNE 30, 2000
                                                      ----    -----    ------    -------------
                                                                (THOUSANDS OF EURO)
Hardware............................................  471     2,882    18,926       25,146
Software............................................  446       171     6,930       15,686
                                                      ---     -----    ------       ------
          Total.....................................  917     3,053    25,856       40,832
                                                      ===     =====    ======       ======

     We expect our capital expenditures during 2000, 2001 and 2002 relating to computer hardware to be as set forth in the table below.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      2001      2002
                                                              ------    ------    ------
                                                                 (THOUSANDS OF EURO)
Spain.......................................................  14,201     6,130     1,533
Brazil......................................................   9,455    18,238    26,911
Mexico......................................................  23,831    11,136    12,008
United States...............................................   7,728     8,500     9,350
Other.......................................................  16,930    10,832    12,592
                                                              ------    ------    ------
          Total.............................................  72,145    54,836    62,394
                                                              ======    ======    ======

     In addition, we expect capital expenditures during 2000, 2001 and 2002 relating to the acquisition of software to be as set forth in the table below:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      2001      2002
                                                              ------    ------    ------
                                                                 (THOUSANDS OF EURO)
Spain.......................................................   3,819     2,043     2,043
Brazil......................................................   5,901     5,321     6,345
Mexico......................................................     278     4,439     4,786
United States...............................................   2,649     3,310     4,138
Other.......................................................   5,486     4,594     5,186
                                                              ------    ------    ------
          Total.............................................  18,133    19,707    22,498
                                                              ======    ======    ======

     The foregoing amounts are estimates only and our actual capital expenditures may be less than or exceed these amounts. In particular, our capital expenditures will increase significantly in the future to the extent we acquire significant additional businesses.

 CASH FLOWS

     To date, we have experienced significant negative cash flows from operating activities resulting from our net operating losses. Net cash used in operating activities was E161 million for the six months ended June 30, 2000 and E574 million for the year ended December 31, 1999.

     Net cash used in investing activities was E200 million for the six months ended June 30, 2000 and E724 million for the year ended December 31, 1999, primarily consisting of our acquisitions during the period.

     Net cash provided by financing activities consisted of E10 million for the six months ended June 30, 2000 and E1,318 million for the year ended December 31, 1999. Approximately 65% of the net cash provided by financing activities for the year ended December 31, 1999 was generated by our initial public offering and the remaining part of this financing was provided by members of the Telefonica group in the form of short-term loans and capital contributions.

  DEBT

     We capitalized in September 1999 E266.8 million in short-term liabilities owed to members of the Telefonica group, in exchange for which Telefonica received 133.4 million of our ordinary shares. Following the capitalization of these liabilities, as of June 30, 2000 we had approximately E6.9 million in debt outstanding, mainly attributable to our operations in Brazil.

     As of June 30, 2000, there were no unmatured derivatives. The "Financial income (expense), net" caption in the accompanying consolidated statement of operations reflects the effect of the transactions carried out in 1999. This effect was not material.

RESEARCH AND DEVELOPMENT

     We implement an active policy of creating and introducing new services and systems in conjunction with the main suppliers in the market. We also maintain a close relationship with Telefonica Investigacion y Desarrollo, S.A. in the development of new technological solutions.

     In our relationship with Telefonica Investigacion y Desarrollo, we benefit from its research and development program, which forms part of an annual research and development plan with a budget for 1999 of around E9 million (to which we contributed approximately 3%). Also, when developing new products, Telefonica Investigacion y Desarrollo is the main supplier of research and development services to us and other members of the Telefonica group.

     We have not had material research and development expenditures during the last three years.

THE INTRODUCTION OF THE EURO

     On January 1, 1999, eleven of the fifteen member countries of the European Union, including Spain, established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries adopted the euro as their common currency on the same day. The euro trades on currency exchanges and is available for non-cash transactions during the transition period between January 1, 1999 and January 1, 2002. During this transition period, the existing currencies are scheduled to remain legal tender in the participating countries as denominations of the euro and public and private parties may pay for goods and services using either the euro or existing currencies.

     During the transition period, we and our suppliers and customers must manage transactions in both the euro and the participating countries' respective individual currencies. This could cause, but has not to date caused, logistical problems. We have incurred, and may further incur, increased operational costs to modify or upgrade our information systems in order to:

     -  convert individual currencies to euro;

     - execute conversion calculations utilizing six-digit exchange rates and other prescribed requirements; and

     -  accommodate the new euro currency symbol.

     We have selected our computer and operational systems in an attempt to ensure that our ability to transact business will not be impaired by complications resulting from the introduction of the euro. We believe that our systems have not been adversely impacted by the euro conversion. There can be no assurance that our third-party suppliers and customers will be able to successfully implement the necessary protocols.

     Our orders to suppliers are generally stated in euro and pesetas. We have already given suppliers the option of billing us in euro or pesetas. We have also told our customers that they can pay us in euro. Our bills to customers state the amount due in both euro and pesetas. We have also contacted our collecting agents for the purpose of facilitating payments in euro by us to our suppliers and by our customers to us. Thus far, we have not experienced any significant problems with third parties as a result of the introduction of the euro.

     We believe that the introduction of the euro will reduce our exposure to risk from foreign currency and interest rate fluctuations. We estimate that we have spent approximately E90 thousand on the introduction of the euro, primarily related to the purchase of an accounting and billing system which also served to address our lack of systems and any Year 2000 issues.

     We plan to spend an additional approximately E1.7 million on matters relating to the introduction of the euro in the next three years.

YEAR 2000

     The changeover to the year 2000 has not had a material adverse effect on our business, results of operations or financial condition.

U.S. GAAP RECONCILIATION

     Under U.S. GAAP, shareholders' equity was E835.6 million at June 30, 2000 compared with E1,071.1 under Spanish GAAP. Under U.S. GAAP shareholders' equity was E1,129 million at December 31, 1999 compared with E1,234 million under Spanish GAAP. At December 31, 1998 shareholders equity was E1.9 million under U.S. GAAP compared with E3.6 million, under Spanish GAAP.

     We had a net loss of E267.3 million for the six months ended June 30, 2000 under U.S. GAAP compared with a net loss of E165.1 million under Spanish GAAP during such period. Under U.S. GAAP net loss was E139 million compared to E81.4 million under Spanish GAAP for the year ended December 31, 1999. For the year ended December 31, 1998 net loss was E5.1 million under U.S. GAAP compared to a net loss of E3.7 million under Spanish GAAP. Please see note 20 to our consolidated financial statements.

     On a pro forma basis, goodwill represented approximately 76.3% of our pro forma assets as of June 30, 2000 and 76.7% of our pro forma assets as of December 31, 1999. Goodwill is being amortized on a straight-line basis over five years. Under Spanish GAAP an impairment loss on goodwill is recognized for the difference between the estimated fair value based on our business plan and the carrying value of the goodwill. For U.S. GAAP purposes we review events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. Should events or circumstances indicate that the carrying value may not be recoverable based on undiscounted future cash flows, an impairment loss measured by the difference between the discounted future cash flows and the carrying value of goodwill would be recognized by us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk from changes in foreign currency exchange rates because of our subsidiaries' operations, mainly in Latin America and United States. The currency of many Latin American countries, including Brazil and Mexico, have experienced substantial depreciation and volatility in the past and our revenues may decline in value if the local currencies depreciate relative to the euro.

     We do not use derivative instruments, such as foreign exchange forward contracts, foreign currency options, interest rate swaps and forward rate agreements, to manage these market risks, nor do we hold or issue derivative or other financial instruments for trading purposes.

MANAGEMENT

     Under Spanish corporate law, the Board of Directors is responsible for the management, administration and representation in all matters concerning our business, subject to the provisions of the by-laws (estatutos sociales) and resolutions adopted at general shareholders' meetings. We will endeavor to appoint a majority of the members of the Board of Directors from outside of the company, including representatives of the significant shareholders and independent directors. Under the Codigo de Buen Gobierno (Code of Good Corporate Governance) of the CNMV the following persons would not be considered independent directors: persons who have had a significant commercial or business relationship with the company or have been officers of the company during the two years prior to the date of appointment or have family links with the company or with the members of the Board of Directors.

     Directors are elected by our shareholders to serve a five-year term. A director may be re-elected to serve for an unlimited number of terms. If a director does not serve out his or her entire term, the

Board of Directors may fill the vacancy by appointing a shareholder as a replacement director to serve until the next general shareholders' meeting, when the appointment may be ratified or a new director to fill the vacancy is elected or replaced. A director may resign or be removed from office by the shareholders at the general shareholders' meeting. Our bylaws provide that a majority of the members of the board (represented in person or by proxy) constitute a quorum. Resolutions of the Board of Directors are passed by a simple majority of the directors present or represented at a board meeting.

     Under Spanish corporate law, the Board of Directors may delegate its powers to an executive committee or delegate committee or to one or more managing directors (consejeros delegados). Spanish corporate law provides that resolutions appointing an executive committee or any managing director or authorizing the permanent delegation of all, or part of, the board's power require a two-thirds majority of the members of the Board of Directors. Certain powers provided in Spanish corporate law may not be delegated.

     As of September 19, 2000, the members of our board and their respective positions are as follows:

NAME                                                           POSITION           AGE
----                                                           --------           ---
Joaquim Agut Bonsfills................................  Executive Chairman        46
Abel Linares Palacios.................................  Director                  39
Cesar Alierta Izuel...................................  Director                  55
Alberto Cortina de Alcocer............................  Director                  54
Alejandro Junco de la Vega Elizondo...................  Director                  24
Francisco Moreno de Alboran y de Vierna...............  Director                  56
Nelson P. Sirotsky....................................  Director                  47
Bert C. Roberts, Jr...................................  Director                  57
John De Mol...........................................  Director                  45
Jose Maria Mas Millet.................................  Secretary and Director    46

     All of our directors, except for Messrs. Agut, Linares, Junco de la Vega, Roberts and de Mol were elected in 1999, with each director's term expiring in 2004. Messrs. Agut, Linares, Junco de la Vega, Roberts and De Mol were elected in 2000, with terms expiring in 2005. None of our directors serve on our board pursuant to any service contract. Telefonica Moviles, S.A. and Telefonica Data, S.A. have been elected as members of the Board of Directors, but have not yet accepted such positions.

BIOGRAPHIES OF DIRECTORS

     JOAQUIM AGUT BONSFILLS serves as Executive Chairman of our Board of Directors. From 1997 to August 2000, Mr. Agut served as president and chief executive officer of GE Power Controls. Prior to that time, he served as vice president and general manager of marketing and sales of GE Power Controls. Mr. Agut was also the GE national executive for Spain and Portugal and chairman of the Pan European GE Quality Council. In December 1999, he was named leader of the European Corporate Executive Council of General Electric, becoming General Electric's first executive in Europe.

     ABEL LINARES PALACIOS serves as Chief Executive Officer. From 1998 to 1999, Mr. Linares served as executive vice president of Telefonica Internacional USA, and during 1999 he served as chief executive officer of Telefonica Publicidad e Informacion, S.A. He has also held other positions within the Telefonica group, including president of Telefonica El Salvador, chief executive officer of Telefonica Central America and senior director of sales and customer services at Telefonica, S.A.

     CESAR ALIERTA LZUEL serves as a Director. On July 26, 2000, Mr. Alierta was named chairman of the board of directors of Telefonica, S.A. Mr. Alierta has served as president of Altadis, S.A. since its inception. He has also served as general manager of capital markets for Banco Urquijo, a director of the Madrid Stock Exchange and president of the Spanish Institute of Financial Analysts. Mr. Alierta also serves on the board of directors of Telefonica Internacional, S.A.

     ALBERTO CORTINA DE ALCOCER serves as a Director. Since 1997, Mr. Cortina has served as chief executive officer of Banco Zaragozano. He also serves on the board of directors of Telefonica, S.A., Telefonica Internacional, S.A., Telefonica Publicidad e Informacion, S.A., A.C. Hoteles and Autopista Vasco-Aragonesa C.E.S.A.

     ALEJANDRO JUNCO DE LA VEGA ELIZONDO serves as a Director. Mr. Junco de la Vega Elizondo is the director of the internet division of Grupo Reforma. From 1997 until 1999 he served in the executive development program of CEMEX (Cementos Mexicanos).

     FRANCISCO MORENO DE ALBORAN Y DE VIERNA serves as a Director. Mr. Alboran has served in various positions at McKinsey & Co., including as president of McKinsey's Spanish organization and a member of its board of directors. Mr. Alboran is also a member of the board of directors of Circulo de Empresarios.

     NELSON P. SIROTSKY serves as a Director. From 1985 to the present, he has served as chief executive officer of Grupo RBS. Since 1993 he has served on the boards of directors of Televisao Gaucha S.A. and RBS Participacoes S.A., and since 1995 he has served on the board of directors of Zero Hora Editora Jornalistica, S.A. and Radio Gaucha S.A.

     BERT C. ROBERTS, JR. serves as a Director. Mr. Roberts also serves as chairman of the board of directors of WorldCom. Mr. Roberts was a director of MCI until the merger of MCI and Worldcom in 1998. From 1992 until the merger, Mr. Roberts served as chairman of the board of directors of MCI. Mr. Roberts was chief executive officer of MCI from December 1991 to November 1996. Mr. Roberts is also a director of Telefonica, S.A., The News Corporation Limited, Valence Technology, Inc. and CAPCure.

     JOHN DE MOL serves as a Director. Since 1998 Mr. De Mol has served as the chairman of the executive board of Endemol Entertainment. He formed John De Mol Productions in 1979, which merged in 1994 with Joop van den Ende Productions to create Endemol Entertainment.

     JOSE MARIA MAS MILLET serves as a Director. From 1997 until the present, Mr. Mas has served as secretary of Telefonica, S.A. and as secretary of its board of directors. Prior to 1997, Mr. Mas practiced law in Spain. Since 1996, he has served on the board of directors of Caja de Ahorros de Valencia, Castellon y Alicante.

EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

     Our executive officers and senior management and their respective positions are as follows:

                                                                                     YEAR OF
NAME                                              POSITION                  AGE    APPOINTMENT
----                                              --------                  ---    -----------
Joaquim Agut Bonsfills.............  Executive Chairman                     46        2000
Abel Linares Palacios..............  Chief Executive Officer                39        2000
Juan Antonio Garcia-Urgeles
  Capdevilla.......................  Chief Operating Officer                39        2000
Antonio de Esteban Quintana........  Chief Financial Officer                37        1999
Antonio Botas......................  Chief Marketing Officer                36        1999
Luis Velo Puig-Duran...............  E-Commerce General Manager             39        2000
Cristina Lamana....................  General Counsel                        40        1999

                                                                                     YEAR OF
NAME                                              POSITION                  AGE    APPOINTMENT
----                                              --------                  ---    -----------
Carmen Casares.....................  Head of Human Resources and General    46        1999
                                     Services
Raul de la Cruz....................  Corporate Sales Director               34        1999
Ramon Ros..........................  Business Development and M&A           32        1999
                                     Director
Rafael Bonnelly....................  Content Director                       39        1999
Laura Abasolo......................  Planning Director and Controller       27        1999
Julian De Cabo Moreno..............  Spain General Manager                  37        2000
Silvia de Jesus....................  Brazil General Manager                 45        1999
Ines Maria Leopoldo................  Argentina General Manager              41        1999
Arturo Galvan......................  Mexico General Manager                 37        1999
Rainer Spitzer.....................  Peru General Manager                   39        1999
Jorge Martina Aste.................  Chile General Manager                  39        1999
Rolando Rosito Solares.............  Guatemala General Manager              32        1999
Manuel Bellod......................  United States General Manager          36        2000

     All of our executive officers and senior management serve at the discretion of the Board of Directors.

BIOGRAPHIES OF EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

     JUAN ANTONIO GARCIA-URGELES CAPDEVILLA serves as Chief Operating Officer. Mr. Garcia-Urgeles has served in different positions at Microsoft Iberica, among them as technical director for 5 years, marketing director for 4 years and corporate customer division general manager since 1999.

     ANTONIO DE ESTEBAN QUINTANA serves as our Chief Financial Officer. From 1998 until 1999, Mr. de Esteban served as director of sales for Spain and Portugal for Barclays Capital. From 1993 until 1998, he served as director of sales for derivatives products at Bankers Trust International PLC, where he was named managing director in 1997.

     ANTONIO BOTAS serves as our Chief Marketing Officer. From 1997 until September of 1999 Mr. Botas served as director and general manager of DoubleClick Iberoamerica. From 1995 until 1997 Mr. Botas served in a number of executive positions at Telefonica Publicidad e Informacion, S.A. including director of marketing. From 1991 to 1994 Mr. Botas served as marketing manager of the Royal Life Insurance Company.

     LUIS VELO PUIG-DURAN joined Terra Networks in January 2000 as E-Commerce General Manager. During the last five years Mr. Velo has developed his professional career within the Antena 3 TV Group, a Spanish Leading Private TV Channel, firstly as general manager of Antena 3 Directo (Direct TV Sales Company) and later on as general manager of Antena 3 Iniciativas Comerciales.

     CRISTINA LAMANA serves as General Counsel. Ms. Lamana has practiced law in her own private practice and at the international law firm of Baker & McKenzie. She has also served as general counsel for several multinational companies, including INDRA, S.A. from 1988 to 1992, the Ericsson group in Spain and Latin America from 1992 to 1998 and the Terra Networks group since 1999.

     CARMEN CASARES serves as Head of Human Resources and General Services. Mrs. Casares has served in different positions at the Telefonica group, among them as head of human resources for Telefonica de Espana for 10 years and sales director for small office/home office and residential for two years.

     RAUL DE LA CRUZ serves as Corporate Sales Director. Mr. de la Cruz served as sales director at Double Click Iberoamerica from 1997 to 1999, digital communications director at Clak Comunicaciones Integradas from 1996 to 1997 and in different positions at Ruiz Nicoli from 1995 to 1996.

     RAMON ROS serves as Business Development and M&A Director. From 1991 to 1992, Mr. Ros served in various positions at Banesto, including as portfolio manager and assistant director of the projects department. During 1993, Mr. Ros served as an assistant director at Sanofi Beaute -- Elf Aquitane Group. From 1993 to 1994, Mr. Ros served as assistant director to the investment products group at Banesto. From 1994 to 1999, Mr. Ros served as assistant director at Corporacion Industrial y Financiera de Banesto.

     RAFAEL BONNELLY serves as Content Director. From 1997 to 1999, Mr. Bonnelly served as vice-president of international business development at Total Sports, Inc. From 1992 to 1994, Mr. Bonnelly served as president and publisher at Inter-American Media Corp.

     LAURA ABASOLO serves as Planning Director and Controller. Mrs. Abasolo served at Goldman Sachs & Co. for four years in its M&A Department and at Middle Bank in its risk management department during 1994.

     JULIAN DE CABO MORENO serves as General Manager in Spain. From 1998 until 1999, Mr. De Cabo was vice president of e-commerce Spanish Association, and from 1994 until 1998, he served in various executive positions for companies in different industry sectors.

     SILVIA DE JESUS serves as the General Manager of Terra Networks Brazil. From 1996 until 1999, Ms. de Jesus served as the chief executive officer of Nutec lnformatica S.A., and from 1994 until 1996, served as the technology and communications director for Grupo RBS.

     INES MARIA LEOPOLDO serves as our General Manager in Argentina. From 1997 until 1999, Ms. Leopoldo served as systems and new media manager of La Nacion, a national Argentine newspaper. From 1993 until 1997, she served as director of business development for Telecom Argentina. Ms. Leopoldo served on the Board of Directors of Portfolio Personal S.A., the majority shareholder of La Nacion, in 1999.

     ARTURO GALVAN serves as the General Manager of Terra Networks Mexico S.A. de C.V. From 1988 until 1999, Mr. Galvan served as chief executive officer of Informacion Selectiva, S.A. de C.V. (Infosel).

     RAINER SPITZER serves as our General Manager in Peru. From 1998 until 1999, Mr. Spitzer served in various management positions for companies in the Telefonica group. From 1994 until 1998, he served in various management positions for Cantec, a telecommunications company, and served on its board of directors from 1997 until 1998.

     JORGE MARTINA ASTE serves as the General Manager of CTC Internet, S.A. From 1998 until 1999, Mr. Martina served as chief executive officer of CTC Internet, S.A. From 1996 until 1998, he served in various positions, including chief executive officer of Metropolis-Intercom, and from 1994 until 1995 served as chief financial officer for Intercom, S.A.

     ROLANDO ROSITO SOLARES serves as our General Manager in Guatemala. From 1996 until 1999, Mr. Rosito served in several executive positions at Infovia, S.A., including director of marketing and sales. From 1993 until 1996, Mr. Rosito served as general manager of Proteccion Electronica, S.A.

     MANUEL BELLOD serves as United States Country Manager. From 1990 until 1995, Mr. Bellod has served in different positions at Bankers Trust Company and Donaldson Lufkin & Jenrette always focused on Latin America and emerging markets.

COMPENSATION

     For the year ended December 31, 1999 the aggregate compensation of all of our current directors paid or accrued by us was E90 thousand. During the same period, the aggregate compensation of the current members of our executive committee and senior management paid or accrued was approximately E543 thousand.

BOARD PRACTICES

  COMMITTEES OF THE BOARD

     The board has established a delegate committee, an audit committee and a nominating and compensation committee in accordance with the recommendations set forth in the Code of Good Corporate Governance. Each of the audit committee and the nominating and compensation committee is required by board regulations to have a minimum of three and a maximum of five external directors. The following is a brief description of the committees of our Board of Directors.

  DELEGATE COMMITTEE

     The delegate committee has all of the powers of the Board of Directors other than those non-delegable powers pursuant to Spanish corporate law. The following directors serve on our delegate committee: Mr. Agut, Mr. Linares, Mr. Mas and Mr. Sirotsky.

  AUDIT COMMITTEE

     The audit committee is responsible for supervising corporate accounting and auditing, nominating our independent auditor and verifying our compliance with the Internal Regulations of Conduct in the Securities Markets. The following directors serve on our audit committee: Mr. Alierta, Mr. Junco de la Vega and Mr. Sirotsky. In particular, the audit committee:

     - proposes the appointment of the Auditor, the terms and conditions of its recruitment, the scope of its work, and the renewal or terminations of its mandate;

     - reviews the accounts of the company, monitors the fulfillment of all the legal requirements and the correct application of the generally accepted accounting principles and criteria suggested by the management of the company;

     - serves as the communication channel between the Board of Directors and the auditor, assesses the results of each audit carried out and mediates and arbitrates should differences arise between the Board of Directors and the auditor in connection with the principles and criteria applicable to the preparation of the financial statements;

     - reviews the adequacy and integrity of the internal control procedures followed in the preparation of the consolidated and individual accounts;

     - supervises the fulfilment of the audit contract and ensures that the opinion on the annual accounts and the main contents of the auditors report be drafted in clear and accurate way;

     - reviews the prospectuses, annual reports and interim financial information which the company must provide to the markets and its supervisory bodies; and

     - monitors the fulfilment of the Internal Conduct Code in the securities markets, of the Senior Executives Conduct Code and of the Internal Regulation of the Board of Directors.

  NOMINATING AND COMPENSATION COMMITTEE

     The nominating and compensation committee is responsible for nominating directors and periodically revising the board's compensation and approving any transaction with a significant shareholder. The following directors serve on our nominating and compensation committee: Mr. Alierta, Mr. Junco de la Vega and Mr. Sirotsky. In particular, the nominating and compensation committee:

     - issues reports on the proposals for the appointment of board members and senior executives of the company and of its subsidiaries;

     -  approves the remuneration of senior executives;

     -  determines the remuneration system for the Board of Directors; and

     -  issue reports on the incentive schemes.

EMPLOYEES

     As of June 30, 2000, we had 2,274 employees. The following table breaks down each category of employee by country in which we operate.

                                                      PRODUCT AND    PURCHASES
                           PLATFORM       TECHNICAL     SERVICE     AND CONTENT                                      FINANCE &
COUNTRY                (INFRASTRUCTURE)    SERVICE    DEVELOPMENT   DEVELOPMENT   MARKETING   SALES   E-COMMERCE   ADMINISTRATION
-------                ----------------   ---------   -----------   -----------   ---------   -----   ----------   --------------
Spain................         37              18            4            87           8         12        17             21
Brazil...............         24             220           25           140          12         91         0            253
Mexico...............        131             163           97            38          20        118        10            130
Chile................         15              11           16            18          12         21         0             28
Peru.................          6               3            5             7           6         12         0             13
Central America......          4              12            0            13           3          4         0             20
Argentina............          3               0            8            29           3          5         5             13
United States........          2               2            1            47           6         19         7             16
Uruguay..............          1               0            0             7           2          0         0              3
Venezuela............          5               0            0            11           0          0         0              3
Headquarters.........          0              19            0            23          17         10        12             91
                             ---             ---          ---           ---          --        ---        --            ---
Total................        227             448          156           420          89        292        51            591
                             ===             ===          ===           ===          ==        ===        ==            ===


COUNTRY                TOTAL
-------                -----
Spain................    204
Brazil...............    765
Mexico...............    707
Chile................    121
Peru.................     51
Central America......     56
Argentina............     66
United States........    100
Uruguay..............     13
Venezuela............     19
Headquarters.........    172
                       -----
Total................  2,274
                       =====

     From time to time, we employ independent contractors to support our research and development, marketing, sales and editorial departments. The average number of independent contractors we used during 1999 was 448. None of our personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.

SHARE OWNERSHIP

     At June 30, 2000, none of our directors or executive officers owned any of our ordinary shares except Nelson Pacheco Sirotsky who owned 60,000 shares, Alberto Cortina de Alcocer who owned 175 shares and Abel Linares Palacios who owned 125 shares.

     At June 30, 2000, our executive officers and senior management owned in the aggregate options to acquire 558,519 of our ordinary shares.

  EMPLOYEE STOCK OPTION PLAN

     In October 1999 we established an employee stock option plan that we expect will help us attract, retain and motivate talented employees. We have allocated 14 million ordinary shares for distribution under this plan, which represented 5% of our capital stock on a fully diluted basis as of December 31, 1999.

     We have transferred to one or more banks at book value most of the plan shares. The banks have granted options to us to purchase these plan shares at book value. We will exercise those options to meet our obligation to our employees under the plan.

     As of June 8, 2000, we had granted 3,203,246 options under this plan. These options have the following features:

Exercise price............................  E11.81
Vesting...................................  One-third of the employee's options can be exercised each year beginning 2 years
                                            after the date the options are granted
Transferability...........................  None
Continuing employment requirement.........  Employee must maintain employment continuously from date the option is
                                            granted until option is exercised
Exercise/our settlement options...........  Upon exercise of an option, we can elect to deliver to the employee either:
                                            -  one ordinary share; or
                                            -  a cash amount equal to the
                                            then-current market price of the share
                                               less the exercise price, less
                                               applicable taxes
Expiration date...........................  March 1, 2004

     At our general shareholders' meeting on June 8, 2000, our shareholders authorized our board of directors to modify the terms of our employee stock option plan. Under new terms approved by our board of directors, options granted after June 8, 2000 have exercise prices based on the market price of our shares during a reference period prior to the date the options are granted. In addition, such options vest over a four-year period with 25% of the options exercisable each year beginning one year after the date the options are granted. All of the other features of the options remain as described above.

     Under U.S. GAAP, at the date that the options are committed to be released to our employees, we will recognize compensation expense for the difference between the fair value of the stock and the exercise price of the option. The entire amount of the difference will be recognized at the date that the options are committed to be released to our employees, because our employees will not forfeit the options if they discontinue their employment with us.

PRINCIPAL SHAREHOLDERS

     As of June 22, 2000, according to the information available in the public registers of the Spanish National Securities Market Commission, beneficial owners of 5% or more of our voting stock were as follows:

                                                                                  NUMBER OF     PERCENT OF
TITLE OF CLASS                                    IDENTITY OF PERSON OR GROUP      SHARES         CLASS
--------------                                    ---------------------------    -----------    ----------
Ordinary........................................  Telefonica, S.A.               186,595,585       66.6(1)
Ordinary........................................  Bidasoa, B.V.(2)                16,417,420        5.9

---------------
(1) Parent company-only. Other Telefonica group companies owned an additional approximately 1.9% of our ordinary shares at January 5, 2000. Telefonica, S.A.'s interest in Terra Networks was approximately 69.5% immediately following consummation of the rights offering.

(2)  Formerly the owner of Infosel, our Mexican ISP and portal.

     Our majority shareholders have the same voting rights as all of our other holders of ordinary shares.

     As of December 31, 1999, holders with registered addresses in the United States owned an aggregate of approximately 2 million of our ordinary shares, representing approximately 1% of the ordinary shares issued and outstanding. As of that date, members of Telefonica's board of directors did not own any of our ordinary shares.

     We expect that Telefonica's interest in us will decline to between approximately 33.6% and 43.5% (between 34.4% and 44.5% including 100% of the shares expected to be owned by affiliates of Telefonica) as a result of the Lycos transaction.

RELATED PARTY TRANSACTIONS

  ONGOING RELATIONSHIPS WITH MEMBERS OF THE TELEFONICA GROUP

     We have entered into or expect to enter into a number of agreements and relationships with other members of the Telefonica group relating to services that these companies will provide to us and that we will provide to them. It is our policy to ensure that the terms of these arrangements are at least as favorable to us as we could obtain in an arm's-length transaction between non-affiliated parties, and, whenever possible in light of legal or regulatory constraints, that we obtain services on a preferential or most-favored-customer basis.

  TRAFFIC-INDUCEMENT FEES

     We entered into an agreement with Telefonica Data Espana, S.A. in October 1999 under which Telefonica Data has agreed to pay us traffic-inducement fees for usage of Telefonica Data's network generated by customers of our Spanish ISP. The contract has an initial term of one year. Total fees earned by us will be calculated from a fee schedule based on the total number of monthly minutes. Telefonica Data will be required to pay equivalent traffic-inducement fees to other ISPs in Spain. In addition, we entered into traffic-inducement agreements with affiliates of Telefonica, S.A. in Guatemala and El Salvador in August 2000, with effect from May and July 2000, respectively. We will earn traffic-inducement fees under these agreements based on the total number of minutes consumed. Please see "-- Managements' Discussion and Analysis of Results of Operations and Financial Condition -- Revenues".

  OTHER RELATIONSHIPS

     -  Telefonica Data Espana, S.A. -- we lease circuits from Telefonica Data.

     - Telefonica Media, S.A. -- we obtain content from this company and are jointly pursuing interactive access through their various distribution platforms. In addition, Telefonica Media, S.A. has agreed, to the extent permitted by Spanish law, and subject to market conditions to consider us as a preferred provider of internet access services to Telefonica Media. We also work with Telefonica Media to provide services relating to the development of interactive television and wide-band contents.

     - Telefonica Moviles, S.A. -- we will be considered by Telefonica Moviles, S.A., to the extent permitted by Spanish law, and subject to market conditions, as a preferred provider of content for its internet related services. We have developed the content for Telefonica Moviles' wireless application protocol, or WAP, portal, Oleada. In addition, we and Telefonica Moviles have established a wireless joint venture to be 49%-owned by Terra and 51%-owned by Telefonica Moviles to operate mobile internet portals accessible from wireless devices.

     - Telefonica Internacional, S.A. -- TISA is the holding company for the Telefonica group's international assets. TISA has agreed to use its best efforts to cause all Telefonica group companies to treat us as a preferred provider of internet access services and content, subject to market conditions.

     - Telefonica Publicidad e Informacion, S.A. -- TPI publishes yellow pages directories. We will jointly pursue the development of internet-related businesses in Spain.

     - Telefonica Cable, S.A. -- we provide Telefonica Cable with a service that allows it to provide internet access to its customers. We will earn revenues based on the number of Telefonica Cable customers who subscribe. Telefonica Cable has agreed, to the extent permitted by Spanish law and subject to market conditions, to consider us as a preferred provider of internet related services.

     - Telefonica y Finanzas, S.A. -- we obtain cash management services from this company.

     - Telefonica de Espana, S.A. -- we distribute our internet access product through Telefonica de Espana's network of stores throughout Spain.

     -  Estratel, S.A. -- we obtain help-desk services from this company.

     - Atento Holding Telecomunicaciones -- we outsource some of our call center function to this company.

     Certain Transactions

     The most significant services that we purchase from other members of the Telefonica group consist of communications and related services that we use to provide our internet access and portal services in Spain, Peru and Chile. Expenses relating to these services were E11.3 million in 1999, E3.5 million in 1998 and E790 thousand in 1997.

OTHER AGREEMENTS

  AGREEMENTS WITH BERTELSMANN AG

     On May 16, 2000, the following agreements and letters of intent were signed:

     - Strategic alliance among Lycos, Inc., Terra Networks and Bertelsmann AG for the first and second years from the date the combination between Lycos, Inc. and Terra Networks is effective. During such years, Bertelsmann is obliged to pay $325 million for services to be performed during such period.

     - Strategic alliance among Lycos, Inc., Terra Networks, Telefonica, S.A. and Bertelsmann AG for the third, fourth and fifth years after the date the combination between Lycos, Inc. and Terra Networks is effective. During such period, Bertelsmann will purchase up to $675 million of services. Telefonica has agreed to purchase, if necessary, any portion of those services that Bertelsmann does not buy, up to $675 million.

     - Letter of intent regarding the possible acquisition by Terra Networks of Bertelsmann AG's approximately 20% stake in Lycos Europe, S.A.

     - Letter of intent regarding the potential formation of one or more joint venture companies in which Bertelsmann AG would hold a 75% or more stake and Terra Networks up to a 25% stake. Such joint venture companies would be formed for the sale and purchase of books and products over web sites in Spain, Portugal and countries in Latin America under the trademark BOL.

 ESTADO GROUP

     On April 20, 2000, Terra Networks Brasil, S.A. and Terra Networks signed an agreement with the Estado Group under which the Estado Group agreed to supply us with content over five years for distribution on specified websites in Brazil and outside of Brazil. In return, the Estado Group will receive payments of $15.0 million in each of the first year (2000) through fourth year (2003) of the agreement and $8.0 million in the fifth year.

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                                    PART SIX

                            INFORMATION ABOUT LYCOS

     In this Part Six, "Lycos," "we," "us" and "our" refers to Lycos, Inc., and its consolidated subsidiaries and "common stock" refers to Lycos' common stock, par value $0.01 per share.

OVERVIEW

     Lycos is a global media company operating one of the internet's leading networks of separately branded websites. The Lycos Network is one of the most visited online destinations in the world, generating more than 148 million page views per day. According to a May 2000 Media Metrix report, our network of branded websites contains three of the twenty most visited U.S. destinations on the world-wide web. The Lycos Network enables users to quickly access and retrieve information, communicate with other internet users, easily establish online communities and engage in commerce. Our popular websites provide a broad offering of integrated content and services, attracting users into the Lycos Network through multiple points of entry and creating a large and diverse audience. During May 2000, according to Media Metrix, we reached more than 32 million unique users.

     The Lycos Network provides an attractive medium for advertisers, who can tailor their offerings to reach our large and diverse audience by advertising across the Lycos Network or toward narrower demographic segments by advertising in a specific site or content area. The Lycos Network has attracted a wide variety of advertisers, including Dell, Intel, General Motors, American Airlines, Bell Atlantic, Motorola, Johnson & Johnson, OfficeMax and Sears. Our large audience and distinctly branded sites also appeal to large and small e-commerce merchants. We facilitate e-commerce in two key ways. First, we integrate the product and service offerings from merchant partners directly into our search, navigation and content offerings. Second, through our LYCOShop, we offer an online shopping marketplace that enables users to easily purchase a broad variety of goods and services without leaving our sites.

     We use our recognized brands and internet operating expertise to create appealing country-specific content and service offerings for internet users around the world, either independently or through joint ventures with local media and technology companies. We currently offer country-specific versions of our Lycos search and navigation service and other selected network services in Argentina, Belgium, Brazil, Canada, Chile, China, Colombia, Denmark, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, The Netherlands, Norway, Peru, The Philippines, Singapore, South Korea, Spain, Sweden, Switzerland, Taiwan, the United Kingdom and Venezuela. Through the expansion of the Lycos products and services into these markets, we believe we have established our position as a global internet leader.

THE LYCOS NETWORK

     The Lycos Network attracts a broad demographic base of internet users through independently branded websites, each of which seeks to address different interests and needs. Although users typically access the Lycos Network for specific content through one of our separately branded sites, they are encouraged to remain in the Lycos Network by the breadth of our offerings and the easy navigation amongst our sites. The Lycos Network is primarily composed of the following websites:

    lycos.com -- a comprehensive portal which offers search and directory accompanied by deep vertical content.

    hotbot.com -- a sophisticated search service that provides users the ability to perform advanced web searches.

    tripod.com -- a personal publishing community, featuring quality user-generated content created through easy to use homepage building tools for beginners and experienced users.

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    angelfire.com -- a personal publishing community, similar to Tripod, but with a focus on a younger age group.

    whowhere.com -- a home address, e-mail address and telephone number directory that assists users in locating individuals worldwide.

    mailcity.com -- a web-based e-mail service that offers users a personalized e-mail account accessible from any computer with an internet connection.

    matchmaker.com -- an online dating service.

    quote.com -- a broad-based financial site that provides financial market data such as stock and mutual fund quotes, news and research.

    sonique.com -- a website featuring our proprietary music player, which allows our users to download and listen to various audio formats.

    gamesville.com -- an interactive gaming site featuring virtual card games, trivia quizzes and traditional games such as bingo.

    Wired News -- located at Wired.com -- a daily news service offering reporting and analysis of technology trends.

    LYCOShop -- located at Shop.Lycos.com -- an online consumer marketplace offering products from a wide variety of retailers.

    LYCOS Zone -- located at Lycoszone.com -- a premier site offering children's educational and entertainment content.

     We encourage users to remain within the Lycos Network through the use of links, promotions, shared content and banner advertisements that feature other Lycos Network properties. For example, when a user conducts a search using the Lycos.com search service, we offer the user the opportunity to perform the same search using our HotBot service with one click. Through integration and cross-promotion of the Lycos Network of websites, we intend to increase the frequency and length of user visits.

     We believe that our network strategy enables Lycos to appeal to a large and an increasingly diverse internet audience. As a result, the Lycos Network provides an attractive medium for advertisers who seek to perform broad or targeted advertising as well as for online merchants. Between January 1998, the month before Lycos formally launched its network strategy with its acquisition of Tripod, and May 2000, Lycos' reach in the U.S. grew from approximately 14% of home users and 22% of users at work to approximately 41.5% of total U.S. online users, according to Media Metrix.

PRODUCTS AND SERVICES

     Lycos offers a comprehensive suite of online products and services. Our principal offerings are described below.

  PREMIER NAVIGATION FUNCTIONALITY

     Lycos offers our users the ability to quickly and easily find and access text, audio, video and other rich media content on the web. Lycos' primary navigation products include:

     Search. We offer two general search services -- HotBot and Lycos Search. HotBot is designed for a sophisticated user while Lycos Search appeals to a mainstream user. Since many users enter the internet through search services, Lycos and HotBot generate a significant portion of the Lycos Network traffic. HotBot has received many industry awards for its search service, including "Best Search Engine" by US News & World Report (November 1999) and "Editor's Choice Search Engine (1999)" by PC Magazine. In addition, in November 1999 HotBot was selected as the favorite search
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service of internet users surveyed by the Wall Street Journal and in May 2000
HotBot was selected as the leading search site by Forbes magazine. We also offer our users Lycos Rich Media Search, which enables them to find, download and listen to various music, audio and video formats (such as MP3).

     Guides and Directories. Lycos provides its users with an easy-to-use framework to efficiently explore the internet through a series of guides and directories. Lycos' topic-based WebGuides provide categorized areas of interest that enable users to browse through related information. We also offer a version of AOL's Open Directory, which is a collection of websites organized by volunteer editors who have significant interest and expertise in the topics to which they contribute. The Open Directory compiles highly relevant links in an easy to navigate database.

     Reference Services. Lycos provides a suite of products for its users to locate other individuals, businesses, products and places. WhoWhere?, a home address, e-mail address and telephone number directory, assists users in locating individuals worldwide. Other principal reference services offered by Lycos include a yellow pages product, which allows users to locate businesses throughout the United States by searching according to category, business name, business address or keyword; Lycos Classifieds, which gives users a convenient way to find where to buy and sell goods and services online; and Lycos RoadMaps, which allows users to obtain driving directions and maps to virtually any street address in the United States.

  CONTENT AND INFORMATION RESOURCES

     Lycos provides a variety of content offerings throughout the Lycos Network, such as:

     Games. We own and operate Gamesville.com, one of the leading online gaming sites. According to Media Metrix, in May 2000, the Gamesville.com site ranked first among the top 500 U.S. websites in average usage at approximately 18 minutes per day. The Gamesville.com offering supplements our existing menu of games which includes various board, card and other traditional games. Gamesville.com offers users the opportunity to win cash and other prizes competing in virtual card games, trivia quizzes and other traditional games, such as bingo. There is no fee for playing these games, and no money is wagered.

     Music. Lycos has created a comprehensive group of products in the music category, under the brand Lycos Music (music.lycos.com). These products include an MP3 search engine, a 35 channel radio network broadcast over the internet, a catalog of sound files created by independent bands, an audio player that downloads various music and audio formats, and news and information from Rolling Stone and Billboard. We have augmented these products with other relevant offerings, such as free homepages on which artists can publish their songs and fans can publish fanpages. We also offer our Sonique music player, which allows users to download and listen to various music and audio formats.

     Personal Finance. Lycos owns and operates Quote.com, a leading personal finance content site. Lycos provides users with finance and investing tools through both its Quote.com site and through Lycos Investing (lycos.investing.com). Quote.com and Lycos Investing provide users with stock quotes, charts, news, research and analysis, as well as the ability to create and maintain information on a personal portfolio of stocks, all without charge. In addition, Quote.com offers users premium services, including streaming real time stock quotes, for a fee.

     Kids. LycosZone (lycos.zone.com) provides a unique collection of products, content and services for children. We believe LycosZone has rapidly become one of the most popular websites targeted to children. The offerings include age-specific games, educational tools and special sections for parents and teachers. LycosZone provides links to a large number of national and local educational and information resources geared to children of all ages. LycosZone users are protected by our proprietary SearchGuard online filter, which blocks out potentially inappropriate content.

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     Technology.  Lycos offers daily, in-depth news and analysis of the technology industry and its impact on business, culture and politics through our Wired News and HotWired (hotwired.lycos.com) services. These services keep users informed on the latest developments and trends across a broad range of technology topics. In addition, our Webmonkey (webmonkey.com) offering provides a wide array of tutorials on web technology for both amateur and professional website developers.

     Health. In collaboration with Healtheon/WebMD, Lycos Health WebGuide (webmd.lycos.com) provides a comprehensive health resource. This WebGuide provides medical reference tools and a full-range of information about healthy living, including medical news, health tips, chats with medical experts and specialized communities to help users stay informed about various health issues.

  PERSONALIZATION

     Through MyLycos, we provide users with the opportunity to personalize their Lycos experience. MyLycos delivers a personalized version of the Lycos service, including features such as news, weather, stock quotes, sports scores, horoscopes, lottery results, local television listings and website reviews, all tailored by each individual to his or her preferences. We believe MyLycos provides a value-added service to our users that increases their overall use and duration of visits to the Lycos Network.

  ONLINE COMMUNITY PRODUCTS

     Lycos provides a number of services to allow its users to create and actively manage communities around topics that interest them. Lycos believes that users who become involved with Lycos online community products and services are more likely to return to those sites in the future. Consequently, Lycos seeks to develop an active, loyal user base by building significant community features into the Lycos Network through the following online products:

     Personal Publishing. Through its Angelfire and Tripod services, which together comprise one of the web's largest online communities, Lycos offers users the online publishing tools necessary to create and publish their own personal homepages. The simplest pages can be created and published in minutes, yet the tools provided allow a user, without any programming skills, to create a "professional-looking" site that incorporates photos, images, graphics, audio and video files, and a guestbook. Through what are commonly known as "affiliate programs", users also can create links to e-commerce sites and earn credit towards purchases by referring visitors to those e-commerce sites.

     Clubs. Lycos Clubs (clubs.lycos.com) offers users the ability to create their own topic-based clubs enhanced by features such as instant messaging, e-mail, paging, chat and photo albums that are seamlessly integrated into each club. Instead of leaving a club to use these features, club members can instantly communicate from within the club. A creator of a club can open the club to the general public or can restrict access to a particular group of users by requiring a password.

     E-mail/Instant Messaging. Through our MailCity product, Lycos offers users a free, personalized web-based e-mail account which can be accessed from any computer with an internet connection. Since MailCity users do not need to change their e-mail addresses when they move or change internet service providers, the same e-mail address can be used indefinitely. In addition, in an alliance with AOL, we launched the Lycos Instant Messenger service (messenger.lycos.com), enabling Lycos users to communicate instantly with each other and with AOL members.

     Chat and Bulletin Boards. Lycos offers users the opportunity to participate in online chat sessions, in which users can interact, in real time, with multiple users from all over the world. Lycos Chat (chat.lycos.com) regularly features hosted chats with celebrities and experts on topics of interest to Lycos users. Lycos Bulletin Board (boards.lycos.com) allows users to post messages to existing message threads or create a new thread by posting a message on a topic or topics of the user's choice.

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  ADVERTISING REVENUE

     According to Forrester Research, worldwide online advertising revenue is expected to grow from $3.3 billion in 1999 to $33.1 billion in 2004. The large and diverse audience reach of the Lycos Network, combined with our ability to segment and target that audience, provides advertisers with an attractive platform to promote their goods and services. The wide variety of content and services available on the Lycos Network enables advertisers to focus their promotional efforts on the Lycos Network sites most relevant to their product or service offerings. Lycos advises customers on advertisement placement and design, enabling them to develop and monitor their advertisements for effectiveness. To facilitate these services, Lycos provides advertisers with online reports showing impressions (an impression is a one-on-one view of an advertisement by the end user) and the number of times users "click through" an advertisement to visit the advertiser's site.

     We generate advertising revenue primarily by placing banner advertisements and sponsorship links on the web pages that are displayed on the Lycos Network. From each advertisement, a viewer can link directly to the advertiser's website, thus affording the advertiser the opportunity to interact directly with a potential customer. Our advertising contracts generally have a term of one to twelve months. Advertising contracts are sold primarily as:

     - a site-based or network-based contract under which a customer is guaranteed a number of impressions placed throughout a particular site or the entire Lycos Network; or

     - contracts targeted to a particular audience or user, either in connection with one of our topical WebGuides or in connection with specified word searches (for example, when "automobile" is searched, an automotive or car manufacturer advertisement appears).

     We employ a direct sales force to address the new and evolving requirements of the internet advertising market. We have hired the majority of our sales force from the advertising industry because we believe that an experienced sales force is critical to initiate and maintain relationships with advertisers and advertising agencies. Lycos employs advertising sales personnel in Atlanta, Boston, Chicago, Dallas, Los Angeles, New York, Miami, Philadelphia and San Francisco.

  ELECTRONIC COMMERCE REVENUE

     International Data Corporation estimates that revenues from e-commerce will grow from $50.4 billion in 1998 to $1.3 trillion in 2003. According to a 1999 study by CBS Marketwatch, 78% of all online users search and navigate the web for product and service information while 36% of all online users search and navigate the web with a specific intent to buy. With the Lycos Network generating more than 148 million page views per day in May 2000, Lycos represents an attractive e-commerce platform. Lycos provides opportunities for our users to purchase products and services throughout the Lycos Network both by integrating commerce opportunities into contextually relevant placements on the Lycos Network sites and through our online marketplace, LYCOShop.

  LYCOS NETWORK E-COMMERCE ACTIVITIES

     We believe that integrating e-commerce opportunities into the Lycos Network search and navigation services provides an easy and useful shopping experience for our users. Specifically, we integrate the opportunity to purchase related products and services into the results of commerce-related searches performed by our users. In addition, we provide certain merchant partners with prominent positioning for their product or service offering in appropriate sites within the Lycos Network. In return, Lycos generally receives a fixed fee and a share of the related e-commerce revenue.

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     Our e-commerce agreements typically have one to three year terms. In some instances, we have entered into exclusive sponsorship arrangements for certain commercial categories. Our e-commerce relationships include agreements with the following companies:

     Apartments.com -- provides users with the ability to find and post listings for rental apartments.

     AT&T -- provides Lycos users with an ability to purchase telecommunication services over the internet.

     Autoweb.com -- provides users with the ability to purchase automobiles and receive related information online.

  LYCOSHOP

     In October 1999, we launched LYCOShop, an online marketplace offering thousands of products and services from a wide variety of brand name retailers and small specialty stores, including: LL Bean, Coach and Clinique. In addition to online retailing, LYCOShop also provides our participating merchants and users with the ability to conduct online auctions and list classified advertisements for products and services. LYCOShop provides its users with valuable services, including product reviews and search, navigation and community at each stage in the buying cycle so that shoppers can research their buying options, discuss products and services with other consumers and compare product and price features prior to making a purchase. LYCOShop provides telephonic customer support to augment online support and provides users with a rewards program to increase customer loyalty. During the holiday season in 1999 (Thanksgiving to Christmas), the number of unique users on LYCOShop was 450 percent greater than our shopping traffic during the same period in 1998.

     For participating merchants, LYCOShop features a sophisticated store-building product that permits large and small retailers to create and maintain online stores, accept credit card purchases, track sales, and also sell their products through auctions and classifieds. Lycos generates revenue from LYCOShop through merchant site hosting fees, slotting fees and by charging merchants a percentage of each transaction's value. Our participating merchants provide fulfillment and distribution services for LYCOShop.

ACQUISITIONS AND STRATEGIC ALLIANCES

     We pursue acquisitions and alliances with strategic partners in order to increase the number of visitors to the Lycos Network, the frequency with which our users visit the Lycos Network and the amount of time they spend on the Lycos Network each visit.

  RECENT ACQUISITIONS

     We have continued to expand our product and service offerings and audience reach by acquiring businesses, technologies, content and services. Since February 1998, we have completed nine acquisitions, including the following acquisitions which we completed since December 1999:

     Quote.com. Quote.com provides information, tools and trading capabilities to independent investors, including financial news, stock quotes and research. Among the tools offered on the Quote.com website are "QCharts", a Windows-based real-time market analysis and transaction tool that gives users the ability to set up their own "trading workstation" by enabling them to open multiple charts and portfolio sheets all updating automatically in one window of their computer screen. Quote.com significantly enhances Lycos' financial content offering and provides Lycos with high-quality products, content and functions in a widely used area within the Lycos Network.

     Gamesville.com. Gamesville.com is a leading interactive entertainment community where members compete for prizes by playing multi-player real-time games. The Gamesville.com acquisition complements Lycos' strategic goal of keeping users in the Lycos Network for longer

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periods of time. Additionally, because Gamesville.com is a registration-based service, Gamesville.com delivers state-of-the-art, one-to-one targeted database marketing solutions to brand name advertisers.

     Valent Software. Valent is a leading provider of infrastructure and tools to link online clubs. Valent's NetClubs powers Lycos Clubs, a core community service within the Lycos Network. The acquisition of Valent is intended to expand the role of community offerings across the Lycos Network.

     Metrosplash, Inc. On July 31, 2000 we acquired Metrosplash, Inc. for approximately $45 million in cash. Metrosplash, Inc. operates the matchmaker.com website which provides online dating services. We continuously identify and evaluate potential acquisition candidates and in many cases engage in discussions and negotiations regarding potential acquisitions. We currently have no other agreements with respect to any proposed acquisitions.

  STRATEGIC ALLIANCES

     To increase traffic to the Lycos Network, enhance the functionality of our products and services and extend the Lycos brand, we seek to enter into strategic relationships with business partners who offer content, distribution and technology capabilities as well as marketing and cross-promotional opportunities. To date, we have more than 350 alliances with a variety of companies. Examples of our strategic alliances include:

  CONTENT

     Healtheon/WebMD -- Through our agreement with Healtheon/WebMD, we provide our users a comprehensive suite of health-related information. This information has been incorporated within the existing Lycos Network websites and is co-branded with Healtheon/WebMD.

     Rolling Stone -- We have an agreement that allows us to incorporate content from Rolling Stone, including artist reviews, into Lycos Music. This content is co-branded, with both the Rolling Stone and Lycos brands prominently featured.

     Business Week -- Business Week provides us with business-related content that is displayed on a co-branded version of the Business Week site, which is linked to contextually relevant pages of the Lycos Network. The content includes information about investing, finance, human resources, company research, and sales and marketing.

  DISTRIBUTION

     Computer Manufacturers and Software Developers. Lycos' products and services are a default offering on software such as IBM's Lotus Notes, and hardware such as IBM's Aptiva and Thinkpad computers.

     Internet Service Providers (ISPs) -- We have agreements with a number of ISPs, including RCN and its subsidiaries, JavaNet, UltraNet, Erols, StarPower and AT&T, under which Lycos is a default offering on their homepages.

     AOL/Netscape -- Lycos has been designated as a "Premier Provider" of search and navigation services accessible from the "Net Search" button on the Netscape browser. AOL/Netscape will commit search exposures during the term of the Netscape Agreement to Lycos' search services in exchange for a per-impression payment by Lycos based on the actual number of exposures delivered to Lycos by AOL/Netscape.

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  TECHNOLOGY

     Fast Search & Transfer -- We have an agreement with Fast Search & Transfer that allows us access to their state-of-the-art search technology. We have incorporated this technology with our existing search technology to provide an even more robust search product.

     LYCOShop -- We have entered into agreements with a number of companies, including Open Market, Verio, Fairmarket, NetPerceptions, ePinions and NetCentives, to use their underlying technology for our LYCOShop e-commerce initiative. These technologies enable store building, transaction processing, auctions, value-based comparisons, a recommendation engine, product reviews and the Lycos Rewards program. Our partners typically receive a commission from us on LYCOShop sales in exchange for use of their technology.

     Ericsson -- We are currently developing, in conjunction with Ericsson, wireless.lycos.com, a website that will enable subscribers to view content through Short Message Service and Wireless Access Protocol cellular phones. This service will be co-marketed with Ericsson to wireless carriers with the goal of making it the default offering for mobile users by offering personalized services such as stock quotes, news and messaging capabilities.

STRATEGIC INVESTMENTS

     Lycos has made direct strategic investments or received warrants in privately-held internet services companies whose products are integrated into the Lycos Network. Some of the companies in which we have made investments include:

     - FairMarket, a provider of auctions to business merchants and web communities;

     - Bidder's Edge, a provider of tools and services that enable online auction users to easily and automatically find similar items from multiple online auctions;

     - Frictionless Commerce, a developer of comparison shopping technologies that take into account options such as price, product features, brand reputation and delivery time;

     - iCOMS, a provider of engineering, operational and merchant support for e-commerce services;

     - FAST Search and Transfer, a leading internet search technology provider based in Oslo, Norway; and

     - net Shopper.com, a reverse auction site providing for consumer goods and services.

     We have also made investments in Mail.com (which completed its initial public offering in June 1999), PlanetAll (which was acquired by Amazon.com in August 1998) and Wit Capital (which completed its initial public offering in June 1999 and is now known as Wit Soundview Group).

INTERNATIONAL EXPANSION

     We believe the international markets will be a significant part of the internet base in the future. According to International Data Corporation, internet users outside the United States will increase from 79.4 million in 1998 to 325.5 million in 2003, a compound annual growth rate of approximately 33%. We often seek to broaden our offerings of localized versions of our products and services to users outside the United States by partnering with prominent local media and technology companies. These arrangements are designed to leverage our brands, technology and internet operating expertise with their promotional, marketing and sales strengths with the goal of reducing the time to market and costs associated with our global expansion. In addition, our partners provide local expertise and infrastructure, localized content and financing.

     We believe we have established our position as a global internet leader. We currently offer 50 localized sites in 22 countries, primarily consisting of localized versions of the Lycos search and

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navigation service, the Tripod community service and the MailCity e-mail service. By creating sites in native languages with local content and partnering with prominent local companies, we believe that we can improve the experience for internet users in their own countries.

     Our current international operations are:

     Lycos Europe. In May 1997, we entered into a joint venture agreement with Bertelsmann Internet Services to create localized versions of the Lycos search and navigation throughout Europe. Lycos subsequently licensed its Angelfire, Tripod, Hotbot, Sonique and MyLycos properties to Lycos Europe. This joint venture, named Lycos Europe, is owned 43.86% by Lycos. Our joint venture partners, who collectively own 43.86% of Lycos Europe, are Bertelsmann Internet Holding GmbH, Christoph Mohn Investment Holding GmbH and Fireball Internet GmbH. The remainder of Lycos Europe's shares are held by the public and were issued pursuant to an initial public offering of Lycos Europe's shares which was completed in March 2000. Lycos Europe currently operates localized versions of the Lycos.com and Tripod sites in Belgium, Denmark, France, Germany, Ireland, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. On May 16, 2000 Terra Networks entered into a letter of intent regarding Terra Networks' possible acquisition of Bertelsmann's approximately 20% interest in Lycos Europe.

     On September 21, 2000, Lycos Europe signed an agreement to acquire all of the outstanding share capital of Spray Network N.V. in exchange for the issuance of 84,300,000 shares of Lycos Europe. Spray Network N.V. is a private company incorporated in the Netherlands and operates an internet new media company that offers a branded network of media, commerce and communication products and services throughout Europe. Under the terms of the agreement, Lycos Europe also may issue up to an additional 10,000,000 shares to certain Spray Network N.V. shareholders in exchange for cash consideration of E100 million. As a result of the transaction, Spray Network N.V. shareholders will own approximately 29.26% of Lycos Europe's outstanding share capital and Lycos' equity ownership in Lycos Europe will be reduced from 43.86% to 31.03% of Lycos Europe's outstanding share capital assuming the issuance of 94,300,000 shares.

     Lycos Japan. In March 1998, we established Lycos Japan KK as the basis for a joint venture to promote and operate a Japanese version of the Tripod and MailCity websites. Our joint venture partners are Sumitomo Corporation, one of the largest companies in Japan, Internet Initiative Japan, one of Japan's largest internet service providers, and Kadokawa, a major Japanese publisher. Lycos beneficially owns approximately 45% of the joint venture.

     Lycos Korea. In March 1999, we established Lycos Korea to promote localized versions of the Lycos and Tripod websites. Our joint venture partner is Mirae Corporation, a prominent South Korean high-technology company. Lycos and Mirae each own 44.82% of the joint venture with the remainder held by certain minority shareholders.

     Lycos Asia. In September 1999, we established Lycos Asia to promote localized versions of the Lycos and Tripod websites in more than 10 countries in Asia, including Singapore, China, Taiwan, India and Malaysia. Our joint venture partner is Singapore Telecommunications, and we each own 50% of the joint venture. Lycos Singapore was launched in December 1999 and currently operates localized versions of the Lycos.com websites in China, Malaysia, and Singapore.

     Lycos Americas. In October 1999, we launched localized versions of the Lycos and Tripod websites in Argentina, Brazil, Chile, Colombia, Mexico, Peru and Venezuela as well as a United States-based Spanish language version of the Lycos and Tripod websites. These sites are currently owned entirely by us.

     Sympatico-Lycos. In February 2000, we launched Sympatico-Lycos, Inc., a Canadian company, to promote localized versions of the Lycos web site, Tripod and MailCity. Lycos' joint venture partner is Bell Actimedia, a prominent online communications company in Canada. Lycos owns 29% of the joint venture.

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  LYCOS VENTURES

     In July 1999, we formed Lycos Ventures, a $75 million venture capital fund, in conjunction with Bear Stearns, Mellon Ventures, Sumitomo Corporation, Vulcan Ventures and others to make early stage investments in companies involved in e-commerce, online media or internet technology. We have committed to invest up to $25 million of the $75 million fund. To date, this fund has made investments in several companies, including LifeMinders, FogDog Sports, Conducent Technologies, Planet Feedback, Brainbench, Timesoft, Online Choice, Oyohats and Shopexpert.

  LYCOSLABS

     In January 2000, we formed LycosLabs, a full service business incubator that offers early stage financing and strategy, marketing and business development services to emerging companies and entrepreneurs.

  MARKETING AND BRANDING

     We support the Lycos Network globally through an integrated marketing and branding strategy that includes advertising, public relations and promotions. Our plan is designed to increase awareness of the Lycos brand, enhance loyalty and increase usage of the Lycos Network. We believe that continuing to enhance our brand name recognition is important to attract new users. We seek to differentiate our offerings by giving them a personality, principally through our mascot, "Lycos", the black Labrador retriever, and our "Go Get It" slogan. Our advertising emphasizes that using the Lycos Network is fast, friendly and fun. Our marketing efforts seek to create a Lycos brand that is consistent in all of the countries in which we operate.

     We advertise both online and through traditional media, such as broadcast and cable television, local radio, consumer and trade magazines, newspapers and billboards. We are also extending the Lycos brand name by promoting our products and services through other media, such as books, movies and videos. Our online advertising includes banner advertisements throughout the Lycos Network and across many other sites on the internet. In addition, we promote each of the sites within the Lycos Network both by creating hyperlinks among the member sites and through banner promotion within the Lycos Network. We have also promoted the Lycos brand through non-traditional marketing channels, including:

     - professional sports sponsorships, such as sponsorships of a NASCAR racing team, and an NFL and NHL team, Major League Indoor Soccer, NCAA basketball games and an America's Cup yacht, and hosting special event sites such as golf's 2000 USOpen.com and football's 1999 Superbowl.com; and

     - co-branded and cross-promotions with various packaged good companies, retail outlets and media companies such as Universal Studios.

     We also enter into strategic alliances with companies such as Fidelity and Intel that include co-branded cross-promotions designed to generate off-line media exposure.

OPERATIONS AND TECHNOLOGY

     We use a combination of proprietary and licensed technology to provide our users with search and navigation services and capabilities that differentiate the user experience of the Lycos Network from that of our competitors. Our proprietary technologies include search technology, MyLycos personal page, SearchGuard online filter and Tripod and Angelfire personal publishing tools. Through third parties, we license technologies such as search, directory services, advertisement serving, commerce transaction processing, online product reviews and value-based comparisons.

     The Lycos search and indexing technology was originally developed at Carnegie Mellon University. In June 1995, Lycos entered into a license agreement with Carnegie Mellon University

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pursuant to which Carnegie Mellon University granted Lycos a perpetual, worldwide right to use and sub-license the Lycos search and indexing technology and other intellectual property rights, including the "Lycos" trademark and the domain name lycos.com. Carnegie Mellon University has been issued a patent in the United States relating to Lycos' search and indexing technology.

     Most of our technological infrastructure operations are provided to us by third parties. Exodus Communications hosts our servers and provides network redundancy. Our outsourcing relationships have allowed us to grow quickly and have reduced the costs associated with staffing and equipment.

  RESEARCH AND DEVELOPMENT

     We focus our efforts both on developing our internal technologies and integrating the technologies of our partners. We continue to develop proprietary technologies that differentiate the Lycos user experience (such as MyLycos), tools that strengthen the relationship between our sites (such as universal registration) and methods of improving targeted advertising and e-commerce on the Lycos Network. We are also working with partners to distribute our content over broadband and wireless networks.

  COMPETITION

     The market for internet products and services, advertising and e-commerce is highly competitive. Lycos believes the principal competitive factors in this market are name recognition, quality of content and commerce offerings, site performance, ease of use, features and quality of support.

     A number of companies currently offer competitive products in our target markets. The primary competitors of our products and services are other companies providing online services and include About.com, Amazon.com, AOL, Ask Jeeves, Buy.com, CMGi's AltaVista, Disney's GO Network, DealTime, Excite@Home, FortuneCity, GoTo.com, Go2.net, Google, Infospace, Looksmart, Microsoft's MSN, mySimon, NBCi (including Snap and Xoom), CBS StoreRunner, theGlobe.com and Yahoo!. In addition, a number of companies offering internet products and services, including direct competitors of Lycos, recently have begun to integrate multiple features within the products and services they offer to consumers. These competitors have integrated competing products and services through internal development, acquisitions, joint ventures and licensing arrangements.

  EMPLOYEES

     As of May 31, 2000, Lycos' U.S. operations employed 902 persons, including 419 in sales and marketing, 359 in research and development, product development and service operations and 124 in finance and administrative functions. Lycos also employs 48 independent contractors for software development, documentation, artistic design and editorial reviews. In addition, our international joint ventures employ an additional 545 persons in Europe and Asia. None of our employees is represented by a labor union, and Lycos considers its employee relations to be good.

  PROPERTIES

     Lycos' corporate headquarters is located in Waltham, Massachusetts. We also have principal operating offices in New York City and San Francisco. We also maintain sales offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, Miami, New York, Philadelphia and San Francisco. We expect that we will need additional space as we continue to expand our business and believe that we will be able to obtain additional space as needed on commercially reasonable terms.

     Lycos maintains substantially all of its computer systems in the California, New Jersey and Massachusetts sites of Exodus Communications. Lycos' operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins or other similar events. Furthermore, despite the

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implementation of network security measures by Lycos, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our products and services which could adversely impact our ability to operate our business.

LEGAL PROCEEDINGS

     In November 1999 and July 2000, Fleming W. Reynolds, Sr., Trustee of AIWF Trust, a former shareholder of WiseWire Corporation, filed related lawsuits in the Court of Common Pleas of Allegheny County, Pennsylvania against WiseWire, representatives of former shareholders of WiseWire, and Lycos, as WiseWire's alleged successor in interest. In these lawsuits subsequently consolidated, Reynolds alleged that pursuant to a 1996 subscription agreement between AIWF Trust and WiseWire, AIWF Trust was entitled to 2,500,000 shares of WiseWire common stock instead of the 25,000 shares it received. AIWF Trust seeks the equivalent of 2,500,000 shares of WiseWire common stock in Lycos common stock, which amounts to approximately 748,000 shares of Lycos common stock. Lycos believes that the allegations in these complaints are without merit and intends to contest them vigorously. In August 2000, Reynolds, as Trustee of AIWF Trust, filed a separate lawsuit in Chancery Court, Sussex County, Delaware, seeking a declaration that AIWF Trust is entitled to 748,000 shares of Lycos and an injunction of the combination with Terra Networks until a determination regarding its shares has been made. Lycos believes that the allegations in this complaint are without merit and intends to contest them vigorously. Lycos filed a counterclaim for a determination of the number of shares to which AIWF Trust is entitled. The Chancery Court has set trial for this matter for October 2000. In addition, Lycos has asserted a claim against the escrow deposit created in connection with Lycos' acquisition of WiseWire, which currently contains approximately 329,000 shares of Lycos common stock.

     In February 1999, we announced our intention to enter into a transaction with USA Networks, Inc. and certain affiliated companies pursuant to which, among other things, Lycos would have been merged into a subsidiary of USA Networks. In May 1999, the parties to the proposed transaction terminated the merger by mutual agreement.

     Prior to such termination, eight purported class action lawsuits were filed in the Court of Chancery for the State of Delaware in and for New Castle County, by shareholders of Lycos allegedly on behalf of all common stockholders of Lycos. The complaints request, among other things, that the proposed transaction be enjoined or that rescissionary damages be awarded to the purported class and that plaintiffs be awarded all costs and fees, including attorneys' fees. Although the proposed merger has since been terminated, the suits have not been dismissed. We believe that the allegations in the complaints are without merit and intend to contest them vigorously.

     Also prior to the termination of the proposed merger, a series of purported securities class action lawsuits were filed in the United States District Court for the District of Massachusetts. The suits, which have since been consolidated, allege, among other claims, violations of United States Federal securities law through alleged misrepresentations and omissions relating to the announced transaction with USA Networks. The consolidated complaint seeks an unspecified award of damages. We believe that the allegations in the consolidated complaint are without merit and intend to contest them vigorously. A motion to dismiss the consolidated complaint is pending.

     In July 2000, Lycos filed a lawsuit in Superior Court for Middlesex County, Commonwealth of Massachusetts, against TJ Motorsports, Inc. (d/b/a Tyler Jet Motorsports), Burl Outlaw and ISM Motorsports Corp. seeking a declaratory judgment that Lycos had fulfilled all its contractual obligations in connection with a sponsorship agreement between Lycos and TJ Motorsports, the owner and operator of a NASCAR Winston cup race car. Subsequently, in July 2000, Tyler Jet, L.L.C. (an entity allegedly related to TJ Motorsports) and TeamXtreme Racing, L.L.C. filed suit against Lycos in United States District Court for the Eastern District of Texas, Lufkin Division, seeking damages for breach of contract and fraudulent inducement in connection with the above-

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referenced sponsorship agreement and an earlier sponsorship agreement between
TeamXtreme Racing and Lycos. Plaintiffs in the Texas action seek actual damages of $15 million and punitive damages of $100 million. Lycos believes that plaintiffs allegations in the Texas action are without merit and intends to contest them vigorously.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this proxy statement/prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and elsewhere in this proxy statement/prospectus. You should read the following discussion of our financial condition and results of operations together with our consolidated financial statements and the related notes and "Part One -- Summary Selected Historical Lycos Financial Data" included elsewhere in this prospectus/proxy statement.

YEAR ENDED JULY 31, 2000 COMPARED TO YEAR ENDED JULY 31, 1999

     Results of Operations

     Total Revenues. Total revenues for the year ended July 31, 2000 increased $152.5 million, or 110%, to $291.0 million versus $138.5 million for the year ended July 31, 1999 as a result of growth in the number of advertisers. As of July 31, 2000, deferred revenues increased to $128.1 million, compared to $120.0 million at July 31, 1999, attributable to advertising contracts and guaranteed commitments under license and electronic commerce agreements for which there are significant obligations of Lycos remaining.

     Advertising Revenues. Advertising revenues increased $95.2 million, or 99%, to $191.7 for the year ended July 31, 2000, representing 66% of total revenues, as compared to advertising revenues of $96.5 million for the year ended July 31, 1999, which represented 70% of total revenues. The increase in advertising revenue was attributable to:

     -  an increase in the number of advertisers; and

     -  an increase in the average size and length of advertising contracts.

     We currently derive a substantial portion of our revenues from the sale of advertisements on our websites, primarily through banner advertisements and sponsorships. Advertising contracts are primarily sold as:

     - a "run of site" contract under which a customer is guaranteed a number of impressions;

     - a "key word" contract in which a customer purchases the right to advertise in connection with specified word searches; or

     - a "targeted" contract where the customer purchases a specified number of impressions in one of the targeted categories or on a specified page or service.

     Electronic Commerce and Other Revenues. Electronic commerce and other revenues increased $57.2 million, or 136%, to $99.3 million for the year ended July 31, 2000, representing 34% of total revenues, as compared to electronic commerce and other revenues of $42.1 million for the year ended July 31, 1999, which represented 30% of total revenues. The increase in electronic commerce and other revenues is attributable primarily to the addition of several new partners including, among others, FirstUSA Bank, WebMD, Lifeminders, American Greetings, AutoWeb, Fidelity, Anyday.com and Evoke.

     Electronic commerce revenues are derived principally from "slotting fees" paid for selective positioning and promotion within our suite of products as well as from royalties from the sale of goods and services from our websites. Electronic commerce revenues are generally recognized upon

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delivery of services provided that no significant Lycos obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, we defer such revenue until those obligations are satisfied.

     Cost of Revenues. Cost of revenues increased $23.5 million, or 80%, to $52.8 million for the year ended July 31, 2000, representing 18% of total revenues, as compared to cost of revenues of $29.3 million for the year ended July 31, 1999, which represented 21% of total revenues. Cost of revenues consist primarily of expenses associated with the ongoing maintenance and support of our products and services, including compensation, consulting fees, equipment costs, networking and other related indirect costs. The percentage decrease in cost of revenues is attributable to operational synergies achieved through the integration of our various acquisitions.

     Operating expenses

     Research and Development. Research and development expenses increased $20.4 million, or 76%, to $47.4 million for the year ended July 31, 2000, representing 16% of total revenues, as compared to research and development expenses of $27.0 million for the year ended July 31, 1999, which represented 19% of total revenues. Research and development expenses consist primarily of equipment and salary costs. The percentage decrease is attributable to economies of scale achieved through the integration of our various acquisitions. The overall increase in research and development expenses was primarily due to increased engineering staffing to continue to develop and enhance our expanded product offerings.

     With the exception of acquired technology, all research and development costs have been expensed as incurred. We believe that significant investments in research and development are required to remain competitive. As a consequence, we expect to continue to commit substantial resources to research and development in the future.

     Sales and Marketing. Sales and marketing expenses increased $69.5 million, or 88%, to $148.8 million for the year ended July 31, 2000, representing 51% of total revenues, as compared to sales and marketing expenses of $79.3 million for the year ended July 31, 1999, which represented 57% of total revenues. Sales and marketing expenses consist primarily of compensation, advertising, public relations, trade shows, travel and costs of marketing literature. The spending increases were due to the following:

     -  the addition of sales and marketing personnel;

     -  increased commissions associated with higher sales; and

     - increased expenses relating to our advertising, marketing and public relations campaign.

     The percentage decrease is attributable to economies of scale achieved through the integration of our various acquisitions. We expect continued increases in sales and marketing expenses in future periods.

     General and Administrative. General and administrative expenses increased $14.3 million, or 81%, to $31.8 million for the year ended July 31, 2000, representing 11% of total revenues, as compared to general and administrative expenses of $17.5 million for the year ended July 31, 1999, which represented 13% of total revenues. General and administrative expenses consist primarily of compensation, rent expenses and fees for professional services. The increases in spending were primarily due to the expansion of our corporate infrastructure, including the addition of finance and administrative personnel and increased costs for professional services. General and administrative expenses include non-recurring charges of $4.0 million for the year ended July 31, 2000. The non-recurring charges consist primarily of legal, investment banker and accounting fees associated with the initial public offering of Lycos Europe in March 2000 and the acquisition of Gamesville.com in December 1999.

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     Amortization of Intangible Assets.  Amortization of intangible assets increased $81.7 million, or 156%, to $134.1 million for the year ended July 31, 2000 versus $52.4 million for the year ended July 31, 1999. The increase is attributable to increased amortization related to developed technology and goodwill and other intangible assets recorded upon the acquisitions of Wired Ventures, Internet Music Distribution, Inc., Quote.com and Valent.

     Interest Income, net. Interest income increased $17.1 million, or 273%, to $23.4 million for the year ended July 31, 2000, as compared to interest income of $6.3 million for the year ended July 31, 1999. Interest income is generated from investment of our cash equivalents. Interest expense was not significant in either period. The increase in interest income reflects the investment of higher cash and cash equivalent balances as a result of our secondary stock offering in January 2000.

     Equity Share of Losses in Affiliates. Our equity share of losses from Lycos Europe were approximately $24.1 million for the year ended July 31, 2000. Our equity share of losses from Lycos Japan were approximately $6.2 million and $1.0 million for the years ended July 31, 2000 and 1999, respectively. Our equity share of losses from Lycos Asia, which was established during 2000, were approximately $4.9 million for the year ended July 31, 2000. Equity losses from Lycos Korea and Lycos Canada were insignificant for the year ended July 31, 2000. Our joint ventures are accounted for under the equity method of accounting.

     We recognized equity income in Lycos Ventures of approximately $2.9 million for the year ended July 31, 2000. The equity income in Lycos Ventures reflects unrealized gains recorded by Lycos Ventures as a result of public offerings and changes in quoted trading prices by certain investees of the Lycos Ventures venture capital fund.

     Gain on Sale of Investments. During March 2000, Lycos Europe completed an initial public offering on the German Neuer Markt stock exchange which raised approximately $625 million, net of offering costs. As a result of the offering, Lycos' percentage ownership in Lycos Europe was reduced to approximately 43.8% from 50% and Lycos recognized a one-time gain of $270 million. At July 31, 2000 our carrying value of Lycos Europe, which is recorded in investments on the balance sheet, was $246 million. The fair value of our investment in Lycos Europe, based on the quoted trading price, was approximately $766 million at July 31, 2000.

     Income Taxes. Our effective income tax rate has been established after adjustment for amortization of intangible assets and certain other items which are not deductible for tax purposes. The provision for income taxes relates primarily to deferred taxes recorded on the gain from the initial public offering of Lycos Europe, as discussed above.

     Liquidity and Capital Resources

     At July 31, 2000, we had cash and cash equivalents of $640.1 million. We regularly invest excess funds in short-term money market funds, government securities and commercial paper.

     We generated cash from operations of $53 million during the year ended July 31, 2000, due primarily to increases in accrued expenses related to the timing of payments and improved collections on electronic commerce and other receivable.

     We used cash in investing activities of $108.6 million during the year ended July 31, 2000, due primarily to a $14.5 million loan to Lycos Japan, a $25 million investment in Lycos Asia, a $21.8 million investment in AutoWeb, a $5 million investment in Driveway Corporation, a $2.9 million investment in Lycos Ventures, a $1.4 million investment in Trellix, $3 million of costs paid in connection with our acquisition of Quote.com, $32 million paid in connection with our acquisition of Metrosplash and $3.4 million in capital expenditures of property and equipment.

     We generated cash from financing activities of approximately $529 million during the year ended July 31, 2000, due primarily to proceeds of $455.6 million received by us from the issuance of

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6,163,000 shares of common stock in connection with a secondary offering completed in January 2000 and $84.6 million received by us from the exercise of employee stock options.

     As of July 31, 2000, we had deferred revenues of $128.1 million representing fees to be earned in the future on noncancelable electronic commerce agreements. The increase was due to additional electronic commerce agreements with guaranteed minimums.

     We currently believe that available funds and cash flows expected to be generated by operations, if any, will be sufficient to fund our working capital and capital expenditures requirements for at least the next year. Thereafter, we may need to raise additional funds. We may need to raise additional funds sooner in order to:

     -  fund more rapid expansion;

     -  develop new or enhanced products and services;

     -  respond to competitive pressures; or

     -  acquire complementary businesses or technologies.

     There can be no assurance that additional financing will be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance products or services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business, results of operations or financial condition.

     Business Combinations

     Acquisition of Metrosplash, Inc. On June 20, 2000, Lycos entered into an agreement to acquire Metrosplash, Inc. ("Metrosplash"), owner of Matchmaker.com, a leading personal classifieds site. On July 31, 2000, Lycos completed the acquisition and Metrosplash became a wholly-owned subsidiary of Lycos. As a result, all outstanding shares of common stock and preferred stock of Metrosplash were purchased by Lycos for cash plus the assumption of debt for approximately $45 million. Additionally, we converted certain outstanding Metrosplash stock options into 29,401 Lycos options.

     The acquisition of Metrosplash was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Metrosplash will be included with those of Lycos for periods subsequent to the date of acquisition.

     Acquisition of Quote.com, Inc. On September 2, 1999, we entered into an agreement and plan of merger with Quote.com, Inc., in a stock-for-stock transaction. On December 6, 1999 Lycos completed the closing of the merger, and Quote.com became a wholly-owned subsidiary of Lycos. As a result, all outstanding shares of common stock and preferred stock of Quote.com were converted into an aggregate 1,346,630 shares of common stock of Lycos. Additionally, we converted all outstanding Quote.com stock options and warrants into approximately 239,000 Lycos options and warrants.

     The acquisition of Quote.com was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Quote.com are included with those of Lycos for periods subsequent to the date of acquisition.

     Acquisition of Valent Software Corporation, Inc. In December 1998, we entered into an agreement with Valent Software Corporation pursuant to which we invested $2 million of cash in Valent Software Corporation. In exchange for the $2 million, we received 191,667 shares of Valent Software Corporation Series C Preferred Stock representing approximately a 16.7% interest in Valent Software Corporation and an option to acquire all of the remaining outstanding capital shares of

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Valent Software Corporation. Valent Software Corporation provides the infrastructure and tools to link online clubs.

     In January 2000, we exercised our option to acquire all of the remaining outstanding capital shares of Valent Software Corporation. On February 2, 2000, we completed the closing of the merger and Valent Software Corporation became a wholly-owned subsidiary of Lycos. As a result, all outstanding shares of common stock and preferred stock of Valent Software Corporation were converted into an aggregate 564,045 shares of common stock of Lycos. Additionally, we converted all outstanding Valent Software Corporation stock options and warrants into 40,129 Lycos options and warrants.

     The acquisition of Valent Software Corporation was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Valent Software Corporation are included with those of Lycos for periods subsequent to the date of acquisition.

     Investments

     Joint Venture with Bell ActiMedia. In February 2000, we announced the formation of a new internet joint venture in Canada, "Sympatico-Lycos", to provide expanded internet resources for the business-to-consumer marketplace in Canada. Under the terms of the agreement, Bell ActiMedia will contribute $25 million in cash and certain on-line assets, including internet portal Sympatico. Lycos' ownership in the joint venture is 29%. Lycos will also contribute its technologies and brands in exchange for a royalty, which is based on certain milestones achieved by Sympatico-Lycos. Separately, Bell ActiMedia and Lycos signed a $40 million three-year distribution agreement under which Bell ActiMedia products and services will be promoted to users who access the Lycos Network from Canada.

     Investment in AutoWeb. In April 2000, we entered into an agreement with AutoWeb, Inc. pursuant to which we purchased 3,035,025 shares of AutoWeb for $21.8 million in cash. The investment represents an approximate 10% ownership in AutoWeb and was based on quoted trading prices of AutoWeb's common stock. At the same time, we entered into a four year strategic alliance to build and jointly operate a new on-line automotive channel and deliver marketing and e-commerce opportunities to the auto industry. Based on AutoWeb's closing traded market price of $1.94 on July 31, 2000, our investment in AutoWeb was valued at $5.9 million, and accordingly, we recorded a $9.5 million unrecognized loss, net of tax, as a component of other comprehensive income.

YEAR ENDED JULY 31, 1999 COMPARED TO YEAR ENDED JULY 31, 1998

     Results of Operations

     Revenues. Total revenues for the year ended July 31, 1999 increased $81.4 million, or 142%, to $138.5 million from $57.1 million for the year ended July 31, 1998, primarily as a result of the growth in the number and size of advertising contracts as well as an increase in the number and value of electronic commerce agreements.

     Advertising Revenues. Advertising revenues increased $53.6 million, or 125%, to $96.5 million for the year ended July 31, 1999, representing 70% of total revenues. For the year ended July 31, 1998, advertising revenues were $42.9 million, representing 75% of total revenues. The increase in advertising revenue was attributable primarily to an increase in the number of advertisers as well as growth in the average contract size and value.

     Electronic Commerce and Other Revenues. Electronic commerce and other revenues increased $27.8 million, or 194%, to $42.1 million for the year ended July 31, 1999, representing 30% of total revenues. For the year ended July 31, 1998, electronic commerce and other revenues were $14.3 million, representing 25% of total revenues. For the year ended July 31, 1999, the increase in electronic commerce and other revenues was attributable primarily to the addition of

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several new partners during the year, including, among others, Microsoft, Fleet
Bank, WebMD and First USA Bank.

     Cost of Revenues. Cost of revenues increased $16.5 million, or 129%, to $29.3 million for the year ended July 31, 1999, representing 21% of total revenues. Cost of revenues for the year ended July 31, 1998 were $12.8 million, representing 22% of total revenues. The overall increase in the cost of revenues was primarily due to increased usage of our services. We expect increases in the cost of revenues as demand for our product offerings increases.

     Operating Expenses

     Research and Development. Research and development expenses increased $17.2 million, or 177%, to $27.0 million for the year ended July 31, 1999, representing 19% of total revenues. For the year ended July 31, 1998, research and development expenses were $9.7 million, or 17%, of total revenues. The overall increase in research and development expenses was primarily due to increased engineering staffing to continue to develop and enhance our product offerings.

     In-process research and development. During 1998, we initiated a strategy of purchasing selected technologies as opposed to developing the products internally, in an effort to enhance the speed with which we could bring new product offerings to market. From February 1998 through July 1998, we purchased two such technologies of significance: homepage building tools from Tripod in February 1998 and automated directory services from WiseWire in April 1998. Each of these companies was in an early stage of development, had yet to develop any significant revenue streams and had devoted most of its efforts to date to the development of new technologies for the internet. As a result of acquisitions during 1998, we recorded an in-process research and development charge of $17.3 million during the fiscal year ended July 31, 1998, representing the purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use.

     Subsequent to the end of our 1998 fiscal year, we continued our acquisition strategy. However, whereas the previous acquisitions focused on purchasing technologies, the addition of WhoWhere? in August 1998 and Wired Ventures in June 1999 centered around adding new users as well as a suite of more established products and services to our product offerings. This change in focus was part of our strategic initiative to change our focus from technology to a mass market media focus.

     The following is a description of each of our acquisitions, including a summary of all major in-process research and development projects at the time of acquisition. The technologies described below for each acquisition have been determined to be in-process research and development assets. These technologies had not reached a state of technological feasibility as of the acquisition date, nor did they exhibit any alternative future use or uses as determined by our management.

     Tripod

     We acquired Tripod on February 12, 1998 for total purchase consideration of $61.4 million. The portion of the purchase price allocated to in-process research and development was $7.2 million, or approximately 12% of the total purchase price. At the acquisition date, Tripod's major in-process project was the development of an advanced Home Page Building (HPB) technology and related web site management infrastructure to integrate and support this new HPB technology. The objective of the project was to develop and package a community building technology product that could be licensed to other companies to build and manage their own community-oriented sites. The new HPB technology was designed to build everything from simple web pages to complex websites. Beyond the basic technology, the in-process HPB technology would offer two important features: plug-ins and templates. Plug-ins provide new interactive software tools to homepage builders without altering the basic HPB technology. For instance, plug-ins can enable users to easily add games, quizzes, electronic commerce capabilities and other interactive elements to their homepages. The HPB

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technology will also provide multiple template types, allowing a user to fill in a web form and build an electronic brochure without learning the HTML programming language.

     At the date of acquisition, we estimated that completion of the HPB technology product would be accomplished by May 31, 1998. The initial development effort to create a licensable HPB technology product had commenced in June 1997. The major obstacles to launching the products were:

     - completing software development;

     - integrating the various components into a functional online system;

     - completing the Application Programming Interface (API); and

     - developing a user interface.

     At the acquisition date, the new HPB technology product had not reached a completed prototype stage and beta testing had not yet commenced. The project was delayed due to unexpected technical difficulty in completing software development, integrating and packaging the technology and creating a new user interface that performed in a live production environment. At the acquisition date, approximately 24 man-months of effort had been invested in the HPB project and related development. An additional 12 man-months of effort was necessary to complete the project in September 1998. At the time of our purchase, the project was approximately 67% complete.

     WiseWire

     We acquired WiseWire on April 30, 1998 for a total purchase price of $39.4 million. The portion of the purchase price allocated to in-process research and development was $9.1 million, or approximately 23% of the total purchase price. The theoretical concepts underlying WiseWire's technology were conceived at Carnegie Mellon's Artificial Intelligence Labs. The WiseWire technology is generally described by management as "super personalization through adaptive machine learning techniques". Despite four years of development at Carnegie Mellon University and another three years at WiseWire, the primary components of the technology still had not yet reached a state of technological feasibility as of the acquisition date.

     At the acquisition date, WiseWire was developing two primary product lines:
WiseWire Community Directory, aimed at the consumer user and those websites that seek to attract high volumes of consumers; and WiseWire for Web Sites/WiseWire Professional for the corporate intranet market segment.

     The Community Directory was intended to enable clients to utilize WiseWire's machine learning and collaborative filtering technology to rapidly deploy a full-featured directory of internet, Net News, product descriptions, and proprietary content. WiseWire Community Directory product automatically creates and manages the entire directory structure, thereby eliminating the need for large editorial support. The directory is intended to be dynamic in that it is constantly changing and being updated with new material independent of actions by an editorial staff. Over time, the content will change and reflect the needs and interests of the community of users. At the acquisition date, a prototype of this product was being used to power the Web Guides on the Lycos Network; however, it was estimated that only about one-third of the technology's long-term intended performance capability and functionality was being utilized. Although a subset of the Community Directory technology was developed and was functioning on the Lycos Network in a limited capacity, approximately two-thirds of its intended performance capability and feature set was still in development at the acquisition date.

     At the acquisition date, approximately 36 man-months of effort had been invested in the project and it was estimated that the Community Directory R&D project would be completed within three to four months. Thus, at the time of our purchase, the project was estimated to be approximately 90% complete.
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     In addition to the Community Directory, WiseWire was developing two other components of its product line as part of an expanded offering to the corporate, rather than consumer, user:

     - WiseWire for Web Sites: The WiseWire for Web Sites product will allow companies to easily integrate the WiseWire technology into their existing web site, offering direct links to continuously updated, real-time information specific to their business objectives. WiseWire uses artificial intelligence to search the broadest variety of online content tailored to the topics that their users have defined. Sources include hundreds of online newspapers and periodicals, web pages, online discussion groups, news wire feeds, and Lycos' proprietary content. Since the WiseWire technology is interactive, users of the site contribute to the evolution and quality of the information.

     - WiseWire Professional: The WiseWire Professional product provides a low-cost, high-value tool for personalizing a company's view of the internet.

     - WiseWire technology easily integrates with our existing online network to give their employees high-quality information while blocking content that is not applicable or is recreational in nature.

     At the acquisition date, working prototypes of these products were in the testing and debugging phase. Significant technological advancements regarding portability of the technology to a client's site and scalability for high volume environments had yet to be resolved. In addition, many of the usability enhancements described below needed to be integrated with the products so that customers could actually use the product as designed without our continuous intervention and support.

     At the acquisition date, it was estimated that the WiseWire for Web Sites and WiseWire Professional technology projects would be completed within three to six months, depending on resource availability, at a tax adjusted cost of $600,000.

     The WiseWire in-process technology projects were completed by December
1998.

     In projecting the net earnings attributable to the in-process research and development projects, management estimated revenues, revenue growth rates, operating expenses, income taxes, and the costs associated with the utilization of working capital and other complementary assets. These estimates are based on the following assumptions:

     Projections of revenue growth over a five-year forecast period are based on management's estimates of market potential that are supported by independent industry data regarding the internet. Tripod generated revenues of approximately $350,000 in 1996 and $900,000 in 1997. WiseWire generated revenues of $4,346 in fiscal year 1996 and $8,647 in fiscal year 1997. Both Tripod and WiseWire were development stage enterprises when acquired by Lycos. Because of the absence of meaningful historical revenues for Tripod and WiseWire, management projected revenues for the initial year of the forecast period based on its assessment of future market potential and each company's ability to successfully launch its new product offerings. After the initial year of the five-year forecast period, revenues were predicted to grow at rates comparable to the growth of internet users and online activity and the impact such growth would have on internet advertising and electronic commerce. For Tripod, forecasted annual growth rates range from 133% in 1999 to 39% in the fifth year of the projection period. For WiseWire, forecasted annual growth rates range from a high of 200% in 2001 and then decline to an annual rate of 97% in the fifth year of the forecast.

     Forecasted operating expenses were estimated at 70% of revenues for both Tripod and WiseWire. Income taxes were estimated at a provisional rate of 40%. The estimated after tax margin as a percentage of revenue of 18% is consistent with future industry expectations for businesses operating in this segment of the internet marketplace. The 70% rate is consistent with a convergence of the industry averages evident in the computer, software and telecommunications industries. We
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believe that the 70% rate takes into account ongoing maintenance and research and development costs typically associated with software technologies, as well as the costs to integrate the products into the Lycos Network. As a result of a 70% operating expense ratio, pre-tax income is 30% and after tax income is 18%, assuming a 40% tax rate. We believe that an 18% profit margin is reasonable and consistent with industry expectations.

     The return on working capital and other assets necessary to support the growth of each company has been estimated so as to derive an income stream specifically attributable to the in-process technology. Net working capital requirements have been estimated at 15% of revenues. The 8% rate applied to working capital reflects the long term expectation for interest rates for working capital loans. The projected return on working capital is based upon a market rate of return of 8%, or 4.8% on an after-tax basis. Tangible assets have been estimated based upon the level of tangible assets currently deployed in each business and upon anticipated capital expenditures for normal asset replacement. The tangible asset base required to support Tripod's R&D activities is estimated at approximately $1.0 million over the 5-year forecast period. The tangible asset base required to support WiseWire's R&D activities is estimated at approximately $920,000 over the 5-year forecast period. The 12% interest rate applied to fixed assets reflects the long term lending rate expectation for financing the purchase of equipment. The projected return on tangible assets is based upon a market rate of return estimate of 12%, or 7.2% on an after-tax basis.

     The calculated weighted average cost of capital (WACC) is approximately 16%. The 16% rate was based upon an analysis of the WACC for publicly traded companies within the same industry. The WACC calculation produces the average required rate of return of an investment in an operating enterprise. The required rate of return for working capital and tangible assets would generally be lower than the WACC given the fact that less risk is associated with such assets. As stated above, management estimates an 8% return on working capital and a 12% return on tangible assets. For intangible assets that reflect a considerably higher degree of risk, such as in-process technology, a rate range of 25.2% to 28.8% has been utilized depending on the relevant risk of the earnings stream associated with the technology. The risk rates used to calculate the present value of the earnings streams relating to in-process research and development are approximately 20% higher than the rates used for valuing the developed technology. We believe that this additional increment in the discount rate accounts for the additional risks involved in completing the project and gaining customer acceptance.

     If actual results differ significantly from the above assumptions, we may be adversely affected in future periods. In addition, the value of other assets acquired may become impaired.

     Sales and Marketing. Sales and marketing expenses increased $44.1 million, or 125%, to $79.3 million for the year ended July 31, 1999, representing 57% of total revenues. For the year ended July 31, 1998, sales and marketing expenses were $35.3 million, representing 62% of total revenues. The spending increases were due to the following:

     -  the addition of sales and marketing personnel;

     -  increased commissions associated with higher sales; and

     - increased expenses associated with our expanded advertising, marketing and public relations campaign.

     Sales and marketing expenses also includes the cost of our premier provider agreements with Netscape and Microsoft, which totaled $17.6 million and $4.3 million in the fiscal years ended July 31, 1999 and 1998, respectively.

     General and Administrative. General and administrative expenses increased $11.6 million, or 198%, to $17.5 million for the year ended July 31, 1999, representing 13% of total revenues. For the year ended July 31, 1998, general and administrative expenses were $5.9 million, representing 10%
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of total revenues. Included in general and administrative expenses for the year ended July 31, 1999 are non-recurring expenses of $4.2 million related to the terminated USA Networks acquisition, as well as expenses associated with the consolidation of our Pittsburgh offices. Excluding these costs, general and administrative costs increased $7.5 million, or 127%, to $13.3 million for the year ended July 31, 1999, representing 10% of total revenues. Net of these non-recurring charges, the increases in spending were primarily due to the expansion of our corporate infrastructure, including the addition of finance and administrative personnel and increased costs for professional services.

     Amortization of Intangible Assets. Amortization of intangible assets increased $44.8 million, or 589%, to $52.4 million for the year ended July 31, 1999, representing 38% of revenues. For the year ended July 31, 1998, amortization of intangible assets was $7.6 million, representing 13% of total revenues. The increase is attributable to increased amortization related to intangible assets recorded upon the acquisitions of WhoWhere?, Wired Ventures, and Internet Music Distribution. We amortize intangible assets recorded upon the acquisitions over a five-year period. We believe that our use of a five-year amortization period is appropriate based on the following factors:

     - Independently, none of these companies held leadership positions in the web search, navigation, or e-commerce markets.

     - The internet industry has very low barriers of entry for companies offering competing services to these companies.

     - Each company acquired was less than five years old and had a history of operating losses.

     - Industry practice has demonstrated certain technology companies utilizing amortization periods of three to five years.

     - The determination of the useful life of goodwill and other intangible assets requires a significant amount of judgment on the part of management.

     Interest Income. Interest income increased $3.2 million, or 106%, to $6.3 million for the year ended July 31, 1999, representing 5% of total revenues. Interest income was approximately $3.1 million for the year ended July 31, 1998, representing 5% of total revenues. Interest income was derived primarily from the investment of the net proceeds received upon the closing of our public offerings of common stock in April 1996 and June 1998, as well as acquired cash.

     Other income, net. Other income, net for the year ended July 31, 1999, consists of a $10.1 million gain on sale of equity securities, net of a $1.4 million loss in our equity share of losses in affiliates.

     Income Taxes. As of July 31, 1999, we had approximately $151 million in Federal and state net operating loss carryforwards. The Federal net operating losses will expire beginning in 2004 if not utilized. The state net operating losses will expire beginning in 2004 if not utilized. A portion or all of the net operating loss carryforwards which can be utilized in any year may be limited by changes in our ownership, pursuant to Section 382 of the U.S. Internal Revenue Code and similar statutes.

     Acquisitions

     WhoWhere?. On August 13, 1998, we acquired WhoWhere? in a stock-for-stock transaction valued at approximately $159.1 million, resulting in intangible assets of $161.3 million. The transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

     Wired Ventures. On June 30, 1999, we acquired Wired Ventures in a stock-for-stock transaction valued at approximately $290.9 million, resulting in intangible assets of $268.0 million.

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The transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

     Internet Music Distribution. On July 27, 1999, we acquired Internet Music Distribution in a stock-for-stock transaction valued at approximately $49.0 million, resulting in intangible assets of $50.0 million. Terms of the merger also provide for future purchase payments, not to exceed $15.0 million, contingent upon unique user downloads of the Sonique Player. The transaction was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values.

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                                   PART SEVEN

                               LEGAL INFORMATION

COMPARISON OF RIGHTS OF SHAREHOLDERS OF TERRA NETWORKS AND STOCKHOLDERS OF LYCOS

     Terra Networks is a company organized under the laws of the Kingdom of Spain and is governed by the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anonimas). Lycos is a Delaware corporation and is governed by the Delaware General Corporation Law. In addition, the rights of Terra Lycos shareholders will be governed by the Terra Lycos by-laws (estatutos); and the rights of Lycos stockholders are governed by the Lycos restated certificate of incorporation and the Lycos amended and restated by-laws. Upon completion of the combination, Lycos stockholders will become shareholders of Terra Lycos. As a result, they will be governed by the Terra Lycos by-laws, as well as the Spanish Corporation Law of 1989. The following discussion of the material differences between the rights of Terra Networks shareholders and Lycos stockholders is only a summary and does not purport to be a complete description of these differences. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following discussion is qualified in its entirety by reference to the Spanish Corporation Law of 1989 and the Delaware General Corporation Law, as well as the full text of the Terra Lycos by-laws, which are filed as exhibits to the registration statement in which this proxy statement/prospectus is included, and the Lycos restated certificate of incorporation and the Lycos amended and restated by-laws, copies of which are on file with the SEC. For information on how you can obtain copies of these documents, see "Part Eight -- Additional Information for Stockholders -- Where You Can Find More Information."

SUMMARY OF YOUR RIGHTS AS HOLDERS OF LYCOS SHARES AND YOUR RIGHTS AS POTENTIAL HOLDERS OF TERRA NETWORKS SHARES OR ADSS

  CORPORATE GOVERNANCE

     Lycos

     Currently. The Delaware General Corporation Law, the restated certificate of incorporation of Lycos and amended and restated by-laws of Lycos govern the rights of holders of Lycos common stock.

     Upon Completion of the Combination. You will become a Terra Lycos shareholder or ADS holder and the by-laws of Terra Networks, the Spanish Corporation Law of 1989 and the deposit agreement, if applicable, will govern your rights.

     Terra Networks

     Currently. The Terra Networks by-laws and the Spanish Corporation Law of 1989 govern the rights of holders of Terra Networks shares and such by-laws and Law and the deposit agreement govern the rights of holders of ADSs.

     Upon Completion of the Combination.  Same as above.

  AUTHORIZED CAPITAL STOCK

     Lycos

     At September 19, 2000, the total number of authorized shares of Lycos capital stock was 305 million shares, par value $.01 per share, consisting of 300 million shares of Lycos common stock and 5 million shares of Lycos preferred stock.

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     Terra Networks

     At September 1, 2000, the capital stock of Terra Networks consisted of 283,750,000 ordinary shares (319,233,871 ordinary shares giving effect to the rights offering), nominal value of E2.00 per share.

     Upon Completion of the Combination. The capital stock of Terra Lycos is expected to consist of between 510,607,642 and 660,156,582 ordinary shares, nominal value of E2.00 per share.

  SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Lycos

     The Lycos restated certificate of incorporation provides that the number of directors comprising the Lycos Board of Directors will be determined from time to time exclusively by resolution of the Lycos Board of Directors. The Lycos certificate of incorporation also provides that the number of directors may be decreased by a majority of the Lycos Board of Directors then in office, but only to eliminate vacancies. The Lycos Board of Directors currently consists of five directors divided into three classes, with each class being as nearly equal in size as possible. Directors are elected to serve staggered three-year terms.

     Terra Networks

     Currently. The Terra Networks board currently consists of 12 directors elected by the ordinary shareholders.

     Upon Completion of the Combination. The Terra Lycos board will include 3 directors designated by Lycos.

  ELECTION OF DIRECTORS

     Lycos

     Each share carries one vote per director to be elected.

     Terra Networks

     Each share carries one vote per director to be elected.

  DUTIES OF DIRECTORS

     Lycos

     The Delaware General Corporation Law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors and to such corporation's shareholders.

     Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

     Delaware courts have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. The heightened standard has two elements. First, it must be demonstrated that there is a threat to corporate policy or effectiveness, and, second, the action taken must be found to be reasonable in relation to the perceived threat posed. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of the corporation, the

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board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

     A director of a Delaware corporation, in the performance of such director's duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

     The Delaware General Corporation Law does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its stockholders.

     The duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, or may, in certain circumstances, be enforced directly by a stockholder or by any other person or group.

     Under the Delaware General Corporation Law, it is presumed that the directors of a Delaware corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. This presumption may be overcome, however, if it is shown by a preponderance of the evidence that the directors' decision involved self-interest or a breach of fiduciary duty such as fraud, overreaching, lack of good faith, failure of the board to inform itself properly or actions by the board to entrench itself in office.

     Terra Networks

     The Spanish Corporation Law of 1989 requires directors to perform their duties with the diligence of a responsible businessman and a loyal representative. In addition, directors are required to represent the company in accordance with its by-laws.

     Terra Networks has also approved internal regulations providing additional duties of directors, including duties of confidentiality and non-competition, and duties in connection with related-party transactions and conflicts of interest, prohibiting directors from engaging in insider trading and requiring directors to comply with reporting obligations.

  STOCKHOLDER NOMINATIONS

     Lycos

     Under the Lycos by-laws there is no advance notice requirements with respect to stockholder nominations for the election of directors.

     Terra Networks

     Stockholders do not nominate directors under the Spanish Corporation Law of 1989.

  CONFLICT-OF-INTEREST TRANSACTIONS

     Lycos

     The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors approve the transaction, (b) the material facts are disclosed as to his relationship or interest and the stockholders

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approve the transaction, or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

     Terra Networks

     Pursuant to Terra Networks' Board of Directors' regulations, an interested director shall not participate in the deliberations of the Board of Directors relating to a transaction in which such director has an interest.

     In addition, an interested director shall not transact business with any of the companies belonging to the Terra Networks group, unless the interested director gives prior notice to the Board of Directors and at least 80% of the non-interested directors approve the transaction after receiving a report from the Nominating and Compensation Committee.

  RIGHT TO ATTEND AND VOTE AT SHAREHOLDERS' MEETINGS

     Lycos

     Holders of Shares. Every stockholder of record as of the applicable record date has the right to notice of and to vote, in person or by proxy, at any stockholders' meetings.

     Terra Networks

     Holders of Shares. Shareholders have the right to attend and vote at shareholders' meetings if they:

     -  own 25 shares;

     - have duly registered their shares in the legal account registry five business days prior to the date set for a general shareholders' meeting; and

     - can demonstrate their ownership with the appropriate attendance card, certificate from any member entity of the Spanish clearing institution or by any other legal means.

     Holders of ADSs. Holders of ADSs are not entitled to attend Terra Networks' shareholders' meetings. If an ADS holder wishes to attend a shareholders' meeting, the holder must cancel his or her ADSs and obtain delivery of the underlying Terra Networks shares prior to the record date for attendance at the meeting.

  REMOVAL OF DIRECTORS

     Lycos

     The Lycos restated certificate of incorporation provides for the removal of directors by a majority vote of Lycos stockholders entitled to vote at an election of directors, but only for cause.

     Terra Networks

     Directors may be removed by the general shareholders' meeting at any time.

  SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS

     Lycos

     Under the Delaware General Corporation Law, unless the certificate of incorporation requires the vote of a greater percentage, amendment of the certificate of incorporation requires the approval of the holders of a majority of the outstanding shares entitled to vote and, under certain circumstances, the approval of a majority of the outstanding shares of each affected class voting separately as a class. Under the Delaware General Corporation Law, unless the certificate of incorporation or by-laws require a greater vote, a corporation's by-laws may be amended by

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the stockholders by the affirmative vote of a majority of the shares entitled to vote thereon present in person or by proxy at a meeting of stockholders at which a quorum is present.

     Under the Lycos restated certificate of incorporation, amendments to the provisions addressing the number, election, tenure classification, removal and nomination of directors, the calling of special meetings of stockholders and actions by written consent of stockholders in lieu of a meeting require the affirmative vote of 80% of the outstanding voting stock. Other amendments to the Lycos restated certificate of incorporation require the affirmative vote of a majority of the outstanding voting stock.

     The Lycos amended and restated by-laws may be altered or amended by the Lycos Board of Directors or Lycos stockholders; however, either the approval of at least 80% of the voting power of the outstanding stock or the approval of a majority of the entire Lycos Board of Directors is required to alter, amend, repeal or adopt the provisions of the by-laws regarding stockholder meetings, the number, election, classification and removal of directors and amendments to the Lycos amended and restated by-laws.

     Terra Networks

     In order for a shareholders' meeting to approve any of the following actions, the affirmative vote of shareholders representing a majority of Terra Networks' subscribed voting capital is required and the affirmative vote of 2/3 of Terra Networks' present subscribed voting capital is required when the shareholder meeting is held on a second call and less than 50% of the subscribed voting capital is present:

     -  amendment of corporate purpose;

     -  any other amendment of Terra Networks' by-laws;

     -  increase or reduction of share capital;

     -  merger, split or spin-off of Terra Networks; and

     -  issuance of bonds.

  SPECIAL MEETINGS OF STOCKHOLDERS AND NOTICE OF STOCKHOLDER PROPOSALS

     Lycos

     The Lycos restated certificate of incorporation provides that special meetings of Lycos stockholders may be called only by the Chairman of the Lycos Board of Directors, the President of Lycos or the Lycos Board of Directors. Lycos stockholders may bring proposals at annual or special meetings if they provide Lycos with written notice that complies with the time and content requirements of the Lycos amended and restated by-laws and other applicable regulatory requirements.

     Terra Networks

     As a general rule, extraordinary general meetings may be called from time to time by the Terra Networks Board of Directors at its discretion or at the request of shareholders representing at least 5% of Terra Networks' share capital. A shareholders' meeting at which 100% of the capital stock is present or represented is validly constituted even if no notice of such meeting was given, and, upon unanimous agreement, shareholders may consider any matter at such meeting.

  STOCKHOLDER PROPOSALS

     Lycos

     The Lycos amended and restated by-laws provide that for business to be properly brought before an annual meeting, the business must be of a nature that is appropriate for consideration at

                                      VII-5
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an annual meeting and must be (i) specified in the notice of meeting, (ii)
otherwise properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a stockholder. The Lycos amended and restated by-laws further provide that in order for a stockholder to properly bring business before an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary of the Company, setting forth specified information.

     Terra Networks

     Stockholders are not able to bring business before an annual or extraordinary meeting under the Spanish Corporation Law of 1989.

  ACTION BY WRITTEN CONSENT

     Lycos

     The Lycos restated certificate of incorporation permits stockholder action without a meeting only by unanimous written consent of all of the Lycos stockholders.

     Terra Networks

     The Terra Networks by-laws do not permit stockholder action without a meeting.

  VOTING RIGHTS

     Lycos

     Each share of Lycos common stock is entitled to one vote.

     Terra Networks

     Each ordinary voting share and ADS is entitled to one vote.

  CUMULATIVE VOTING

     Lycos

     None.

     Terra Networks

     Yes.

  PREEMPTIVE RIGHTS

     Lycos

     None.

     Terra Networks

     Each shareholder has a general preemptive right to subscribe to new shares in any capital increase in proportion to its shareholding.

     Our shareholders may vote to exclude preemptive rights in certain cases, including when shares or convertible debentures are offered to the public or on the stock exchange.

                                      VII-6

  DIVIDENDS

     Lycos

     The Lycos restated certificate of incorporation provides that dividends may be declared and paid on the common stock from funds lawfully available as and when determined by the Lycos Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock.

     Terra Networks

     The annual general shareholders' meeting shall approve the annual accounts and the allocation of the profits (if any). Once legal and statutory provisions are complied with, Terra Networks is entitled to distribute dividends from net profits or distributable reserves provided that the company's net asset value after the distribution of dividends is greater than the nominal share capital.

  RIGHT TO DIVIDENDS

     Lycos

     Lycos shareholders have the right to participate in any dividend in proportion to their stock ownership, subject to any preferential dividend rights of outstanding preferred stock.

     Terra Networks

     Our shareholders have the right to participate in any dividend payment in proportion to the paid-in capital corresponding to their shares.

  APPRAISAL RIGHTS

     Lycos

     The Delaware General Corporation Law generally affords stockholders the right to demand payment in cash of the judicially-determined fair value of their shares (i.e., appraisal rights) in connection with a merger or consolidation involving their corporation, except that appraisal rights are not afforded to holders of shares which are either

     -  listed on a national securities exchange,

     -  quoted on The Nasdaq National Market or

     -  held of record by more than 2,000 stockholders

if the plan of merger or consolidation converts such shares into stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange, quoted on The Nasdaq National Market or held of record by more than 2,000 stockholders.

     In addition, Delaware law denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation.

     Terra Networks

     The Spanish Corporation Law of 1989 does not afford appraisal rights to the shareholders of a company in connection with a merger or consolidation.

  ANTI-TAKEOVER STATUTES

     Lycos

     Lycos is governed by the Delaware Corporation Law anti-takeover provision, which generally precludes a corporation from engaging in any "business combination" (i.e. mergers, consolidations,
                                      VII-7
sales of significant assets, etc.) with any person that owns 15% or more of the outstanding voting stock of the corporation for a period of three years following the time that such shareholder obtained ownership of 15% or more of the outstanding voting stock of the corporation.

     The three-year waiting period does not apply, however, if

     - prior to the time such person obtained ownership of 15% or more of the outstanding voting stock of the corporation, the board of directors of the corporation approved either the business combination or the transaction which resulted in such shareholder owning 15% or more of such stock,

     - upon consummation of the transaction which resulted in the shareholder owning 15% or more of the outstanding voting stock of the corporation, such shareholder owned at least 85% of the voting stock of the corporation (with certain exceptions) or

     - at or subsequent to such time as the shareholder obtained 15% or more of the outstanding voting stock of the corporation, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

     Terra Networks

     There is no limitation upon the acquisition of shares of Terra Networks. If the acquisition exceeds legally established thresholds, a take-over bid must be filed with the CNMV.

  LIMITATION ON DIRECTORS LIABILITY

     Lycos

     The Lycos restated certificate of incorporation provides that no director of Lycos will be personally liable to Lycos or its shareholders for monetary damages for breach of fiduciary duty as a director provided that, to the extent provided by applicable law, the foregoing provision does not eliminate the liability of a director:

     - for any breach of the directors' duty of loyalty to Lycos or its shareholders,

     - for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law,

     - under section 174 of the Delaware General Corporation Law, or

     - for any transaction from which the director derived an improper personal benefit.

     The Lycos restated certificate of incorporation further provides that no amendment to or repeal of the foregoing provision in the Lycos restated certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     Terra Networks

     The directors shall be liable to the company, the shareholders and the creditors of the company for any damages they cause through acts contrary to the law or the by-laws, or acts done without the diligence with which they are required to perform their duties. Each of the directors shall be jointly and severally liable for those acts or resolutions causing damages, except for those directors who prove that they did not take part in the approval or implementation of the resolution, they were unaware of its existence or, if they were aware of it, that they took appropriate action to avoid causing damages or expressly opposed the resolution.

                                      VII-8

     Directors are liable even if the act or resolution has been approved, authorized or ratified by the general shareholders' meeting of the company.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Lycos

     The Lycos amended and restated by-laws provide that Lycos will indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person (a) is or was a director, officer, employee or agent of Lycos or (b) is or was serving at the request of Lycos as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings (including appeals) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Lycos (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful); provided that in stockholder derivative suits such indemnification is limited to expenses (including attorneys' fees), and under the Delaware General Corporation Law, no indemnification for such expenses in derivative actions is permitted where the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred by a present or former director or officer is mandatory under the Delaware General Corporation Law.

     Terra Networks

     The Terra Networks' by-laws do not provide for indemnification of officers and directors. However, for so long as Telefonica controls Terra Networks, Telefonica provides officers' and directors' liability insurance against any civil action that may be brought by reason of the fact that a person is or was director or senior executive of Terra Networks. If Telefonica no longer controls Terra Networks, only the representatives of Telefonica will benefit from the liability insurance.

  STOCKHOLDER SUITS

     Lycos

     Under the Delaware General Corporation Law, subject to certain requirements for making prior demand on the board of directors or excuse thereof, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation against officers, directors and third parties. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. Subject to equitable principles, generally a three-year period of limitations applies to such stockholder suits against officers and directors.

     Terra Networks

     Stockholders may bring suit against the corporation challenging resolutions approved by the general shareholders' meeting when they are contrary to the law, contrary to the provisions of the by-laws, harm the interests of the company or are to the benefit of one or more shareholders or third parties. Resolutions contrary to the law shall be void; the other resolutions referred to above shall be voidable. The limitation period for actions for challenging void resolutions is one year, and the limitation period for actions for challenging voidable resolutions is forty days.

     Shareholders representing 5% of the share capital may, within thirty days of becoming aware of the same, bring suit against the corporation challenging resolutions approved by the board of directors, provided that a year has not elapsed since their passing. In addition, directors may

                                      VII-9
challenge void and voidable resolutions of the board of directors or any other governing body within thirty days of the passing thereof.

  STOCK REPURCHASES

     Lycos

     Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

     Terra Networks

     Subject to certain exceptions, Terra Networks may purchase its own shares if:

     - the purchase has been authorized by the general shareholders' meeting by means of a resolution establishing the terms of the purchase, including the maximum number of shares to be purchased, the minimum and maximum purchase price and the duration of the authorization, which authorization shall not exceed 18 months;

     - the aggregate nominal value of the shares purchased, together with that of those shares already held by the company and its affiliates, does not exceed 5% of the share capital of the company;

     - the purchase enables the company to meet the special reserve required by the provisions of Article 79.3 of the Spanish Corporation Law of 1989, without decreasing its share capital and reserves; and

     -  the shares to be purchased are fully paid.

     Generally, shares that are not purchased in accordance with the above must be disposed of within 1 year from the date of the first purchase, canceled, and/or declared void.

  ADR PRE-RELEASE

     Lycos

     Not applicable.

     Terra Networks

     In some circumstances, the depositary may issue Terra Networks ADSs before the deposit of our shares.

                                     VII-10

  VOTING OF ADSS

     Lycos

     Not applicable.

     Terra Networks

     If the ADS holders do not instruct the depositary to vote the underlying shares, a proxy will be given to a board designee unless the board informs the depositary that:

     -  the board does not want that proxy to be given;

     -  substantial opposition exists to the matter at hand; or

     -  the matter at hand materially affects the rights of our shareholders.

     A discretionary proxy will be given only if the notice to the ADS holders states the manner in which the designee intends to vote the shares.

  AMENDMENT OF THE ADR DEPOSIT AGREEMENT

     Lycos

     Not applicable.

     Terra Networks

     An amendment that increases certain fees or otherwise prejudices substantial existing rights of holders, will not become effective until three months after notice of the amendment.

                                     VII-11

                 DESCRIPTION OF TERRA NETWORKS ORDINARY SHARES

     The following summary describes all material considerations concerning the capital stock of Terra Networks and briefly describes all material provisions of Terra Networks' by-laws (estatutos) and Spanish law. You should read our by-laws carefully before you decide how to vote. Copies of our by-laws are incorporated by reference and will be furnished to Lycos stockholders upon request.

GENERAL

     The issued share capital of Terra Networks as of September 1, 2000 was E567.5 million represented by 283,750,000 ordinary shares (E638.5 million represented by 319,233,871 ordinary shares giving effect to the rights offering), with a nominal value per ordinary share of E2. Non-residents of Spain may hold and vote ordinary shares subject to the restrictions set forth below.

ATTENDANCE AND VOTING AT SHAREHOLDERS' MEETINGS

     Each ordinary share entitles the shareholder to one vote. Any share may be voted by written proxy, and proxies may be given to any individual. Proxies are valid only for a single meeting.

     Pursuant to the by-laws of Terra Networks and to the Spanish Corporation Law, general meetings of shareholders may be either ordinary or extraordinary. Ordinary general meetings must be convened within the first six months of each fiscal year on a date fixed by the Board of Directors. As a general rule, extraordinary general meetings may be called from time to time by Terra Networks' Board of Directors at its discretion or at the request of shareholders representing at least 5% of Terra Networks' share capital. Notices of all shareholders' meetings must be published in the Commercial Registry Official Gazette (Boletin Official del Registro Mercantil) and in a local newspaper within the province of Madrid at least 15 days prior to the date fixed for the meeting.

     At ordinary general meetings, shareholders are asked to approve Terra Networks' management, the financial statements for its previous fiscal year and the application of our net income or loss. All other matters may be addressed at extraordinary general meetings called for such purpose. Shareholders can vote on these matters at an ordinary general meeting if such items are included on the meeting's agenda.

     Only holders of more than 25 ordinary shares duly registered in the book-entry record maintained by the SCLV at least five days prior to the day on which a meeting is scheduled to be held are entitled to attend shareholders' meetings.

     Terra Networks' by-laws provide that, on the first call of a general shareholders' meeting, a duly constituted general meeting of shareholders requires a quorum of at least one-quarter of our issued share capital. On the second call, there is no quorum requirement. Consideration of extraordinary matters such as modification of our by-laws, changes in our share capital structure, change in the corporate form, mergers, spin-offs, issues of bonds, dissolution and liquidation require on first call a quorum of at least one-half of our issued share capital, and on second call the presence of shareholders representing at least one-quarter of our issued share capital. If, after the second call, the shareholders present or represented constitute less than one-half of our issued share capital, resolutions relating to extraordinary matters may be adopted only with the approval of two-thirds of the share capital present or represented at such meeting. A shareholders' meeting at which 100% of the capital stock is present or represented is validly constituted even if no notice of such meeting was given, and, upon unanimous agreement, shareholders may consider any matter at such meeting.

     A resolution passed in a general meeting of shareholders is binding on all shareholders, subject to Spanish law. In certain circumstances, such as change of corporate purpose or corporate form, Spanish law allows dissenting or absent shareholders to contest resolutions. In the case of resolutions contrary to law, the right to contest is extended to all shareholders.

                                     VII-12

     Under the Spanish Corporation Law, shareholders who voluntarily aggregate their shares so that they are equal to or greater than the result of dividing the total capital stock by the number of directors have the right to appoint a corresponding proportion of the members of the Board of Directors. Shareholders who exercise this right may not vote on the appointment of other directors.

PREEMPTIVE RIGHTS

     Pursuant to the Spanish Corporation Law, shareholders and holders of convertible bonds have preemptive rights to subscribe for any new shares issued by Terra Networks, including ordinary shares, and for bonds issued which are convertible into ordinary shares. These preemptive rights may be abolished in certain circumstances if shareholders of Terra Networks pass a resolution at a shareholders' meeting in accordance with Article 159 of the Spanish Corporation Law.

FORM AND TRANSFER

     The ordinary shares are in book-entry form and are indivisible. Joint holders must nominate one person to exercise the shareholders' rights, though joint holders are jointly and severally liable for all obligations arising from their status as shareholders. The SCLV, which manages the clearance and settlement system of the Spanish stock exchanges, maintains the central registry of shares reflecting the number of shares held by each of its member entities (entidades adheridas) as well as the amount of such shares held by beneficial owners. Each member entity in turn maintains a register of the owners of such shares.

     Transfers of ordinary shares quoted on a Spanish stock exchange must be made through or with the participation of a member of a Spanish stock exchange that is an authorized broker or dealer by book-entry registry or delivery of evidence of title to the buyer. The transfer of shares may be subject to certain fees and expenses.

REPORTING REQUIREMENTS

     Because Terra Networks ordinary shares are listed on a Spanish stock exchange, agreements with respect to the acquisition or disposition of our ordinary shares must be reported within seven business days of the acquisition or disposal to us, the CNMV, the relevant Spanish Stock Exchanges and, where the person or group effecting the transaction is a non-Spanish resident, the Spanish Registry of Foreign Investment, where:

     - in the case of an acquisition, the acquisition results in that person or group holding 5% (or successive multiples thereof) of our share capital; or

     - in the case of a disposal, the disposal takes any existing holding of that person or group below a threshold of 5% (or successive multiples thereof) of our share capital.

     Any member of the Board of Directors must report to Terra Networks, to the CNMV and to the relevant Spanish stock exchanges, any percentage or number of shares and stock options held at the time of becoming a member of the Board of Directors.

     Furthermore, any member of the Board of Directors of Terra Networks must similarly report any acquisition or disposal, regardless of size, of our ordinary shares or stock options. Additional disclosure obligations apply to purchasers in jurisdictions designated as tax havens or lacking adequate supervision and also to voting agreements.

FOREIGN INVESTMENT AND EXCHANGE CONTROL REGULATIONS

     In 1991, Spain adopted the European Union standards for free movement of capital and services. As a result, exchange controls and restrictions on foreign investments have generally been abolished.

                                     VII-13

     Pursuant to Spanish Law 18/1992 on Foreign Investments (Ley 18 /1992, de 1 de Julio) and Royal Decree 664/1999 (Real Decreto 664/1999, de 23 de abril), foreign investors may freely invest in shares of Spanish companies, except in the case of certain strategic industries.

     Shares in Spanish companies held by foreign investors must be reported to the Spanish Registry of Foreign Investments by the depositary bank or relevant SCLV member. When a foreign investor acquires shares that are subject to the reporting requirements of the CNMV, notice must be given by the foreign investor directly to the Registry of Foreign Investment in addition to the notices of majority interests that must be sent to the company, the CNMV and the applicable Spanish stock exchanges. This notice must be given through a bank or other financial institution duly registered with the Bank of Spain and the CNMV or through bank accounts opened with any branch of such registered entities.

     Investment by foreigners domiciled in tax haven jurisdictions (countries identified in Royal Decree 1980/1997 (Real Decreto 1980/1997, de 5 de julio)) is subject to special reporting requirements.

                                     VII-14

            DESCRIPTION OF TERRA NETWORKS AMERICAN DEPOSITARY SHARES

     The following is a summary of the material provisions of the deposit agreement dated as of November 15, 1999.

     Citibank, N.A. acts as the depositary bank for the Terra Networks ADSs. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043. ADSs represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs". The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodians are (1) Banco Bilbao Vizcaya (BBV) located at Plaza San Nicolas, 4 Bilbao, (2) Argentaria, Caja Postal y Banco Hipotecario, S.A. (Argentaria) located at Carrera de San Jeronimo, 36, 28014 Madrid, (3) Caja de Ahorros y Pensiones de Barcelona located at Av. Diagonal, 621 629, 08028 Barcelona and (4) Citibank Espana S.A. located at Parque Empresarial La Moraleja, Avenida Europa 19, Alcobendas-Madrid.

     Citibank has been appointed as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-11078 when retrieving such copy.

     Below is a summary description of the Terra Networks ADSs and your rights as an owner of Terra Networks ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

     Each ADS represents one ordinary share on deposit with the custodian banks. An ADS will also represent any other property received by the depositary bank or the custodians on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

     If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADRs that represent your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Spain, which may be different from the laws in the United States.

     As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder".

DIVIDENDS AND DISTRIBUTIONS

     As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank(s). Your receipt of these distributions may be limited, however, by practical considerations or legal limitations. Holder(s) will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

                                     VII-15

  DISTRIBUTIONS OF CASH

     Whenever we make a cash distribution for the securities on deposit with the custodian bank(s), Terra Networks will notify the depositary bank. Upon receipt of such notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian bank(s) in respect of securities on deposit.

  DISTRIBUTIONS OF ORDINARY SHARES

     Whenever Terra Networks makes a free distribution of ordinary shares for the securities on deposit with the custodian bank(s), it will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

     The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

  DISTRIBUTIONS OF RIGHTS

     Whenever Terra Networks intends to distribute rights to purchase additional ordinary shares, the depositary bank will determine whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

     The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if Terra Networks provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares directly rather than new ADSs.

     The depositary bank will not distribute the rights to you if:

     - Terra Networks does not request that the rights be distributed to you or Terra Networks asks that the rights not be distributed to you;

     - Terra Networks fails to deliver satisfactory documents to the depositary bank; or

     -  It is not reasonably practicable to distribute the rights.

                                     VII-16

     The depositary bank will sell the rights that are not exercised or not distributed if such sale is commercially reasonable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

  ELECTIVE DISTRIBUTIONS

     Whenever Terra Networks intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give 30 days prior notice thereof to the depositary bank and will indicate whether it wishes the elective distribution to be made available to you. In such case, Terra Networks will assist the depositary bank in determining whether such distribution is lawful and reasonably practical.

     The depositary bank will make the election available to you only if it is reasonably practical and if Terra Networks has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

     If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Spain would receive for failing to make an election, as more fully described in the deposit agreement.

  OTHER DISTRIBUTIONS

     Whenever Terra Networks intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, it will notify the depositary bank in advance and will indicate whether it wishes such distribution to be made to you. If so, the depositary bank will determine whether such distribution to holders is lawful and feasible.

     If it is lawful and feasible to distribute such property to you and if Terra Networks provides all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

     The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     The depositary bank will not distribute the property to you and will sell the property if:

     - Terra Networks does not request that the property be distributed to you or if it asks that the property not be distributed to you;

     - Terra Networks does not deliver satisfactory documents to the depositary bank; or

     - The depositary bank determines that all or a portion of the distribution to you is not feasible.

     The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

  REDEMPTION

     Whenever Terra Networks decides to redeem any of the securities on deposit with the custodian, it will notify the depositary bank 30 days prior to the intended date of redemption. If it is reasonably practicable and if it provides all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

     The custodians will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of

                                     VII-17
your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

CHANGES AFFECTING ORDINARY SHARES

     The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for the new ADSs.

ISSUANCE OF ADSS UPON DEPOSIT OF ORDINARY SHARES

     The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with one of the custodians. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodians.

     The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

     When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

     - the ordinary shares are validly issued and outstanding, fully paid, non-assessable and legally obtained;

     - all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

     -  you are duly authorized to deposit the ordinary shares;

     - the ordinary shares are not "restricted securities" as defined in Rule 144 under the Securities Act; and

     - the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties are incorrect in any way, Terra Networks and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF ORDINARY SHARES UPON CANCELLATION OF ADSS

     As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the underlying ordinary shares at one of the custodians' offices. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

     If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance

                                     VII-18
with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the securities represented by your ADSs at any time except for:

     - temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends;

     -  obligations to pay fees, taxes and similar charges; and

     - restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

VOTING RIGHTS

     As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "-- Description of Terra Networks Ordinary Shares" above.

     At the request of Terra Networks, the depositary bank will mail to you any notice of shareholders' meeting received from Terra Networks together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

     If the depositary bank receives timely voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions. If the depositary bank does not timely receive voting instructions from a holder of ADSs and so long as Terra Networks provides the depositary bank with the documents required under the deposit agreement, the depositary bank will give a discretionary proxy to a person designated by Terra Networks to vote the securities represented by those ADSs. The depositary bank will not itself exercise any voting discretion over the voting of the ordinary shares.

     Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Terra Networks cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Except in the case of the discretionary proxy described in the preceding paragraph, deposited securities for which no voting instructions have been received will not be voted.

FEES AND CHARGES

     As an ADS holder, you will be required to pay the following service fees to the depositary bank:

SERVICE                                                      FEES
-------                                                      ----
Issuance of ADSs.................................  Up to 5c per ADS issued
Cancellation of ADSs.............................  Up to 5c per ADS canceled
Exercise of rights to purchase additional ADSs...  Up to 5c per ADS issued
Distribution of cash upon sale of rights and
  other entitlements.............................  Up to 2c per ADS held

                                     VII-19

     As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

     - Fees for the transfer and registration of ordinary shares (i.e., upon deposit and withdrawal of ordinary shares) including any brokerage fees in Spain;

     -  Expenses incurred for converting foreign currency into U.S. dollars;

     - Expenses for cable, telex and fax transmissions and for delivery of securities;

     - Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

     -  Withholding taxes required by applicable law.

     Terra Networks has agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by Terra Networks and by the depositary bank. You will receive prior notice of such changes.

AMENDMENTS AND TERMINATION

     Terra Networks may agree with the depositary bank to modify the deposit agreement at any time without your consent. Terra Networks has undertaken to give holders 30 days' prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

     You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs for 30 days after notice of the modifications to the deposit agreement are given to you. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

     Terra Networks has the right to direct the depositary bank to terminate the deposit agreement by giving notice to the holders at least 30 days before termination. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement, and it must give notice to the holders at least 60 days before termination.

     Upon termination, the following will occur under the deposit agreement:

     - for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six months' period the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

     - after the expiration of such six months' period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding. At that point, the Company is also discharged from obligations under the deposit agreement.

BOOKS OF DEPOSITARY

     The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

                                     VII-20

     The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits the obligations of Terra Networks and the depositary bank to you. Please note the following:

     - Terra Networks and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

     - the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

     - the depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares or ADSs, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Terra Networks' notices or for Terra Networks' failure to give notice;

     - Terra Networks and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of Terra Networks or the depositary bank in good faith to be competent to give such advice or information; and

     - Terra Networks and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

PRE-RELEASE TRANSACTIONS

     The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or they may deliver ordinary shares prior to the delivery of ADSs. This type of transaction is commonly referred to as a "pre-release transaction". The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

TAXES

     You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. Terra Networks, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary bank may refuse to issue ADSs, to deliver, transfer, split or combine ADRs and to release securities on deposit until all taxes and charges are paid by the applicable holder. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status, and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify Terra Networks, the depositary

                                     VII-21
bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

FOREIGN CURRENCY CONVERSION

     The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be made on a reasonable basis, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not convertible on a reasonable basis or is not lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

     - convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

     - distribute the foreign currency to holders for whom the distribution is lawful and practical; and

     - hold the foreign currency (without liability, for interest) for the applicable holders.

                                 LEGAL MATTERS

     We will receive opinions from:

     -  Uria & Menendez, with respect to:

        - the validity of the new Terra Networks shares to be issued in connection with the share exchange; and

       -  taxes imposed by the Kingdom of Spain.

     -  Davis Polk & Wardwell, with respect to:

        - the validity of the new Terra Networks ADSs to be issued in connection with the share exchange; and

       -  U.S. federal income taxes.

     In addition, Lycos will receive an opinion from Cravath, Swaine & Moore with respect to U.S. federal income taxes.

                                    EXPERTS

     The audited consolidated financial statements of Terra Networks and its consolidated subsidiaries as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, appearing in this proxy statement/prospectus have been audited by Arthur Andersen, independent public accountants, as described in its reports thereon included in this proxy statement/prospectus. The audited consolidated financial statements of Terra Networks are included in this proxy statement/prospectus in reliance upon that report given on the authority of Arthur Andersen as experts in accounting and auditing. In its report with respect to the audited consolidated financial statements of Terra Networks, Arthur Andersen states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Price Waterhouse Auditores, S.A. and BDO Audiberia. The audited financial statements and

                                     VII-22
schedules referred to above are included in this prospectus in reliance upon the authority of these firms as experts in giving the reports.

     The audited consolidated financial statements of Lycos as of July 31, 2000 and 1999 and for each of the three years in the period ended July 31, 2000 appearing in this proxy statement/prospectus have been audited by KPMG LLP, independent auditors, as set forth in their report included in this proxy statement/prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                                   INDEPENDENT PUBLIC
COMPANY                                      AUDITED FINANCIAL STATEMENTS             ACCOUNTANTS
-------                                ----------------------------------------    ------------------
Terra Networks                         Audited consolidated financial              Arthur Andersen y
                                       statements as of December 31, 1998 and      Cia., S. Com
                                       1999 and for the three years in the
                                       period ended December 31, 1999.

Telefonica Servicios y Contenidos por  Financial Statements as of and for the      BDO Audiberia
  la Red, S.A. (reflected in the       years ended December 31, 1998 and 1999.
  consolidated financial statements
  of Terra Networks)                   Financial Statements as of and for the      Price Waterhouse
                                       year ended December 31, 1997.               Auditores, S.A.

Lycos, Inc.                            Audited consolidated financial              KPMG LLP
                                       statements
                                       as of July 31, 2000 and 1999 and for
                                       the three years in the period ended
                                       July 31, 2000.

                                     VII-23

                                   PART EIGHT

                    ADDITIONAL INFORMATION FOR STOCKHOLDERS

                      WHERE YOU CAN FIND MORE INFORMATION

GENERAL

     Each of Terra Networks and Lycos file annual reports and furnish periodic reports to the SEC. You may read and copy any of these reports at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, you may read copies of Terra Networks' annual and quarterly reports, accounts and other financial information and offering documents at the offices of the CNMV, Paseo de la Castellana, 19, Madrid. Information regarding Terra Networks is also available at the Commercial Registry of Madrid.

     Terra Networks' and Lycos' SEC filings are also available to the public from commercial document retrieval services. Some SEC filings of Terra Networks and Lycos are also available at the website maintained by the SEC at "http://www.sec.gov".

     Each of the Terra Networks ADSs and the Lycos shares are listed on the Nasdaq under the symbols "TRRA" and "LCOS", respectively. Terra Networks' shares are also listed on the New Market segment of the Spanish stock exchanges under the symbol "TRR". You may inspect any periodic reports and other information filed with the SEC by Terra Networks and Lycos at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Terra Networks, as a foreign private issuer, is exempt from the rules under the Exchange Act which prescribe the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

  TERRA NETWORKS

     We are subject to the informational requirements of the Spanish securities commission and the Spanish stock exchanges and file reports and other information relating to our business, financial condition and other matters with the Spanish securities commission and the Spanish stock exchanges. You may read such reports, statements and other information, including the annual and biannual financial statements, at the public reference facilities maintained in Madrid and Barcelona. Some Terra Networks Spanish securities commission filings are also available at the website maintained by the Spanish securities commission at "http://www.cnmv.es".

     Citibank, as provided in the deposit agreement, arranges for the mailing of summaries in English of

     -  our annual reports; and

     - summaries of all notices of general meetings of shareholders and other reports and communications that are made generally available to our shareholders.

to all record holders of the ADSs of Terra Networks. Any record holder of the Terra Networks ADSs may read such reports, notices or summaries thereof, and communications at Citibank's office located at 111 Wall Street, New York, New York 10043.

     We have filed a registration statement on Form F-4 to register with the SEC our ordinary shares to be issued in exchange for shares of Lycos. This document is part of the registration statement on Form F-4 and constitutes a proxy statement/prospectus of Terra Networks. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                                     VIII-1

  LYCOS

     Lycos is subject to the informational requirements of the SEC and the Nasdaq and files reports and other information relating to its business, financial condition and other matters. You may read such reports, statements and other information, including the annual and quarterly financial statements of Lycos, at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the following documents listed below that Lycos has previously filed with the SEC:

LYCOS SEC FILINGS
(FILE NO. 0-27830)                                          PERIOD/FILING DATE
------------------                                          ------------------
Annual Report on Form 10-K...................  For the year ended July 31, 1999 (Filing date
                                               October 9, 1999)
Quarterly Report on Form 10-Q................  For the quarterly period ended October 31,
                                               1999 (filing date December 15, 1999)
Quarterly Report on Form 10-Q................  For the quarterly period ended January 31,
                                               2000 (filing date March 16, 2000)
Amended Current Report on Form 8-K/A.........  Dated July 27, 1999 (filing date October 7,
                                               1999)
Current Report on Form 8-K...................  Dated September 2, 1999 (filing date
                                               September 16, 1999)
Current Report on Form 8-K...................  Dated December 3, 1999 (filing date December
                                               21, 1999)
Amended Current Report on Form 8-K/A.........  Dated December 3, 1999 (filing date January
                                               4, 2000)
Amended Current Report on Form 8-K/A.........  Dated December 6, 1999 (filing date December
                                               22, 1999)
Current Report on Form 8-K...................  Dated May 16, 1999 (filing date May 18, 1999)
Quarterly Report on Form 10-Q................  For the quarterly period ended April 30, 2000
                                               (filing date June 14, 2000)

     All documents filed by Lycos pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the effectiveness of the combination shall be incorporated by reference in this proxy statement/prospectus from the date of filing of these documents. Any statement contained in this proxy statement/prospectus, or in a document incorporated by reference in this proxy statement/prospectus, shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent it is modified or superseded by a statement contained in this proxy statement/prospectus or in any subsequently filed document incorporated by reference in this proxy statement/prospectus. When that happens, the modified or superseded part of the original statement is not a part of this proxy statement/prospectus.

     YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS THROUGH US OR THE SEC. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ALL EXHIBITS UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AN EXHIBIT

                                     VIII-2

IN THIS PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE.

     This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Terra Networks was provided by Terra Networks and the information contained in this proxy statement/prospectus with respect to Lycos was provided by Lycos.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

                    CURRENCY PRESENTATION AND EXCHANGE RATES

     In this proxy statement/prospectus, all references to U.S. dollars, U.S.$, USD or dollars are to U.S. currency; and references to Spanish pesetas, pesetas or Ptas. are to Spanish currency. References in this proxy statement/prospectus to euro or E are to euro. As of January 1, 1999, the Spanish peseta has been irrevocably fixed against the euro at an exchange rate of Ptas.166.386 = E1.00.

     The following tables set out, for the periods and dates indicated, certain information concerning the rates of exchange for the:

     -  Spanish peseta, expressed in Spanish pesetas per U.S. dollar;

     -  euro, expressed in U.S. dollars per euro.

                                            SPANISH PESETAS (1)                          EURO (1)
                                   -------------------------------------   -------------------------------------
                                   PERIOD                                  PERIOD
YEAR ENDED DECEMBER 31,             END     AVERAGE(2)    HIGH     LOW      END     AVERAGE(2)    HIGH     LOW
-----------------------            ------   ----------   ------   ------   ------   ----------   ------   ------
1995.............................  121.32     124.61     133.95   118.32       --         --         --       --
1996.............................  130.08     126.63     131.82   120.85       --         --         --       --
1997.............................  152.42     146.40     158.84   129.93       --         --         --       --
1998.............................  141.70     149.32     157.01   136.66       --         --         --       --
1999.............................                                          1.0070     1.0588     1.1812   1.0016
2000 (through September 15)......                                          0.8572     0.9385     1.0335   0.8572

---------------
(1)  Source: Factset.

(2) Average rates reflect the average of the rates on the last day of the month of the relevant period.

                                     VIII-3

         ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

SPAIN

     Terra Networks is a Spanish corporation. Most of our directors and executive officers are not residents of the United States and a substantial portion of our assets and these individuals are located outside of the United States. As a result, it may be difficult for you to file a lawsuit against us or our directors and executive officers in the United States with respect to matters arising under the federal securities laws of the United States.

     Terra Networks has been informed by its Spanish legal counsel, Uria y Menendez, that enforcement in Spain of judgments obtained in U.S. courts against us or our directors and executive officers based on the civil liability provisions of the federal securities laws hinges on the fulfillment of certain procedural requirements established by Spanish law.

     If a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Spain will be subject to the obtaining of the relevant exequatur, that is recognition and enforcement of a foreign judgment, according to the Spanish civil procedure law currently in force, and consequently, subject to satisfaction of certain factors. These factors include, but are not limited to:

     - the existence of reciprocity, as there is no treaty between Spain and the United States regarding the enforcement of civil judgments;

     - the absence of a conflicting judgment by a Spanish court relating to the same parties and arising from the same facts and circumstances; and

     - the Spanish courts' determination that:

     - the U.S. courts had jurisdiction;

     - process was appropriately served on the defendant; and

     - enforcement would not violate Spanish public policy.

     In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is started before Spanish courts, enforcement of liabilities based on the U.S. federal securities laws would require that certain procedural burdens be satisfied, such as proving U.S. law before Spanish courts and providing relevant translations of U.S. law. Spanish courts may enter and enforce judgments in foreign currencies.

     In several cases of which Terra Networks is aware, Spanish courts have determined that U.S. courts grant reciprocity to Spanish judgments. However, these determinations are not binding on other Spanish courts or with respect to other cases. Accordingly, there can be no assurance that reciprocity would be found to exist in any particular case.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE COMBINATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF ANY PERSON GIVES OTHER INFORMATION OR MAKES A REPRESENTATION IN CONNECTION WITH THE COMBINATION, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY TERRA NETWORKS.

     THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS WILL NOT, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT TERRA NETWORKS' OR LYCOS' AFFAIRS HAVE NOT CHANGED SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                     VIII-4

                                   PART NINE

                               REGULATORY MATTERS

GENERAL

     Except as set forth herein, we are not aware of any licenses or regulatory permits that appear to be material to the business of Lycos and its subsidiaries, taken as a whole, and that might be adversely affected by the combination. In addition, except as set forth herein, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Lycos shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Lycos' or its subsidiaries' businesses, or that certain parts of Lycos', Terra Networks' or any of their respective subsidiaries, businesses might not have to be disposed of or held separate in order to obtain such approval or action.

STATE TAKEOVER LAWS

     A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the combination, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. Of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan Plc v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, or whose business operations otherwise have substantial economic effects in such states. Lycos, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws as described above. Except for those provisions of the VSCA, set forth below, Terra Networks does not believe that any such takeover statutes are applicable to the combination and have not attempted to comply with any such state takeover statutes in connection therewith.

     Terra Networks and Lycos have taken all actions necessary to make the Virginia Affiliated Transactions Statute and Control Share Acquisitions Statute not apply to the combination. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the combination, and nothing herein nor any action that we take in connection with the combination is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the combination, and it not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the combination, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to issue Terra Networks ordinary shares or ADS in connection with the combination.

ANTITRUST

  UNITED STATES

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisitions of assets or voting securities may not be consummated unless "a premerger notification form" has been furnished to both the Antitrust Division of the Department of Justice and the FTC and the applicable waiting period requirements have been satisfied. The combination is subject to such requirements.

     On July 26, 2000, we submitted the premerger notification required in connection with the combination. On August 4, 2000, the FTC granted early termination of the waiting period applicable to the combination. On August 31, 2000, two additional HSR filings were submitted on behalf of certain Lycos executives who are to receive Terra Networks shares as consideration for their shares of Lycos. These acquisitions are covered by the HSR Act. On September 15, 2000, the FTC granted early termination of the waiting period applicable to the acquisition by these executives of Terra Networks shares.

     Private parties (including individual states) may bring legal actions under the antitrust laws. We do not believe that the consummation of the combination will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the combination on antitrust grounds will not be made, or if such a challenge is made, what the result will be. For a description of certain conditions to the combination, including conditions with respect to litigation and certain governmental actions and for certain termination rights in connection with antitrust suits, see "Part Four -- The Combination -- Conditions to Completion of this Combination."

  EUROPEAN UNION

     On July 27, 2000, the EU Commission confirmed that Council Regulation (EEC) NO. 4064/89 of the Council of the European Union is not applicable to the combination. Therefore Terra Networks and Lycos are not required to file notification of the combination with the EU Commission.

  GERMANY

     Under the German Act Against Restrictions of Competition of 1958 (Gesetz gegen Wettbewerbsbechrankungen), the combination may not be consummated until the Federal Cartel Office (Bundeskartellamt), or FCO, has cleared the combination or the relevant waiting periods have expired without the FCO prohibiting the transaction.

     On August 23, 2000, the requisite notification was filed with respect to the combination with the FCO. On September 12, 2000, the FCO informed us that the conditions for prohibiting the merger under German law are not fulfilled and that the transaction may now be consummated.

     We cannot assure you that a challenge to the decision of the FCO will not be made by private parties, or if such challenge were to be made, what the outcome would be.

  ARGENTINA

     Under Law No. 25156, of September 20, 1999, notification of the combination must be filed with the CNDC (Comision Nacional de Defensa de la Competencia). On July 27, 2000, the requisite notification was filed with respect to the combination with the CNDC. Subsequent to such notification, the CNDC requested additional information from Terra Networks and Lycos, which was submitted to the CNDC, accordingly. On August 23, 2000, the CNDC declared the filing of the requisite notification complete and announced the commencement of the 45 working day period for its approval of the transaction. This approval may be postponed for up to an additional 30 calendar days due to the referral of the case to the Communications Commission. Argentine law does not prohibit the consummation of the combination before the CNDC has approved the combination.

     We cannot assure you that a challenge to the decision of the CNDC will not be made by private parties or, if such a challenge were to be made, what the outcome would be.

  BRAZIL

     Pursuant to the requirements of law No. 8884/1994, on June 6, 2000, the notification was filed with respect to the combination with CADE (the Brazilian Administrative Council for Economic Defence). Brazilian law does not prohibit the consummation of the combination before the CADE has approved the combination.

     We cannot assure you that a challenge to the decision of the CADE will not be made by private parties or, if such a challenge were to be made, what the outcome would be.

OTHER FOREIGN APPROVALS

     Lycos owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Lycos shares in the share exchange, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Lycos operations conducted in those countries and jurisdictions as a result of the acquisition of the Lycos shares in the share exchange. If such approvals or consents are found to be required, we intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause Lycos or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Lycos or any subsidiary of Lycos after receipt of the Lycos shares pursuant to the share exchange.

                                    PART TEN

                              FINANCIAL STATEMENTS

Index to Terra Networks Consolidated Financial Statements...   X-2
Index to Lycos, Inc. Consolidated Financial Statements......  X-81

           INDEX TO TERRA NETWORKS CONSOLIDATED FINANCIAL STATEMENTS


AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors..............................   X-3
Reports of BDO Audiberia relating to Telefonica Servicios y
  Contenidos por la Red, S.A. ..............................   X-4
Report of Price Waterhouse Auditores, S.A. relating to
  Teleonica Servicios y Contenidos por la Red, S.A. ........   X-6
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   X-7
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................   X-8
Notes to Consolidated Financial Statements..................   X-9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheet as of June 30, 2000..............  X-59
Consolidated Statements of Operations for the Six Months
  Ended June 30, 1999 and 2000..............................  X-61
Notes to Consolidated Financial Statements..................  X-62

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Terra Networks, S.A.:

     We have audited the consolidated financial statements of TERRA NETWORKS, S.A. (named TELEFONICA INTERACTIVA, S.A., until September 7, 1999) and SUBSIDIARIES, as described in Note 1 (the Terra Networks Group), comprising the consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of operations, for each of the three years ended December 31, 1999. These financial statements are the responsibility of the Group's directors. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Telefonica Servicios y Contenidos por la Red (TSCR), S.A., for each of the three years ended December 31, 1999, the investment in which is reflected in the accompanying consolidated financial statements using the global consolidation method. The Group's proportionate share in the assets of TSCR represents, as of December 31 1999 and 1998 is 18.46 percent and 40.03 percent of the Group's total assets, respectively, and its proportionate share in TSCR's revenues for the years ended December 31, 1999, 1998 and 1997 is 22.29 percent,
36.95 percent and 39.85 percent of the Group's total revenues, respectively. The financial statements of TSCR were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for TSCR is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Terra Networks, S.A. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and changes in financial position for each of the three years ended December 31, 1999, in conformity with accounting principles generally accepted in Spain.

     Accounting practices used by the Group in preparing the accompanying financial statements conform with generally accepted accounting principles in Spain, but do not conform with accounting principles in the United States. A description of these differences and a reconciliation of consolidated net loss and shareholders' equity to United States generally accepted accounting principles is set forth in Note 20.

ARTHUR ANDERSEN

Madrid, Spain
February 23, 2000 (except with respect to the note 18 as to which the date is June 8, 2000)

              AUDITORS' REPORT ON THE ANNUAL FINANCIAL STATEMENTS

To the sole shareholder of TELEFONICA SERVICIOS Y CONTENIDOS POR LA RED, S.A., (Company with a sole shareholder)

1. We have audited the annual financial statements of TELEFONICA SERVICIOS Y CONTENIDOS POR LA RED, S.A., (Company with a sole shareholder), which comprise the balance sheet as of December 31, 1999, the profit and loss account and the notes to the financial statements for the year then ended, the preparation of which is the responsibility of the Sole Administrator. Our responsibility is to express an opinion on the financial statements taken as a whole, based on our audit. We conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

2. As required by Spanish corporate law for comparison purposes, the Sole Administrator presents, in addition to the figures for 1999, comparative figures for the previous year, for each of the items in the balance sheet, in the profit and loss account and in the statement of source and application of funds. Our opinion refers exclusively to the annual financial statements for 1999. Our auditor's report dated February 19, 1999 on the 1998 annual financial statements, contained an unqualified opinion.

3. During 1999 the share capital was converted into Euros and a reduction and increase operation was carried out, compensating accumulated losses at December 31, 1998 and subsequently increasing the share capital. At the date of issue of this report, these operations were pending of inscription into the Mercantile Register.

4. The company maintained balances and carried out transactions with companies of the Telefonica Group during 1999.

5. In our opinion, the annual 1999 financial statements present, in all material respects, a true and fair view of the net equity and of the financial situation of TELEFONICA SERVICIOS Y CONTENIDOS POR LA RED, S.A., (Company with a sole shareholder) at December 31, 1999 and of the results of its operations and of the sources and applications of funds during the year then ended, and contain the necessary and sufficient information for their adequate interpretation and understanding, in accordance with generally accepted accounting principles in Spain applied on a consistent basis with that of the preceding year.

BDO Audiberia

Alfonso Osorio Iturmendi
Partner Registered Auditor

Madrid, Spain, February 17, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholders and the Board of Directors of Telefonica Servicios y Contendos por la Red, S.A.

     We have audited the balance sheet of Telefonica Servicios y Contenidos por la Red, S.A. (the "Company") as of December 31, 1998 and the profit and loss statement for the year then ended. These financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The financial statements as of and for the year ended December 31, 1998 are based on the Spanish statutorily approved financial statements of the Company prepared by the Company's directors. Our auditors' report dated February 19, 1999 on the Spanish statutorily approved financial statements was qualified with respect to an underprovision for obsolete stocks and doubtful accounts receivable of Ptas. 31.5 million and Ptas. 7.9 million respectively, as well as a scope limitation regarding a participating loan of Ptas. 88.4 million granted to a subsidiary, the financial statements of which were not available. Lastly, we expressed uncertainty as to the application of the going concern principle, given the Company's losses and insufficient net equity (per Spanish statutory requirements).

     United States securities regulations do not currently allow the use of financial statements in filings with the Securities and Exchange Commission (the "SEC") on which the Auditors' Report is qualified with respect to a material departure from generally accepted accounting principles. The accompanying financial statements for the year ended December 31, 1998 reflect an adjustment of the Spanish statutorily approved financial statements of the Company solely for the purpose of complying with the United States securities regulations.

     The adjustment to the Spanish statutorily approved financial statements consists in creating the above mentioned provisions for Ptas. 31.5 million and Ptas. 7.9 million respectively, by way of a charge to the 1998 income statement for the combined amount. Our scope limitation has been lifted by way of a letter of comfort from Telefonica Interactiva, S.A. (currently sole shareholder of the Company) in relation to the subsidiary to which the participating loan was granted, together with unaudited accounts relating to the year ended December 31, 1998 and the eight month period ended August 31, 1999. Notwithstanding the above, our uncertainty as regards the application of the going concern principle is still applicable to the attached adjusted financial statements.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telefonica Servicios y Contenidos por la Red, S.A. as of December 31, 1998, and the results of their operations for the year ended December 31, 1998, in conformity with generally accepted accounting principles accepted in Spain.

BDO Audiberia

Alfonso Osorio Iturmendi
Socio Auditor de Cuentas

Madrid, Spain, February 19, 1999*

---------------
* (except with respect to the letter of comfort referred to above, which is dated September 6, 1999).

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of
Servicios y Contenidos por la Red, S.A. Unipersonal

1. We have audited the financial statements of Servicios y Contenidos por la Red S.A.U. comprising the balance sheet as of December 31, 1997 and 1996 and the related profit and loss accounts and the related notes, for each of the years then ended, all expressed in Spanish pesetas. These financial statements are the responsibility of the Company's Directors. Our responsibility is to express an opinion on these financial statements based on our audits.

2. We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the financial statements of Servicios y Contenidos por la Red, S.A.U., for any period subsequent to December 31, 1997.

3. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Servicios y Contenidos por la Red S.A.U. as of December 31, 1997 and 1996, and the results of its operations and the changes in its financial position for the years then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards in Spain consistently applied.

4. As indicated in note 11, the Company has significant transactions with Telefonica Group companies.

    Price Waterhouse Auditores, S.A.

    February 23, 1998

                              TERRA NETWORKS, S.A.
          (NAMED TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
                                AND SUBSIDIARIES

          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1999

                                                              12/31/98    12/31/99
                                                              --------    ---------
                                                               THOUSANDS OF EUROS
ASSETS
Start-up costs (Note 5).....................................       22        51,130
Intangible assets (net) (Note 6)............................      527        92,807
Property, plant and equipment (net) (Note 7)................    3,478        37,256
Financial assets:
  Holdings in companies carried by the equity method........       --         2,013
  Other long-term assets (Note 8)...........................    1,230         4,345
  Long-term tax receivable (Note 13)........................       55        52,489
                                                               ------     ---------
          Total financial assets............................    1,285        58,847
Goodwill....................................................    2,288       508,705
Current assets:
  Inventories...............................................      522         2,628
  Accounts receivable from third parties, net (Note 9)......    5,555        20,298
  Accounts receivable from related companies (Note 14)......    1,274         3,497
  Prepayments...............................................       --        17,139
  Tax receivables (Note 13).................................      675        23,172
  Short-term financial investments (Note 10)................    2,843       569,547
  Cash......................................................      148        20,439
                                                               ------     ---------
          Total current assets..............................   11,017       656,720
                                                               ------     ---------
          Total assets......................................   18,617     1,405,465
                                                               ======     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity (Note 11)..............................    3,593     1,233,527
Minority interests (Note 12)................................       85         1,301
Long-term liabilities:
  Long-term deferred tax liability (Note 13)................       --         9,809
  Other long-term liabilities...............................      221         5,374
                                                               ------     ---------
          Total long-term liabilities.......................      221        15,183
Current liabilities:
  Accounts payable to trade creditors.......................    5,501        70,434
  Accounts payable to non-trade creditors...................      647        58,976
  Accounts payable to related companies (Note 14)...........    7,790        16,639
  Accrued taxes payable (Note 13)...........................      416         8,036
  Other liabilities.........................................      364         1,369
                                                               ------     ---------
          Total current liabilities.........................   14,718       155,454
                                                               ------     ---------
          Total liabilities and shareholders' equity........   18,617     1,405,465
                                                               ======     =========

   The accompanying Notes 1 to 20 and Exhibits I and II are an integral part of these Consolidated Financial Statements.

  Amounts as of December 31, 1998 have been restated from Spanish pesetas into
                                      Euro
                 using the exchange rate as of January 1, 1999.

                              TERRA NETWORKS, S.A.
          (NAMED TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
                                AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997,
                                 1998 AND 1999

                                                                         YEAR ENDED
                                                              --------------------------------
                                                              12/31/97    12/31/98    12/31/99
                                                              --------    --------    --------
                                                                     THOUSANDS OF EUROS
Revenues:
  Revenues from access......................................    2,390       9,646       24,817
  Revenues from advertising.................................       72       1,115        5,123
  Other Revenues............................................       88       1,384       20,291
                                                               ------     -------     --------
Total revenues (Note 15)....................................    2,550      12,145       50,231
Operating expenses:
  Goods purchased...........................................   (1,054)     (8,475)     (31,044)
  Personnel expenses (Note 15)..............................     (928)     (3,175)     (19,942)
  Depreciation and amortization.............................     (464)       (701)      (6,272)
  Other operating expenses (Note 15)........................   (2,144)     (5,555)     (83,904)
                                                               ------     -------     --------
Total operating expenses before financial expenses and
  goodwill amortization.....................................   (4,590)    (17,906)    (141,162)
                                                               ------     -------     --------
Operating loss..............................................   (2,040)     (5,761)     (90,931)
Amortization of goodwill....................................     (310)       (339)     (28,654)
Financial income (expense), net.............................      (81)        (90)      (1,839)
                                                               ------     -------     --------
Loss from ordinary activities...............................   (2,431)     (6,190)    (117,746)
Extraordinary income (expense), net.........................       97        (562)      (1,485)
                                                               ------     -------     --------
Loss before tax and minority interest.......................   (2,334)     (6,752)    (119,231)
Corporate income tax credit (Note 13).......................      363       1,334       35,899
Minority interest...........................................      465       1,673        1,928
                                                               ------     -------     --------
Net loss....................................................   (1,506)     (3,745)     (81,404)
                                                               ======     =======     ========

   The accompanying Notes 1 to 20 and Exhibits I and II are an integral part of these Consolidated Financial Statements.

 Amounts for the years ended December 31, 1997 and 1998 have been restated from Spanish pesetas into Euro using the exchange rate as of January 1, 1999.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 1999 and 1998 and for the Years Ended December 31, 1999, 1998
                                    and 1997

                (in thousands of euros unless otherwise stated)

(1) INTRODUCTION AND GENERAL INFORMATION

DESCRIPTION OF THE TERRA NETWORKS GROUP --

     Terra Networks, S.A. and its subsidiaries and investees are an integrated group of companies (the Terra Networks Group) that do business through the use of the Internet (access ("ISP"), advertising, e-commerce, interactive services, etc.).

     Terra Networks (formerly named Telefonica Interactiva, S.A.), was formed on December 4, 1998, as a Spanish corporation for an unlimited duration. Its registered office is in Madrid (Spain). Subsequent to the formation of Terra Networks, S.A. by its parent company Telefonica, S.A., Telefonica contributed certain investments it held in Internet businesses to Terra Networks, S.A.

     The transfer of these investments from Telefonica, S.A. to Terra Networks S.A. represents a reorganization of entities under common control. Accordingly, although, Terra Networks, S.A. was legally formed on December 4, 1998, we have prepared the accompanying consolidated financial statements as if we had owned these investments from the dates that they were acquired by our parent company Telefonica, S.A. For purposes of the accompanying consolidated financial statements, we have recorded these transfers of investments among entities under common control using the historical cost as if they occurred as of January 1, 1996.

     On September 7, 1999, we changed our legal name from Telefonica Interactiva, S.A. to Terra Networks, S.A.

     As of December 31, 1998, all the shares of Terra Networks, S.A. were owned by Telefonica, S.A. (formerly Telefonica de Espana, S.A.). In 1999, as a result of our initial public offering, Telefonica, S.A. had its interest in us declined to 69.64% as of December 31, 1999.

     Terra Networks, S.A. is listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and on the Nasdaq National Market. As of December 31, 1999, its shareholders were as follows:

                                                                PERCENTAGE OF
SHAREHOLDER                                                       OWNERSHIP
-----------                                                     -------------
Telefonica, S.A.............................................        69.64
Bidasoa B.V.................................................         5.86
Caja de Ahorros y Pensiones de Barcelona (La Caixa).........         2.50
Banco Zaragozano, S.A.......................................         2.50
Infosearch Holdings, S.A....................................         1.76
CTC Mundo, S.A..............................................         1.07
Telefonica de Peru, S.A.....................................         0.80
International Discount Telecom. Corp. (IDT).................         0.41
Taetel, S.L.................................................         0.27
Other shareholders..........................................        15.19
                                                                   ------
TOTAL.......................................................       100.00
                                                                   ======

     The purpose of the holdings owned by Banco Zaragozano and Caja de Ahorros y Pensiones de Barcelona (La Caixa) is to enable these entities to act as agents in the Stock Option Plan for Terra Networks, S.A.'s executives (see Notes 17-b and 20).

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Exhibit I to the notes to consolidated financial statements lists the group companies in which Terra Networks, S.A. has direct or indirect holdings, their lines of business and their contributions to consolidated reserves and losses.

     Since its inception Terra Networks, S.A. has engaged mainly in the acquisition and management of stockholdings in Internet Service Providers (ISPs) and web portals in Spain, the United States and Latin America, in order to convert the Terra Networks Group into the leading Internet Group in the Spanish- and Portuguese-speaking market. Specifically, as of December 31, 1999, Terra Networks, S.A. had holdings in Spain, Mexico, Brazil, the United States, Guatemala, Argentina, Peru and Chile, providing Internet services under the Terra brand name in each of those locations (see Note 2).

     As of December 31, 1999 the Terra Networks Group structure was as follows:

                                      LOGO

     As described above, the activity of the Group is focused on the development of different businesses related to the use of the Internet. This development is still in an early stage and the Group has incurred losses through December 31, 1999. The Group expects that it will continue to incur such losses in the immediate future, reducing its shareholders' equity and increasing consequently the financial resources required to fund its operations. The business plan prepared by the Group for the next five years contemplates net income before the end of this period, assuming the accomplishment of certain trends and hypotheses. It is not possible to evaluate if those trends and hypotheses are going to be accomplished and, consequently, what is going to be the future performance and viability in the medium- and long-term of the Group.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) BASIS OF PRESENTATION FOR THE CONSOLIDATED FINANCIAL STATEMENTS

A)  TRUE AND FAIR VIEW --

     The accompanying consolidated financial statements of the Group were prepared from the individual accounts of Terra Networks, S.A. and of those companies that comprise the access (ISP) and portal activities controlled by Terra Networks, S.A. or its parent company, Telefonica, S.A. during the period beginning January 1, 1997 and ending December 31, 1999.

     The individual financial statements of the companies integrated in the Terra Networks Group were prepared in accordance with the accounting principles and standards regulated in Spain by the Commercial Code as implemented by the Spanish National Chart of Accounts and with the applicable regulations in the different countries in which the companies comprising the consolidated Group are located. The consolidated financial statements are presented in accordance with the Spanish regulations for the preparation of consolidated financial statements, as approved by Royal Decree 1815/1991. Accordingly, these consolidated financial statements give a true and fair view of the net worth and financial position as of December 31, 1999 and 1998 and of the results of operations and of funds obtained and applied in each of the three years in the period ended December 31, 1999, 1998 and 1997.

B)  CONSOLIDATION PRINCIPLES --

     The companies over which effective control is exercised by Terra Networks, S.A. by virtue of ownership of a majority of the voting rights in their representation and decision-making bodies were consolidated by the global integration method; those in which Terra Networks, S.A. has significant influence but not ownership of a majority of the voting rights are carried by the equity method, unless they are not material with respect to giving a true and fair value of the Group. Significant influence is deemed to exist if the ownership level exceeds 20% in the case of unlisted companies or 3% in the case of listed companies.

     The companies consolidated by period were as follows:

                                                                       OWNERSHIP
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              ------    ------    -------
    COMPANIES
    Telefonica Servicios y Contenidos por la Red, S.A.
      (TSCR)..............................................    100.0%    100.0%    100.00%
    Terra Networks Chile (previously known as CTC
      Internet)...........................................     43.6%     43.6%     99.00%
    Terra Networks Peru (formerly Telefonica Servicios
      Internet del Peru SA.C.)............................     31.5%     35.0%     99.99%
    Ordenamiento de Links Especializados, S.L. (OLE)......       N/A       N/A    100.00%
    Double Click Iberoamerica, S.L........................       90%       90%        N/A
    Terra Networks Brasil (formerly Nutec Informatica,
      S.A.)...............................................       N/A       N/A     96.00%(*)
    Terra Interactiva de Contenidos S.A...................       N/A       N/A    100.00%
    Terra Networks Argentina, S.A.........................       N/A       N/A     99.99%
    Terra Networks Guatemala, S.A.........................       N/A       N/A     95.00%
    Corporacion Real Time Team, S.L.......................       N/A       N/A     25.00%(**)
    Terra Networks Mexico, S.A............................       N/A       N/A    100.00%(***)
    Terra Networks Portal Services USA, Llc...............       N/A       N/A     90.00%(****)
    Terra Networks Access Services USA, Llc...............       N/A       N/A     51.00%(****)

---------------

N/A: Not applicable.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(*)   Indirectly through Terra Interactiva Brasil, Ltda. (holding company)

(**)  Consolidated by the equity method

(***) 25% indirectly through Telefonica Servicios y Contenidos por la Red, S.A.

(****) Indirectly through Terra Networks USA, Inc. (holding company)

     All significant accounts and transactions between the consolidated companies were eliminated in consolidation. In case of group companies whose accounting principles differed from those of Terra Networks, S.A., adjustments were made in consolidation so as to present the consolidated financial statements on a uniform basis.

     The consolidated statements of operations include the results of operations of the acquired companies from the date each of these companies was acquired.

     The equity of the minority interests in the net worth and results of operations of the companies consolidated by the global integration method is recorded under the "Minority Interests" caption on the liability side of the consolidated balance sheet and the "Loss Attributed to Minority Interests" caption in the consolidated statement of operations, respectively (see Note 12).

     The result of carrying the holdings in associated companies in the consolidated balance sheet by the equity method is reflected under the "Holdings in Companies Carried by the Equity Method" caption.

     In accordance with Spanish GAAP, the accompanying consolidated financial statements do not include the tax effect, if any, of transferring the reserves of the consolidated companies to the controlling company's accounts, since it is considered that these reserves will be used as self-financing resources by the respective consolidated companies and that those reserves that may be distributed will not give rise to a material additional tax cost.

C)  CHANGES IN THE CONSOLIDATED GROUP --

     The main changes in the consolidated Group in 1999 and 1998 were as follows:

     In 1999, Terra Networks, S.A. acquired the following companies, which were included in the consolidated financial statements for the first time in the year ended December 31, 1999. The results of operations of these entities have been included in the consolidated results from the date each of the entities was acquired.

Ordenamiento de Links Epecializados, S.L. (OLE)

     On April 15, 1999 Terra Networks, S.A. acquired 100% of Ordenamiento de Links Epecializados, S.L. (OLE). The acquisition was accounted for under the purchase method of accounting. The sole shareholder of OLE was INFOSEARCH HOLDINGS, S.A. with registered offices in Luxembourg. The purchase price of OLE was Euro 12.02 million. The goodwill generated amounted to Euro 12.24 million (see Exhibit II). Subsequently Terra Networks, S.A. subscribed to a capital increase of Euro 6.01 million aimed at financing the company and increasing the equity.

     On September 13, 1999, in connection with the original agreement, Telefonica, S.A. undertook to sell to INFOSEARCH HOLDINGS, S.A. 4,928,000 shares of Terra Networks, S.A. for Euro 20.8 million through a capital increase approved by the Shareholders' Meeting on October 1, 1999 (see Notes 11-b and
20).

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Terra Networks Brasil, S.A. (formerly Nutec Informatica, S.A.)

     In 1999 Terra Networks, S.A. acquired through the holding company Telefonica Interactiva Brasil Ltda. 96% of the shares of Terra Networks Brasil, S.A. (formerly Nutec Informatica, S.A.), an Internet service provider that operates under the ZAZ brand name, which markets software developed by third parties, renders services relating to access networks and engages in business activities such as Internet portals.

     The company acquired was ultimately controlled by the Brazilian media group Rede Brasil Sul (RBS), and the acquisition took place in two stages:

     1. On June 15, 1999, Terra Networks Brasil, S.A. increased its capital by 16.67%, which was fully subscribed and paid by Telefonica Interactiva Brasil Ltda. for approximately Euro 224.63 million. A shareholder agreement was entered into whereby the latter became the holder of 50.01% of the voting rights.

     2. On August 5, 1999, RBS and certain minority shareholders ceased to be stockholders of Terra Networks Brasil, S.A. by virtue of a capital reduction of Euro 185.26 million, and Telefonica Interactiva Brasil, Ltda. increased its holding to 96%.

     Subsequently, Segovia Paticipacoes Ltda. (Segovia) was formed with a capital of US$ 10 million. This company is owned 99.9% by Taetel, S.L. (a Telefonica Group company) and 0.1% by minority shareholders owning 4% of Terra Networks Brasil, S.A., which have an agreement to exchange their Terra Networks Brasil, S.A. shares for the shares of Terra Networks, S.A. subscribed to by Segovia for US$ 10 million. On December 30, 1999, Terra Networks, S.A. entered into an agreement to acquire from Taetel, S.A. the shares of Segovia for the amount of the capital stock plus the expenses incurred by Taetel, S.L. in acquiring and financing the shares. Accordingly, upon the closing of the agreement, Terra Networks, S.A. will own a 96% holding in Terra Networks Brasil Ltda. directly and the remaining 4% through Segovia.

     The goodwill generated by these transactions amounted, in aggregate, to euro 181,897 thousand (see Exhibit II).

Double Click Iberoamerica, S.L.

     On May 31, 1999, Terra Networks, S.A. acquired from Telefonica Publicidad e Informacion, S.A. a subsidiary of Telefonica, S.A., 90% of the capital of Double Click Iberoamerica, S.L. representing Telefonica Publicidad e Informacion, S.A.'s entire interest in Double Click Iberoamerica, S.L. The price was Euro 530 thousand and a Euro 139 thousand goodwill was generated in this acquisition (see
Exhibit II). This company has also been consolidated by the global integration method in 1997 and 1998 as Telefonica, S.A. effectively owned a 90% interest in Double Click Iberoamerica, S.L. both before and after the transfer of this investment to Terra Networks, S.A.

     On November 4, 1999, Terra Networks, S.A. sold Double Click Iberoamerica, S.L. to Double Click International Internet Advertising Limited (an unrelated third party) for Euro 1,250 thousand, giving rise to extraordinary revenues of Euro 720 thousand.

Terra Interactiva de Contenidos, S.A.

     On April 13, 1999, Terra Networks, S.A. incorporated the sole-stockholder company Terra Interactiva de Contenidos, S.A. (formerly Telefonica Interactiva de Contenidos, S.A.), through the issuance of 660,000 shares of Euro 1 par value each, with a capital stock of Euro 660 thousand and

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

additional paid-in capital of Euro 18,631 thousand. This company purchases and develops contents for the Terra Networks Group.

Terra Networks Guatemala, S.A.

     On July 21, 1999, Terra Networks, S.A. acquired a 95% holding in Infovia, S.A. (now Terra Networks Guatemala, S.A.) from the Panamanian Internet service provider Infovia International Inc. for approximately Euro 3.82 million in cash. The acquisition was accounted for using the purchase method. Goodwill of approximately Euro 3.31 million resulted from the acquisition (see Exhibit II).

CIERV, S.L.

     On July 29, 1999, Terra Networks, S.A. entered into a share purchase agreement with the shareholders of Centro de Investigacion y Experimentacion de Realidad Virtual, S.L. (CIERV), known as the Teknoland Group, which engages mainly in the design of products such as web pages, intranets, the creation of virtual communities and other web page-based services.

     Under this agreement, CIERV was split into two companies, CIERV and CIERV NUEVA, and Terra Networks, S.A. acquired, for Euro 6.47 million in cash, all the shares of CIERV, which owns 14.33% of the capital of Corporacion Real Time Team, S.L. (CRTT).

     Subsequently, Terra Networks, S.A. subscribed to and paid in full a capital increase of Euro 7.59 million at CRTT, increasing its ownership interest in this company to 25%.

     Terra Networks, S.A. has a purchase option on 26% of the shares of CRTT from its founding shareholders after 36 months, although Terra Networks, S.A. has the option to purchase this 26% earlier if CRTT fails to meet specified revenue targets.

Terra Networks Argentina, S.A.

     On July 28, 1999, Terra Networks, S.A. incorporated the holding company Telefonica Interactiva Argentina, S.A. (now Terra Networks Argentina, S.A.) with a capital stock of US$ 12,000, in which Terra Networks, S.A. has a 99.99% holding. Capital was subsequently increased to US$ 10,453,000.

     On September 21, 1999, Terra Networks Argentina, S.A. acquired all the shares of Donde Latinoamericana, S.A., which owns the local portal Donde, for US$ 4,504,000 in cash.

     On September 9, 1999, Terra Networks Argentina, S.A. acquired all the shares of Netgocios, S.A., which owns the local portal Gauchonet and the domains registered in Argentina and the U.S. under Gauchonet, for a total amount of US$ 5,486,000 in cash.

Terra Networks Mexico, S.A. de C. V.

     Terra Networks, S.A. acquired all the shares of Informacion Selectiva, S.A. (INFOSEL) from the stockholders of the Reforma Group through various transactions structured around the Dutch company Bidasoa B.V., as described below. At the end of the series of transactions, the sellers of Infosel received US$ 220 million of the Terra Networks, S.A's ordinary shares and US$ 60 million in cash. Infosel provides Internet access, portal and real-time financial information services and services for companies.

     On September 10, 1999, Terra Networks, S.A. and Bidasoa B.V. (a company grouping together the stockholders of the Reforma Group) incorporated the holding company Terra Networks Mexico,

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

S.A. de C.V., through a $60 million equity contribution made by Terra Networks, S.A. After this contribution, Terra Networks, S.A possessed a 75% economic holding in Terra Networks Mexico, S.A. de C.V and Bidasoa B.V. a 25% economic holding. Bidasoa B.V. controlled all voting rights in this entity.

     On October 5, 1999, Terra Networks Mexico, S.A. de C.V. agreed to acquire all the shares of Infosel for US$ 60 million in cash. On that same date our wholly owned subsidiary TSCR agreed to acquire from Bidasoa B.V. 25% of the economic interests in the capital stock of Terra Networks Mexico, S.A. de C.V. representing all of the voting rights on the common shares for US$ 235 million, making Infosel an indirectly wholly-owned investee of Terra Networks, S.A.. This transaction closed in November 1999.

     On October 16, 1999, Bidasoa, B.V. agreed to acquire shares of Terra Networks, S.A. for US$ 220 million at the institutional offering price. This transaction was channeled through Taetel, S.L. (a Telefonica Group company), which on November 17, 1999 acquired 16,417,420 million shares for Euro 213,426,460 and immediately sold them to Bidasoa B.V. for the equivalent US dollar value of US$ 220 million.

     Informacion Selectiva, S.A. owns all the shares of Infoshare
Communications, Inc., Guadalajara Teleport, S.A. de C.V. and Interdata Infosel, S.A. de C.V.

     The goodwill generated by these transactions amounted, in aggregate, to euro 264,392 thousand (see Exhibit II).

Terra Networks USA, Inc.

     On May 27, 1999, Terra Networks, S.A. incorporated the holding company Terra Networks USA, Inc. (formerly Telefonica Interactiva USA, Inc.). On October 5, 1999, Terra Networks USA and International Discount Telecomunications Corporation (IDT) entered into a joint venture contract to provide Internet access and portal services for the Spanish-speaking market in the U.S.

     Under this joint venture contract, on October 5, 1999, Terra Networks USA, Inc. and IDT formed the Internet service provider Terra Networks Access Services USA LLC (owned 51% and 49%, respectively). On that same date, Terra Networks USA, Inc. and IDT formed Terra Networks Services USA LLC (owned 90% and 10%, respectively) to engage in portal business activities.

     In regards to the Terra Networks Access Services USA LLC, the parties agreed that Terra Networks USA, Inc. would supply the funds required to cover for two years the company's business plan requirements, up to a maximum of US$ 30 million, and that IDT would contribute its customer roster of 45,782 customers. The accompanying consolidated balance sheet reflects the Group's commitment to pay the aforementioned US$ 30 million, which is recorded under the liability "Accounts payable to non-trade creditors" caption. The customer roster contributed by IDT was recorded for the same amount under the "Intangible Assets" caption (see Note 6).

     IDT subscribed to shares of Terra Networks, S.A. for US$ 15 million at the date of the public offering of shares. Similar to the shares of Terra Networks, S.A. purchased by Bidasoa, B.V., this transaction was independent of the formation of the joint ventures with IDT and did not impact the accounting for such joint ventures.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Terra Networks Chile Holding Limitada

     On October 4, 1999, Terra Networks, S.A.'s subsidiary, Terra Networks Chile Holding Limitada (formerly Telefonica Interactiva Chile Limitada), acquired from CTC Mundo the 95% interest it owned of Proveedora de Servicios de Conectividad, S.A.

     Terra Networks Chile Holding Limitada paid US$ 40 million in cash, generating goodwill of Euro 39,667 thousands, which is being amortized over a period of 60 months (5 years).

(3) ACCOUNTING PRINCIPLES

     The main accounting principles used in the preparation of these consolidated financial statements are as follows:

A)  GOODWILL IN CONSOLIDATION --

     The accompanying consolidated balance sheets include goodwill, net of amortization, arising from the excess of the amounts paid to acquire the shares of the dependent companies consolidated or carried by the equity method over their underlying book values of the net assets acquired at the acquisition date.

     The goodwill is being amortized on a straight-line basis over five years (see Note 4 and Exhibit II).

B)  TRANSLATION METHODS (PERIOD-END EXCHANGE RATE METHOD) --

     The financial statements of the Group companies abroad were translated to euros at the exchange rates prevailing at period-end, except for:

     1. Capital stock and reserves, which were translated at historical exchange rates.

     2. Goodwill arising at Terra Networks, S.A. on the acquisition of a foreign holding, either directly or through a portfolio company in the country concerned, which was translated at historical exchange rates.

     3. Statements of operations, which were translated at the average exchange rate for the period.

     The exchange differences arising from application of these procedures are included under "Shareholders' Equity" in the accompanying consolidated balance sheets, net of the portions of said differences relating to minority interests, which are recorded under "Minority Interests" on the liability side of the accompanying consolidated balance sheets.

C)  START UP EXPENSES --

     Start up expenses, which include incorporation, preopening and capital increase expenses, are recorded at cost. These costs relate mainly to expenses associated with the public offering of shares, such as legal fees, public deed and registration expenses, security underwriting and placement fees, etc., and advertising expenses incurred in launching the Terra brand name and publicizing Terra's public offering of shares.

     These expenses are amortized on a straight-line basis over five years.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

D)  INTANGIBLE ASSETS --

     This caption in the accompanying consolidated balance sheets relate mainly to intellectual property, computer software and other intangible rights.

     Intellectual property is recorded at the amounts paid for the acquisition from third parties of title to, or the right to use, trademarks, and is amortized on a straight-line basis over five years.

     Computer software is recorded at cost only when it will foreseeably be used over several years, in which case it is amortized on a straight-line basis over three years. Software maintenance expenses are expensed currently.

     The "Other Intangible Assets" caption includes intangible rights relating to the acquisition of franchises and customer rosters from third parties, which are amortized on a straight-line basis over three to five years, as well as rights acquired under long-term service contracts, which are amortized on a straight-line basis over the contract term.

E)  PROPERTY, PLANT AND EQUIPMENT --

     Property, plant and equipment is carried at cost.

     The costs of expansion, modernization and improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalized.

     Upkeep and maintenance expenses are expensed currently.

     Property, plant and equipment is depreciated using the straight-line method over the estimated useful life of the assets, as follows:

                                                                 YEARS OF
                                                                 ESTIMATED
                                                                USEFUL LIFE
                                                                -----------
Technical Installations.....................................       5-12
Furniture...................................................       7-11
Computer hardware...........................................        2-5
Other tangible fixed assets.................................          4
Other installations.........................................         10

F)   SHORT-TERM FINANCIAL INVESTMENTS --

     All short-term financial investments are recorded at cost. As these investments are of a short-term duration, the cost of these investments approximates their fair value.

G)  INVENTORIES --

     Inventories are stated at the lower of cost or market, with cost being determined in accordance with first-in first-out method of accounting. Obsolete or defective inventories have been reduced to net realizable value. The provisions to write down inventories are recorded on the basis of age and turnover of inventory and when the companies are selling below cost for promotional means. The amounts shown for 1999 correspond mainly to Internet connection kits and modems in for Infosel and in TSCR.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

H)  FOREIGN CURRENCY TRANSACTIONS --

     Fixed-income securities and receivables and payables denominated in foreign currencies are translated from the foreign currencies at the exchange rate prevailing at the transaction date, and are adjusted at period-end to the exchange rates then prevailing.

     Exchange differences arising on adjustment of foreign currency accounts payable and receivable to period-end exchange rates are classified by currency and due date.

     The positive net differences are recorded as deferred revenues under the caption "Other long term liabilities" on the liability side of the consolidated balance sheet, unless exchange losses have been charged to income in prior periods, in which case the net positive differences are credited to period income up to the limit of the negative net differences charged to income in prior periods.

     The positive differences deferred in prior periods are credited to income in the period in which the related accounts receivable and payable fall due or are repaid early, or are compensated with negative differences that are recognized for the same or higher amount for each homogeneous group of currencies, and negative exchange differences are first offset against any positive difference, and any excess is charged to income.

     For all periods presented, there were no deferrals of foreign-exchange transaction gains as any gains realized had not exceeded cumulative foreign exchange losses.

I)   CORPORATE INCOME TAX AND OTHER TAXES --

     These captions in the consolidated statements of operations include amounts arising from Spanish corporate income tax and similar taxes applicable to Group companies outside Spain, including those relating to period expenses and those arising from adjustments to amounts recorded in prior periods.

     The corporate income tax expense for each period is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, defined as those arising between taxable income and book income before taxes that do not reverse in subsequent periods.

     Tax relief and tax credits, excluding tax withholdings and prepayments, are deducted from the corporate income tax charge in the period in which they are definitively taken. The difference between the expense incurred and the tax paid is due to revenue and expense recognition timing differences giving rise to prepaid and deferred taxes (see Note 13).

J)   RECOGNITION OF REVENUES AND EXPENSES --

General standard --

     Revenues and expenses are recognized on an accrual basis, i.e., when the goods and services are actually provided, regardless of when the resulting monetary or financial flow occurs. Provisions for estimated returns and credits are recorded at the time that the related revenues are recorded, as a direct reduction to revenues.

     Any differences between the estimated revenues accrued and those subsequently invoiced are not material and are recorded in the following period. In accordance with the accounting principle of prudence, only realizable income is recorded at period-end, whereas contingencies and losses are recorded when known.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The main types of revenues recorded by the company are as follows:

ISP revenues ---

     Revenues from fixed fee internet access, including those billed in advance, are recognized during the period in which the services are provided. Amounts billed or paid in advance by customers are recorded as deferred revenues and included under "Other Liabilities". Subscription agreements related to ISP operations generally have a duration for a period of twelve months.

     Since June, 1999 free Internet access has been provided in Spain. Additionally, since February, 2000 free Internet access has been provided in Brazil, and since March, 2000 in Chile and Mexico. We expect to earn traffic-inducement fees in all of the countries in which we currently offer free Internet access. Traffic-inducement fees arise because users of the Internet that connect through telephone lines are charged per minute fees by the local telephone company. In Spain, the local telephone company is Telefonica de Espana, S.A. Subsequent to year-end, we have or will enter into agreements with the local telephone companies, including Telefonica de Espana, S.A., whereby these local providers remit a portion of their interconnection fees from Internet users to Terra Networks, S.A. based on traffic generated by Terra Networks, S.A. (that is, based on minutes of use by users of Terra Networks, S.A.'s ISP services). For example, Terra Networks, S.A., has signed a contract with Telefonica Data Espana, S.A., a subsidiary of Telefonica de Espana, S.A., whereby Telefonica Data Espana, S.A. will pay us a Euro amount per minute for each minute of network time used by one of our customers according to a sliding scale. Revenues from traffic generation will be recorded in the period that the users were connected to the telephone lines, regardless of when such fees are remitted to the Company by the local telephone providers.

Advertising revenues --

     Advertising revenues are derived principally from:

     - Advertising arrangements under which the Group receives revenues based on a cost-per-thousand impressions. These arrangements are pursuant to short-term agreements with our customers. Revenues are recognized ratably based on the impressions achieved to date over the rate specified in each customer contract. Revenues under guarantee impression contracts are not recorded until the guaranteed number of impressions is reached.

     - Sponsorship arrangements that allow advertisers to sponsor an area on one of the Group's portals in exchange for a fixed payment. Fees from these arrangements are recognized on a straight-line basis over the life of the arrangement.

     - Fees for design, coordination and integration of advertising campaigns and sponsorships to be placed on one of the Group's portals. These fees are recognized at the completion of each project, which generally take one month or less to complete.

E-commerce revenues --

     These revenues are derived from e-commence transactions conducted through the Group's portals. The net fees received by the Group from the conducting of an e-commerce transaction through the Group's portals are recognized on notification of sales attributable to one of the Group's portals. To date, e-commerce revenues have not been significant.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Other revenues ---

     The Group offers web hosting services consisting of allowing web users to establish and maintain web sites using the hard disk space and servers of the Group. An initial non-refundable installation fee is recognized at the commencement of the web hosting service to the extent that direct costs exceed this fee. To date these fees have been inmaterial. Web hosting fees that are based on the amount of disk space and Internet band width required are recognized ratably over the life of the hosting contract. To date, web hosting revenues have been insignificant.

     Together with web hosting services, our subsidiary Infosel also provides other internet related corporate services, like web design and maintenance, where fees are charged depending on the life and kind of contract. Infosel will separately enter into contracts to develop the web site, host it and/or provide maintenance of the web site. Infosel does not recognize revenues from the development of web sites until (a) persuasive evidence of an arrangement exists,
(b) collection is probable, (c) the rights to the web site software has been delivered to the customer, (d) the fee is otherwise fixed and determinable and
(e) vendor specific evidence exists related to this element. Furthermore, Infosel recognizes revenues from the hosting and maintenance arrangements ratably over the period to which these agreements relate.

     In addition to these activities, Infosel provides a financial information service, Infosel Financiero, launched in 1990, that displays real-time stock prices, stock indexes, financial news and trend analysis to market professionals in Mexico and New York, competing with services such as Reuters and Bloomberg. The business model consists in charging a fixed amount per month for rental of a display terminal. Revenues from this service are recognized monthly as the service is provided.

     Infosel owns LINCE, a proprietary electronic trading network for fixed-income securities. The business model consists of charging a fixed amount per year for the use of a lince terminal and fees based on the volume of securities traded. Infosel entered into a venture with Remate Electronico S.A. de C.V., which manages the venture and controls the customer relationships. Remate Electronico will be entitled to all revenues earned by the venture. Infosel will earn a technology license fee equal to 20% of Remate's revenues. Revenues from this service are recognized monthly as the service is provided.

     Infosel operates an electronic information transmission system that operates in a private TCP/IP network between companies, called EDI Comercial. It is used for B2B transactions, allowing its customers exchange orders and control inventories. Clients are charged a fixed amount per year and fees depending on the number of orders and the size in bytes transferred. Revenues from the annual fees are recorded as revenues ratably throughout the year, while fees from the transfer of information are recorded in the period that the information was transferred.

K)  CONVERSION TO EURO AS REPORTING CURRENCY --

     The consolidated financial statements and notes to consolidated financial statements are presented in Euros. The Company previously reported this information in Spanish pesetas, to the extent that these financial statements were consolidated into the consolidated financial statements of Terra Networks, S.A.'s parent company, Telefonica, S.A. The conversion of peseta amounts into Euros related to the financial information presented prior to the creation of the Euro on January 1, 1999 was calculated using the exchange rate as of January 1, 1999 which was 1 Euro to 166.386 Spanish pesetas.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The comparative consolidated financial statements reported in Euros show the same trends as would have been presented if the Company had presented such statements in Spanish pesetas. The consolidated financial statements are not comparable to financial statements of other companies that report in Euros and that restate amounts from currencies other than Spanish pesetas.

L)   STOCK SPLIT AND SHARE ISSUES TO TELEFONICA --

     All share and purchase amounts have been retroactively restated to reflect the 1:2 reverse stock split approved by our Board of Directors on September 7, 1999. Furthermore, loss per share amounts in Note 20 reflect the retroactive effect and issuance of 193,495,585 ordinary shares to Telefonica, S.A. shortly thereafter. See Note 11.

(4) GOODWILL IN CONSOLIDATION

     The variations in "Goodwill in Consolidation" and in the related accumulated amortization in 1999 and 1998 were as follows:

                                                                THOUSANDS
                                                                OF EUROS
                                                                ---------
BALANCE AT 12/31/97.........................................       2,789
                                                                 -------
Amortization................................................        (339)
Translation differences.....................................        (162)
                                                                 -------
BALANCE AT 12/31/98.........................................       2,288
                                                                 =======
Additions...................................................     535,210
Retirements.................................................        (139)
Amortization................................................     (28,654)
                                                                 -------
BALANCE AT 12/31/99.........................................     508,705
                                                                 =======

     The additions to goodwill arose in 1999 on the acquisitions of holdings in the various companies composing the Group. The additions in 1999 relate mainly to the purchase of Infosel and Terra Networks Brasil, S.A. (see Notes 2-c and
Exhibit II).

     The Group amortizes existing goodwill over 5 years. Amortization expense recorded during the year ended December 31, 1999 relates to amortization of goodwill from the date of acquisition of the holdings through December 31, 1999.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) START-UP EXPENSES

     The detail of the balances of and changes in this caption in 1999 and 1998, are as follows:

                                                                THOUSANDS
                                                                OF EUROS
                                                                ---------
BALANCE AT 12/31/97.........................................         30
                                                                 ------
Amortization................................................         (8)
                                                                 ------
BALANCE AT 12/31/98.........................................         22
                                                                 ======
Additions...................................................     52,028
Amortization................................................       (920)
                                                                 ------
BALANCE AT 12/31/99.........................................     51,130
                                                                 ======

     The additions for 1999 relate mainly to expenses associated with the public offering of Terra Networks, S.A. common shares and with the advertising for the launch of the Terra brand name.

(6) INTANGIBLE ASSETS

     The details of the balances of the intangible asset accounts, the related accumulated amortization and the variations therein in the years ended December 31, 1999 and 1998 are as follows:

                                                                        ACCUMULATED
                                                               COST     AMORTIZATION     NET
                                                              ------    ------------    ------
                                                                     THOUSANDS OF EUROS
   BALANCE AT 12/31/97....................................     1,408         (512)         896
                                                              ------       ------       ------
   Additions..............................................       171         (451)        (280)
   Retirements............................................      (150)          61          (89)
                                                              ------       ------       ------
   BALANCE AT 12/31/98....................................     1,429         (902)         527
                                                              ======       ======       ======
   Additions..............................................    94,847       (3,136)      91,711
   Retirements............................................      (510)         474          (36)
   Inclusion of companies.................................       605           --          605
                                                              ------       ------       ------
   BALANCE AT 12/31/99....................................    96,371       (3,564)      92,807
                                                              ======       ======       ======

     "Inclusion of companies" includes the balances of the dependent companies as of the date on which they were acquired and first included in consolidation.

     The translation differences arising from translation of the intangible assets of the foreign dependent companies to Euro at the year-end exchange rates are included in "Additions".

     The additions for 1999 correspond mainly to the following items:

* Contracts with Telefonica del Peru, S.A.A. (TdP) and Telefonica Servicios Internet del Peru, S.A.C. (TSI) --

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On October 20, 1999, Terra Networks Peru, S.A. entered into contracts with TdP and TSI that enabled it to commence operations in the residential Internet segment. The main terms of the contracts are as follows:

     1. TdP undertakes to provide Terra Networks Peru, S.A., for a ten-year period and under the most favorable terms, the telecommunications services required to carry on its business, to grant it the right to use its cable broadcasting distribution network and to not provide directly or through subsidiaries Internet services for residential users. The consideration for the foregoing paid by Terra Networks, S.A. amounted to US$ 25 million in cash, and this amount was recorded as an intangible asset and is being amortized at consolidated level on a straight-line basis over five years.

     2. TSI transferred to Terra Networks Peru, S.A. all its contracts with customers and the customer database of the Internet Provider Centers and made available to the latter the assets assigned to or obtained for the provision of Internet services to residential customers. Terra Networks Peru, S.A. paid US$ 5 million in this connection, and this amount was recorded as an intangible asset and is being amortized on a straight-line basis over five years.

     3. Terra Networks Peru, S.A. undertakes not to offer directly or indirectly Internet services to nonresidential customers, not to provide telecommunications services that might compete with those of TdP and to use the telecommunications infrastructures and services provided by TdP and its subsidiaries.

* Acquisition of franchises in Mexico ---

     In 1999 Informacion Selectiva, S.A. (Infosel) acquired from various Internet Service Providers the franchises under which they rendered their services. For this purpose, Infosel entered into individual contracts with each of the companies concerned, which assigned Infosel the rights and obligations they had with their customers for a total amount of Euro 15.82 million in cash. This amount was recorded as an intangible asset and is being amortized on a straight-line basis over three years.

* Contribution by IDT of its customer roster --

     As described in Note 2, in 1999 Terra Networks USA, Inc. and IDT incorporated the Internet service provider Terra Networks Access Services USA Llc with ownership interests of 51% and 49%, respectively. In compliance with the joint-venture agreements, IDT contributed to the new company its customer roster, which was valued at US$ 28.8 million (Euro 28.58 million). This amount was recorded as an intangible asset and is being amortized on a straight-line basis over five years.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) PROPERTY, PLANT AND EQUIPMENT

     The details of the balances of property, plant and equipment, the related accumulated amortization and the variations therein in 1999 and 1998 are as follows:

                                       TECHNICAL      PROJECTS     COMPUTER   FURNITURE            ACCUMULATED
                                     INSTALLATIONS   IN PROGRESS   HARDWARE   AND OTHER   TOTAL    AMORTIZATION    NET
                                     -------------   -----------   --------   ---------   ------   ------------   ------
                                                                     THOUSANDS OF EUROS
      BALANCE AT 12/31/97..........         --             --          531         20        551         (72)        479
                                         -----         ------       ------      -----     ------     -------      ------
      Additions....................        164            133        2,882        100      3,279        (260)
      Retirements..................         --             --           (2)       (18)       (20)         --
                                         -----         ------       ------      -----     ------     -------      ------
      BALANCE AT 12/31/98..........        164            133        3,411        102      3,810        (332)      3,478
                                         =====         ======       ======      =====     ======     =======      ======
      Additions....................      1,184         10,524        4,658      4,081     20,447      (2,216)
      Retirements..................         --           (288)        (775)       (12)    (1,075)        234
      Inclusion of companies.......        198            723       21,446      2,265     24,632      (8,244)
                                         -----         ------       ------      -----     ------     -------      ------
      BALANCE AT 12/31/99..........      1,546         11,092       28,740      6,436     47,814     (10,558)     37,256
                                         =====         ======       ======      =====     ======     =======      ======

     According to Spanish Accounting Principles the inclusion of assets from acquired companies, should be made by each caption separately, not by the net book value.

     The main additions for 1999 correspond to the acquisition by Terra Networks, S.A. and Terra Networks Chile, S.A. of property, plant and equipment. The additions for "Projects in progress" in 1999 relate mainly payments in advance for the construction of a building for Terra Networks Mexico, S.A.

     "Inclusion of companies" includes the balances of the dependent companies as of the date on which they were acquired and first included in consolidation and mainly relates to Terra Networks Brasil, S.A. (formerly Nutec Informatica, S.A.) and Informacion Selectiva, S.A. (Infosel).

     The translation differences arising from translation of the property and equipment of the foreign dependent companies to Euro at the year-end exchange rates are included in "Additions".

(8) OTHER LONG-TERM ASSETS

     The detail of the balances of and changes in this caption in 1999 and 1998, are as follows:

                                         BALANCE AT               BALANCE AT               BALANCE AT
                                          12/31/97    ADDITIONS    12/31/98    ADDITIONS    12/31/99
                                         ----------   ---------   ----------   ---------   ----------
                                                              THOUSANDS OF EUROS
    Loans to affiliated Companies.....      842          388        1,230          266       1,496
    Long-term Guarantees and
      Deposits........................       --           --           --          236         236
    Long-term deferred expense........       --           --           --        1,841       1,841
    Other long-term loans.............       --           --           --          772         772
                                            ---          ---        -----        -----       -----
    Total.............................      842          388        1,230        3,115       4,345
                                            ===          ===        =====        =====       =====

     The "Loans to affiliated Companies" caption as of December 31, 1999 includes mainly a long-term loan from Telefonica Servicios y Contenidos por la Red, S.A. to Telefonica, S.A.

     "Long-term Deferred Expense" represents fees paid to acquired trade names. Such trade names are being amortized over a period of five years.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) ACCOUNTS RECEIVABLE

     The details of the balances of this caption as of December 31, 1999 and 1998 are as follows:

                                                                12/31/98    12/31/99
                                                                --------    --------
                                                                 THOUSANDS OF EUROS
Customers...................................................      7,812      18,426
Other accounts receivable...................................          7       6,232
Allowance for bad debts.....................................     (2,264)     (4,360)
                                                                 ------      ------
TOTAL.......................................................      5,555      20,298
                                                                 ======      ======

(10) SHORT-TERM FINANCIAL INVESTMENTS

     Short-term investments represents our interests in short-term equity/debt securities or other short-term financial instruments.

Unlisted securities --

     As of December 31, 1999, short-term financial investments of Euro 569.55 million are held by the following companies:

                                                              THOUSANDS
HOLDER                                                        OF EUROS
------                                                        ---------
Terra Networks, S.A.........................................   538,519
Terra Networks Mexico.......................................    12,868
Terra Networks Brasil.......................................     8,015
Terra Networks Chile........................................     4,916
OLE.........................................................     3,089
TSCR........................................................     1,220
Terra Networks Argentina....................................       920
                                                               -------
BALANCE AT 12/31/99.........................................   569,547
                                                               =======

     The short-term financial investment held by Terra Networks, S.A., OLE and TSCR as of December 31, 1999 relates to the current accounts held by these companies at Telefonia y Finanzas, S.A. (which belongs to the Telefonica Group). The current account balances earn interest at market rates. Thus, the carrying value of these investments approximates their fair value.

     The remainder of the short-term financial investments consists of financial investments with original maturities of three months to twelve months.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) SHAREHOLDERS' EQUITY

     The details of the balances of and changes in equity accounts in the years ended December 31, 1999 and 1998 are as follows:

                                                                        LOSS OF        TOTAL
                                                CAPITAL    RESERVES    THE PERIOD     EQUITY
                                                -------    --------    ----------    ---------
                                                              THOUSANDS OF EUROS
    BALANCE AT 12/31/97.....................      1,322      3,182       (1,506)         2,998
                                                -------    -------      -------      ---------
    Charges to reserves of 1997.............         --     (1,506)       1,506
    Translation differences.................         --         73           --
    Capital increase........................      4,267         --           --
    Loss of the period......................         --         --       (3,745)
                                                -------    -------      -------      ---------
    BALANCE AT 12/31/98.....................      5,589      1,749       (3,745)         3,593
                                                =======    =======      =======      =========
    Charges to reserves of 1998.............         --     (3,745)       3,745
    Translation differences.................         --       (631)          --
    Investment by parent company............     (5,529)     2,933           --
    Capital increase........................    559,940    754,625           --
    Loss of the period......................         --         --      (81,404)
                                                -------    -------      -------      ---------
    BALANCE AT 12/31/99.....................    560.000    754,931      (81,404)     1,233,527
                                                =======    =======      =======      =========

A)  CAPITAL STOCK --

     The capital stock of Terra Networks, S.A. as of December 31, 1999 is represented by 280,000,000 fully subscribed and paid registered shares of 2 Euro nominal value each.

     The amounts of capital stock present the main existing company at each time; for 1997, correspond to TSCR, for 1998 correspond to TSCR and Terra Networks, S.A. (since it was incorporated at December 4, 1998), and for 1999 correspond to Terra Networks, S.A.

     On April 23, 1999, Terra Networks, S.A. redenominated its capital stock in Euros. Accordingly, on that date the capital stock amounted to Euro 60,101.21, the par value of each of the shares being Euro 6.010121. Terra Networks, S.A. subsequently modified its capital stock to leave it at 60,000 shares of Euro
1.00168683 par value each.

B)  CAPITAL INCREASE --

     The following capital increases were carried out in 1999:

     1. On April 23, 1999 Terra Networks, S.A. increased capital by Euro 2,944,959.28 through the issuance of 2,940,000 shares of the same class of Euro 1.00168683 par value each, prior to the stock split described below. All these shares were subscribed and paid by Terra Networks, S.A.'s sole shareholder, Telefonica, S.A. The issue was made with an additional paid-in capital of Euro 7 per share, giving a total additional paid-in capital of Euro 21.04 million.

     2. On September 7, 1999, Terra Networks, S.A.'s sole shareholder, Telefonica, S.A., adopted, inter alia, the following resolutions:

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

        a. To increase the par value of Terra Networks, S.A.'s shares and to reduce the number thereof in a ratio of 2 to 1.

        b. The capitalization of accounts payable to the sole shareholder Telefonica, S.A. equal to Euro 266.79 million.

        c. Contribution of funds by Telefonica, S.A. equal to Euro 120.2 million.

     3. On October 1, 1999, the Shareholders Meeting of Terra Networks, S.A. approved, inter alia, the following agreements:

        a. To increase capital, the increase being subscribed by Infosearch Holdings, S.A. (former shareholder of OLE) by Euro 20.8 million (see Note 2-c).

        b. Capital increase amounting to Euro 30.21 million to permit the entry into the shareholder structure of the finance entities acting as agents for the Terra Networks, S.A.'s Stock Option Plan for its employees (see Note 17-b).

     4. On November 16, 1999, through a public deed, capital was further increased by an amount of Euro 123.15 million through the issuance of 61,576,415 shares of Euro 2 par value each. At the same time, the shares were issued with an additional paid-in capital of approximately Euro
        670.91 million.

     5. On December 2, 1999, through a public deed, capital was further increased by an amount of Euro 9 million through the issuance of 4,500,000 shares of Euro 2 par value each. At the same time, the shares were issued with an additional paid-in capital of Euro 49.5 million.

     The capital increases described in points 4 and 5 were carried out through a public offering of shares.

     The effects of the above-mentioned capital increase were reflected in shareholders' equity as follows:

                                     NUMBER OF SHARES                        MILLIONS OF EUROS
                                 -------------------------                  --------------------
                                               CUMULATIVE    ISSUE PRICE    SUBSCRIBED   PAID-IN
    OPERATION                      ISSUED         TOTAL      (EURO/SHARE)    CAPITAL     SURPLUS
    ---------                    -----------   -----------   ------------   ----------   -------
    INITIAL SITUATION.........     3,000,000     3,000,000                      3.00      21.04
    Reverse stock split 1 for
      2.......................           1x2     1,500,000                        --         --
    Accounts payable
      capitalization..........   133,394,375   134,894,375          2.00      266.79         --
    Contribution of funds.....    60,101,210   194,995,585          2.00      120.20         --
    Agreement with
      INFOSEARCH..............     4,928,000   199,923,585          4.22        9.86      10.94
    Employee Stock Option
      Plan....................    14,000,000   213,923,585          2.16       28.00       2.24
    Public offering of
      shares..................    61,576,415   275,500,000    11.81 - 13      123.15     670.91
    Public offering of
      overalotted shares......     4,500,000   280,000,000            13        9.00       49.5
                                               -----------                    ------     ------
    FINAL SITUATION...........                 280,000,000                    560.00     754.63
                                               ===========                    ======     ======

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

C)  LEGAL RESERVE --

     Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. The legal reserve can be used to increase capital, provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount. Otherwise, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose. At December 31, 1999,Terra Networks, S.A. had no legal reserve due to its losses.

D)  RESERVES --

     Consolidated reserves include the reserves and retained earnings of the Terra Networks Group's subsidiaries. Translation differences relate mainly to the effect of exchange rate fluctuations on the net assets of the companies located outside Spain (see Note 3-b). These effects gave rise to a decrease of Euro 631 thousand in 1999, as a result of the consolidation of Terra Networks Brasil Ltda., Terra Networks Chile Holding Ltda., Terra Networks Guatemala, S.A., Terra Networks Peru, S.A., Terra Networks Argentina, S.A. and Terra Networks Mexico, S.A. de C.V., and an increase of Euro 73 thousand in 1998.

E)  INVESTMENT BY PARENT COMPANY --

     "Investment by parent company" includes the capital increases in the companies owned by Telefonica, S.A., before the creation of the Group.

     Reserves contribution of companies acquired by Terra Networks, S.A. from its parent company, Telefonica, S.A. are registered under "Investment by parent company".

(12)  MINORITY INTERESTS

     This caption relates to the share of minority shareholders in the equity and loss for the year of the Group companies consolidated by the global integration method. The variations for the years ended December 31, 1999 and 1998 in the balances of this caption in the consolidated balance sheets are as follows:

                                                                THOUSANDS
                                                                OF EUROS
                                                                ---------
BALANCE AT 12/31/97.........................................      1,664
                                                                 ------
Loss for the year...........................................     (1,673)
Variation in translation differences........................         94
                                                                 ------
BALANCE AT 12/31/98.........................................         85
                                                                 ======
Capital contribution and acquisitions.......................      3,174
Loss for the year...........................................     (1,928)
Variation in translation differences........................        (30)
                                                                 ------
BALANCE AT 12/31/99.........................................      1,301
                                                                 ======

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The increase in 1999 relates mainly to the consolidation by global integration of Telefonica Interactiva Brasil Ltd., Terra Networks Mexico, S.A. de C.V. and Terra Networks USA Inc. (see Note 2-c).

(13)  TAX MATTERS

A)  TAX RECEIVABLES AND ACCRUED TAXES PAYABLE --

     The details of "Accrued Taxes Payable" and "Tax Receivables" as of December 31, 1999 and 1998 are as follows:

                                                                12/31/98    12/31/99
                                                                --------    --------
                                                                 THOUSANDS OF EUROS
ACCRUED TAXES PAYABLE:
Long-term deferred tax liability............................       --         9,809
                                                                  ---        ------
  TOTAL TAXES PAYABLE LONG-TERM.............................       --         9,809
                                                                  ===        ======
Foreign taxes (short-term)..................................       --         6,924
Other taxes (short-term)....................................      416         1,112
                                                                  ---        ------
  TOTAL TAXES PAYABLE SHORT-TERM............................      416         8,036
                                                                  ===        ======
TAX RECEIVABLES:
Deferred income tax assets and offset of tax losses.........       --        52,435
Other long-term deferred tax payments.......................       55            54
                                                                  ---        ------
  TOTAL TAX RECEIVABLES LONG-TERM...........................       55        52,489
                                                                  ===        ======
Tax prepayments/withholdings (short-term)...................      153           450
Foreign taxes (short-term)..................................       --        11,725
Other taxes (short-term)....................................      522        10,997
                                                                  ---        ------
  TOTAL TAX RECEIVABLES SHORT-TERM..........................      675        23,172
                                                                  ===        ======

     The years open for review by the tax inspection authorities vary from one consolidated company to another, although all returns from 1995 and later are generally open. No additional material liabilities are expected to arise for the Group in the event of a tax inspection.

B)  CORPORATE INCOME TAX AND TAX LOSS CARRY-FORWARDS --

     The corporate income tax of each of the Group companies is calculated on the basis of income determined by application of generally accepted accounting principles, which does not necessarily coincide with taxable income.

     For the year ended December 31, 1999, the companies included in the Group had no taxable income subject to corporate income tax.

     The corporate income tax legislation in force in the countries in which the Group companies are taxed provides that, in certain circumstances, tax losses incurred in prior years may be carried forward for offset against the taxable income obtained in subsequent years. Specifically, tax loss carryforwards incurred by the Group companies expire as follows:

     1. In Spain and Mexico tax losses may be carried forward for offset in a period of ten years from the year in which they were incurred.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     2. In Brazil and Chile there is no deadline for the offset of tax losses, although in Brazil the amount of the losses offset may not exceed 30% of the total taxable income in any one taxing period.

     3. In Peru and Argentina tax losses may be carried forward for offset in a period of four and five years, respectively, from the year in which they were incurred.

     As of December, 31, 1999, the period of generation of amounts of the tax loss carry-forwards are the following:

                                                                THOUSANDS
PERIOD OF GENERATION                                            OF EUROS
--------------------                                            ---------
Before 1997.................................................       3,345
1997........................................................       1,475
1998........................................................       8,430
1999........................................................     119,231
                                                                 -------
                                                                 132,481
                                                                 =======

     The Group recorded under the "Deferred Income Tax Assets and Offset of Tax Losses" caption the tax assets recorded in the individual financial statements of the following subsidiaries:

                                                                TAX LOSSES INCURRED
                                                                -------------------
                                                                THOUSANDS OF EUROS
Terra Networks, S.A.........................................          34,655
Telefonica Servicios y Contenidos por la Red, S.A...........          11,024
Terra Networks Mexico, S.A. de C.V. and subsidiaries........           6,756
                                                                      ------
                                                                      52,435
                                                                      ======

     The detail of the positive net balance of the "Corporate Income Tax" caption in the accompanying consolidated statement of operations is as follows:

                                                                THOUSANDS
                                                                OF EUROS
                                                                ---------
Tax assets of subsidiaries (1999)...........................     45,755
Recognition of deferred tax liability in consolidation......     (9,809)
                                                                 ------
                                                                 35,946
                                                                 ------
Other items (net balance)...................................        (47)
                                                                 ------
                                                                 35,899
                                                                 ======

     A long-term deferred tax liability of Euro 9,809 thousand was recognized in order to eliminate from the accounts the duplication arising from aggregating the individual tax assets taken into account in the investment portfolio provision recorded by Terra Networks, S.A.

     The "Deferred Income Tax Assets and Offset of Tax Losses" will be reversed to the extent that the companies that generated them obtain taxable income, as envisaged in the Group's business plan. The deferred tax liabilities will also be reversed when Telefonica Servicios y Contenidos por la Red, S.A. and Terra Networks Mexico, S.A. de C.V. and subsidiaries obtain taxable income and,

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

accordingly, Terra Networks, S.A. reverses investment portfolio provisions relating to these companies.

C)  RECONCILIATION OF THE INCOME PER BOOKS TO THE TAXABLE INCOME --

     The reconciliation of income per books to taxable income for corporate income tax purposes for the years ended December 31, 1999 and 1998 is as follows:

                                                                    YEAR ENDED
                                                           DECEMBER 31,    DECEMBER 31,
                                                               1998            1999
                                                           ------------    ------------
                                                                THOUSANDS OF EUROS
Loss before tax and minority interest..................       (6,752)        (119,231)
Consolidation adjustments..............................          210               --
Other adjustments......................................           --           (8,741)
Timing differences:
  Arising in the year..................................          141              338
TAXABLE INCOME (LOSS)..................................       (6,401)        (127,634)

     The adjustments for timing differences relate mainly to amortization expenses.

     For the year ended December 31, 1999 the loss before tax increased because of the recognition of a deferred income tax asset in respect to the losses of prior years recorded in the individual financial statements of Informacion Selectiva, S.A.

D)  TAX CONSOLIDATION WITH TELEFONICA S.A. --

     None of the companies of the Group belong, for corporate income tax purposes, to the tax consolidation group of Telefonica S.A.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14)  RELATED COMPANIES

     The details of the amounts receivable from and payable to related companies are as follows:

                                                           DECEMBER 31,    DECEMBER 31,
                                                               1998            1999
                                                           ------------    ------------
                                                                THOUSANDS OF EUROS
CTC due to Terra Networks Chile, S.A...................         317              481
Telefonica due to Double Click, S.L....................          49               --
TTD due to Double Click, S.L...........................          14               --
TELYCO due to TSCR.....................................         406              276
Telefonica, S.A. due to TSCR...........................          --               --
CTC Corp due to Terra Networks Chile, S.A..............         374               --
Telefonica Data, S.A. due to TSCR......................          --            1,719
Telefonica, S.A. due to Terra Networks, S.A............          --              367
TPI due to Terra Networks, S.A.........................          --              210
TPI due to OLE.........................................          --              121
Other..................................................         114              323
                                                              -----           ------
TRADE ACCOUNTS RECEIVABLE FORM RELATED COMPANIES.......       1,274            3,497
                                                              =====           ======
TSCR due to TELYCO.....................................         185              324
TSCR due to Telefonica, S.A............................         230              258
TSCR due to TDATA (formerly TSAI)......................       1,221            5,674
TSCR due to Tempotel...................................          89              120
TSCR due to UGS (TGS)..................................          --               42
TSCR due to TS.........................................         309               42
TSCR due to Telefonica Multimedia......................          53               --
TSCR due to Estratel...................................          --            1,568
TSCR due to TIDSA......................................          --               73
Double Click, S.L. due to TPI..........................         342               --
Double Click, S.L. due to TDATA (formerly TSAI)........           6               --
Terra Networks Chile, S.A. due to CTC Corp.............         465            1,284
Terra Networks Chile, S.A. due to Nexcom, S.A..........         195              659
Terra Networks Chile, S.A. due to CTC Mundo, S.A.......       1,930              201
Terra Networks Chile, S.A. due to CTC..................       2,716            1,480
Terra Networks, S.A. due to TPI........................          --              367
Terra Networks, S.A. due to Telefonica I+D.............          --            1,418
OLE due to Telefonica Data.............................          --              355
OLE due to Telefonica, S.A.............................          --              313
Terra Interactiva de Contenidos, S.A. due to Telfisa...          --              823
Other..................................................          49            1,638
                                                              -----           ------
ACCOUNTS PAYABLE TO RELATED COMPANIES..................       7,790           16,639
                                                              =====           ======

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(15)  REVENUES AND EXPENSES

REVENUES --

     The breakdown, by geographical market (based on the country of domicile of the company that provides the service), of "Total revenues" in the accompanying consolidated statement of operations is as follows:

                                                                            YEAR ENDED
                                                                 --------------------------------
                                                                 12/31/97    12/31/98    12/31/99
                                                                 --------    --------    --------
                                                                        THOUSANDS OF EUROS
    Terra Networks, S.A. (Spain).............................        --           --         323
    TSCR (Spain).............................................     1,069        4,556       8,204
    OLE (Spain)..............................................        --           --       1,340
    Double Click, S.L (Spain)................................        72        1,115       1,304
    Terra Interactiva de Contenidos, S.A. (Spain)............        --           --          24
    Terra Networks Chile.....................................     1,409        6,474       9,911
    Terra Networks Brasil....................................        --           --      14,808
    Terra Networks Mexico....................................        --           --      11,065
    Terra Networks USA.......................................        --           --       2,224
    Terra Networks Guatemala.................................        --           --         944
    Terra Networks Argentina.................................        --           --          42
    Terra Networks Peru......................................        --           --          42
                                                                  -----       ------      ------
                                                                  2,550       12,145      50,231
                                                                  =====       ======      ======

     The operating revenues relate mainly to the following (see note 3-j):

     1. Internet service provider revenues. These relate mainly to the revenues from fixed-charge subscriptions fees to provide Internet services chiefly to the residential and SOHO markets. In June 1999 free Internet services began to be provided in Spain, giving rise to traffic-inducement revenues as a result of the traffic generated by Terra destined for the network of Telefonica Data Espana, S.A., under the contract between the two parties.

     2. Portal advertising revenues. These relate to revenues received based on a price per one thousand impressions on Terra's portals, and pursuant to agreements in which customers sponsor portal areas based on a fixed amount.

     3. E-commerce revenues. These relate to revenues arising from e-commerce transactions made through the Terra Group's portals.

     4. Corporate services. These relate to corporate services rendered to companies such as connection services, development of applications, web developing, hosting, e-commerce between companies and financial information.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PERSONNEL EXPENSES --

     The details of personnel expenses are as follows:

                                                                            YEAR ENDED
                                                                 --------------------------------
                                                                 12/31/97    12/31/98    12/31/99
                                                                 --------    --------    --------
                                                                        THOUSANDS OF EUROS
    Wages and salaries.......................................      810        2,946       17,946
    Employee welfare expenses and other......................      118          229        1,996
                                                                   ---        -----       ------
                                                                   928        3,175       19,942
                                                                   ===        =====       ======

AVERAGE HEADCOUNT --

     The Group had an average of 1,870, 139 and 73 employees in the years ended December 31, 1999, 1998 and 1997 and the year-end headcount was 2,119 as of December 31, 1999.

OTHER OPERATING EXPENSES --

     The detail of the operating expenses are as follows:

                                                                            YEAR ENDED
                                                                 --------------------------------
                                                                 12/31/97    12/31/98    12/31/99
                                                                 --------    --------    --------
                                                                        THOUSANDS OF EUROS
    Renting and leasing......................................       113         666        4,199
    Repair and maintenance...................................        36         132          768
    Professional services....................................        47         557       10,266
    Bank services............................................         4          10          307
    Local taxes..............................................        --          55        2,820
    Marketing expenses.......................................       317       2,269       48,147
    Water, light, telecommunications and other supplies......        69         275        5,680
    Cleaning services........................................        --          21           38
    Uniforms and other equipment.............................        12          --           --
    Office material..........................................       294          72          461
    Travel Expenses..........................................        --          35        2,262
    Insurance premiums.......................................        --          12          281
    Transports...............................................        36         132          475
    Other....................................................       165         324        7,163
    Bad debt allowance.......................................     1,051         995        1,037
                                                                  -----       -----       ------
                                                                  2,144       5,555       83,904
                                                                  =====       =====       ======

(16)  DIRECTORS' REMUNERATION AND OTHER BENEFITS

     During the year December 31, 1999 Telefonica, S.A. has charged the Group Euro 565 thousand related to its Directors' remuneration, which has been included under "Professional Services". No such charges were made to Terra Networks, S.A. in 1998. As of December 31, 1999 there are no other commitments to Board members.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(17)  OTHER INFORMATION

A)  "YEAR 2000 ISSUE" (UNAUDITED) --

     The Group companies made a satisfactory transition to the Year 2000, and there were no anomalies that affected the services rendered or the computerized management processes.

B)  STOCK OPTION PLAN --

     On October 1, 1999, the Shareholders' Meeting of Terra Networks, S.A. approved the creation of a Stock Option Plan for the Group's executives (which was then extended to employees) by granting them purchase options on shares of Terra Networks' common stock. It also empowered the Board of Directors to establish the terms and conditions of the Stock Option Plan and, pursuant to
Article 75 et seq. of the Corporations Law, to acquire treasury stock representing up to a maximum of 5% of the capital stock during an 18-month period.

     The General Shareholders' Meeting of Terra Networks, S.A. issued 14 million ordinary shares for distribution under the Stock Option Plan. Pursuant to the aforementioned resolutions of the Shareholders' Meeting, on October 18, 1999, the Board of Directors resolved to set up the following Stock Option Plan:

     1.    Two series of options were approved, Series A and Series B.

     2. An exercise price of Euro 2.16 per Series A options and the initial public offering retail price euro 11.81 for Series B options (finally all the options were Series B).

     3.    Term of four years and three months.

     4. The options might have been exercised at a rate of one-third each year from the second year from the date on which the options are granted to the employees.

     5.    The options are nontransferable.

     On December 1, 1999, the Board of Directors upon the proposal of Terra Networks, S.A.'s Appointments and Compensation Committee adopted the following resolutions:

     1. To limit the types of stock option to the series B, i.e. options with an exercise price equal to the offering retail price, set at Euro 11.81 per share. The plan will therefore not include options of any other type.

     2. To extend the Plan to 1,082 employees of the various Group companies (in Mexico, Brazil, Spain, Chile, Guatemala, Argentina, Peru and the U.S.).

     3. The aforementioned 1,082 employees may acquire 2,582,588 shares representing 0.92% of Terra Networks, S.A.'s capital stock, by exercising the options.

     No member of the Board of Directors may participate in the Plan or be a beneficiary thereof.

     Pursuant to the amendments to the revised Corporations Law and the Securities Market Law on the treatment of stock options and similar compensation systems, the exercise or disposal of option rights granted prior to January 1, 2000, requires the prior approval of the Shareholders' Meeting.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Stock Option Plan was arranged as follows:

     1. Two finance entities subscribed to a capital increase at Terra Networks, S.A. on October 5, 1999, numbering 14 million shares which, after all the capital increases envisaged in the public share offering process, represent 5% of the capital stock of Terra Networks, S.A.

     2. The acquisition price in this increase was Euro 2 per share par value plus additional paid-in capital of Euro 0.16 per share, resulting in an amount of Euro 30.21 million.

     3. Simultaneously, the finance entities granted an irrevocable purchase option on the shares to Terra Networks, S.A., to be exercised by March 31, 2004, for a price equal to the price at which the entities acquired the shares. Terra Networks, S.A. will exercise this option as and when it has to meet the commitments to its employees (with a view to being able to exercise one-third of the option at three different dates during the four-year period).

     5. Terra Networks, S.A. will redeem any shares not acquired under the Plan.

C)  CONTRACT WITH MCKINSEY & CO.

     Under a consulting contract with McKinsey & Co, Terra Networks, S.A. has assumed payment commitments until December 31, 2000, that will accrue through that date on the basis of the increase in value of Terra's shares.

(18)  SUBSEQUENT EVENTS

A)  ACQUISITIONS AND CO-OPERATION AGREEMENTS --

Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) --

     In January 2000, Terra Networks, S.A. entered into a protocol of intent with BBVA to collaborate in the development of new Internet services and applications. As part of this agreement, Terra Networks, S.A. agreed to take a significant minority stake (20% which might have been increased to 35%) in Uno-e Holding which in turn holds a 100% stake in Uno-e Bank, the online bank being developed by BBVA, and BBVA agreed to acquire 3% of our share capital from Telefonica, S.A of at market price.

     In February 2000, Telefonica and BBVA entered into a strategic alliance under which either Telefonica, S.A. or Terra Networks, S.A. might have acquired up to 49% of Uno-e Holding and committed to participate in the international expansion of online banking projects.

     In March 2000, the proposed merger of Uno-e Bank and First-e group plc to create Uno First Group was announced. Terra Networks, S.A. and BBVA will own, through Uno-e Holding, 67,5% of UnoFirst. BBVA will own 51% and Terra Networks, S.A. will own the remaining 49% of Uno-e Holding.

     Either First-e's current sole shareholder, Enba plc, an Irish e-finance incubator company, or Enba's existing shareholders will own the remaining stake of Uno First. Under the agreement, which is subject to certain conditions and approvals, Terra Networks, S.A. and BBVA will contribute their interests in Uno-e Bank to UnoFirst, subscribe to a 362 million Euro capital increase in UnoFirst and acquire shares of First-e by an amount of 291 million Euro. Enba will contribute its interests in First-e to UnoFirst.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Aremate.Com ---

     Terra Networks, S.A. has forged a strategic alliance with the U.S. company Aremate.com, Inc., the leading on-line auction company in Latin America, whereby Terra undertakes to acquire, a 30% stake in that company. In turn, Terra Networks, S.A. through its subsidiary Terra Networks USA, Inc. have paid US$ 45 million to Aremate.com Inc. in cash.

Agencia Estado --

     Terra Networks, S.A. and Agencia Estado have forged a strategic alliance whereby Terra's portal in Brazil will use exclusively the contents of the media owned by the Estado Group, one of the largest and most long-standing media groups in Brazil. The purpose of the agreement is to increase the audience of Terra and the Estado Group in Brazil, and to create new opportunities for generating advertising, service and e-commerce revenues. Accordingly, Terra is now the portal with the greatest volume of local information in the Brazilian market.

Sun Microsystems --

     Terra Networks, S.A. and Sun Systems entered into a framework cooperation agreement for the joint performance of technological projects relating to the creation and dissemination of services through the Internet.

Chevere --

     On March 8, 2000, the Company, acting through its affiliate Terra Networks Venezuela, S.A., entered into an agreement with the Venezuelan company Dotcom Publicidad, C.A. for the purchase of the portal "CHEVERE". This agreement also involves the purchase of the commercial assets of Dotcom Publicidad, C.A., including the rights over the domains "CHEVERE.COM" and "CHEVERE.COM.VE" and over the trademark "CHEVERE!". The portal "CHEVERE" is one of the most important portals in Venezuela, with more than three million page views per month.

Logista --

     Terra Networks, S.A. has entered into an agreement with the Spanish company Compania de Distribucion Integral Logista, S.A. to incorporate a company to develop e-commerce related services such as billing, packaging and payment monitoring (e-fulfillment) in connection with on-line purchases. The new company will operate initially in Spain, Portugal, France, Latin America and USA.

Telepizza --

     On April 26, 2000 Terra Networks, S.A. and the company Tele Pizza, S.A. have signed a Memorandum of Understanding for the joint development and exploiting of trading through communication networks such as Internet and telephony, of convenience products (books, video tapes, CD's, prepaid cards, entertainment products, etc.) including their distribution and delivery within a period ranging from one to twenty four hours.

     The said activity would be carried out through the incorporation of a new company 50% owned by each of the parties. The Memorandum of Understanding covers the contribution by Terra Networks, S.A. of its knowledge on communication networks and on Internet, and the contribution by

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Tele Pizza, S.A. of its experience and know how in reception of orders, organization, storage, client portfolio and direct marketing.

IDT --

     On April 30, 2000 Terra Networks, S.A. signed an agreement with IDT Corporation ("IDT") by which the company will acquire from IDT Corporation the 49% interest it holds in Terra Networks Access Services (Terra's subsidiary that exploits its access provider business in the U.S.) and the 10% interest it holds in Terra Networks Portal Services (Terra's subsidiary that exploits the portal business in the U.S.). IDT will receive in exchange ordinary shares of Terra's capital stock, 3.75 million if the closing date is before July 31, 2000 or 4 million if the closing date is between August 1, 2000 and September 20, 2000.

LYCOS --

     On May 16, 2000 the Board of Directors of Terra Networks, S.A. approved an agreement with LYCOS, INC. ("Lycos") by virtue of which Terra Networks, S.A. will acquire 100% of the shares in Lycos through a share capital increase with share exchange. The exact number of shares to be issued in exchange shall be determined by dividing $97.55 by the average closing price of Terra shares on the Spanish Automated Quotation System (Sistema de Interconexion Bursatil-Mercado Continuo), each closing price expressed in U.S. dollars, using the noon buying rate of Euro for U.S. dollar as published by the Federal Reserve Bank of New York, for the ten full trading days ending on the tenth trading day prior to the contribution of the Lycos shares to Terra, provided, however, that maximum and minimum limits have been fixed for the share exchange in such a manner that if the average quotation price is equal to or greater than US$ 68.06, the exchange ratio shall be 1.433 Terra shares for each Lycos share, and if the average quotation price is equal to or less than US$ 45.37, the exchange ratio shall be 2.15 Terra shares for each Lycos share.

     After the merger, Telefonica, S.A. will hold approximately, between 31.8% and 40.6%, depending on the final exchange formula, of the resulting company (between 32.7% and 41.6% including 100% of the shares held by affiliates of Telefonica, S.A.). The former shareholders of Lycos will hold between 41.6% and 51.6% of shares in our common stock. However, Lycos has committed in the Agreement and Plan of Reorganization not to take any action, including issuing new Lycos shares, that could reasonably be expected to result in its shareholders owning or having voting rights in excess of 50% of Terra Lycos upon completion of the combination. The majority shareholder of Lycos (CMGI) will hold approximately between 4.2% and 5.7% of the resulting company.

     The agreement is subject to certain convenants and termination clauses described in the Articles VIII and IX of the Agreement and Plan of Reorganization dated May 16, 2000. For example, under the terms of the Agreement and Plan of Reorganization, each company must obtain approval of its shareholders for the transaction as well as comply with other provisions of the Agreement and Plan of Reorganization, for example those relating to reorganization and conduct of business.

     The President of Telefonica, S.A. will be the Executive Chairman of the new company and the Chief Executive Officer will be the current Chief Executive Officer of Lycos, while three representatives of Lycos shall be joining Terra's Board of Directors after the merger.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Bertelsmann Group --

     Terra Networks, S.A. has entered into an agreement with Bertelsmann Group whereby Bertelsmann commits to purchase Internet services from Terra-Lycos over the next few years. Terra-Lycos will also gain access to Bertelsmann's catalogue of books, music, television, film and other media content.

Telefonica Moviles --

     Terra Networks, S.A. has reached an agreement for the incorporation of a joint venture with Telefonica Moviles, S.A., with the latter holding 51% and Terra Networks, S.A. holding 49%, which shall develop portals based on WAP mobile technology.

B)  CAPITAL INCREASE --

     On the General Meeting held on June 8, 2000, the Board of Directors of Terra Networks, S.A. gives the authorization to carry out the next operations:

     - Capital increase by means of the issuance of 35,483,871 new ordinary shares with a face value of Euro 2 and an issue premium of Euro 60 per share.

     - Regarding the acquisition of the 49% interest of Terra Networks Access Services, LLTD. and the 10% interest in Terra Networks Interactive Services, LLTD. (see note 18-a) Terra Networks, S.A. will increase capital issuing 4,000,000 new ordinary shares with a face value of Euro 2 and a minimum issue premium of Euro 9 per share. If the closing date of this operation is before July 31, 2000 Terra Networks, S.A will deliver 3,750,000 ordinary shares. If the closing date of this operation is after July 31, 2000 Terra Networks, S.A. will deliver 4,000,000 ordinary shares. In both cases these shares will be subscribed and fully paid with contributions consisting of shares of the two companies mentioned above.

     - Regarding the acquisition of the 100% of the shares in LYCOS, INC. (see note 18-a), there will be a capital increase issuing a maximum of 340,922,712 new ordinary shares, with a face value of Euro 2 and an issue premium of Euro 9 per share. These shares will be subscribed and fully paid with contributions consisting of "LYCOS, INC.'s" shares.

     - Issue of warrants for a maximum amount of 38,346,984, for the subscription of "Terra Networks, S.A.'s" shares, which will be exchanged by the options on LYCOS, INC's shares. Furthermore, in order to attend the issue of warrants, there will be a capital increase issuing a maximum of 82,446,016 new ordinary shares, with a face value of Euro 2 and an issue premium of Euro 9 per share.

C)  TRANSFER OF LINES OF BUSINESS OF TELEFONICA INTERACTIVA DE CONTENIDOS --

     On February 1, 2000, the transfer of the contents business line from Terra Interactiva de Contenidos, S.A. to Terra Networks, S.A. was formalized, as resolved by the latter's Board of Directors on December 1, 1999.

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                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The purchase price established under the business line transfer agreement was equal to the value of the assets and rights contributed (assets), net of the existing obligations (liabilities), plus the value of the two loans granted by Terra Interactiva de Contenidos, S.A. to Terra Networks, S.A. and the accrued interest payable, as follows:

                                                                THOUSANDS
                                                                OF EUROS
                                                                ---------
Assets......................................................      5,133
Liabilities.................................................     (4,087)
Loans.......................................................     12,020
Accrued interest payable....................................        210
                                                                 ------
TOTAL.......................................................     13,276
                                                                 ======

(19)  CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                                                                         YEAR ENDED
                                                              ---------------------------------
                                                              12/31/97    12/31/98    12/31/99
                                                              --------    --------    ---------
                                                                     THOUSANDS OF EUROS
    USE OF FUNDS
    Funds used in operations..............................       721       2,523         46,478
    Start-up expenses and debt arrangement expenses.......        30          --         52,028
    Fixed assets additions
      Intangible assets...................................       446         171         95,452
      Property, plant and equipment.......................       472       3,279         36,835
      Long-term financial investments.....................       842         388          5,128
    Goodwill..............................................     3,099          --        535,210
    Prepaid taxes (net)...................................        55          --         42,625
    Minority interest.....................................        --       1,579             --
    Translation differences...............................        --          --            631
                                                               -----       -----      ---------
    TOTAL FUNDS USED......................................     5,665       7,940        814,387
                                                               -----       -----      ---------
    FUNDS OBTAINED
      IN EXCESS OF FUNDS APPLIED..........................     1,875          --        504,967
                                                               =====       =====      =========

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                         YEAR ENDED
                                                              ---------------------------------
                                                              12/31/97    12/31/98    12/31/99
                                                              --------    --------    ---------
                                                                     THOUSANDS OF EUROS
    SOURCE OF FUNDS
    Funds from operations.................................        --          --             --
    Stockholder equity increase...........................     5,693       4,340      1,311,969
    Minority interests....................................     1,664          --          1,216
    Long-term debt........................................       183          38          5,153
    Fixed assets disposals
      Intangible assets...................................        --          89             36
      Property, plant and equipment.......................        --          20            841
      Long-term financial investments.....................        --          --            139
                                                               -----       -----      ---------
    TOTAL FUNDS OBTAINED..................................     7,540       4,487      1,319,354
                                                               -----       -----      ---------
    FUNDS APPLIED IN EXCESS OF
         FUNDS OBTAINED...................................        --       3,453             --
                                                               =====       =====      =========

VARIATIONS IN WORKING CAPITAL --

                                                                         YEAR ENDED
                                                              ---------------------------------
                                                              12/31/97    12/31/98    12/31/99
                                                              --------    --------    ---------
                                                                     THOUSANDS OF EUROS
    INCREASE IN WORKING CAPITAL
    Inventories...........................................        --         509          2,106
    Accounts receivable...................................     4,296       2,712         39,463
    Short-term financial investments......................       144       2,697        566,704
    Cash..................................................     1,521          --         20,291
    Other.................................................         7          --         17,139
    Total.................................................     5,968       5,918        645,703
                                                               -----       -----      ---------
    INCREASE IN WORKING CAPITAL...........................     1,875          --        504,967
                                                               =====       =====      =========

                                                                           YEAR ENDED
                                                                --------------------------------
DECREASE IN WORKING CAPITAL                                     12/31/97    12/31/98    12/31/99
---------------------------                                     --------    --------    --------
                                                                       THOUSANDS OF EUROS
Accounts payable............................................     4,087       7,766      140,736
Short-term financial investments............................        --          --           --
Cash........................................................        --       1,605           --
Other.......................................................         6          --           --
                                                                 -----       -----      -------
Total.......................................................     4,093       9,371      140,736
                                                                 -----       -----      -------
DECREASE IN WORKING CAPITAL.................................        --       3,453           --
                                                                 =====       =====      =======

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of the balances in the consolidated statements of operations to the funds obtained from operations is as follows:

                                                                           YEAR ENDED
                                                                --------------------------------
                                                                12/31/97    12/31/98    12/31/99
                                                                --------    --------    --------
                                                                       THOUSANDS OF EUROS
    Loss....................................................     (1,971)     (5,418)    (83,332)
    Loss attributed to minority interests...................        465       1,673       1,928
                                                                 ------      ------     -------
                                                                 (1,506)     (3,745)    (81,404)
                                                                 ======      ======     =======
    Plus/(Less):
    Depreciation and amortization...........................        464         701       6,272
    Amortization of goodwill in consolidation...............        310         339      28,654
    Translation differences.................................         --         181          --
    Other...................................................         11           1          --
    FUNDS FROM OPERATIONS...................................       (721)     (2,523)    (46,478)

(20) DIFFERENCES BETWEEN SPANISH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND OTHER REQUIRED DISCLOSURES

     The consolidated financial statements of Terra Networks, S.A. were prepared in accordance with generally accepted accounting principles in Spain ("Spanish GAAP"), which differ in some respects from generally accepted accounting principles in the United States ("U.S. GAAP"). A reconciliation of net loss and shareholder's equity from Spanish GAAP to U.S. GAAP is provided in this Note. The most significant differences are as follows:

1.  Research and development

     In accordance with Spanish GAAP, research and development costs are capitalized and amortized over a period not exceeding five years. Under U.S. GAAP research and development costs for maintenance, services performed by others, equipment and purchased intangibles that have no alternative future use are expensed when acquired, incurred or constructed.

2.  Accruals and deferrals

     Different criteria are applied under Spanish and U.S. GAAP to accrue certain items and, accordingly, related adjustments have to be made in the reconciliation of net loss and shareholder's equity:

     a) Capital increase expenses. In accordance with Spanish GAAP, expenses associated with equity issuance are capitalized and amortized over five years. Under U.S. GAAP capital increase expenses must be charged against the gross proceeds of the new capital.

     b) Start-up expenses. In accordance with Spanish GAAP, period expenses incurred during the start-up of a business which will contribute to obtain future revenues may be deferred and amortized over five years. Under U.S. GAAP, start-up costs must be expensed as incurred.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  Corporate income tax

     In accordance with Spanish GAAP and with Corporate Income Tax Law 43/1995, tax losses may be carried forward for ten years from the commencement of the tax period following that in which the tax losses were incurred. However, under
Article 23.3 of said law, newly formed entities may calculate the period for the offset from the first tax period when their taxable base is positive. Under Spanish GAAP tax credits are only registered when there is true and total certainty that these tax credits will be realized. Under U.S. GAAP, deferred tax assets, including tax credits and carryforwards are recorded to the extent that they are more likely than not to be realized.

     Spanish GAAP permit the recognition of deferred tax assets, including those arising from net operating loss carryforwards, if it can be demonstrated that the deferred tax assets can be realized within a ten-year period from the date on which the assets were generated. For 1999 financial statements, the Group has recognized such tax assets under Spanish GAAP, since the business plan prepared by management indicates that these assets will be realized within a ten-year period, even in "worst-case scenarios".

     Under U.S. GAAP, deferred tax assets should be recognized if it is "more likely than not" that these assets will be realized. In making a determination of whether it is more likely than not that a deferred tax asset is realizable, all available evidence, both positive and negative, should be considered. Companies should look to both objective evidence, such as a company's operating history, as well as subjective evidence, such as a company's budgets and business plans, to determine whether a valuation allowance is needed. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified.

     Under U.S. GAAP, reaching a conclusion that a valuation allowance is not needed is difficult when there is significant objective negative evidence, such as cumulative losses, in recent years. All of the companies in the Group have incurred such losses in each tax reporting period since its inception. Moreover, the Group does not have other objective, positive evidence such as existing contracts or a firm sales backlog, that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures. Based on this evidence, a valuation allowance would be provided in full against the deferred tax assets related to the Group's net operating losses under U.S. GAAP.

4.  Consolidation method

     Under Spanish GAAP, companies in which a holding of at least 20% if unlisted and 3% if listed is owned are carried by the equity method; investments in companies in which Terra Networks, S.A. owns less than 50% of the common voting stock must be consolidated when such companies are considered under Spanish GAAP to be controlled by Terra Networks, S.A. In general, under U.S. GAAP, companies in which a holding of between 20% and 50% is owned are carried by the equity method.

5.  Allocation of Purchase Price

     The Group, under Spanish GAAP, has recorded the difference between the purchase price of acquired companies such as Infosel, Nutec and Ole and the fair value of the net assets acquired in these entities as goodwill. This goodwill is being amortized over a period of five years beginning from the date of each acquisition. Under U.S. GAAP, a portion or potentially all of this difference

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

would have been classified as an acquired intangible asset called clients and web visitors base. However, as such clients or web visitors base would have been amortized over the same period as the goodwill recorded under Spanish GAAP, no adjustment between reported net income and shareholders' equity under Spanish and U.S. GAAP arises.

6.  Goodwill

     Spanish GAAP requires that amounts paid to acquire companies in excess of the fair value of the assets acquired (including identified intangible assets) at their purchase date be accounted for as goodwill and amortized over a period not exceeding 20 years. The Group amortizes its goodwill over its estimated useful life of five years for Spanish GAAP. The life is appropriate under U.S. GAAP.

     Subsequent to acquisition (for U.S. GAAP purposes), the Group evaluates whether events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Group uses an estimate of undiscounted cash flows from the underlying assets over the remaining life of those assets in measuring whether the goodwill is recoverable. To the extent that undiscounted cash flows are less than the carrying value of the goodwill, the Group will record an impairment loss based on the difference between the fair value of the goodwill (estimated using discounted cash flows) and its carrying value.

Goodwill from acquisitions from related parties. --

     Under Spanish GAAP, we were required to account for our acquisition of over 90% interest in Double Click Iberoamerica, S.L. under the purchase method of accounting. The fair value of the net assets we acquired was equivalent to the costs basis of these assets. We did not amortize any of this goodwill during any period presented, as this acquisition was with an affiliated entity.

     Under U.S. GAAP, goodwill would not be recognized on this "acquisition" as the majority shareholder, Telefonica, S.A., effectively owned a 90 % interest in Double Click Iberoamerica, S.L. both before and after the transaction. Instead, the transfer of this investment from one Telefonica S.A. subsidiary to another would be accounted for at the historical cost basis of the Double Click Iberoamerica, S.L. investment. Any excess in the value of the consideration given by Terra Networks, S.A. over the historical cash basis of the Double Click Iberoamerica, S.L. net assets would be regarded as a reduction in shareholders' equity.

     On November 4, 1999, Terra Networks, S.A. sold DoubleClick Iberoamericana, S.L. to Double Click International Internet Advertising Limited, an unrelated party, for Euro 1.25 million, giving rise to extraordinary revenues, under Spanish GAAP of Euro 721 thousand.

     In April 1999, Terra Networks, S.A. acquired 100% of OLE from INFOSEARCH HOLDINGS, S.A. for Euro 12.02 million in cash and agreed to sell INFOSEARCH HOLDINGS, S.A. 4,928,000 shares for euro 20.8 million. The estimated fair value of the shares to be sold was Euro 54.0 million. For U.S. GAAP purposes, the difference between the fair value of the shares and the amount received from the sale of Euro 33.2 million would be considered additional purchase price. This additional consideration would result in the same amount of goodwill. For Spanish GAAP purposes the shares sold would be recorded based on the amount of cash received and would not be considered to be additional purchase price.

     On October 4, 1999, Terra Networks, S.A.'s subsidiary, Terra Networks Chile Holding Limitada (formerly Telefonica Interactiva Chile Limitada), acquired from CTC Mundo the 95% interest it owned
                                      X-44
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                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of Proveedora de Servicios de Conectividad, S.A. Terra Networks Chile Holding Limitada paid US$ 40 million in cash, generating goodwill of Euro 39,667 thousands, which is being amortized over a period of 60 months (5 years). As both CTC Mundo and Terra Networks, S.A. were under common control of Telefonica, S.A. at the time of this transaction, according to U.S. GAAP the acquisition of Proveedora de Servicios de Conectividad, S.A. would be considered a reorganization of entities under common control. Therefore, under U.S. GAAP, we would record Proveedora de Servicios de Conectividad, S.A. at its historical cost basis and not recognize the goodwill associated with the transaction.

7.  Joint Venture with IDT

     As described in Notes 2 and 6, Terra Networks, S.A. formed a joint venture with IDT called Terra Networks Access Services USA LLC. Upon formation of this venture, IDT contributed a customer list containing approximately 46,000 users to the joint venture, while Terra Networks, S.A. agreed to contribute up to US$ 30 million in cash during a two year period following the formation of the joint venture. The timing and extent of the contributions would be determined based on mutual arrangements between Terra Networks S.A. and the joint venture. In exchange for these contributions, IDT received a 49% interest in the joint venture while Terra Networks, S.A. received a 51% interest in the entity.

     Under Spanish GAAP, the Group has reflected an intangible asset for the customer list of US$ 28.8 million, with an offsetting obligation of the same amount to the joint venture. Under U.S. GAAP, the customer list contributed to the joint venture would be recorded at IDT's carrying basis for such list. This amount was zero as of the date that the list was transferred to the joint venture. Moreover, the joint venture would not reflect an obligation for funding from Terra Networks, S.A. until such time that Terra Networks, S.A. incurs a binding obligation to make such funding.

     In addition, under Spanish GAAP, this investment has been consolidated as Terra Networks, S.A. has a majority voting interest in this entity. However, under U.S. GAAP, this investment cannot be consolidated since the minority shareholders in the investment have substantial participative rights in the joint venture. Accordingly, this investment would be recorded under the equity method for U.S. GAAP purposes. While this difference would not result in any differences in reported net loss or shareholders' equity between U.S. GAAP and Spanish GAAP, reported intangible assets and current liabilities would be lower by Euro 30.893 thousands as of December 31, 1999 had U.S. GAAP been employed.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. The following is a reconciliation of shareholders' equity and net loss from Spanish GAAP to U.S. GAAP.

                                                              12/31/97    12/31/98    12/31/99
                                                              --------    --------    ---------
                                                                     THOUSANDS OF EUROS
    SHAREHOLDERS' EQUITY PER SPANISH GAAP.................     2,998        3,593     1,233,527
    Deductions for U.S. GAAP purposes:
      Research and development expenses...................        --           --          (247)
      Start-up costs
         Advertising......................................       (30)         (22)      (18,102)
         Initial public offering..........................        --           --       (33,028)
      Goodwill arising from OLE acquisition (net).........        --           --        28,236
      Goodwill arising from Chile acquisition (net).......        --           --       (38,345)
      Valuation allowances on deferred tax assets (a).....      (377)      (1,711)      (42,625)
         Minority interest................................         1           14            --
         Tax effects of above adjustments.................        11            8            --
         Other............................................        --           --            55
                                                               -----       ------     ---------
    Total differences.....................................      (395)      (1,711)     (104,056)
                                                               -----       ------     ---------
    SHAREHOLDERS' EQUITY PER U.S. GAAP....................     2,603        1,882     1,129,471
                                                               =====       ======     =========

     (a) Includes Euro 6,677 thousands of tax carried forward relating mainly to Informacion Selectiva, S.A.

                                                    12/31/97        12/31/98        12/31/99
                                                  ------------    ------------    ------------
                                                               THOUSANDS OF EUROS
    NET LOSS PER SPANISH GAAP.................         (1,506)         (3,745)        (81,404)
      Reversal of amortization of start-up
         costs................................             --               8             920
      Additions to start-up costs
         (advertising)........................            (28)             --         (19,020)
      Additions to research and development
         expenses.............................             --              --            (343)
      Reversal of amortization of research and
         development expenses.................             --              --              96
      Amortization of Goodwill OLE............                                         (4,982)
      Amortization of Goodwill Chile..........             --              --           1,322
      Corporate income tax....................           (377)         (1,334)        (35,899)
      Minority interest.......................              1              13              --
      Tax effects of above adjustments........             11              (3)             --
                                                  -----------     -----------     -----------
    NET LOSS PER U.S. GAAP....................         (1,899)         (5,061)       (139,310)
                                                  -----------     -----------     -----------
    NET LOSS PER SHARE U.S. GAAP..............          (0.01)         (0.026)          (0.68)
                                                  -----------     -----------     -----------
    WEIGHTED AVERAGE SHARES OUTSTANDING.......    193,525,585     193,525,585     203,763,953
                                                  ===========     ===========     ===========

     Shareholders' rights and all dividend distributions are based on the financial statements as reported for local Spanish statutory purposes by Terra Networks, S.A.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  Comprehensive income

     Comprehensive income is defined in FASB Concepts Statements No. 6 and SFAS No. 130, "Reporting Comprehensive Income", as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners".

     SFAS No. 130 describes the items that qualify as components of comprehensive income, such as:

     a.    Foreign currency translation adjustments;

     b. Gains and losses on foreign currency transactions that are designated as, and are effective as, economic hedges of a net investment in a foreign entity, commencing, as of the designation date;

     c. Gains and losses on intercompany foreign currency transactions that are of a long-term-investment nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transaction are consolidated, combined, or accounted for by the equity method in the reporting enterprise's financial statements;

     d. A change in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value pursuant to FASB No. 115;

     e. A net loss recognized pursuant to FASB No. 87 as an additional pension liability not yet recognized as net periodic pension cost;

     f.    Unrealized holding gains and losses on available-for-sale securities;

     g. Unrealized holding gains and losses that result from a debt security being transferred into the available-for-sale category from the held-to-maturity category;

     h. Subsequent decreases (if not an other-than-temporary impairment) or increases in the fair value of available-for-sale securities previously written down as impaired.

     For each of the three years in the period ended December 31, 1999, the only component of comprehensive income (loss) besides net loss is the Group's foreign currency translation adjustments related to its investments that have functional currencies other than the Euro. The following represents the statement of comprehensive income prepared using U.S. GAAP:

                                                        12/31/96   12/31/97   12/31/98   12/31/99
                                                        --------   --------   --------   --------
                                                                   THOUSANDS OF EUROS
    NET LOSS PER U.S. GAAP...........................    (1,343)    (1,899)    (5,061)   (139,310)
    Other comprehensive income (expense)-............
    Foreign currency translation adjustments.........        --         66         73        (631)
                                                         ------     ------     ------    --------
    COMPREHENSIVE LOSS...............................    (1,343)    (1,833)    (4,988)   (139,941)
                                                         ======     ======     ======    ========

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. Statement of cash flows

     Spanish GAAP does not require the presentation of statements of cash flows.

     For purposes of the statement of cash flows, the Group considers all highly liquid debt instruments (or investments) purchased with an original maturity of three months or less to be cash equivalents.

                                                              12/31/97    12/31/98    12/31/99
                                                              --------    --------    ---------
                                                                     THOUSANDS OF EUROS
    Net loss per Spanish GAAP.............................     (1,971)     (5,418)      (83,332)
                                                               ------      ------     ---------
    Adjustments to reconcile net loss to net
      Cash used in operating activities --
         Depreciation and amortization....................        464         701         6,272
         Amortization of goodwill.........................        310         339        28,654
         Minority interest in loss of consolidated
           Subsidiaries...................................        465       1,673         1,928
         Other............................................         11         182            --
    Changes in operating assets and liabilities, net of
      Effects from purchase of new investments --
      (Increase) Decrease --
      Inventory...........................................         --        (509)       (2,106)
         Accounts receivable..............................     (4,294)     (2,714)      (39,463)
         Prepaid taxes....................................        (55)         --       (42,625)
         Other current assets.............................       (145)     (2,697)     (566,704)
         Prepayments......................................         (2)          2       (17,139)
      Increase (Decrease) --
         Trade creditors..................................      3,712       6,853        64,933
         Non-trade creditors..............................         70         577        58,329
         Other liabilities................................        305         336        17,474
                                                               ------      ------     ---------
    NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...     (1,130)       (675)     (573,779)
                                                               ------      ------     ---------
    Cash flow from investing activities:
      Cash paid for financial investments.................         --          --        (5,128)
      Acquisitions of businesses..........................     (3,099)         --      (535,071)
      Cash acquired in acquisition........................         --          --            --
      Capital expenditures................................     (1,760)     (3,729)     (131,410)
      Purchase of short-term financial investments........         --          --            --
      Payments for start-up costs.........................        (30)         --       (52,028)
      Translation differences.............................         --          --          (631)
                                                               ------      ------     ---------
    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...     (4,889)     (3,729)     (724,268)
                                                               ------      ------     ---------
    Cash flow from financing activities:
      Proceeds from issuance of common stock..............         --          --     1,314,571
      Increases in accounts payable to affiliates.........         --          --            --
      Proceeds from other capital contributions...........      5,693       4,340        (2,602)
      Increase (decrease) in other-long term
         liabilities......................................        183          38         5,153
      Contributions from minority interest owners.........      1,664      (1,579)        1,216
                                                               ------      ------     ---------
    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...      7,540       2,799     1,318,338
                                                               ------      ------     ---------
    Net change in cash and cash equivalents...............      1,521      (1,605)       20,291
    Cash and cash equivalents at beginning of year........        232       1,753           148
                                                               ------      ------     ---------
    CASH AND CASH EQUIVALENTS AT END OF YEAR..............      1,753         148        20,439
                                                               ======      ======     =========

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. Advertising

     The Group companies advertise their branded services and products through national and regional media in the countries in which they operate. These advertising costs are expensed as incurred, and are charged to "operating expenses". The disclosure required by SOP 97.3 for advertising expenses is as follows: for the year ended as of December 31, 1999, 1998 and 1997 amounted to Euro 48,147, Euro 2,269 and Euro 317 thousand, respectively.

12. Disclosure of fair value of financial instruments.

     SFAS No. 107 requires that the Group disclose the estimated fair value of its financial instruments as of December 31, 1999, 1998 and 1997. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such fair value:

a)  Cash and cash equivalents

     The fair value of these investments approximates their carrying value due to the short maturity of the instruments.

b)  Current assets and short-term credit/investments

     The carrying value for current assets approximates fair value because of the relatively short time between the origination of the instruments and their expected realization.

c)  Long-term financial investments

     The fair value of long-term financial investments is estimated based on listed market prices for those or similar investments. The Group had no such investments at December 31, 1997, 1998 and 1999. For investments for which there are no market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. In view of the limited volume of these investments considered individually, the cost of valuing them based on an estimate of future cash flows discounted at market interest rates for investments of this type would be disproportionate with respect to the additional information to be gained thereby, and the Group's management considers that the difference between the book value and the fair value is not material.

d)  Debts to financial institutions

     The fair value of these debts was estimated based on the discounted value of future cash flows expected to be paid, using discount rates that reflect the relative risks involved. The Group had no such debts as of December 31, 1998 and 1999.

e)  Accounts receivable and accounts payable

     The fair value of these instruments approximates their carrying value because of their short-term nature.

13. Stock option plan

     As described in Note 17-b, the Company has a stock incentive plan that was adopted on October 1, 1999. On November 17, 1999, the date of the Group's initial public offering ("IPO"),

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14,000,000 (2,582,588 granted in 1999) options to acquire ordinary shares of Terra Networks, S.A. were issued to employees of the Company. The exercise price of these options was Euro 11.81, which was equivalent to the retail offering price of shares issued in the Group's IPO. These options has an expiration date of four years and three months from the date of grant and would vest at a rate of one-third each year from the second year from the date on which the options were granted. Accordingly, at December 31, 1999, none of these options is exercisable. Furthermore, none of these options was forfeited during the period from the date of grant to December 31, 1999.

     At December 31, 1999, the weighted average contractual life of outstanding options was 4.1 years and the fair value of options granted during 1999 was approximately $7.96 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the 1999 grants: risk-free interest rate of 5.915%; expected life of 4 years; expected dividend yield of zero percent; and assumed volatility of 90% based on a study of volatility factors of public companies in the same industry as Terra Networks, S.A., such as Yahoo!, AOL, Amazon and others.

     Terra Networks, S.A. applies Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option grants to employees and directors. Accordingly, no compensation cost has been recognized related to such grants in the accompanying Statements of Operations for the years ended December 31, 1999, as the exercise price of the options was equivalent to the fair value of Terra Networks' ordinary shares on the measurement date. Had compensation cost for these grants been determined consistent with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," the Group's net loss would have been increased by approximately $927 thousand and the Group basic and diluted loss per share under U.S. GAAP would have increased by $ 0,004 per share for the year ended December 31, 1999.

14. Earning Per Share

     The Group has no potentially dilutive shares, as defined under FAS 128 "Earning Per Share". Therefore, there are no differences between basic and diluted loss per share for any periods presented.

     As described in Note 11 Telefonica, S.A. converted accounts due from Terra Networks, S.A. into share capital of Terra Networks, S.A. on September 7, 1999. Also on this date, Telefonica, S.A. invested Euro 120.2 million in exchange for share capital of Terra Networks, S.A. As the shares were issued at a price well below fair value, these transactions are considered nominal transaction under SAB No. 98. Accordingly, share amounts have been retroactively restated for purposes of calculating earnings per share as if these issuances had occurred on January 1, 1997.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. Business segment data

     The Group operates in some business segments, based on geographic regions in which the Group conducts operations. These segments are consistent with the way management analyses its businesses. The main figures by geographic region for the year ended as of December 31, 1999, 1998 and 1997 are as follows:

                                                                   OTHER     CONSOLIDATION
                                   SPAIN     BRAZIL    MEXICO    COUNTRIES    ADJUSTMENTS      TOTAL
                                 ---------   -------   -------   ---------   -------------   ---------
                                                          THOUSANDS OF EUROS
1997
Net loss of the segment........      1,123        --        --        383            --          1,506
Sales to clients...............        981        --        --      1,481            --          2,462
Depreciation and amortization
  expenses.....................        444        --        --         20            --            464
Amortization of goodwill.......         --        --        --         --           310            310
Income tax credit..............        354        --        --          9            --            363
Total assets...................      2,213        --        --      9,584            --         11,797

                                                                   OTHER     CONSOLIDATION
                                   SPAIN     BRAZIL    MEXICO    COUNTRIES    ADJUSTMENTS      TOTAL
                                 ---------   -------   -------   ---------   -------------   ---------
                                                          THOUSANDS OF EUROS
1998
Net loss of the segment........      2,220        --        --      1,525            --          3,745
Sales to clients...............      4,447        --        --      6,314            --         10,761
Depreciation and amortization
  expenses.....................        528        --        --        173            --            701
Amortization of goodwill.......         --        --        --         --           339            339
Income tax credit..............      1,195        --        --        139            --          1,334
Total assets...................      7,777        --        --     10,840            --         18,617

                                                                   OTHER     CONSOLIDATION
                                   SPAIN     BRAZIL    MEXICO    COUNTRIES    ADJUSTMENTS      TOTAL
                                 ---------   -------   -------   ---------   -------------   ---------
                                                          THOUSANDS OF EUROS
1999
Net loss of the segment........     89,719    37,064     9,592     13,139       (68,110)        81,404
Sales to clients...............      6,647    15,991    10,842     10,770       (14,310)        29,940
Depreciation and amortization
  expenses.....................      2,855       234     1,533      1,671           (21)         6,272
Amortization of goodwill.......         --    18,307     1,689      1,833         6,825         28,654
Income tax credit..............     43.988      (529)      577         12        (8,149)        35,899
Total assets...................  1,586,239   222,771   118,177    138,630      (660,352)     1,405,465

     Interest revenue and expense for the Group or its segments were not significant in 1999 and 1998. Terra Networks, S.A. had no significant non-cash expenses, other than depreciation and amortization.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ACCOUNTING PRINCIPLES --

     All transactions between segments are made at market prices or at prices which have been approved, and published, by the regulatory authority.

     The accounting principles used in accounting for the segments are the same as those used in the consolidated financial statements. There are no transactions between segments.

     Geographic distribution of sales for the year ended as of December 31, 1999 and 1998 was as follows:

                                                                 1998       1999
                                                                -------    -------
                                                                THOUSANDS OF EUROS
                                                                ------------------
SALES TO EXTERNAL CLIENTS:
Spain.......................................................     5,562      8,330
Chile.......................................................     5,199      9,911
Mexico......................................................        --     11,065
Brazil......................................................        --     14,808
United States...............................................        --      2,224
Peru........................................................        --         42
Argentina...................................................        --         42
Guatemala...................................................        --        944
                                                                ------     ------
                                                                10,761     47,366
Sales to related parties....................................     1,384      2,865
                                                                ------     ------
TOTAL REVENUES..............................................    12,145     50,231
                                                                ======     ======

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The distribution of fixed assets and intangible assets at December 31, 1999 and 1998 was as follows:

                                                                 1998       1999
                                                                ------     -------
                                                                THOUSANDS OF EUROS
                                                                ------------------
PROPERTY PLANT AND EQUIPMENT (NET):
Spain.......................................................    1,439       9,719
Chile.......................................................    2,039       8,734
Mexico......................................................       --       9,221
Brazil......................................................       --       7,495
United States...............................................       --       1,504
Peru........................................................       --          78
Argentina...................................................       --         307
Guatemala...................................................       --         198
                                                                -----      ------
TOTAL.......................................................    3,478      37,256
                                                                =====      ======
INTANGIBLE ASSETS (NET):
Spain.......................................................      527      12,310
Chile.......................................................       --         529
Mexico......................................................       --      16,300
Brazil......................................................       --       4,256
United States...............................................       --      29,871
Peru........................................................       --      28,465
Argentina...................................................       --       1,058
Guatemala...................................................       --          18
                                                                -----      ------
TOTAL.......................................................      527      92,807
                                                                =====      ======

16. Pro Forma Effect of Acquisitions

     U.S. GAAP requires the disclosure of certain information about significant acquisitions that occur during the periods for which financial statements are presented.

     The following unaudited information presents the results of operations of the Group as if the material acquisition of Telefonica Interactiva Brasil, OLE and Informacion Selectiva, S.A. de C.V. (Infosel) had taken place at the beginning of each period presented:

                                                            YEAR ENDED       YEAR ENDED
                                                           DECEMBER 31,     DECEMBER 31,
                                                               1998             1999
                                                           -------------    -------------
                                                                    (UNAUDITED)
                                                           IN THOUSANDS OF EUROS, EXCEPT
                                                                   PER SHARE DATA
Revenues...............................................        50,840           78,530
Net loss...............................................      (115,634)        (163,674)
Net loss per share.....................................         (1.93)           (0.80)

     These unaudited results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the dates indicated, or which may result in the future.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

17. Classification Differences --

     In the Spanish GAAP financial statements, amortization of goodwill is shown separately in the consolidated statement of operations below operating loss. For U.S. GAAP reporting purposes, amortization of goodwill is shown as a deduction before operating income. The amount of goodwill amortization recorded as a component of financial expenses under Spanish GAAP was Euro 28,654, 339 and 310 thousands for the years ended December 31, 1999, 1998 and 1997.

     Under Spanish GAAP, certain income and expenses, such as those arising from the disposition of fixed assets can be classified as extraordinary items. Under U.S. GAAP, these amounts would be classified as a component of operating income
(loss).

18. New accounting standards --

     Accounting for Derivatives --

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

     SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance; however, SFAS No. 133 cannot be applied retroactively. The Group plans to adopt SFAS No. 133 in 2001 but does not expect the impact of this new statement to be material.

     Web Site Development Costs --

     The Emerging Issues Task Force (EITF) has recently issued EITF 00-2, "Accounting for Web Site Development Costs." The Task Force has reached a consensus that all costs associated with the planning of web site development projects should be expensed as incurred, while costs incurred in the application and development stage should generally be capitalized in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," or other relevant pronouncements. Cost incurred in the operations of the web site are generally expensed as incurred. The EITF has not yet reached a consensus as to the accounting for the costs of developing and displaying content or other information on a web site, but the Task Force plans further discussion on this issue. EIFT 00-2 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. As the Group's current policy is substantially consistent with the consensuses reached in EITF 00-2, the Group does not expect that the issuance of this pronouncement will have a material effect on its financial condition or results of operations.

     The majority of the Group's software and software related expenditures relate to the development and maintenance of its portal. Under Spanish GAAP and U.S. GAAP, internal and external costs incurred in the planning or conceptual development of the Group's portal are

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expensed as incurred. Once the planning or conceptual development of a web site enhancement project has been achieved, and the project has reached the application or development stage, the following costs are capitalized as intangible assets:

     -  external direct costs of materials and services used in the project,

     - payroll and payroll-related costs for employees who are directly associated with and who devote time to the project (to the extent of the time spent directly on the project) and

     -  interest cost incurred in the development of the project, if material.

     Training and routine maintenance costs are expensed as incurred. Costs incurred that result in enhancements or additional functionality to the web site are capitalized in accordance with the policy described above.

     During the years ended December 31, 1999, 1998 and 1997, most of our costs are charged to the profit and loss as expenses relating to web site development. Those costs are basically contents purchases or renting paid to our suppliers and these costs have been not capitalized.

19. Barter Transactions --

     Emerging Issues Task Force ("EITF") 99-17, "Accounting for Advertising Barter Transactions" provies accounting guidance for barter transactions involving a nonmonetary exchange of advertising. Generally, such barter transactions should only be recorded as revenues and cost to the extent that the fair value of the advertising surrendered in the transaction is determinable based on a company's historical practice of receiving cash for similar advertising provided to buyers unrelated to the counterparty in the transaction. In addition, if an entity engages in advertising barter transactions for which the fair value is not determinable within the limits of EITF 99-17, no revenues or costs should be recorded, but information regarding the volume and type of advertising surrendered and received (such as the number of equivalent pages, the number of minutes, or the overall percentage of advertising volume) should be disclosed for each income statement period presented.

     The fair value of the Group's barter transactions, which are very limited, cannot be determined in accordance with the provisions of EITF 99-17 and therefore, the Group has not recorded and revenues or costs related to these transactions. Additionally, the volume of advertising transactions was not significant for the three years ended December 31, 1999, both for displaying and for surrendering advertising.

20. Related Party Transactions --

     Terra Networks, S.A. has entered or expects to enter into a number of agreements with its parent company, Telefonica S.A. and its subsidiary or affiliated companies. The most significant contract involves a fee that Telefonica Data Espana, S.A. will pay to Terra Networks, S.A. for the Internet traffic that Terra Networks, S.A. captures for Telefonica Data. This contract was signed on September 15, 1999. The Comision del Mercado de las Telecomunicaciones (CMT), the Spanish telecommunications regulator, required Telefonica, S.A. to offer the same terms to other Internet providers.

     We also have a number of agreements with Telefonica S.A. or its subsidiaries to provide web site content and/or Internet access to cable customers for which we receive revenues. The amount of these revenues for the years ended December 31, 1997, 1998 and 1999 were Euro 72, Euro 793 and Euro 1,478 thousands.

                              TERRA NETWORKS, S.A.
             (TELEFONICA INTERACTIVA, S.A. UNTIL SEPTEMBER 7, 1999)
              AND SUBSIDIARIES COMPOSING THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     We also utilize services provided by Telefonica, S.A. and its subsidiaries, such as the leasing of circuits, cash-management services and the obtaining of reference information. Costs related to services provided by related parties for the years ended December 31, 1997, 1998 and 1999 were Euro 1,022, Euro 3,930 and Euro 12,561 thousands.

     During 1999, we acquired computer hardware from a subsidiary or Telefonica, S.A. for approximately Euros 1.5 million. The purchase price was based on the fair value of these assets. The hardware is being amortized over a three year period.

     For those contracts currently in place, Terra Networks, S.A. believes that the terms of these arrangements are at least as favorable as could be obtained in an arm's length transaction between non-affiliated parties.

     Terra Networks, S.A. does not believe that the loss of any of these arrangements, individually or in the aggregate, would have a material effect on our results of operations or financial condition.

                                   EXHIBIT I

       GROUP COMPANIES INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS.

     The contribution of the Group companies to consolidated reserves and losses as of December 31, 1999, 1998 and 1997 was as follows:

                                                 DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                                     1997                1998                1999
                                               -----------------   -----------------   -----------------
                                                  TO        TO        TO        TO        TO        TO
                                               RESERVES   LOSSES   RESERVES   LOSSES   RESERVES   LOSSES
                                               --------   ------   --------   ------   --------   ------
                                                                  THOUSANDS OF EUROS
COMPANY, ACTIVITY AND PERCENTAGE OF OWNERSHIP
Terra Networks, S.A. Holding Company (100%)..      --        --        --        --    754,931    (5,968)
Telefonica Servicios y Contenidos por la Red,
  S.A. (TSCR) Commercial activities through
  network (100%).............................     800     1,123      (322)    2,220         --    19,861
Double-Click Iberoamerica, S.L. Advertising
  development in Internet and other networks
  (90%)......................................     803        26       777       252         --        --
Terra Networks Chile, S.A. ISP and portal
  Commercial activities (99%)................   1,579       357     1,294     1,273         --     8,961
Terra Interactiva de Contenidos, S.A.
  Development of contents (100%).............      --        --        --        --         --     4,153
Ordenamiento de Links Especializados, S.L.
  (OLE) Development of Spanish Portal
  (100%).....................................      --        --        --        --         --     3,312
Terra Networks Guatemala, S.A. ISP
  And portal (95%)...........................      --        --        --        --         --       126
Terra Networks Peru, S.A. ISP and Portal
  (99,99%)...................................      --        --        --        --         --     2,500
Terra Networks USA, Inc and Subsidiaries ISP
  and portal (100%)..........................      --        --        --        --         --       337
Terra Networks Argentina, S.A. ISP
  And portal (99,99%)........................      --        --        --        --         --     1,406
Terra Networks Mexico, S.A. de C.V.
  And subsidiaries ISP and portal (100%).....      --        --        --        --         --     9,592
Terra Networks Brasil, S.A. and subsidiaries
  ISP and portal (99,99%)....................      --        --        --        --         --    37,064
CIERV, S.L. Design of communications products
  (100%).....................................      --        --        --        --         --        60
                                                -----     -----     -----     -----    -------    ------
TOTAL CONTRIBUTION...........................   3,182     1,506     1,749     3,745    754,931    81,404
                                                =====     =====     =====     =====    =======    ======
ISP: Internet Service Provider

                                    EXHIBIT II

   GOODWILL IN CONSOLIDATION

        The detail of the balance of goodwill in consolidation, the related accumulated amortization and the variations therein are as follows:

                                                       BALANCE AT                                BALANCE AT
                                                      DECEMBER 31,                              DECEMBER 31,
    CONSOLIDATION                                         1996       ADDITIONS   AMORTIZATION       1997       ADDITIONS
    -------------                                     ------------   ---------   ------------   ------------   ---------
                                                                              THOUSANDS OF EUROS
    CTC Internet's acquisition of REUNA'S
     activity.......................................       --          3,099         (310)         2,789           --
    Terra Networks, S.A. acquisition of OLE.........       --             --           --             --           --
    Terra Networks, S.A. acquisition of Double
     Click, S.L.....................................       --             --           --             --           --
    Telefonica Interactiva Brasil, Ltda. Acquisition
     of Terra Networks Brasil (formerly Nutec
     Informatica, S.A.).............................       --             --           --             --           --
    Terra Networks Brasi, acquisition of
     subsidiaries...................................       --             --           --             --           --
    Terra Networks, S.A. acquisition of Terra
     Networks Guatemala, S.A........................       --             --           --             --           --
    Terra Networks, S.A. acquisition of CIERV,
     S.L............................................       --             --           --             --           --
    Terra Networks Argentina, S.A. acquisition of
     Netgocios, S.A.................................       --             --           --             --           --
    Terra Networks Argentina , S.A. acquisition of
     Donde Latinoamericana, S.A.....................       --             --           --             --           --
    Terra Networks, S.A. acquisition of Informacion
     Selectiva, S.A.................................       --             --           --             --           --
    Informacion Selectiva, S.A. acquisition of
     subsidiaries...................................       --             --           --             --           --
                                                          ---          -----         ----          -----          ---
    TOTAL NET GOODWILL..............................       --          3,099         (310)         2,789           --
                                                          ===          =====         ====          =====          ===

                                                                                    BALANCE AT
                                                                     TRANSLATION   DECEMBER 31,
    CONSOLIDATION                                     AMORTIZATION   DIFFERENCES       1998       ADDITIONS   RETIREMENTS
    -------------                                     ------------   -----------   ------------   ---------   -----------
                                                                              THOUSANDS OF EUROS
    CTC Internet's acquisition of REUNA'S
     activity.......................................      (339)         (162)         2,288         37,379         --
    Terra Networks, S.A. acquisition of OLE.........        --            --             --         12,242
    Terra Networks, S.A. acquisition of Double
     Click, S.L.....................................        --            --             --            139       (139)
    Telefonica Interactiva Brasil, Ltda. Acquisition
     of Terra Networks Brasil (formerly Nutec
     Informatica, S.A.).............................        --            --             --        181,897         --
    Terra Networks Brasi, acquisition of
     subsidiaries...................................        --            --             --         10,392         --
    Terra Networks, S.A. acquisition of Terra
     Networks Guatemala, S.A........................        --            --             --          3,305         --
    Terra Networks, S.A. acquisition of CIERV,
     S.L............................................        --            --             --         11,996         --
    Terra Networks Argentina, S.A. acquisition of
     Netgocios, S.A.................................        --            --             --          6,102         --
    Terra Networks Argentina , S.A. acquisition of
     Donde Latinoamericana, S.A.....................        --            --             --          5,972         --
    Terra Networks, S.A. acquisition of Informacion
     Selectiva, S.A.................................        --            --             --        264,392         --
    Informacion Selectiva, S.A. acquisition of
     subsidiaries...................................        --            --             --          1,394         --
                                                          ----          ----          -----        -------       ----
    TOTAL NET GOODWILL..............................      (339)         (162)         2,288        535,210       (139)
                                                          ====          ====          =====        =======       ====

                                                                      BALANCE AT
                                                                     DECEMBER 31,
    CONSOLIDATION                                     AMORTIZATION       1999
    -------------                                     ------------   ------------
                                                          THOUSANDS OF EUROS
    CTC Internet's acquisition of REUNA'S
     activity.......................................     (1,322)        38,345
    Terra Networks, S.A. acquisition of OLE.........     (1,836)        10,406
    Terra Networks, S.A. acquisition of Double
     Click, S.L.....................................         --             --
    Telefonica Interactiva Brasil, Ltda. Acquisition
     of Terra Networks Brasil (formerly Nutec
     Informatica, S.A.).............................    (18,191)       163,706
    Terra Networks Brasi, acquisition of
     subsidiaries...................................       (120)        10,272
    Terra Networks, S.A. acquisition of Terra
     Networks Guatemala, S.A........................       (275)         3,030
    Terra Networks, S.A. acquisition of CIERV,
     S.L............................................       (907)        11,089
    Terra Networks Argentina, S.A. acquisition of
     Netgocios, S.A.................................       (306)         5,796
    Terra Networks Argentina , S.A. acquisition of
     Donde Latinoamericana, S.A.....................       (224)         5,748
    Terra Networks, S.A. acquisition of Informacion
     Selectiva, S.A.................................     (5,473)       258,919
    Informacion Selectiva, S.A. acquisition of
     subsidiaries...................................         --          1,394
                                                        -------        -------
    TOTAL NET GOODWILL..............................    (28,654)       508,705
                                                        =======        =======

   The goodwill generated through the acquisition of companies is recorded in local currency. Such amounts have been recorded in the table above using the translation methodology described in note 3-b to the consolidated financial statements.

                     TERRA NETWORKS, S.A. AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2000

                                                                     6/30/00
                                                              ----------------------
                                                              (IN THOUSANDS OF EURO)
                                                                   (UNAUDITED)
ASSETS
Start-up costs..............................................           83,931
Intangible assets (net).....................................          116,390
Property, plant and equipment (net).........................           67,942
Financial assets:
  Holdings in companies carried by the equity method........           13,294
  Other long-term assets....................................           14,644
  Long-term tax receivable..................................          142,299
                                                                    ---------
          Total financial assets............................          170,237

Goodwill....................................................          510,393

Current assets:
  Inventories...............................................            8,805
  Accounts receivable from third parties, net...............           37,749
  Accounts receivable from related companies................           12,172
  Prepayments...............................................           46,241
  Tax receivables...........................................           49,755
  Short-term financial investments..........................          213,310
  Cash......................................................           28,188
                                                                    ---------
          Total current assets..............................          396,220
                                                                    ---------
          TOTAL ASSETS......................................        1,345,113
                                                                    =========

    The accompanying Notes 1 to 5 are an integral part of these Consolidated
                             Financial Statements.

                     TERRA NETWORKS, S.A. AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2000

                                                                     6/30/00
                                                              ----------------------
                                                              (IN THOUSANDS OF EURO)
                                                                   (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' Equity
  Capital stock.............................................          560,000
  Paid in surplus...........................................          754,625
  Reserves..................................................          (78,330)
  Loss of the period........................................         (165,122)
                                                                    ---------
  Total Shareholders' Equity................................        1,071,173

Minority interests..........................................              463
Long-term liabilities:
  Long-term deferred tax liability..........................           24,037
  Other long-term liabilities...............................           17,560
                                                                    ---------
          Total long-term liabilities.......................           41,597

Current liabilities:
  Accounts payable to trade creditors.......................          133,209
  Accounts payable to non-trade creditors...................           53,260
  Accounts payable to related companies.....................           29,794
  Accrued taxes payable.....................................           12,040
  Other liabilities.........................................            3,577
                                                                    ---------
          Total current liabilities.........................          231,880
                                                                    ---------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........        1,345,113
                                                                    =========

    The accompanying Notes 1 to 5 are an integral part of these Consolidated
                             Financial Statements.

                     TERRA NETWORKS, S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                                                SIX MONTHS ENDED
                                                              ---------------------
                                                              6/30/99      6/30/00
                                                              -------      --------
                                                                THOUSANDS OF EURO
                                                                   (UNAUDITED)
Revenues:
  Access....................................................    5,169        45,395
  Advertising...............................................    1,076        17,093
  Other Revenues............................................    2,110        20,011
                                                              -------      --------
Total revenues..............................................    8,355        82,499

Operating expenses:
  Goods purchased...........................................  (10,399)      (57,811)
  Personnel expenses........................................   (3,424)      (36,521)
  Depreciation and amortization.............................     (763)      (26,884)
  Other operating expenses:
     Advertising and marketing..............................   (5,948)      (81,961)
     Professional services..................................   (1,876)      (22,504)
     Other operating expenses...............................   (3,784)      (37,574)
                                                              -------      --------
Total operating expenses before financial expenses and
  goodwill amortization.....................................  (26,194)     (263,255)
                                                              -------      --------
Operating loss..............................................  (17,839)     (180,756)
Amortization of goodwill....................................   (3,227)      (57,288)
Financial income (expense), net.............................      (85)          321
                                                              -------      --------
Loss from ordinary activities...............................  (21,151)     (237,723)
Equity share of loss affiliates, net........................       --        (4,789)
Extraordinary income (expense), net.........................        1          (486)
                                                              -------      --------
Loss before tax and minority interest.......................  (21,150)     (242,998)
Corporate income tax credit.................................    4,109        76,158
Minority interest...........................................    1,725         1,718
                                                              -------      --------
Net loss....................................................  (15,316)     (165,122)
                                                              =======      ========

    The accompanying Notes 1 to 5 are an integral part of these Consolidated
                             Financial Statements.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

(1)  INTRODUCTION AND GENERAL INFORMATION

DESCRIPTION OF THE TERRA NETWORKS GROUP-

     Terra Networks, S.A. and its subsidiaries and affiliates are an integrated group of companies (the Terra Networks Group) that do business through the use of the Internet (access ("ISP"), advertising, e-commerce, interactive services, etc.).

     Terra Networks, S.A. (formerly named Telefonica Interactiva, S.A.), was formed on December 4, 1998, as a Spanish corporation for an unlimited duration. Its registered office is in Madrid (Spain). Subsequent to the formation of Terra Networks, S.A. by its parent company Telefonica, S.A., Telefonica contributed certain investments it held in Internet businesses to Terra Networks, S.A.

     The transfer of these investments from Telefonica, S.A. to Terra Networks S.A. represents a reorganization of entities under common control. Accordingly, although, Terra Networks, S.A. was legally formed on December 4, 1998, we have prepared the accompanying consolidated financial statements as if we had owned these investments from the dates that they were acquired by our parent company Telefonica, S.A. For purposes of the accompanying consolidated financial statements, we have recorded these transfers of investments among entities under common control using the historical cost as if they occurred as of January 1, 1996.

     On September 7, 1999, we changed our legal name from Telefonica Interactiva, S.A. to Terra Networks, S.A.

     Terra Networks, S.A. is listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and on the Nasdaq National Market. As of June 30, 2000, its shareholders were as follows:

                                                                PERCENTAGE OF
SHAREHOLDER                                                       OWNERSHIP
-----------                                                     -------------
Telefonica, S.A. ...........................................        66.64%
Bidasoa B.V. ...............................................         5.86%
Banco Bilbao Vizcaya Argentaria, S.A. ......................          3.0%
Caja de Ahorros y Pensiones de Barcelona (La Caixa).........         2.50%
Banco Zaragozano, S.A. .....................................         2.50%
Infosearch Holdings, S.A. ..................................         1.76%
CTC Mundo, S.A. ............................................         1.07%
Telefonica de Peru, S.A. ...................................         0.80%
International Discount Telecom. Corp. (IDT).................         0.41%
Taetel, S.L. ...............................................         0.27%
Other shareholders..........................................        15.19%
                                                                   ------
TOTAL.......................................................       100.00%
                                                                   ======

     The purpose of the holdings owned by Banco Zaragozano and Caja de Ahorros y Pensiones de Barcelona (La Caixa) is to enable these entities to act as agents in the Stock Option Plan for Terra Networks, S.A.'s employees.

     Since its inception Terra Networks, S.A. has engaged mainly in the acquisition and management of stockholdings in Internet Service Providers (ISPs) and web portals in Spain, the United States and

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

Latin America, in order to convert the Terra Networks Group into the leading Internet Group in the Spanish- and Portuguese-speaking market. Specifically, as of June 30, 2000, Terra Networks, S.A. had holdings in Spain, Mexico, Brazil, the United States, Guatemala, Argentina, Venezuela, Uruguay, Peru and Chile, providing Internet services under the Terra brand name in each of those locations.

     As described above, the activity of the Group is focused on the development of different businesses related to the use of the Internet. This development is still in an early stage and the Group has incurred losses through June 30, 2000. The Group expects that it will continue to incur such losses in the immediate future, reducing its shareholders' equity and increasing consequently the financial resources required to fund its operations. The business plan prepared by the Group for the next five years contemplates net income before the end of this period, assuming the accomplishment of certain trends and hypotheses. It is not possible to evaluate if those trends and hypotheses are going to be accomplished and, consequently, what is going to be the future performance and viability in the medium- and long-term of the Group.

(2)  BASIS OF PREPARATION

     The accompanying unaudited condensed consolidated financial statements include the accounts of the Terra Networks, S.A. and its wholly-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, these financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. Certain information and related footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although Terra Networks believes the disclosures in these financial statements are adequate to make the information presented not misleading. The results of operations for the interim periods shown are not necessarily indicative of the results for any future interim period or for the entire fiscal year.

(3)  ACQUISITIONS AND FORMATIONS OF JOINT VENTURES

Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) --

     In January 2000, Terra Networks, S.A. entered into a protocol of intent with BBVA to collaborate in the development of new Internet services and applications. As part of this agreement, Terra Networks, S.A. agreed to take a significant minority stake (20% which may be increased to 35%) in Uno-e Holding which in turn holds a 100% stake in Uno-e Bank, the online bank being developed by BBVA, and BBVA agreed to acquire 3% of our share capital from Telefonica, S.A at market price.

     In February 2000, Telefonica and BBVA entered into a strategic alliance under which either Telefonica, S.A. or Terra Networks, S.A. may acquire up to 49% of Uno-e Holding and committed to participate in the international expansion of online banking projects.

     In March 2000, the proposed merger of Uno-e Bank and First-e Group plc to create Uno First Group was announced. Terra Networks, S.A. and BBVA will own, through Uno-e Holding, 67.5% of UnoFirst. BBVA will own 51% and Terra Networks, S.A. will own the remaining 49% of Uno-e Holding. In July 2000, the parties entered into the definitive contract with the incorporation of UnoFirst, to proceed as previously agreed.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

     Either First-e's current sole shareholder, Enba plc, an Irish e-finance incubator company, or Enba's existing shareholders will own the remaining stake of Uno First. Under the agreement, which is subject to certain conditions and approvals, Terra Networks, S.A. and BBVA will contribute their interests in Uno-e Bank to UnoFirst, subscribe to a 243 million Euro capital increase in UnoFirst and acquire shares of First-e by an amount of 195 million Euro. Enba will contribute its interests in First-e to UnoFirst.

Aremate.Com --

     Terra Networks, S.A. has entered into a strategic alliance with the U.S. company Aremate.com, Inc., the leading on-line auction company in Latin America, whereby Terra acquired, a 30% stake in that company. In turn, Terra Networks, S.A. through its subsidiary Terra Networks USA, Inc. has paid US$ 45 million to Aremate.com Inc. in cash and has received an option to buy an additional interest for US$ 10 million by January 2001 if Aremate.com has not previously registered its shares in the United States. Under U.S. GAAP, no purchase price has been assigned to this option as management believes that the value of this option is inmaterial.

Chevere --

     On March 8, 2000, the Company, acting through its affiliate Terra Networks Venezuela, S.A., entered into an agreement with the Venezuelan company Dotcom Publicidad, C.A. for the purchase of the portal "CHEVERE". This agreement also involves the purchase of the commercial assets of Dotcom Publicidad, C.A., including the rights over the domains "CHEVERE.COM" and "CHEVERE.COM.VE" and over the trademark "CHEVERE.

Telepizza --

     On April 26, 2000 Terra Networks, S.A. and the company Tele Pizza, S.A. have signed a Memorandum of Understanding for the joint development and exploiting of trading through communication networks such as Internet and telephony, of convenience products (books, video tapes, CD's, prepaid cards, entertainment products, etc.) including their distribution and delivery within a period ranging from one to twenty four hours.

     The said activity would be carried out through the incorporation of a new company 50% owned by each of the parties. The Memorandum of Understanding covers the contribution by Terra Networks, S.A. of its knowledge on communication networks and on Internet, and the contribution by Tele Pizza, S.A. of its experience and know how in reception of orders, organization, storage, client portfolio and direct marketing.

IDT --

     On April 30, 2000 Terra Networks, S.A. signed an agreement with IDT Corporation ("IDT") by which the company will acquire from IDT the 49% interest it holds in Terra Networks Access Services (Terra's subsidiary that provides its access provider business in the United States.) and the 10% interest it holds in Terra Networks Interactive Services (Terra Networks's subsidiary that provides its portal business in the United States). IDT will receive in exchange 3.75 million ordinary

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

shares of Terra's capital stock, if the closing date is before July 31, 2000 or 4 million if the closing date is between August 1, 2000 and September 20, 2000.

LYCOS --

     On May 16, 2000 the Board of Directors of Terra Networks, S.A. approved an agreement with LYCOS, INC. ("Lycos") by virtue of which Terra Networks, S.A. will acquire 100% of the shares in Lycos through a share capital increase with a share exchange. The exact number of shares to be issued in the exchange shall be determined by dividing $97.55 by the average closing price of Terra shares on the Spanish Automated Quotation System (Sistema de Interconexion Bursatil-Mercado Continuo), each closing price expressed in U.S. dollars, using the noon buying rate of Euro for U.S. dollars as published by the Federal Reserve Bank of New York, for the ten full trading days ending on the tenth trading day prior to the share exchange, provided, however, that maximum and minimum limits have been fixed for the share exchange in such a manner that if the average quotation price is equal to or greater than US$ 68.06, the exchange ratio shall be 1.433 Terra shares for each Lycos share, and if the average quotation price is equal to or less than US$ 45.37, the exchange ratio shall be
2.15 Terra shares for each Lycos share.

     After the merger, Telefonica, S.A. will hold approximately 31.8% to 40.6% of Terra Networks (between 32.7% and 41.6% including 100% of the shares held by affiliates of Telefonica, S.A.) depending on the final exchange formula. The former shareholders of Lycos will hold between 41.6% and 51.6% of Terra Networks. However, Lycos has committed in the Agreement and Plan of Reorganization not to take any action, including issuing new Lycos shares, that could reasonably be expected to result in its shareholders owning or having voting rights in excess of 50% of Terra Lycos upon completion of the combination. The majority shareholder of Lycos (CMGI) will hold approximately between 4.2% and 5.7% of the resulting company.

     This agreement is subject to certain covenants, conditions and termination clauses described in the Agreement and Plan of Reorganization dated May 16, 2000. It is expected that all necessary approvals will be obtained and the acquisition will close in the fourth quarter of 2000.

     The President of Telefonica, S.A. will be the Executive Chairman of Terra Networks and the Chief Executive Officer will be the current Chief Executive Officer of Lycos, while three representatives of Lycos shall be joining Terra's Board of Directors after the merger.

Bertelsmann Group --

     Terra Networks, S.A. has entered into an agreement with Bertelsmann Group whereby Bertelsmann commits to purchase Internet services from Terra-Lycos over the next few years. Terra-Lycos will also gain access to Bertelsmann's catalogue of books, music, television, film and other media content.

Telefonica Moviles --

     Terra Networks, S.A. has reached an agreement for the incorporation of a joint venture with Telefonica Moviles, S.A., with the latter holding 51% and Terra Networks, S.A. holding 49%, which shall develop portals based on WAP mobile technology.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

IOBOX OY --

     On July 12, 2000, Terra Mobile, S.A., the joint venture 51% owned by Telefonica Moviles, S.A. and 49% by Terra Networks, S.A. entered into a purchase agreement whereby it acquires 100% of the Finnish company IOBOX OY, which carries out technology and wireless services applications for mobiles.

La Ciudad --

     On July 17, 2000, Terra Networks, acting through its affiliate Terra Networks Colombia Holding, S.A., entered into an agreement with the main media companies in Colombia for the purchase of the 65% share of the portal "LA CIUDAD" as well as a global exclusive content provision agreement. With this initiative Terra Networks will be in a position to offer the most comprehensive range of local and international content (leisure, culture, economics, sport and education) available in the country.

(4)  CAPITAL INCREASE

     On the General Meeting held on June 8, 2000, the Board of Directors of Terra Networks, S.A. gave its authorization to carry out the following transactions:

     - Capital increase by means of the issuance of 35,483,871 new ordinary shares with a face value of Euro 2 and an issue premium of Euro 60 per share. These shares will be offered through rights offering to all shareholders of record of Terra Networks in proportion to their current shareholdings. To the extent that some or all of the rights remain unexercised, Telefonica, S.A. has agreed to purchase the residual amount of shares underlying the unexercised rights at a price of Euro 62 per share.

     - Regarding the acquisition of the 49% interest of Terra Networks Access Services, LLTD. and the 10% interest in Terra Networks Interactive Services, LLTD. (see note 3) Terra Networks, S.A. will increase its capital by issuing 4,000,000 new ordinary shares with a face value of Euro 2 and a minimum issue premium of Euro 9 per share. If the closing date of this operation is before July 31, 2000, Terra Networks, S.A. will deliver 3,750,000 ordinary shares. If the closing date of this operation is after July 31, 2000 Terra Networks, S.A. will deliver 4,000,000 ordinary shares. In both cases these shares will be subscribed and fully paid with contributions consisting of shares of the two companies mentioned above.

     - Regarding the acquisition of the 100% of the shares in LYCOS, INC. (see note 3), there will be a capital increase issuing a maximum of 258,476,695 new ordinary shares, with a face value of euro 2 and a minimum issue premium of Euro 9 per share. These shares will be subscribed and fully paid with contributions consisting of "LYCOS, INC.'s" shares.

     - Issue of up to a maximum of 38,346,984 warrants for the subscription of "Terra Networks, S.A.'s" shares, which will be exchanged for options on LYCOS, INC's shares. Furthermore, in connection with the issue of warrants, there will be a capital increase issuing a maximum of 82,446,016 new ordinary shares, with a face value of Euro 2 and a minimum issue premium of Euro 9 per share.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

(5) DIFFERENCES BETWEEN SPANISH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND OTHER REQUIRED DISCLOSURES

     The consolidated financial statements of Terra Networks, S.A. were prepared in accordance with generally accepted accounting principles in Spain ("Spanish GAAP"), which differ in some respects from generally accepted accounting principles in the United States ("U.S. GAAP"). A reconciliation of net loss and shareholder's equity from Spanish GAAP to U.S. GAAP is provided in this Note. The most significant differences are as follows:

1.  Research and development

     In accordance with Spanish GAAP, research and development costs are capitalized and amortized over a period not exceeding five years. Under U.S. GAAP research and development costs for maintenance, services performed by others, equipment and purchased intangibles that have no alternative future use are expensed when acquired, incurred or constructed.

2.  Accruals and deferrals

     Different criteria are applied under Spanish and U.S. GAAP to accrue certain items and, accordingly, related adjustments have to be made in the reconciliation of net loss and shareholder's equity:

     a) Capital increase expenses. In accordance with Spanish GAAP, expenses associated with equity issuance are capitalized and amortized over five years. Under U.S. GAAP capital increase expenses must be charged against the gross proceeds of the new capital.

     b) Start-up expenses. In accordance with Spanish GAAP, period expenses incurred during the start-up of a business which will contribute to obtain future revenues may be deferred and amortized over five years. Under U.S. GAAP, start-up costs must be expensed as incurred.

3.  Corporate income tax

     In accordance with Spanish GAAP and with Corporate Income Tax Law 43/1995, tax losses may be carried forward for ten years from the commencement of the tax period following that in which the tax losses were incurred. However, under
Article 23.3 of said law, newly formed entities may calculate the period for the offset from the first tax period when their taxable base is positive. Under Spanish GAAP tax credits are only registered when there is true and total certainty that these tax credits will be realized. Under U.S. GAAP, deferred tax assets, including tax credits and carryforwards are recorded to the extent that they are more likely than not to be realized.

     Spanish GAAP permit the recognition of deferred tax assets, including those arising from net operating loss carryforwards, if it can be demonstrated that the deferred tax assets can be realized within a ten-year period from the date on which the assets were generated. For June 30, 2000 financial statements, the Group has recognized such tax assets under Spanish GAAP, since the business plan prepared by management indicates that these assets will be realized within a ten-year period.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

     Under U.S. GAAP, deferred tax assets should be recognized if it is "more likely than not" that these assets will be realized. In making a determination of whether it is more likely than not that a deferred tax asset is realizable, all available evidence, both positive and negative, should be considered. Companies should look to both objective evidence, such as a company's operating history, as well as subjective evidence, such as a company's budgets and business plans, to determine whether a valuation allowance is needed. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified.

     Under U.S. GAAP, reaching a conclusion that a valuation allowance is not needed is difficult when there is significant objective negative evidence, such as cumulative losses, in recent years. All of the companies in the Group have incurred such losses in each tax reporting period since its inception. Moreover, the Group does not have other objective, positive evidence such as existing contracts or a firm sales backlog, that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures. Based on this evidence, a valuation allowance would be provided in full against the deferred tax assets related to the Group's net operating losses under U.S. GAAP.

4.  Consolidation method

     Under Spanish GAAP, companies in which a holding of at least 20% if unlisted and 3% if listed is owned are carried by the equity method; investments in companies in which Terra Networks, S.A. owns less than 50% of the common voting stock must be consolidated when such companies are considered under Spanish GAAP to be controlled by Terra Networks, S.A. In general, under U.S. GAAP, companies in which a holding of between 20% and 50% is owned are carried by the equity method. During the six months ended June 30, 2000 and 1999, this difference did not give rise to any material differences between US and Spanish GAAP in shareholders' equity, net loss or any other balance sheet and statement of operations caption.

5.  Allocation of Purchase Price

     The Group, under Spanish GAAP, has recorded the difference between the purchase price of acquired companies such as Infosel, Nutec and Ole and the fair value of the net assets acquired in these entities as goodwill. This goodwill is being amortized over a period of five years beginning from the date of each acquisition. Under U.S. GAAP, a portion or potentially all of this difference would have been classified as an acquired intangible asset called customer and web visitor base. However, as such clients and web visitor base would have been amortized over the same period as the goodwill recorded under Spanish GAAP, no adjustment between reported net income and shareholders' equity under Spanish and U.S. GAAP arises.

6.  Goodwill

     Spanish GAAP requires that amounts paid to acquire companies in excess of the fair value of the assets acquired (including identified intangible assets) at their purchase date be accounted for as goodwill and amortized over a period not exceeding 20 years. The Group amortizes its goodwill over its estimated useful life of five years for Spanish GAAP. The life is appropriate under U.S. GAAP.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

     Subsequent to acquisition (for U.S. GAAP purposes), the Group evaluates whether events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Group uses an estimate of undiscounted cash flows from the underlying assets over the remaining life of those assets in measuring whether the goodwill is recoverable. To the extent that undiscounted cash flows are less than the carrying value of the goodwill, the Group will record an impairment loss based on the difference between the fair value of the goodwill (estimated using discounted cash flows) and its carrying value.

     In April 1999, Terra Networks, S.A. acquired 100% of OLE from INFOSEARCH HOLDINGS, S.A. for Euro 12.02 million in cash and agreed to sell INFOSEARCH HOLDINGS, S.A. 4,928,000 shares for euro 20.8 million. The estimated fair value of the shares to be sold was Euro 54.0 million. For U.S. GAAP purposes, the difference between the fair value of the shares and the amount received from the sale of Euro 33.2 million would be considered additional purchase price. This additional consideration would result in the same amount of goodwill. For Spanish GAAP purposes the shares sold would be recorded based on the amount of cash received and would not be considered to be additional purchase price.

Goodwill from acquisitions from related parties --

     On October 4, 1999, Terra Networks, S.A.'s subsidiary, Terra Networks Chile Holding Limitada (formerly Telefonica Interactiva Chile Limitada), acquired from CTC Mundo the 95% interest it owned of Proveedora de Servicios de Conectividad, S.A. Terra Networks Chile Holding Limitada paid US$ 40 million in cash, generating goodwill of Euro 39,667 thousands, which is being amortized over a period of 60 months (5 years). As both CTC Mundo and Terra Networks, S.A. were under common control of Telefonica, S.A. at the time of this transaction, according to U.S. GAAP the acquisition of Proveedora de Servicios de Conectividad, S.A. would be considered a reorganization of entities under common control. Therefore, under U.S. GAAP, we would record Proveedora de Servicios de Conectividad, S.A. at its historical cost basis and not recognize the goodwill associated with the transaction.

     On October 20, 1999, Terra Networks, S.A.'s subsidiary, Terra Networks Peru, S.A. entered into contracts with Telefonica del Peru, S.A and Telefonica Servicios Internet del Peru, S.A.C. that enabled it to commence operations in the residential Internet segment. The main terms of the contracts were as follows:

     1. Telefonica del Peru, S.A. agrees to not provide directly or through subsidiaries Internet services for residential users. The consideration paid by Terra Networks, S.A. for the foregoing covenant not to compete amounted to US$ 25 million, and this amount was recorded as an intangible asset and is being amortized on a straight-line basis over five years.

     2. Telefonica Servicios Internet del Peru, S.A.C. transferred to Terra Networks Peru, S.A. all its contracts with customers and the customer database of the Internet Provider Centers and made available to the latter the assets assigned to or obtained for the provision of Internet services to residential customers. Terra Networks Peru, S.A. paid US$ 5 million in this

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

         connection, and this amount was recorded as an intangible asset and is being amortized on a straight-line basis over five years.

     3. Telefonica del Peru, S.A. undertakes to provide Terra Networks Peru, S.A., for ten-year period the telecommunications services and cable broadcasting distribution network required to carry out its business. Terra Networks Peru, S.A. will pay fees for the use of this network at rates equivalent to the most favorable terms offered to third party customers by Telefonica del Peru, S.A.

     4. Terra Networks Peru, S.A. undertakes to not offer directly or indirectly Internet services to nonresidential customers, to not provide telecommunications services that might compete with those of Telefonica del Peru, S.A. and to use the telecommunications infrastructures and services provided by Telefonica del Peru and its subsidiaries.

     As Telefonica del Peru, S.A., Telefonica Servicios Internet, S.A.C. and Terra Networks, S.A. were under common control of Telefonica, S.A. at the time of this transaction, in accordance with U.S. GAAP, the US $30 million in payments would not be capitalized as intangible assets but would instead be treated similar to dividends. However, the fees to be paid by Terra Networks Peru, S.A. for the use of Telefonica del Peru, S.A.'s telecommunications services and cable broadcasting distribution network over the next ten years will be expensed as incurred.

7.  Joint Venture with IDT

     Terra Networks, S.A. formed a joint venture with IDT called Terra Networks Access Services USA LLC. Upon formation of this venture, IDT contributed a customer list containing approximately 46,000 users to the joint venture, while Terra Networks, S.A. agreed to contribute up to US$ 30 million in cash during a two year period following the formation of the joint venture. The timing and extent of the contributions would be determined based on mutual arrangements between Terra Networks S.A. and the joint venture. In exchange for these contributions, IDT received a 49% interest in the joint venture while the Terra Networks, S.A. received a 51% interest in the entity.

     Under Spanish GAAP, the Group has reflected an intangible asset for the customer list of US$28.8 million, with an offsetting obligation of the same amount to the joint venture. Under U.S. GAAP, the customer list contributed to the joint venture would be recorded at IDT's carrying basis for such list. This amount was zero as of the date that the list was transferred to the joint venture. Moreover, the joint venture would not reflect an obligation for funding from the Terra Networks, S.A. until such time that the Terra Networks, S.A. incurs a binding obligation to make such funding.

     In addition, under Spanish GAAP, this investment has been consolidated as Terra Networks, S.A. has a majority voting interest in this entity. However, under U.S. GAAP, this investment cannot be consolidated since the minority shareholders in the investment have substantial participative rights in the joint venture. Accordingly, this investment would be recorded under the equity method for U.S. GAAP purposes. This difference would not result in any differences in reported net loss or shareholders' equity between U.S. GAAP and Spanish GAAP.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

8. The following is a reconciliation of shareholders' equity and net loss from Spanish GAAP to U.S. GAAP.

                                                               6/30/00
                                                              ---------
SHAREHOLDERS' EQUITY PER SPANISH GAAP.......................  1,071,173
Deductions for U.S. GAAP purposes:
  Research and development expenses.........................       (156)
  Start-up costs
     Advertising............................................    (54,230)
     Initial public offering................................    (29,701)
  Goodwill arising from OLE acquisition (net)...............     24,912
  Goodwill arising from Chile acquisition (net).............    (34,035)
  Intangible asset arising from Peru acquisition
     (net) -- check this based on my previous comment.......    (27,046)
  Valuation allowances on deferred tax assets...............   (118,385)
  Client list from IDT......................................      3,029
                                                              ---------
Total differences...........................................   (235,612)
                                                              ---------
SHAREHOLDERS' EQUITY PER U.S. GAAP..........................    835,561
                                                              =========

                                                   6/30/99        6/30/00
                                                 -----------    -----------
                                                     THOUSANDS OF EURO
NET LOSS PER SPANISH GAAP......................      (15,316)      (165,122)
  Reversal of amortization of start-up costs...          111          8,060
  Additions to start-up costs (advertising)....         (614)       (40,888)
  Additions to research and development
     expenses..................................           --           (168)
  Reversal of amortization of research and
     development expenses......................           --            259
  Amortization of Goodwill OLE.................                      (3,324)
  Amortization of Goodwill Chile...............       (1,661)         3,931
  Amortization of Intangible Asset Peru........           --          3,119
  Amortization Client List from IDT............           --          3,007
  Corporate income tax.........................       (4,356)       (76,136)
                                                 -----------    -----------
NET LOSS PER U.S. GAAP.........................      (21,836)      (267,262)
                                                 ===========    ===========
BASIC AND DILUTED NET LOSS PER SHARE (U.S.
  GAAP)........................................        (0.11)         (0.95)
                                                 -----------    -----------
WEIGHTED AVERAGE SHARES OUTSTANDING............  194,085,972    280,000,000
                                                 -----------    -----------

     Shareholders' rights and all dividend distributions are based on the financial statements as reported for local Spanish statutory purposes by Terra Networks, S.A.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

9.  Comprehensive income

     Comprehensive income is defined in FASB Concepts Statements No. 6 and SFAS No. 130, "Reporting Comprehensive Income", as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners".

     SFAS No. 130 describes the items that qualify as components of comprehensive income, such as:

     a.  Foreign currency translation adjustments;

     b. Gains and losses on foreign currency transactions that are designated as, and are effective as, economic hedges of a net investment in a foreign entity, commencing, as of the designation date;

     c. Gains and losses on intercompany foreign currency transactions that are of a long-term-investment nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transaction are consolidated, combined, or accounted for by the equity method in the reporting enterprise's financial statements;

     d. A change in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value pursuant to FASB No. 115;

     e. A net loss recognized pursuant to FASB No. 87 as an additional pension liability not yet recognized as net periodic pension cost;

     f.  Unrealized holding gains and losses on available-for-sale securities;

     g. Unrealized holding gains and losses that result from a debt security being transferred into the available-for-sale category from the held-to-maturity category;

     h. Subsequent decreases (if not an other-than-temporary impairment) or increases in the fair value of available-for-sale securities previously written down as impaired.

     For the six moths period ended June 30, 1999 and 2000, the only component of comprehensive income (loss) besides net loss is the Group's foreign currency translation adjustments related to its investments that have functional currencies other than the Euro. The following represents the statement of comprehensive income prepared using U.S. GAAP:

                                                         6/30/99    6/30/00
                                                         -------    --------
                                                          THOUSANDS OF EURO
NET LOSS PER U.S. GAAP.................................  (21,836)   (267,262)
Other comprehensive income (expense) --
  Foreign currency translation adjustments.............    2,936       2,768
                                                         -------    --------
COMPREHENSIVE LOSS.....................................  (18,900)   (264,494)
                                                         =======    ========

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

10.  Statement of cash flows

     Spanish GAAP does not require the presentation of statements of cash flows.

     For purposes of the statement of cash flows, the Group considers all highly liquid debt instruments (or investments) purchased with an original maturity of three months or less to be cash equivalents.

                                                        6/30/99     6/30/00
                                                        --------    --------
                                                         THOUSANDS OF EURO
Net loss per Spanish GAAP.............................   (15,316)   (165,122)
                                                        --------    --------
  Adjustments to reconcile net loss to net
     Cash used in operating activities --
       Depreciation and amortization..................       763      26,884
       Amortization of goodwill.......................     3,227      57,288
       Minority interest in loss of consolidated
          Subsidiaries................................     1,725       1,718
       Loss in Companies carried by the equity
          method......................................        --       4,789
       Provisions of assets...........................        --         544
     Other............................................      (223)         --
Changes in operating assets and liabilities, net of
  Effects from purchase of new investments --
     (Increase) Decrease --
       Inventory......................................    (1,444)     (6,177)
       Accounts receivable............................    (4,758)    (52,709)
       Prepaid taxes..................................        --     (75,582)
       Other current assets...........................  (280,484)         --
       Prepayments....................................      (165)    (29,102)
     Increase (Decrease) --
       Trade creditors................................   287,390      62,775
       Non-trade creditors............................      (107)     (5,716)
       Other liabilities..............................     4,005      19,367
                                                        --------    --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...    (5,387)   (161,043)
                                                        --------    --------
Cash flow from investing activities:
  Cash paid for financial investments.................        --     (10,299)
  Acquisitions of businesses, net of cash acquired....  (199,923)    (75,046)
  Capital expenditures................................    (9,088)    (75,452)
  Payments for start-up costs.........................      (533)    (40,861)
  Proceeds from disposals of fixed assets.............        --       1,815
                                                        --------    --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...  (209,536)   (199,843)
                                                        --------    --------

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

                                                        6/30/99     6/30/00
                                                        --------    --------
                                                         THOUSANDS OF EURO
Cash flow from financing activities:
  Proceeds from issuance of common stock..............    24,573          --
  Increase in other-long term liabilities.............    10,037      12,186
  Contributions from minority interest owners.........   182,190      (2,556)
                                                        --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...   216,800       9,630
                                                        ========    ========
Effects of exchange rate differences on cash and cash
  equivalents.........................................        --       2,768
Net change in cash and cash equivalents...............     1,877    (348,488)
Cash and cash equivalents at beginning of period......       148     589,986
                                                        --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............     2,025     241,498
                                                        ========    ========

     Cash and cash equivalents as of December 31, 1999 and June 30, 2000 include amounts classified as short term investments under Spanish GAAP. Under U.S. GAAP, these investments, which consist solely of current accounts maintained at Telefonica Finanzas, S.A., would be considered cash equivalents as they are highly liquid investments with original maturities of three months or less.

11.  Earning Per Share

     Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. For all periods presented, the Company did not have any potentially dilutive securities.

     Telefonica, S.A. converted accounts due from Terra Networks, S.A. into share capital of Terra Networks, S.A. on September 7, 1999. Also on this date, Telefonica, S.A. invested Euro 120.2 million in exchange for share capital of Terra Networks, S.A. As the shares were issued at a price well below fair value, these transactions are considered nominal transaction under SAB No. 98. Accordingly, share amounts have been retroactively restated for purposes of calculating earnings per share as if these issuances had occurred on January 1, 1997.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

12.  Business segment data

     The Group operates in some business segments, based on geographic regions in which the Group conducts operations. These segments are consistent with the way management analyses its businesses. The main figures by geographic region for the six months ended June 30, 2000 and 1999 are as follows:

                                                                  OTHER     CONSOLIDATION
JUNE 1999                         SPAIN     BRAZIL    MEXICO    COUNTRIES    ADJUSTMENTS      TOTAL
---------                       ---------   -------   -------   ---------   -------------   ---------
                                                         THOUSANDS OF EUROS
Net loss of the segment.......     13,731        --        --         --         1,585         15,316
Sales to clients..............      3,442        --        --      4,913            --          8,355
Depreciation and amortization
  expenses....................        743        --        --         20            --            763
Amortization of goodwill......      2,292        --        --         97           838          3,227
Income tax credit.............      4,109        --        --         --            --          4,109
Total assets..................    335,154   235,320        --     12,723       (70,083)       513,114

                                                                  OTHER     CONSOLIDATION
JUNE 2000                         SPAIN     BRAZIL    MEXICO    COUNTRIES    ADJUSTMENTS      TOTAL
---------                       ---------   -------   -------   ---------   -------------   ---------
                                                         THOUSANDS OF EUROS
Net loss of the segment.......    138,071    74,538    31,955     52,320      (131,762)       165,122
Sales to clients..............     23,296    27,763    22,093     14,510        (5,163)        82,499
Depreciation and amortization
  expenses....................      9,844     2,832     3,587      9,860           761         26,884
Amortization of goodwill......         --    20,947     5,138      6,982        24,221         57,288
Income tax credit.............     73,983       (24)   13,247      1,405       (12,453)        76,158
Total assets..................  1,535,088   228,924   146,438    248,764      (814,101)     1,345,113

     Interest revenue and expense for the Group or its segments were not significant for the six months ended June 30, 1999 and 2000. Terra Networks, S.A. had no significant non-cash expenses, other than depreciation and amortization.

Accounting principles --

     All transactions between segments are made at market prices or at prices which have been approved, and published, by the regulatory authority.

     The accounting principles used in accounting for the segments are the same as those used in the consolidated financial statements. There are no transactions between segments.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

     Geographic distribution of sales for the period of six months ended as of June 30, 1999 and 2000 was as follows:

                                                        JUNE 1999    JUNE 2000
                                                        ---------    ---------
                                                          THOUSANDS OF EUROS
SALES TO EXTERNAL CLIENTS:
Spain.................................................    3,325       10,366
Chile.................................................    2,920        4,159
Mexico................................................       --       22,093
Brazil................................................       --       27,486
United States.........................................       --        4,779
Peru..................................................       --          339
Argentina.............................................       --          628
Guatemala.............................................       --        1,211
Venezuela.............................................       --           15
                                                          -----       ------
                                                          6,245       71,076
                                                          -----       ------
Sales to related parties..............................    2,110       11,423
                                                          -----       ------
TOTAL REVENUES........................................    8,355       82,499
                                                          =====       ======

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

     The distribution of fixed assets and intangible assets at June 30, 2000 was as follows:

                                                             AT JUNE 30, 2000
                                                            ------------------
                                                            THOUSANDS OF EUROS
PROPERTY PLANT AND EQUIPMENT (NET):
Spain.....................................................        16,787
Chile.....................................................         8,738
Mexico....................................................        18,097
Brazil....................................................        14,428
United States.............................................         4,495
Peru......................................................         2,473
Argentina.................................................         2,588
Guatemala.................................................           239
Venezuela.................................................            58
Uruguay...................................................            39
                                                                 -------
TOTAL.....................................................        67,942
                                                                 =======
INTANGIBLE ASSETS (NET):
Spain.....................................................        23,770
Chile.....................................................         2,274
Mexico....................................................        14,866
Brazil....................................................        17,089
United States.............................................        28,903
Peru......................................................        27,597
Argentina.................................................         1,440
Guatemala.................................................            26
Venezuela.................................................           425
                                                                 -------
TOTAL.....................................................       116,390
                                                                 =======

13.  Pro Forma Effect of Acquisitions

     U.S. GAAP requires the disclosure of certain information about significant acquisitions that occur during the periods for which financial statements are presented.

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

     The following unaudited information presents the results of operations of the Group as if the material acquisition of Telefonica Interactiva Brasil, OLE, Informacion Selectiva, S.A. de C.V. (Infosel), had taken place at the beginning of the period presented:

                                                            SIX MONTHS ENDED
                                                              JUNE 30, 1999
                                                          ---------------------
                                                              IN THOUSANDS
                                                                OF EUROS,
                                                          EXCEPT PER SHARE DATA
                                                               (UNAUDITED)
Revenues................................................          30,159
Net loss................................................          72,832
Basic and diluted loss per share........................           (0,34)

     These unaudited results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the dates indicated, or which may result in the future.

14.  Classification Differences --

     In the Spanish GAAP financial statements, amortization of goodwill is shown separately in the consolidated statement of operations below operating loss. For U.S. GAAP reporting purposes, amortization of goodwill is shown as a deduction before operating income. The amount of goodwill amortization recorded as a component of financial expenses under Spanish GAAP was Euro 57,288 and 3,227 thousand for the periods ended June 30, 2000 and 1999, respectively.

     Under Spanish GAAP, certain income and expenses, such as those arising from the disposition of fixed assets can be classified as extraordinary items. Under US GAAP, these amounts would be classified as a component of operating income
(loss).

15.  New accounting standards --

Accounting for Derivatives --

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivatives' fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

     SFAS No.133, as amended by SFAS No. 137 and SFAS No. 138, is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance; however, SFAS No. 133 cannot be applied retroactively. The Group

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

plans to adopt SFAS No. 133 in 2001 but does not expect the impact of this new statement to be material.

Web Site Development Costs --

     The Emerging Issues Task Force (EITF) has recently issued EITF 00-2, "Accounting for Web Site Development Costs." The Task Force has reached a consensus that all costs associated with the planning of web site development projects should be expensed as incurred, while costs incurred in the application and development stage should generally be capitalized in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," or other relevant pronouncements. Cost incurred in the operations of the web site are generally expensed as incurred. The EITF has not yet reached a consensus as to the accounting for the costs of developing and displaying content or other information on a web site, but the Task Force plans further discussion on this issue. EIFT 00-2 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. As the Group's current policy is substantially consistent with the consensuses reached in EITF 00-2, the Group does not expect that the issuance of this pronouncement will have a material effect on its financial condition or results of operations.

     The majority of the Group's software and software related expenditures relate to the development and maintenance of its portal. Under Spanish GAAP and U.S. GAAP, internal and external costs incurred in the planning or conceptual development of the Group's portal are expensed as incurred. Once the planning or conceptual development of a web site enhancement project has been achieved, and the project has reached the application or development stage, the following costs are capitalized as intangible assets:

     -  external direct costs of materials and services used in the project,

     - payroll and payroll-related costs for employees who are directly associated with and who devote time to the project (to the extent of the time spent directly on the project) and

     -  interest cost incurred in the development of the project, if material.

     Training and routine maintenance costs are expensed as incurred. Costs incurred that result in enhancements or additional functionality to the web site are capitalized in accordance with the policy described above.

     During the periods ended June 30, 2000 and 1999, most of our costs are charged to the profit and loss as expenses relating to web site development. Those costs primarily relate to the purchase of content or rental fees paid to our suppliers. These costs have been not capitalized and would be unable to be capitalized under EITF 00-2.

16.  Barter Transactions --

     Emerging Issues Task Force ("EITF") 99-17, "Accounting for Advertising Barter Transactions" provides accounting guidance for barter transactions involving a nonmonetary exchange of advertising. Generally, such barter transactions should only be recorded as revenues and cost to the extent that the fair value of the advertising surrendered in the transaction is determinable based on a company's historical practice of receiving cash for similar advertising provided to buyers unrelated to

                TERRA NETWORKS, S.A. AND SUBSIDIARIES COMPOSING
                            THE TERRA NETWORKS GROUP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (Unaudited)

    As of June 30, 2000 and for the six months ended June 30, 2000 and 1999
                (in thousands of euros unless otherwise stated)

the counterparty in the transaction. In addition, if an entity engages in advertising barter transactions for which the fair value is not determinable within the limits of EITF 99-17, no revenues or costs should be recorded, but information regarding the volume and type of advertising surrendered and received (such as the number of equivalent pages, the number of minutes, or the overall percentage of advertising volume) should be disclosed for each income statement period presented.

     The fair value of the Group's barter transactions, which are very limited, cannot be determined in accordance with the provisions of EITF 99-17 and therefore, the Group has not recorded any revenues or costs related to these transactions. Additionally, the volume of advertising transactions was not significant for the six months ended June 30, 2000 and 1999, both for displaying and for surrendering advertising.

17.  Related Party Transactions --

     Terra Networks, S.A. has entered or expects to enter into a number of agreements with its parent company, Telefonica S.A. and its subsidiary or affiliated companies. The most significant contract involves a fee that Telefonica Data Espana, S.A. pays to Terra Networks, S.A. for the Internet traffic that Terra Networks, S.A. captures for Telefonica Data. This contract was signed on September 15, 1999. The Comision del Mercado de las Telecomunicaciones (CMT), the Spanish telecommunications regulator, required Telefonica, S.A. to offer the same terms to other Internet providers.

     We also have a number of agreements with Telefonica S.A. or its subsidiaries to provide web site content and/or Internet access to cable customers for which we receive revenues. The amount of these revenues for the six months ended June 30, 1999, and 2000 were Euro 1,268 and Euro 9,869.

     We also utilize services provided by Telefonica, S.A. and its subsidiaries, such as the leasing of circuits, call center, cash-management services and the obtaining of reference information. Costs related to services provided by related parties for the six months ended June 30, 1999 and 2000 were Euro 7,193 and Euro 19,821.

     As of June 1999, we acquired computer hardware from a subsidiary or Telefonica, S.A. for approximately Euro 1,500. The purchase price was based on the fair value of these assets. The hardware is being amortized over a three year period.

     For those contracts currently in place, Terra Networks, S.A. believes that the terms of these arrangements are at least as favorable as could be obtained in an arm's length transaction between non-affiliated parties.

     Terra Networks, S.A. does not believe that the loss of any of these arrangements, individually or in the aggregate, would have a material effect on our results of operations or financial condition.

             INDEX TO LYCOS, INC. CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Independent Auditors' Report................................   X-82
Consolidated Balance Sheets as of July 31, 2000 and 1999....   X-83
Consolidated Statements of Operations for the Years Ended
  July 31, 2000, 1999 and 1998..............................   X-84
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income (Loss) for the Years Ended July 31,
  2000, 1999 and 1998.......................................   X-85
Consolidated Statements of Cash Flows for the Years Ended
  July 31, 2000, 1999 and 1998..............................   X-86
Notes to Consolidated Financial Statements..................   X-87

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Lycos, Inc.:

     We have audited the accompanying consolidated balance sheets of Lycos, Inc. as of July 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended July 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lycos, Inc. at July 31, 2000 and 1999, and the results of its operations and cash flows for each of the years in the three year period ended July 31, 2000, in conformity with generally accepted accounting principles in the United States of America.

KPMG LLP

Boston, Massachusetts
August 15, 2000

                                  LYCOS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               JULY 31,     JULY 31,
                                                                 2000         1999
                                                              ----------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  640,064    $166,506
  Accounts receivable, less allowance for doubtful accounts
     of $7,070 and $2,442 at July 31, 2000 and 1999,
     respectively...........................................      29,197      25,830
  Electronic commerce and other receivable..................      67,531      71,843
  Prepaid expenses and other current assets.................       5,147       8,783
                                                              ----------    --------
          Total current assets..............................     741,939     272,962
                                                              ----------    --------
Property and equipment, less accumulated depreciation.......      10,689       7,726
Electronic commerce and other receivable....................      32,109      48,029
Investments.................................................     419,898      48,001
Intangible assets, less accumulated amortization............     544,812     505,682
Other assets................................................       2,997       7,399
                                                              ----------    --------
          Total assets......................................  $1,752,444    $889,799
                                                              ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable -- current..................................  $    6,396    $  2,949
  Accounts payable..........................................       4,455       2,055
  Accrued expenses..........................................      57,491      22,637
  Deferred revenues.........................................      93,906      64,016
                                                              ----------    --------
          Total current liabilities.........................     162,248      91,657
Deferred tax liability......................................      76,255         138
Notes payable...............................................       2,011       2,600
Deferred revenues...........................................      34,216      55,934
                                                              ----------    --------
                                                                 112,482      58,672
Commitments and contingencies...............................          --          --

Stockholders' equity:
  Preferred stock, $.01 par value; 5,000 shares authorized,
     none issued or outstanding.............................          --          --
  Common stock, $.01 par value; 300,000 shares authorized,
     112,496 shares at July 31, 2000 and 100,312 shares at
     July 31, 1999 issued and outstanding...................       1,125       1,003
  Additional paid-in capital................................   1,522,169     815,706
  Deferred compensation.....................................        (818)        (75)
  Accumulated deficit.......................................     (71,746)    (92,751)
  Treasury stock, at cost, 1,923 shares at July 31, 2000 and
     1,815 shares at July 31, 1999..........................      (4,356)     (3,286)
  Accumulated other comprehensive income....................      31,340      18,873
                                                              ----------    --------
          Total stockholders' equity........................   1,477,714     739,470
                                                              ----------    --------
          Total liabilities and stockholders' equity........  $1,752,444    $889,799
                                                              ==========    ========

          See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED
                                                            --------------------------------
                                                            JULY 31,    JULY 31,    JULY 31,
                                                              2000        1999        1998
                                                            --------    --------    --------
Revenues:
  Advertising.............................................  $191,653    $ 96,459    $ 42,854
  Electronic commerce and other...........................    99,297      42,081      14,292
                                                            --------    --------    --------
          Total revenues..................................   290,950     138,540      57,146
Cost of revenues..........................................    52,800      29,273      12,758
                                                            --------    --------    --------
          Gross profit....................................   238,150     109,267      44,388
Operating expenses:
  Research and development................................    47,352      26,963       9,724
  In process research and development.....................        --          --      17,280
  Sales and marketing.....................................   148,768      79,325      35,251
  General and administrative..............................    31,781      17,528       5,883
  Amortization of intangible assets.......................   134,063      52,428       7,614
                                                            --------    --------    --------
          Total operating expenses........................   361,964     176,244      75,752
                                                            --------    --------    --------
Operating loss............................................  (123,814)    (66,977)    (31,364)
Interest income, net......................................    23,398       6,273       3,050
Minority interest and other, net..........................    (2,263)         --          --
Equity share of losses in affiliates, net.................   (32,407)     (1,360)         --
Gain on sale of investments...............................   270,237      10,120          --
                                                            --------    --------    --------
Income (loss) before income taxes.........................   135,151     (51,944)    (28,314)
Provision for income taxes................................   114,146         138          --
                                                            --------    --------    --------
Net income (loss).........................................  $ 21,005    $(52,082)   $(28,314)
                                                            ========    ========    ========
Basic net income (loss) per share.........................  $   0.20    $  (0.59)   $  (0.44)
                                                            ========    ========    ========
Diluted net income (loss) per share.......................  $   0.19    $  (0.59)   $  (0.44)
                                                            ========    ========    ========
Weighted average shares used in computing basic net income
  (loss) per share........................................   105,211      88,960      64,144
                                                            ========    ========    ========
Weighted average shares used in computing diluted net
  income (loss) per share.................................   111,695      88,960      64,144
                                                            ========    ========    ========

          See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)

                                                                                                                      ACCUMULATED
                                       COMMON STOCK     ADDITIONAL     DEFERRED                    TREASURY STOCK        OTHER
                                     ----------------    PAID-IN     COMPENSATION   ACCUMULATED   ----------------   COMPREHENSIVE
                                     SHARES    AMOUNT    CAPITAL        AMOUNT        DEFICIT     SHARES   AMOUNT       INCOME
                                     -------   ------   ----------   ------------   -----------   ------   -------   -------------
BALANCES AT JULY 31, 1997..........   57,464   $  574   $   49,461      $(185)       $(12,355)       --         --           --
Comprehensive income (loss):
 Net loss..........................       --       --           --         --         (28,314)       --         --           --
 Other comprehensive income (loss):
   Unrealized gains on
    available-for-sale
    securities.....................
    Comprehensive income (loss)....
Issuance of common stock in
 connection with ESPP..............       17       --           66         --              --        --         --           --
Cancellation of stock options......       --       --          (23)        23              --        --         --           --
Issuance of common stock in
 connection with exercise of stock
 options...........................    4,094       41        3,201         --              --     1,339       (468)          --
Issuance of common stock in
 connection with exercise of
 warrants..........................      415        4        1,359         --              --        38       (114)          --
Issuance of common stock in
 connection with strategic
 investments.......................      602        6        7,877         --              --        --         --           --
Issuance of common stock and
 warrants in connection with
 acquisitions......................    8,298       84      104,766         --              --        40       (403)          --
Issuance of common stock in
 connection with Secondary Public
 Offering, net of offering costs...    9,350       94      111,098         --              --        --         --           --
Issuance of common stock in
 connection with services
 rendered..........................       21       --          300         --              --        --         --           --
Amortization of deferred
 compensation......................       --       --           --         46              --        --         --           --
                                     -------   ------   ----------      -----        --------     -----    -------     --------
BALANCES AT JULY 31, 1998..........   80,261      803      278,105       (116)        (40,669)    1,417       (985)          --
Comprehensive income (loss):
 Net loss..........................       --       --           --         --         (52,082)       --         --           --
 Other comprehensive income (loss):
   Unrealized gains on
    available-for-sale securities,
    net of tax of $12,582..........                                                                                    $ 28,993
   Less: Reclassification
    adjustment for gains included
    in net loss....................                                                                                     (10,120)
                                                                                                                       --------
    Comprehensive income (loss)....
Issuance of common stock in
 connection with ESPP..............       19       --          247         --              --        --         --           --
Issuance of non-qualified stock
 options...........................       --       --           30        (30)             --        --         --           --
Issuance of common stock in
 connection with exercise of stock
 options...........................    3,120       31       15,512         --              --       398     (2,301)          --
Tax benefit of stock option
 exercises.........................       --       --       12,582         --              --        --         --           --
Issuance of common stock in
 connection with acquisitions......   13,307      133      495,317         --              --        --         --           --
Issuance of common stock of
 subsidiary........................    3,605       36       13,913         --              --        --         --           --
Amortization of deferred
 compensation......................       --       --           --         71              --        --         --           --
                                     -------   ------   ----------      -----        --------     -----    -------     --------
BALANCES AT JULY 31, 1999..........  100,312    1,003      815,706        (75)        (92,751)    1,815     (3,286)      18,873
Comprehensive income (loss):
 Net income........................       --       --           --         --          21,005        --         --           --
 Other comprehensive income (loss):
   Unrealized gains on
    available-for-sale securities,
    net of tax of $8,318...........                                                                                      12,467
    Comprehensive income (loss)....
Issuance of common stock in
 connection with ESPP..............       12       --          414         --              --        --         --           --
Issuance of common stock in
 connection with exercise of stock
 options...........................    3,425       34       46,898         --              --       108     (1,070)          --
Issuance of common stock in
 connection with exercise of
 warrants..........................       12       --          126         --              --        --         --           --
Issuance of common stock and
 warrants in connection with
 acquisitions......................    1,911       19      115,812       (818)             --        --         --           --
Issuance of common stock in
 connection with Secondary Public
 Offering, net of offering costs...    6,163       62      455,556         --              --        --         --           --
Tax benefit of stock option
 exercises.........................       --       --       45,983         --              --        --         --           --
Issuance of common stock in
 connection with strategic
 investments.......................      661        7       41,674         --              --        --         --           --
Amortization of deferred
 compensation......................       --       --           --         75              --        --         --           --
                                     -------   ------   ----------      -----        --------     -----    -------     --------
BALANCES AT JULY 31, 2000..........  112,496   $1,125   $1,522,169      $(818)       $(71,746)    1,923    $(4,356)    $ 31,340
                                     =======   ======   ==========      =====        ========     =====    =======     ========


                                                  COMPREHENSIVE
                                       TOTAL      INCOME (LOSS)
                                     ----------   -------------
BALANCES AT JULY 31, 1997..........  $   37,495
Comprehensive income (loss):
 Net loss..........................     (28,314)    $(28,314)
 Other comprehensive income (loss):
   Unrealized gains on
    available-for-sale
    securities.....................                       --
                                                    --------
    Comprehensive income (loss)....                 $(28,314)
                                                    ========
Issuance of common stock in
 connection with ESPP..............          66
Cancellation of stock options......          --
Issuance of common stock in
 connection with exercise of stock
 options...........................       2,774
Issuance of common stock in
 connection with exercise of
 warrants..........................       1,249
Issuance of common stock in
 connection with strategic
 investments.......................       7,883
Issuance of common stock and
 warrants in connection with
 acquisitions......................     104,447
Issuance of common stock in
 connection with Secondary Public
 Offering, net of offering costs...     111,192
Issuance of common stock in
 connection with services
 rendered..........................         300
Amortization of deferred
 compensation......................          46
                                     ----------
BALANCES AT JULY 31, 1998..........     237,138
Comprehensive income (loss):
 Net loss..........................     (52,082)    $(52,082)
 Other comprehensive income (loss):
   Unrealized gains on
    available-for-sale securities,
    net of tax of $12,582..........
   Less: Reclassification
    adjustment for gains included
    in net loss....................      18,873       18,873
                                                    --------
    Comprehensive income (loss)....                 $(33,209)
                                                    ========
Issuance of common stock in
 connection with ESPP..............         247
Issuance of non-qualified stock
 options...........................          --
Issuance of common stock in
 connection with exercise of stock
 options...........................      13,242
Tax benefit of stock option
 exercises.........................      12,582
Issuance of common stock in
 connection with acquisitions......     495,450
Issuance of common stock of
 subsidiary........................      13,949
Amortization of deferred
 compensation......................          71
                                     ----------
BALANCES AT JULY 31, 1999..........     739,470
Comprehensive income (loss):
 Net income........................      21,005     $ 21,005
 Other comprehensive income (loss):
   Unrealized gains on
    available-for-sale securities,
    net of tax of $8,318...........      12,467       12,467
                                                    --------
    Comprehensive income (loss)....                 $ 33,472
                                                    ========
Issuance of common stock in
 connection with ESPP..............         414
Issuance of common stock in
 connection with exercise of stock
 options...........................      45,862
Issuance of common stock in
 connection with exercise of
 warrants..........................         126
Issuance of common stock and
 warrants in connection with
 acquisitions......................     115,013
Issuance of common stock in
 connection with Secondary Public
 Offering, net of offering costs...     455,618
Tax benefit of stock option
 exercises.........................      45,983
Issuance of common stock in
 connection with strategic
 investments.......................      41,681
Amortization of deferred
 compensation......................          75
                                     ----------
BALANCES AT JULY 31, 2000..........  $1,477,714
                                     ==========

          See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED
                                                              ---------------------------------
                                                              JULY 31,     JULY 31,    JULY 31,
                                                                2000         1999        1998
                                                              ---------    --------    --------
OPERATING ACTIVITIES
Net income (loss)...........................................  $  21,005    $(52,082)   $(28,314)
Adjustments to reconcile net loss to net cash used in
  Operating activities:
    Amortization of deferred compensation...................         75          71          47
    Amortization of intangible assets.......................    134,063      52,428       7,614
    Depreciation............................................      2,676       3,549       1,525
    Allowance for doubtful accounts.........................      4,628       1,234         654
    Gain on sale of investments.............................   (270,237)    (10,120)         --
    Equity share of losses in affiliates....................     32,407       1,360          --
    In process research and development.....................         --          --      17,280
    Issuance of common stock for services rendered..........         --          --         300
    Deferred taxes..........................................     76,117         138          --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (7,651)     (7,281)     (4,778)
    Electronic commerce and other fees receivable...........     20,232     (68,111)    (42,046)
    Prepaid expenses........................................      3,696      (1,580)     (1,593)
    Other assets............................................      6,998      (3,273)     (2,895)
    Accounts payable........................................     (2,236)     (5,771)        854
    Accrued expenses........................................     23,794      (9,209)      8,343
    Deferred revenues.......................................      7,425      60,433      40,450
    Other liabilities.......................................         --         (37)        (29)
                                                              ---------    --------    --------
Net cash provided by (used in) operating activities.........     52,992     (38,251)     (2,588)
                                                              ---------    --------    --------
INVESTING ACTIVITIES
Purchase of property and equipment..........................     (3,408)     (1,915)     (1,187)
Sale of investments.........................................        200      12,159          --
Cash acquired through (paid for) acquisitions, net..........    (31,577)     21,751       2,541
Investment in affiliates....................................    (73,802)     (5,120)       (992)
                                                              ---------    --------    --------
Net cash provided by (used in) investing activities.........   (108,587)     26,875         362
                                                              ---------    --------    --------
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of offering costs......    455,618      13,857     111,224
Proceeds from exercise of stock options.....................     84,598      15,543       3,299
Proceeds from issuance of common stock under Employee Stock
  Purchase Plan.............................................        414         247          66
Proceeds from exercise of warrants..........................        126          --       1,250
Repayments of notes payable.................................    (10,533)     (3,443)         --
Cash used to repurchase treasury stock......................     (1,070)     (2,302)       (468)
                                                              ---------    --------    --------
Net cash provided by financing activities...................    529,153      23,902     115,371
                                                              ---------    --------    --------
Net increase in cash and cash equivalents...................    473,558      12,526     113,145
Cash and cash equivalents at beginning of year..............    166,506     153,980      40,835
                                                              ---------    --------    --------
Cash and cash equivalents at end of year....................  $ 640,064    $166,506    $153,980
                                                              =========    ========    ========
Schedule of non-cash financing and investing activities:
  Issuance of common stock in connection with
    acquisitions............................................  $ 115,013    $495,450    $104,447
    Assets and liabilities recognized in connection with
      acquisitions:
      Accounts receivable...................................        183       8,643         209
      Prepaid expenses......................................         16       1,302          23
      Property and equipment................................      2,004       5,318       1,996
      Developed technology..................................         --          --      12,331
      Goodwill and other intangible assets..................    126,700     479,322      72,827
      Marketable securities.................................         --       5,950          --
      Other assets..........................................      2,491         774          --
      Accounts payable......................................      1,469       2,830         810
      Accrued expenses......................................      5,399      17,869       1,858
      Notes payable.........................................      7,448       8,219          --
      Deferred revenues.....................................         --       1,946          93
  Issuance of common stock in connection with strategic
    investments.............................................  $  41,681          --    $  7,882

          See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

     Lycos, Inc., ("Lycos" or the "Company") is a network of globally branded media properties and aggregated content distributed primarily through the World Wide Web. Under the "Lycos Network" brand, Lycos provides aggregated third-party content, Web search and directory services, community and personalization features, personal Web publishing and online shopping. Lycos seeks to draw a large number of viewers to its Websites by providing a one-stop destination for information, communication and shopping services on the Web. The Company was formed in June 1995 by CMG@Ventures L.P., a wholly-owned subsidiary of CMGI, Inc. ("CMGI"). The Company conducts its business in one segment, generating revenue from selling advertising, electronic commerce and other services. The Company's fiscal year end is July 31.

     The consolidated financial statements of Lycos give retroactive effect to the merger with Gamesville, Inc. ("Gamesville"), which was consummated on December 3, 1999. The merger was accounted for as pooling of interests. On December 3, 1999, each issued and outstanding share of common stock of Gamesville was converted into the right to receive 0.1822 shares of common stock of Lycos. Lycos issued 3,605,044 shares in exchange for all of the outstanding shares of Gamesville. Additionally, Lycos converted all outstanding Gamesville stock options and warrants into approximately 423,085 Lycos options and warrants. The consolidated financial statements reflect the combination of the historical consolidated financial statements of Lycos with the historical financial statements of Gamesville, which have been restated to reflect the same fiscal year end of Lycos. Intercompany transactions have been eliminated.

Merger with Terra Networks, S.A.

     On May 16, 2000, Lycos and Terra Networks, S.A. ("Terra Networks"), entered into an agreement and plan of reorganization to combine and create Terra Lycos (the "Combination"). As part of the Combination, each issued and outstanding share of Lycos common stock will be converted into Terra Networks American Depositary Shares ("Terra Networks ADSs") representing a number of ordinary shares of Terra Networks (or if the applicable Lycos stockholder elects, into a number of Terra Networks ordinary shares in account entry form instead of Terra Networks ADSs) equal to the Exchange Ratio. The Exchange Ratio shall be equal to
(1) $97.55 divided by (2) the U.S. dollar equivalent of the average closing price of Terra Networks ordinary shares on the Spanish Continuous Market Exchange for the ten full Spanish Continuous Market Exchange trading days ending on the tenth Spanish Continuous Market Exchange trading day prior to the completion of the Combination. However, if the average closing price of Terra Networks ordinary shares in clause (2) above is equal to or greater than $68.06, the exchange ratio shall be 1.433, and if the average closing price of Terra Networks ordinary shares in clause (2) above is equal to or less than $45.37, the exchange ratio shall be 2.150.

     In connection with the Combination, Terra Networks, Lycos and Telefonica, S.A., Terra Networks' majority owner ("Telefonica"), entered into a rights offering agreement (the "Rights Offering"). Pursuant to the Rights Offering, Terra Networks will make a rights offering prior to the Combination whereby it will issue to its shareholders rights to purchase Terra Networks ordinary shares for an aggregate of $2.0 billion at a price per share of $56.13, which was the closing price of Terra Networks ordinary shares on May 16, 2000. Under the Rights Offering, Telefonica has agreed to subscribe for all shares not subscribed for by other shareholders. On September 15, 2000 the Rights Offering was completed and all of the shares were subscribed at a per share price of $56.13.

                                  LYCOS, INC.

     As a result of the Combination and following the Rights Offering, Lycos stockholders are expected to own between 37.5% and 51.6% of the shares of Terra Lycos. However, Lycos has agreed in the agreement and plan of reorganization not to take any action, including issuing new Lycos shares, that could reasonably be expected to result in its shareholders owning or having voting power in excess of 50% of Terra Lycos upon completion of the combination. Telefonica is expected to own between 33.6% and 43.5% of Terra Lycos after the Combination. The Combination is expected to be accounted for by Terra Networks as an acquisition under the purchase method of accounting for business combinations.

     The Combination is expected to be completed during the fourth quarter of calendar year 2000 and is subject to customary closing conditions, including approval by stockholders of Lycos and receipt of all necessary regulatory approvals. There can be no assurance such approvals will be obtained.

Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a number of impressions for a fixed fee or on a per impression basis with an established minimum fee. Revenues from advertising are recognized as the services are performed.

     Electronic commerce revenues are derived principally from "slotting fees" paid for selective positioning and promotion within the Company's suite of products as well as from royalties from the sale of goods and services from the Company's Websites. Electronic commerce revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied.

Cost of Revenues

     Cost of revenues specifically attributable to advertising, electronic commerce and other revenues are not separately identifiable and therefore are not separately disclosed in the consolidated statements of operations.

Deferred Revenues

     Deferred revenues are comprised of electronic commerce fees to be earned in the future on non-cancelable agreements existing at the balance sheet date.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents. At July 31, 2000 and 1999, the Company had no investments with maturities greater than three months.

Investments

     The Company accounts for marketable securities under Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 establishes accounting and reporting requirements for all debt securities and for investments in equity securities that have readily determinable fair value. All marketable securities must be classified as one of the following: held-to-maturity, available-for-sale, or trading. All of the Company's investments are classified as available-for-sale and, as such, are carried at fair value,

                                  LYCOS, INC.

with unrealized holding gains and losses, net of deferred taxes, reported as a separate component of stockholders' equity.

Property and Equipment

     Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three to five years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

     Intangible assets primarily relate to the Company's acquisitions and include developed technology, licensed technology, trademarks, trade names, content copyrights, customer base and goodwill. In connection with acquisitions accounted for under the purchase method of accounting (see Note 4), the Company recorded these intangible assets based on the excess of the purchase price over the identifiable tangible net assets of the acquiree on the date of purchase. Intangible assets are reported at cost, net of accumulated amortization, and are being amortized over their estimated useful life of three to five years. At July 31, 2000 and 1999, the balance of developed technology, trade names and other intangible assets, net of accumulated amortization was $45.3 million and $17.8 million, respectively.

Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited of three to five years. The Company evaluates whether changes have occurred that would require revision of the remaining estimated useful life or impact the recoverability of the goodwill. If such changes occur, the Company would use an estimate of the undiscounted future operating cash flows to determine the recoverability of the goodwill. At July 31, 2000 and 1999 the balance of goodwill, net of accumulated amortization, was $499.5 million and $487.9 million, respectively.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

     The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those

                                  LYCOS, INC.

temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company's effective income tax rate has been established after adjustment for amortization of intangible assets and certain other items which are not deductible for tax purposes. The provision for income taxes relates primarily to deferred taxes recorded on the gain from the initial public offering of Lycos Europe, as discussed in Note 2.

Research and Development Costs

     Research and development expenditures are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established either by completion of a detail program design or a working model of the product and ending when a product is available for general release to consumers. To date, attainment of technological feasibility of the Company's products and general release to customers have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

Advertising Costs

     The Company expenses advertising production costs as incurred. Advertising expense was approximately $23.4 million, $11.8 million, and $5.7 million for the years ended July 31, 2000, 1999, and 1998, respectively.

Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income (loss) and earnings (loss) per share in the notes to the consolidated financial statements. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company's stock option plans, and footnote disclosure is provided in Note 7.

Employee Benefit Plan

     The Company maintains a 401(K) Profit Sharing Plan (the "Plan") for its employees. Each participant in the Plan may elect to contribute from 1% to 20% of their annual compensation to the Plan. The Company matches employee contributions at a rate of one-half of the first six percent of compensation deferred. For the years ended July 31, 2000, 1999, and 1998 the Company's contributions amounted to approximately $440,000, $230,000, and $87,000, respectively.

Concentration of Credit Risk

     The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. Bad debt expense was $9.4 million, $1.2 million, and $654,000 in 2000, 1999, and 1998, respectively. No single customer accounted for greater than 10% of total revenues during the years ended July 31, 2000, 1999, and 1998.

                                  LYCOS, INC.

     The Company's services are provided to customers in several industries primarily in North America. Sales to foreign customers for the years ended July 31, 2000, 1999, and 1998 were approximately $2.6 million, $2.0 million, and $2.6 million, respectively.

Financial Instruments

     The recorded amounts of financial instruments, including cash equivalents, receivables, accounts payable, accrued expenses, notes payable and deferred revenues, approximate their fair market values as of July 31, 2000 and 1999. The Company has no investments in derivative financial instruments.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Treasury Stock

     In connection with a license agreement with Carnegie Mellon University, CMG@Ventures, Inc. has agreed to sell to the Company the number of shares of common stock equal to the shares issuable upon exercise of certain options granted, as defined, at a price equal to the exercise price of the underlying options exercised (see Note 7). Under this agreement, the Company issues shares of Company stock to employees upon exercise of options and subsequently buys an equivalent number of Company shares at the respective exercise price from CMG@Ventures, resulting in treasury stock.

Comprehensive Income

     The Company adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income" during the year ended July 31, 1999. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gains and losses on available-for-sale securities.

     The components of comprehensive income (loss), net of tax, are as follows (in thousands):

                                                      TWELVE MONTHS ENDED JULY 31,
                                                     -------------------------------
                                                      2000        1999        1998
                                                     -------    --------    --------
Net income (loss)..................................  $21,005    $(52,082)   $(28,314)
Unrealized gain on available-for-sale securities...   12,467      28,993          --
Less: Reclassification adjustment for gains
  included in net income (loss)....................       --     (10,120)         --
                                                     -------    --------    --------
Comprehensive income (loss)........................  $33,472    $(33,209)   $(28,314)
                                                     =======    ========    ========

     Accumulated other comprehensive income consists of the unrealized gains on available-for-sale securities, net of tax, as presented on the accompanying consolidated balance sheets.

                                  LYCOS, INC.

Basic and Diluted Net Income (Loss) per Share.

     Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and, if dilutive, common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For the year ended July 31, 2000, common equivalent shares approximated 6.5 million shares and related to shares issuable upon the exercise of stock options. During the year ended July 31 1999 and 1998, options to purchase common shares were not included in the computation because they were antidilutive.

New Accounting Pronouncements

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. The Company adopted SOP 98-1 effective August 1, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's consolidated financial statements.

     In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted SOP 98-5 effective August 1, 1999. The adoption of SOP 98-5 did not have a material impact on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which requires that all derivative instruments be recorded on the balance sheet at their fair value. The Company currently expects to adopt SFAS 133, as amended by SFAS 137, for the year ending July 31, 2001. Management does not expect there to be a material impact on its results of operations or financial position resulting from the adoption of SFAS 133 because the Company currently does not hold derivative instruments.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB No. 101B to defer the effective date of implementation of SAB No. 101 until the fourth quarter of calendar 2000. The Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation" -- an interpretation of APB Opinion No. 25 (FIN 44). FIN 44 applies prospectively to new stock option awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000. Application of FIN 44 did not have a material impact on the Company's financial position or its results of operations for the year ended July 31, 2000.

                                  LYCOS, INC.

2.  INVESTMENTS

     The Company invests in equity instruments of privately held internet related companies. These investments are accounted for under the cost method as the Company's ownership represents less than 20% of each investee. The Company's carrying value of these investments approximates fair value at July 31, 2000. For non-quoted investments, the Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values.

Marketable Securities

     The cost of marketable securities carried at fair value was $80.3 million and $11.8 million at July 31, 2000 and 1999, respectively. These investments had a fair value of $137.3 million and $48.0 million at July 31, 2000 and 1999, respectively. Gross unrealized gains and losses relating to securities held as available-for-sale for the year ended July 31, 2000 and 1999 are as follows (in thousands):

                                                              YEAR ENDED JULY 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Gross unrealized gains......................................  $60,661     $33,118
Gross unrealized losses.....................................  (39,876)     (1,663)
                                                              -------     -------
  Net unrealized gains......................................  $20,785     $31,455
                                                              =======     =======

     Proceeds from the sale of marketable securities available for sale were $12.2 million in the year ended July 31, 1999. Gross realized gains included in net loss were $10.1 million in the year ended July 31, 1999. Sales of marketable securities were not material in the years ended July 31, 2000 or 1998.

Joint Ventures

     In May 1997, the Company established Lycos Europe, N.V. ("Lycos Europe") as the basis for a joint venture agreement with Bertelsmann Internet Services ("Bertelsmann") to create localized versions of the Lycos search and navigation service throughout Europe. The joint venture initially was owned 50% by Lycos and 50% by Bertelsmann. Bertelsmann Internet Services, a subsidiary of Bertelsmann AG, has committed to provide capital, infrastructure and employees for the venture while Lycos will provide the core technology and brand name.

     During March 2000, Lycos Europe completed an initial public offering on the German Neuer Markt stock exchange which raised approximately $625 million, net of offering costs. As a result of the offering, the Company's percentage ownership in Lycos Europe was reduced to approximately 43.8% from 50% and the Company recognized a one-time gain of $270 million. At July 31, 2000 the Company's carrying value of Lycos Europe, which is recorded in investments on the balance sheet, is $246 million. The fair value of the Company's investment in Lycos Europe, based on the quoted trading price, was approximately $766 million at July 31, 2000. The investment is accounted for under the equity method. For the year ending July 31, 2000, Lycos' share of the net loss was $24.1 million. For the year ending July 31, 1999 and 1998, Lycos' share of the net loss of Lycos Europe was not material.

     In April 1998, the Company established Lycos Japan KK as the basis for a joint venture with Sumitomo Corporation, one of Japan's largest trading companies, and Internet Initiative Japan, the country's largest Internet Service Provider. During November 1999 the Company invested $14.5 million in Lycos Japan in exchange for convertible bonds and warrants issued by Lycos Japan. This investment followed Lycos' initial investment of $1 million in April 1998. Also during November 1999,

                                  LYCOS, INC.

the Company's joint venture partner, Sumitomo Corporation, invested an additional $14.5 million in Lycos Japan in exchange for convertible bonds. A new partner, Kadokawa Publishing Co., Ltd. also joined the joint venture via an investment of $7.3 million in exchange for common stock and convertible bonds. As a result of the additional investments and new partner, the Company's ownership of the joint venture changed to approximately 37% and, assuming full conversion of the convertible bonds and warrants, the Company's ownership would be approximately 44.7%. The investment is accounted for under the equity method. For the year ending July 31, 2000 and 1999, Lycos' share of the net loss of Lycos Japan KK was approximately $6.2 million and $1.0 million, respectively. For the year ending July 31, 1998, Lycos' share of the net loss was not material.

     In March 1999, the Company established Lycos Korea as the basis for a joint venture agreement with Mirae Corporation to create a localized version of the Lycos Network services to be offered in Korea. Lycos' ownership in the joint venture is approximately 43.2%. The investment is accounted for under the equity method. For the year ending July 31, 2000, Lycos' share of the net loss was not material. For the year ending July 31, 1999, Lycos' share of the net loss was approximately $360,000.

     During 2000 the Company invested $25 million in Lycos Asia, a joint venture owned 50% by Lycos and 50% owned by Singapore Telecommunications Limited, a telecommunications provider in Singapore. The Company accounts for this investment under the equity method of accounting. For the year ending July 31, 2000, Lycos' share of the net loss of Lycos Asia was approximately $4.9 million.

     In February 2000, the Company announced the formation of a new Internet joint venture in Canada, "Sympatico-Lycos", to provide expanded Internet resources for the business-to-consumer marketplace in Canada. Under the terms of the agreement, Bell ActiMedia contributed $25 million in cash and certain on-line assets, including Internet portal Sympatico. Lycos' ownership in the joint venture is 29%. Lycos contributed its technologies and brands in exchange for a royalty, which is based on certain milestones achieved by Sympatico-Lycos. Separately, Bell ActiMedia and Lycos signed a $40 million three-year distribution agreement under which Bell ActiMedia products and services will be promoted to users who access the Lycos Network from Canada. For the year ending July 31, 2000, Lycos' share of the net loss was not material.

Lycos Ventures Limited Partnership

     In July 1999, the Company formed a venture capital fund to make strategic early-stage investments in companies that are involved with electronic commerce, online media or the development of Internet technology, content or services. The Company, as a limited partner, is committed to providing $10 million to Lycos Ventures, L.P. (the "Fund"). The other limited partners, which include Bear Stearns, Mellon Ventures, Inc., Mirae Corporation, Sumitomo Corporation, Vulcan Ventures, and others, will provide approximately $60 million to the Fund. The general partner of the fund is Lycos Triangle Partners, LLC, a Delaware limited liability company formed by Lycos and Triangle Capital Corporation. As of July 31, 2000 the Company has provided $2.9 million of its $10 million commitment to the Fund.

                                  LYCOS, INC.

3.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consisted of the following (in thousands):

                                                                   JULY 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Computers, equipment & purchased software...................  $17,032    $15,734
Furniture and fixtures......................................    2,017      1,637
Leasehold improvements......................................    2,739      2,986
                                                              -------    -------
                                                               21,788     20,357
Less accumulated depreciation...............................  (11,099)   (12,631)
                                                              -------    -------
                                                              $10,689    $ 7,726
                                                              =======    =======

4.  ACQUISITIONS

Tripod, Inc.

     On February 11, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Pod Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("PAC"), Tripod, Inc., a Delaware corporation ("Tripod"), William Peabody and Richard Sabot, providing for the merger of PAC with and into Tripod (the "Merger"). On February 12, 1998, the Company completed the closing of the Merger and Tripod became a wholly-owned subsidiary of the Company. In accordance with the terms of the Agreement, Richard Sabot was elected, effective May 1, 1998, to the Company's Board of Directors for a term expiring at the first Annual Meeting of the Company's stockholders held after the Company's fiscal year ending July 31, 2000.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Tripod have been included with those of the Company for periods subsequent to the date of acquisition.

     In the Merger, all outstanding shares of common stock and preferred stock of Tripod and options and warrants to purchase common stock and preferred stock of Tripod were converted into 6,241,652 shares and options and warrants to purchase common stock of the Company. All outstanding options to purchase common stock of Tripod have been assumed by the Company and converted into options to purchase common stock of the Company, and all outstanding warrants to purchase preferred stock of Tripod have been assumed by the Company and converted into warrants to purchase common stock of the Company.

     The purchase price of Tripod was allocated as follows (in thousands):

In process research and development.........................  $ 7,200
Developed technology, goodwill and other intangible
  assets....................................................   52,220
Other assets, principally cash and equipment................    3,634
Liabilities assumed.........................................   (1,604)
                                                              -------
                                                              $61,450
                                                              =======

     Accumulated amortization on intangible assets was $25.7 million and $15.2 million at July 31, 2000 and 1999, respectively.

                                  LYCOS, INC.

WiseWire Corporation

     On April 30, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Wise Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of the Company ("WAC"), and WiseWire Corporation, a Pennsylvania corporation ("WiseWire"), pursuant to which WAC was merged with and into WiseWire (the "Merger"). As a result of the Merger, WiseWire became a wholly-owned subsidiary of the Company.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for WiseWire are included with those of the Company for periods subsequent to the date of acquisition.

     In the Merger, all outstanding shares of common stock and preferred stock of WiseWire and options to purchase common stock of WiseWire were converted into 3,297,020 shares and options to purchase common stock of the Company. All outstanding options to purchase common stock of WiseWire have been assumed by the Company.

     The purchase price of WiseWire was allocated as follows (in thousands):

In process research and development.........................  $ 9,080
Developed technology, goodwill and other intangible
  assets....................................................   30,108
Other assets, principally cash and equipment................    1,085
Liabilities assumed.........................................     (857)
                                                              -------
                                                              $39,416
                                                              =======

     Accumulated amortization on intangible assets was $13.5 million and $7.5 million at July 31, 2000 and 1999, respectively.

GuestWorld, Inc.

     On June 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, VW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("VW"), GuestWorld, Inc., a California corporation ("GuestWorld"), and all of the stockholders of GuestWorld, acquired all of the outstanding capital stock of GuestWorld through the merger of VW with and into GuestWorld (the "Merger"). As a result of the Merger, GuestWorld became a wholly-owned subsidiary of the Company.

     In the Merger, all outstanding shares of common stock of GuestWorld were converted into an aggregate of 252,368 shares of common stock of the Company. The acquisition was accounted for as a purchase. Results of operations for GuestWorld are included with those of the Company for periods subsequent to the date of acquisition.

     The purchase price of GuestWorld was allocated as follows (in thousands):

In process research and development.........................    $1,000
Goodwill and other intangible assets........................     2,831
Property and equipment......................................        50
Liabilities assumed.........................................      (300)
                                                                ------
                                                                $3,581
                                                                ======

                                  LYCOS, INC.

     Accumulated amortization on intangible assets was $1.2 million and $637,000 at July 31, 2000 and 1999.

Acquisition of WhoWhere? Inc.

     On August 7, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, What Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("WWAC"), WhoWhere?, Inc., a California corporation ("WhoWhere?"), and certain shareholders of WhoWhere? providing for the merger of WWAC with and into WhoWhere? (the "Merger"). On August 13, 1998, the Company completed the closing of the Merger and WhoWhere? became a wholly-owned subsidiary of the Company.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for WhoWhere? have been included with those of the Company for periods subsequent to the date of acquisition.

     In the Merger, all outstanding shares of common stock and preferred stock of WhoWhere? were converted into an aggregate of 8,285,714 shares of common stock of the Company, and all outstanding options and warrants to purchase common stock or preferred stock of WhoWhere? were assumed by the Company and became options or warrants, as the case may be, to purchase an aggregate of 2,670,488 shares of Lycos common stock.

     The purchase price of WhoWhere? was allocated as follows (in thousands):

Goodwill and other intangible assets........................    $161,322
Other assets, principally cash and equipment................       8,118
Liabilities assumed.........................................     (10,381)
                                                                --------
                                                                $159,059
                                                                ========

     Accumulated amortization on intangible assets was $63.3 million and $30.9 million at July 31, 2000 and 1999.

Acquisition of Wired Ventures, Inc.

     On October 5, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company and Wired Ventures, Inc., a California corporation ("Wired"). On June 30, 1999, the Company completed the closing of the Merger and Wired became a wholly-owned subsidiary of the Company.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Wired have been included with those of the Company for periods subsequent to the date of acquisition.

     In the Merger, all outstanding shares of common stock and preferred stock of Wired were converted into an aggregate of 6,192,848 shares of common stock of the Company. All outstanding options to purchase common stock of Wired have been assumed by the Company and converted into options to purchase common stock of the Company.

                                  LYCOS, INC.

     The purchase price of Wired was allocated as follows (in thousands):

Goodwill and other intangible assets........................    $268,000
Other assets, principally cash and equipment................      38,915
Liabilities assumed.........................................     (16,017)
                                                                --------
                                                                $290,898
                                                                ========

     Accumulated amortization on intangible assets was $58.1 million and $4.5 million at July 31, 2000 and 1999.

Acquisition of Internet Music Distribution, Inc.

     On July 17, 1999, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company and Internet Music Distribution, Inc., a California corporation ("IMDI"). On July 27, 1999 the Company completed the closing of the Merger and IMDI became a wholly-owned subsidiary of the Company.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for IMDI have been included with those of the Company for periods subsequent to the date of acquisition.

     All outstanding shares of common stock of IMDI were converted into an aggregate of 1,106,094 shares of common stock of the Company. Terms of the merger also provide for future purchase payments, not to exceed $15,000,000, contingent upon unique user downloads of the Sonique Player. No payments have been made as of July 31, 2000.

     The purchase price of IMDI was allocated as follows (in thousands):

Goodwill and other intangible assets........................    $50,000
Other assets, principally cash and equipment................         78
Liabilities assumed.........................................     (1,090)
                                                                -------
                                                                $48,988
                                                                =======

     Accumulated amortization on intangible assets was $10 million at July 31, 2000 and insignificant at July 31, 1999.

Pooling-of-Interests Merger with Gamesville, Inc.

     On December 3, 1999 Lycos issued 3,605,044 shares of its common stock in exchange for all of the outstanding shares of Gamesville, Inc. This business combination has been accounted for as a

                                  LYCOS, INC.

pooling-of-interests combination. The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows (in thousands):

                                                            YEAR ENDED JULY 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Net Revenues:
  Lycos..............................................  $289,869   $135,521   $ 56,060
  Gamesville.........................................     3,081      3,019      1,086
  Eliminations.......................................    (2,000)        --         --
                                                       --------   --------   --------
                                                       $290,950   $138,540   $ 57,146
                                                       ========   ========   ========
Net Income (Loss):
  Lycos..............................................  $ 24,243   $(52,044)  $(28,440)
                                                       ========
  Gamesville.........................................    (3,238)       (38)       126
                                                       --------   --------   --------
                                                       $ 21,005   $(52,082)  $(28,314)
                                                       ========   ========   ========

Acquisition of Quote.com, Inc.

     On September 2, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger") with Quote.com, Inc., a California corporation ("Quote") in a stock-for-stock transaction. On December 6, 1999 the Company completed the closing of the Merger and Quote became a wholly-owned subsidiary of the Company. As a result, all outstanding shares of common stock and preferred stock of Quote were converted into an aggregate 1,346,630 shares of common stock of the Company. Additionally, the Company converted all outstanding Quote stock options and warrants into approximately 239,000 Lycos options and warrants.

     The acquisition of Quote was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Quote are included with those of the Company for periods subsequent to the date of acquisition.

     The purchase price was allocated as follows (in thousands):

Developed technology, goodwill and other intangible
  assets....................................................  $ 77,000
Other assets, principally cash..............................     6,269
Liabilities assumed.........................................   (14,166)
                                                              --------
                                                              $ 69,103
                                                              ========

     Accumulated amortization on intangible assets was $12.8 million at July 31, 2000.

Acquisition of Valent Software Corporation, Inc.

     In December 1998, the Company entered into an agreement with Valent Software Corporation ("Valent") pursuant to which the Company invested $2 million of cash in Valent. Valent provides the infrastructure and tools to link online clubs. In exchange for the $2 million, the Company received 191,667 shares of Valent Series C preferred stock representing approximately a 16.7% interest in Valent and an option to acquire all of the remaining outstanding capital stock of Valent.

     In January 2000, the Company exercised its option to acquire all of the remaining outstanding capital stock of Valent. On February 2, 2000 the Company completed the closing of the merger and

                                  LYCOS, INC.

Valent became a wholly-owned subsidiary of the Company. As a result, all outstanding shares of common stock and preferred stock of Valent were converted into an aggregate 564,045 shares of common stock of the Company. Additionally, the Company converted all outstanding Valent stock options and warrants into 40,129 Lycos options and warrants.

     The acquisition of Valent was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Valent are included with those of the Company for periods subsequent to the date of acquisition.

     The purchase price was allocated as follows (in thousands):

Developed technology, goodwill and other intangible
  assets....................................................  $49,700
Other assets................................................       16
Liabilities assumed.........................................     (150)
                                                              -------
                                                              $49,566
                                                              =======

     Accumulated amortization on intangible assets was $8.3 million at July 31, 2000.

Acquisition of Metrosplash, Inc.

     On June 20, 2000, the Company entered into an agreement to acquire Metrosplash, Inc. ("Metrosplash"), owner of Matchmaker.com, a leading personal classifieds site. On July 31, 2000 the Company completed the acquisition and Metrosplash became a wholly-owned subsidiary of the Company. As a result, all outstanding shares of common stock and preferred stock of Metrosplash were purchased by the Company in cash plus the assumption of debt for approximately $45 million. Additionally, the Company converted certain outstanding Metrosplash stock options into approximately 29,401 Lycos options.

     The acquisition of Metrosplash was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Metrosplash are included with those of the Company for periods subsequent to the date of acquisition.

     The purchase price was allocated as follows (in thousands):

Developed technology, goodwill and other intangible
  assets....................................................  $ 46,500
Other assets................................................       778
Liabilities assumed.........................................   (14,012)
                                                              --------
                                                              $ 33,266
                                                              ========

     Accumulated amortization on intangible assets was not significant at July 31, 2000.

In-Process Research and Development

     In connection with the acquisitions of Tripod, WiseWire and GuestWorld, the Company recorded an in process research and development charge of $17.3 million representing purchased in-process research and development that has not yet reached technological feasibility and has no alternative future use. The Company's management made certain assessments with respect to the determination of all identifiable assets resulting from, or to be used in, research and development activities as of the respective acquisition dates. Each of these activities was evaluated as of the respective acquisition dates so as to determine their stage of development and related fair value.

                                  LYCOS, INC.

The Company's review, as of the acquisition date, indicated that the in-process research and development had not reached a state of technological feasibility and evidenced no alternative future use. In the case of in-process projects, the Company made estimates to quantify the cost-to-complete for each project, identifying the project date of introduction, the estimated life of the project, the project's "fit" within the Company's own in-process research projects, the revenues to be generated in each future period and the corresponding operating expenses and other charges to apply to this revenue stream. In order to determine the value of the earnings stream attributable to the in-process research and development, the excess earnings from the projects were calculated by deducting the earnings stream attributable to all other assets including working capital and tangible assets. Based upon these assumptions, after-tax cash flows attributable to the in-process project(s) were determined, appropriately discounted back to its respective net present value, taking into account the uncertainty surrounding the successful development of the purchased in-process technology.

     In the Tripod and WiseWire acquisitions, the in-process research and development projects were valued using an Income Approach, which included the application of a discounted future earnings (excess earnings) methodology. In both methodologies, the value of the in-process technology is comprised of the total present value of the future earnings stream attributable to the technology throughout its anticipated life. As a basis for the valuation process, the Company made estimates of the revenue stream to be generated in each future period and the corresponding operating expenses and other charges to apply to this revenue stream. In order to determine the value of the earnings stream that was specifically attributable to the in-process technology, the excess earnings of the projects were calculated by deducting the earnings streams attributable to all other assets, including working capital and tangible assets. Based upon these assumptions, the future after-tax income streams relating to the in-process technologies were discounted to present value using a risk adjusted discount rate that reflected the uncertainty involved in successfully completing and commercializing the in-process technologies.

     The significant assumptions used as a basis for the in-process research and development valuations include: future revenues and expenses forecasted for each project; future working capital needs; estimated costs to complete; date of project completion and product launch; and the probability and risk of project completion as reflected in the discount rate selected to compute net present values.

     The period in which material net cash inflows from significant projects was expected to commence was within three to six months or less after the respective acquisition dates of Tripod and WiseWire. In the case of the Tripod acquisition, the projects required an additional four months beyond the initial time estimate to complete the in-process technology. In the case of the WiseWire acquisition, the in-process technology was completed in December 1998.

     In the case of Tripod, management does believe that other intangible assets had been created at the acquisition date. As a result, in addition to valuing in-process research and development, management has also allocated a proportion of the purchase price, based on their respective fair values, to existing technology employed in the creation and management of pods as well as to other intangible assets associated with the existing community members.

     WhoWhere? offers an array of products that allow users to locate home addresses, e-mail addresses and phone numbers. In addition, through its MailCity product, WhoWhere? also offers its users free, personalized, web-based e-mail. Identifiable assets at the acquisition date consisted primarily of developed technology, and projects under development at that time were determined to be enhancements or refinements to existing developed technologies. As a result, management

                                  LYCOS, INC.

determined that there was no technology which would qualify for in-process research and development.

     Wired offers search capabilities through HotBot, a popular search and navigation site. Wired licenses the HotBot principal technology and subsequent enhancements from a third party. Other Wired properties, which include Wired News, HotWired and Suck.com provide online content. Wired either produces, licenses or purchases this content. Based upon the nature of Wired businesses, management determined the Company does not possess any significant technology assets nor was there any technology which would qualify for in-process research and development.

     Management assessed the fair market value in continued use of Internet Music Distributors, Inc., Quote, Valent and Metrosplash assets to serve as a basis for allocation of purchase price. It was determined that intangible assets consisted of developed technology and trade names. Each identifiable asset was analyzed and valued based upon an Income Approach. In performing its assessment, management determined there was no in-process research and development.

Pro Forma Financial Information

     The following unaudited pro forma financial information presents the combined results of operations of Lycos, Wired, IMDI, Quote, Valent and Metrosplash as if the acquisitions had occurred as of the beginning of fiscal 2000 and 1999, after giving effect to certain adjustments, including amortization of goodwill and other intangible assets. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Lycos, Wired, IMDI, Quote, Valent and Metrosplash constituted a single entity during such period.

                                                          PRO FORMA YEAR ENDED JULY 31,
                                                          -----------------------------
                                                             2000              1999
                                                          ----------        -----------
                                                          (UNAUDITED AND IN THOUSANDS)
Revenues................................................   $305,130          $ 181,474
Net loss................................................   $(38,908)         $(197,518)
Basic and diluted net income (loss) per share...........   $  (0.37)         $   (2.17)

5. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                              JULY 31,    JULY 31,
                                                                2000        1999
                                                              --------    --------
Compensation and benefits...................................  $12,931     $ 7,430
Content and webhosting fees.................................   12,143         915
Professional fees...........................................   10,686       5,199
Royalties...................................................    6,999       2,047
Advertising.................................................    5,390       1,644
Other.......................................................    9,342       5,402
                                                              -------     -------
                                                              $57,491     $22,637
                                                              =======     =======

                                  LYCOS, INC.

6. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and certain other equipment under operating lease agreements expiring through 2006. Future noncancelable minimum payments as of July 31, 2000 under these leases for each fiscal year end are as follows:

2001........................................................  $21,258
2002........................................................   18,539
2003........................................................    6,089
2004........................................................    2,099
2005 and thereafter.........................................    2,202
                                                              -------
                                                              $50,187
                                                              =======

     Rent expense under non-cancelable operating leases was $23.4 million, $12.1 million, and $5.1 million for the years ended July 31, 2000, 1999 and 1998, respectively.

7. STOCKHOLDERS' EQUITY

Stock Splits

     In July 1998, the Company's Board of Directors approved a two-for-one common stock split. On August 25, 1998, shareholders received one additional share for every share held on August 14, 1998 (the record date). In May 1999, the Company's Board of Directors approved a two-for-one common stock split. On July 26, 1999, shareholders received one additional share for every share held on July 16, 1999 (the record date). All share and per share numbers in these supplemental consolidated financial statements and notes thereto have been adjusted for all periods presented to reflect the two-for-one common stock splits.

Secondary Offerings

     On June 4, 1998, the Company completed a secondary offering of its common stock in which 9,000,000 of the Company's shares were sold under a registration statement filed with the Securities and Exchange Commission ("SEC"). Of the 9,000,000 shares sold, 8,000,000 shares were sold by the Company and 1,000,000 were sold by CMGI. The Company did not receive any proceeds from the sale of shares by CMGI. Proceeds to the Company were approximately $95 million, before deduction of expenses payable by the Company of $350,000. The Underwriters exercised an option to purchase 1,350,000 additional shares of common stock, resulting in additional proceeds to the Company of approximately $16 million.

     On January 25, 2000, the Company completed a secondary offering of its common stock in which 6,000,000 shares of the Company's common stock were sold under a registration statement filed with the SEC. Proceeds to the Company were $443.5 million, net of offering costs. In February 2000, the Underwriters exercised an option to purchase 163,000 additional shares of common stock, resulting in additional proceeds to the Company of $12 million.

1995 Stock Option Plan

     During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") under which nonqualified stock options to purchase common stock may be granted to officers and other key employees. Under the Plan, options to purchase 4,000,000 shares of common stock may be granted at an exercise price determined by the Board of Directors. Options granted under the 1995 Plan vest

                                  LYCOS, INC.

over a five year period from date of grant, except that the vesting of certain options are subject to acceleration upon the occurrence of certain events. Options under the 1995 Plan expire six years from date of grant. The total weighted average contractual life of options outstanding at July 31, 2000 was
1.5 years.

     A summary of option activity under the 1995 Plan is as follows:

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                              NUMBER OF     EXERCISE
                                                               OPTIONS        PRICE
                                                              ----------    ---------
Outstanding at July 31, 1997................................   3,639,216      $1.37
  Granted...................................................          --         --
  Exercised.................................................  (1,260,368)      0.17
  Terminated................................................    (424,160)      0.63
                                                              ----------
Outstanding at July 31, 1998................................   1,954,688       1.56
                                                              ----------
  Granted...................................................          --         --
  Exercised.................................................    (274,880)      0.67
  Terminated................................................      (7,200)      0.58
                                                              ----------
Outstanding at July 31, 1999................................   1,672,608       1.71
                                                              ----------
  Granted...................................................          --         --
  Exercised.................................................    (248,984)      0.54
  Terminated................................................    (140,640)      2.36
                                                              ----------
Outstanding at July 31, 2000................................   1,282,984      $1.86
                                                              ==========
Exercisable at July 31, 2000................................   1,122,040      $1.94
                                                              ==========

     The following table summarizes information about the Company's stock options outstanding under the 1995 Plan at July 31, 2000.

                                      OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                           -----------------------------------------   --------------------------
                                             WEIGHTED-
                                              AVERAGE      WEIGHTED-                    WEIGHTED-
                               NUMBER        REMAINING      AVERAGE        NUMBER        AVERAGE
 1995 STOCK OPTION PLAN    OUTSTANDING AT   CONTRACTUAL    EXERCISE    EXERCISABLE AT   EXERCISE
RANGE OF EXERCISE PRICES   JULY 31, 2000    LIFE (YEARS)     PRICE     JULY 31, 2000      PRICE
-------------------------  --------------   ------------   ---------   --------------   ---------
      $0.01 - $0.58            324,288          1.2          $0.01         227,344        $0.01
      $2.40 - $2.40            873,696          1.5          $2.40         865,696        $2.40
      $2.84 - $3.97             85,000          2.7          $3.41          29,000        $3.42
                             ---------                                   ---------
                             1,282,984                                   1,122,040
                             =========                                   =========

     Pursuant to the License Agreement, CMG@Ventures has agreed to sell to the Company a number of shares of common stock equal to the shares issuable upon exercise of options granted under the 1995 Plan prior to the initial public offering at a price equal to the exercise price of the options as such options are exercised.

1996 Stock Option Plan

     On February 2, 1996, the 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors. Pursuant to the 1996 Plan, 4,000,000 shares of common stock may be issued upon exercise of options. On June 27, 1997, the Company's Board of Directors voted to authorize an

                                  LYCOS, INC.

additional 8,800,000 shares for grant under the 1996 Plan. On September 9, 1998 the Company's Board of Directors voted to authorize an additional 12,000,000 shares for grant under the 1996 Plan. Additionally, the Board of Directors approved an amendment to the 1996 Plan, which provides that the shares authorized under the 1996 Plan will increase annually, beginning on August 1, 1999, in an amount equal to 5% of the Company's issued and outstanding shares as of each fiscal year end.

     Under the 1996 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, employees and officers of the Company. The exercise price of such incentive stock options cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company. The Compensation Committee of the Board of Directors has the authority to select optionees and to determine the terms of the options granted. Options granted under the 1996 Plan on June 30, 1999 or prior generally vest over a five year period from date of grant. Options granted under the 1996 Plan on July 1, 1999 or later generally vest over a four year period from date of grant. Options under the 1996 Plan expire ten years from the date of grant and certain options are subject to acceleration of vesting upon the occurrence of certain events. The total weighted average contractual life of options outstanding at July 31, 2000, was 8.5 years.

     A summary of option activity under the 1996 Plan is as follows:

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                              NUMBER OF     EXERCISE
                                                               OPTIONS        PRICE
                                                              ----------    ---------
Outstanding at July 31, 1997................................   4,754,088     $ 2.97
  Granted...................................................   6,895,800      11.30
  Exercised.................................................    (709,192)      2.90
  Terminated................................................    (716,400)      4.07
                                                              ----------
Outstanding at July 31, 1998................................  10,224,296       7.68
                                                              ----------
  Granted...................................................  13,429,588      38.51
  Exercised.................................................  (1,491,960)      6.89
  Terminated................................................  (1,071,300)     13.70
                                                              ----------
Outstanding at July 31, 1999................................  21,090,624      27.06
                                                              ----------
  Granted...................................................   9,836,300      43.29
  Exercised.................................................  (2,513,663)     17.16
  Terminated................................................  (6,004,871)     25.93
                                                              ----------
Outstanding at July 31, 2000................................  22,408,390     $34.80
                                                              ==========
Exercisable at July 31, 2000................................   3,184,762     $33.06
                                                              ==========

                                  LYCOS, INC.

     The following table summarizes information about the Company's stock options outstanding under the 1996 Plan at July 31, 2000.

                                      OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                           -----------------------------------------   --------------------------
                                             WEIGHTED-
                                              AVERAGE      WEIGHTED-                    WEIGHTED-
                               NUMBER        REMAINING      AVERAGE        NUMBER        AVERAGE
 1996 STOCK OPTION PLAN    OUTSTANDING AT   CONTRACTUAL    EXERCISE    EXERCISABLE AT   EXERCISE
RANGE OF EXERCISE PRICES   JULY 31, 2000    LIFE (YEARS)     PRICE     JULY 31, 2000      PRICE
------------------------   --------------   ------------   ---------   --------------   ---------
    $ 0.01 - $ 3.94           1,058,658         6.4         $ 2.62         328,382       $ 2.53
    $ 3.95 - $ 5.38           1,189,607         6.9         $ 4.38         338,207       $ 4.38
    $ 5.39 - $12.50           1,517,234         7.5         $ 9.76         237,300       $ 9.92
    $12.51 - $25.00           3,487,536         7.8         $14.34         528,955       $14.51
    $25.01 - $35.00           4,720,890         8.9         $32.38         116,640       $28.05
    $35.01 - $45.00           2,736,626         9.4         $39.06         154,931       $42.28
    $45.01 - $55.00           3,175,163         8.8         $48.02         738,740       $46.94
    $55.01 - $65.00           1,585,176         9.5         $61.74          28,875       $63.62
    $65.01 - $75.00           2,814,500         8.8         $66.28         712,732       $65.38
    $75.01 - $85.38             123,000         9.4         $83.28              --           --
                             ----------                                  ---------
                             22,408,390                                  3,184,762
                             ==========                                  =========

     In September 1996, the Company canceled 338,928 options previously granted to employees under the 1995 Plan and 1996 Plan at various exercise prices and granted an equivalent number of additional options to those same employees pursuant to the 1996 Plan at an exercise price of $2.40 per share. No compensation expense was recognized by the Company as the exercise price of these options on the date of grant was at or above fair market value.

1995 Tripod Stock Option Plan

     In connection with the acquisition of Tripod, the Company assumed the 1995 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under the Plan, options to purchase 735,852 shares of common stock were reserved for grants. Options under the 1995 Tripod Stock Option Plan vest over a four year period from date of grant. Options under the 1995 Tripod Stock Option Plan expire ten years from the date of grant. The total weighted-average contractual life of options outstanding at July 31, 2000 was approximately 7.6 years.

     A summary of option activity under the 1995 Tripod Stock Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at February 12, 1998............................   735,852       $0.33
  Granted...................................................        --          --
  Exercised.................................................  (268,984)       0.32
  Terminated................................................   (49,640)       0.41
                                                              --------
Outstanding at July 31, 1998................................   417,228        0.32
                                                              --------
  Granted...................................................        --          --
  Exercised.................................................  (220,766)       0.31
  Terminated................................................   (76,264)       0.37
                                                              --------

                                  LYCOS, INC.

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at July 31, 1999................................   120,198        0.31
                                                              --------
  Granted...................................................        --          --
  Exercised.................................................   (52,222)       0.31
  Terminated................................................   (20,167)       0.31
Outstanding at July 31, 2000................................    47,809       $0.31
                                                              ========
Exercisable at July 31, 2000................................    19,699       $0.31
                                                              --------

     The following table summarizes information about stock options outstanding under the 1995 Tripod Stock Option Plan at July 31, 2000:

                                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                -----------------------------------------   --------------------------
                                                  WEIGHTED-
                                                   AVERAGE      WEIGHTED-                    WEIGHTED-
                                    NUMBER        REMAINING      AVERAGE        NUMBER        AVERAGE
  TRIPOD 1995 STOCK OPTION      OUTSTANDING AT   CONTRACTUAL    EXERCISE    EXERCISABLE AT   EXERCISE
PLAN RANGE OF EXERCISE PRICES   JULY 31, 2000    LIFE (YEARS)     PRICE     JULY 31, 2000      PRICE
-----------------------------   --------------   ------------   ---------   --------------   ---------
        $0.25 - $0.38               47,446           7.7          $0.31         19,699         $0.31
        $0.39 - $1.00                  363           0.3          $0.77             --            --
                                    ------                                      ------
                                    47,809                                      19,699
                                    ======                                      ======

1995 and 1996 WiseWire Stock Option Plans

     In connection with the acquisition of WiseWire, the Company assumed the 1995 and 1996 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under these plans, the Company may grant either incentive stock options or non-qualified stock options. The employee plan was adopted in 1995 and is restricted to Company employees. These options generally have a term of ten years from the date of grant with 20% vesting after a brief probationary period and the remainder vesting over a four-year period. The non-employee plan was adopted in 1996 and is intended primarily for directors or other non-employees. Options granted under the non-employee plan typically vest immediately. The total weighted average contractual life of options outstanding under the 1995 and 1996 WiseWire Stock Option Plans at July 31, 2000 was approximately 5.9 and 6.8 years, respectively.

     A summary of option activity under the 1995 WiseWire Stock Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at April 30, 1998...............................   420,548       $1.34
  Granted...................................................        --          --
  Exercised.................................................  (126,048)       1.01
  Terminated................................................   (54,192)       3.19
                                                              --------

                                  LYCOS, INC.

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at July 31, 1998................................   240,308        1.35
                                                              --------
  Granted...................................................        --          --
  Exercised.................................................  (139,016)       0.98
  Terminated................................................   (33,678)       1.92
                                                              --------
Outstanding at July 31, 1999................................    67,614        1.82
                                                              --------
  Granted...................................................        --          --
  Exercised.................................................   (16,154)       1.79
  Terminated................................................   (25,762)       2.01
                                                              --------
Outstanding at July 31, 2000................................    25,698       $1.64
                                                              --------
Exercisable at July 31, 2000................................    14,376       $1.68
                                                              ========

     The following table summarizes information about stock options outstanding under the 1995 WiseWire Stock Option Plan at July 31, 2000:

                                          OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                               -----------------------------------------   ----------------------------
                                                 WEIGHTED-
                                                  AVERAGE      WEIGHTED-                      WEIGHTED-
                                   NUMBER        REMAINING      AVERAGE         NUMBER         AVERAGE
 WISEWIRE 1995 STOCK OPTION    OUTSTANDING AT   CONTRACTUAL    EXERCISE      EXERCISABLE      EXERCISE
PLAN RANGE OF EXERCISE PRICES  JULY 31, 2000    LIFE (YEARS)     PRICE     AT JULY 31, 2000     PRICE
-----------------------------  --------------   ------------   ---------   ----------------   ---------
       $0.50 - $ 1.00              18,706           5.8          $0.67          12,320          $0.67
       $2.50 - $26.88               6,992           5.9          $4.25           2,056          $7.78
                                   ------                                       ------
                                   25,698                                       14,376
                                   ======                                       ======

     A summary of option activity under the 1996 WiseWire Stock Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at April 30, 1998...............................    42,068       $6.60
  Granted...................................................        --          --
  Exercised.................................................        --          --
  Terminated................................................   (26,932)       6.55
                                                               -------
Outstanding at July 31, 1998................................    15,136        6.68
                                                               -------
  Granted...................................................        --          --
  Exercised.................................................    (4,964)       6.68
  Terminated................................................        --          --
                                                               -------
Outstanding at July 31, 1999................................    10,172        6.68
                                                               -------
  Granted...................................................        --          --
  Exercised.................................................   (10,000)       6.68
  Terminated................................................        --          --
                                                               -------
Outstanding at July 31, 2000................................       172       $6.68
                                                               =======
Exercisable at July 31, 2000................................       172       $6.68
                                                               =======

                                  LYCOS, INC.

     At July 31, 2000, the stock options outstanding under the 1996 WiseWire Stock Option Plan have an exercise price of $6.68 and a weighted average contractual life of 6.8 years.

1995 WhoWhere? Stock Option Plan

     In connection with the acquisition of WhoWhere?, the Company assumed the 1995 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under this plan, the Company may grant either incentive stock options or non-qualified stock options. These options vest over a four year period from date of grant. These options generally have a term of ten years from the date of grant. Upon consummation of the acquisition of WhoWhere? by the Company, vesting of all outstanding options accelerated by six months. The total weighted average contractual life of options outstanding under the 1995 WhoWhere? Stock Option Plan at July 31, 2000 was approximately 7.5 years.

     A summary of option activity under the 1995 WhoWhere? Stock Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at August 13, 1998..............................  1,922,784      $4.01
  Granted...................................................         --         --
  Exercised.................................................   (869,126)      2.95
  Terminated................................................   (439,764)      3.40
                                                              ---------
Outstanding at July 31, 1999................................    613,894       5.94
                                                              ---------
  Granted...................................................         --         --
  Exercised.................................................   (244,000)      5.12
  Terminated................................................   (146,796)      5.41
Outstanding at July 31, 2000................................    223,098      $7.20
                                                              =========
Exercisable at July 31, 2000................................    122,696      $7.62
                                                              =========

     The following table summarizes information about stock options outstanding under the 1995 WhoWhere? Stock Option Plan at July 31, 2000:

                                          OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                               -----------------------------------------   ----------------------------
                                                 WEIGHTED-
                                                  AVERAGE      WEIGHTED-                      WEIGHTED-
                                   NUMBER        REMAINING      AVERAGE         NUMBER         AVERAGE
 WHOWHERE 1995 STOCK OPTION    OUTSTANDING AT   CONTRACTUAL    EXERCISE      EXERCISABLE      EXERCISE
PLAN RANGE OF EXERCISE PRICES  JULY 31, 2000    LIFE (YEARS)     PRICE     AT JULY 31, 2000     PRICE
-----------------------------  --------------   ------------   ---------   ----------------   ---------
       $0.01 - $ 0.50              12,002           6.6         $ 0.46          10,332         $ 0.46
       $0.51 - $ 6.55              72,164           7.5         $ 2.56          26,532         $ 2.37
       $6.56 - $13.10             138,932           7.5         $10.19          85,832         $10.11
                                  -------                                      -------
                                  223,098                                      122,696
                                  =======                                      =======

Gamesville 1999 and 1997 Stock Option Plans

     In connection with the acquisition of Gamesville, the Company assumed the 1999 and 1997 Stock Option Plans under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, employees, directors, consultants and advisors. Options under the Stock Option Plans vest over periods of one to four years from date of grant and expire

                                  LYCOS, INC.

ten years from the date of grant. The weighted-average exercise price for these shares was $4.36 at July 31, 2000. The total weighted-average contractual life of options outstanding at July 31, 2000 was approximately 8.9 years.

     A summary of option activity under the Gamesville Stock Option Plans is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at December 31, 1997............................        --          --
  Granted...................................................    47,834       $2.20
  Exercised.................................................        --          --
  Terminated................................................        --          --
                                                              --------
Outstanding at July 31, 1998................................    47,834        2.20
                                                              --------
  Granted...................................................   277,572        4.39
  Exercised.................................................        --          --
  Terminated................................................        --          --
                                                              --------
Outstanding at July 31, 1999................................   325,406        4.07
                                                              --------
  Granted...................................................   182,405        4.39
  Exercised.................................................  (208,727)       3.90
  Terminated................................................  (196,261)       4.39
                                                              --------
Outstanding at July 31, 2000................................   102,823       $4.36
                                                              ========
Exercisable at July 31, 2000................................     5,409       $4.24
                                                              ========

     The following table summarizes information about stock options outstanding under Gamesville Stock Option Plans at July 31, 2000:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                ----------------------------------------   --------------------------
                                                  WEIGHTED-
                                                   AVERAGE
                                                  REMAINING    WEIGHTED-                    WEIGHTED-
                                    NUMBER       CONTRACTUAL    AVERAGE        NUMBER        AVERAGE
   GAMESVILLE STOCK OPTION      OUTSTANDING AT      LIFE       EXERCISE    EXERCISABLE AT   EXERCISE
PLAN RANGE OF EXERCISE PRICES   JULY 31, 2000      (YEARS)       PRICE     JULY 31, 2000      PRICE
-----------------------------   --------------   -----------   ---------   --------------   ---------
            $2.20                    1,458           3.9         $2.20           364          $2.20
            $4.39                  101,365           9.0         $4.39         5,045          $4.39
                                   -------                                     -----
                                   102,823                                     5,409
                                   =======                                     =====

Quote.com Stock Option Plan

     In connection with the acquisition of Quote.com, the Company assumed the Quote.com Stock Option Plan under which incentive stock options to purchase common stock may be granted to employees and nonqualified stock options to purchase common stock may be granted to officers, employees, directors, consultants and advisors. Options granted under the Stock Option Plan generally vest over a period of four years from date of grant. All unvested options outstanding on the one year anniversary of the acquisition of Quote.com by Lycos will fully accelerate. Option grants under this plan expire ten years from the date of grant. The weighted average exercise price for these shares was $11.03 at July 31, 2000. The total weighted-average contractual life of options outstanding at July 31, 2000 was approximately 8.2 years.

                                  LYCOS, INC.

     A summary of option activity under the Quote.com Stock Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at December 6, 1999.............................   216,190      $ 8.37
  Granted...................................................        --          --
  Exercised.................................................  (164,556)       7.51
  Terminated................................................    (3,441)      11.88
                                                              --------
Outstanding at July 31, 2000................................    48,193      $11.03
                                                              ========
Exercisable at July 31, 2000................................    17,020      $ 9.14
                                                              ========

     The following table summarizes information about stock options outstanding under the Quote.com Stock Option Plan at July 31, 2000:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                ----------------------------------------   --------------------------
                                                  WEIGHTED-
                                                   AVERAGE
                                                  REMAINING    WEIGHTED-                    WEIGHTED-
                                    NUMBER       CONTRACTUAL    AVERAGE        NUMBER        AVERAGE
    QUOTE.COM STOCK OPTION      OUTSTANDING AT      LIFE       EXERCISE    EXERCISABLE AT   EXERCISE
PLAN RANGE OF EXERCISE PRICES   JULY 31, 2000      (YEARS)       PRICE     JULY 31, 2000      PRICE
-----------------------------   --------------   -----------   ---------   --------------   ---------
         $3.62-$3.62                   451           6.1        $ 3.62            363        $ 3.62
         $6.51-$6.51                 1,176           6.9        $ 6.51            740        $ 6.51
         $7.23-$7.23                31,003           7.9        $ 7.23         12,765        $ 7.23
         $7.96-$7.96                 5,089           8.6        $ 7.96          1,159        $ 7.96
        $21.70-$21.70                8,265           8.9        $21.70          1,651        $21.70
        $35.45-$35.45                2,209           9.1        $35.45            342        $35.45
                                    ------                                     ------
                                    48,193                                     17,020
                                    ======                                     ======

Valent Stock Option Plan

     In connection with the acquisition of Valent, the Company assumed Valent's Stock Option Plan under which incentive stock options to purchase common stock may be granted to employees and nonqualified stock options to purchase common stock may be granted to officers, employees, directors, consultants and advisors. Options granted under the Stock Option Plan generally vest over a period of four years from date of grant and expire ten years from the date of grant. The weighted average exercise price for these shares was $2.77 at July 31, 2000. The total weighted-average contractual life of options outstanding at July 31, 2000 was approximately 8.5 years.

                                  LYCOS, INC.

     A summary of option activity under the Valent Stock Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding at February 2, 2000.............................   40,129        $6.14
  Granted...................................................       --           --
  Exercised.................................................   (9,093)        1.88
  Terminated................................................   (4,749)        1.97
                                                               ------        -----
Outstanding at July 31, 2000................................   26,287        $8.36
                                                               ======        =====
Exercisable at July 31, 2000................................    2,624        $2.77
                                                               ======        =====

     The following table summarizes information about stock options outstanding under the Valent Stock Option Plan at July 31, 2000:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                               -----------------------------------------   --------------------------
                                                 WEIGHTED-
                                                  AVERAGE      WEIGHTED-                    WEIGHTED-
                                   NUMBER        REMAINING      AVERAGE        NUMBER        AVERAGE
     VALENT STOCK OPTION       OUTSTANDING AT   CONTRACTUAL    EXERCISE    EXERCISABLE AT   EXERCISE
PLAN RANGE OF EXERCISE PRICES  JULY 31, 2000    LIFE (YEARS)     PRICE     JULY 31, 2000      PRICE
-----------------------------  --------------   ------------   ---------   --------------   ---------
         $0.95-$3.14                  646           7.9         $ 1.58            646        $ 1.58
         $3.15-$3.16                9,496           8.1         $ 3.16          1,978        $ 3.16
         $3.17-$3.95                9,814           8.5         $ 3.95             --            --
        $3.96-$23.69                6,331           9.0         $23.69             --            --
                                   ------                                      ------
                                   26,287                                       2,624
                                   ======                                      ======

Metrosplash, Inc. Incentive Stock Plan

     In connection with the acquisition of Metrosplash Inc., the Company assumed the Matchmaker.com Incentive Stock Plan under which incentive stock options to purchase common stock may be granted to employees, officers and directors and nonqualified stock options to purchase common stock may be granted to officers, employees, directors, consultants and advisors. Options granted under the Incentive Stock Plan generally vest over periods of one to four years from date of grant and expire ten years from the date of grant. There were 29,601 options outstanding in this plan as of July 31, 2000 and 2,171 were exercisable. The weighted average exercise price for these shares was $5.98 at July 31, 2000. The total weighted-average contractual life of options outstanding at July 31, 2000 was approximately 9.2 years.

1996 Non-Employee Director Stock Option Plan

     On February 2, 1996, the 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the Board of Directors. The Director Plan authorizes the issuance of a maximum of 400,000 shares of common stock. The Director Plan is administered by the Board of Directors. Under the Director Plan each non-employee director first elected to the Board of Directors after the completion of the initial public offering will receive an option for 10,000 shares on the date of his or her election. In addition, an amendment to the Plan was approved in December 1999 allowing the Board of Directors to grant periodic option grants from time to time to non-employee directors. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the common stock as of the date of grant. All options vest in three equal

                                  LYCOS, INC.

installments beginning on the first anniversary of the date of grant. Options under the Director Plan will expire ten years from the date of grant and are exercisable only while the optionee is serving as a director of the Company. As of July 31, 2000, 270,000 options had been granted at exercise prices ranging from $2.88 to $57.50 per share and remained outstanding under the Director Plan, of which 93,334 were exercisable.

1996 Employee Stock Purchase Plan

     On February 2, 1996, the 1996 Employee Stock Purchase Plan ("1996 Purchase Plan") was adopted by the Company's Board of Directors. The 1996 Purchase Plan authorizes the issuance of a maximum of 1,000,000 shares of common stock and is administered by the Compensation Committee of the Board of Directors. All employees of the Company who have completed six months of service with the Company are eligible to participate in the 1996 Purchase Plan with the exception of those employees who own 5% or more of the Company's stock and directors who are not employees of the Company may not participate in this plan. Employees elect to have deducted from 1%-10% of their base compensation. The exercise price for the option is the lesser of 85% of the fair market value of the common stock on the first or last business day of the purchase period (6 months). An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

Stock-Based Compensation

     The Company has recorded deferred compensation for the difference between the grant price and the estimated fair value of certain of the Company's stock options granted in connection with acquisitions, in accordance with Statement of Financial Accounting Standards Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation". The deferred compensation is being amortized over the vesting period of the individual options on a straight-line basis, determined separately for each portion of the options that vest in each year. Deferred compensation expense recognized for the years ended July 31, 2000, 1999 and 1998 was approximately $75,000, $71,000, and $46,000 respectively.

     The Company has adopted the disclosure provisions of SFAS No. 123 with respect to its stock-based compensation. The effects of applying SFAS No. 123 in this pro forma disclosure may not be representative of the effects on reported income or loss for future years. SFAS 123 does not apply to awards prior to 1995. The Company anticipates additional awards in future years. Had compensation cost for the Company's stock-based compensation plans been determined based on the grant date fair value in accordance with SFAS 123, the Company's net loss and net loss per share for the years ended July 31, 2000, 1999 and 1998 would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                             AS REPORTED                        PRO FORMA
                                    ------------------------------    ------------------------------
                                    NET INCOME     DILUTED INCOME     NET INCOME     DILUTED INCOME
                                      (LOSS)      (LOSS) PER SHARE      (LOSS)      (LOSS) PER SHARE
                                    ----------    ----------------    ----------    ----------------
Year ended July 31, 2000..........   $ 21,005          $ 0.19         $ (98,432)         $(0.94)
Year ended July 31, 1999..........   $(52,082)         $(0.59)        $(133,617)         $(1.51)
Year ended July 31, 1998..........   $(28,314)         $(0.44)        $ (35,449)         $(0.55)

     The grant date fair value of each stock option was estimated using the Black-Scholes option-pricing model with the following assumptions: expected life of four years for 2000, 1999 and 1998; volatility of 96% for 2000, 115% for 1999 and 100% for 1998; dividend yield of 0% for 2000, 1999 and 1998; weighted average risk-free interest rate of 6.0% in 2000, 6.0% in 1999 and 5.5% in 1998.

                                  LYCOS, INC.

The weighted average grant date fair values of options granted in 2000, 1999 and 1998 were $30.58, $8.24 and $2.44, respectively.

8.  INCOME TAXES

     The provision for income taxes reflected in the consolidated statements of operation consist of the following:

                                                            YEAR ENDED JULY 31,
                                                          ------------------------
                                                            2000      1999    1998
                                                          --------    ----    ----
                                                               (IN THOUSANDS)
Current:
  Federal...............................................   $29,553     $--    $ --
  State.................................................     8,112      --      --
                                                          --------    ----    ----
                                                            37,665      --      --
Deferred:
  Federal...............................................    60,007     138      --
  State.................................................    16,474      --      --
                                                          --------    ----    ----
                                                            76,481     138      --
                                                          --------    ----    ----
                                                          $114,146    $138    $ --
                                                          ========    ====    ====

     Substantially all of the Company's current tax liability is offset by the tax benefit of employee stock options.

     The actual tax expense for 2000, 1999 and 1998 differs from expected tax expense (benefit), computed by applying the statutory U.S. Federal corporate tax rate of 34% to earnings before income taxes, as follows:

                                                           YEAR ENDED JULY 31,
                                                     -------------------------------
                                                       2000        1999       1998
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
Computed expected tax expense (benefit)............  $ 45,951    $(17,660)   $(9,626)
State income taxes, net of federal benefit.........    16,227          --         --
Nondeductible amounts and other differences:
  In process research and development..............        --          --      5,875
  Goodwill and other intangible asset
     amortization..................................    45,581      16,881      2,301
  Tax on conversion of S Corporation to C
     Corporation...................................        --         138         --
  S Corporation earnings not taxed.................        --          --        (43)
  Other............................................       420          91         85
Change in valuation allowance for deferred taxes
  allocated to income tax expense..................     5,967         688      1,408
                                                     --------    --------    -------
                                                     $114,146    $    138    $    --
                                                     ========    ========    =======

                                  LYCOS, INC.

     At July 31, 2000 and 1999 deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                    JULY 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Deferred tax liabilities:
  Book over tax basis of developed technology...............  $  8,443    $  5,259
  Financial basis in excess of income tax basis of
     available-for-sale securities..........................    20,893      12,582
  Financial basis in excess of income tax basis of gain on
     Lycos Europe...........................................    80,328          --
                                                              --------    --------
Total deferred liabilities..................................   109,664      17,841
                                                              --------    --------
Deferred tax assets:
  Deferred Revenue..........................................       422       2,086
  Reserves..................................................     7,028       4,977
  Tax in excess of book basis for differences in equity
     investments............................................    (2,380)     (2,410)
  Net operating losses and credit carryforwards.............    87,788      57,050
  Basis difference in equity loss...........................     6,130          --
  Other.....................................................     1,846       2,501
                                                              --------    --------
Total gross deferred tax assets.............................   100,834      64,204
Less valuation allowance....................................   (67,425)    (46,501)
                                                              --------    --------
Net deferred tax asset......................................    33,409      17,703
                                                              --------    --------
Net deferred income tax liability...........................  $ 76,255    $    138
                                                              ========    ========

     In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The Company believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that valuation allowances of $67.4 million and $46.5 million for July 31, 2000 and 1999 respectively, have been established for deferred tax assets.

     At July 31, 2000, the Company had approximately $230.6 million of federal and state net operating loss carryforwards which will begin to expire in 2007 for federal purposes and 2004 for state purposes. Utilization of the net operating losses may be subject to an annual limitation imposed by change in ownership provisions of Section 382 of the Internal Revenue Code and similar state provisions.

     In accordance with FAS 109, the accounting for the tax benefits of acquired deductible temporary differences, which are not recognized at the acquisition date because a valuation allowance is established, and recognized subsequent to the acquisitions will be applied first to reduce to zero any goodwill and other noncurrent intangible assets related to the acquisitions. Any remaining benefits would be recognized as reduction of income tax expense. As of July 31, 2000, $29.8 million of the Company's deferred tax assets and the valuation allowance pertain to acquired companies, the future benefits of which will be applied first to reduce to zero any goodwill and other noncurrent intangible assets related to the acquisitions prior to reducing the Company's income tax expense. The deferred tax assets and related valuation allowance of approximately $37.1 million relate to certain operating loss carryforwards resulting from the exercise of employee stock options,

                                  LYCOS, INC.

the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax expense.

     The Company's deferred tax liability relates solely to the difference in basis of acquired assets as well as the tax effects of unrealized gains of available-for-sale securities and the tax effects of the gain of the Lycos Europe investment. A portion or all of net operating loss carryforwards which can be utilized in any year may be limited by changes in ownership of the Company, pursuant to Section 382 of the Internal Revenue Code and similar statutes.

9.  RELATED PARTY TRANSACTIONS

     In connection with the formation of the Company, Lycos, Carnegie Mellon University ("CMU"), CMG@Ventures and CMGI entered into a license agreement ("License Agreement") pursuant to which CMU granted the Company a perpetual, exclusive (with certain limited exceptions), worldwide license to use the Lycos Internet search and indexing technology and the Lycos Catalog. The Company paid licensing fees and additional payments equal to 50% of certain cash receipts, as defined, totaling approximately $1.25 million. All amounts due under the License Agreement were paid as of July 31, 1996. The Company also issued 4,000,000 shares of common stock in connection with this Agreement. The License Agreement was fully amortized as of July 31, 1998.

     On February 9, 1996, the Company sold 366,320 shares and 160,000 shares of common stock and options to acquire 238,904 shares and 104,344 shares of common stock to CMU and Dr. Michael Mauldin, respectively, for an aggregate purchase price of $328,950, pursuant to the exercise of preemptive rights granted to these parties in the License Agreement. These preemptive rights were exercised in connection with the issuance of shares of common stock pertaining to the Company's acquisition of Point Communications on October 12, 1995. The options granted to Dr. Mauldin and CMU have an exercise price of $0.50 per share and became fully vested upon completion of the Company's initial public offering in April 1996.

     In addition to amounts paid to CMU in connection with the License Agreement, the Company was also required to pay to CMU an additional $525,000 pursuant to two licenses granted by CMU which were assigned to the Company.

     In April 1998 the remaining carrying value of the License Agreement of approximately $831,000 was written off as it was not considered to have any remaining future economic benefit.

     During 2000, the Company entered into certain agreements in connection with its joint ventures whereby the Company licensed certain of its technology and tradenames to its joint venture partners. For the year ended July 31, 2000 the company recognized advertising revenue of $417,000, $38,000 and $1,944,000 from license agreements with Lycos Bertelsmann, Lycos Japan KK and Lycos Canada, respectively. For the year ended July 31, 2000 the company recognized electronic commerce revenue of $2,083,000, $188,000 and $1,944,000 from license agreements with Lycos Bertelsmann, Lycos Japan KK and Lycos Canada, respectively.

10.  LITIGATION

     In November 1999 and July 2000, Fleming W. Reynolds, Sr., Trustee of AIWF Trust, a former shareholder of WiseWire Corporation, filed related lawsuits in the Court of Common Pleas of Allegheny County, Pennsylvania against WiseWire, representatives of former shareholders of WiseWire, and Lycos, as WiseWire's alleged successor in interest. In these lawsuits, subsequently consolidated, Reynolds alleged that pursuant to a 1996 subscription agreement between AIWF Trust and WiseWire, AIWF Trust was entitled to 2,500,000 shares of WiseWire common stock instead of the 25,000 shares it received. AIWF Trust seeks the equivalent of 2,500,000 shares of WiseWire

                                  LYCOS, INC.

common stock in Lycos common stock, which amounts to approximately 748,000 shares of Lycos common stock. Lycos believes that the allegations in these complaints are without merit and intends to contest them vigorously. In August 2000, Reynolds, as Trustee of AIWF Trust, filed a separate lawsuit in Chancery Court, Sussex County, Delaware, seeking a declaration that AIWF Trust is entitled to 748,000 shares of Lycos and an injunction of the combination with Terra Networks until a determination regarding its shares has been made. Lycos believes that the allegations in this complaint are without merit and intends to contest them vigorously. Lycos filed a counterclaim for a determination of the number of shares to which AIWF Trust is entitled. The Chancery Court has set trial for this matter for October 2000. In addition, Lycos has asserted a claim against the escrow deposit created in connection with Lycos' acquisition of WiseWire, which currently contains approximately 329,000 shares of Lycos common stock.

     In February 1999, the Company announced its intention to enter into a transaction with USA Networks, Inc. and certain affiliated companies pursuant to which, among other things, Lycos would have been merged into a subsidiary of USA Networks. In May 1999, the parties to the proposed transaction terminated the merger by mutual agreement.

     Prior to such termination, eight purported class action lawsuits were filed in the Court of Chancery for the State of Delaware in and for New Castle County, by shareholders of the Company allegedly on behalf of all common stockholders of the Company. The complaints request, among other things, that the proposed transaction be enjoined or that rescissionary damages be awarded to the purported class and that plaintiffs be awarded all costs and fees, including attorneys' fees. Although the proposed merger has since been terminated, the suits have not been dismissed. Lycos believes that the allegations in the complaints are without merit and intends to contest them vigorously.

     Also prior to the termination of the proposed merger, a series of purported securities class action lawsuits were filed in the United States District Court for the District of Massachusetts. The suits, which have since been consolidated, allege, among other claims, violations of United States Federal securities law through alleged misrepresentations and omissions relating to the announced transaction with USA Networks. The consolidated complaint seeks an unspecified award of damages. Lycos believes that the allegations in the consolidated complaint are without merit and intends to contest them vigorously. A motion to dismiss the consolidated complaint is pending.

     In July 2000, Lycos filed a lawsuit in Superior Court for Middlesex County, Commonwealth of Massachusetts, against TJ Motorsports, Inc. (d/b/a Tyler Jet Motorsports), Burl Outlaw and ISM Motorsports Corp. seeking a declaratory judgment that Lycos had fulfilled all its contractual obligations in connection with a sponsorship agreement between Lycos and TJ Motorsports, the owner and operator of a NASCAR Winston cup race car. Subsequently, in July 2000, Tyler Jet, L.L.C. (an entity allegedly related to TJ Motorsports) and TeamXtreme Racing, L.L.C. filed suit against Lycos in United States District Court for the Eastern District of Texas, Lufkin Division, seeking damages for breach of contract and fraudulent inducement in connection with the above-referenced sponsorship agreement and an earlier sponsorship agreement between TeamXtreme Racing and Lycos. Plaintiffs in the Texas action seek actual damages of $15 million and punitive damages of $100 million. Lycos believes that plaintiffs' allegations in the Texas action are without merit and intends to contest them vigorously.

     The Company is also subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position, results of operation or cash flows of the Company.

                                  LYCOS, INC.

11.  SUBSEQUENT EVENT (UNAUDITED)

     On September 20, 2000, Lycos Europe signed an agreement to acquire all of the outstanding share capital of Spray Network N.V. ("Spray") in exchange for the issuance of 84,300,000 shares of Lycos Europe. Spray is a private company incorporated in the Netherlands and operates an internet new media company that offers a branded network of media, commerce and communication products and services throughout Europe. Under the terms of the agreement, Lycos Europe also may issue up to an additional 10,000,000 shares to certain Spray shareholders in exchange for cash consideration of 100 million euro. As a result of the transaction, Spray shareholders will own approximately 29.26% of Lycos Europe's outstanding share capital and Lycos' equity ownership in Lycos Europe will be reduced from 43.86% to 31.03% of the total outstanding share capital assuming the issuance of 94,300,000 shares.

12.  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth selected quarterly financial information for the years ended July 31, 2000 and 1999. The operating results for any given quarter are not necessarily indicative of results for any future period.

                                    FISCAL 2000 QUARTER ENDED               FISCAL 1999 QUARTER ENDED
                              -------------------------------------   -------------------------------------
                              OCT. 31   JAN. 31   APR. 30   JUL. 31   OCT. 31   JAN. 31   APR. 30   JUL. 31
                              -------   -------   -------   -------   -------   -------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues..............  $55,858   $68,575   $78,603   $87,914   $25,139   $31,115   $35,838   $46,448
Gross profit................   43,860    55,732    64,839    73,720    19,784    24,542    28,561    36,380
Net income (loss)...........  (30,919)  (30,995)  122,410   (39,490)   (3,576)  (13,813)  (13,220)  (21,473)
Net income (loss) per share:
  Basic.....................  $  (.31)  $  (.31)  $  1.11   $  (.36)  $  (.04)  $  (.16)  $  (.15)  $  (.22)
  Diluted...................  $  (.31)  $  (.31)  $  1.05   $  (.36)  $  (.04)  $  (.16)  $  (.15)  $  (.22)

                                    ANNEX A

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                             TERRA NETWORKS, S.A.,

                                  LYCOS, INC.

                                      AND

                              LYCOS VIRGINIA, INC.

                         DATED AS OF SEPTEMBER 20, 2000

                               TABLE OF CONTENTS

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                                                     PAGE
                                                                     ----

                                ARTICLE I
                       THE REINCORPORATION MERGER
 1.1   The Reincorporation Merger..................................   A-1
 1.2   Reincorporation Effective Time..............................   A-1
 1.3   Effects of the Reincorporation Merger.......................   A-2
 1.4   Conversion of Shares........................................   A-2
 1.5   Options.....................................................   A-2
 1.6   Articles of Incorporation...................................   A-2
 1.7   ByLaws......................................................   A-3
 1.8   Tax and Accounting Consequences.............................   A-3
 1.9   Board of Directors; Management..............................   A-3

                               ARTICLE II
                           THE SHARE EXCHANGE
 2.1   The Share Exchange..........................................   A-3
 2.2   Exchange Effective Time.....................................   A-3
 2.3   Effects of the Share Exchange...............................   A-3
 2.4   Exchange of Lycos Virginia Common Stock.....................   A-3
 2.5   Terra Capital Stock.........................................   A-4
 2.6   Options.....................................................   A-4
 2.7   Tax and Accounting Consequences.............................   A-5
 2.8   Articles of Incorporation...................................   A-5

                               ARTICLE III
                         THE EXCHANGE OF SHARES
 3.1   Terra to Make Shares Available..............................   A-5
 3.2   Exchange of Shares..........................................   A-5

                               ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF LYCOS
 4.1   Corporate Organization......................................   A-7
 4.2   Capitalization..............................................   A-8
 4.3   Authority; No Violation.....................................   A-9
 4.4   Consents and Approvals......................................   A-9
 4.5   SEC Reports and Financial Statements........................  A-10
 4.6   Broker's Fees...............................................  A-11
 4.7   Absence of Certain Changes or Events........................  A-11
 4.8   Legal Proceedings...........................................  A-11
 4.9   Taxes and Tax Returns.......................................  A-11

                                                                     PAGE
                                                                     ----
 4.10  Employees...................................................  A-12
 4.11  Compliance with Applicable Law..............................  A-13
 4.12  Certain Contracts...........................................  A-13
 4.13  Environmental Liability.....................................  A-14
 4.14  State Takeover Laws.........................................  A-14
 4.15  Intellectual Property; Proprietary Rights; Employee
       Restrictions................................................  A-15
 4.16  Insurance...................................................  A-16
 4.17  Opinions....................................................  A-16
 4.18  Lycos Information...........................................  A-16
 4.19  Lycos Virginia..............................................  A-16

                                ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF TERRA
 5.1   Corporate Organization......................................  A-17
 5.2   Capitalization..............................................  A-17
 5.3   Authority; No Violation.....................................  A-18
 5.4   Consents and Approvals......................................  A-19
 5.5   SEC Reports and Financial Statements........................  A-20
 5.6   Broker's Fees...............................................  A-20
 5.7   Absence of Certain Changes or Events........................  A-21
 5.8   Legal Proceedings...........................................  A-21
 5.9   Taxes and Tax Returns.......................................  A-21
 5.10  Employees...................................................  A-22
 5.11  Compliance with Applicable Law..............................  A-22
 5.12  Certain Contracts...........................................  A-22
 5.13  Environmental Liability.....................................  A-23
 5.14  Intellectual Property; Proprietary Rights; Employee
       Restrictions................................................  A-23
 5.15  Insurance...................................................  A-24
 5.16  Opinions....................................................  A-24
 5.17  Terra Information...........................................  A-24
 5.18  Telefonica Ownership........................................  A-25

                               ARTICLE VI
                COVENANTS RELATING TO CONDUCT OF BUSINESS
 6.1   Conduct of Businesses Prior to the Effective Time...........  A-25
 6.2   Lycos Forbearances..........................................  A-25
 6.3   Terra Forbearances..........................................  A-26
 6.4   Taxes.......................................................  A-27

                               ARTICLE VII
                          ADDITIONAL AGREEMENTS
 7.1   Regulatory Matters..........................................  A-28
 7.2   Access to Information.......................................  A-29

                                                                     PAGE
                                                                     ----
 7.3   Shareholders' and Terra Board Approvals.....................  A-29
 7.4   Affiliates..................................................  A-30
 7.5   Stock Exchange Listing......................................  A-30
 7.6   Employee Benefit Plans......................................  A-30
 7.7   Indemnification; Directors' and Officers' Insurance.........  A-30
 7.8   Additional Agreements.......................................  A-31
 7.9   Advice of Changes...........................................  A-31
 7.10  Exemption from Liability Under Section 16(b)................  A-31
 7.11  Reasonable Best Efforts.....................................  A-32
 7.12  Acquisition Proposals.......................................  A-32
 7.13  Board of Directors..........................................  A-32
 7.14  Capital Increase............................................  A-33
 7.15  Transfer Taxes..............................................  A-33
 7.16  Employee Stock Purchase Plan................................  A-33

                              ARTICLE VIII
                          CONDITIONS PRECEDENT
 8.1   Conditions to Each Party's Obligation to Effect the
       Reincorporation Merger and the Share Exchange...............  A-33
 8.2   Conditions to Obligations of Lycos..........................  A-34
 8.3   Conditions to Obligations of Terra..........................  A-35

                               ARTICLE IX
                        TERMINATION AND AMENDMENT
 9.1   Termination.................................................  A-35
 9.2   Effect of Termination.......................................  A-36
 9.3   Amendment...................................................  A-37
 9.4   Extension; Waiver...........................................  A-37

                                ARTICLE X
                           GENERAL PROVISIONS
10.1   Closing.....................................................  A-38
10.2   Nonsurvival of Representations, Warranties and Agreements...  A-38
10.3   Expenses....................................................  A-38
10.4   Notices.....................................................  A-38
10.5   Interpretation..............................................  A-39
10.6   Counterparts; Effectiveness.................................  A-39
10.7   Entire Agreement............................................  A-39
10.8   Governing Law...............................................  A-39
10.9   Publicity...................................................  A-40
10.10  Assignment; Third Party Beneficiaries.......................  A-40
10.11  Submission to Jurisdiction; Waivers.........................  A-40

                                                                     PAGE
                                                                     ----
10.12  Enforcement of Agreement....................................  A-40
10.13  Waiver of Jury Trial........................................  A-41

Exhibit 6.5 -- Form of Affiliate Letter Addressed to Terra

                             INDEX OF DEFINED TERMS

                                                               SECTION     PAGE NO.
                                                              ---------    --------
Acquisition Proposal........................................    7.12         A-32
Agreement...................................................  Recitals        A-1
Authorized Agent............................................  10.11(b)       A-40
Board Reports...............................................   7.1(b)        A-28
CERCLA......................................................    4.13         A-14
Closing.....................................................    10.1         A-38
Closing Date................................................    10.1         A-38
Code........................................................  Recitals        A-1
Commercial Registry.........................................     2.3          A-3
Confidentiality Agreement...................................   7.2(b)        A-29
Depositary..................................................     3.1          A-5
Depositary Agreement........................................     2.4          A-3
DGCL........................................................     1.1          A-1
ERISA.......................................................   4.10(a)       A-12
ESPP........................................................    7.16         A-33
Exchange Act................................................   4.5(b)        A-10
Exchange Agent..............................................     3.1          A-5
Exchange Effective Time.....................................     2.2          A-3
Exchange Fund...............................................     3.1          A-5
Exchange Ratio..............................................     2.4          A-3
F-4.........................................................     4.4          A-9
Governmental Entity.........................................     4.4          A-9
HSR Act.....................................................     4.4          A-9
IRS.........................................................   4.9(a)        A-11
Liens.......................................................   4.2(b)         A-8
Lycos.......................................................  Recitals        A-1
Lycos 1999 10-K.............................................   4.5(b)        A-10
Lycos Benefit Plans.........................................   4.10(a)       A-12
Lycos Board.................................................  Recitals        A-1
Lycos Capital Stock.........................................   4.2(a)         A-8
Lycos Common Certificate....................................   1.4(b)         A-2
Lycos Common Stock..........................................   1.4(a)         A-2
Lycos Contract..............................................   4.12(a)       A-13
Lycos Disclosure Schedule...................................     4.1          A-7
Lycos DRIP..................................................   4.2(a)         A-8
Lycos Employees.............................................   7.6(a)        A-30
Lycos ERISA Affiliate.......................................   4.10(a)       A-12
Lycos ESPP..................................................   4.2(a)         A-8
Lycos Insiders..............................................    7.10         A-31
Lycos Preferred Stock.......................................   4.2(a)         A-8

                                                               SECTION     PAGE NO.
                                                              ---------    --------
Lycos Rights................................................   4.2(a)         A-8
Lycos SEC Reports...........................................     4.5         A-10
Lycos Stock Plans...........................................   4.2(a)         A-8
Lycos Stockholder Approval..................................   4.3(a)         A-9
Lycos Stockholder Meeting...................................   7.3(a)        A-29
Lycos Virginia..............................................  Recitals        A-1
Lycos Virginia Articles.....................................     1.6          A-2
Lycos Virginia By-Laws......................................     1.7          A-3
Lycos Virginia Certificate..................................     2.1          A-3
Lycos Virginia Common Certificates..........................   1.4(b)         A-2
Lycos Virginia Common Stock.................................   1.4(a)         A-2
Material Adverse Effect.....................................   4.1(a)         A-7
New Benefit Plans...........................................   7.6(a)        A-30
Nasdaq......................................................     5.4         A-19
NSEC........................................................     5.4         A-19
Prospectus..................................................     5.4         A-19
Proxy Statement.............................................     4.4          A-9
Reincorporation Effective Time..............................     1.2          A-1
Reincorporation Merger......................................  Recitals        A-1
Representatives.............................................    7.12         A-32
Requisite Regulatory Approvals..............................   8.1(c)        A-33
Restraints..................................................   8.1(e)        A-33
SCL.........................................................     2.1          A-3
SCME........................................................     2.4          A-3
Section 16 Information......................................    7.10         A-31
Securities Act..............................................     4.5         A-10
Share Exchange..............................................  Recitals        A-1
Shareholder Transfer Tax....................................    7.15         A-33
Spanish GAAP................................................   5.5(b)        A-20
Subsidiary..................................................   4.1(a)         A-7
Surviving Corporation.......................................     1.1          A-1
Tax.........................................................   4.9(c)        A-12
Taxes.......................................................   4.9(c)        A-12
Termination Fee.............................................   9.2(b)        A-36
Terra.......................................................  Recitals        A-1
Terra ADSs..................................................     2.4          A-3
Terra Articles..............................................   5.1(a)        A-17
Terra Average Price.........................................     2.4          A-3
Terra Board.................................................  Recitals        A-1
Terra By-Laws...............................................   5.1(a)        A-17
Terra Capital Stock.........................................   5.2(a)        A-17

                                                               SECTION     PAGE NO.
                                                              ---------    --------
Terra Common Stock..........................................   1.4(a)         A-2
Terra Contract..............................................   5.12(a)       A-22
Terra Disclosure Schedule...................................  ARTICLE V      A-17
Terra Employment Benefit Plans..............................    5.10         A-22
Terra Registration Statement................................   5.5(b)        A-20
Terra Rights................................................   5.2(a)        A-17
Terra Rights Agreement......................................   1.4(a)         A-2
Terra SEC Reports...........................................     5.5         A-20
Terra Shareholder Approval..................................   5.3(a)        A-18
Terra Shares................................................   5.2(a)        A-17
Terra Stock Plans...........................................   5.2(a)        A-17
Transfer Tax................................................    7.15         A-33
VSCA........................................................  Recitals        A-1

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

     AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 20, 2000 (this "AGREEMENT"), among Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("TERRA"), Lycos, Inc., a Delaware corporation ("LYCOS") and Lycos Virginia, Inc., a Virginia corporation and a wholly-owned subsidiary of Lycos ("LYCOS VIRGINIA").

                             W I T N E S S E T H :

     WHEREAS, the Boards of Directors of each of Terra (the "TERRA BOARD"), Lycos (the "LYCOS BOARD") and Lycos Virginia (the "LYCOS VIRGINIA BOARD") have approved the strategic business combination transaction provided for herein in which Lycos will, subject to the terms and conditions set forth herein, merge with and into Lycos Virginia, with Lycos Virginia surviving such merger (the "REINCORPORATION MERGER"), which shall be immediately followed by a statutory share exchange pursuant to the Virginia Stock Corporation Act (the "VSCA") such that Lycos Virginia will become a wholly-owned subsidiary of Terra (the "SHARE EXCHANGE" and, together with the Reincorporation Merger, the "REORGANIZATION");

     WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, each of the Reincorporation Merger and the Share Exchange shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code;

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange result in no gain recognition to the shareholders of Lycos Virginia pursuant to Section 367(a) of the Code;

     WHEREAS, Terra and Lycos entered into an Agreement and Plan of Reorganization, dated as of May 16, 2000 (the "ORIGINAL AGREEMENT"), providing for the Reorganization on the terms and subject to the conditions set forth therein;

     WHEREAS, Terra and Lycos desire to include Lycos Virginia as a party to the Original Agreement, and Lycos Virginia desires to become a party thereto; and

     WHEREAS, Terra and Lycos desire to amend and restate the Original Agreement as provided in this Agreement and, upon satisfaction of the condition specified in Section 10.6, the Original Agreement will be so amended and restated;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                           THE REINCORPORATION MERGER

     1.1 The Reincorporation Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of Delaware (the "DGCL") and the VSCA, at the Reincorporation Effective Time (as defined in
Section 1.2), Lycos shall merge with and into Lycos Virginia. Lycos Virginia shall be the surviving corporation (the "SURVIVING CORPORATION") in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of Lycos shall terminate.

     1.2 Reincorporation Effective Time. The Reincorporation Merger shall become effective in accordance with the Plan of Merger set forth in Annex B hereto on the Closing Date (as defined in

Section 10.1) at the time that is specified in the certificate of merger relating to the Reincorporation Merger issued by the Virginia State Corporation Commission (the "REINCORPORATION EFFECTIVE TIME").

     1.3 Effects of the Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.

     1.4 Conversion of Shares. (a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of Lycos, Lycos Virginia or any holder of common stock, par value $0.01 per share, of Lycos ("LYCOS COMMON STOCK"), (i) each share of Lycos Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Lycos Virginia ("LYCOS VIRGINIA COMMON STOCK"), (ii) each share of Lycos Common Stock held in the treasury of Lycos immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Lycos Virginia Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

     (b) All of the shares of Lycos Common Stock converted into shares of Lycos Virginia Common Stock pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares ("LYCOS COMMON CERTIFICATE") shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Lycos Virginia Common Stock into which such shares of Lycos Common Stock represented by such Lycos Common Certificate have been converted pursuant to Section 1.4(a) (such certificates following the Reincorporation Merger, the "LYCOS VIRGINIA COMMON CERTIFICATES").

     1.5 Options. Lycos and Lycos Virginia shall take all requisite action such that, at the Reincorporation Effective Time, each option granted by Lycos to purchase shares of Lycos Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lycos Common Stock and shall be converted automatically into an option to purchase a number of shares of Lycos Virginia Common Stock equal to the number of shares of Lycos Common Stock subject to such option immediately prior to the Reincorporation Effective Time at an exercise price per share of Lycos Virginia Common Stock equal to the exercise price per share of Lycos Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Lycos Stock Plans (as defined in Section 4.2) under which such options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of Lycos and Lycos). The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Lycos shall be deemed to be references to Lycos Virginia. Notwithstanding anything to the contrary herein, each option granted by Lycos to a non-employee director prior to the Reincorporation Effective Time shall be fully vested, to the extent not already vested, as of the Reincorporation Effective Time.

     1.6 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Lycos Virginia (the "LYCOS VIRGINIA ARTICLES") in effect immediately prior to the Reincorporation Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Lycos Virginia Articles shall be substantially consistent with the Restated Certificate of Incorporation of Lycos as in effect immediately prior to the Reincorporation Effective Time with such changes as are (a) required by the VSCA and (b) otherwise as proposed by Terra and not reasonably objected to by Lycos). The Lycos Virginia Articles shall provide that authorization of a share exchange pursuant to Section 13.1-718 of the

VSCA shall require the approval of a majority of all of the votes entitled to be cast on such matter by holders of Lycos Virginia Common Stock.

     1.7 ByLaws. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Bylaws of Lycos Virginia (the "LYCOS VIRGINIA BY-LAWS") in effect immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Lycos Virginia By-Laws shall be substantially consistent with the Restated By-Laws of Lycos as in effect immediately prior to the Reincorporation Effective Time with such changes as are (a) required by the VSCA and (b) otherwise as proposed by Terra and not reasonably objected to by Lycos).

     1.8 Tax and Accounting Consequences. It is intended that the Reincorporation Merger shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

     1.9 Board of Directors; Management. The directors and officers of Lycos immediately prior to the Reincorporation Effective Time shall be the directors and officers of Lycos Virginia, each to hold office in accordance with the Lycos Virginia Articles until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                               THE SHARE EXCHANGE

     2.1 The Share Exchange. Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anonimas) (the "SCL"), at the Exchange Effective Time, pursuant to the provisions of Section 13.1-721 of the VSCA, Lycos Virginia shall become a wholly owned subsidiary of Terra through the exchange of each outstanding share of Lycos Virginia Common Stock for a number of Terra Shares (as defined in Section 5.2) (such shares to be issued in the form of Terra ADSs (as defined in Section 2.4) except as otherwise provided in
Section 2.4) determined in accordance with Section 2.4(a). The separate corporate existence of each of Lycos Virginia and Terra shall continue following the Share Exchange.

     2.2 Exchange Effective Time. The Share Exchange shall become effective (the "EXCHANGE EFFECTIVE TIME") in accordance with the Plan of Share Exchange set forth in Annex A hereto on the Closing Date at the time that is specified in the certificate of share exchange relating to the Share Exchange issued by the Virginia State Corporation Commission and that Terra receives the Lycos Virginia Certificate in exchange for the Terra Shares being issued pursuant to Section 2.3(a). As used in this Agreement, "LYCOS VIRGINIA CERTIFICATE" shall mean the certificate representing the shares of Lycos Virginia Common Stock being received by Terra pursuant to the terms hereof.

     2.3 Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA. The Share Exchange shall be effected in accordance with Articles 153(a) and 155 of the SCL by the Terra Board's execution of the approval of the shareholders of Terra to increase the share capital of Terra against a contribution in kind (Aumento con aportaciones no dinerarias) and shall be registered pursuant to the Deed of Capital Increase with the Commercial Registry (Registro Mercantil) for the Province of Barcelona (the "COMMERCIAL REGISTRY"). The Deed of Capital Increase shall be delivered to the Settlement and Clearing System, for the new shares to be registered in the name of the Depositary (as defined below), and to the Spanish Stock Exchange, for the admission authorization of the Terra Shares to be listed.

     2.4 Exchange of Lycos Virginia Common Stock. Subject to Section 3.2(e), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Lycos Virginia or any holder of Lycos Virginia Common Stock, each share of Lycos Virginia Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall be exchanged for that number of shares of Terra Capital Stock (as defined in Section 5.2) determined by dividing (i) $97.55 by (ii) the average closing price (rounded to the nearest thousandth of a dollar, or if there shall not be a nearest thousandth, the next higher thousandth) of Terra Shares (the "TERRA AVERAGE PRICE") on the Continuous Market Exchange (Systema de Interconexion Bursatil-Mercado Continuo) (the "SCME") for the ten full SCME trading days ending on the tenth SCME trading day prior to the Closing Date (excluding the Closing Date), each closing price expressed in U.S. dollars using the noon buying rate of Euros for U.S. dollars as reported by the U.S. Federal Reserve as of each day on which such average closing price is measured (such quotient, as it may be adjusted as provided herein, the "EXCHANGE RATIO"); provided, however, that if the Terra Average Price is equal to or greater than $68.06, the Exchange Ratio shall be 1.433, and if the Terra Average Price is equal to or less than $45.37, the Exchange Ratio shall be 2.150. The Terra Shares to be issued in exchange for the shares of Lycos Virginia Common Stock exchanged hereunder shall be registered in the name of the Depositary by the Settlement and Clearing System and then delivered (x) in the form of American depositary shares representing Terra Shares ("TERRA ADSS"), and such Terra ADSs shall be issued in accordance with the Depositary Agreement, dated as of November 15, 1999, by and between Terra, Citibank, N.A., as depositary, and the holders of Terra ADSs (as such agreement may be amended to deposit the Terra Shares being issued pursuant hereto and to deliver the Terra ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Lycos (the "DEPOSITARY AGREEMENT") or (y) if and to the extent elected by any holder in the manner provided in Section 3.2(b), in the form of Terra Shares, in account entry form, rather than Terra ADSs. Following the Exchange Effective Time, each Lycos Virginia Common Certificate exchanged for Terra Shares pursuant to this Section
2.4 shall cease to represent shares of Lycos Virginia Common Stock and shall thereafter represent only the right to receive (i) a receipt issued in accordance with the Depositary Agreement representing the number of whole Terra ADSs or such number of Terra Shares in account entry form and (ii) cash in lieu of fractional Terra ADSs or Terra Shares, in each case, into which the shares of Lycos Virginia Common Stock represented by such Lycos Virginia Common Certificate have been converted pursuant to this Section 2.4 and Section 3.2(e), respectively. Certificates previously representing shares of Lycos Virginia Common Stock shall be exchanged for receipts representing whole Terra ADSs or Terra Shares in account entry form and cash in lieu of fractional Terra ADSs Terra Shares issued and paid in consideration therefor upon the surrender of such Lycos Virginia Common Certificates in accordance with Section 3.2, without any interest thereon. If, prior to the Exchange Effective Time, the outstanding shares of Terra Capital Stock, Lycos Common Stock or Lycos Virginia Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of a merger, consolidation or other business combination, of a reorganization, recapitalization or reclassification, or of a stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide to the stockholders of Lycos the same economic effect, including any premiums, as contemplated by this Agreement prior to such event.

     2.5 Terra Capital Stock. At and after the Effective Time, each share of Terra Capital Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of Terra Capital Stock and shall not be affected by the Share Exchange.

     2.6 Options. (a) Lycos and Lycos Virginia shall take all requisite action such that, immediately prior to the Exchange Effective Time, each option granted by Lycos Virginia to purchase shares of Lycos Virginia Common Stock that is outstanding and unexercised (which options shall consist solely of options issued pursuant to Section 1.5 hereof) shall be transferred to Terra and Terra shall issue as of the Exchange Effective Time, in exchange therefor, an option to purchase Terra ADSs in an amount and at an exercise price determined as provided below (and otherwise subject to terms substantially identical to the Lycos Stock Plans and the agreements evidencing grants thereunder).

     (b) The number of Terra ADSs to be subject to the new option shall be equal to the product of the number of shares of Lycos Virginia Common Stock subject to the original option and the Exchange Ratio, provided that any fractional Terra ADS resulting from such multiplication shall be rounded to the nearest whole share.

     (c) The exercise price per Terra ADS under the new option shall be equal to the exercise price per share of Lycos Virginia Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

     (d) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Lycos or Lycos Virginia shall be deemed to be references to Terra.

     2.7 Tax and Accounting Consequences. It is intended that the Share Exchange shall constitute a "reorganization" within the meaning of Section 368(a) of the Code and not result in gain recognition to the shareholders of Lycos Virginia pursuant to Section 367(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

     2.8 Articles of Incorporation. Lycos Virginia and Terra, as the sole shareholder of Lycos Virginia following the Exchange Effective Time, shall take such actions required under the VSCA to amend the Lycos Virginia Articles in effect immediately prior to the Exchange Effective Time to change the name of Lycos Virginia to "Lycos, Inc." immediately following the Exchange Effective Time.

                                  ARTICLE III

                               EXCHANGE OF SHARES

     3.1 Terra to Make Shares Available. Promptly following the Exchange Effective Time, Terra shall provide (i) Citibank, N.A., as depositary (or to such other depositary as Terra may select and which shall not be reasonably objected to by Lycos) (the "DEPOSITARY"), the Terra Shares being issued in the form of Terra ADSs in accordance with this Article III and cash in lieu of any fractional Terra Shares, and the Depositary shall deposit with a bank or trust company appointed by Lycos (which shall pay all fees of such bank or trust company) and not reasonably objected to by Terra (the "EXCHANGE AGENT"), for the benefit of the holders of Lycos Virginia Common Certificates, for exchange in accordance with this Article III, receipts representing the Terra ADSs, and cash in lieu of any fractional Terra ADSs and (ii) to the Exchange Agent, the Terra Shares being issued in account entry form in accordance with this Article III and cash in lieu of any fractional Terra Shares, for the benefit of the holders of Lycos Virginia Common Certificates, for exchange in accordance with this
Article III, the Terra Shares in account entry form and cash in lieu of any fractional Terra Shares (such cash, receipts for Terra ADSs and Terra Shares in account entry form, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"), to be issued pursuant to Section 2.3 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Lycos Virginia Common Stock.

     3.2 Exchange of Shares. (a) As soon as practicable after the Exchange Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Lycos Virginia Common Certificates (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Lycos Virginia Common Certificates shall pass, only upon delivery of the Lycos Virginia Common Certificates to the

Exchange Agent), and which letter of transmittal shall include a form of election by which each such holder may elect to receive all or any part of the Terra ADSs to which such holder is entitled in the form of Terra Shares in account entry form, rather than in the form of Terra ADSs (such Terra Shares or Terra ADSs to be received by a holder pursuant to this Agreement being referred to as "Terra Stock") and (ii) instructions for use in effecting the surrender of the Lycos Virginia Common Certificates in exchange for receipts representing the Terra ADSs or Terra Shares in account entry form and any cash in lieu of fractional shares for which the shares of Lycos Virginia Common Stock represented by such Lycos Virginia Common Certificate or Lycos Virginia Common Certificates shall have been exchanged pursuant to this Agreement. Upon proper surrender of a Lycos Virginia Common Certificate or Lycos Virginia Common Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Lycos Virginia Common Certificate or Lycos Virginia Common Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Terra ADSs or Terra Shares in account entry form to which such holder of Lycos Virginia Common Stock shall have become entitled pursuant to the provisions of Article II and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates surrendered pursuant to the provisions of this
Article III. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Upon proper surrender of a Lycos Virginia Common Certificate or Lycos Virginia Common Certificates for exchange and cancellation to the Exchange Agent, the Exchange Agent shall contribute such certificates to Terra for Terra's Board of Directors to execute the Capital Increase against such contribution in kind. The Deed of Capital Increase shall be registered pursuant to the Deed of Capital Increase with the Commercial Registry and delivered to the Settlement and Clearing System, for the new shares to be registered in the name of the Exchange Agent who will then issue Terra Stock.

     (b) No dividends or other distributions declared with respect to Terra Stock shall be paid to the holder of any unsurrendered Lycos Virginia Common Certificate until the holder thereof shall surrender such Lycos Virginia Common Certificate in accordance with this Article III. After the surrender of a Lycos Virginia Common Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to Terra Stock represented by such Certificate.

     (c) If any receipt representing Terra ADSs or Terra Shares in account entry form are to be issued in a name other than that in which the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a receipt representing Terra ADSs or Terra Shares in account entry form in any name other than that of the registered holder of the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Lycos Virginia of the shares of Lycos Virginia Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Lycos Virginia Common Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for receipts representing Terra ADSs or Terra Shares in account entry form as provided in this Article III.

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     (e) Notwithstanding anything to the contrary contained herein, no receipts or scrip representing fractional Terra ADS or Terra Shares in account entry form shall be issued upon the surrender for exchange of Lycos Virginia Common Certificates, no dividend or distribution with respect to Terra Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Terra. In lieu of the issuance of any such fractional share, Terra shall pay to each former shareholder of Lycos Virginia who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Terra Average Price by (ii) the fraction of a Terra ADS or Terra Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled to receive pursuant to Section 2.3.

     (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Lycos Virginia for 12 months after the Exchange Effective Time shall be paid to Terra. Any former shareholders of Lycos Virginia who have not theretofore complied with this Article III shall thereafter look only to Terra for payment of the Terra Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Terra Stock deliverable in respect of each share of Lycos Virginia Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Lycos, Lycos Virginia, Terra, the Exchange Agent or any other person shall be liable to any former holder of shares of Lycos Virginia Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Lycos Virginia Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Lycos Virginia Common Certificate to be lost, stolen or destroyed and, if reasonably required by Terra, the posting by such person of a bond in such amount as Terra may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Lycos Virginia Common Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Lycos Virginia Common Certificate the receipt representing Terra ADSs or Terra Shares in account entry form as provided pursuant to this Agreement and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF LYCOS

     Except as disclosed in the Lycos disclosure schedule delivered to Terra on May 16, 2000 (the "LYCOS DISCLOSURE SCHEDULE"), Lycos hereby represents and warrants to Terra, as of May 16, 2000, except for the representations and warranties made in Section 4.19 which are made as of the Closing Date, as follows:

     4.1 Corporate Organization. (a) Lycos is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lycos has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined below) on Lycos. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT"means, with respect to Lycos, Terra or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to (a) the United States, Spanish or global economy or securities markets
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in general, (b) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof or (c) such party's industry in general and not specifically relating to Lycos or Terra, as the case may be, or its respective Subsidiaries (as defined below). As used in this Agreement, the word "SUBSIDIARY," when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and shall include, with respect to Lycos, Lycos Virginia. True and complete copies of the Lycos Certificate and the Lycos By-Laws, in each case, as in effect as of May 16, 2000, have previously been made available by Lycos to Terra.

     (b) Each Lycos Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Lycos and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     4.2  Capitalization.  (a) The authorized capital stock of Lycos consists of
(i) 300,000,000 shares of Lycos Common Stock, of which, as of May 15, 2000, 112,192,815 shares were issued and outstanding and 2,024,799 shares were held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "LYCOS PREFERRED STOCK" and together with the Lycos Common Stock, the "LYCOS CAPITAL STOCK"), of which no shares are issued or outstanding as of May 16, 2000. All of the issued and outstanding shares of Lycos Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of May 16, 2000, except as described in this Section 4.2(a) and except pursuant to the terms of options issued pursuant to the Lycos Stock Plans (as defined below), Lycos does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Lycos Capital Stock or any other equity securities of Lycos or any securities representing the right to purchase or otherwise receive any shares of Lycos Capital Stock (collectively, the "LYCOS RIGHTS"). As of May 16, 2000, Lycos had outstanding warrants providing for the issuance of 18,000 shares of Lycos Common Stock. As of May 15, 2000, no shares of Lycos Capital Stock were reserved for issuance, except for 913,595 shares of Lycos Common Stock reserved for issuance in connection with the Lycos, Inc. 1996 Employee Stock Purchase Plan (the "LYCOS ESPP") and 14,514,427 shares of Lycos Common Stock reserved for issuance upon the exercise of stock options pursuant to the Lycos, Inc. 1995 Stock Option Plan, Lycos, Inc. 1996 Stock Option Plan, Lycos, Inc. 2000 Stock Option Plan, Lycos, Inc. 1996 Non-Employee Director Stock Option Plan, 1995 Tripod Stock Option Plan, 1995 WiseWire Stock Option Plan, 1996 WiseWire Stock Option Plan or 1995 WhoWhere? Stock Option Plan (the "LYCOS STOCK PLANS"). From May 15, 2000 to and including May 16, 2000, Lycos has not issued any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock. As of May 16, 2000, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Lycos having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Lycos may vote. There are no voting, sale, transfer or other similar agreements to which Lycos is a party with respect to the Lycos Capital Stock or any other securities of Lycos that are convertible into or exchangeable or exercisable for shares of the Lycos Capital Stock. In any event, the maximum number of shares of Lycos Virginia Common Stock that will be outstanding (on a fully diluted basis) at the Exchange Effective Time shall be not more than 158,568,703.

     (b) As of May 16, 2000, Lycos owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity ownership interests of each of the Lycos Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("LIENS"), and all of such shares and equity ownership interests are duly authorized and validly issued and are

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fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Lycos Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. There are no voting, sale, transfer or other similar agreements to which any Lycos Subsidiary is a party with respect to its capital stock or any other securities of it that are convertible or exchangeable into or exercisable for shares of the capital stock of any Lycos Subsidiary. Section 4.2(b) of the Lycos Disclosure Schedule sets forth a list as of May 16, 2000 of all material investments of Lycos in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

     4.3 Authority; No Violation. (a) Lycos has full corporate power and authority to execute and deliver this Agreement and upon receipt of the Lycos Stockholder Approval (as defined below) will have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of the Board of Directors of Lycos. The Board of Directors of Lycos has directed that this Agreement and the transactions contemplated hereby be submitted to Lycos's stockholders for adoption at a special meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Lycos Common Stock (the "LYCOS STOCKHOLDER APPROVAL"), no other corporate proceedings on the part of Lycos are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lycos and (assuming due authorization, execution and delivery by Terra) constitutes a valid and binding obligation of Lycos, enforceable against Lycos in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by Lycos nor the consummation by Lycos of the transactions contemplated hereby, nor compliance by Lycos with any of the terms or provisions hereof, will (i) violate any provision of the Lycos Certificate or Lycos By-Laws or any provision of any comparable organizational documents of any Lycos Subsidiary (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lycos, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lycos or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lycos or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos.

     4.4 Consents and Approvals. Except for (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of any applicable waiting period and the filing of a notification with the European Commission under Council Regulation
(EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, as applicable, (ii) the filing with the Securities and Exchange Commission (the "SEC") of the proxy statement (the "PROXY STATEMENT") in definitive form relating to the special meeting of Lycos's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement of Terra on Form F-4 (the "F-4") in which the Proxy Statement will be included as a prospectus of Terra, and any filings

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

required under applicable state securities or "blue sky" laws, (iii) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL and the filing of the articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of share exchange pursuant to the VSCA and
(iv) the Lycos Stockholder Approval, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "GOVERNMENTAL ENTITY"), or of or with any third party, are necessary in connection with the execution and delivery by Lycos of this Agreement and the consummation by Lycos and Lycos Virginia of the transactions contemplated hereby and compliance by Lycos with any of the provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

     4.5 SEC Reports and Financial Statements. (a) Lycos and its subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since August 1, 1998 (as amended since the time of their filing and prior to May 16, 2000, collectively, the "LYCOS SEC REPORTS") and has heretofore made available to Terra complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective dates, the Lycos SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the "EXCHANGE ACT"), or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "SECURITIES ACT") applicable, as the case may be, to such Lycos SEC Reports, and none of the Lycos SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Lycos has previously made available to Terra copies of the consolidated balance sheet of Lycos and its Subsidiaries as of July 31, for each of the fiscal years 1997, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Lycos's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (the "LYCOS 1999 10-K") filed with the SEC under the Exchange Act in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Lycos. The July 31, 1999 consolidated balance sheet of Lycos (including the related notes, where applicable) included in the Lycos 1999 10-K fairly presents in all material respects the consolidated financial position of Lycos and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5(b) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and cash flows of Lycos and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Except as fully reflected or reserved against in the July 31, 1999 consolidated balance sheet of Lycos (including the related notes, where applicable) included in the Lycos 1999 10-K, since July 31, 1999 through to and including May 16, 2000, neither Lycos nor any of its subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and which have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos. The books and records of Lycos and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S.
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GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.6 Broker's Fees. Neither Lycos nor any Lycos Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except Credit Suisse First Boston, whose fees and expenses will be paid by Lycos.

     4.7 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Lycos SEC Reports filed prior to May 16, 2000, since July 31, 1999 up to and including May 16, 2000, no event or events have occurred that have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

     (b) Except as publicly disclosed in Lycos SEC Reports filed prior to May 16, 2000, from July 31, 1999 to May 16, 2000, Lycos and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     (c) From July 31, 1999 to May 16, 2000, neither Lycos nor any of its Subsidiaries has (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange
Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of July 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case, other than the customary year-end bonuses for fiscal 1998 and 1999 in amounts consistent with past practice and other than agreements expressly contemplated by or permitted under this Agreement, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee, in each case, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Lycos Stock Plans and other than grants expressly contemplated by or permitted under this Agreement or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     4.8 Legal Proceedings. (a) Except as publicly disclosed in Lycos SEC Reports filed prior to the date hereof, as of May 16, 2000, neither Lycos nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Lycos's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Lycos or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lycos.

     (b) As of May 16, 2000, there is no injunction, order, judgment, decree or regulatory restriction imposed upon Lycos, any of its Subsidiaries or the assets of Lycos or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos or the Surviving Corporation.

     4.9 Taxes and Tax Returns. (a) Each of Lycos and its Subsidiaries has duly filed all U.S. federal, state, local, and foreign information returns and Tax returns required to be filed by it on or prior to May 16, 2000 and has duly paid or made provisions for the payment of all Taxes which have been incurred by it or are due from it to U.S. federal, state, local, and foreign taxing authorities on or prior to May 16, 2000 (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than
(i) Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, Tax returns, Taxes or other governmental charges

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as to which the failure to file, pay or make provision for would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Lycos. The federal income Tax returns of Lycos and its Subsidiaries are being examined by the Internal Revenue Service (the "IRS") for the fiscal years ended on July 31, 1996, 1997 and 1998 and no liabilities with respect to deficiencies are reasonably expected to be asserted as a result of such examination other than deficiencies that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos. To Lycos's knowledge, there are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Lycos or any of its Subsidiaries for which Lycos does not have adequate reserves other than disputes, claims, assessments or inadequacies that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

     (b) Except for actions expressly contemplated by Articles I, II, III and VII of this Agreement, neither Lycos nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to
(i) prevent either of the Reincorporation Merger and the Share Exchange from constituting a reorganization described in Section 368(a) of the Code or (ii) result in gain recognition to the shareholders of Lycos Virginia pursuant to
Section 367(a) of the Code.

     (c) As used in this Agreement, the term "TAX" or "TAXES" means all Spanish, U.S. federal, state, province, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Lycos or any of its Subsidiaries under any contract, plan, program, arrangement or understanding in effect prior to the Exchange Effective Time would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lycos.

     4.10 Employees. (a) The Lycos Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and all material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of May 16, 2000 (the "LYCOS BENEFIT PLANS") by Lycos, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "LYCOS ERISA AFFILIATE"), all of which together with Lycos would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Lycos has heretofore made available to Terra true and complete copies of each of the Lycos Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Lycos Benefit Plan (if applicable) for each of the last two years, (ii) the most recent annual report (Form 5500 Series) and accompanying schedule and (iii) the most recent determination letter from the IRS (if applicable) for such Lycos Benefit Plan.

     (c) Except as have not or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Lycos, (i) each of the Lycos Benefit Plans has been operated and administered in all respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Lycos Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified and is listed on the Lycos Disclosure Schedule, and there are no existing circumstances or any events that have occurred that are reasonably likely to adversely affect the qualified status of any such Lycos Benefit Plan, (iii) with respect to each Lycos Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Lycos Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Lycos Benefit Plan's actuary with respect to such Lycos Benefit Plan, did not, as of its latest valuation date, exceed the then current
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value of the assets of such Lycos Benefit Plan allocable to such accrued benefits, (iv) no Lycos Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Lycos or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Lycos or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Lycos, its Subsidiaries or any Lycos ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Lycos, its Subsidiaries or any Lycos ERISA Affiliate of incurring a liability thereunder, (vi) no Lycos Benefit Plan is or was a "multiemployer plan" (as such term is defined in Section 3(37) and Section 4001(a)(3) of ERISA) or a "multiple employer plan" (as such term is defined in
Section 4063 of ERISA), (vii) all contributions or other amounts payable by Lycos or its Subsidiaries as of the Reincorporation Effective Time with respect to each Lycos Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP and Section 412 of the Code, (viii) none of Lycos, its Subsidiaries or, to the knowledge of Lycos, any other person, including any fiduciary, has engaged in a transaction in connection with which Lycos, its Subsidiaries or any Lycos Benefit Plan is reasonably likely to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Lycos there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Lycos Benefit Plans or any trusts related thereto and (ix) each Lycos Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either unfunded or is funded through an insurance company contract and is not a "welfare benefit fund" as defined in
Section 419 of the Code.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) except as set forth in a report prepared by Ernst & Young LLP, which has been provided to Terra prior to the date hereof, result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Lycos or any of its affiliates from Lycos or any of its affiliates under any Lycos Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Lycos Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     (e) Except as have not or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Lycos, all Lycos Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

     4.11 Compliance with Applicable Law. Except as publicly disclosed in Lycos SEC Reports filed prior to May 16, 2000, Lycos and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Lycos or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

     4.12 Certain Contracts. (a) As of May 16, 2000, neither Lycos nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or
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oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Terra, Lycos, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after May 16, 2000 that has not been filed or incorporated by reference in the Lycos SEC Reports, (iv) which materially restricts the conduct of any line of business by Lycos or upon consummation of the Reincorporation Merger will materially restrict the business of the Surviving Corporation or Terra, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Lycos has previously made available to Terra true and correct copies of all employment and deferred compensation agreements in effect as of May 16, 2000 which are in writing and to which Lycos or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a), whether or not set forth in the Lycos Disclosure Schedule, is referred to herein as a "LYCOS CONTRACT," and neither Lycos nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

     (b) (i) As of May 16, 2000, each Lycos Contract is valid and binding on Lycos or any of its Subsidiaries, as applicable, and in full force and effect,
(ii) Lycos and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Lycos Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Lycos or any of its Subsidiaries under any such Lycos Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lycos.

     4.13 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Lycos of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Lycos, which liability or obligation, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Lycos. To the knowledge of Lycos, there is no reasonable basis for any such proceeding, claim action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos. Lycos is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

     4.14 State Takeover Laws. The Board of Directors of Lycos has approved the transactions contemplated by this Agreement for purposes of Section 203 of the DGCL such that the restrictions contained in Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

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     4.15  Intellectual Property; Proprietary Rights; Employee
Restrictions. (a) All Intellectual Property Rights used by Lycos or its Subsidiaries in their respective businesses are owned by Lycos or such Subsidiaries by operation of law, have been validly assigned to Lycos or such Subsidiaries or Lycos otherwise has the right to use such Intellectual Property Rights in its business as currently conducted except for such failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos. Lycos or one of its Subsidiaries has exclusive ownership of or a license to use all Intellectual Property Rights used by Lycos or its Subsidiaries in Lycos's business as presently conducted, including all other registered Intellectual Property Rights used in connection with or contained in all versions of Lycos's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which Lycos or its Subsidiaries could not offer the services they currently offer or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its services, except, for such failures as, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos. The business activities or products of Lycos as of May 16, 2000 do not infringe any Intellectual Property Rights of others, except as have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos. To its knowledge, as of May 16, 2000 Lycos has not received any notice or other claim from any person asserting that any of Lycos's present activities infringe or may infringe any Intellectual Property Rights of such person, except for such notices or claims which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lycos.

     (b) Except as have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos, (i) Lycos has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) Lycos has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of Lycos or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of Lycos's trade secrets and other confidential information and to vest in Lycos exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of Lycos, all trade secrets and other confidential information of Lycos are not part of the public domain or knowledge, nor, to the knowledge of Lycos, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for Lycos; (v) to the knowledge of Lycos, no employee or consultant of Lycos or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for Lycos or any such Subsidiary.

     (c) To the knowledge of Lycos, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by Lycos or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of Lycos, except for such claims or other encumbrances that would not reasonably be expected to have a Material Adverse Effect on Lycos. Lycos is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its technology or services, or any violation of the confidentiality of any of its proprietary information, except for such infringement and violations that would not reasonably be expected to have a Material Adverse Effect on Lycos. To Lycos's knowledge, Lycos is not making unlawful use of any confidential information or trade secrets of any past or present employees of Lycos or any of its Subsidiaries, except for such use that would not reasonably be expected to have a Material Adverse Effect on Lycos, except for such infringement and violations that would not reasonably be expected to have a Material Adverse Effect on Lycos. For the purposes of this
Section 4.15, and except where the context otherwise requires, Intellectual Property Rights also includes any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code,
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object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials created by Lycos or its Subsidiaries, inventions, trade dress, logos and designs.

     4.16 Insurance. Lycos and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies and their subsidiaries comparable in size and operations to Lycos and its Subsidiaries which are engaged in Lycos's industry.

     4.17 Opinions. Prior to May 16, 2000, Lycos has received an opinion from Credit Suisse First Boston to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Lycos from a financial point of view. Such opinion has not been amended or rescinded as of May 16, 2000.

     4.18 Lycos Information. The information relating to Lycos and its Subsidiaries that is provided by Lycos or its representatives for inclusion in the Proxy Statement, the F-4, the Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of Terra or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Terra or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.19 Lycos Virginia. (a) Since the date of its incorporation, Lycos Virginia has not engaged in any activities other than in connection with or contemplated by this Agreement. The execution, delivery and performance by Lycos Virginia of this Agreement and the consummation by Lycos Virginia of the transactions contemplated hereby are within the corporate powers of Lycos Virginia and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Lycos Virginia. The Lycos Virginia Board has approved and adopted this Agreement, the Reincorporation Merger and the Share Exchange. Lycos, as the sole shareholder of Lycos Virginia, has approved this Agreement, including the related Plan of Share Exchange, the Reincorporation Merger and the Share Exchange and has waived any right to dissent from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA. The Lycos Virginia Board has approved the transactions contemplated by this Agreement for purposes of Sections 13.1-725 et seq. and 13.1-728.1 et seq. of the VSCA such that the provisions of such sections will not apply to this Agreement or any of the transactions contemplated hereby and Section 13.1-728.1 et seq. will not apply thereto by virtue of Lycos Virginia being a party to this Agreement.

     (b) Neither the execution and delivery of this Agreement by Lycos Virginia nor the consummation by Lycos Virginia of the transactions contemplated hereby, nor compliance by Lycos Virginia with any of the terms or provisions hereof, will (i) violate any provision of the Lycos Virginia Articles or Lycos Virginia By-Laws (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lycos Virginia, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lycos Virginia or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lycos Virginia or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which,

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either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos.

     (c) Except for (i) the filings required under the HSR Act and the expiration or termination of any applicable waiting period and the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, as applicable, (ii) the filing with the SEC of the Proxy Statement in definitive form relating to the special meeting of Lycos's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus of Terra, and any filings required under applicable state securities or "blue sky" laws, (iii) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL and the filing of the articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of share exchange pursuant to the VSCA and (iv) the Lycos Stockholder Approval, no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by Lycos Virginia of this Agreement and the consummation by Lycos Virginia of the transactions contemplated hereby and compliance by Lycos Virginia with any provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF TERRA

     Except as set forth in the disclosure schedule delivered by Terra to Lycos concurrently herewith (the "TERRA DISCLOSURE SCHEDULE"), Terra hereby represents and warrants, as of May 16, 2000, to Lycos as follows:

     5.1 Corporate Organization. (a) Terra is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Spain. Terra has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra. True and complete copies of the Articles of Incorporation of Terra (escritura de constitucion) (the "TERRA ARTICLES") and the Revised Bylaws of Terra (estatutos) (the "TERRA BY-LAWS"), in each case, as in effect as of May 16, 2000, have previously been made available by Terra to Lycos.

     (b) Each Terra Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or would reasonably be expected to have a Material Adverse Effect on Terra, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     5.2 Capitalization. (a) As of May 15, 2000, the authorized share capital of Terra consists solely of 560,000,000 Euros represented by 280,500,000 ordinary shares ("TERRA SHARES" or "TERRA CAPITAL STOCK"). All of the issued and outstanding shares of Terra Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability

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attaching to the ownership thereof. Except as provided by the SCL, no shares of
Terra Capital Stock are entitled to preemptive rights, and assuming adoption of the resolution regarding preemptive rights referred to in Section 5.3, such preemptive rights do not apply to the transactions contemplated hereby. As of May 16, 2000, except as described in this Section 4.2(a) and except pursuant to the terms of options issued pursuant to the Terra Employee Stock Option Plan (the "TERRA STOCK PLANS"), Terra does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Terra Capital Stock or any other equity securities of Terra or any securities representing the right to purchase or otherwise receive any shares of Terra Capital Stock (collectively the "TERRA RIGHTS"). As of May 15, 2000, no shares of Terra Capital Stock were reserved for issuance, except for 14,000,000 shares of Terra Common Stock reserved for issuance upon exercise of the options issued pursuant to the Terra Employee Stock Option Plan. From May 15, 2000, to and including May 16, 2000, Terra has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. As of May 16, 2000, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Terra having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Terra may vote. There are no voting, sale, transfer or other similar agreements to which Terra is a party with respect to the capital stock of Terra or any other securities of Terra that are convertible or exchangeable into or exercisable for shares of the capital stock of Terra.

     (b) Terra owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Terra Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Terra Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. There are no voting, sale, transfer or other similar agreements to which any Terra Subsidiary is a party with respect to the capital stock of such Subsidiary or any other securities of any such Subsidiary that are convertible or exchangeable into or exercisable for shares of the capital stock of any Terra Subsidiary. Section 5.2(b) of the Terra Disclosure Schedule sets forth a list as of May 16, 2000 of the material investments of Terra in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

     5.3 Authority; No Violation. (a) Terra has full corporate power and authority to execute and deliver this Agreement and upon receipt of the Terra Shareholder Approval (as defined below) will have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of each of the Board of Directors of Terra. The Board of Directors of Terra has proposed to call the Terra Shareholder Meeting to seek the approval of the shareholders of Terra for the delegation in favor of the Terra Board to approve the capital increase required in connection with the Share Exchange, including approval in accordance with Section 159 of the SCL of a resolution abolishing the preemptive rights of Terra shareholders to subscribe for the shares of Terra Common Stock being issued in the Share Exchange, which approval shall require the affirmative vote of the holders of a majority of the outstanding shares of Terra Common Stock present in person or represented by proxy at a duly constituted meeting of Terra shareholders at which meeting, if on first call, a quorum of at least one-half of the issued share capital is present or represented by proxy or, if on second call, a quorum of at least one-quarter of the issued share capital is present or represented by proxy (provided, however, if, on second call, less than one-half of the issued share capital is present or represented by proxy, the matters being voted upon must be adopted by at least two-thirds of the share capital present or represented at such meeting) ("TERRA SHAREHOLDER APPROVAL"), no other corporate proceedings on the part of Terra
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is necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the resolution of the Terra Board approving the Capital Increase against contribution in kind of the shares of Lycos Virginia Common Stock. The affirmative vote of the shares of Terra Capital Stock held by Telefonica, S.A. ("TELEFONICA") are sufficient to obtain the Terra Shareholder Approval. Neither a withdrawal or a modification of the Terra Board's recommendation relating to this Agreement or any of the transactions contemplated hereby will affect (i) Terra's obligation or ability to call or convene the meeting of its shareholders referred to above or (ii) Telefonica's obligation to vote its shares of Terra Capital Stock in favor of the approval of the matters set forth in the second sentence of this Section 5.3. This Agreement has been duly and validly executed and delivered by Terra and (assuming due authorization, execution and delivery by Lycos) constitutes a valid and binding obligation of Terra, enforceable against Terra in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by Terra nor the consummation by Terra of the transactions contemplated hereby, nor compliance by Terra with any of the terms or provisions hereof, will (i) violate any provision of the Terra Articles or By-Laws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Terra or any of Terra's Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Terra or Terra's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Terra or any of Terra's Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

     5.4 Consents and Approvals. Except for (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the expiration or termination of any applicable waiting period, and the filing of a notification with the European Commission under Council Regulation
(EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, as applicable, (ii) the filing with the SEC of the Proxy Statement and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus, and any filings required under applicable state securities or "blue sky" laws, (iii) the filing of the articles of share exchange and other appropriate documents as required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of share exchange pursuant to the VSCA, (iv) receipt of the Terra Shareholder Approval, (v) the registration with and verification by the National Securities Exchange Commission of Spain (Comision Nacional del Mercado de Valores) (the "NSEC") of a prospectus (folleto) relating to the Share Exchange (the "PROSPECTUS"), (vi) the filing of the Deed of execution of the Capital Increase against contribution in kind declaring that the capital increase has been subscribed by the Lycos Virginia Stockholders, the filing of the necessary auditors' report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Terra in the Share Exchange (vi) the authorization of the listing of Terra Shares on the SCME by the NSEC and the Managing Companies of the Spanish Stock Exchanges and (viii) the filing with and approval of the Nasdaq National Market (the "NASDAQ") to authorize the quotation of the ADSs on such market, no consents or approvals of or filings or registrations with any Governmental Entity or of or with any third party are necessary in connection with the execution and delivery by Terra of this Agreement and the consummation by Terra of the transactions contemplated hereby and compliance by Terra with any of the provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have a Material Adverse Effect on Terra.
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

     5.5 SEC Reports and Financial Statements. (a) Terra has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since the date of its initial public offering (as amended since the time of their filing and prior to May 16, 2000, and together with the Terra Registration Statement (as defined below) collectively, the "TERRA SEC REPORTS") and has heretofore made available to Lycos complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective dates, the Terra SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable, as the case may be, to such Terra SEC Reports, and none of the Terra SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Terra has previously made available to Lycos copies of the consolidated balance sheet of Terra and its Subsidiaries for the year ended December 31, 1999, for the six months ended June 30, 1999, and for the fiscal years ended December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for such periods, as previously provided by Terra to Lycos (in the case of information as of or for December 31, 1999) and (for all other information) as reported in Terra's Registration Statement No. 333-89997 on Form F-1 filed with the SEC on October 29, 1999, as amended (the "TERRA REGISTRATION STATEMENT"), in each case accompanied by the audit report of Arthur Andersen, independent public accountants with respect to Terra. The December 31, 1999 consolidated balance sheet of Terra (including the related notes, where applicable) included in the Terra Registration Statement fairly presents in all material respects the consolidated financial position of Terra and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.5(b) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Terra and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the Spanish Stock Exchange, the CNMV and the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with Spanish generally accepted accounting principles ("SPANISH GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The related notes reconciling to U.S. GAAP the consolidated net income and shareholders' equity of Terra and its Subsidiaries comply in all material respects with the requirements of the SEC applicable to such reconciliation. Except as fully reflected or reserved against in the December 31, 1999 consolidated balance sheet of Terra (including the related notes, where applicable) included in the Terra Registration Statement, since December 31, 1999 through to and including May 16, 2000, neither Terra nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance and which have not had and would not reasonably be expected to have a Material Adverse Effect on Terra. The books and records of Terra and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Spanish GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     5.6 Broker's Fees. Neither Terra nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement except Lazard Freres & Co., whose fees and expenses will be paid by Terra.

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     5.7  Absence of Certain Changes or Events.  (a) Except as publicly disclosed in Terra SEC Reports filed prior to May 16, 2000, since December 31, 1999, no event or events have occurred that have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

     (b) Except as publicly disclosed in Terra SEC Reports filed prior to May 16, 2000, from December 31, 1999, to May 16, 2000, Terra and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     (c)  Since December 31, 1999, neither Terra nor any of its Subsidiaries has
(i) except for normal increases for employees (other than officers that would be subject to the reporting requirements of Section 16(a) of the Exchange Act if Terra were a U.S. company with reporting obligations under Section 12 of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Terra Stock Plans or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     5.8 Legal Proceedings. (a) Except as publicly disclosed in Terra SEC Reports filed prior to May 16, 2000, as of May 16, 2000 neither Terra nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Terra's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Terra or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Terra.

     (b) As of May 16, 2000, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Terra, any of its Subsidiaries or the assets of Terra or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra or the Surviving Corporation.

     5.9 Taxes and Tax Returns. (a) Each of Terra and its Subsidiaries has duly filed all Spanish, U.S. federal, state, province and local, and foreign information returns and Tax returns required to be filed by it on or prior to May 16, 2000 and has duly paid or made provisions for the payment of all Taxes which have been incurred by it or are due from it to Spanish, U.S. federal, state, province and local, and foreign taxing authorities on or prior to May 16, 2000 (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than (i) Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined, or
(ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Terra. None of the Spanish national income Tax returns of Terra or its subsidiaries have yet been examined by the Spanish national Tax authorities. To Terra's knowledge, there are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Terra or any of its Subsidiaries for which Terra does not have adequate reserves other than such disputes, claims, assessments or inadequacies that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

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     (b) Except for actions expressly contemplated by Articles I, II, III and
VII of this Agreement, neither Terra nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to
(i) prevent either of the Reincorporation Merger and the Share Exchange from constituting a reorganization described in Section 368(a) of the Code or (ii) result in gain recognition to the shareholders of Lycos Virginia pursuant to
Section 367(a) of the Code.

     5.10 Employees. Terra has made available to Lycos copies, as of May 16, 2000, of: (a) the current documentation and rules of each of the material employee benefit plans to which Terra and its Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life assurance benefits (the "TERRA EMPLOYEE BENEFIT PLANS") (including any draft amendments); (b) the most recently prepared explanatory booklets and announcements relating to each of the Terra Employee Benefit Plans; and (iii) the actuarial report for such Terra Employee Benefit Plans (if applicable) for each of the last two years. The Terra Employee Benefit Plans are each funded so as to comply with the minimum funding requirement under the Spanish Law 8/1997 of June 8, the Spanish Royal Decree 1307/1998 of September 30, both regulations as amended and where applicable and there are no unfunded liabilities under any such plans that would be reasonably likely to have a Material Adverse Effect on Terra. Each Terra Employee Benefit Plan has been administered in accordance with its terms and is in compliance with applicable law, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Terra.

     5.11 Compliance with Applicable Law. (a) Except as publicly disclosed in Terra SEC Reports filed prior to May 16, 2000, Terra and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Terra or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default, either individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect on Terra.

     5.12 Certain Contracts. (a) As of May 16, 2000, neither Terra nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Lycos, Terra, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after May 16, 2000 that has not been filed or incorporated by reference in the Terra SEC Reports, (iv) which materially restricts the conduct of any line of business by Terra or upon consummation of the Share Exchange will materially restrict the business of Terra; (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Terra has previously made available to Lycos true and correct copies of all employment and deferred compensation agreements in effect as of May 16, 2000 which are in writing and to which Terra or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 5.12(a), whether or not set forth in the Terra Disclosure Schedule, is referred to herein as a "TERRA CONTRACT," and neither Terra nor

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

any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

     (b) (i) As of May 16, 2000, each Terra Contract is valid and binding on Terra or any of its Subsidiaries, as applicable, and in full force and effect,
(ii) Terra and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Terra Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Terra or any of its Subsidiaries under any such Terra Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Terra.

     5.13 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Terra of any liability or obligation arising under common law or under any U.S., European Union, national, regional or local laws, rules or regulations relating to pollution, the environment or protection of human health as it relates to the environment pending or threatened against Terra, which liability or obligation, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Terra. To the knowledge of Terra, there is no reasonable basis for any such proceeding, claim action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra. Terra is not subject to any agreement, order, judgment, decree, letter or memorandum by or with Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

     5.14  Intellectual Property; Proprietary Rights; Employee
Restrictions. (a) All Intellectual Property Rights used by Terra or its Subsidiaries in their respective businesses are owned by Terra or such Subsidiaries by operation of law, have been validly assigned to Terra or such Subsidiaries or Terra otherwise has the right to use such Intellectual Property Rights in its business as currently conducted except for such failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra. Terra reasonably believes that the Intellectual Property Rights are sufficient to carry on the business of Terra as presently conducted. Terra or one of its Subsidiaries has exclusive ownership of or a license to use all Intellectual Property Rights used by Terra or its Subsidiaries in Terra's business as presently conducted, including all other registered Intellectual Property Rights used in connection with or contained in all versions of Terra's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which Terra or its Subsidiaries could not offer the services they currently offer or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its services, except for such failures as, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Terra. The business activities or products of Terra as of May 16, 2000 do not infringe any Intellectual Property Rights of others, except as have not had and would not reasonably be expected to have a Material Adverse Effect on Terra. To its knowledge, as of May 16, 2000 Terra has not received any notice or other claim from any person asserting that any of Terra's present activities infringe or may infringe any Intellectual Property Rights of such person except for such notices or claims which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Terra.

     (b) Except as have not had and would not reasonably be expected to have a Material Adverse Effect on Terra or as disclosed in the Terra SEC Reports publicly filed prior to May 16, 2000, (i) Terra has the right to use all trade secrets, customer lists, hardware designs, programming processes,
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

software and other information required for its services or its business as presently conducted or contemplated; (ii) Terra has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of Terra or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of Terra's trade secrets and other confidential information and to vest in Terra exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of Terra, all trade secrets and other confidential information of Terra are not part of the public domain or knowledge, nor, to the knowledge of Terra, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for Terra; (v) to the knowledge of Terra, no employee or consultant of Terra or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for Terra or any such Subsidiary.

     (c) To the knowledge of Terra, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by Terra or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of Terra, except for such claims or other encumbrances that would not reasonably be expected to have a Material Adverse Effect on Terra. Terra is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its technology or services, or any violation of the confidentiality of any of its proprietary information, except for such infringement and violations that would not reasonably be expected to have a Material Adverse Effect on Terra. To Terra's knowledge, Terra is not making unlawful use of any confidential information or trade secrets of any past or present employees of Terra or any of its Subsidiaries, except for such use as would not reasonably be expected to have a Material Adverse Effect on Terra. For the purposes of this Section 5.14, and except where the context otherwise requires, Intellectual Property Rights also includes any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials created by Terra or its Subsidiaries, inventions, trade dress, logos and designs.

     5.15 Insurance. Terra and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies and their subsidiaries comparable in size and operations to Terra and its Subsidiaries which are engaged in Terra's industry.

     5.16 Opinions. Prior to May 16, 2000, Terra has received an opinion from Lazard Freres & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Terra from a financial point of view. Such opinion has not been amended or rescinded as of May 16, 2000.

     5.17 Terra Information. The information relating to Terra and its Subsidiaries to be contained in the Proxy Statement, the F-4, the Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of Terra and the information relating to Terra and its Subsidiaries that is provided by Terra and its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Lycos or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The F-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder. The Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of Terra will comply in all material respects with all applicable law and all information contained therein (except for such portions thereof that relate only to Lycos or any of its Subsidiaries) and will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

     5.18 Telefonica Ownership. Telefonica owns beneficially and of record approximately 66.6% of the outstanding Terra Capital Stock.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1 Conduct of Businesses Prior to the Effective Time. During the period from May 16, 2000 to the Exchange Effective Time, except as expressly contemplated or permitted by this Agreement (including the Terra Disclosure Schedule and the Lycos Disclosure Schedule), each of Lycos and Terra shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and
(c) take no action that would adversely affect or delay the ability of either Lycos or Terra to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

     6.2 Lycos Forbearances. During the period from May 16, 2000 to the Exchange Effective Time, except as set forth in the Lycos Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Lycos shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Terra (which consent shall not be unreasonably withheld):

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness, indebtedness of Lycos or any of its wholly-owned Subsidiaries to Lycos or any of its Subsidiaries or indebtedness incurred to finance investments expressly permitted by Section 6.2(d)), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Lycos to Lycos); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Lycos Stock Plans in the ordinary course of business and otherwise in accordance herewith; or (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of May 16, 2000 or issued in compliance with
     Section 6.2(b)(iii), or (B) in the ordinary course of business and consistent with past practice in connection with the Lycos ESPP and the Lycos Stock Plans or (C) to finance acquisitions permitted by Section 6.2(d);

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at May 16, 2000;

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

          (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement or investments in an aggregate amount not in excess of $250,000,000, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets, in each case, of or to any other individual, corporation or other entity other than a Subsidiary thereof;

          (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of any Lycos Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

          (f) except as required by applicable law, increase, reduce or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

          (g) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

          (h) amend its articles of incorporation, its bylaws or comparable governing documents or otherwise take any action to exempt any person or entity (other than Terra or any of its Subsidiaries) or any action taken by such person or entity from any takeover statute or similarly restrictive provisions of Lycos's organizational documents;

          (i) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Exchange Effective Time, or in any of the conditions to the Share Exchange set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (j) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP or regulatory guidelines;

          (k) renew any current contract or agreement containing any material exclusivity provisions or enter into any contract or agreement containing any material exclusivity provision; or

          (l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

     6.3 Terra Forbearances. During the period from May 16, 2000 to the Exchange Effective Time, except as set forth in the Terra Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Terra shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Lycos (which consent shall not be unreasonably withheld):

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness, indebtedness of Terra or any of its wholly-owned Subsidiaries to Terra or any of its Subsidiaries or indebtedness incurred to finance investments expressly permitted by Section 6.3(d)), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible

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

     (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Terra to Terra); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Terra Stock Plans in the ordinary course of business and otherwise in accordance herewith; or (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of May 16, 2000 or issued in compliance with Section 6.3(b)(iii), or (B) in the ordinary course of business and consistent with past practice in connection with the Terra Stock Plans (as the same may be amended from time to time excluding, however, amendments that would increase the authorized shares thereunder) or (C) to finance acquisitions permitted by Section 6.3(d);

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at May 16, 2000;

          (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement or investments in an aggregate amount not in excess of $500,000,000, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets, in each case, of or to any other individual, corporation or other entity other than a Subsidiary thereof;

          (e) amend its articles of incorporation, its bylaws or comparable governing documents, except as contemplated by this Agreement or as otherwise required to facilitate actions otherwise permitted hereunder;

          (f) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Exchange Effective Time, or in any of the conditions to the Share Exchange set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (g) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by Spanish GAAP or U.S. GAAP or regulatory guidelines; or

          (h) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

     6.4 Taxes. Neither Lycos nor Terra shall take any action or fail to take any action, which action or failure to take action might reasonably be expected to prevent the Reincorporation Merger or the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code or might reasonably be expected to result in the shareholders of Lycos Virginia recognizing gain under Section 367(a) of the Code with respect to the Share Exchange. Terra and Lycos Virginia shall comply with the "reporting requirements" of Treasury Regulation Section 1.367(a)-3(c)(6).

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

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1 Regulatory Matters. (a) Lycos and Terra shall promptly prepare and file with the SEC the Proxy Statement and Terra shall promptly prepare and file with the SEC the F-4, in which the Proxy Statement will be included as a prospectus. Each of Lycos and Terra shall use their reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and Lycos shall thereafter mail or deliver the Proxy Statement to its stockholders. Terra shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Lycos shall furnish all information concerning Lycos and the holders of Lycos Common Stock as may be reasonably requested in connection with any such action.

     (b) As soon as practicable, (i) the Terra Board of Directors shall, with the reasonable assistance of Lycos, prepare reports (Informe del consejo de administracion) to be made available to the holders of Terra Shares in accordance with applicable law (the "BOARD REPORTS") in connection with the Terra Shareholder Meeting containing information required by the SCL and (ii) Terra shall prepare and arrange to have registered with and verified by the NSEC a Prospectus. Terra will use its reasonable best efforts to cause the Prospectus to receive the required registration with and verification of the NSEC as soon as practicable after May 16, 2000 and to cause the definitive Prospectus to be made available to the holders of Terra Shares in accordance with applicable law as soon as reasonably practicable.

     (c) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Lycos and Terra shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Terra or Lycos, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (d) Lycos and Terra shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4, the Board Reports and the Prospectus or any other statement, filing, notice or application made by or on behalf of Lycos, Terra or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

     (e) Lycos and Terra shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

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

     7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Lycos and Terra shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during normal business hours during the period prior to the Exchange Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Lycos and Terra shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal or Spanish securities laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Lycos nor Terra nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of Lycos's or Terra's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to May 16, 2000. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of Lycos and Terra shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of confidentiality agreement, dated May 12, 2000, by and among Telefonica, Terra and Lycos (the "CONFIDENTIALITY AGREEMENT").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     7.3 Shareholder and Terra Board Approvals. (a) Notwithstanding any action taken pursuant to the proviso of the last sentence of this Section 7.3(a), Lycos shall call a meeting of its stockholders (the "LYCOS STOCKHOLDER MEETING") and shall use its reasonable best efforts to cause the Lycos Stockholder Meeting to be held as soon as reasonably practicable following May 16, 2000 for the purpose of voting upon this Agreement and the transactions contemplated hereby, including, without limitation, the Reincorporation Merger, and to approve the actions theretofore taken by Lycos as the sole shareholder of Lycos Virginia to approve the Share Exchange, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Subject to the proviso of the last sentence of this Section 7.3(a), the Board of Directors of Lycos shall use its reasonable best efforts to obtain from such stockholders the vote in favor of the adoption of this Agreement required by the DGCL and, as applicable, the rules of the Nasdaq, to consummate the transactions contemplated hereby and the ratification of such stockholders referred to in the preceding sentence. The Lycos Board shall include in the Proxy Statement its recommendation to the Lycos stockholders that they adopt this Agreement and approve the Reorganization and ratify the actions to be taken by Lycos as the sole shareholder of Lycos Virginia; provided, however, that the Lycos Board may, at any time prior to the vote of the Stockholders of Lycos on the Reorganization, withdraw or modify such recommendation to the extent that it determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law.

     (b) Terra shall call a meeting of its stockholders to be held as soon as reasonably practicable following May 16, 2000 for the purpose of (i) approving the increase in capital of Terra required in connection with the Share Exchange,
(ii) approving a resolution abolishing the preemptive rights of Terra shareholders and (iii) delegating to the Terra Board the requisite authority to effectuate the Capital Increase following the contribution to Terra of the shares of Lycos Virginia Common Stock (the "TERRA SHAREHOLDER APPROVAL"), and shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable. The Terra Board shall use its reasonable best efforts to obtain from such stockholders the vote in favor of such capital increase and abolishment of preemptive rights as required by the SCL.
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

     7.4 Affiliates. Lycos shall use its reasonable best efforts to cause each of its directors and executive officers and any other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of it to deliver to Terra, as soon as practicable after May 16, 2000, and prior to the date of the Lycos Stockholder Meeting, a written agreement, in the form of Exhibit 6.4 hereto.

     7.5 Stock Exchange Listing. (a) Terra shall cause the Terra ADSs to be issued in the Share Exchange to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Exchange Effective Time.

     (b) Terra shall amend the Depositary Agreement to establish the Terra ADSs to be issued pursuant to the Share Exchange (or, alternatively, enter into a new depositary agreement on substantially similar terms).

     7.6 Employee Benefit Plans. (a) For a period of at least one year after the Exchange Effective Time, the Lycos Benefit Plans (other than equity or equity-based programs) in effect as of May 16, 2000 shall remain in effect with respect to employees of Lycos (or its Subsidiaries) covered by such plans at the Exchange Effective Time or such Plans may be replaced by substitute plans providing benefits no less favorable in the aggregate than the benefits provided for under such Plans at the Exchange Effective Time. From and after the Exchange Effective Time, Terra will, or will cause Lycos Virginia to, recognize the prior service with Lycos or its subsidiaries of each employee of Lycos or any of its subsidiaries as of the Exchange Effective Time (the "LYCOS EMPLOYEES") in connection with all Terra employee benefit plans in which such Lycos Employees are eligible to participate following the Exchange Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Terra will, or will cause Lycos Virginia to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Terra to be waived with respect to the Lycos Employees and their eligible dependents and (ii) give each Lycos Employee credit for the plan year in which the Exchange Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Exchange Effective Time.

     (b) The foregoing notwithstanding, as of the Exchange Effective Time Lycos Virginia agrees to honor in accordance with their terms all benefits vested as of the Exchange Effective Time under the Lycos Benefit Plans and all other contractual commitments of Lycos to its current and former employees provided that such Lycos Benefit Plans and contractual commitments are maintained and administered after May 16, 2000 not in violation of Section 5.2(b) of this Agreement.

     (c) Nothing in this Section 7.6 shall be interpreted as preventing Lycos Virginia from amending, modifying or terminating any Lycos Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, except that Lycos Virginia shall in any event comply with its obligations set forth in this Section 7.6.

     7.7 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual (an "INDEMNIFIED PARTY") who is now, or has been at any time prior to May 16, 2000, or who becomes prior to the Exchange Effective Time, a director or officer of Lycos or Lycos Virginia or any of their respective Subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Lycos or Lycos Virginia or any of their respective Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Exchange Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Exchange Effective Time, Terra shall indemnify and hold harmless, pursuant to the Lycos Certificate, the Lycos By-Laws, the Lycos Virginia Articles, the Lycos Virginia By-Laws and indemnification agreements and otherwise as and to the fullest extent permitted by law, each such Indemnified Party against any
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

losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and shall advance costs and expenses to any Indemnified Party in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law upon receipt of any undertaking required by applicable law.

     (b) For a period of six years after the Exchange Effective Time, Lycos Virginia shall, and Terra shall cause Lycos Virginia to maintain in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Lycos's existing policies with respect to claims arising from facts or events that occurred prior to the Exchange Effective Time; provided, however, that during such period, Lycos Virginia shall in no event be required to expend pursuant to this Section 7.7(b) more than an amount per year equal to 200% of current premiums paid by Lycos for such insurance, which current premium amount is set forth in Section 7.7(b) of the Lycos Disclosure Schedule.

     (c) In the event Terra or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Terra assume the obligations set forth in this Section 7.7.

     (d) The provisions of this Section 7.7 shall survive the Exchange Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.8 Additional Agreements. In case at any time after the Exchange Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Lycos Virginia with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Reincorporation Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Terra or Lycos Virginia.

     7.9 Advice of Changes. Lycos and Terra shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or
(ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     7.10 Exemption from Liability Under Section 16(b). Assuming that Lycos delivers (as defined below) to Terra the Section 16 Information reasonably in advance of the Exchange Effective Time, the Board of Directors of Terra, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Lycos Insiders (as defined below) of Terra Stock in exchange for shares of Lycos Common Stock, and of options to purchase Terra Stock upon conversion of options to purchase shares of Lycos Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Lycos to Terra prior to the Exchange Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "SECTION 16 INFORMATION" shall mean information accurate in all respects regarding the Lycos Insiders, the number of shares of Lycos Common Stock held by each such Lycos Insider and expected to be exchanged for Terra Common Stock in the Reincorporation Merger, and the number and description of the options to purchase shares of Lycos Common Stock held by each such Lycos Insider and expected to be converted into options to purchase shares of Terra Common Stock in connection with the Reincorporation Merger. "LYCOS INSIDERS" shall mean those officers and directors of Lycos who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
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

     7.11 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Terra and Lycos agrees that it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Reorganization as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including, without limitation, using its reasonable best efforts to obtain (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by Lycos or Terra or any of their respective Subsidiaries in connection with the Reorganization and the other transactions contemplated by this Agreement.

     7.12 Acquisition Proposals. Lycos will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any advisor, investment banker, attorney or accountant retained by it or any of its Subsidiaries) ("REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the voting securities of Lycos or 15% or more of the consolidated assets of Lycos and its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Lycos will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct and cause its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after May 16, 2000, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that (A) Lycos may, and may authorize and permit its employees, agents and Representatives to, furnish or cause to be furnished confidential information and may participate in such negotiations and discussions, (B) the Lycos Board may take the actions described in the last sentence of Section 7.3(a) as permitted thereby, (C) the Lycos Board may recommend an Acquisition Proposal to the Lycos stockholders and (D) may terminate this Agreement pursuant to Section 9.1(g) of this Agreement in order to immediately thereafter enter into a definitive agreement with respect to such Acquisition Proposal, in each case, if the Lycos Board determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law, provided that prior to furnishing non-public information to any such party, Lycos shall have entered into a confidentiality agreement on customary terms as advised by outside legal counsel; provided, further, however, that nothing contained in this Agreement shall prevent Lycos or the Lycos Board from (x) complying with Rule 14e-2 promulgated under the Exchange Act or (y) making any disclosure to the Lycos stockholders required by applicable law. Lycos will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Lycos agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.12. Lycos will notify Terra promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its officers, directors or its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Lycos also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     7.13 Board of Directors. The parties will take such actions with respect to the Terra Board as are necessary to cause the Terra Board, from and after the Exchange Effective Time, to be comprised of not more than 15 members, of which three shall be Robert J. Davis, Edward M. Philip

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

and one member of the Lycos Board selected by Lycos prior to the Exchange Effective Time and reasonably acceptable to Terra.

     7.14 Capital Increase. The Terra Board shall execute the approval of the shareholders of Terra to increase the share capital of Terra against a contribution in kind (Aumento con aportaciones no dinerarias) and shall register such action pursuant to the Deed of Capital Increase with the Commercial Registry immediately following receipt of the Lycos Virginia Certificate.

     7.15 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Reorganization shall be paid by the party incurring such tax and the parties hereto shall cooperate in preparing, executing and filing any tax returns with respect to such Transfer Taxes. Notwithstanding the foregoing, any Transfer Taxes incurred by the shareholders of either Lycos or Lycos Virginia in connection with the Reorganization ("SHAREHOLDER TRANSFER TAXES") shall be paid by Lycos Virginia out of its own funds. No funds will be supplied, directly or indirectly, by Terra for the purpose of paying Shareholder Transfer Taxes, nor will Terra, directly or indirectly, reimburse Lycos Virginia for any such payment of Shareholder Transfer Taxes.

     7.16 Employee Stock Purchase Plan. Lycos shall take all necessary action to provide that the "purchase period" commencing February 1, 2000 under the ESPP shall be the final purchase period under such plan and that the last day of such final purchase period shall occur on the earlier of (1) the date on which such purchase period would terminate according to the terms of the ESPP and (2) the last day of the payroll period immediately prior to the Exchange Effective Time.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation to Effect the Reincorporation Merger and the Share Exchange. The respective obligations of the parties to effect each of the Reincorporation Merger and the Share Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. The Lycos Stockholder Approval and the Terra Shareholder Approval each shall have been obtained.

          (b) Listing. The Terra ADSs to be issued to the stockholders of Lycos Virginia upon consummation of the Share Exchange shall have been authorized for quotation on the Nasdaq, subject to official notice of issuance.

          (c) HSR Act; EC Merger Regulations; Deed of Execution. The waiting period (and any extension thereof) applicable to the Reincorporation Merger or the Share Exchange under the HSR Act shall have been terminated or shall have expired, any required approval of the Reincorporation Merger or the Share Exchange of the European Commission under Counsel Regulation (EEC) No. 4064/89 shall have been obtained and the execution of the Deed of execution of Capital Increase, the filing of the necessary auditors' report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Terra in the Share Exchange shall have been filed or made.

          (d) F-4. The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No (i) order, injunction, writ or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization or any of the other transactions contemplated by this Agreement shall be in effect and (ii) statute, rule, regulation, order, injunction, writ or decree

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

     shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, or makes illegal consummation of the Reorganization (collectively, "RESTRAINTS").

          (f) Federal Tax Opinion. Lycos shall each have received the opinion of Cravath, Swaine & Moore, and Terra shall have received the opinion of Davis Polk & Wardwell, in form and substance reasonably satisfactory to Lycos and Terra, respectively, dated the Closing Date, substantially to the effect that, for U.S. tax purposes on the basis of facts, representations and assumptions set forth in each such opinion that are consistent with the state of facts existing at the Reincorporation Effective Time and at the Exchange Effective Time:

             (i) Each of the Reincorporation Merger and the Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Code;

             (ii) Lycos and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Reincorporation Merger and Lycos Virginia and Terra will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Share Exchange;

             (iii) No gain or loss will be recognized by Lycos or Lycos Virginia as a result of the Reincorporation Merger or by Lycos Virginia as a result of the Share Exchange; and

             (iv) No gain or loss will be recognized by shareholders of Lycos who exchange all of their Lycos Common Stock solely for shares of Lycos Virginia Common Stock pursuant to the Reincorporation Merger and no gain or loss will be recognized by shareholders of Lycos Virginia who exchange all of their Lycos Virginia Common Stock solely for Terra Stock pursuant to the Share Exchange (except with respect to cash received in lieu of a fractional share interest in Terra Stock).

          In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Lycos, Lycos Virginia and Terra and may assume that any shareholder of Lycos that is a U.S. person and a "five percent transferee shareholder" as defined in Treas. Reg. sec. 1.367(a)-3(c)(5)(ii) will enter into a five-year gain recognition agreement in the form provided in Treas. Reg. sec. 1.367(a)-8.

          (g) Prospectus Verification. The Prospectus shall have been verified by, and registered with, the NSEC.

     8.2 Conditions to Obligations of Lycos. The obligation of Lycos to effect each of the Reincorporation Merger and the Share Exchange is also subject to the satisfaction, or waiver by Lycos, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Terra set forth in this Agreement shall be true and correct in all material respects as of May 16, 2000 and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 8.2(a), Terra's representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Terra or the Surviving Corporation. Lycos shall have received a certificate signed on behalf of Terra by the Chief Executive Officer and the Chief Financial Officer of Terra to the foregoing effect.

          (b) Performance of Obligations of Terra. Terra shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Lycos shall have received a certificate signed on behalf of Terra by the Chief Executive Officer and the Chief Financial Officer of Terra to such effect.

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          (c)  Completion of Rights Offering.  Terra shall have completed, and received the proceeds from, a rights offering in respect of Terra Shares contemplated by the Rights Offering Agreement (as defined below) for aggregate value, including a par value plus premium to be paid in by the subscribers, of 2.2 billion Euros;

          (d) Entry into Wireless Agreement. Terra and Telefonica Moviles, S.A., shall have entered into a definitive agreement with respect to the matters set forth on Schedule 8.2 hereto.

          (e) Performance of Obligations of Telefonica. Telefonica shall have performed in all material respects all obligations required to be performed by it under the Rights Offering Agreement dated the date hereof between Telefonica, Terra and Lycos at or prior to the Closing Date.

     8.3 Conditions to Obligations of Terra. The obligation of Terra to effect the Share Exchange is also subject to the satisfaction or waiver by Terra at or prior to the Reorganization Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Lycos set forth in this Agreement shall be true and correct in all material respects as of May 16, 2000, except for the representations and warranties of Lycos set forth in Section 4.19 which shall be true and correct in all material respects as of the Closing Date, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this Section 8.3(a), Lycos's representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Lycos. Terra shall have received a certificate signed on behalf of Lycos by the Chief Executive Officer and the Chief Financial Officer of Lycos to the foregoing effect.

          (b) Performance of Obligations of Lycos. Lycos shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Terra shall have received a certificate signed on behalf of Lycos by the Chief Executive Officer and the Chief Financial Officer of Lycos to such effect.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     9.1 Termination. This Agreement may be terminated at any time prior to the Reincorporation Effective Time, whether before or after (unless otherwise provided below) approval of the matters presented in connection with the Reincorporation Merger or the Share Exchange by the shareholders of Lycos or
Terra:

          (a) by mutual consent of Lycos and Terra in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Lycos or the Board of Directors of Terra if any Restraint having any of the effects set forth in
     Section 8.1(e) shall be in effect and shall have become final and nonappealable, provided that such terminating party shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by either the Board of Directors of Lycos or the Board of Directors of Terra if any shareholder approval required by Section 8.1(a) is not obtained at shareholder meetings duly convened pursuant to Section
     7.3 or at any postponement or adjournment thereof;

          (d) by either the Board of Directors of Lycos or the Board of Directors of Terra if the Reorganization shall not have been consummated on or before January 31, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (e) by either the Board of Directors of Lycos or the Board of Directors of Terra (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Terra, in the case of a termination by Lycos, or Lycos, in the case of a termination by Terra, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in
     Section 8.2 or 8.3, as the case may be, and that is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

          (f) by Terra, (i) if the Board of Directors of Lycos withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Terra or shall have resolved to do so, (ii) if, after a bona fide Acquisition Proposal shall have been made public, the Board of Directors of Lycos shall have refused to affirm its recommendation of this Agreement as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Terra (provided that Terra may only make one such request in respect of each Acquisition Proposal),
     (iii) if the Board of Directors of Lycos shall have recommended to the stockholders of Lycos an Acquisition Proposal or shall have resolved to do so, or (iv) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Lycos is commenced, and the Board of Directors of Lycos fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (g) by Lycos prior to the vote of the stockholders of Lycos on the Agreement and the Reorganization, if, after receiving a bona fide Acquisition Proposal, the Board of Directors of Lycos determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law; provided, however, that Lycos may not terminate this Agreement pursuant to this subsection (g) until three business days have elapsed following delivery to Terra of written notice of such determination of Lycos (which written notice will inform Terra of the material terms and conditions of the Acquisition Proposal); provided, further, however, that such termination under this Section 9.1(g) shall not be effective until Lycos has made payment to Terra of the amounts required to be paid pursuant to Section 9.2(b).

     9.2 Effect of Termination. (a) In the event of termination of this Agreement by either Lycos or Terra as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Lycos, Terra, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 9.2(b), 9.2, 10.3, and 10.12 through and including 10.15 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Lycos nor Terra shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) In the event that (i) this Agreement is terminated by Terra pursuant to clause (ii), (iii) or (iv) of Section 9.1(f) or (ii) this Agreement is terminated by Lycos pursuant to Section 9.1(g) or (iii) (A) this Agreement is terminated pursuant to (x) Section 9.1(c) due to the failure of Lycos's stockholders to approve and adopt this Agreement, (y) Section 9.1(d) without the Lycos Stockholder Meeting having occurred or (z) clause (i) of Section 9.1(f) and (B) at the time of such failure to so approve and adopt this Agreement (in the case of clause (x)) or at the time of such termination, (in the case of clause (y)) or at the time of the withdrawal, modification or change in recommendation (in the case of clause (z)) any person (other than Terra) has made to Lycos or any of its Subsidiaries a bona fide Acquisition Proposal which shall have been made known to the Lycos stockholders generally or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and, within 12 months of the termination of this Agreement, Lycos enters into a definitive agreement with any third party to consummate, or consummates, an Acquisition Proposal (as defined in Section 7.12 except that the references to "15%" therein shall be deemed to be references to "40%"), then in each of (i) - (iii), Lycos shall pay to Terra an amount equal to 3% of the product of (A) the closing price of Terra Shares on the SCME on May 16, 2000 expressed in U.S. dollars using the noon buying rate of Euros for U.S. dollars as of such date as reported by the U.S. Federal Reserve,
(B) 1.72 and (C) 120,000,000 (the "TERMINATION FEE").

     (c) The Termination Fee required to be paid pursuant to Section 9.2(b)(i) shall be paid to Terra by wire transfer of immediately available funds no later than two days after this Agreement has been terminated. The Termination Fee required to be paid pursuant to Section 9.2(b)(ii) shall be paid to Terra prior to, and shall be a pre-condition to effectiveness of, termination of this Agreement pursuant to Section 9.1(g). The Termination Fee required to be paid pursuant to Sections 9.2(b)(iii) shall be paid to Terra no later than two days after the earlier to occur of the date of entrance by Lycos or any of its Subsidiaries into the definitive agreement referenced in Section 9.2(b)(iii) and the date of consummation of such Acquisition Proposal referenced in Section 9.2(b)(iii).

     (d) Each of Lycos and Terra agrees that the payments provided for in Sections 9.2(b) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 9.1(c), (d), (f), or (g), as the case may be, and such remedies shall be limited to the payments stipulated in Section 9.2(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     (e) Any payment required to be made pursuant to Section 9.2(b) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Reorganization by the shareholders of Lycos and Terra; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Lycos or Terra, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Lycos Common Stock, other than as contemplated by this Agreement, or that under applicable law otherwise requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 Extension; Waiver. At any time prior to the Exchange Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Lycos or Terra, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Lycos Common Stock hereunder, other than as contemplated by this Agreement, or that under applicable law otherwise requires the further approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Reincorporation Merger and the Share Exchange (the "CLOSING") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction (or, to the extent permitted by law or regulation, waiver by all parties) of the conditions set forth in Section 8.01, or, if on such day any condition set forth in Section 8.02 or 8.03 has not been satisfied (or, to the extent permitted by law or regulation, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by law or regulation, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Terra and Lycos. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

     10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with the terms thereof) shall survive the Closing, except for Section 7.7 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Closing.

     10.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Reincorporation Merger, shall be shared equally by Lycos and Terra.

     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Lycos or Lycos Virginia, to:

             Lycos, Inc.
             400-2 Totten Pond Road
             Waltham, MA 02451-2000
             Facsimile No.: 781-370-2600
             Attn.: Edward M. Philip

        With a copy to:

             Cravath, Swaine & Moore
             Worldwide Plaza
             825 Eighth Avenue
             New York, NY 10019
             Facsimile No.: 212-474-3700
             Attn: Faiza J. Saeed, Esq.

        and

        (b)  if to Terra, to:

             Terra, S.A.
             Via de las Dos Castillas
             33, Complejo Atica, Edeficial
             Pozuelo de Alarcon
             28223 Madrid
             Spain
             Facsimile No.: 011-34-91-452-3305
             Attention: Antonio de Esteban

        With a copy to:

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, NY 10017
             Facsimile No.: 212-450-4800
             Attention: Diane G. Kerr, Esq.

        and a copy to:

             Greenberg Traurig, LLP
             The MetLife Building
             200 Park Avenue
             New York, NY 10166
             Facsimile No.: (212) 801-6400
             Attn: Clifford E. Neimeth, Esq.

     10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     10.6 Counterparts; Effectiveness. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. Upon the execution of this Agreement by each of the parties hereto (it being understood that all parties need not sign the same counterpart) and the delivery by each party of a counterpart executed by it to each other party hereto, the Original Agreement shall, without any further action by any of the parties thereto, be automatically amended and restated to read as this Agreement reads.

     10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement, the Rights Offering Agreement, dated as of May 16, 2000, by and among Lycos, Terra and Telefonica, the Strategic Alliance Memorandum of Understanding dated as of May 16, 2000, among Bertelsmann AG, Terra and Lycos and the Strategic Alliance Memorandum of Understanding dated as of May 16, 2000, among Bertelsmann AG, Telefonica, Terra and Lycos constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

     10.9 Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq or the CNMV, neither Lycos or Terra shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Terra, in the case of a proposed announcement or statement by Lycos, or Lycos, in the case of a proposed announcement or statement by Terra, which consent shall not be unreasonably withheld.

     10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.11  Submission to Jurisdiction; Waivers; Consent to Service of
Process. (a) Each of Terra and Lycos irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Delaware state court or Federal court sitting in the State of New York or the State of Delaware, and each of Terra and Lycos hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or Federal court sitting in the State of New York or the State of Delaware. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in
Section 10.11(b). Each of Terra and Lycos hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.11, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     (b) Terra hereby appoints National Registered Agents, Inc., with offices on the date hereof at 9 East Loockerman Street in the City of Dover, County of Kent, State of Delaware, and with offices on the date hereof at 440 Ninth Avenue, Fifth Floor, in the City of New York, County of New York, State of New York, as its authorized agent (the "AUTHORIZED AGENT"), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement that may be instituted in any court described in Section 10.11(a). Telefonica agrees to take any and all reasonable action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Telefonica agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon Telefonica.

     10.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     IN WITNESS WHEREOF, Lycos, Lycos Virginia and Terra have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          TERRA NETWORKS, S.A.

                                          By:   /s/ ABEL LINARES PALACIOS
                                          --------------------------------------
                                              Name: Abel Linares Palacios
                                              Title:   Chief Executive Officer

                                          LYCOS, INC.

                                          By:      /s/ EDWARD M. PHILIP
                                          --------------------------------------
                                              Name: Edward M. Philip
                                              Title:   Chief Operating Officer,
                                                       Chief Financial Officer
                                                       and
                                                       Secretary

                                          LYCOS VIRGINIA, INC.

                                          By:      /s/ EDWARD M. PHILIP
                                          --------------------------------------
                                              Name: Edward M. Philip
                                              Title:   Vice President, Treasurer
                                                       and Secretary

                                                                         ANNEX A

                             PLAN OF SHARE EXCHANGE
                                    BETWEEN
                              LYCOS VIRGINIA, INC.
                                      AND
                              TERRA NETWORKS, S.A.

     Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), Lycos Virginia, Inc. ("Lycos Virginia"), shall become a wholly-owned subsidiary of Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("Terra"), pursuant to a statutory share exchange under Section 13.1-722 of the Virginia Stock Corporation Act.

                                   ARTICLE I

                          TERMS OF THE SHARE EXCHANGE

     1.1 The Share Exchange. Subject to the terms and conditions of the Amended and Restated Agreement and Plan of Reorganization, dated as of September 20, 2000, between Lycos, Inc., Lycos Virginia and Terra (the "Agreement") at the Exchange Effective Time (as defined Section 2.1 of this Plan of Share Exchange), Lycos Virginia shall become a wholly-owned subsidiary of Terra through the exchange of each outstanding share of common stock of Lycos Virginia for ordinary shares of Terra (such shares to be issued in the form of American Depositary Shares, except as otherwise provided in Section 2.1(a) of this Plan of Share Exchange) in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a statutory share exchange under Sections 13.1-717 and 13.1-722 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Exchange Effective Time, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

                                   ARTICLE II

                          MANNER OF EXCHANGING SHARES

     2.1 Exchange of Shares. Upon and by reason of the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission (the "Exchange Effective Time"):

          (a) each share of Lycos Virginia Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall be exchanged for that number of shares of Terra Capital Stock (as defined in the Agreement) determined by dividing (i) $97.55 by (ii) the average closing price (rounded to the nearest thousandth, or if there shall not be a nearest thousandth of a U.S. dollar, the next higher thousandth) of Terra Shares (the "Terra Average Price") on the Spanish Continuous Market Exchange (Systema de Interconexion Bursatil-Mercado Continuo) (the "SCME") for the ten full SCME trading days ending on the tenth SCME trading day prior to the Closing Date (excluding the Closing Date), each closing price expressed in U.S. dollars using the noon buying rate of Euros for U.S. dollars as of each day on which such average closing price is measured (such quotient, as it may be adjusted as provided herein, the "Exchange Ratio"); provided, however, that if the Terra Average Price is equal to or greater than $68.06, the Exchange Ratio shall be 1.433, and if the Terra Average Price is equal to or less than $45.37, the Exchange Ratio shall be 2.150. The Terra Shares to be issued in exchange for the shares of Lycos Virginia Common Stock exchanged hereunder shall be registered in the name of the Depositary by the Settlement and Clearing System and then delivered (x) in the form of American Depositary Shares representing Terra Shares ("Terra ADSs"), and such Terra ADSs shall be issued in accordance with the Depositary Agreement dated as of November 15, 1999, by and between Terra, Citibank, N.A., as depositary, and the holders of Terra ADSs (as such agreement may be amended to deposit the Terra Shares being issued pursuant hereto and to deliver the Terra ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Lycos (the "Depositary Agreement") or (y) if and to the extent elected by any holder in the manner provided in Section 3.2(b) of the Agreement, in the form of Terra Shares, in account entry form, rather than Terra ADSs. Following the Exchange Effective Time, each certificate previously representing any shares of Lycos Virginia Common Stock ("Lycos Virginia Common Certificate") exchanged for Terra Shares pursuant to this Section 2.1 shall cease to represent shares of Lycos Virginia Common Stock and shall thereafter represent only the right to receive (i) a receipt issued in accordance with the Depositary Agreement representing the number of whole Terra ADSs or such number of Terra Shares in account entry form and (ii) cash in lieu of fractional shares, in each case, for which the shares of Lycos Virginia Common Stock represented by such Lycos Virginia Common Certificate have been exchanged pursuant to this Section 2.1 and Section 2.3, respectively. Certificates previously representing shares of Lycos Virginia Common Stock shall be exchanged for receipts representing whole Terra ADSs or Terra Shares in account entry form and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Lycos Virginia Common Certificates in accordance with Section 2.3, without any interest thereon. If, prior to the Exchange Effective Time, the outstanding shares of Terra Capital Stock, Lycos Common Stock or Lycos Virginia Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of a merger, consolidation or other business combination, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide to the stockholders of Lycos the same economic effect, including any premiums, as contemplated by the Agreement prior to such event.

          (b) Shares of Lycos Virginia Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by Terra.

          (c) At the Exchange Effective Time, each option granted by Lycos Virginia to purchase shares of Lycos Virginia Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lycos Virginia Common Stock and shall be exchanged automatically for an option to purchase Terra ADSs in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Lycos Stock Plans (as defined in the Agreement) and the agreements evidencing grants thereunder):

             1. The number of Terra ADSs to be subject to the new option shall be equal to the product of the number of shares of Lycos Virginia Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Terra Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

             2. The exercise price per Terra ADS under the new option shall be equal to the exercise price per share of Lycos Virginia Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

             3. The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Lycos (or Lycos Virginia) shall be deemed to be references to Terra.

     2.2 Manner of Exchange. As promptly as practicable after the Exchange Effective Time, Terra shall cause the Exchange Agent (as defined in the Agreement) to send to each former stockholder of record of Lycos Virginia immediately prior to the Exchange Effective Time transmittal materials for use in exchanging such stockholder's certificates of Lycos Virginia Common Stock for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a Lycos Virginia shareholder shall be entitled to receive in exchange for such stockholder's shares of Lycos Virginia Common Stock, and any dividends paid on any shares of Terra Common Stock that such stockholder shall be entitled to receive prior to the delivery to the Exchange Agent of such stockholder's certificates representing all of such stockholder's shares of Lycos Virginia Common Stock, will be delivered to such stockholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to Terra and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

     2.3 No Fractional Shares. No certificates or scrip for fractional Terra ADSs or Terra Shares will be issued. In lieu thereof, Terra will pay the value of such fractional shares an amount of cash determined by multiplying (i) the Terra Average Price by (ii) the fraction of a Terra Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled to receive pursuant to Section 2.1 of this Plan of Share Exchange.

     2.4 Dividends. No dividend or other distribution payable to the holders of record of Terra Common Stock at or as of any time after the Exchange Effective Time shall be paid to the holder of any certificate representing shares of Lycos Virginia Common Stock issued and outstanding at the Exchange Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Share Exchange, promptly after which time all such dividends or distributions shall be paid (without interest).

                                  ARTICLE III

                          MODIFICATIONS -- TERMINATION

     Subject to the limitations of Section 13.1-718 of the of the Virginia Stock Corporation Act, this Plan of Share Exchange may be amended, modified or abandoned at any time prior to the Exchange Effective Time by action of the Board of Directors of each of the parties hereto.

                                                                         ANNEX B

                                    PLAN OF
                                 MERGER BETWEEN
                                LYCOS, INC. AND
                              LYCOS VIRGINIA, INC.

                                   ARTICLE I

                              TERMS OF THE MERGER

     1.1 The Reincorporation Merger. Subject to the terms and conditions of the Amended and Restated Agreement and Plan of Reorganization (the "Agreement"), dated as of September 20, 2000, between Terra Networks, S.A. ("Terra"), Lycos, Inc. ("Lycos") and Lycos Virginia, Inc. ("Lycos Virginia"), Lycos shall merge (the "Reincorporation Merger") with and into Lycos Virginia. Lycos Virginia shall be the Surviving Corporation (the "Surviving Corporation") in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of Lycos shall cease.

     1.2 Articles of Incorporation. The Articles of Incorporation of Lycos Virginia immediately prior to the Reincorporation Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.3 Bylaws. The Bylaws of Lycos Virginia immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                                   ARTICLE II

                          MANNER OF CONVERTING SHARES

     2.1  Conversion of Shares.

     (a) Upon the Reincorporation Merger becoming effective pursuant to the issuance of a Certificate of Merger by the Virginia State Corporation Commission (the "Reincorporation Effective Time"), by virtue of the Reincorporation Merger and without any action on the part of Lycos, Lycos Virginia or any holder of common stock, par value $0.01 per share, of Lycos ("Lycos Common Stock"), (i) each share of Lycos Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Lycos Virginia ("Lycos Virginia Common Stock"), (ii) each share of Lycos Common Stock held in the treasury of Lycos immediately prior to the Reincorporation Effective Time shall be cancelled and
(iii) each share of Lycos Virginia Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

     (b) All shares of Lycos Common Stock converted into shares of Lycos Virginia Common Stock pursuant to Section 2.2(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares ("Lycos Common Certificate") shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Lycos Virginia Common Stock into which such shares of Lycos Common Stock represented by such Lycos Common Certificate have been converted pursuant to Section 2.2(a) (such certificates following the Reincorporation Merger, the "Lycos Virginia Common Certificates").

     (c) Lycos and Lycos Virginia shall take all requisite action such that, at the Reincorporation Effective Time, each option granted by Lycos to purchase shares of Lycos Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lycos Common Stock and shall be converted automatically into an option to purchase a number of shares of Lycos Virginia Common Stock equal to the number of shares of Lycos Common Stock subject to such option immediately prior to the Reincorporation Effective Time at an exercise price per share of Lycos Virginia Common Stock equal to the exercise price per share of Lycos Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Lycos Stock Plans (as defined in Section
4.2 of the Agreement) under which such options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of Lycos and Lycos). The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to Lycos shall be deemed to be references to Lycos Virginia. Notwithstanding anything to the contrary herein, each option granted by Lycos to a non-employee director prior to the Reincorporation Effective Time shall be fully vested, to the extent not already vested, as of the Reincorporation Effective Time.

                                  ARTICLE III

                          MODIFICATIONS -- TERMINATION

     Subject to the limitations of Section 13.1-718 of the Virginia Stock Corporation Act, this Plan of Merger may be amended, modified or abandoned at any time prior to the Reincorporation Effective Time by action of the Board of Directors of each of the parties hereto.

                                    ANNEX B

                 AMENDED AND RESTATED RIGHTS OFFERING AGREEMENT

AMENDED AND RESTATED RIGHTS OFFERING AGREEMENT, dated as of May 16, 2000 (this "AGREEMENT"), by and among Telefonica, S.A., a company organized under the laws of the Kingdom of Spain ("TELEFONICA"), Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("TERRA"), and Lycos, Inc., a Delaware corporation ('LYCOS").

                             W I T N E S S E T H :

     WHEREAS, Terra and Lycos have entered into an Agreement and Plan of Reorganization dated as of the date hereof, as the same may be amended from time to time, pursuant to which Lycos will become a wholly owned subsidiary of Terra (the "REORGANIZATION AGREEMENT"; capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Reorganization Agreement);

     WHEREAS, in connection with the Reorganization Agreement, Terra's Board of Directors (the "TERRA BOARD") has agreed to consummate a rights offering (the "RIGHTS OFFERING") of shares of common stock ("SUBSCRIPTION STOCK") equal to an aggregate value, including a par value plus premium to be paid in by the subscribers, of 2.2 billion Euros (the "SUBSCRIPTION AMOUNT");

     WHEREAS, Telefonica wishes to support Terra's business prospects and join other Terra shareholders in a common vision for Terra's success;

     WHEREAS, Telefonica, Terra and Lycos entered into a Rights Offering Agreement, dated as of the date hereof (the "ORIGINAL RIGHTS OFFERING AGREEMENT"), providing for the Rights Offering on the terms and subject to the conditions set forth therein;

     WHEREAS, Telefonica, Terra and Lycos desire to amend and restate the Original Rights Offering Agreement as provided in this Agreement and, upon satisfaction of the condition specified in Section 6(a), the Original Rights Offering Agreement will be so amended and restated;

     NOW THEREFORE, in consideration of the above-referenced recitals, and other good and valuable consideration, the receipt and adequacy of which is hereby conclusively acknowledged, the parties hereto intending to be legally bound, agree as follows:

     1.  Rights Offering.

     (a) As soon as reasonably practicable after the date of this Agreement, the Board of Directors of Terra will call a meeting of the Terra shareholders ("TERRA SHAREHOLDERS") as soon as practicable to seek their approval to delegate to the Board of Directors the power to effectuate the Rights Offering in an amount equal to the Subscription Amount, in accordance with the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anonimas). The Terra Shareholders shall agree that necessary terms and conditions, including in order to permit Telefonica to subscribe to the shares of the Subscription Stock in accordance with Section 2 below, shall be determined by the Board of Directors or the Delegated Committee of the Board of Directors (the "COMMITTEE") at a meeting of such Board or Committee to be held in order to carry out the Rights Offering. The per share subscription price shall be the closing price per share of the Terra Capital Stock on the Spanish Continuous Market Exchange (Systema de Interconexion Bursatil-Mercado Continuo) ("SCME") on May 16, 2000. The Rights Offering shall be effective, available for subscription, completed and the proceeds therefrom received by Terra at least two full SCME trading days prior to the period during which the Terra Average Price is to be calculated pursuant to the terms of the Reorganization Agreement.

     (b) As soon as practicable following the date of this Agreement, Terra shall (i) prepare and file with the CNMV a relevant fact disclosure (hecho relevante), (ii) prepare and arrange to have a prior notice to the CNMV outlining the proposed transaction (comunicacion previa) and have registered with and verified by the CNMV a prospectus (folleto), and (iii) prepare and file with the U.S.

Securities and Exchange Commission a registration statement on Form F-1 (the "Registration Statement"), if necessary, relating to the Rights Offering. Terra shall use its reasonable best efforts to have such prospectus registered, and the Registration Statement, if required, filed with and declared effective, by the relevant securities authorities as promptly as practicable after such filings. Terra shall also use its reasonable best efforts to (i) obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Rights Offering, (ii) make the filings with and obtain the authorization of the listing of Terra Shares on the Spanish Stock Exchange and the verification by the NSEC and the Managing Companies of the Spanish Stock Exchanges and (iii) make the filing with and obtain the approval of the Nasdaq National Market to authorize the quotation of the ADSs.

     2.  Telefonica Commitment.

     Subject to the terms and conditions of this Agreement, Telefonica agrees that it shall subscribe for all of the shares of the Subscription Stock not subscribed for by other shareholders of Terra in the Rights Offering; provided, however, that in no event shall Telefonica be required to subscribe for in excess of the entire Subscription Amount in connection with the Rights Offering.

     3. Voting of Terra Shares. Telefonica agrees that it shall vote all of its Terra Shares, which Telefonica represents to constitute approximately 66.6% of the outstanding Terra Shares (all such shares, as they may be adjusted as a result of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of Terra, as well as any Terra Shares acquired after the date hereof and prior to the meeting at which a vote of the Terra Shareholders is held in respect of matters contemplated hereby or by the Reorganization Agreement, the "SUBJECT SHARES"), in favor of the matters to be voted upon by the holders of Terra Shares pursuant to the transaction contemplated hereby and by the Reorganization Agreement. Telefonica agrees that it shall vote all such Terra Shares against any matter upon which the Terra Shareholders are asked to vote involving any amendment of the Terra Articles or the Terra By-Laws or any proposals or transactions involving Terra or its Subsidiaries that, in any such case, would prevent or materially delay consummation of the transactions contemplated hereby or by the Reorganization Agreement or change in any manner the voting rights of any class of capital stock of Terra.

     4. Purchase and Sale of Subject Shares. Telefonica and Terra each hereby agrees that it will not, and that it shall use its reasonable best efforts to cause its "affiliates" and "associates" (as such terms are defined under Rule 12b-2 promulgated under the Exchange Act) not to, purchase or agree to purchase any additional Terra Shares, any securities convertible into or exchangeable for Terra Shares or any options, warrants or other rights to acquire Terra Shares during the period during which the Terra Average Price is to be calculated pursuant to the terms of the Reorganization Agreement and that it will not, during such period, publicly announce any intention to purchase any Terra Shares (other than pursuant to the Rights Offering). Telefonica further agrees that it shall not sell, transfer, pledge, assign or otherwise dispose of (collectively, "Transfer") or enter into any contract, option or other arrangement with respect to the Transfer of, or the creation or offer of any derivative security in respect of, the Subject Shares to any person or commit or agree, or announce an intention to, take any of the foregoing actions.

     5. Representations and Warranties. Telefonica represents and warrants (with respect to the representations and warranties regarding Telefonica only) to Lycos, Terra represents and warrants (with respect to the representations and warranties regarding Terra only) to Lycos and Lycos represents and warrants (with respect to the representations and warranties regarding Lycos only) to Telefonica and Terra, each as of the date hereof:

          (a) It has full corporate power and authority to execute and deliver this Agreement and the Reorganization Agreement (if it is a party thereto) and has full corporate power and authority to consummate the transactions contemplated hereby and thereby (if it is a party thereto); the execution and delivery of this Agreement and the Reorganization Agreement (if it is a party thereto) and the consummation of the transactions contemplated hereby and thereby (if it is a party thereto) have been duly and validly approved by its Board of Directors (or, in the case of Telefonica, the Chairman of the Board of Telefonica under the authorization granted by the Executive Committee of the Board of Telefonica); this Agreement and the Reorganization Agreement (if it is a party thereto) has been duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes valid and binding obligation(s) of it, enforceable against it in accordance with its (or their) terms; neither the execution and delivery of this Agreement or the Reorganization Agreement (if it is a party thereto) by it nor the consummation by it of the transactions contemplated hereby or thereby (if it is a party thereto), nor compliance by it with any of the terms or provisions hereof, will violate any provision of its certificate of incorporation, articles of incorporation, by-laws or other similar documents or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it or any of its properties or assets; and no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality ("GOVERNMENTAL AUTHORITY"), or of or with any third party, are necessary in connection with the execution and delivery by it of this Agreement or the Reorganization Agreement (if it is a party thereto) and the consummation by it of the transactions contemplated hereby or thereby (if it is a party thereto) and compliance by it with any of the provisions hereof or thereof (if it is a party thereto), other than those the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the transactions contemplated hereby and other than the approvals, filings, notices and registrations referred to in
     Section 1 and in the Reorganization Agreement.

          (b) Telefonica represents and warrants to Lycos that Telefonica owns, directly or indirectly, all of the Subject Shares, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever. Telefonica represents and warrants to Lycos that Telefonica does not own (of record or beneficially) any options, warrants, rights or other similar instruments to acquire any capital stock or other voting securities of Terra. Telefonica has the sole right to vote and Transfer the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restrictions with respect to the voting or Transfer of the Subject Shares, except pursuant to this Agreement. Telefonica hereby agrees that at all times prior to and including the date of Terra Shareholder Meeting, it shall continue to own and have the right to vote no less than the number and kind of Terra Shares held as of the date hereof. To the extent inconsistent with the provisions of this Agreement, Telefonica hereby represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that it hereby revokes any and all previous proxies given by it with respect to the Subject Shares or any other voting securities of Terra. Telefonica hereby agrees that it shall not, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares or any other voting securities of Terra with respect to any matter that would prevent or materially delay Telefonica from complying with its obligations set forth in this Agreement. The parties understand and agree that the representations and warranties contained in this Section 5(b) regarding the Subject Shares do not relate to any Subject Shares acquired after the date hereof.

     6.  General Provisions.

     (a) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. Upon execution of this Agreement by each of the parties hereto (it being understood that all parties need not sign the same counterpart) and the delivery by each party of a counterpart executed by it to each other party hereto, the Original Rights Offering Agreement shall, without any further action by any of the parties thereto, be automatically amended and restated to read as this Agreement reads.

     (b) This Agreement, together with the Reorganization Agreement (if a party thereto) (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (c) This Agreement shall be governed and construed in accordance with the laws of the Kingdom of Spain, without regard to any applicable conflicts of law principles.

     (d) Except as otherwise required by applicable law or the rules of the NASDAQ and Spanish Stock Exchange authorities (in which cases the party proposing to make any disclosure shall provide reasonable notice to the other party prior to making the proposed disclosure), none of the parties shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Terra and Telefonica, in the case of a proposed announcement or statement by Lycos, or Lycos, in the case of a proposed announcement or statement by Terra or Telefonica, which consent shall not be unreasonably withheld.

     (e) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Lycos and Telefonica. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (f) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise, and in the case of any individual party hereto any trustee, executor, heir, legatee or personal representative succeeding to the ownership of the Subject Shares or other securities subject to this Agreement. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (g) If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     (h) The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

     (j) Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (k) Each of Telefonica, Terra and Lycos irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Delaware state court or Federal court sitting in the State of Delaware, and each of Telefonica and Lycos hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or Federal court sitting in the State of Delaware. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 6(k). Each of Telefonica, Terra and Lycos hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 6(k), (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     (l) Telefonica hereby appoints National Registered Agents, Inc., with offices on the date hereof at 9 East Loockerman Street in the City of Dover, County of Kent, State of Delaware, and with offices on the date hereof at 440 Ninth Avenue, Fifth Floor, in the City of New York, County of New York, State of New York, as its authorized agent (the "AUTHORIZED AGENT"), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement that may be instituted in any court described in Section 6(k). Telefonica agrees to take any and all reasonable action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Telefonica agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon Telefonica.

     (m) Subject to the terms and conditions of this Agreement, the parties hereto each agree to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of transactions contemplated hereby and by the Reorganization Agreement (if a party thereto) including, without limitation, using its reasonable best efforts to obtain (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority (as defined in Section 5(a)) and any other third party that is required to be obtained by any of the parties hereto in connection with the transactions contemplated by this Agreement and by the Reorganization Agreement (if a party thereto).

     (n) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Lycos, to:

               Lycos, Inc.
               400-2 Totten Pond Road
               Waltham, MA 02451-2000
               Facsimile No.: 781-370-2600
               Attn.: Edward M. Philip

          With a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Facsimile No.: 212-474-3700
               Attn: Faiza J. Saeed, Esq.

          and

          if to Terra, to:

               Terra Networks, S.A.
               Via de las Dos Castillas
               33, Complejo Atica, Edeficial
               Pozuelo de Alarcon
               28223 Madrid
               Spain
               Facsimile No.: 011-34-91-452-3144
               Attention: Antonio de Esteban

        With a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Facsimile: 212-450-4800
          Attention: Diane G. Kerr, Esq.

        and a copy to:

          Greenberg Traurig, LLP
          The MetLife Building
          200 Park Avenue
          New York, NY 10166
          Facsimile No.: (212) 801-6400
          Attn: Clifford E. Neimeth, Esq.

     (o) It is a condition precedent to the effectiveness of this Agreement that the Reorganization Agreement shall have been executed and delivered by each of the parties thereto and be in full force and effect. In the event the Reorganization Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          TELEFONICA, S.A.

                                          By: /s/ DIEGO LOZANO ROMERAL
                                            ------------------------------------
                                          Name:  Diego Lozano Romeral
                                          Title:     Vice Secretary General

                                          TERRA NETWORKS, S.A.

                                          By: /s/ ABEL LINARES PALACIOS
                                            ------------------------------------
                                          Name:  Abel Linares Palacios
                                          Title:    Chief Executive Officer

                                          LYCOS, INC.

                                          By: /s/ EDWARD M. PHILIP
                                            ------------------------------------
                                          Name: Edward M. Philip
                                          Title:   Chief Operating Officer,
                                                   Chief Financial Officer
                                                   and Secretary

                                    ANNEX C

                                      LOGO

May 16, 2000

Board of Directors
Lycos, Inc.
400-2 Totten Pond Road
Waltham, Massachusetts 02451-2000

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of Lycos, Inc. ("Lycos") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Reorganization, dated as of May 16, 2000 (the "Agreement"), by and between Terra Networks, S.A. ("Terra") and Lycos. The Agreement provides for, among other things, (i) the merger (the "Reincorporation Merger") of Lycos with and into a newly formed, wholly owned subsidiary of Lycos incorporated in Virginia ("Lycos Virginia"), pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Lycos ("Lycos Common Stock") will be converted into one share of the common stock, par value $0.01 per share, of Lycos Virginia ("Lycos Virginia Common Stock") and (ii) immediately following the Reincorporation Merger, the exchange (the "Share Exchange" and, together with the Reincorporation Merger, the "Reorganization") of each outstanding share of Lycos Virginia Common Stock for that number of the ordinary shares, par value 2 Euros per share, of Terra ("Terra Ordinary Shares") (such Terra Ordinary Shares to be delivered in the form of American depositary shares representing Terra Ordinary Shares ("Terra ADSs" and, together with the Terra Ordinary Shares, "Terra Shares"), unless the holder of Lycos Virginia Common Stock elects to receive Terra Ordinary Shares) determined by dividing (a) $97.55 by (b) the average closing price of the Terra Ordinary Shares (the "Terra Average Price") on the Continuous Market Exchange (the "SCME") for the ten full SCME trading days ending on the tenth SCME trading day prior to the closing date of the Reorganization (the number of Terra Ordinary Shares for which each share of Lycos Virginia Common Stock will be so exchanged in the Share Exchange, the "Exchange Ratio"); provided, that if the Terra Average Price is equal to or greater than $68.06, the Exchange Ratio will be 1.433, and if the Terra Average Price is equal to or less than $45.37, the Exchange Ratio will be 2.150.

In arriving at our opinion, we have reviewed the Agreement and certain related documents, and certain publicly available business and financial information relating to Lycos and Terra. We have also reviewed certain other information relating to Lycos and Terra provided to or discussed with us by Lycos and Terra, as well as publicly available financial forecasts for Lycos and Terra discussed with us by Lycos and Terra, and have met with the managements of Lycos and Terra to discuss the businesses and prospects of Lycos and Terra. We have also considered certain financial and stock market data of Lycos and Terra, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of Lycos and Terra, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have reviewed and discussed with the managements of Lycos and Terra publicly available financial forecasts relating to Lycos and Terra and have been advised, and have assumed, that such forecasts represent reasonable estimates and judgments as to the future financial performance of Lycos

Board of Directors
Lycos, Inc.
May 16, 2000
Page 2

and Terra. In addition, we have relied upon, without independent verification, the assessment of the managements of Lycos and Terra as to Terra's existing technology and products and the validity of, and risks associated with, Terra's future technology and products. We also have assumed, with your consent, that
(i) prior to the consummation of the Reorganization, Terra will complete, and receive the proceeds from, a rights offering in respect of Terra Ordinary Shares for aggregate value of 2.2 billion Euros, in accordance with the terms of the Rights Offering Agreement, dated as of May 16, 2000, by and among Telefonica S.A., the holder of approximately 70% of the Terra Ordinary Shares ("Telefonica"), Terra and Lycos and (ii) Bertelsmann AG ("Bertelsmann") will purchase certain products and services from Terra for $1.0 billion in the aggregate over a five-year period following the consummation of the Reorganization, in accordance with the terms described to us by representatives of Lycos. We further have assumed that the Reorganization will be treated as a tax-free reorganization for United States federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lycos or Terra, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Terra Ordinary Shares or Terra ADSs actually will be when issued to Lycos' stockholders pursuant to the Share Exchange or the prices at which Terra Shares will trade subsequent to the Reorganization. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Lycos.

We have acted as financial advisor to Lycos in connection with the Reorganization and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Reorganization. In the past, we and our affiliates have provided financial services to Lycos and Telefonica, and are currently providing financial services to Lycos, unrelated to the proposed Reorganization, for which services we have received and will receive compensation. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of Lycos, Terra, Telefonica and Bertelsmann for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Lycos in connection with its consideration of the Reorganization and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the proposed Reorganization.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Lycos Common Stock.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                   SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF TERRA NETWORKS AND LYCOS

DIRECTORS AND EXECUTIVE OFFICERS OF TERRA NETWORKS

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Terra Networks and certain other information are set forth below. Unless otherwise indicated below, the address of each director and executive officer is Via de los Dos Castillas, 33, Complejo Atica Edificio 1, Pozuelo de Alarcon, 28223 Madrid, Spain. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with us. Unless otherwise indicated in the footnotes, all directors listed below are citizens of Spain.

DIRECTORS

                                       BOARD    CURRENT    CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION
                                       MEMBER    TERM              OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                   SINCE    EXPIRES               HELD DURING PAST FIVE YEARS
----                                   ------   -------    -------------------------------------------------
Joaquim Agut Bonsfills...............   2000     2005      Executive Chairman of our Board of Directors.
                                                           From 1997 to August 2000, Mr. Agut served as
                                                           president and chief executive officer of GE Power
                                                           Controls. Prior to that time, he served as vice
                                                           president and general manager of marketing and
                                                           sales of GE Power Controls. Mr. Agut was also the
                                                           GE national executive for Spain and Portugal and
                                                           chairman of the Pan European GE Quality Council.
                                                           In December 1999, he was named leader of the
                                                           European Corporate Executive Council of General
                                                           Electric, becoming General Electric's first
                                                           executive in Europe.
Cesar Alierta Izuel..................   1999     2004      Director. On July 26, 2000, Mr. Alierta was named
                                                           chairman of the board of directors of Telefonica,
                                                           S.A. Mr. Alierta has served as president of
                                                           Altadis, S.A. since its inception. He has also
                                                           served as general manager of capital markets for
                                                           Banco Urquijo, a director of the Madrid Stock
                                                           Exchange and president of the Spanish Institute
                                                           of Financial Analysts. Mr. Alierta also serves on
                                                           the board of directors of Telefonica
                                                           Internacional, S.A.
Alberto Cortina de Alcocer...........   1999     2004      Director. Since 1997, Mr. Cortina has served as
                                                           chief executive officer of Banco Zaragozano. He
                                                           also serves on the board of directors of
                                                           Telefonica, S.A., Telefonica Internacional, S.A.,
                                                           Telefonica Publicidad e Informacion, S.A., A.C.
                                                           Hoteles and Autopista Vasco-Aragonesa C.E.A.
Alejandro Junco de la Vega
  Elizondo(1)........................   2000     2005      Director. Mr. Junco de la Vega is Director of the
                                                           internet division of Grupo Reforma. From
                                                           1997-1999 he served in the executive development
                                                           program of CEMEX (Cementos Mexicanos).

                                  Schedule I-1

                                       BOARD    CURRENT    CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION
                                       MEMBER    TERM              OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                   SINCE    EXPIRES               HELD DURING PAST FIVE YEARS
----                                   ------   -------    -------------------------------------------------
Francisco Moreno de Alboran y de
  Vierna.............................   1999     2004      Director. From 1973 until the present, Mr. Moreno
                                                           served in various positions at McKinsey & Co.,
                                                           and served as president of McKinsey's Spanish
                                                           organization and on its board of directors. Mr.
                                                           Moreno is also a member of the board of directors
                                                           of Circulo de Empresarios.
Abel Linares Palacios................   2000     2005      Chief Executive Officer. From 1998 to 1999, Mr.
                                                           Linares served as executive vice president of
                                                           Telefonica Internacional USA, and during 1999 he
                                                           served as chief executive officer of Telefonica
                                                           Publicidad e Informacion. He has also held other
                                                           positions within the Telefonica group, including
                                                           president of Telefonica El Salvador, chief
                                                           executive officer of Telefonica Central America
                                                           and senior director of sales and customer
                                                           services at Telefonica, S.A.
Nelson P. Sirotsky...................   1999     2004      Director. From 1985 to the present, he has served
                                                           as chief executive officer of Grupo RBS. Since
                                                           1993 he has served on the boards of directors of
                                                           Televisao Gaucha S.A. and RBS Participacoes S.A.,
                                                           and since 1995 he has served on the board of
                                                           directors of Zero Hora Editora Jornalistica, S.A.
                                                           and Radio Gaucha S.A.
Bert C. Roberts, Jr..................   2000     2005      Director. Mr. Roberts also serves as chairman of
                                                           the board of directors of WorldCom. Mr. Roberts
                                                           was a director of MCI until the merger of MCI and
                                                           Worldcom in 1998. From 1992 until the merger, Mr.
                                                           Roberts served as chairman of the board of
                                                           directors of MCI. Mr. Roberts was chief executive
                                                           officer of MCI from December 1991 to November
                                                           1996. Mr. Roberts is also a director of
                                                           Telefonica, S.A., The News Corporation
                                                           Limited,Valence Technology, Inc. and CAPCure.
John de Mol..........................   2000     2005      Director. Since 1998 Mr. De Mol has served as the
                                                           chairman of the executive board of Endemol
                                                           Entertainment. He formed John De Mol Productions
                                                           in 1979, which merged in 1994 with Joop van den
                                                           Ende Productions to create Endemol Entertainment.

                                  Schedule I-2

                                       BOARD    CURRENT    CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION
                                       MEMBER    TERM              OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                   SINCE    EXPIRES               HELD DURING PAST FIVE YEARS
----                                   ------   -------    -------------------------------------------------
Jose Maria Mas Millet................   1999     2004      Director. From 1997 until the present, Mr. Mas
                                                           has served as secretary of Telefonica, S.A. and
                                                           as secretary of its board of directors. Prior to
                                                           1997, Mr. Mas practiced law in Spain. Since 1996,
                                                           he has served on the board of directors of Caja
                                                           de Ahorros de Valencia, Castellon y Alicante.

---------------
(1)  Mexican citizen.

EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

                                        CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION   EXECUTIVE
                                                OR EMPLOYMENT; MATERIAL POSITIONS            OFFICER
NAME                                               HELD DURING PAST FIVE YEARS                SINCE
----                                    -------------------------------------------------   ---------
Abel Linares Palacios(1)
Juan Antonio Garcia-Urgeles                                                                   2000
  Capdevilla.........................  Chief Operating Officer. Mr. Garcia-Urgeles has
                                       served in different positions at Microsoft Iberica,
                                       among them as technical director for 5 years,
                                       marketing director for 4 years and corporate
                                       customer division general manager since 1999.
Antonio de Esteban Quintana..........  Chief Financial Officer. From 1998 until 1999, Mr.     1999
                                       de Esteban served as director of sales for Spain
                                       and Portugal for Barclays Capital. From 1993 until
                                       1998, he served as director of sales for
                                       derivatives products at Bankers Trust International
                                       PLC, where he was named managing director in 1997.
Antonio Botas........................  Chief Marketing Officer. From 1997 until September     1999
                                       of 1999 Mr. Botas served as director and general
                                       manager of DoubleClick Iberoamerica. From 1995
                                       until 1997 Mr. Botas served in a number of
                                       executive positions at Telefonica Publicidad e
                                       Informacion S.A. including director of marketing.
                                       From 1994 through 1995 Mr. Botas served as director
                                       of research and communication of the Royal Life
                                       Insurance Company.
Luis Velo Puig-Duran.................  E-Commerce General Manager. During the last five       2000
                                       years Mr. Velo has developed his professional
                                       carrier within the Antena 3 TV Group, a leading
                                       Spanish private TV channel, first as General
                                       Manager of Antena 3 Directo (Direct TV Sales
                                       Company) and later as general manager of Antena 3
                                       Iniciativas Comerciales.

                                  Schedule I-3

                                        CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION   EXECUTIVE
                                                OR EMPLOYMENT; MATERIAL POSITIONS            OFFICER
NAME                                               HELD DURING PAST FIVE YEARS                SINCE
----                                    -------------------------------------------------   ---------
Cristina Lamana......................  General Counsel. Ms. Lamana has practiced law in       1999
                                       her own private practice and at the international
                                       law firm of Baker & McKenzie. She has also served
                                       as general counsel for several multinational
                                       companies, including INDRA, S.A. from 1988 to 1992,
                                       the Ericsson group in Spain and Latin America from
                                       1992 to 1998 and the Terra Networks group since
                                       1999.
Carmen Casares.......................  Head of Human Resources and General Services. Mrs.     1999
                                       Casares has served in different positions at the
                                       Telefonica group, among them as head of human
                                       resources for Telefonica de Espana for 10 years and
                                       sales director for small office/home office and
                                       residential for two years.
Raul de la Cruz......................  Corporate Sales Director. Mr. de la Cruz served as     1999
                                       sales director at Double Click Iberoamerica from
                                       1997 to 1999, digital communications director at
                                       Clak Comunicaciones Integradas from 1996 to 1997
                                       and in different positions at Ruiz Nicoli from 1995
                                       to 1996.
Ramon Ros............................  Business Development and M&A Director. From 1991 to    1999
                                       1992, Mr. Ros served in various positions at
                                       Banesto, including as portfolio manager and
                                       assistant director of the projects department.
                                       During 1993, Mr. Ros served as an assistant
                                       director at Sanofi Beaute -- Elf Aquitane Group.
                                       From 1993 to 1994, Mr. Ros served as assistant
                                       director to the investment products group at
                                       Banesto. From 1994 to 1999, Mr. Ros served as
                                       assistant director at Corporacion Industrial y
                                       Financiera de Banesto.
Rafael Bonnelly......................  Content Director. From 1997 to 1999, Mr. Bonnelly      1999
                                       served as vice-president of international business
                                       development at Total Sports, Inc. From 1992 to
                                       1994, Mr. Bonnelly served as president and
                                       publisher at Inter-American Media Corp.
Laura Abasolo........................  Planning Director and Controller. Mrs. Abasolo         1999
                                       served at Goldman Sachs & Co. for four years in its
                                       M&A Department and at Middle Bank in its risk
                                       management department during 1994.
Julian de Cabo Moreno................  General Manager in Spain. From 1998 until 1999, Mr.    2000
                                       De Cabo was vice president of e-commerce Spanish
                                       Association, and from 1994 until 1998, he served in
                                       various executive positions for companies in
                                       different industry sectors.
Silvia de Jesus......................  General manager of ZAZ. From 1996 until 1999,          1999
                                       Ms. de Jesus served as the chief executive officer
                                       of Nutec Informatica S.A., and from 1994 until
                                       1996, served as the technology and communications
                                       director for Grupo RBS.

                                  Schedule I-4

                                        CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION   EXECUTIVE
                                                OR EMPLOYMENT; MATERIAL POSITIONS            OFFICER
NAME                                               HELD DURING PAST FIVE YEARS                SINCE
----                                    -------------------------------------------------   ---------
Ines Maria Leopoldo..................  General manager in Argentina. From 1997 until 1999,    1999
                                       Ms. Leopoldo served as systems and new media
                                       manager of S.A. La Nacion, a national Argentine
                                       newspaper. From 1993 until 1997, she served as
                                       director of business development for Telecom
                                       Argentina. Ms. Leopoldo served on the board of
                                       directors of Portfolio Personal S.A., the majority
                                       shareholder of S.A. La Nacion, in 1999.
Arturo Galvan........................  General manager of Infosel. From 1988 until 1999,      1999
                                       Mr. Galvan served as chief executive officer of
                                       Informacion Selectiva, S.A. de C.V. (Infosel).
Rainer Spitzer.......................  General manager in Peru. From 1998 until 1999, Mr.     1999
                                       Spitzer served in various management positions for
                                       companies in the Telefonica group. From 1994 until
                                       1998, he served in various management positions for
                                       Cantec, a telecommunications company, and served on
                                       its board of directors from 1997 until 1998.
Jorge Martina Aste...................  General manager of CTC Internet. From 1998 until       1999
                                       1999, Mr. Martina served as chief executive officer
                                       of CTC Internet, S.A. From 1996 until 1998, he
                                       served in various positions, including chief
                                       executive officer of Metropolis -- Intercom, and
                                       from 1994 until 1995 served as chief financial
                                       officer for Intercom, S.A.
Rolando Rosito Solares...............  General manager in Guatemala. From 1996 until 1999,    1999
                                       Mr. Rosito served in several executive positions at
                                       Infovia, S.A., including director of marketing and
                                       sales. From 1993 until 1996, Mr. Rosito served as
                                       general manager of Proteccion Electronica, S.A.
Manuel Bellod........................  United States General Manager. From 1989 until         2000
                                       early 2000 Mr. Bellod served in different positions
                                       at Bankers Trust Company and Donaldson Lufkin &
                                       Jenrette with a focus on Latin America and emerging
                                       markets.

---------------
(1)  See "-- Directors."

                                  Schedule I-5

DIRECTORS AND EXECUTIVE OFFICERS OF LYCOS

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Lycos and certain other information are set forth below. Unless otherwise indicated below, the address of each director and executive officer is 400-2 Totten Pond Road, Waltham, MA 02451. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Lycos. Unless otherwise indicated in the footnotes, all directors listed below are citizens of the United States.

DIRECTORS

                                       BOARD    CURRENT    CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION
                                       MEMBER    TERM              OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                   SINCE    EXPIRES               HELD DURING PAST FIVE YEARS
----                                   ------   -------    -------------------------------------------------
Robert J. Davis......................   1995     2002      Robert J. Davis has served as President and Chief
                                                           Executive Officer of the Company since its
                                                           inception in June 1995. From January 1993 to June
                                                           1995, Mr. Davis served as Vice President of Sales
                                                           at Cambex Corporation, a manufacturer of
                                                           computer-related products. From January 1982 to
                                                           January 1993, Mr. Davis was employed by Wang
                                                           Laboratories, a computer manufacturer, in various
                                                           sales and marketing positions, including Director
                                                           of United States Commercial Sales and Marketing
                                                           and Director of Worldwide Marketing. Mr. Davis
                                                           holds a Bachelor of Science degree, summa cum
                                                           laude, from Northeastern University and a Master
                                                           in Business Administration from Babson College.
                                                           Mr. Davis received an honorary Doctor of
                                                           Commercial Sciences degree from Bentley College
                                                           in May of 1999. Mr. Davis serves on the Board of
                                                           Directors of Boston College High School, The
                                                           Greater Boston Chamber of Commerce, The
                                                           Massachusetts Interactive Media Council and The
                                                           Man.com.

                                  Schedule I-6

                                       BOARD    CURRENT    CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION
                                       MEMBER    TERM              OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                   SINCE    EXPIRES               HELD DURING PAST FIVE YEARS
----                                   ------   -------    -------------------------------------------------
Daniel J. Nova.......................   1995     2000      Between 1996 and the present, Mr. Nova served as
                                                           a general partner of the general partner of
                                                           Highland Capital Partners II, III and IV Limited
                                                           Partnerships, a series venture capital
                                                           partnerships. Mr. Nova has also served as a
                                                           managing member of the general partner of
                                                           Highland Entrepreneurs' Fund III Limited
                                                           Partnership, a venture capital partnership. From
                                                           January 1995 to July 1996, Mr. Nova served as a
                                                           general partner of CMG@Ventures, L.P.
                                                           ("CMG@Ventures"), a venture capital firm and a
                                                           significant stockholder of Lycos, and as Vice
                                                           President of CMG@Ventures, Inc., the managing
                                                           general partner of CMG@Ventures. From June 1991
                                                           to January 1995, Mr. Nova was a senior associate
                                                           at Summit Partners, a venture capital firm. From
                                                           September 1989 to May 1991, Mr. Nova attended
                                                           Harvard Business School. From June 1983 to August
                                                           1989, Mr. Nova was employed by Wang Laboratories,
                                                           a computer manufacturer, in various sales and
                                                           management positions. Mr. Nova received a
                                                           Bachelor of Science degree with honors in
                                                           Computer Science and Marketing from Boston
                                                           College and a Master in Business Administration
                                                           from Harvard Business School. Mr. Nova serves on
                                                           the Board of Directors of Etoys.com, MapQuest,
                                                           AskJeeves, BeFree, Topico, RadioLan, Send.com and
                                                           Beliefnet.com
Richard H. Sabot.....................   1998     2001      From February 1998 until approximately October
                                                           1999, Mr. Sabot served as Executive Vice
                                                           President of Tripod, Inc., a wholly owned
                                                           subsidiary of Lycos, and has been with Tripod.
                                                           From its inception in 1994 until February 1998,
                                                           Mr. Sabot served as Chairman of Tripod, Inc. Mr.
                                                           Sabot is the John J. Gibson Professor of
                                                           Economics Emeritus at Williams College where he
                                                           has taught since 1984. Previous to his tenure at
                                                           Williams, Mr. Sabot spent ten years at the World
                                                           Bank researching the role of human capital
                                                           accumulation in the development process. Mr.
                                                           Sabot received an undergraduate degree from the
                                                           University of Pennsylvania and a Doctorate of
                                                           Philosophy in Economics from Oxford University in
                                                           England. Mr. Sabot also serves on the Board of
                                                           Directors of eZiba.com and Newforum, Inc.

                                  Schedule I-7

                                       BOARD    CURRENT    CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION
                                       MEMBER    TERM              OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                   SINCE    EXPIRES               HELD DURING PAST FIVE YEARS
----                                   ------   -------    -------------------------------------------------
Peter A. Lund........................   1999     2001      Mr. Lund currently serves as a media consultant
                                                           and is a private investor in a number of
                                                           companies. Mr. Lund was President and CEO of CBS
                                                           Corporation from October 1995 to June 1997.
                                                           Previously, Mr. Lund held a variety of senior
                                                           management positions at CBS, including President,
                                                           CBS Sports, President, CBS Television Network;
                                                           President, Multimedia Entertainment. Mr. Lund
                                                           serves as a director for GHS Inc. and the
                                                           University of St. Thomas.
John M. Connors......................   1996     2001      Mr. Connors is a founding partner, Chairman, and
                                                           CEO of Hill, Holiday, Connors, Cosmopolos, Inc.,
                                                           a leading full-service marketing communications
                                                           company. Hill, Holiday is a member of the
                                                           Interpublic Group of Companies which is traded on
                                                           the New York Stock Exchange. Mr. Connors is the
                                                           Chairman of the Board of Partners HealthCare
                                                           System, a member of the Board of Trustees of
                                                           Boston College and a member of the Board of
                                                           Directors of the John Hancock Mutual Life
                                                           Insurance Company, Geerlings and Wade, Inc. and
                                                           Saucony, Inc. He is past Chairman of the Board of
                                                           Directors of the Boys and Girls Clubs of Boston,
                                                           Belmont Hill School, the American Ireland Fund
                                                           and the Greater Boston Chamber of Commerce. Mr.
                                                           Connors is a graduate of Boston College.

EXECUTIVE OFFICERS

                                        CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION   EXECUTIVE
                                                OR EMPLOYMENT; MATERIAL POSITIONS            OFFICER
NAME                                               HELD DURING PAST FIVE YEARS                SINCE
----                                    -------------------------------------------------   ---------
Robert J. Davis(1)
Edward M. Philip.....................  Chief Financial Officer and Secretary of the         1995
                                       Company since December 1995 and Chief Operating
                                       Officer since December 1996. From July 1991 to
                                       December 1995, Mr. Philip was employed by The Walt
                                       Disney Company where he served in various finance
                                       positions, most recently as Vice President and
                                       Assistant Treasurer. From September 1989 to May
                                       1991, Mr. Philip attended Harvard Business School.
                                       From August 1987 to June 1989, Mr. Philip was an
                                       investment banker at Salomon Brothers Inc.

                                  Schedule I-8

                                        CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION   EXECUTIVE
                                                OR EMPLOYMENT; MATERIAL POSITIONS            OFFICER
NAME                                               HELD DURING PAST FIVE YEARS                SINCE
----                                    -------------------------------------------------   ---------
Ron A. Sege..........................  Executive Vice President Officer since January       1999
                                       1999. Mr. Sege is responsible for steering the
                                       development of the rapidly growing Lycos Network.
                                       Prior to joining Lycos, Mr. Sege worked for 3Com
                                       Corporation, most recently as senior vice president
                                       of one of three business units at 3Com, a company
                                       with approximately $6 billion in annual revenue and
                                       13,000 employees. Before joining 3Com, Mr. Sege
                                       worked for Rolm Corporation through its acquisition
                                       by IBM. Mr. Sege serves on various corporate and
                                       non-profit boards, including Artel Video Systems,
                                       the Massachusetts Telecommunications Council and
                                       Junior Achievement of New England.
David G. Peterson....................  Vice President of Advertising Sales of the Company   1996
                                       since December 1996. From 1985 to 1996, Mr.
                                       Peterson served in various sales positions at
                                       International Data Group ("IDG"), most recently as
                                       Associate Publisher of Computerworld, where he was
                                       responsible for all U.S. advertising sales
                                       operations and managed seven regional offices.
                                       Previously, Mr. Peterson also held such positions
                                       within IDG as Vice President of Eastern Advertising
                                       Sales, Regional Vice President of New England
                                       Advertising Sales and District Manager.
Thomas E. Guilfoile..................  Vice President of Finance and Administration since   1996
                                       December 1996 and previously served as Controller
                                       since February 1996. From July 1986 to January
                                       1996, Mr. Guilfoile was employed by Ernst & Young
                                       LLP, most recently as Senior Manager in the
                                       Entrepreneurial Services Group. While at Ernst and
                                       Young, Mr. Guilfoile provided both audit and
                                       consulting services to both privately held and
                                       publicly traded organizations, primarily in the
                                       high-tech area with a focus on companies in the
                                       information, communications and entertainment
                                       industries. Mr. Guilfoile is a member of the Board
                                       of Directors of AdOne LLC.
Jeffrey S. Bennett...................  Senior Vice President of Business and Corporate      1999
                                       Development since December 1999 and previously
                                       served as Vice President and General Manager of
                                       E-Commerce, Director of Business Development and
                                       Manager of Business Development since December
                                       1996. Mr. Bennett was formerly at Thomson Financial
                                       Services, DST Systems and Wang Laboratories.

                                  Schedule I-9

                                        CURRENT POSITION AND PRESENT PRINCIPAL OCCUPATION   EXECUTIVE
                                                OR EMPLOYMENT; MATERIAL POSITIONS            OFFICER
NAME                                               HELD DURING PAST FIVE YEARS                SINCE
----                                    -------------------------------------------------   ---------
John P. McMahon......................  Chief Human Resources Officer since August 1999.     1999
                                       Prior to joining Lycos, McMahon served as Vice
                                       President of Human Resources at Wang Global. Before
                                       joining Wang Global, McMahon served as Senior Vice
                                       President of Human Resources at Stream
                                       International and Stride Rite.

---------------
(1)  See "-- Directors."

                                  Schedule I-10

LOGO                                                                        LOGO

                                                                 SKU LYCIS-SM-00

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification under Terra Networks By-laws and Spanish Law. Under Spanish law our directors shall be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the articles, or ads carried out without the diligence with which they ought to perform their duties. No provision of our by-laws provides for the indemnification of the directors with respect to such liabilities.

     Terra Networks D&O Insurance. We maintain an insurance policy that protects our officers and the members of our Board of Directors from liabilities incurred as a result of actions taken in their official capacity.

ITEM 21.  EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1...  Agreement and Plan of Reorganization dated as of May 16,
         2000 by and between Terra Networks, S.A. and Lycos, Inc.*
 2.2...  Amended and Restated Agreement and Plan of Reorganization
         dated as of September 20, 2000 by and between Terra
         Networks, S.A. and Lycos, Inc. (included as Annex A to the proxy statement/prospectus which is part of this
         registration statement)
 2.3...  Rights Offering Agreement dated as of May 16, 2000 among
         Telefonica, S.A., Terra Networks, S.A. and Lycos, Inc.*
 2.4...  Amended and Restated Rights Offering Agreement dated as of
         May 16, 2000 among Telefonica, S.A., Terra Networks, S.A.
         and Lycos, Inc. (included as Annex B to the proxy
         statement/prospectus which is part of this registration
         statement)
 3.1...  Amended and Restated Articles of Association**
 3.2...  Amended and Restated Articles of Association (English
         translation)**
 4.1...  Deposit Agreement, dated November 15, 1999, among Terra
         Networks, Citibank, N.A. and all Holders and Beneficial
         Owners of American Depositary Shares evidenced by American
         Depositary Receipts issued thereunder.***
 5.1...  Opinion of Uria & Menendez, Spanish counsel to Terra
         Networks, regarding the validity of the Terra Networks
         shares
 5.2...  Opinion of Davis Polk & Wardwell, U.S. counsel to Terra
         Networks, regarding the validity of the Terra Networks ADSs
 8.1...  Opinion of Uria & Menendez with respect to certain Spanish tax matters
 8.2...  Opinion of Davis Polk & Wardwell with respect to certain
         U.S. federal tax matters
 8.3...  Opinion of Cravath, Swaine & Moore, U.S. counsel to Lycos,
         Inc., with respect to certain U.S. federal tax matters
10.1...  Strategic Alliance Memorandum of Understanding, dated as of
         May 16, 2000, by and among Bertelsmann AG, Telefonica S.A.,
         Terra Networks, S.A. and Lycos, Inc.**
10.2...  Strategic Alliance Memorandum of Understanding, dated as of
         May 16, 2000, by and among Bertelsmann AG, Terra Networks,
         S.A. and Lycos, Inc.**
10.3...  Letter of Understanding, dated as of May 16, 2000, between
         Terra Networks, S.A. and Bertelsmann AG.**
10.4...  Letter of Intent, dated as of May 16, 2000, between Terra
         Networks, S.A. and Bertelsmann AG.**
10.5...  Statement of Intent, dated as of January 4, 2000, between
         Argentaria, Caja Postal y Banco Hipotecario, S.A. and Terra
         Networks, S.A.**
10.6...  Statement of Intent, dated as of January 4, 2000, between
         Argentaria, Caja Postal y Banco Hipotecario, S.A. and Terra
         Networks, S.A. (English translation)**

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.7...  Letter of Intent, dated as of March 2000, by and among Wit
         Capital Group, Inc., Banco Bilbao Vizcaya Argentaria, S.A.,
         Terra Networks, S.A., ENBA PLC and the shareholders and
         optionholders listed therein.**
10.8...  Conversion, Termination and Release Agreement, dated as of
         April 30, 2000, by and among IDT Corporation, Terra
         Networks, S.A., Terra Networks USA, Inc., Terra Networks
         Access Services USA LLC and Terra Networks Interactive
         Services USA LLC.**
10.9...  Series B Convertible Preferred Stock Purchase Agreement,
         dated as of February 3, 2000, by and among Aremate.com,
         Inc., and Terra Networks USA, Inc.**
10.10..  Agreement for the Supply of Journalistic Content, dated as of April 20, 2000, between Terra Networks Brasil S.A.,
         Agencia Estado LTDA., S.A. "O Estado de S. Paulo", Radio
         Eldorado LTDA. and Terra Networks S.A.**
10.11..  Agreement for the Supply of Journalistic Content, dated as of April 20, 2000, between Terra Networks Brasil S.A.,
         Agencia Estado LTDA., S.A. "O Estado de S. Paulo", Radio
         Eldorado LTDA. and Terra Networks S.A. (English
         translation)**
21.1...  Subsidiaries of Terra Networks, S.A.**
23.1...  Consent of Arthur Andersen y Cia., S. Com. (for Terra
         Networks)*
23.2...  Consents of BDO Audiberia (relating to Telefonica Servicios
         y Contenidos por la Red, S.A.)*
23.3...  Consent of Price Waterhouse Auditores, S.A. (relating to
         Telefonica Servicios y Contenidos por la Red, S.A.)*
23.4...  Consent of KPMG LLP (for Lycos)*
23.5...  Consent of Uria & Menendez (included in Exhibit 8.1)
23.6...  Consent of Davis Polk & Wardwell (included in Exhibit 8.2)
23.7...  Consent of Cravath, Swaine & Moore (included in Exhibit 8.3)
23.8...  Consent of Credit Suisse First Boston Corporation.*
99.1...  Opinion of Credit Suisse First Boston Corporation (included as Annex C to the proxy statement/prospectus which is part of this registration statement)
99.2...  Form of Proxy of Lycos, Inc.*


---------------
  * Previously filed.

 ** Incorporated by reference to Terra Networks' annual report on Form 20-F filed with the Commission on June 30, 2000.

 *** Incorporated by reference to Terra Networks' Registration Statement No.
     333-11078 on Form F-6 filed with the Commission on November 1, 1999, as amended by Amendment No. 1 thereto filed with the Commission on December 16, 1999.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (ii) To arrange or provide for a facility in the United States for purposes of responding to such requests.

          (8) To file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain.

                                          TERRA NETWORKS, S.A.
                                          (Registrant)

                                          By: /s/ ANTONIO DE ESTEBAN
                                              QUINTANA
                                            ------------------------------------
                                              Name:  Antonio de Esteban Quintana
                                              Title:    Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----

           /s/ JOAQUIM AGUT BONSFILLS             Executive Chairman of the Board  September 19, 2000
------------------------------------------------  of Directors
            (Joaquim Agut Bonsfills)

*                                                 Chief Executive officer and      September 19, 2000
------------------------------------------------  Director
(Abel Linares Palacios)

*                                                 Chief Financial Officer          September 19, 2000
------------------------------------------------  (Principal Financial and
(Antonio de Esteban Quintana)                     Accounting Officer)

*                                                 Director                         September 19, 2000
------------------------------------------------
(Cesar Alierta Izuel)

*                                                 Director                         September 19, 2000
------------------------------------------------
(Alberto Cortina de Alcocer)

                                                  Director
------------------------------------------------
(Alejandro Junco de la Vega Elizondo)

*                                                 Director                         September 19, 2000
------------------------------------------------
(Francisco Moreno de Alboran)

*                                                 Director                         September 19, 2000
------------------------------------------------
(Nelson P. Sirotsky)

*                                                 Secretary and Director           September 19, 2000
------------------------------------------------
(Jose Maria Mas Millet)

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                                                  Director
------------------------------------------------
(Bert C. Roberts, Jr.)

                                                  Director
------------------------------------------------
(John de Mol)

*                                                 Authorized Representative of     September 19, 2000
------------------------------------------------  Terra Networks, S.A. in the
(Juan Rovira de Osso)                             United States

* By: /s/ CRISTINA LAMANA
------------------------------------------------
     Name:  Cristina Lamana
     Attorney-in-Fact for Form F-4 and
     amendments thereto

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Reorganization dated as of May 16,
          2000 by and between Terra Networks, S.A. and Lycos, Inc.*
 2.2      Amended and Restated Agreement and Plan of Reorganization
          dated as of September 20, 2000 by and between Terra
          Networks, S.A. and Lycos, Inc. (included as Annex A to the proxy statement/prospectus which is part of this
          registration statement)
 2.3      Rights Offering Agreement dated as of May 16, 2000 among
          Telefonica, S.A., Terra Networks, S.A. and Lycos, Inc.*
 2.4      Amended and Restated Rights Offering Agreement dated as of
          May 16, 2000 among Telefonica, S.A., Terra Networks, S.A.
          and Lycos, Inc. (included as Annex B to the proxy
          statement/prospectus which is part of this registration
          statement)
 3.1      Amended and Restated Articles of Association**
 3.2      Amended and Restated Articles of Association (English
          translation)**
 4.1      Deposit Agreement, dated November 15, 1999, among Terra
          Networks, Citibank, N.A. and all Holders of American
          Depositary Shares evidenced by American Depositary Receipts issued thereunder.***
 5.1      Opinion of Uria & Menendez, Spanish counsel to Terra
          Networks, regarding the validity of the Terra Networks
          shares
 5.2      Opinion of Davis Polk & Wardwell, U.S. counsel to Terra
          Networks, regarding the validity of the Terra Networks ADSs
 8.1      Opinion of Uria & Menendez with respect to certain Spanish tax matters
 8.2      Opinion of Davis Polk & Wardwell with respect to certain
          U.S. federal tax matters
 8.3      Opinion of Cravath, Swaine & Moore, U.S. counsel to Lycos,
          Inc., with respect to certain U.S. federal tax matters
10.1      Strategic Alliance Memorandum of Understanding, dated as of
          May 16, 2000, by and among Bertelsmann AG, Telefonica S.A.,
          Terra Networks, S.A. and Lycos, Inc.**
10.2      Strategic Alliance Memorandum of Understanding, dated as of
          May 16, 2000, by and among Bertelsmann AG, Terra Networks,
          S.A. and Lycos, Inc.**
10.3      Letter of Understanding, dated as of May 16, 2000, between
          Terra Networks, S.A. and Bertelsmann AG.**
10.4      Letter of Intent, dated as of May 16, 2000, between Terra
          Networks, S.A. and Bertelsmann AG.**
10.5      Statement of Intent, dated as of January 4, 2000, between
          Argentaria, Caja Postal y Banco Hipotecario, S.A. and Terra
          Networks, S.A.**
10.6      Statement of Intent, dated as of January 4, 2000, between
          Argentaria, Caja Postal y Banco Hipotecario, S.A. and Terra
          Networks, S.A. (English translation)**
10.7      Letter of Intent, dated as of March 2000, by and among Wit
          Capital Group, Inc., Banco Bilbao Vizcaya Argentaria, S.A.,
          Terra Networks, S.A., ENBA PLC and the shareholders and
          optionholders listed therein.**
10.8      Conversion, Termination and Release Agreement, dated as of
          April 30, 2000, by and among IDT Corporation, Terra
          Networks, S.A., Terra Networks USA, Inc., Terra Networks
          Access Services USA LLC and Terra Networks Interactive
          Services USA LLC.**
10.9      Series B Convertible Preferred Stock Purchase Agreement,
          dated as of February 3, 2000, by and among Aremate.com,
          Inc., and Terra Networks USA, Inc.**
10.10     Agreement for the Supply of Journalistic Content, dated as of April 20, 2000, between Terra Networks Brasil S.A.,
          Agencia Estado LTDA., S.A. "O Estado de S. Paulo", Radio
          Eldorado LTDA. and Terra Networks S.A.**
10.11     Agreement for the Supply of Journalistic Content, dated as of April 20, 2000, between Terra Networks Brasil S.A.,
          Agencia Estado LTDA., S.A. "O Estado de S. Paulo", Radio
          Eldorado LTDA. and Terra Networks S.A. (English
          translation)**
21.1      Subsidiaries of Terra Networks, S.A.**
23.1      Consent of Arthur Andersen y Cia., S. Com. (for Terra
          Networks)*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.2      Consents of BDO Audiberia (relating to Telefonica Servicios
          y Contenidos por la Red, S.A.)*
23.3      Consent of Price Waterhouse Auditores, S.A. (relating to
          Telefonica Servicios y Contenidos por la Red, S.A.)*
23.4...   Consent of KPMG LLP (for Lycos)*
23.5...   Consent of Uria & Menendez (included in Exhibit 8.1)
23.6...   Consent of Davis Polk & Wardwell (included in Exhibit 8.2)
23.7...   Consent of Cravath, Swaine & Moore (included in Exhibit 8.3)
23.8...   Consent of Credit Suisse First Boston Corporation.*
99.1...   Opinion of Credit Suisse First Boston Corporation (included as Annex C to the proxy statement/prospectus which is part of this registration statement)
99.2...   Form of Proxy of Lycos, Inc.*


---------------
 * Previously filed.

 ** Incorporated by reference to Terra Networks' annual report on Form 20-F filed with the Commission on June 30, 2000.

*** Incorporated by reference to Terra Networks' Registration Statement No.
    333-11078 on Form F-6 filed with the Commission on November 1, 1999, as amended by Amendment No. 1 thereto filed with the Commission on December 16, 1999.